AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 2015

Registration No. 333-206305

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4 to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Midatech Pharma PLC

(Exact name of registrant as specified in its charter)

England and Wales	2834	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

65 Innovation Drive

Milton Park

Abingdon, Oxfordshire, OX14 4RQ, United Kingdom

Tel: +44 (0)1235 841 575

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

Tel: (212) 894-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Mark Busch, Esq. James Herriott, Esq. K&L Gates LLP 47th Floor Charlotte, NC 28202 Telephone: (704) 353-3140 Facsimile: (704) 331-7440	Samuel P. Williams, Esq. Timothy W. Matthews, Esq. Jason S. McCaffrey, Esq. Brown Rudnick LLP One Financial Center Boston, MA 02111 Telephone: (617) 856-8200 Facsimile: (617) 856-8201

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION, DATED OCTOBER 16, 2015

8601 Six Forks Road, Suite 160

Raleigh, North Carolina 27615

(919) 872-5578

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Stockholders:

You are cordially invited to attend a special meeting of stockholders, referred to as the special meeting, of DARA BioSciences, Inc., referred to as DARA, to be held on Tuesday, December 2, 2015 at 10:00 a.m., local time, at DARA’s corporate headquarters at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615.

The Board of Directors of Midatech Pharma PLC, referred to as Midatech, a company organized under the laws of England and Wales, and DARA have each approved an agreement and plan of merger, or the merger agreement, pursuant to which (i) a wholly owned subsidiary of Midatech will merge with and into DARA, referred to as the merger, with DARA surviving the merger as the wholly owned subsidiary of Midatech, referred to as the surviving corporation, and (ii) immediately following the merger, Midatech will cause the surviving corporation to merge with and into a wholly owned subsidiary of Midatech, referred to as the secondary merger, with such subsidiary surviving.

At the special meeting holders of DARA’s common stock will be asked to vote on a proposal to adopt the merger agreement. Holders of DARA’s common stock will also be asked to approve on an advisory, non-binding basis, the compensation that may be paid or become payable to DARA’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, and to approve adjournments of the special meeting, if necessary, to permit further solicitation of proxies in favor of the foregoing proposals.

If the merger is completed, DARA common stockholders will have the right, with respect to each of their shares of DARA common stock, to receive, without interest (i) 0.272 Midatech ordinary shares, subject to adjustment in accordance with the terms of the merger agreement, referred to as the per share stock consideration, plus (ii) one contingent value right, which represents the right to receive contingent payments if specified milestones are achieved within agreed time periods, plus (iii) cash in lieu of fractional Midatech American Depositary Receipts. All Midatech ordinary shares will be delivered to the holders of DARA common stock in the form of American Depositary Receipts, each representing the right to receive two Midatech ordinary shares. Each share of DARA’s issued and outstanding preferred stock will be converted into the right to receive, without interest, $1,000 in cash, plus an amount equal to any declared but unpaid dividends.

Midatech’s ordinary shares trade on the AIM Market of the London Stock Exchange plc under the symbol “MTPH.” DARA’s common stock is traded on the NASDAQ Capital Market under the symbol “DARA.” On October 15, 2015, the closing price per each Midatech ordinary shares was £2.61 and the closing price per share of DARA common stock was $0.82. As of October 9, 2015, the last practicable trading day before the date of this proxy statement/prospectus for which exchange rate information was published by the Federal Reserve Bank of New York, the implied value of the per share stock consideration was $1.10 for each share of DARA common stock. The implied value of the per share stock consideration as of June 3, 2015, the last trading day before the day on which Midatech and DARA announced the execution of the merger agreement, was $1.22 per share of DARA common stock. Midatech intends for the American Depositary Receipts representing Midatech ordinary shares to be publicly traded in the United States and listed on The NASDAQ Stock Market LLC under the symbol “MTP” and quoted in United States dollars.

While Midatech is not currently a publicly traded company in the United States, it will be following the effectiveness of the Registration Statement on Form F-4 and issuance of American Depositary Receipts in connection with the consummation of the merger. Midatech will be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2013 and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

This is a prospectus of Midatech relating to its offering of ordinary shares of Midatech to DARA stockholders in connection with the proposed merger and a proxy statement of DARA. This document contains important information about Midatech, DARA, the merger and the conditions that must be satisfied before the merger can occur. DARA encourages you to read this entire proxy statement/prospectus carefully, including the merger agreement, which is included as Annex A, and the section discussing “Risk Factors” relating to the merger, the CVRs, the American Depositary Receipts, the combined company, Midatech and DARA beginning on page 35.

DARA’s Board of Directors has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, DARA and its stockholders. Accordingly, the Board of Directors of DARA unanimously recommends that holders of its common stock vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to DARA’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, and “FOR” the proposal to approve adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

As a holder of DARA common and preferred stock, you are entitled to exercise appraisal rights under the General Corporation Law of the State of Delaware, referred to as the DGCL, in connection with the merger if you take certain actions, meet certain conditions and fully comply with the requirements set forth under the DGCL, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See the “The Merger—Appraisal Rights” beginning on page 124. In addition, the text of the applicable appraisal rights provisions of Delaware law is included as Annex E to this proxy statement/prospectus.

Your vote is very important. DARA cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of DARA common stock entitled to vote at the special meeting. Holders of DARA’s preferred stock have no right to vote on any of the proposals. If you are a holder of DARA common stock, whether or not you expect to attend the special meeting in person, you are urged to submit your proxy as promptly as possible (1) through the Internet, (2) by telephone or (3) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with your voting instruction card. If you do not submit your proxy, do not instruct your broker how to vote your shares or do not vote in person at the special meeting, it will have the same effect as a vote against the adoption of the merger agreement.

On behalf of DARA’s Board of Directors, we thank you for your cooperation and continued support.

Sincerely,

David J. Drutz, M.D.

Executive Chairman

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the other transactions described in this proxy statement/prospectus, nor have any of them approved or disapproved of the issuance of Midatech ordinary shares to be issued in connection with the merger, or passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●], 2015 and is first being mailed, along with the attached proxy card, to stockholders of DARA on or about [●], 2015.

8601 Six Forks Road, Suite 160

Raleigh, North Carolina 27615

(919) 872-5578

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On December 2, 2015

To the Stockholders of DARA BioSciences, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of DARA BioSciences, Inc., a Delaware corporation, referred to as DARA, will be held on December 2, 2015 at 10:00 a.m. local time at DARA’s corporate headquarters at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, for the following purposes:

1.	Adoption of the Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 3, 2015, referred to as the merger agreement, by and among Midatech Pharma PLC, a public limited company organized under the laws of England and Wales, referred to as Midatech, Merlin Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Midatech, Duke Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Midatech, DARA and Shareholder Representative Services, LLC, a Colorado limited liability company, solely as representative of DARA stockholders, a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this notice.

2.	Advisory Vote on Certain Compensatory Arrangements. To consider and vote on a proposal to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to DARA’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, as described in the section entitled “The Merger—Golden Parachute Arrangements for DARA Named Executive Officers” beginning on page 123.

3.	Adjournment. A proposal to approve any adjournments of the special meeting, if necessary, to solicit additional proxies in order to approve the foregoing proposals.

The DARA Board of Directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of DARA and its stockholders. The DARA Board of Directors unanimously recommends that holders of its common stock vote “FOR” the adoption of the merger agreement, “FOR” the proposal to approve, on an advisory, non-binding basis, the compensation that may be paid or become payable to DARA’s named executive officers in connection with the merger, and the agreements and understandings pursuant to which such compensation may be paid or become payable, and “FOR” the proposal to approve adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Only holders of record of DARA’s common stock at the close of business on October 16, 2015 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. Your attention is directed to the proxy statement/prospectus accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the special meeting.

As a holder of DARA common and preferred stock, you are entitled to exercise appraisal rights under the General Corporation Law of the State of Delaware, referred to as the DGCL, in connection with the merger if you take certain actions, meet certain conditions and fully comply with the requirements set forth under the

DGCL, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See the “The Merger—Appraisal Rights” beginning on page 124. In addition, the text of the applicable appraisal rights provisions of Delaware law is included as Annex E to the proxy statement/prospectus.

SO THAT YOUR SHARES OF COMMON STOCK WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING, PLEASE SUBMIT A PROXY AS SOON AS POSSIBLE BY MAIL, BY TELEPHONE OR THROUGH THE INTERNET. INSTRUCTIONS ON THESE DIFFERENT WAYS TO SUBMIT YOUR PROXY ARE FOUND ON THE ENCLOSED PROXY FORM. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING. YOUR VOTE IS IMPORTANT, SO PLEASE VOTE YOUR SHARES OF COMMON STOCK AS SOON AS POSSIBLE.

By Order of the Board of Directors of DARA BioSciences, Inc.

/s/ Christopher Clement
Christopher Clement
President and Chief Executive Officer

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, referred to as the SEC, by Midatech Pharma PLC, referred to as Midatech, constitutes a prospectus of Midatech under Section 5 of the Securities Act of 1933, as amended, referred to as the Securities Act, with respect to the Midatech American Depositary Shares to be issued to stockholders of DARA BioSciences, Inc., referred to as DARA, pursuant to the merger. This proxy statement/prospectus also constitutes a proxy statement of DARA under Section 14(a) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting of DARA stockholders.

You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [●], 2015. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to DARA stockholders nor the issuance by Midatech of American Depositary Shares in connection with the merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Midatech has been provided by Midatech and information contained in this proxy statement/prospectus regarding DARA has been provided by DARA.

CURRENCIES

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “USD,” “US$” and “U.S. dollar” each refer to the United States dollar; and

•	“£,” “GBP,” “pence” and “p” each refer to the British pound sterling (or units thereof).

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Midatech relies on and refers to information and statistics regarding market shares in the sectors in which it competes and other industry data. Midatech obtained this information and statistics from third party sources, such as independent industry publications, government publications or reports by market research firms, which information Midatech has supplemented where necessary with information from various other third party sources, discussions with Midatech customers and its own internal estimates taking into account publicly available information about other industry participants and Midatech management’s best view as to information that is not publicly available.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents referred to in this proxy statement/prospectus, including the Agreement and Plan of Merger, dated as of June 3, 2015, a copy of which is attached as Annex A.

Q:	Why am I receiving this document?

A:	Midatech Pharma PLC, referred to as Midatech, and DARA BioSciences, Inc., referred to as DARA, have approved an Agreement and Plan of Merger dated as of June 3, 2015, referred to as the merger agreement, pursuant to which DARA will become a wholly owned subsidiary of Midatech, referred to as the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. In order to complete the merger, DARA stockholders must vote to adopt the merger agreement. DARA will hold a special meeting of its stockholders to obtain this approval. This proxy statement/prospectus contains important information about the merger, the merger agreement, the special meeting of DARA stockholders, and other related matters, and you should read it carefully. The enclosed voting materials for the special meeting allow you to vote your shares of DARA common stock without attending the special meeting in person.

The parties are delivering this proxy statement/prospectus to you as a proxy statement of DARA, a prospectus of Midatech and notice of appraisal rights. It is a proxy statement because DARA’s Board of Directors is soliciting proxies from its common stockholders to vote on the approval of (i) the adoption of the merger agreement; (ii) the approval, on an advisory, non-binding basis, of the compensatory arrangements between DARA and its named executive officers providing for compensation in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, referred to as the Potential Payments Under Compensation Arrangements; and (iii) the approval of adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals if there are insufficient votes to approve such proposals, and your proxy will be used at the special meeting or at any adjournment of the special meeting. This document is a prospectus because Midatech will issue Midatech ordinary shares to the DARA common stockholders in the merger (in the form of American Depositary Receipts), and this prospectus contains information about those ordinary shares of Midatech. In addition, this document also constitutes a notice of appraisal rights because holders of DARA common stock and preferred stock are entitled to appraisal rights, provided they follow the procedures under Delaware law necessary to demand and perfect such rights.

Q:	What will happen in the merger?

A:	In the merger, Merlin Acquisition Sub, Inc., referred to as Merger Sub, a wholly owned subsidiary of Midatech, will merge with and into DARA, with DARA continuing as the surviving corporation, referred to as the merger. DARA, as the surviving corporation in the merger, will be merged with and into Duke Acquisition Sub, Inc., referred to as Secondary Merger Sub, a wholly owned subsidiary of Midatech, with Secondary Merger Sub surviving and continuing as a wholly owned subsidiary of Midatech, referred to as the secondary merger. The merger and secondary merger are referred to, collectively, as the mergers. In connection with the secondary merger, the name of the surviving entity will be changed to “DARA BioSciences, Inc.” As a result of the merger, DARA will no longer be publicly traded.

Q:	What are the proposals on which I am being asked to vote?

A:	Holders of DARA common stock are being asked to vote on the following proposals: (i) the adoption of the merger agreement, referred to as the merger proposal, (ii) to approve, on an advisory, non-binding basis, the Potential Payments Under Compensation Arrangements proposal; and (iii) to approve the adjournment of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Q.	Does DARA’s Board of Directors recommend voting in favor of the proposals?

A.	Yes. After careful consideration, DARA’s Board of Directors has unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of DARA and its stockholders. As a result, DARA’s Board of Directors unanimously recommends that holders of its common stock vote “FOR” the merger proposal, “FOR” approval, on an advisory, non-binding basis, of the Potential Payments Under Compensation Arrangements proposal and “FOR” the proposal to approve adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Q.	What vote is required to approve the proposals?

A.	The merger agreement proposal must be approved by a majority of the outstanding shares of DARA common stock entitled to vote thereon. The Potential Payments Under Compensation Arrangements proposal must be approved by a majority of the votes cast by holders of DARA common stock. The proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies, must be approved by the affirmative vote of the majority of shares of DARA common stock present in person or represented by proxy at the special meeting and entitled to vote on the record date, regardless of whether a quorum is present.

The advisory, non-binding vote on the Potential Payments Under Compensation Arrangements is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, holders of DARA common stock may vote to adopt the merger agreement and vote not to approve the Potential Payments Under Compensation Arrangements and vice versa. In addition, because the vote on Potential Payments Under Compensation Arrangements is advisory in nature only, it will not be binding on DARA.

Q.	What will I receive in the merger?

A.	Common Stock. Other than excluded shares, as a result of the transaction, for each share of DARA common stock you own, you will receive, without interest, (i) 0.272 ordinary shares of Midatech, subject to adjustment in accordance with the terms of the merger agreement, referred to as the Per Share Stock Consideration, plus (ii) one contingent value right, referred to as CVRs, which represents the right to receive contingent payments if specified milestones are achieved within agreed time periods, subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement, in substantially the form included as Annex C to this proxy statement/prospectus, referred to as the CVR Agreement, to be entered into prior to the effective time of the merger, referred to as the Effective Time, by and among DARA, Shareholder Representative Services, LLC, solely as representative of the DARA stockholders, referred to as the Shareholder Representative, and a rights agent selected by Midatech with DARA’s approval, plus (iii) cash in lieu of fractional Midatech Depositary Shares (as defined herein). The CVR Agreement was approved by DARA’s Board of Directors in connection with its approval of the merger agreement. All Midatech ordinary shares to be issued in connection with the merger will be delivered to the holders of DARA common stock in the form of American Depositary Receipts, each representing the right to receive two Midatech ordinary shares, referred to as Midatech Depositary Shares. The Per Share Stock Consideration and one CVR, together with any cash to be paid in lieu of fractional shares of Midatech Depositary Shares to be issued, are referred to collectively as the Per Share Merger Consideration.

The merger agreement includes a collar provision under which the initial exchange ratio of 0.272 is subject to adjustment in the event the Exchange Ratio Market Value (as defined herein) determined one business day prior to closing of the merger, referred to as the Closing, is less than $1.08 or greater than $1.32. This ratio, as adjusted if necessary, is referred to as the Exchange Ratio. In such event, the Exchange Ratio shall be determined as follows: (i) if the Exchange Ratio Market Value is an amount less than $1.08, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.08 by the Exchange Ratio Market Value (subject to a maximum Exchange Ratio of 0.306) and (ii) if the Exchange Ratio Market Value is an

amount greater than $1.32, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.32 by the Exchange Ratio Market Value (subject to a minimum Exchange Ratio of 0.249). As used herein, Exchange Ratio Market Value means 0.272, the initial Exchange Ratio, multiplied by a figure that represents the average of the weighted average mid-market trading price of Midatech ordinary shares on the AIM Market of the London Stock Exchange plc, referred to as the AIM Market or AIM, (as calculated by Bloomberg Screen AQR) for each of the 15 trading days ending on the day which is the business day immediately prior to the Effective Time, and then translated into U.S. dollars using the Bank of England’s daily spot exchange rate for the day which is the business day immediately prior to the Effective Time.

As used herein, “excluded shares” mean all shares held by DARA as treasury stock or any shares held by Midatech, Merger Sub, Secondary Merger Sub or any wholly owned subsidiary of Midatech or DARA, which will be cancelled, and any shares authorized but unissued, and shares owned by DARA stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares.

Preferred Stock. At the Effective Time, each share (other than excluded shares) of DARA’s issued and outstanding Series A Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Series C-1 Convertible Preferred Stock will be converted into the right to receive, without interest, $1,000 in cash, plus an amount equal to any declared but unpaid dividends (if any).

Q.	What are the CVRs?

A.	The CVRs represent the non-transferable contractual right to receive a cash payment from Midatech of up to $0.27 per CVR, or $5.7 million in the aggregate. The contingent payments become payable to the rights agent, for deposit into a fund established by the rights agent for subsequent distribution to the holders of the CVRs, upon the achievement of the milestones as follows:

•	A payment will be made in 2017 if the following milestones are achieved:

•	CVR holders will receive $0.07 per CVR if Gross Sales (as defined below) of Oravig and Gelclair (two drugs licensed by DARA) equal or exceed $15.0 million but are less than $16.5 million, in the aggregate, for the fiscal year ending December 31, 2016;

•	$0.09 per CVR if Gross Sales of Gelclair and Oravig equal or exceed $16.5 million but are less than $18.0 million, in the aggregate, for the fiscal year ending December 31, 2016; or

•	or $0.11 per CVR if Gross Sales of Gelclair and Oravig equal or exceed $18.0 million, in the aggregate, for the fiscal year ending December 31, 2016; and

•	A payment will be made in 2018 if the following milestones are achieved:

•	CVR holders will receive $0.11 per CVR if Gross Sales of Gelclair and Oravig equal or exceed $26.0 million but are less than $28.6 million, in the aggregate, for the fiscal year ending December 31, 2017;

•	$0.13 per CVR if Gross Sales of Gelclair and Oravig equal or exceed $28.6 million but are less than $31.2 million, in the aggregate, for the fiscal year ending December 31, 2017; or

•	or $0.16 per CVR if Gross Sales of Gelclair and Oravig equal or exceed $31.2 million, in the aggregate, for the fiscal year ending December 31, 2017.

If the minimum sales target in each of fiscal 2016 ($15 million in Gross Sales) or fiscal 2017 ($26 million in Gross Sales) is not met, then the holders of CVRs will not be entitled to receive payment for that year. The payment amounts per CVR shown above assume that none of DARA’s outstanding warrants for DARA common stock will be exercised. Currently none of DARA’s outstanding warrants are vested and in-the-money. If any of DARA’s warrants for common stock are exercised, the payment amounts per CVR will be less than the amounts shown above.

In no event will payment be made with respect to more than a single milestone in fiscal year 2016 or 2017, as applicable. All of the milestone payments are subject to offset by Midatech with respect to indemnification claims made pursuant to the merger agreement.

As used herein, the terms:

•	“Gross Sales” means those aggregate sales of Gelclair and Oravig by DARA’s successor, Midatech, their respective affiliates and certain other authorized sellers for fiscal year 2016 or fiscal year 2017 computed by, for each product, multiplying (i) the number of units of such product shipped and recognized in the final audited consolidated financial statements maintained in accordance with revenue recognition standards of accounting principles generally accepted in the United States or such other successor standard by (ii) the WAC for such product; and

•	“WAC” means Wholesaler Acquisition Cost, which is the approved and published amount at which a product is sold to wholesalers and other customers in the pharmaceutical industry, as reported by the applicable manufacturer to First Databank.

The CVRs may not be sold, assigned, transferred, pledged or disposed of in any other manner, in whole or in part, other than in the limited circumstances specified in the CVR Agreement. In addition, the CVRs (i) will not be evidenced by a certificate or other instrument, (ii) will not have any voting or dividend rights and (iii) will not represent any equity or ownership interest in Midatech, any constituent company to the merger or any of their respective affiliates. No interest will accrue on any amounts payable in respect of the CVRs.

The CVR payment is neither secured nor guaranteed. The CVR payment, if any becomes due, is an unsecured general obligation of Midatech and is not guaranteed by Midatech or any of its affiliates.

For a more detailed description of the CVRs and the CVR Agreement, see “Description of the CVRs” beginning on page 167.

Q.	What is an American Depositary Receipt?

A.	An American Depositary Receipt, referred to as an ADR, is an ownership interest in the securities of a non-U.S. company deposited at a custodian bank. Midatech is a company incorporated in England and Wales that issues ordinary shares that are equivalent in many respects to common stock of a U.S. company. Each ADR will represent the right to receive two Midatech ordinary shares. Midatech ordinary shares are quoted in British pounds sterling on AIM. For a description of Midatech Depositary Shares, see “Description of Midatech’s American Depositary Shares” beginning on page 253.

Q.	Will Midatech Depositary Shares be publicly traded in the United States?

A.	Yes. It is a condition to the closing of the merger that Midatech Depositary Shares be listed on the NASDAQ Stock Market LLC, referred to as NASDAQ, subject to official notice of issuance. Midatech intends for the Midatech Depositary Shares to be publicly traded in the United States and listed on NASDAQ under the symbol “MTP” and quoted in United States dollars.

Q.	What if I hold DARA stock options or warrants to purchase DARA common stock?

A.

Stock Options. Subject to certain exceptions, each outstanding and unexercised option to acquire DARA common stock, referred to as Stock Options, will become fully vested and exercisable immediately prior to the Effective Time. Stock Options that remain outstanding and unexercised at the Effective Time will be assumed by Midatech and will vest in accordance with their vesting schedule pursuant to the same material terms and conditions as set forth in the applicable agreement under which such Stock Option was granted immediately prior to the Effective Time, provided that at the Effective Time, (i) each Stock Option will be exercisable for that number of whole Midatech ordinary shares equal to the product of (A) the number of shares of DARA common stock that were issuable upon exercise of such Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Midatech ordinary shares, and (ii) the per share exercise price for each Midatech ordinary share issuable upon exercise of each Stock Option so converted will be equal to the quotient determined by dividing the exercise price per share of DARA common stock at which such Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. All Midatech ordinary shares delivered to the holders of Stock Options will be delivered in the appropriate amount of Midatech Depositary Shares.

Warrants. Each outstanding and unexercised warrant to purchase shares of DARA common stock, referred to as Warrants, as of immediately prior to the Effective Time will be assumed or substituted by Midatech in accordance with the terms of such Warrant and, as of the Effective Time, (i) will be exercisable for (A) the number of whole Midatech ordinary shares equal to the product of the number of shares of DARA common stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of Midatech ordinary shares and (B) one CVR multiplied by the total number of shares of DARA common stock that were issuable upon exercise of such Warrants immediately prior to the Effective Time, and (ii) the per share exercise price for each Midatech ordinary share issuable upon exercise of Warrants so converted will be equal to the quotient determined by dividing the exercise price per share of DARA common stock at which such Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. All Midatech ordinary shares delivered to the holders of Warrants in connection with the merger will be delivered in the appropriate amount of Midatech Depositary Shares.

Q:	What will happen to Midatech ordinary shares in the merger?

A:	Each Midatech ordinary share outstanding held by a Midatech stockholder immediately before the merger will continue to represent one Midatech ordinary share after the Effective Time. Accordingly, Midatech stockholders will receive no consideration in the merger and the merger will not change the number of ordinary shares a Midatech stockholder currently owns.

However, after the merger, the current stockholders of a Midatech as a group will own a percentage of ownership of the combined company that is smaller than such stockholders’ percentage ownership of Midatech before the merger.

Q.	What happens if the merger is not consummated?

A.	If the merger agreement is not adopted by DARA stockholders or if the merger is not completed for any other reason, you will not receive any merger consideration for your shares of DARA common stock in connection with the merger. Instead, you will keep your shares of DARA common stock or preferred stock and DARA will remain a standalone company. If the merger agreement is terminated under certain circumstances, DARA may be required to pay Midatech a termination fee of $1.05 million or reimburse Midatech for its reasonable out of pocket expenses (not to exceed $525,000). For more information, see “The Merger Agreement—Termination of the Merger Agreement” on page 163.

Q.	Are there risks associated with the merger?

A.	Yes. In evaluating the merger, DARA stockholders should carefully consider the factors discussed in “Risk Factors” beginning on page 35.

Q.	What are the material U.S. federal income tax consequences of the mergers to U.S. holders of DARA common stock?

A.

It is a condition to the completion of the mergers that DARA and Midatech each receive an opinion that, for U.S. federal income tax purposes, the mergers should qualify as a “reorganization” within the meaning of

Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to as the Code. It is expected that the mergers should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, although the conditions for reorganization treatment will not be known until the time of the mergers. If the mergers qualify as a “reorganization,” then a U.S. holder of DARA common stock or preferred stock that exchanges shares of DARA common stock for Midatech depositary shares, cash in lieu of fractional Midatech depositary shares, and CVRs would recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the fair market value of the CVRs received and cash received in lieu of fractional shares and (2) the amount by which the aggregate fair market value of the merger consideration received by the U.S. holder exceeds such U.S. holder’s adjusted tax basis in the DARA common stock exchanged.

If the mergers do not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, DARA stockholders may be subject to U.S. federal, state, local, or other income taxes based upon the full value of the merger consideration.

For further discussion, see “Taxation—Material U.S. Federal Income Tax Consequences” beginning on page 133.

Q.	What are the implications to DARA stockholders of Midatech being a “foreign private issuer?”

A.	Following completion of the merger, Midatech will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. Midatech will be required to file an annual report on Form 20-F with the SEC within four months after the end of each fiscal year. Midatech’s current fiscal year begins on January 1 and ends on December 31. In addition, Midatech will be required to furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by Midatech by way of a Regulatory News Service, referred to as RNS, in the United Kingdom or filed with AIM, or regarding information distributed or required to be distributed by Midatech to its stockholders under the AIM Rules. Midatech will be exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act, and will not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Midatech’s officers, directors and principal stockholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Midatech ordinary shares. If Midatech loses its status as a foreign private issuer, it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States.

Q.	When do Midatech and DARA expect to complete the merger?

A.	Midatech and DARA expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including the receipt of DARA stockholder approval at the special meeting of stockholders of DARA, the approval for listing of the Midatech Depositary Shares on NASDAQ, and the receipt of all required regulatory approvals. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 161. Midatech and DARA currently expect to complete the merger during the fourth quarter of 2015. However, because fulfillment of some of the conditions to completing the merger are outside of either company’s control, the parties cannot predict the actual timing or if the merger will be completed at all.

Q.	Why am I being asked to cast an advisory, non-binding vote to approve the Potential Payments Under Compensation Arrangements Proposal?

A.

The Securities and Exchange Commission, referred to as the SEC, rules require that DARA seek an advisory, non-binding vote with respect to certain payments that will be made to DARA’s named executive officers by DARA in connection with the merger. See “The Merger—Interests of DARA’s Directors and

Executive Officers and Directors in the Merger” beginning on page 119 and “DARA Proposals—Proposal 2: Advisory Vote on Potential Payments Under Compensation Arrangements” beginning on page 92.

Q.	What will happen if DARA stockholders do not approve the Potential Payments Under Compensation Arrangements proposal?

A.	Pursuant to the terms of the merger agreement, approval of the Potential Payments Under Compensation Arrangements is not a condition to the completion of the merger. The vote with respect to the Potential Payments Under Compensation Arrangements is an advisory vote and will not be binding on DARA. Therefore, if the other requisite stockholder approvals are obtained and the merger is completed, the amounts payable under the Potential Payments Under Compensation Arrangements will still be paid to DARA’s named executive officers as long as any other conditions applicable thereto occur.

Q.	Is there a stockholders meeting of Midatech in connection with the transactions contemplated by the merger agreement?

A.	No. It is not a condition of the merger agreement that Midatech stockholders approve the proposed merger, nor is approval required under the AIM Rules.

Q:	When and where is the special meeting?

A:	The special meeting will take place on December 2, 2015 at 10:00 a.m., local time, at DARA’s corporate headquarters at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615.

Q:	Who can vote and attend the special meeting?

A:	All of DARA common stockholders of record as of the close of business on October 16, 2015, the record date for the special meeting, are entitled to receive notice of and attend the special meeting or any adjournments of the special meeting. Each share of DARA common stock entitles you to one vote on each matter properly brought before the special meeting. Holders of DARA preferred stock cannot vote on the proposals at the special meeting.

Q:	How do I cast my vote if I am a record holder?

A:	If you are a DARA common stockholder of record on the record date, you may vote in person at the special meeting, or by submitting your proxy by mail, telephone or Internet. If you wish to mail your proxy, you can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope. If you wish to submit your proxy by telephone or Internet, you may do so by following the instructions on your proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. If you hold your shares of DARA common stock in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will not vote your shares unless you provide instructions on how to vote. You must obtain a proxy form from your broker, bank or other nominee that is the record holder of your shares and provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or nominee.

Q:	What if I abstain from voting or do not instruct my broker how to vote my shares?

A:	Shares held by a DARA stockholder who indicates on an executed proxy card that he or she wishes to abstain from voting will count toward determining whether a quorum is present and will have the same effect as a vote “AGAINST” the merger proposal and the proposal to permit the proxies to adjourn the special meeting, but will have no effect on the advisory, non-binding proposal on the Potential Payments Under Compensation Arrangements.

A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The proposals that DARA stockholders are being asked to vote on at the special meeting are not considered routine matters and accordingly, brokers or other nominees may not vote without instructions. See “The Special Meeting of DARA Stockholders” beginning on page 24.

If a broker non-vote occurs, the broker non-vote will count for purposes of determining a quorum. A broker non-vote will have the same effect as a vote “AGAINST” the merger proposal and the proposal to permit the proxies to adjourn the special meeting, but will have no effect on the advisory, non-binding proposal on the Potential Payments Under Compensation Arrangements.

Q:	How will proxy holders vote my shares?

A:	If you properly submit a proxy prior to the special meeting, your shares of common stock will be voted as you direct. If you submit a proxy but no direction is otherwise made, your shares of common stock will be voted “FOR” the merger proposal, “FOR” the advisory, non-binding proposal on the Potential Payments Under Compensation Arrangements, and “FOR” the approval of any adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. If you own shares of DARA common stock as a record holder, you may revoke a previously granted proxy at any time before it is exercised by filing with DARA’s Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date or voting again by telephone or Internet or by attending the meeting and voting in person. Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you have instructed your broker, bank or nominee to vote your shares, the above described options for changing your vote do not apply and instead you should follow the instructions received from your broker, bank or other nominee to change your vote.

Q.	Are any DARA stockholders already committed to vote in favor of any of the special meeting proposals?

A.	Under a voting agreement with Midatech, which is attached as Annex B to this proxy statement/prospectus, the directors and named executive officers of DARA have agreed to vote all of their shares of DARA common stock in favor of the merger proposal and have granted to DARA a proxy to vote their shares in favor of the merger proposal. As of October 16, 2015, the record date, the parties to the voting agreement collectively beneficially owned (with sole or shared voting power) 82,827 shares, or 0.42%, of the DARA common stock outstanding and entitled to vote at the special meeting. For more information, see “Voting Agreement” beginning on page 166.

Q.	What should I do if I receive more than one set of voting materials for the special meeting?

A.	You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive so that a vote is exercised for each relevant holding.

Q.	What happens if I sell my shares of DARA common stock before the special meeting?

A.

The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your shares of DARA common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the merger consideration to be received by DARA common stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q.	Am I entitled to exercise appraisal rights under the General Corporation Law of the State of Delaware instead of receiving the merger consideration for my shares of DARA capital stock?

A.	Yes. As a holder of DARA common or preferred stock, you are entitled to exercise appraisal rights under the General Corporation Law of the State of Delaware, referred to as the DGCL, in connection with the merger if you take certain actions, meet certain conditions and fully comply with the requirements set forth under the DGCL, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See the “The Merger—Appraisal Rights” beginning on page 124. In addition, the text of the applicable appraisal rights provisions of Delaware law is included as Annex E to this proxy statement/prospectus.

Q:	Do I need to send in my DARA stock certificates now?

A:	No. You should not send in your DARA stock certificates now. Following the merger, a letter of transmittal will be sent to DARA stockholders informing them where to deliver their DARA stock certificates in order to receive the merger consideration, including any cash in lieu of a fractional share of Midatech Depositary Shares. You should not send in your DARA common stock or preferred stock certificates prior to receiving this letter of transmittal.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	DARA will bear the cost of soliciting proxies for the special meeting. DARA’s Board of Directors is soliciting your proxy on DARA’s behalf. DARA’s officers, directors and employees may solicit proxies by telephone, facsimile, mail or Internet or in person. They will not be paid any additional cash amounts for soliciting proxies. DARA has retained Alliance Advisors, LLC to assist in the solicitation of proxies, and will pay approximately $30,000, plus reimbursement of out-of-pocket expenses, to Alliance Advisors, LLC for its services. DARA will also request that banking institutions, brokerage firms, custodians, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of DARA common stock held of record by such person, and DARA will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the merger, you should contact DARA’s proxy solicitation agent, Alliance Advisors, LLC, as follows:

Alliance Advisors, LLC

200 Broadacre Drive, 3rd Floor

Bloomfield, New Jersey 07003

In addition, stockholders may also contact Alliance Advisors, LLC by calling toll-free (855) 737-3174. If you hold shares of DARA common stock through a broker, bank or other nominee, you should also call your broker, bank or other nominee for additional information.

Q.	Where can I find more information about DARA and Midatech?

A.	You can find more information about DARA and Midatech from various sources described under “Where You Can Find More Information” beginning on page 313.

SUMMARY

This summary highlights information contained elsewhere in this proxy statement/prospectus. It does not contain all of the information that may be important to you. You are urged to read carefully this entire proxy statement/prospectus, including the attached annexes, and the other documents to which this proxy statement/prospectus refers you in order for you to understand fully the proposed merger. See “Where You Can Find More Information” beginning on page 313. Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies

Midatech Pharma PLC

65 Innovation Drive

Milton Park, Abingdon

Oxfordshire OX14 4RQ

United Kingdom

+44 (0)1235 841 575

Midatech Pharma PLC, a public limited company organized under the laws of England and Wales under registered number 09216368, referred to as Midatech, is a specialty pharmaceutical company focused on the development and commercialization of multiple therapeutic products, using its nanomedicine and sustained release technologies, to enhance the delivery of medicines in major diseases with unmet medical need. These diseases include diabetes, certain cancers such as liver, pancreatic, ovarian and brain (glioblastoma), and neurological/ophthalmologic conditions. Midatech’s strategy is to develop its products in-house in rare cancers and with partners in other indications, and to accelerate growth of its business through strategic acquisition of complementary products and technologies.

As of and for the six months ended June 30, 2015, Midatech had total assets of £42.3 million, total revenues of £324,000, total liabilities of £5.1 million, and total equity of £37.1 million. Midatech’s ordinary shares are quoted on AIM under the symbol “MTPH.”

Merlin Acquisition Sub, Inc.

A wholly owned subsidiary of Midatech, Merlin Acquisition Sub, Inc., a Delaware corporation, referred to as Merger Sub, was formed exclusively for the purpose of completing the merger. Merger Sub’s separate corporate existence will cease upon completion of the merger and DARA will continue as the surviving corporation.

The address and telephone number for Merger Sub’s principal executive office is the same as for Midatech.

Duke Acquisition Sub, Inc.

A wholly owned subsidiary of Midatech, Duke Acquisition Sub, Inc., a Delaware corporation, referred to as Secondary Merger Sub, was formed exclusively for the purpose of completing the secondary merger. Following completion of the secondary merger, Secondary Merger Sub will change its name to “DARA BioSciences, Inc.”

The address and telephone number for Secondary Merger Sub’s principal executive office is the same as for Midatech.

DARA BioSciences, Inc.

8601 Six Forks Road, Suite 160

Raleigh, North Carolina 27615

(919) 872-5578

DARA BioSciences, Inc., a Delaware corporation, referred to as DARA, is an oncology supportive care specialty pharmaceutical company dedicated to providing healthcare professionals a synergistic portfolio of medicines to help cancer patients adhere to their therapy and manage side effects arising from their cancer treatments.

As of and for the six months ended June 30, 2015, DARA had total assets of $11.9 million, net revenues of $1.6 million, total liabilities of $3.2 million and total stockholder equity of $8.7 million. DARA’s common stock is listed on the NASDAQ Capital Market under the symbol “DARA.”

Implications of Being an Emerging Growth Company and a Foreign Private Issuer (page 130)

Midatech will qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, referred to as the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements otherwise applicable generally to public companies, including, but not limited to:

•	a requirement to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial conditions and results of operations disclosure;

•	exemption from the auditor attestation requirement on effectiveness of Midatech’s internal controls over financial reporting;

•	reduced disclosure about Midatech’s executive compensation arrangements; and

•	no requirement for non-binding advisory votes on executive compensation or golden parachute arrangements.

Midatech may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock or other interests. Midatech will be eligible to take advantage of these exemptions until it is no longer an emerging growth company. Midatech will remain an emerging growth company until the earliest of (i) the last day of the first fiscal year in which its annual gross revenues exceed $1.0 billion, (ii) the date that it becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its shares that are held by non-affiliates exceeds $700 million as of the last business day of Midatech’s completed second fiscal quarter, (iii) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period and (iv) the last day of Midatech’s fiscal year containing the fifth anniversary of the date on which its ordinary shares (and the Midatech Depositary Shares represented thereby) are offered in connection with completion of the merger.

Further, following completion of the merger, Midatech will be subject to the reporting requirements under the Exchange Act applicable to foreign private issuers. The content and timing of reports and notices that Midatech files with and furnishes to the SEC differ in several respects from the reports and notices that DARA, and other United States domestic issuers, currently file. Midatech will be required to file an annual report on Form 20-F with the SEC within four months after the end of each fiscal year, but will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to United States domestic reporting companies, or individual executive compensation information that is as detailed as that required of United States domestic reporting companies. In addition, Midatech will not be required to file Current Reports on Form 8-K as frequently or as promptly as United States domestic reporting companies, but it will be required to furnish reports on Form 6-K to the SEC regarding certain information required to be publicly disclosed by

Midatech by way of a Regulatory News Service, referred to as RNS, in the United Kingdom or filed with AIM, or regarding information distributed or required to be distributed by Midatech to its stockholders under the AIM Rules. Midatech may also, and intends to, present financial statements in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board, referred to as IFRS, instead of pursuant to accounting principles generally accepted in the United States, referred to as GAAP.

Midatech will be exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations under Section 14 of the Exchange Act, and will not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Midatech’s officers, directors and principal stockholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Midatech ordinary shares. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a United States domestic reporting companies. Midatech intends to take advantage of the exemptions available to it as a foreign private issuer after it no longer qualifies as an emerging growth company.

Although Midatech, as a foreign private issuer, is exempt from the rules under the Exchange Act regarding the furnishing of annual reports, the rules of NASDAQ require Midatech to distribute to the holders of its Midatech Depositary Shares an annual report containing audited financial statements a reasonable period of time before Midatech’s annual meeting of share owners. Midatech currently furnishes holders of its ordinary shares with its Annual Report and Accounts which contain audited financial statements prepared in conformity with IFRS, and a discussion of Midatech’s financial results similar to the management’s discussion and analysis contained in DARA’s Annual Reports on Form 10-K. Midatech also furnishes those holders with semi-annual interim reports, which include unaudited interim financial information prepared in conformity with IFRS, and notices of meetings of share owners and related documents in accordance with the AIM Rules and United Kingdom corporate governance principals.

For more information, and certain risks related to Midatech’s status as an emerging growth company and a foreign private issuer, see “Risk Factors” beginning on page 35, “The Merger—Implications of Being an Emerging Growth Company” on page 130, “The Merger—Midatech’s Status as a Foreign Private Issuer Under the Exchange Act” beginning on page 130 and “Midatech’s Operating and Financial Review and Prospects” beginning on page 177.

The Merger

The Agreement and Plan of Merger, dated as of June 3, 2015, referred to as the merger agreement, by and among Midatech, Merger Sub, Secondary Merger Sub, DARA and Shareholder Representative Services, LLC, a Colorado limited liability corporation, solely as representative of the DARA stockholders, referred to as the Shareholder Representative, is included as Annex A to this proxy statement/prospectus. You are encouraged to carefully read the merger agreement in its entirety because it is the principle legal agreement that governs the merger.

Structure of the Merger (page 94)

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub, a wholly owned subsidiary of Midatech, will be merged with and into DARA, with DARA continuing as the surviving corporation, referred to as the merger. The effective time of the merger is referred to as the Effective Time. Immediately after the Effective Time, DARA, as the surviving corporation in the merger, will be merged with and into Secondary Merger Sub, a wholly owned subsidiary of Midatech, with Secondary Merger Sub surviving and continuing as a wholly owned subsidiary of Midatech, referred to as the secondary merger. In this proxy statement/prospectus, the merger and secondary merger are sometimes collectively referred to as the transaction or the mergers, and Secondary Merger Sub, which is the surviving entity following the secondary merger, is sometimes referred to as the surviving entity. It is intended that the secondary merger will be effected immediately after the Effective Time without further approval, authorization or direction from or by any of the parties to the merger agreement.

Immediately following the secondary merger, the name of the surviving entity will be changed to “DARA BioSciences, Inc.”

Merger Consideration (page 94)

Common Stock. Other than excluded shares, as a result of the transaction, DARA common stockholders will have the right, with respect to each of their outstanding shares of DARA common stock, par value $0.01 per share, referred to as common stock, to receive, without interest, (i) 0.272 ordinary shares, nominal value 0.005p per share, referred to as ordinary shares, of Midatech, subject to adjustment in accordance with the terms of the merger agreement, referred to as the Per Share Stock Consideration, plus (ii) one contingent value right, referred to as CVRs, which represents the right to receive contingent payments if specified milestones are achieved within agreed time periods, subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement, in substantially the form included as Annex C to this proxy statement/prospectus referred to as the CVR Agreement, to be entered into prior to the effective time of the merger, referred to as the Effective Time, by Midatech, DARA, the Shareholder Representative and a rights agent selected by Midatech with DARA’s approval, plus (iii) cash in lieu of fractional Midatech Depositary Shares (as defined herein). The CVR Agreement was approved by DARA’s Board of Directors in connection with its approval of the merger agreement. All Midatech ordinary shares to be issued in connection with the merger will be delivered to the holders of DARA common stock in the form of American Depositary Receipts, each representing the right to receive two Midatech ordinary shares, referred to as Midatech Depositary Shares. The Per Share Stock Consideration and one CVR, together with any cash to be paid in lieu of fractional shares of Midatech Depositary Shares to be issued, are referred to collectively as the Per Share Merger Consideration.

In lieu of receiving any fractional shares of Midatech Depositary Shares, holders of common stock will receive from Midatech an amount of cash, without interest, less the amount of any withholding taxes, equal to the product of (x) such fraction, multiplied by (y) the U.S. dollar equivalent of the closing price of a Midatech ordinary share underlying the Midatech Depositary Shares on the AIM Market on the last trading day preceding the day the merger is consummated, referred to as the Closing Date.

The merger agreement includes a collar provision under which the initial exchange ratio of 0.272 is subject to adjustment in the event the Exchange Ratio Market Value (as defined herein) determined one business day prior to closing of the merger, referred to as the Closing, is less than $1.08 or greater than $1.32. This ratio, as adjusted if necessary, is referred to as the Exchange Ratio. In such event, the Exchange Ratio shall be determined as follows: (i) if the Exchange Ratio Market Value is an amount less than $1.08, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.08 by the Exchange Ratio Market Value (subject to a maximum Exchange Ratio of 0.306) and (ii) if the Exchange Ratio Market Value is an amount greater than $1.32, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.32 by the Exchange Ratio Market Value (subject to a minimum Exchange Ratio of 0.249).

As used herein, Exchange Ratio Market Value means 0.272, the initial Exchange Ratio, multiplied by a figure that represents the average of the weighted average mid-market trading price of Midatech ordinary shares on AIM (as calculated by Bloomberg Screen AQR) for each of the 15 trading days ending on the day which is the business day immediately prior to the Effective Time, and then translated into U.S. dollars using the Bank of England’s daily spot exchange rate for the day which is the business day immediately prior to the Effective Time.

As used herein, “excluded shares” mean all shares held by DARA as treasury stock or any shares held by Midatech, Merger Sub, Secondary Merger Sub or any wholly owned subsidiary of Midatech or DARA, which will be cancelled, and any shares authorized but unissued, and shares owned by DARA stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares.

Preferred Stock. At the Effective Time, each share (other than excluded shares) of DARA’s issued and outstanding Series A Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Series C-1 Convertible Preferred Stock will be converted into the right to receive, without interest, $1,000 in cash, plus an amount equal to any declared but unpaid dividends (if any).

The CVRs (page 167)

The CVRs will be governed by the terms of the CVR Agreement, which will be entered prior to the Effective Time.

The CVRs represent the non-transferable contractual right to receive a cash payment from Midatech of up to $5.7 million in the aggregate. The contingent payments become payable to the rights agent, for deposit into a fund established by the rights agent for subsequent distribution to the holders of the CVRs, upon the achievement of the milestones as follows:

•	A payment will be made in 2017 if the following milestones are achieved:

•	CVR holders will receive $0.07 per CVR if Gross Sales (as defined below) of Oravig and Gelclair (two drugs licensed by DARA) equal or exceed $15.0 million but are less than $16.5 million, in the aggregate, for the fiscal year ending December 31, 2016;

•	$0.09 per CVR if Gross Sales of Gelclair and Oravig equal or exceed $16.5 million but are less than $18.0 million, in the aggregate, for the fiscal year ending December 31, 2016; or

•	or $0.11 per CVR if Gross Sales of Gelclair and Oravig equal or exceed $18.0 million, in the aggregate, for the fiscal year ending December 31, 2016; and

•	A payment will be made in 2018 if the following milestones are achieved:

•	CVR holders will receive $0.11 per CVR if Gross Sales of Gelclair and Oravig equal or exceed $26.0 million but are less than $28.6 million, in the aggregate, for the fiscal year ending December 31, 2017;

•	$0.13 per CVR if Gross Sales of Gelclair and Oravig equal or exceed $28.6 million but are less than $31.2 million, in the aggregate, for the fiscal year ending December 31, 2017; or

•	or $0.16 per CVR if Gross Sales of Gelclair and Oravig equal or exceed $31.2 million, in the aggregate, for the fiscal year ending December 31, 2017.

If the minimum sales target in each of fiscal 2016 ($15 million in Gross Sales) or fiscal 2017 ($26 million in Gross Sales) is not met, then the holders of CVRs will not be entitled to receive payment for that year. The payment amounts per CVR shown above assume that none of DARA’s outstanding warrants for DARA common stock will be exercised. Currently none of DARA’s outstanding warrants are vested and in-the-money. If any of DARA’s warrants for common stock are exercised, the payments amounts per CVR will be less than the amounts shown above.

In no event will payment be made with respect to more than a single milestone in fiscal year 2016 or 2017, as applicable. All of the milestone payments are subject to offset by Midatech with respect to indemnification claims made pursuant to the merger agreement.

As used herein, the terms:

•	“Gross Sales” means those aggregate sales of Gelclair and Oravig by DARA’s successor, Midatech, their respective affiliates and certain other authorized sellers for fiscal year 2016 or fiscal year 2017 computed by, for each product, multiplying (i) the number of units of such product shipped and recognized in the final audited consolidated financial statements maintained in accordance with revenue recognition standards of accounting principles generally accepted in the United States, referred to as GAAP, or such other successor standard by (ii) the WAC for such product; and

•	“WAC” means Wholesaler Acquisition Cost, which is the approved and published amount at which a product is sold to wholesalers and other customers in the pharmaceutical industry, as reported by the applicable manufacturer to First Databank.

Oravig is an orally dissolving buccal tablet product acquired from Onxeo S.A. and owned by DARA, the contents of which include miconazale, and which is currently sold under the registered trademark “ORAVIG” and licensed by DARA pursuant to a commercialization agreement with Onxeo S.A. Gelclair is a bioadherent gel currently indicated for the management and relief of pain associated with oral mucositis (a condition characterized by erythema and oral lesions) and is a product that DARA has exclusive license rights in the United States, the contents of which include polyvinlypyrolidone and sodium hyaluronate, and which is currently sold under the registered trademark “GELCLAIR” and licensed by DARA pursuant to a license agreement with Helsinn Healthcare SA.

Midatech has agreed to use commercially reasonable efforts to achieve the milestones, subject to certain limitations agreed to in the CVR Agreement.

The CVRs may not be sold, assigned, transferred, pledged, encumbered or disposed of in any other manner, in whole or in part, other than in the limited circumstances specified in the CVR Agreement. In addition, the CVRs (i) will not be evidenced by a certificate or other instrument, (ii) will not have any voting or dividend rights and (iii) will not represent any equity or ownership interest in Midatech, any constituent company to the merger or any of their respective affiliates. No interest will accrue on any amounts payable in respect of the CVRs.

The CVR payment is neither secured nor guaranteed. The CVR payment, if any becomes due, is an unsecured general obligation of Midatech and is not guaranteed by Midatech or any of its affiliates.

A copy of the form of CVR Agreement is included as Annex C to this proxy statement/prospectus. For a more detailed description of the CVRs and the CVR Agreement, see “Description of the CVRs” beginning on page 167.

Treatment of Stock Options and Warrants (page 144); Oncogenerix Contingent Consideration Shares (page 145)

Stock Options. Subject to certain exceptions, each outstanding and unexercised option to acquire DARA common stock, referred to as Stock Options, will become fully vested and exercisable immediately prior to the Effective Time. Stock Options that remain outstanding and unexercised at the Effective Time will be assumed by Midatech and will vest in accordance with their vesting schedule pursuant to the same material terms and conditions as set forth in the applicable agreement under which such Stock Option was granted immediately prior to the Effective Time, provided that at the Effective Time, (i) each Stock Option will be exercisable for that number of whole Midatech ordinary shares equal to the product of (A) the number of shares of DARA common stock that were issuable upon exercise of such Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Midatech ordinary shares, and (ii) the per share exercise price for each Midatech ordinary share issuable upon exercise of each Stock Option so converted will be equal to the quotient determined by dividing the exercise price per share of DARA common stock at which such Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. All Midatech ordinary shares delivered to the holders of Stock Options will be delivered in the appropriate amount of Midatech Depositary Shares.

Warrants. Each outstanding and unexercised warrant to purchase shares of DARA common stock, referred to as Warrants, as of immediately prior to the Effective Time will be assumed or substituted by Midatech in accordance with the terms of such Warrant and, as of the Effective Time, (i) will be exercisable for (A) the number of whole Midatech ordinary shares equal to the product of the number of shares of DARA common stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of Midatech ordinary shares and (B) one CVR multiplied by the total number of shares of DARA common stock that were issuable upon exercise of such Warrants immediately prior to the Effective Time, and (ii) the per share exercise price for each Midatech ordinary share issuable upon exercise of Warrants so converted will be equal to the quotient determined by dividing the exercise price per share of DARA common stock at which such Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. All Midatech ordinary shares delivered to the holders of Warrants in connection with the merger will be delivered in the appropriate amount of Midatech Depositary Shares.

Oncogenerix Contingent Consideration Shares. Pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 17, 2012, referred to as the Oncogenerix Merger Agreement, by and among Oncogenerix, Inc., referred to as Oncogenerix, certain stockholders of Oncogenerix, Christopher Clement, in his capacity as stockholder representative, DARA and Oncogenerix Acquisition Corporation, on January 17, 2012, DARA acquired Oncogenerix, referred to as the Oncogenerix Merger. In addition to the merger consideration payable by DARA upon the closing of the Oncogenerix Merger, the former stockholders of Oncogenerix are entitled to receive up to 1,114,560 shares of DARA common stock, referred to as the Oncogenerix Contingent Consideration Shares, based upon, among other things, DARA’s achievement of certain revenue milestones, ranging from $5 million to $20 million of customer revenue, or market capitalization milestones, ranging from a market capitalization of $75 million to at least $200 million, during the 60 months following the closing of the Oncogenerix Merger. In addition, if a change of control of DARA were to occur during the 60 months following the closing of the Oncogenerix Merger, and DARA were to have a marketed product (as such term is defined the Oncogenerix Merger Agreement) at such time, which it currently has, then all of the Oncogenerix Contingent Consideration Shares would become payable. The occurrence of the Effective Time will constitute a change in control under the Oncogonerix Merger Agreement.

At the Effective Time, pursuant to the terms of the merger agreement, each right to receive an Oncogenerix Contingent Consideration Share reserved for issuance pursuant to the terms of the Oncogenerix Merger Agreement, will become payable to the holder of such right, and each such Oncogenerix Contingent Consideration Share will be converted into the right to receive the Per Share Merger Consideration. Each of Mr. Clement and David Benharris, each an executive officer of DARA, will be entitled to 34,507 Oncogenerix Contingent Consideration Shares. See “The Merger—Interests of DARA’s Executive Officers and Directors in the Merger” beginning on page 119.

Comparative Per Share Market Price and Share Information (page 32)

Midatech ordinary shares are quoted on AIM under the symbol “MTPH.” DARA common stock is listed on the NASDAQ Capital Market under the symbol “DARA.” The following table sets forth the closing sales prices of a Midatech ordinary share (as reported on AIM) and of DARA common stock (as reported on the NASDAQ Capital Market), each on June 3, 2015, the last trading day before the day on which Midatech and DARA announced the execution of the merger agreement, and on October 9, 2015, the last practicable trading day before the date of this proxy statement/prospectus for which exchange rate information was published by the Federal Reserve Bank of New York.

	Midatech Ordinary Share Price per Share (1)	DARA Common Stock Price per Share	DARA Equivalent Stock Price Per Share (2)
June 3, 2015	$4.50	$0.81	$1.22
October 9, 2015	$4.06	$0.84	$1.10

(1)	Midatech ordinary share price (rounded to the nearest whole cent) as at the close of trading on June 3, 2015 and October 9, 2015 of £2.93 and £2.65, respectively, converted into U.S. dollars at the daily noon buying rates, as published by the Federal Reserve Bank of New York, on June 3, 2015 and October 9, 2015, respectively.
(2)	The DARA equivalent stock prices were calculated by multiplying the share price of each Midatech ordinary share on each date by the initial Exchange Ratio of 0.272.

The market prices of Midatech ordinary shares and DARA common stock will fluctuate before the special meeting and before the merger is completed. You should obtain current market quotations from a newspaper, the Internet or your broker or banker.

Recommendation of DARA’s Board of Directors (page 103)

The Board of Directors of DARA has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of DARA and its stockholders. The Board of Directors of DARA unanimously recommends that the DARA stockholders vote:

•	“FOR” the adoption of the merger agreement, referred to as the merger proposal;

•	“FOR” the approval, on an advisory, non-binding basis, of the compensatory arrangements between DARA and its named executive officers providing for compensation in connection with the merger and the agreements and understandings pursuant to which such compensation may be paid or become payable, referred to as the Potential Payments Under Compensation Arrangements; and

•	“FOR” approval of adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

For additional information see “The Merger Agreement—Board Recommendation” beginning on page 153.

In making its recommendation, the DARA Board of Directors considered those matters set forth under the heading “The Merger —DARA’s Reasons for the Merger and Recommendation of DARA’s Board of Directors” beginning on page 103.

Opinion of DARA’s Financial Advisor (page 106)

In connection with the merger, the DARA Board of Directors received an oral opinion, subsequently confirmed by delivery of a written opinion dated June 3, 2015, from DARA’s financial advisor, Aquilo Partners, LP, referred to as Aquilo Partners, as to the fairness, from a financial point of view and as of the date of such opinion, to the DARA stockholders of the Per Share Merger Consideration to be received by the DARA stockholders pursuant to the merger agreement. The full text of Aquilo Partners’ written opinion is attached to this proxy statement/prospectus as Annex D. DARA stockholders are encouraged to read Aquilo Partners’

opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Aquilo Partners. Aquilo Partners’ opinion was provided for the benefit of the DARA Board of Directors in connection with, and for the purpose of, its evaluation of the Per Share Merger Consideration to be received by DARA from a financial point of view and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to DARA or DARA’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger.

Interests of DARA’s Executive Officers and Directors in the Merger (page 119)

When you consider the DARA Board of Directors recommendation that DARA common stockholders vote in favor of the proposals described in this proxy statement/prospectus, you should be aware that some DARA directors and executive officers may have interests that may be different from, or in addition to, DARA stockholders’ interests, including their receipt of change in control benefits under existing DARA employment arrangements and accelerated vesting of DARA equity-based awards.

Employee Bonus Plan (page 160)

In connection with the consummation of the merger, Midatech will set aside an aggregate of $300,000 to establish an employee bonus plan to be offered to employees of DARA who become employees of Midatech following the Closing.

For more information on the employee bonus plan, see “The Merger Agreement—Employee Bonus Plan” on page 160.

Appraisal Rights (page 124)

Under Delaware law, record holders of DARA common stock and preferred stock who do not vote in favor of the adoption of the merger agreement and who properly demand and perfect appraisal rights and hold their shares continuously from the date of making the demand through the Effective Time will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of DARA capital stock if the merger is completed in lieu of receiving the merger consideration. This value could be more than, the same as, or less than the value of the merger consideration. The relevant provisions of the General Corporation Law of the State of Delaware, referred to as the DGCL, are included as Annex E to this proxy statement/prospectus. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, DARA stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

For additional information, please see the section titled “The Merger—Appraisal Rights” beginning on page 124.

Accounting Treatment (page 128)

In accordance with IFRS, and in particular, with IFRS 3, Business Combinations, the combination qualifies as the acquisition of DARA by Midatech. In particular, on the date at which control over DARA is acquired, the identifiable assets acquired and liabilities assumed will be recognized in Midatech’s consolidated balance sheet at fair value. The difference between the acquisition consideration and the net fair value at the acquisition date of the identifiable assets acquired and liabilities assumed, net of any non-controlling interest in the DARA group, if positive will be recognized as goodwill, or if negative will be recognized in the consolidated statement of comprehensive income. The acquisition consideration is defined as the sum of the acquisition date fair values of the assets transferred, the liabilities assumed on acquisition and any equity instruments issued. The shares that will be issued by Midatech as part of the merger will be recognized at fair value on the acquisition date.

Certain Material U.S. Federal Income Tax Consequences of the Mergers (page 133)

It is a condition to the completion of the mergers that DARA and Midatech each receive an opinion that, for U.S. federal income tax purposes, the mergers should qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is expected that mergers should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, although the conditions for reorganization treatment will not be known until the time of the mergers. If the mergers qualify as a “reorganization,” then a U.S. holder (as defined herein) of DARA common stock that exchanges shares of DARA common stock for Midatech depositary shares, cash in lieu of fractional Midatech depositary shares, and CVRs would recognize gain (but not loss) in an amount equal to the lesser of (1) the sum of the fair market value of the CVRs received and cash received in lieu of fractional shares and (2) the amount by which the aggregate fair market value of the merger consideration received by the U.S. holder exceeds such U.S. holder’s adjusted tax basis in the DARA common stock exchanged.

If the mergers do not qualify as a “reorganization” under Section 368(a) of the Code, then a U.S. holder of DARA common stock would recognize gain or loss in an amount equal to the difference, if any, between (1) the amount realized and (2) such holder’s tax basis in the DARA common stock exchanged.

You should read the section entitled “Taxation—Material U.S. Federal Income Tax Consequences” beginning on page 133 for a more complete discussion of the U.S. federal income tax consequences of the mergers. Tax matters can be complicated, and the tax consequences of the mergers to a particular holder will depend on your particular tax situation.

You should consult your tax advisor to determine the specific consequences of the mergers to you.

Certain Material United Kingdom Tax Consequences of the Mergers (page 140)

Dividends. Midatech will not be required to withhold tax at source in the United Kingdom from any dividend payments made in respect of Midatech Depositary Shares.

A holder of Midatech Depositary Shares who is resident outside the United Kingdom for tax purposes and who holds the Midatech Depositary Shares by way of investment will not generally be liable to tax in the United Kingdom with respect to any dividends received from Midatech but would also not be able to claim payment from Her Majesty’s Revenue and Customs, referred to as HM Revenue and Customs, of any part of any tax credit attaching to such dividend (save to the extent provided for under the terms of any double taxation convention between the United Kingdom and the country in which such shareholder is resident).

Stamp Duty and Stamp Duty Reserve Tax. No United Kingdom stamp duty or stamp duty reserve tax will be payable on (i) the transfer of the Midatech ordinary shares underlying the Midatech Depositary Shares to the depositary, or (ii) the issue of the Midatech Depositary Shares or their delivery into Euroclear or other electronic systems for holding of securities. This is provided that, at the date such transfer or issue takes effect, the

Midatech ordinary shares are admitted to trading on the AIM Market but not listed on the Official List of the United Kingdom Listing Authority or any other market.

No United Kingdom stamp duty or stamp duty reserve tax will be payable on the transfer of the Midatech ordinary shares underlying the Midatech Depositary Shares once they are issued into Euroclear or other electronic systems for holding of securities where such transfer is effected in electronic book entry form in accordance with the provisions of Euroclear or other electronic systems for holding of securities.

Voting Agreement (page 166)

On June 3, 2015, Midatech entered into voting agreements with the named executive officers and directors of DARA, pursuant to which such officers and directors, among other things and subject to the terms and conditions thereof, agreed to vote in favor of the approval of all proposals submitted by DARA in connection with the merger and against any alternative business combination transaction, provided, however, that the agreement to vote terminates should the DARA Board of Directors change its recommendation with respect to the merger or terminates the merger agreement. As of October 16, 2015, the record date, the officers and directors subject to the voting agreements beneficially owned, in the aggregate, 82,827 shares of common stock, which represented approximately 0.42% of the issued and outstanding shares of common stock on such date. See “Voting Agreement” on page 166.

Listing of Midatech Ordinary Shares and Delisting of DARA Common Stock (page 160)

Midatech has applied to have the Midatech Depositary Shares to be issued in the merger approved for listing on NASDAQ under the symbol “MTP.” If the merger is completed, DARA common stock will no longer be listed on the NASDAQ Capital Market and will be deregistered under the Exchange Act and DARA will no longer file periodic reports with the SEC.

Conditions to Completion of the Merger (page 161)

Each party’s obligations to effect the merger is subject to the satisfaction or waiver of mutual conditions, including the following:

•	receipt of the DARA stockholder approval in accordance with Delaware law;

•	all regulatory approvals required to consummate the transactions contemplated by the merger agreement having been obtained and in full force and effect;

•	the effectiveness of, and the absence of any stop order with respect to, the registration statement on Form F-4 (of which this proxy statement/prospectus forms a part) and the registration statement on Form F-6;

•	the absence of any law, injunction, judgment or ruling prohibiting the consummation of the merger or making consummation of the merger illegal; and

•	the approval for listing on NASDAQ, subject to official notice of issuance, of the Midatech Depositary Shares issuable in connection with the merger.

The obligations of Midatech and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of DARA being true and correct, subject to certain de minimis inaccuracies and certain materiality thresholds, as of the date of the merger agreement and as of the Closing Date;

•	DARA having performed in all material respects all covenants and agreements required to be performed by it under the merger agreement or prior to the Closing Date;

•	each non-employee director of DARA and, if requested in writing by Midatech, of each subsidiary of DARA, in each case must have resigned or been removed in his or her capacity as a director, effective as of, or prior to, the Closing;

•	the absence of a material adverse effect on DARA since the date of the merger agreement;

•	less than 10.0% of the total shares of DARA common stock and preferred stock, taken as a whole, outstanding as of the record date, shall have properly exercised appraisal rights pursuant to Section 262 of the DGCL;

•	DARA shall have delivered a certificate signed by officers of DARA that it is not, nor has been within five years of the date of the certification, a “United States real property holding corporation,” as such term is defined under the Code; and

•	DARA must have received the opinion of its own counsel or Brown Rudnick LLP that the transaction should qualify as a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes.

The obligations of DARA to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Midatech being true and correct, subject to certain de minimis inaccuracies and certain materiality thresholds, as of the date of the merger agreement and as of the Closing Date;

•	Midatech having performed in all material respects all covenants and agreements required to be performed by it under the merger agreement or prior to the Closing Date;

•	the absence of a material adverse effect on Midatech since the date of the merger agreement; and

•	Midatech must have received the opinion of its own counsel or K&L Gates LLP that the transaction should qualify as a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes.

Termination of the Merger Agreement (page 163)

The merger agreement may be terminated any time before the Effective Time by the written consent of Midatech and DARA.

The merger agreement may also be terminated prior to the Effective Time by either Midatech or DARA if:

•	the Closing has not been consummated on or before December 31, 2015 (which date is referred to as the Termination Date and was extended in accordance with certain conditions set forth in the merger agreement from November 15, 2015);

•	any governmental authority issues an order, decree or ruling, enacts a law or takes any other action (that is final and non-appealable) having the effect of permanently enjoining, restraining or otherwise prohibiting the merger or making the merger illegal in the United Kingdom or the United States; or

•	the DARA stockholders fail to give the necessary approvals at the special meeting or adjournments thereof.

The merger agreement may also be terminated prior to the Effective Time by Midatech if:

•	DARA has materially breached any of its representations, warranties, covenants or obligations, which breach would result in the failure to satisfy by the Termination Date one or more of conditions of DARA to the merger, and such breach cannot be or has not been cured within 30 days of written notice thereof having been received by Midatech, subject to certain restrictions; or

•	if DARA experiences a material adverse effect (as such term is defined herein).

Further, the merger agreement may also be terminated by Midatech under any of the following circumstances, collectively referred to as a DARA Termination:

•	DARA effects a Change in Recommendation (as such term is defined herein) to the DARA stockholders to adopt the merger agreement;

•	DARA fails to include in the proxy statement/prospectus its recommendation to the DARA stockholders to adopt the merger agreement;

•	the DARA Board of Directors approves, endorses or recommends any acquisition proposal (as such term is defined herein);

•	DARA fails to publicly reaffirm its recommendation to DARA stockholders to adopt the merger agreement upon request of Midatech; or

•	DARA or any of its subsidiaries or representatives breaches, in any material respect, its non-solicitation covenant or board recommendation covenant.

The merger agreement may be terminated prior to the Effective Time by DARA if:

•	Midatech has materially breached any of its representations, warranties, covenants or obligations, which breach would result in the failure to satisfy by the Termination Date one or more conditions of Midatech to the merger, and such breach cannot be or has not been cured within 30 days of written notice thereof having been received by DARA, subject to certain restrictions; or

•	DARA changes its recommendation to the DARA stockholders to adopt the merger agreement in order to accept an acquisition proposal, in compliance with the terms of the merger agreement, and its pays to Midatech a termination fee of $1.05 million within the timeframe provided.

Termination Fee and Expenses (page 164)

Fee and Expenses. All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, whether or not the merger is consummated.

Notwithstanding the foregoing, DARA has agreed to reimburse Midatech up to $525,000 of Midatech’s reasonable and documented costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby in the event the merger agreement is terminated by Midatech due to the occurrence of material adverse effect on DARA, but only to the extent that such material adverse effect pertains to (i) the termination of DARA’s license with respect to Oravig, or Gelclair, or (ii) the occurrence of certain other specified actions related to Oravig and Gelclair.

Termination Fee. DARA has agreed to pay to Midatech a termination fee of $1.05 million under any of the following circumstances:

•	if the merger agreement is terminated pursuant to a DARA Termination;

•	if DARA terminates the merger agreement and changes its recommendation to the DARA stockholders to adopt the merger agreement in order to accept an acquisition proposal, in compliance with the terms of the merger agreement, and its pays to Midatech the termination fee; or

•

(A) if the merger agreement is terminated (i) by Midatech, if there shall have been a material breach of any of DARA’s representations, warranties, covenants or obligations, which breach would result in the failure to satisfy by the Termination Date one or more conditions of DARA to the merger, and such breach cannot be or has not been cured within 30 days of written notice thereof having been received by Midatech; (ii) by either party, if DARA stockholders fail to approve the merger proposal at the special meeting or any adjournments thereof; or (iii) by either party, if the merger shall not have been consummated by the Termination Date (subject to certain exceptions), and in any such case, an acquisition proposal (including a previously communicated acquisition proposal) has been publicly announced or otherwise communicated to a member of the senior management or the Board of Directors of DARA (or any person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make any acquisition proposal) at any time after the date of the merger agreement and prior to receipt of the approval of merger proposal by DARA’s stockholders at the special meeting, in the case of clause (ii), or the Terminate Date, in the case of clauses (i) and (iii) above; and (B) within 12 months after the date of such termination, DARA enters into a definitive agreement to consummate, or consummates, any acquisition transaction (as such term is defined herein).

No Solicitation of Transactions (page 156)

The merger agreement contains detailed provisions that prohibit DARA and its subsidiaries, directors, officers, employees and representatives from, directly or indirectly, soliciting, initiating or knowingly encouraging, inducing or facilitating an alternative acquisition proposal from a third party or engaging in discussions or negotiations with a third party with respect to proposals to acquire significant interests in DARA. The merger agreement does not, however, prohibit DARA’s Board of Directors from considering and recommending to DARA stockholders an alternative acquisition proposal from a third party if specified conditions are met, including the payment of a termination fee as required under the merger agreement.

Indemnification of Midatech (page 158)

All representations and warranties made by DARA in the merger agreement will survive until the termination of the CVR Agreement in accordance with its terms, and all covenants, obligations and agreements of DARA to be performed after the Effective Time will survive until the termination of the CVR Agreement in accordance with its terms or for the period specified in the merger agreement.

From and after the Closing Date and until the expiration of the CVR Agreement, and subject to the terms, conditions and limitations set forth in the merger agreement, DARA stockholders will indemnify, hold harmless and defend Midatech and its officers, directors and affiliates against any adverse consequences (as defined herein) resulting from or arising out of (i) any misrepresentation or breach of DARA’s representation or warranties (as of the date made or as of the Closing Date, as applicable, except such representation or warranty that expressly relates to a specified date, the misrepresentation or breach of which will be determined with reference to such specified date) or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by DARA prior to the Closing pursuant to the merger agreement. DARA stockholders will not, however, be liable for any adverse consequences unless and until the aggregate amount of adverse consequences exceed $225,000, whereupon DARA stockholders will only be liable for the portion of adverse consequences exceeding such amount. In this case, Midatech and its officers, directors and affiliates will be entitled to indemnification for all losses incurred by them that are in excess of this amount, subject to a limit on DARA’s stockholders maximum aggregate liability of the aggregate amount of unpaid payments otherwise payable by Midatech pursuant to the CVR Agreement to holders of the CVRs from time to time. Any adverse consequences payable to Midatech pursuant to the merger agreement will be satisfied solely by an offset against payments otherwise payable by Midatech pursuant to the CVR Agreement, if any, to holders of the CVRs, severally and not jointly and on a pro-rata basis. The indemnification discussed herein is the sole and exclusive remedy of Midatech and its officers, directors and affiliates, other than for claims for or based on willful material misconduct or intentional fraud by DARA. For more information see “The Merger Agreement—Indemnification of Midatech” beginning on page 158.

Comparison of Stockholder Rights (page 264)

As a result of the merger, the holders of DARA common stock will become holders of Midatech Depositary Shares. Following the merger, DARA stockholders will have different rights as holders of Midatech Depositary Shares than they had as DARA stockholders due to the differences between the laws of the jurisdiction of incorporation, which, in the case of DARA is the State of Delaware, and the certificate of incorporation and bylaws of DARA, and that of the jurisdiction of incorporation of Midatech, which is England and Wales, and the articles of association of Midatech. See “Comparison of Stockholder Rights” beginning on page 264. For a copy of DARA’s current certificate of incorporation or bylaws, see “Where You Can Find More Information” beginning on page 313. Midatech’s articles of association are included as an exhibit to the registration statement of which the proxy statement/prospectus is a part.

Stock Ownership of Directors and Executive Officers of DARA

At the close of business on the record date, directors and executive officers of DARA and their affiliates were entitled to vote 82,827 shares of DARA common stock, or approximately 0.42% of the shares of DARA common stock outstanding and entitled to vote on that date. As noted previously, each of DARA’s directors and officers has entered into a voting agreement obligating them to vote in favor of the approval of all proposals submitted by DARA in connection with the merger and against any alternative business combination transaction unless the DARA Board of Directors has changed its recommendation with respect to the merger or terminated the merger agreement.

Litigation Related to the Merger (page 132)

DARA, its individual Board of Directors, Midatech, Merger Sub and Secondary Merger Sub are named as defendants in purported class action lawsuits, referred to as stockholder actions, brought by alleged DARA stockholders challenging DARA’s proposed merger with Midatech. The complaints allege, among other things, that (i) each member of DARA’s Board of Directors breached his or her fiduciary duties to DARA and its stockholders by authorizing the sale of DARA to Midatech; (ii) the merger does not maximize value to DARA stockholders; and (iii) Midatech, Merger Sub, Secondary Merger Sub and DARA aided and abetted the breaches of fiduciary duty allegedly committed by the members of the DARA Board of Directors. In addition, one amended complaint alleges that Midatech’s Registration Statement on Form F-4, as filed on August 11, 2015, omits or misstates certain material information. The stockholder actions seek class action certification and equitable relief, including judgments enjoining the defendants from consummating the merger on the agreed-upon terms.

DARA and Midatech believe the claims asserted by the plaintiffs to be without merit.

For more information, see “Risk Factors—Lawsuits have been filed against DARA, members of the DARA Board of Directors, Merger Sub, Secondary Merger Sub, and Midatech challenging the merger, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the merger, and result in substantial costs” on page 39.

The Special Meeting of DARA Stockholders

The Special Meeting (page 172)

The special meeting will be held on December 2, 2015 at 10:00 a.m., local time, at DARA’s corporate headquarters at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615.

Purpose of the Special Meeting (page 172)

At the special meeting, DARA stockholders will be asked to approve:

•	the merger proposal;

•	the Potential Payments Under Compensation Arrangement proposal; and

•	a proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Record Date; Stockholders Entitled to Vote (page 172)

DARA has fixed the close of business on October 16, 2015 as the record date for determining the DARA stockholders entitled to receive notice of and to vote at the special meeting. Only holders of record of DARA common stock on the record date are entitled to receive notice of and vote at the special meeting, and any adjournment thereof.

Each share of DARA common stock is entitled to one vote on each matter brought before the special meeting. On the record date, there were 19,755,595 shares of DARA common stock issued and outstanding.

Quorum Requirement (page 172)

Under Delaware law and DARA’s bylaws, a quorum of DARA’s stockholders at the special meeting is necessary to transact business. The presence of holders representing a majority of the shares of DARA common stock issued and outstanding on the record date and entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting.

All of the shares of DARA common stock represented in person or by proxy at the special meeting, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum at the special meeting.

Votes Required to Approve the Proposals (page 173)

DARA’s proposals require different percentages of votes in order to approve them:

•	In order to approve the merger proposal, the affirmative vote of the majority of outstanding shares of DARA common stock entitled to vote on the proposal must be obtained.

•	In order to approve the Potential Payments Under Compensation Arrangements proposal, the affirmative vote of the majority of total votes cast by the holders of DARA common stock on the proposal must be obtained.

•	In order to approve the proposal to permit the proxies to adjourn the special meeting, including for the purpose of soliciting additional proxies, the affirmative vote of the majority of shares of DARA common stock present in person or represented by proxy at the special meeting and entitled to vote on the record date must be obtained, regardless of whether a quorum is present.

The vote on the Potential Payments Under Compensation Arrangements is a vote separate and apart from the vote to adopt the merger agreement. Because the vote on Potential Payments Under Compensation Arrangements is advisory in nature only, it will not be binding on DARA. The approval of the merger proposal is a condition to the Closing.

Failure to Vote; Abstentions and Broker Non-Votes (page 173)

Subject to the foregoing, no vote will be cast on any proposal at the special meeting on behalf of any stockholder of record who does not cast a vote on such matter. However, if the stockholder properly submits a proxy prior to the special meeting, his or her shares of common stock will be voted as he or she directs. If he or she submits a proxy but no direction is otherwise made, the shares of common stock will be voted “FOR” the merger proposal, “FOR” the advisory, non-binding proposal on the Potential Payments Under Compensation Arrangements, and “FOR” the approval of any adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Shares held by a stockholder who indicates on an executed proxy card that he or she wishes to abstain from voting will count toward determining whether a quorum is present and will have the same effect as a vote “AGAINST” the merger proposal and the proposal to permit proxies to adjourn the special meeting, but will have no effect on the advisory, non-binding proposal on the Potential Payments Under Compensation Arrangements.

Broker non-votes may occur when a person holding shares through a bank, broker or other nominee does not provide instructions as to how the shares should be voted, and the bank, broker or nominee lacks discretionary authority to vote on a particular proposal. If a broker non-vote occurs, the broker non-vote will count for purposes of determining a quorum. Any broker non-vote will have the same effect as a vote “AGAINST” the merger proposal and the proposal to permit the proxies to adjourn the special meeting, but will have no effect on the advisory, non-binding proposal on the Potential Payments Under Compensation Arrangements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF MIDATECH

The following table sets forth certain of Midatech’s consolidated financial data. The selected historical consolidated financial data as of and for the years ended December 31, 2014 and 2013 is derived from Midatech’s audited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus.

The selected historical consolidated financial data as of June 30, 2015 and for the six months ended June 30, 2015 and 2014 is derived from Midatech’s unaudited consolidated financial statements, which are included elsewhere in this proxy statement/prospectus, except for the statement of financial position data as of June 30, 2014, which has been taken from management’s internal accounting records, and has been prepared on the same basis as the audited financial statements included elsewhere in this proxy statement/prospectus. In the opinion of Midatech’s management, the unaudited data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of results as of and for these periods. The historical results are not necessarily indicative of results to be expected in any future period and the results for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the full fiscal year.

Q Chip Acquisition

Midatech’s financial and operating data for fiscal 2014 and 2013 were not adjusted to reflect the full year effect of Midatech’s acquisition of Q Chip on December 8, 2014, its effective acquisition date, whereas statement of financial position data and subsequent periods include contributions from Q Chip. Thus Midatech’s financial and operating data for fiscal 2014 and 2013 are not fully comparable in this proxy statement/prospectus.

The selected historical consolidated financial data presented below should be read in conjunction with “Midatech’s Operating and Financial Review and Prospects” beginning on page 177. and Midatech’s consolidated financial statements and the related notes thereto, which are included elsewhere in this proxy statement/prospectus. The selected historical consolidated financial data in this section are not intended to replace Midatech’s financial statements and the related notes thereto.

(£’s in thousands, except share and per share data; all from continuing operations)	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2015	2014	2014	2013
	(unaudited)
Consolidated Statement of Comprehensive Income Data:
Revenue	324	36	157	147
Loss from operations	(5,266)	(3,086)	(9,947)	(4,499)
Loss before tax	(5,250)	(3,174)	(10,100)	(4,883)
Loss after tax attributable to the owners of the parent	(4,894)	(2,798)	(9,082)	(4,084)
Total other comprehensive (loss) income, net of tax	(60)	(20)	(151)	5

Total comprehensive loss attributable to the owners of the parent	(4,954)	(2,818)	(9,233)	(4,079)
Loss Per Share Data:
Basic and diluted loss per ordinary share—pence	(18p )	(39p )	(101p )	(71p )
Cash dividends declared per ordinary share	—	—	—	—
Weighted average number of ordinary shares used	27,800,459	7,115,721	9,026,347	5,715,576
Consolidated Statement of Financial Position Data:
Non-Current Assets	15,436	1,115	15,035	1,079
Current Assets	26,832	2,644	31,628	4,095
Cash and cash equivalents	24,343	1,868	30,325	2,387
Total Assets	42,268	3,759	46,663	5,174
Non-Current Liabilities	1,764	2,219	1,842	2,119
Borrowings	1,410	2,219	1,488	2,119
Current Liabilities	3,376	2,110	2,832	2,295
Total Liabilities	5,140	4,329	4,674	4,414
Total Equity	37,128	(570)	41,989	760
Total Equity and Liabilities	42,268	3,759	46,663	5,174

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DARA

The following table sets forth a summary of certain of DARA’s selected consolidated financial information for the calendar years ended December 31, 2010 through December 31, 2014, derived from audited financial statements of DARA. The financial information as of and for the six months ended June 30, 2015 and June 30, 2014 are derived from unaudited financial statements and, in the opinion of DARA’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. The results of operations for the six months ended June 30, 2015 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2015. You should not assume the results of operations for any past periods indicate results for any future period.

The summary historical consolidated financial data presented below should be read in conjunction with “DARA’s Management Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 227 and its consolidated financial statements and the related notes thereto for the periods presented included elsewhere in this proxy statement/prospectus. The summary historical consolidated financial data in this section are not intended to replace DARA’s financial statements and the related notes thereto.

($’s in thousands, except share and per share data)	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(unaudited)
Operating Data:
Net revenues	$1,643.0	$570.9	$1,886.5	$419.3	$53.6	$—	$—
Costs and expenses	$7,460.9	$6,104.5	$11,286.7	$10,908.6	$9,690.7	$6,761.9	$6,484.8

Loss from operations	$(5,817.9)	$(5,533.6)	$(9,400.2)	$(10,489.3)	$(9,637.1)	$(6,761.9)	$(6,484.8)
Other (expense) income	$(17.3)	$194.4	$162.7	$150.1	$596.9	$90.2	$492.9
Income tax (expense) benefit	$—	$—	$—	$(28.6)	$1,299.8	$194.4	$—
Consolidated net loss	$(5,835.2)	$(5,339.2)	$(9,237.5)	$(10,367.8)	$(7,740.4)	$(6,477.3)	$(5,991.9)
Loss attributable to noncontrolling interest	$—	$98.1	$236.4	$402.8	$429.4	$306.7	$339.5
Loss attributable to controlling interest	$(5,835.2)	$(5,241.1)	$(9,001.1)	$(9,965.0)	$(7,311.0)	$(6,170.6)	$(5,652.4)
Loss Per Share Data:
Basic and diluted net loss per common share attributable to controlling interest	$(0.30)	$(0.58)	$(0.63)	$(1.94)	$(3.02)	$(5.99)	$(9.02)
Shares used in computing basis and diluted net loss per common share	19,755,595	8,980,945	14,305,431	5,132,256	2,422,077	1,030,203	626,345
Balance Sheet Data:
Cash and cash equivalents	$7,004.7	$15,882.8	$12,026.6	$3,425.5	$6,496.5	$1,179.2	$5,478.4
Working capital	$5,139.7	$14,477.3	$10,028.5	$2,213.6	$5,006.0	$594.9	$4,915.7
Total assets	$11,876.8	$20,333.2	$17,752.5	$7,988.1	$11,692.1	$1,852.3	$6,443.0
Total current liabilities	$3,105.4	$2,059.7	$3,745.3	$1,675.1	$2,038.9	$868.0	$914.8
Total stockholders’ equity	$8,692.1	$17,475.9	$13,916.1	$5,562.0	$8,993.0	$959.1	$5,197.2

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information is based on the historical financial data of Midatech, Q Chip Limited and DARA, and has been prepared to illustrate the effects of the acquisitions of Q Chip Limited and DARA.

The unaudited pro forma combined statement of financial position of the Midatech group is based on the unaudited statement of financial position of the Midatech group as at June 30, 2015, and has been prepared to illustrate the effect of the proposed acquisition of DARA on the statement of financial position of the Midatech group as if it had been completed on such date. The acquisition of Q Chip Limited, renamed Midatech Pharma (Wales) Limited on January 23, 2015 (referred to in this section only as Midatech Pharma Wales or MPW) occurred on December 8, 2014, and therefore Midatech Pharma Wales is already included in the consolidated financial statements as of and for the period ended June 30, 2015.

The unaudited pro forma combined income statement of the Midatech group is based on the audited consolidated statement of comprehensive income of the Group for the year ended December 31, 2014, and the unaudited consolidated statement of comprehensive income for the six months ended June 30, 2015, and has been prepared to illustrate the effect of the acquisitions on the consolidated statement of comprehensive income of the Group for both periods as if as they had been completed on January 1, 2014. For purposes of the consolidated statement of comprehensive income for the year ended December 31, 2014, an adjustment has been made to the historical Midatech Pharma Wales financial data to eliminate revenues and expenses included twice in the pro forma combined statement of comprehensive income data.

The pro forma financial statements are presented in British pounds sterling and in accordance with IFRS. DARA financial data has been converted into IFRS. Additionally, DARA financial data has been converted from U.S. dollars into British pounds sterling at the spot rate on June 30, 2015 for the statement of financial position, and at average rates over the relevant periods for the income statements. The following rates of exchange were used as quoted on an Oanda internet website, a Canadian-based foreign exchange company providing currency conversion, online retail foreign exchange trading, online foreign currency transfers, and forex information:

Period	GBP to USD
Spot rate at June 30, 2015	$1.5717
Average rate for the six months ended June 30, 2015	$1.5232
Average rate for the twelve months ended December 31, 2014	$1.6476

The unaudited pro forma condensed combined financial information is provided for informational purposes only, is subject to a number of uncertainties and assumptions, does not purport to represent what the combined company’s actual performance or financial position would have been if the merger had occurred on the dates indicated, and does not purport to indicate financial position or results of operations as of any future date or for any future period. Please refer to the following information in conjunction with this unaudited pro forma condensed combined financial information: the accompanying notes to the unaudited pro forma condensed combined financial information, Midatech’s consolidated financial statements for the years ended December 31, 2014 and 2013 and the accompanying notes thereto, Midatech’s unaudited consolidated financial statements for the six months ended June 30, 2015 and 2014 and the accompanying notes thereto, the consolidated financial statements of Midatech Pharma Wales for the years ended December 31, 2014 and 2013 and the accompanying notes thereto, each included elsewhere in this proxy statement/prospectus, DARA’s consolidated financial statements for the three years ended December 31, 2014, 2013 and 2012 and the accompanying notes thereto, and DARA’s unaudited condensed consolidated financial statements for the six months ended June 30, 2015 and 2014 and the accompanying notes thereto, each included elsewhere in this proxy statement/prospectus, “DARA’s Management Discussion and Analysis of Financial Condition and Results of Operations” and “Midatech’s

Operating and Financial Review and Prospects” included elsewhere in this proxy statement/prospectus and from DARA’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

See also the “Unaudited Pro Forma Condensed Combined Financial Information” and notes thereto beginning on page 297.

(£’s in thousands, except share and per share data)	Pro Forma Combined for the Year Ended December 31, 2014	Pro Forma Combined for the Six Months Ended June 30, 2015
Combined Pro Forma Statement of Income Data:
Revenue	1,627	1,403
Gross profit	1,358	1,134
Research and development costs	(6,122)	(2,304)
Loss from operations	(18,476)	(9,218)
Loss for the period	(17,423)	(8,984)
Loss per share (£)	(0.91)	(0.27)
Weighted average shares outstanding (in thousands of shares)	19,218	33,249

Pro Forma Combined as at June 30, 2015
(£’s in thousands)
Combined Pro Forma Statement of Financial Position Data:
Non-current assets	37,227
Current assets	28,129
Total assets	65,356
Non-current liabilities	7,156
Current liabilities	4,788
Total liabilities	11,944
Total equity	53,412

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table sets forth selected per share data for Midatech and DARA separately on a historical basis. It also includes unaudited pro forma combined per share data for Midatech, which combines the data of Midatech and DARA on a pro forma basis giving effect to the merger. This data does not give effect to any anticipated synergies, operating efficiencies or costs savings that may be associated with the merger. This data also does not include any integration costs the companies may incur related to the merger as part of combining the operations of the companies. This data has been prepared in accordance with IFRS and should be read in conjunction with Midatech’s and DARA’s historical consolidated financial statements and accompanying notes included in Midatech’s audited financial statements, which are included elsewhere in this proxy statement/prospectus, and DARA’s Annual Report on Form 10-K for the year ended December 31, 2014. See also the “Unaudited Pro Forma Condensed Combined Financial Information” and notes thereto beginning on page 297.

	As of and for the Year Ended December 31, 2014	As of and for the Six Months Ended June 30, 2015 (2)
Midatech Historical Per Share Data: (1)
Net loss per basic and diluted ordinary share	$(1.57)	$(0.28)
Cash dividends per share	—	—
Book value per share	$7.25	$2.10
Midatech Unaudited Pro Forma Combined Per Share Data: (1)
Net loss per basic and diluted ordinary share	$(1.42)	$(0.42)
Cash dividends per share	—	—
Book value per share(2)	$4.33	$2.53

	As of and for the Year Ended December 31, 2014	As of and for the Six Months Ended June 30, 2015
DARA Historical Per Share Data:
Net loss per share of common stock:
Basic and diluted	$(0.63)	$(0.30)
Cash dividends per share	—	—
Book value per diluted share	$0.97	$0.44

(1)	Midatech’s results as reported in British pounds sterling have been converted into U.S. dollar using a year end exchange rate of £1.00 = $1.5578 and a June 30, 2015 exchange rate of £1.00 = $1.5727, each of which represents the daily noon buying rate, as published by the Federal Reserve Bank of New York, on December 31, 2014 and June 30, 2015, respectively.
(2)	Book value per share uses equity on a pro forma basis at June 30, 2015, divided by weighted average pro forma shares outstanding at December 31, 2014.

COMPARATIVE PER SHARE MARKET PRICE AND SHARE INFORMATION

Midatech’s ordinary shares are quoted on the AIM Market under the symbol “MTPH.” Shares of DARA’s common stock are listed for trading on the NASDAQ Capital Market under the symbol “DARA.”

Historical Market Price and Dividend Information. The following table sets forth, for the periods indicated, the high and low sales prices per Midatech ordinary share, as reported on AIM, and DARA common stock, as reported on NASDAQ. Neither Midatech nor DARA has ever paid any cash dividends and have no plans to pay any cash dividends in the foreseeable future.

On June 2, 2015, the last trading day before the execution of the merger agreement, the closing price of a Midatech ordinary share on AIM was £2.93. On October 9, 2015, the last practicable trading day prior to the date of this proxy statement/prospectus for which exchange rate information was published by the Federal Reserve Bank of New York, the closing price of a Midatech ordinary share on AIM was £2.65.

On June 2, 2015, the last trading day before the execution of the merger agreement, the closing price of DARA’s common stock on the NASDAQ Capital Market was $0.82. On October 9, 2015, the last practicable trading day prior to the date of this proxy statement/prospectus for which exchange rate information was published by the Federal Reserve Bank of New York, the closing price of DARA’s common stock on the NASDAQ Capital Market was $0.84.

On October 16, 2015, the last practicable trading day prior to the date of this proxy statement/prospectus, there were 27,820,760 ordinary shares of Midatech outstanding and 19,755,595 shares of DARA common stock outstanding. As of such date, Midatech had 281 holders of record of its ordinary shares and DARA had 109 holders of record of its common stock.

	Midatech (1)		DARA
	High	Low	High	Low
Year ended December 31, 2010 (2)	—	—	$6.53	$0.32
Year ended December 31, 2011	—	—	$4.29	$0.88
Year ended December 31, 2012	—	—	$2.77	$0.62
Year ended December 31, 2013
March 31	—	—	$6.00	$3.80
June 30	—	—	$5.20	$2.60
September 30	—	—	$3.58	$2.35
December 31	—	—	$3.75	$2.25
Annual	—	—	$6.00	$2.25
Year ended December 31, 2014
March 31	—	—	$4.40	$2.50
June 30	—	—	$3.01	$1.02
September 30	—	—	$1.64	$1.02
December 31	£2.85	£2.60	$1.09	$0.74
Annual	£2.85	£2.60	$4.40	$0.74
Year ended December 31, 2015
March 31	£3.30	£2.65	$1.05	$0.70
June 30	£3.20	£2.60	$1.03	$0.67
September 30	£3.05	£2.65	$0.94	$0.78
December 31 (through October 15)	£2.65	£2.59	$0.88	$0.80
Monthly Prices:
April 2015	£3.06	£2.60	$0.87	$0.68
May 2015	£2.96	£2.84	$0.87	$0.67
June 2015	£3.20	£2.85	$1.03	$0.75
July 2015	£3.05	£2.75	$0.92	$0.80
August 2015	£2.85	£2.65	$0.94	$0.78
September 2015	£2.73	£2.63	$0.94	$0.78
October 2015 (through October 15)	£2.65	£2.59	$0.88	$0.80

(1)	Midatech ordinary shares began trading on AIM on December 8, 2014. Prior to that, no established market for Midatech ordinary shares existed.
(2)	On May 12, 2010, DARA effected a one-for-16 reverse stock split of DARA’s common stock. On February 10, 2014, DARA effected a one-for-five reverse stock split of DARA’s common stock. All per share information included has been retroactively restated to effect the reverse stock splits.

Recent Closing Prices and Comparative Market Price Information. The following table sets forth the closing sales prices of a Midatech ordinary share (as reported on AIM) and of DARA common stock (as reported on the NASDAQ Capital Market), each on June 3, 2015, the last trading day before the day on which Midatech and DARA announced the execution of the merger agreement, and on October 9, 2015, the last practicable trading day before the date of this proxy statement/prospectus for which exchange rate information was published by the Federal Reserve Bank of New York.

	Midatech Ordinary Share Price per Share (1)	DARA Common Stock Price per Share	DARA Equivalent Stock Price Per Share (2)
June 3, 2015	$4.50	$0.81	$1.22
October 9, 2015	$4.06	$0.84	$1.10

(1)	The Midatech ordinary share price (rounded to the nearest whole cent) as at the close of trading on June 3, 2015 and October 9, 2015 of £2.93 and £2.65, respectively, converted from British pounds sterling into U.S. dollars at the daily noon buying rates, as published by the Federal Reserve Bank of New York, on June 3, 2015 and October 9, 2015, respectively.
(2)	The DARA equivalent stock prices were calculated by multiplying the per share price of Midatech ordinary shares on each date by the initial Exchange Ratio of 0.272.

The market prices of Midatech ordinary shares and DARA common stock will fluctuate before the special meeting and before the merger is completed. You should obtain current market quotations from a newspaper, the Internet or your broker or banker.

CURRENCIES AND EXCHANGE RATE INFORMATION

The following table shows, for the periods indicated, information concerning the exchange rate between the British pound sterling and the U.S. dollar. This information is provided solely for your information, and Midatech and DARA do not represent that the British pound sterling could be converted into U.S. dollars at these rates or at any other rate. These rates are not the rates used by Midatech in the preparation of its consolidated financial statements included in this proxy statement/prospectus.

The data provided in the following table is expressed in U.S. dollars per British pound sterling and is based on noon buying rates published by the Federal Reserve Bank of New York for the British pound sterling. On June 3, 2015, the last trading day before the merger agreement was announced, the exchange rate between the U.S. dollar and the British pound sterling expressed in U.S. dollars per British pound sterling was £1.00 = $1.5351. On October 9, 2015, the last trading day prior to the date of this proxy statement/prospectus for which exchange rate information was published by the Federal Reserve Bank of New York, the exchange rate was £1.00 = $1.5315.

	High ($)	Low ($)
Recent Monthly Data
October 2015 (through October 9, 2015)	1.5316	1.5162
September 2015	1.5573	1.5116
August 2015	1.5731	1.5362
July 2015	1.5634	1.5353
June 2015	1.5882	1.5187
May 2015	1.5772	1.5118
April 2015	1.5485	1.4648

Average Rate ($) (1)
Annual Data (12-month period ended December 31)
2014	1.6461
2013	1.5667
2012	1.5924
2011	1.6105
2010	1.5414

(1)	The average rates were calculated by taking the simple average of the daily noon buying rates, as published by the Federal Reserve Bank of New York, on the last day of each month during the period.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section of the proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” you should carefully consider the following risk factors before deciding how to vote on the proposals presented at the special meeting. If the merger agreement is adopted and the contemplated transactions close, you will receive Midatech Depositary Shares and CVRs. There are risks to owning Midatech Depositary Shares and CVRs. The risks and uncertainties described below are not the only risks and uncertainties the parties may face. Additional risks and uncertainties not presently known to the parties, or that the parties currently consider immaterial could also negatively affect the business, financial condition, results of operations, prospects, profits and stock prices of Midatech, DARA or the combined company. If any of the risks described below actually occur, the business, financial condition, results of operations, prospects, profits and stock prices of Midatech, DARA or the combined company could be materially adversely affected, which could adversely affect the likelihood of any payments being made under the CVRs. See “Where You Can Find More Information” beginning on page 313.

Risks Related to the Merger

Because the market price of Midatech’s ordinary shares will fluctuate, DARA stockholders will not know until the effective time the value of the consideration they will receive in the merger.

If the market price for each Midatech ordinary shares increases between the time of the special meeting and the closing of the merger, DARA stockholders will receive Midatech ordinary shares that have a market value that is greater than the market value of such shares at the time of the special meeting. If the price for each Midatech ordinary share decreases between the time of the special meeting and the effective time of the merger, DARA stockholders will receive Midatech ordinary shares at closing that have a market value that is less than the market value of such shares at the time of the special meeting. Therefore, in certain circumstances the Exchange Ratio will be adjusted in part based on the market value of a Midatech ordinary share prior to the completion of the merger, DARA shareholders cannot be sure at the time of the special meeting of the actual value of the consideration that will be paid to DARA shareholders upon completion of the merger.

Under the terms of the Merger Agreement, the Exchange Ratio, which determines the amount of ordinary shares of Midatech each DARA shareholder will receive, is initially set at 0.272, but may be adjusted to as high as 0.306 or as low as 0.246. The exact value will be calculated based on the figure which represents the average of the weighted average mid-market trading price of Midatech ordinary shares on AIM for each of the 15 business days ending on the business day immediately prior to the closing of the merger. Therefore, the exact amount and value of Midatech Depositary Shares that you will receive will not be calculated until just prior to the closing of the merger. See “The Merger—Merger Consideration” beginning on page 94.

There can be no assurance that the merger will be consummated. Failure to complete the merger could have an adverse effect on Midatech’s or DARA’s stock price, business, financial condition, results of operations or prospects.

The merger is subject to the satisfaction or waiver of certain closing conditions summarized in the section in this proxy statement/prospectus entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 161 and set forth in the merger agreement attached to and included in this proxy statement/prospectus as Annex A. There can be no assurance that each of the conditions will be satisfied. In addition, in certain circumstances, each party may be entitled to terminate the merger agreement. If the conditions are not satisfied or waived in a timely manner and the merger is delayed, the parties may lose some or all of the intended or perceived benefits of the merger, which could cause the parties’ stock prices to decline and harm their respective businesses.

If the merger is not completed for any reason, including as a result of DARA stockholders failing to adopt the merger agreement, the ongoing businesses of Midatech and DARA may be adversely affected and Midatech and DARA would be subject to a number of risks, including the following:

•	DARA may be required, under certain circumstances, to pay Midatech a termination fee of $1.05 million or reimburse Midatech for certain expenses;

•	Midatech and DARA are subject to certain restrictions on the conduct of their businesses prior to completing the merger, which may adversely affect their abilities to execute certain of their respective business strategies;

•	Midatech and DARA have incurred and will continue to incur significant costs and fees associated with the proposed merger;

•	Midatech and DARA may experience negative reactions from the financial markets, including negative impacts on their stock prices;

•	Midatech and DARA may experience negative reactions to the termination of the merger from customers, clients, business partners, lenders and employees;

•	The market prices of Midatech and DARA shares may decline to the extent that the current market prices reflects any market assumption that the merger will be completed;

•	Matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Midatech and DARA management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to Midatech and DARA as independent companies;

•	Midatech and DARA may not be able to continue their respective operations without significant capital, which may not be available on favorable terms, if at all; and

•	neither DARA nor Midatech would realize any of the anticipated benefits of having completed the merger.

In addition, Midatech and DARA could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Midatech or DARA to perform its obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect Midatech or DARA’s businesses, financial condition, results of operations, prospects, profits and stock prices.

The merger agreement limits DARA’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for DARA to sell its business to a party other than Midatech during the period between signing and the closing of the merger. These provisions include the general prohibition on DARA soliciting any alternative acquisition proposal (as defined in the section titled “The Merger Agreement—No Solicitation of Transactions” beginning on page 156) or offer for a competing transaction, the requirement that DARA pay a termination fee of $1.05 million if the merger agreement is terminated in specified circumstances and the requirement that DARA submit the merger agreement to a vote of DARA stockholders even if the DARA Board of Directors changes its recommendation, subject to certain exceptions. Additionally, in certain circumstances if the merger is not completed, DARA may be required to reimburse Midatech for up to $525,000 of Midatech’s reasonable and documented expenses in connection with the merger agreement and the transactions contemplated thereby. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 163 and “The Merger Agreement—Registration Statement; DARA Stockholder Meeting” beginning on page 155.

These provisions may discourage a third party that might have an interest in acquiring all or a significant part of DARA from considering or proposing an acquisition even if it were prepared to pay consideration with a higher per share consideration than the current proposed Per Share Merger Consideration. Furthermore, the termination fee may result in a potential competing acquirer proposing to pay a lower per share price to acquire DARA than it might otherwise have proposed to pay.

Midatech and DARA expect to incur significant one-time costs associated with the merger that could affect the period-to-period operating results of the combined company following the completion of the merger.

Midatech and DARA anticipate that they will incur one-time charges of approximately £2.5 million and $2.3 million, respectively, as a result of costs associated with the merger. The parties will not be able to quantify the exact amount of these charges or the period in which it will be incurred until after the merger is completed. Some of the factors affecting the costs associated with the merger include the timing of the completion of the merger and the resources required in integrating DARA and Midatech. The amount and timing of this charge could adversely affect the combined company’s period-to-period operating results, which could result in a reduction in the market price of Midatech’s ordinary shares and Midatech Depositary Shares.

Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained in this proxy statement/prospectus.

Any estimates as to the future value of the combined company, including estimates regarding the price at which the ordinary shares of the combined company will trade following the merger, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies described in this proxy statement/prospectus, all of which are subject to the risks and uncertainties described in this proxy statement, including these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, or the price at which the ordinary shares of the combined company will trade following the merger, whether made before or after the date of this proxy statement/prospectus by DARA’s or Midatech’s respective management or affiliates or others, without considering all of the information contained in this proxy statement/prospectus.

The merger agreement contains certain obligations to indemnify Midatech that could result in substantial offsets to any payments made to you under the CVR Agreement.

After the consummation of the merger, each DARA stockholder, whether or not he or she votes in favor of the merger, will be liable for the indemnification of Midatech, and its officers, directors, and affiliates, referred to collectively as the Indemnified Parties, against any adverse consequences resulting from or arising out of a breach of DARA’s representations or warranties contained in the merger agreement (as of the date made or as of the Closing Date, as applicable) or covenants, agreements, or obligations contained in the merger agreement that are to be performed by DARA prior to the Closing. Any damages or other costs resulting from adverse consequences payable to Midatech will be satisfied solely by an offset against payments otherwise payable to DARA stockholders under the CVR Agreement. Additionally, DARA stockholders will not be liable for any adverse consequences unless and until the aggregate amount of adverse consequences exceed $225,000. In this case, the Indemnified Parties will be entitled to indemnification for all losses incurred by them that are in excess of this amount, but in no event will the liability exceed the aggregate amount of unpaid payments otherwise payable by Midatech to the DARA stockholders under the CVR Agreement. Therefore, there can be no assurance that the amount payable to DARA stockholders under the CVR Agreement will not be reduced in whole or in part due to the indemnification and expense claims of Midatech in accordance with the merger agreement.

Midatech may fail to realize some or all of the anticipated benefits of the proposed merger, which may adversely affect the value of each Midatech ordinary share and, consequently, the Midatech Depositary Shares.

The success of the merger will depend, in part, on Midatech’s ability to realize the anticipated benefits and cost savings from combining Midatech and DARA. However, to realize these anticipated benefits and cost savings, the businesses of Midatech and DARA must be successfully combined and the two companies’ respective operations, technologies and personnel must be integrated following the closing of the merger. If Midatech is not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected and the value of each Midatech ordinary share and, consequently, the Midatech Depositary Shares may be adversely affected. In addition, the overall integration of the businesses is a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt Midatech’s operations following closing.

DARA has operated and, until the closing, will continue to operate independently of Midatech. It is possible that the integration process could result in the loss of key employees and other senior management, the disruption of DARA’s business or adversely affect DARA’s ability to maintain its business operations, or otherwise achieve the anticipated benefits of the merger.

Specifically, risks in integrating DARA into Midatech’s operations to realize the anticipated benefits of the merger include, among other things, the failure to:

•	effectively coordinate efforts to communicate Midatech’s capabilities and products following closing;

•	compete effectively for additional opportunities expected to be available to Midatech following closing;

•	integrate and harmonize financial reporting and information technology systems of Midatech and DARA;

•	retain Midatech’s and DARA’s relationships with other companies;

•	integrate the Midatech and DARA senior management teams;

•	retain and integrate key Midatech and DARA employees;

•	coordinate operations across time zones, continents and cultures;

•	manage the diversion of management’s attention from business matters to integration issues;

•	retain customers; and

•	combine Midatech’s business and management culture with the business and management culture of DARA.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual cost synergies, if achieved at all, may be lower than expected and may take longer to achieve than anticipated. If Midatech is not able to adequately address these challenges, it may be unable to successfully integrate its operations with DARA’s operations, or to realize the anticipated benefits of the integration following the closing. The anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved. An inability to realize the full extent of, or any of, the anticipated benefits of the merger, as well as any delays encountered in the integration process, could have an adverse effect on the business and results of operations of the combined company, which may affect the value of each Midatech ordinary share and, consequently, the Midatech Depositary Shares after closing.

Further, Midatech’s ability to sell Oravig and Gelclair (each of which contribute to the achievement of the sales milestones as specified in the CVR Agreement) and Midatech’s ability to discharge its obligations under the CVRs may be diminished if the integration of Midatech and DARA is unsuccessful, takes longer than expected or fails to achieve the financial benefits to the extent anticipated by Midatech.

DARA stockholders may decide to sell their common stock or Midatech Depositary Shares received in the merger, which could cause a decline in their respective market prices.

Some United States holders of DARA common stock may be disinclined to own shares of a company that is organized and has its primary listing outside of the United States. This could result in the sale of DARA shares prior to the completion of the merger or the sale of Midatech Depositary Shares received in the merger. In addition, the market price of DARA common stock and of a Midatech ordinary share may be adversely affected by arbitrage activities occurring prior to the completion of the merger. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, shares of DARA common stock before the merger is completed and Midatech Depositary Shares after the merger is completed. They may also reduce the Exchange Ratio.

Lawsuits have been filed against DARA, members of the DARA Board of Directors, Merger Sub, Secondary Merger Sub, and Midatech challenging the merger, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the merger, and result in substantial costs.

DARA, its directors, Merger Sub, Secondary Merger Sub and Midatech have been named in purported stockholder class action complaints, each filed in Delaware state court. The complaints generally allege, among other things, that (i) each member of DARA’s Board of Directors breached his or her fiduciary duties to DARA and its stockholders by authorizing the sale of DARA to Midatech, (ii) the merger does not maximize value to DARA stockholders; and (iii) Midatech, Merger Sub, Secondary Merger Sub and DARA aided and abetted the breaches of fiduciary duty allegedly committed by the members of the DARA Board of Directors. In addition, one amended complaint alleges that Midatech’s Registration Statement on Form F-4, as filed on August 11, 2015, omits or misstates certain material information. The plaintiffs are seeking, among other things, to enjoin the defendants from consummating the merger on the agreed-upon terms.

The nature of litigation is inherently uncertain and costly. One of the conditions to the closing of the merger is that there not be any legal prohibition preventing the consummation of the merger, which would include the injunction sought by the plaintiffs in this case if it were to be granted. As a result, if the plaintiffs are successful in obtaining the injunction they seek, the merger may be blocked or delayed, and there could be substantial costs to DARA and/or Midatech. It is possible that other similar lawsuits may be filed in the future. DARA cannot estimate any possible loss from this or similar future litigation at this time. DARA has obligations under certain circumstances to hold harmless and indemnify each of the defendant directors against judgments, fines, settlements and expenses related to claims against such directors and otherwise to the fullest extent permitted under Delaware law and DARA’s certificate of incorporation, bylaws and contractual agreements with its directors. Although DARA has insurance which is designed to cover the costs of defense over a defined self-insured retention along with any damages that may ultimately be awarded for covered claims, DARA may not be protected by the policies. Additionally, if DARA’s insurance underwriters determine that the claims are not fully covered by DARA’s policies, DARA may not be able to rely on insurance to cover the costs of litigation or any financial damages which could be awarded by the Delaware state court, either of which could be significant and have a material adverse impact on DARA’s operations and financial condition.

DARA stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company.

DARA’s stockholders currently have the right to vote in the election of the Board of Directors of DARA and on other matters affecting DARA. Upon the completion of the merger, each DARA stockholder will become a stockholder of Midatech with a percentage ownership of the combined organization that is much smaller than the DARA stockholders’ percentage ownership of DARA. It is expected that the former stockholders of DARA, as a group, will receive shares in the merger constituting approximately 16% of the outstanding Midatech ordinary shares immediately after the merger. Because of this, DARA’s stockholders will have less influence on the management and policies of Midatech than they now have on the management and policies of DARA.

The merger may not be completed if certain conditions to the merger are not satisfied or waived or if the merger agreement is terminated by the parties in accordance with its terms.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include, but are not limited to: the adoption of the merger agreement by DARA stockholders, receipt of any required regulatory approvals, absence of orders prohibiting the completion of the merger, the effectiveness of the registration statement of which this proxy statement/prospectus is a part, as well as the registration statement on Form F-6 with respect to the Midatech Depositary Shares, the receipt of approval for the listing of the Midatech Depositary Shares on NASDAQ, subject to official notice of issuance, the continued accuracy of the representations and warranties by both parties, the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels.

In addition, DARA and Midatech may mutually agree to terminate the merger agreement at any time and one or both parties may terminate the merger agreement in a variety of circumstances. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 163.

DARA will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, suppliers, customers and other third parties may have an adverse effect on DARA. These uncertainties may impair DARA’s ability to attract, retain and motivate key personnel until the merger is completed and for a period of time thereafter, and could cause customers, suppliers and others that deal with DARA to seek to change existing business relationships with DARA. These disruptions could have an adverse effect on the ability of Midatech to achieve the sales milestones specified in the CVR Agreement or discharge its obligations under the CVRs. DARA employee retention and recruitment may be particularly challenging prior to the Effective Time, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the merger and the preparation for any integration may place a significant burden on management and internal resources of DARA. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transaction and integration process could affect the financial results of DARA and, following the merger, the combined company. In addition, the merger agreement requires that DARA operate in the ordinary course of business consistent with past practice and restricts DARA from taking certain actions prior to the Effective Time or termination of the merger agreement. These restrictions may prevent DARA from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Conduct of Business by DARA and Midatech” on page 150.

DARA’s executive officers and directors may have financial interests in the merger that are different from, or in addition to, the interests of DARA stockholders.

Executive officers and directors of DARA negotiated the merger agreement, and the DARA Board of Directors approved and recommended that DARA’s stockholders adopt the merger agreement. These executive officers and directors may have interests in the merger that are different from, or in addition to, those of DARA stockholders generally. These interests may include, but are not limited to, the continued employment of certain executive officers of DARA by Midatech, the treatment of equity awards held by directors and executive officers of DARA in the merger (including the accelerated vesting of equity awards), the vesting and accelerated payment of certain benefits and the indemnification of former DARA directors and executive officers by Midatech. The receipt of compensation or other benefits in connection with the merger may influence these persons in making their recommendation that you vote in favor of the adoption of the merger agreement. Stockholders should be aware of these interests when considering such recommendation. Please see “The Merger—Interests of DARA’s Executive Officers and Directors in the Merger” beginning on page 119.

The market prices of Midatech ordinary shares and Midatech Depositary Shares after the merger may be affected by factors different from those currently affecting the shares of Midatech or DARA.

Upon completion of the merger, holders of DARA common stock will become holders of Midatech ordinary shares (in the form of Midatech Depositary Shares). The businesses of Midatech and DARA differ in important respects and, accordingly, the results of operations of the combined company and the market price of Midatech ordinary shares following the merger may be affected by factors different from those currently affecting the independent results of operations of Midatech and DARA. In particular, Midatech operates primarily outside of the United States and has greater exposure to markets and economies outside of the United States than DARA currently does. For a discussion of the business of Midatech and DARA and of certain factors to consider in connection with those businesses see “Description of Midatech’s Business” beginning on page 195 and “Information Regarding DARA” beginning page 236.

The fairness opinion obtained by DARA from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Aquilo Partners LP, referred to as Aquilo Partners, DARA’s financial advisor in connection with the proposed merger, orally delivered to the Board of Directors of DARA its opinion, which was subsequently confirmed in writing dated as of June 3, 2015. The opinion of Aquilo Partners stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be received in the merger was fair to the DARA common stockholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Midatech or DARA, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Midatech or DARA.

Issuance of Midatech ordinary shares prior to completion of the merger could decrease the value of the consideration to be delivered to DARA stockholders.

Under the terms of the merger agreement, Midatech is permitted to issue shares prior to the completion of the merger under certain circumstances and with restrictions as to the number of such shares issued. The issuance of Midatech ordinary shares without an offsetting share repurchase prior to the completion of the merger would have the effect of diluting DARA stockholders’ ownership of the combined company. In addition, such issuances could decrease the market price of Midatech ordinary shares, which could in turn decrease the value of the Per Share Merger Consideration to be delivered to DARA stockholders.

If the merger is not consummated by the Termination Date set forth in the merger agreement, either Midatech or DARA may, in certain circumstances, choose not to proceed with the merger.

Either Midatech or DARA may terminate the merger agreement if, in certain circumstances, the merger has not been completed by December 31, 2015 (which date was extended in accordance with certain conditions in the merger agreement from November 15, 2015), unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

Some of the conditions to the merger may be waived by Midatech or DARA without resoliciting stockholder approval of the proposals approved by them.

Some of the conditions set forth in the merger agreement may be waived by Midatech or DARA, subject to certain limitations. If any conditions are waived, Midatech and DARA will evaluate whether amendment of this proxy statement/prospectus and resolicitation of proxies would be warranted. Subject to applicable law, if Midatech and DARA determine that resolicitation of DARA’s stockholders is not warranted, the parties will have the discretion to complete the merger without seeking further stockholder approval. No action by the Boards of Directors of Midatech or DARA may adversely affect the holders of any class or series of stock of DARA, affect the consideration to be received by DARA stockholders in the merger unless the DARA, common stockholders approve such action or alter or change any of the terms of the certificate of incorporation of the surviving corporation to be effected by the merger.

Risks Related to the Tax Consequences of the Merger and Merger Consideration

It is recommended that each DARA stockholder consult his or her own tax advisor as to the tax consequences of holding Midatech Depositary Shares.

If the mergers do not qualify as a reorganization under Section 368(a) of the Code, then DARA stockholders may be subject to U.S. federal, state, local or other income taxes based upon the full value of the merger consideration.

It is a condition to the completion of the mergers that Midatech and DARA each receive an opinion that, for U.S. federal income tax purposes, the merger and the secondary merger should qualify as a reorganization within the meaning of Section 368(a) of the Code. However, the tax opinions are not binding on the IRS or the courts, and neither Midatech nor DARA intends to request a ruling from the IRS with respect to the U.S. federal income tax consequences of the mergers. As a result, there can be no assurance that the IRS will not disagree with these tax opinions. If the IRS were to successfully assert that the mergers fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, or if for any other reason the mergers were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, a U.S. holder (as defined herein) of DARA common stock would recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value as of the closing date of the mergers of the Midatech Depositary Shares and the amount of cash and the fair market value of the CVRs received and (ii) such holder’s tax basis in the DARA common stock surrendered in the mergers.

The U.S. federal income tax treatment of the CVRs is unclear.

There is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs or the treatment of payments that may be received pursuant to the CVRs. Accordingly, the amount, timing and character of any gain, income or loss with respect to the CVRs are uncertain. In addition, there is no legal authority directly addressing the U.S. federal income tax treatment of the expiration of any rights to receive a cash payment with respect to the CVRs.

Under the CVR Agreement, Midatech and DARA agree to work together in good faith to determine the value as of the closing date of the CVRs issued to DARA stockholders in connection with the mergers. There is a risk that the IRS will disagree with the reported value of the CVRs. Any change in the value of the CVRs will affect the amount of any gain or loss recognized with respect to the receipt of the CVRs. For further discussion, see “Taxation—Material U.S. Federal Income Tax Consequences—Payments Received With Respect to the CVRs” beginning on page 137.

Risks Related to Midatech Depositary Shares

The price of each Midatech ordinary share has been subject to movements on the AIM Market and may continue to do so.

Upon completion of the merger, holders of DARA common stock will become holders of Midatech Depositary Shares, each of which will represent two ordinary shares of Midatech. A public market has never been established for the Midatech Depositary Shares and such a market, once established, may not be sustained. Both the United States and United Kingdom stock markets have experienced significant volatility, including in pharmaceutical and biotechnology stocks. In particular, Midatech’s share price has fluctuated between £2.59 and £3.30 between December 8, 2014 and October 15, 2015. The volatility of pharmaceutical and biotechnology stocks does not often relate to the operating performance of the companies represented by the stock. Other price fluctuations are, or may be, directly attributable to financial performance.

Factors that could cause volatility in the market price of each Midatech ordinary share and Midatech Depositary Shares include:

•	the progress of preclinical development, laboratory testing and clinical trials of Midatech’s product candidates;

•	the results from Midatech’s clinical programs and any future trials Midatech may conduct;

•	developments in the clinical trials of potentially similar competitive products;

•	European Medicines Agency, U.S. Food and Drug Administration or international regulatory actions;

•	failure of any of Midatech’s product candidates, if approved, to achieve commercial success;

•	announcements of the introduction of new products by Midatech or its competitors;

•	market conditions in the pharmaceutical and biotechnology sectors;

•	developments concerning intellectual property rights;

•	litigation or public concern about the safety of Midatech’s products;

•	market research and comments by securities analysts;

•	actual and anticipated fluctuations in Midatech’s operating results;

•	deviations in Midatech’s operating results from the estimates of securities analysts;

•	rumors relating to Midatech or its competitors;

•	additions or departures of key personnel;

•	third party reimbursement policies;

•	developments concerning current or future collaborations, strategic alliances, joint ventures or similar relationships; and

•	reviews of long-term values of Midatech’s assets, which could lead to impairment charges that could reduce Midatech’s earnings.

These and other external factors may cause the market price and demand for Midatech Depositary Shares or Midatech ordinary shares to fluctuate substantially, which may limit or prevent investors from readily buying and selling the securities and may otherwise negatively affect the liquidity of, the Midatech Depositary Shares or the Midatech ordinary shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of Midatech’s stockholders brought a lawsuit against Midatech, it could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of Midatech’s management.

The value of Midatech Depositary Shares to be received in the merger will be subject to currency fluctuations.

Prior to the completion of the merger, any change in the exchange rate between the U.S. dollar and the British pound sterling will affect the U.S. dollar market value of the consideration that DARA stockholders will receive upon completion of the merger. Neither company is permitted to terminate the merger agreement, and the DARA Board of Directors is not permitted to change its recommendation to its stockholders to approve the merger, solely because of changes in currency exchange rates. Following completion of the merger, fluctuations in the exchange rate between the U.S. dollar and the British pound sterling will continue to affect the U.S. dollar equivalent of the British pound sterling price of Midatech ordinary shares quoted on AIM and the market price of Midatech Depositary Shares traded on NASDAQ. Before deciding whether to vote for adoption of the merger agreement, you should obtain information regarding the exchange rate between the U.S. dollar and the British pound sterling.

Midatech Depositary Shares may not be as liquid as Midatech ordinary shares or DARA common stock.

Some companies that have issued ADRs on United States stock exchanges have experienced lower levels of liquidity in their ADRs than is the case for their ordinary shares listed on their domestic exchange. There is a possibility that Midatech Depositary Shares will be less liquid than Midatech ordinary shares listed on AIM, or less liquid than DARA common stock listed on the NASDAQ Capital Market. In addition, investors may incur higher transaction costs when buying and selling Midatech Depositary Shares than they would incur in buying and selling DARA common stock.

The rights of DARA’s stockholders who become holders of Midatech Depositary Shares in the merger will not be the same as the rights of holders of Midatech ordinary shares or DARA common stock.

DARA is a corporation organized under the laws of the State of Delaware. The rights of holders of DARA common stock are governed by the Delaware General Corporation Law, the certificate of incorporation and bylaws of DARA and the listing rules of NASDAQ. Midatech is a public limited company organized under the laws of England and Wales. Upon completion of the merger, the former holders of DARA common stock will receive Midatech Depositary Shares, which represent a beneficial ownership interest in Midatech ordinary shares. The rights of holders of Midatech Depositary Shares will be governed by English law, Midatech’s constitutional documents, the listing rules of the AIM Market of the London Stock Exchange, known as the AIM Rules, and the deposit agreement pursuant to which the Midatech Depositary Shares will be issued. There are differences between the rights presently enjoyed by holders of DARA common stock and the rights to which the holders of Midatech Depositary Shares will be entitled following the merger. In some cases, the holders of Midatech Depositary Shares to be issued in the merger may not be entitled to important rights to which they would have been entitled as holders of DARA common stock. The rights and terms of the Midatech Depositary Shares are designed to replicate, to the extent reasonably practicable, the rights attendant to Midatech ordinary shares, for which there is currently no active trading market in the United States. However, because of aspects of British law, Midatech’s constitutional documents and the terms of the deposit agreement, the rights of holders of Midatech Depositary Shares will not be identical to and, in some respects, may be less favorable than, the rights of holders of Midatech ordinary shares. For more information regarding the characteristics of, and differences between DARA common stock, Midatech ordinary shares and Midatech Depositary Shares, please refer to “Description of Midatech’s Ordinary Shares” beginning on page 245, “Description of Midatech’s American Depositary Shares” beginning on page 253 and “Comparison of Stockholder Rights” beginning on page 264.

After the completion of the merger, the market price of Midatech Depositary Shares may not be identical, in U.S. dollar terms, to the market price of each Midatech ordinary share.

While the market price of Midatech Depositary Shares is expected to fluctuate according to the market price of each Midatech ordinary share and according to changes in the U.S. dollar and British pound sterling exchange rate, there is no guarantee that this relationship will be observed at all times, or at any time. The market price of Midatech Depositary Shares may differ from the market price of each Midatech ordinary share in U.S. dollar terms for a number of reasons, including the relative liquidity of Midatech Depositary Shares and Midatech ordinary shares.

You may not receive distributions on Midatech ordinary shares represented by Midatech Depositary Shares or any value for them if it is illegal or impractical to make them available to holders of ADRs.

The depositary of Midatech Depositary Shares has agreed to pay to you distributions with respect to cash or other distributions it or the custodian receives on Midatech ordinary shares or other deposited securities after deducting its agreed fees and expenses. You will receive these distributions in proportion to the number of Midatech ordinary shares your Midatech Depositary Shares represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of Midatech Depositary Shares. Midatech has no obligation to take any other action to permit the distribution of its Midatech Depositary Shares, ordinary shares, rights or anything else to holders of its Midatech Depositary Shares. As a result, you may not receive the distributions made on Midatech ordinary shares or any value from them if it is illegal or impractical for Midatech to make them available to you. These restrictions may have a material adverse effect on the value of your Midatech Depositary Shares.

You may be subject to limitations on transfer of your Midatech Depositary Shares.

Your Midatech Depositary Shares are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may refuse to deliver, transfer or register transfers of your Midatech Depositary Shares generally when Midatech’s books or the books of the depositary are closed, or at any time if Midatech or the depositary deems it advisable to do so because of any requirement of law or government or governmental body, or under any provision of the deposit agreement, or for any other reason.

It may be difficult for you to bring any action or enforce any judgment obtained in the United States against us or members of Midatech’s Board of Directors, which may limit the remedies otherwise available to you.

Midatech is incorporated as a public limited company in England and Wales and the majority of Midatech’s assets are located outside the United States. In addition, all of the members of the Midatech Board of Directors are nationals and residents of countries, including the United Kingdom, outside of the United States. Most or all of the assets of these individuals are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States if you believe your rights have been infringed under the securities laws or otherwise. In addition, a United Kingdom court may prevent you from enforcing a judgment of a U.S. court against Midatech or these individuals based on the securities laws of the United States or any state thereof. A United Kingdom court may not allow you to bring an action against Midatech or its directors based on the securities laws of the United States or any state thereof.

Midatech has no present intention to pay dividends on its ordinary shares in the foreseeable future and, consequently, your only opportunity to achieve a return on your investment during that time is if the price of Midatech Depositary Shares appreciates.

Midatech has no present intention to pay dividends on its ordinary shares in the foreseeable future. Any determination by Midatech’s Board of Directors to pay dividends will depend on many factors, including its financial condition, results of operations, legal requirements and other factors. Accordingly, if the price of Midatech Depositary Shares falls in the foreseeable future and you sell your Midatech Depositary Shares, you will lose money on your investment, without the likelihood that this loss will be offset in part or at all by cash dividends.

Risks Related to the CVRs

You may not receive any payment on the CVRs.

Your right to receive any future payment on the CVRs will be contingent upon the achievement by Midatech and its subsidiaries of certain sales milestones with respect to Gelclair and Oravig in each of 2016 and 2017, as specified in the CVR Agreement, and Midatech’s ability to pay the CVRs when, and if, due. If the sales milestones specified in the CVR Agreement are not achieved for any reason within the time periods specified in such agreement, no payment will be made under the CVRs and the CVRs will expire valueless. Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value. See “Description of the CVRs” beginning on page 167.

You will not be able to determine the amount of cash to be received under the CVRs until the achievement of certain agreed upon sales milestones, which makes it difficult to value the CVRs.

If any payment is made on the CVRs, it will not be made until the achievement of certain agreed upon sales milestones. As such, you will not know the value, if any, of your CVRs until certain sales milestones occur, or until the CVRs expire.

Your payment on the CVRs, if any, may be decreased by certain indemnification obligations.

Pursuant to the merger agreement, DARA stockholders must indemnify Midatech, its officers, directors, and affiliates for any misrepresentation or breach of any of the representations or warranties of DARA under the merger agreement or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by DARA prior to closing under the merger agreement. Any damages or other costs that are payable pursuant to these indemnification obligations will be satisfied solely from an offset against payments otherwise payable to CVR holders under the CVR Agreement. As a result, any payments that may be due to you under the CVR Agreement may be reduced in whole or in part due to the indemnification and expense claims of Midatech in accordance with the merger agreement.

The CVRs are nontransferable.

The CVRs are nontransferable, meaning that they may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of either in whole or in part, other than in certain limited circumstances. The CVRs will not be registered as securities and they will not be listed or traded on any stock exchange in the United States or elsewhere. Therefore, the CVRs are not liquid and you will not be permitted to sell or transfer them, except for in certain limited circumstances. See “Description of the CVRs” beginning on page 167.

The combined company’s requirement to achieve the CVR sales milestones is based on “commercially reasonable efforts,” which allows for consideration of a variety of factors to determine the efforts Midatech is required to take; accordingly, under certain circumstances Midatech may not be required to take certain actions to achieve the CVR sales milestones, or may allocate resources to other projects, which would have an adverse effect on the value, if any, of the CVRs.

Midatech has agreed to use commercially reasonable efforts, until the CVR Agreement is terminated, to achieve each of the CVR sales milestones. However, under the CVR Agreement, while the definition of “commercially reasonable efforts” does enumerate certain required actions, it allows for the consideration of a variety of factors in determining the efforts Midatech is required to use to achieve the sales milestones, and it does not require Midatech to take all possible actions to achieve these goals. As a result, factors and events may come to pass that result in Midatech permissibly devoting less effort to achievement of the sales milestones than DARA would have devoted had DARA remained a stand-alone company.

The CVR Agreement states that Midatech’s undertakings as to commercially reasonable efforts will not limit its ability to operate in the same manner as it would had it not entered into the CVR Agreement, including but not limited to full discretion as to (i) the determination of pricing of products, (ii) the acceptance or rejection of any product sales or orders, (iii) the determination to discontinue the business or certain product lines (other than Gelclair and Oravig, the products on which the CVR sales milestones are based), or to incorporate the activities of such business or product line into Midatech or its affiliates, (iv) all decisions concerning production, marketing, sales, licensing, capital expenditures, expenses and related matters respecting the operations of the combined company and its business, or any part thereof, and (v) all decisions pertaining to personnel, staffing and other resources of the combined company.

Any payments in respect of the CVRs rank at parity with Midatech’s other indebtedness.

The CVRs will rank equal in right of payment to all existing and future unsecured unsubordinated indebtedness of Midatech, and senior in right of payment to all subordinated indebtedness of Midatech. The CVRs, however, will be effectively subordinated in right of payment to all of Midatech’s secured obligations to the extent of the collateral securing such obligations. Additionally, the CVRs will be effectively subordinated to all existing and future indebtedness, claims of holders of capital stock and other liabilities, including trade payables, of Midatech and its subsidiaries.

Risks Related to the Combined Company

Midatech and DARA may experience difficulties integrating their businesses.

Currently, each company operates as an independent public company. Achieving the anticipated benefits of the merger will depend in significant part upon whether the two companies integrate their businesses in an efficient and effective manner. Due to legal restrictions, Midatech and DARA have been able to conduct only limited planning regarding the integration of the two companies following the merger and have not yet determined the exact nature of how the businesses and operations of the two companies will be combined after the merger. The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. The companies may not be able to accomplish the integration process smoothly, successfully or on a timely basis. The necessity of coordinating geographically separated organizations, systems of controls, and facilities and addressing possible differences in business backgrounds, corporate cultures and management philosophies may increase the difficulties of integration. The companies operate numerous systems and controls, including those involving management information, purchasing, accounting and finance, sales, billing, employee benefits, payroll and regulatory compliance. The integration of operations following the merger will require the dedication of significant management and external resources, which may temporarily distract management’s attention from the day-to-day business of the combined company and be costly. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined company. Any inability of management to successfully and timely integrate the operations of the two companies could have a material adverse effect on the business and results of operations of the combined company.

The combined company may not fully realize the anticipated synergies and related benefits of the merger or within the timing anticipated.

Midatech and DARA entered into the merger agreement because each company believes that the merger will be beneficial to each of Midatech, the Midatech stockholders, DARA and the DARA stockholders including, among other things, as a result of the anticipated synergies resulting from the combined company’s operations. The companies may not be able to achieve any anticipated operating and cost synergies or long-term strategic benefits of the merger within the timing anticipated or at all. For example, elimination of any duplicative costs may not be fully achieved or may take longer than anticipated. For at least the first year after the merger, and possibly longer, the benefits from the merger will be offset by the costs incurred in integrating the businesses and operations, or adverse conditions imposed by regulatory authorities on the combined business in connection with granting approval for the merger. An inability to realize the full extent of, or any of, the anticipated synergies or other benefits of the merger, as well as any delays that may be encountered in the integration process, which may delay the timing of such synergies or other benefits, could have an adverse effect on the business and results of operations of the combined company, and may affect the value of the Midatech ordinary shares and Midatech Depositary Shares after the completion of the merger.

The merger may not be accretive and may cause dilution to the combined company’s earnings per share, which may harm the market price of each Midatech ordinary share and Midatech Depositary Shares after the merger.

While Midatech believes the merger has the potential to be accretive to future earnings, there can be no assurance with respect to the timing and scope of the accretive effect or whether it will be accretive at all. The combined company could encounter additional transaction and integration-related costs or other factors such as the failure to realize all of the benefits anticipated in the merger or a downturn in its business. All of these factors could cause dilution to the combined company’s earnings per share or decrease the expected accretive effect of the merger and cause a decrease in the price of Midatech Depositary Shares and Midatech ordinary shares after the merger.

Although Midatech and DARA expect that the merger will result in benefits to the combined company, the combined company may not realize those benefits because of various challenges and, as a result, the price of Midatech Depositary Shares and Midatech ordinary shares may be adversely affected.

Midatech and DARA believe that the merger will successfully combine DARA’s licensing portfolio with Midatech’s portfolio of products, resulting in a successful combined company with future growth opportunities. Realizing the benefits anticipated from the merger will depend, in part, on the following:

•	retaining key DARA employees;

•	maintaining and continually developing successful licensing collaborations, particularly with respect to Oravig and Gelclair; and

•	successfully integrating DARA’s portfolio into the combined company’s various distribution channels.

The integration of a new company is a complex, costly and time-consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected by Midatech and DARA. There can be no assurance that the combination of Midatech with DARA will result in the realization of the anticipated benefits from the merger. If the anticipated benefits are not realized, the price of Midatech Depositary Shares and Midatech ordinary shares may be adversely affected.

The success of the combined company will depend in part on the combined company’s ability to successfully execute DARA’s business strategy in the future.

DARA’s primary business strategy is to in-license products for commercialization and enter into collaborative agreements with drug manufacturers. These measures are critical to the success of the combined company. However, the combined company may not be able to secure needed licensing or other partnering arrangements, and any such arrangements, even if completed successfully, may not be on terms favorable to the combined company, may not perform as expected, may result in unexpected liabilities and may never contribute significant revenues or cash flow. The combined company will depend to a significant extent on the expertise of and dedication of sufficient resources by its licensors, licensees and partners to develop and commercialize products. Each individual licensor, licensee or corporate partner will control the amount and timing of resources devoted by it to these activities. Moreover, the success of any such licenses or other alliances depends in part upon such partners’ own marketing and strategic considerations, including the relative advantages of alternative marketing partners and strategies. Corporate partners may pursue alternative technologies or develop products that are competitive with the combined company’s products. Disputes may arise between the combined company and one or more of its collaborative partners regarding the combined company’s collaborative arrangements. In such an event, the combined company may be required to initiate or defend expensive litigation or arbitration proceedings or to seek and attempt to reach agreement with another collaborative partner. The combined company may not be able to resolve successfully a dispute with a collaborative partner or to enter into a satisfactory arrangement with a replacement collaborative partner. If the combined company is not successful in executing its business strategy, it will not achieve the revenues it anticipates and its business may be materially harmed.

The combined company’s ability to generate revenues or profits from products originally licensed to DARA will be dependent upon successful operation of the dedicated sales force that will be contractually provided to the combined company by a third party. Any challenges that may arise in connection with the ongoing operations of the dedicated sales force, or any failure of the combined company’s marketing strategy to achieve the desired results, could have a material adverse effect on the combined company’s financial condition, operating results and stock price.

In October 2013, DARA entered into an agreement with Alamo Pharma Services, referred to as Alamo, for a 20 person national sales team in the U.S. oncology market. Pursuant to the agreement and a shared sales force agreement with Mission Pharmacal, referred to as Mission, Alamo’s parent company, since January 2014 the

Alamo sales team has promoted DARA’s Soltamox (tamoxifen citrate) and Gelclair products, as well as Mission’s Ferralet 90 (for anemia) and Aquoral (for cancer related dry mouth). Mission’s products are concurrently being promoted by Mission in other non-oncology related therapeutic markets and all are under patent protection throughout the term of the agreement. In March of 2015, DARA also entered into a co-promotion agreement with Mission to co-promote Oravig in the primary care market.

The combined company’s ability to successfully market its product portfolio, and to generate revenues or profits from its products, will depend upon successful operation of the shared sales force that Alamo is currently providing to DARA, and subsequently to the combined company, under contract. There can be no assurances that the sales representatives will achieve the desired results or that they will be successful in marketing the combined company’s products. Pursuant to the contractual arrangements governing the sales force, the combined company will be responsible for significant financial obligations whether or not the sales force achieves the desired results, including fixed monthly fees subject to an annual escalator, reimbursement for certain expenses, implementation fees, and recruiting fees in connection with new hires for the sales force. If the sales force does not effectively market the combined company’s products as desired, the combined company’s financial condition, results of operations and stock price could be materially adversely affected.

The success of any products the combined company may commercialize will depend on the degree of market acceptance by physicians, patients, healthcare payers and others in the medical community.

Any products that the combined company brings to the market may not gain market acceptance by physicians, patients, healthcare payers and others in the medical community. If these products do not achieve an adequate level of acceptance, the combined company will not generate material product revenues and will not become profitable. The degree of market acceptance of the combined company’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the prevalence and severity of any side effects;

•	the efficacy and potential advantages of alternative treatments;

•	the prices of the combined company’s product candidates;

•	the willingness of physicians to prescribe the combined company’s products; and

•	sufficient coverage or reimbursement by the Centers for Medicare and Medicaid Services and third party payers.

The combined company will incur significant transaction- and integration-related costs in connection with the merger.

Midatech and DARA expect to incur non-recurring costs associated with combining the operations of the two companies, including potential charges and payments to be made to some of their employees pursuant to “change in control” contractual obligations. Midatech expects that the amount of these costs will be determined as of the effective time of the merger and may be material to the financial position and results of operations of the combined company. The substantial majority of non-recurring expenses resulting from the merger will be comprised of transaction costs related to the merger, facilities and systems consolidation costs, and employee-related costs. Midatech and DARA will also incur fees and costs related to formulating integration plans and performing these activities. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. The elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may not offset incremental transaction- and other integration-related costs in the near term.

Midatech may have failed to discover undisclosed liabilities of DARA.

Midatech’s investigations and due diligence review of DARA may have failed to discover undisclosed liabilities of DARA. If DARA has undisclosed liabilities, Midatech as a successor owner may be responsible for such undisclosed liabilities. Midatech has tried to minimize its exposure to undisclosed liabilities by obtaining certain protections under the merger agreement, including representations and warranties from DARA regarding undisclosed liabilities. However, there can be no assurance that such provisions in the merger agreement will protect Midatech against any undisclosed liabilities being discovered or provide an adequate remedy for any undisclosed liabilities that are discovered. Such undisclosed liabilities could have an adverse effect on the business and results of operations of Midatech and its subsidiaries and may adversely affect the value of the Midatech ordinary shares and Midatech Depositary Shares after the consummation of the merger.

The combined company’s goodwill or other intangible assets may become impaired, which could result in material non-cash charges to its results of operations.

The combined company will have a substantial amount of goodwill and other intangible assets resulting from the merger. At least annually, or whenever events or changes in circumstances indicate a potential impairment in the carrying value as defined by IFRS, the combined company will evaluate this goodwill for impairment based on the fair value of each reporting unit. Estimated fair values could change if there are changes in the combined company’s capital structure, cost of debt, interest rates, capital expenditure levels, operating cash flows, or market capitalization. Impairments of goodwill or other intangible assets could require material non-cash charges to the combined company’s results of operations.

The acquisition of other product lines or businesses by Midatech following the completion of the merger could pose risks to its business and the market price of each Midatech ordinary share and Midatech Depositary Shares.

Following the completion of the merger, Midatech intends to continue to review acquisition prospects that it believes could complement its business. Any such future acquisitions could result in accounting charges, potentially dilutive issuances of stock, increased debt and contingent liabilities, any of which could have an adverse effect on the combined company’s business and the market price of Midatech ordinary shares and Midatech Depositary Shares. Acquisitions entail many financial, managerial and operational risks, including difficulties integrating the acquired operations, effective and immediate implementation of internal controls over financial reporting, diversion of management attention during the negotiation and integration phases, uncertainty entering markets in which the combined company has limited prior experience and the potential loss of key employees of acquired organizations. The combined company may be unable to integrate product lines or businesses that it acquires, which could have an adverse effect on its business and on the market price of each Midatech ordinary share and Midatech Depositary Shares.

The loss of any member of the senior management team of the combined company or a significant number of its managers could have a material adverse effect on Midatech’s results of operations and financial condition.

After the completion of the merger, the combined company’s operations will depend heavily on the skills and efforts of its senior management team. In addition, Midatech will rely substantially on the experience of the management of its businesses with regard to day-to-day operations. While Midatech will have employment agreements with certain of the members of its senior management team, the combined company may be unable to retain the services of any of those individuals. The loss of any member of the senior management team of Midatech or a significant number of managers could have a material adverse effect on the combined company’s results of operations and financial condition.

Future results of the combined company may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The combined company’s future results may be materially different from those shown in the unaudited pro forma financial information presented in this proxy statement/prospectus that show only a combination of Midatech’s and DARA’s historical results. Midatech expects to incur significant costs associated with completing the merger and combining the operations of the two companies, and the exact magnitude of these costs is not yet known. Furthermore, these costs may decrease capital that could be used by Midatech for future income-earning investments.

The combined company’s operations will be subject to extensive governmental regulation in each of the jurisdictions in which it operates.

In each of the jurisdictions in which it will operate, including the United Kingdom, the United States and the states that make up the European Union, the combined company will be subject to a variety of laws and regulations relating to pharmaceutical manufacturing, testing, approval, sales and marketing, trade, competition, taxes, employees and employee benefits, worker health and safety, product safety, the environment and other matters. Midatech may be required to make significant expenditures and to devote substantial management time and attention in order to operate its business in compliance with such laws and regulations. In addition, changes in these laws or regulations or their interpretations or enforcement may require Midatech to make significant additional expenditures or to change its business practices. If Midatech fails to comply with applicable laws and regulations, it could incur criminal or civil fines, penalties, assessments or other damages, which could be substantial, and it could have material restrictions or limitations placed on its business operations. In certain cases, governmental compliance actions may also give rise to potential claims for damages by private parties.

After the merger, Midatech will be a “foreign private issuer” under the rules and regulations of the SEC and, as a result, will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than a company incorporated in the United States.

Following completion of the merger, Midatech will continue to be incorporated as a public limited company in England and Wales and will be deemed to be a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Midatech will be exempt from certain rules under the Exchange Act that would otherwise apply if Midatech were a company incorporated in the United States, including:

•	the requirement to file periodic reports and financial statements with the SEC as frequently or as promptly as United States companies with securities registered under the Exchange Act;

•	the requirement to file financial statements prepared in accordance with GAAP;

•	the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations; and

•	the requirement to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information.

In addition, Midatech’s officers, directors and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the related rules with respect to their purchases and sales of Midatech ordinary shares and Midatech Depositary Shares. Accordingly, after the completion of the merger, if you hold Midatech Depositary Shares, you may receive less information about the combined company than you currently receive about DARA and be afforded less protection under the United States federal securities laws than you are entitled to currently.

Additional reporting requirements may apply if Midatech loses its status as a foreign private issuer.

If Midatech loses its status as a foreign private issuer at some future time, then it will no longer be exempt from such rules and, among other things, will be required to file periodic reports and financial statements as if it were a company incorporated in the United States. The costs incurred in fulfilling these additional regulatory requirements could be substantial.

As a foreign private issuer, Midatech will not be required to comply with many of the corporate governance standards of NASDAQ applicable to companies incorporated in the United States.

Following completion of the merger, the Midatech Board of Directors will be required to maintain an audit committee comprised solely of three or more directors satisfying the independence standards of NASDAQ applicable to audit committee members. As a foreign private issuer, however, Midatech will not be required to comply with most of the other corporate governance rules of NASDAQ, including the requirement to maintain a majority of independent directors, and nominating and compensation committees of its Board of Directors comprised solely of independent directors. Although the AIM Rules and the United Kingdom Corporate Governance Code have comparable requirements, holders of Midatech Depositary Shares may not be afforded the benefits of the corporate governance standards of NASDAQ to the same extent applicable to companies incorporated in the United States.

Although Midatech’s reporting obligations as a foreign private issuer are fewer than those of a public company incorporated in the U.S., Midatech’s costs of complying with its SEC reporting requirements will be significant and its management will be required to devote substantial time to complying with SEC regulations.

Midatech is not currently subject to SEC rules. However, following the completion of the merger, Midatech will be a foreign private issuer and subject to certain SEC reporting requirements. Midatech expects to incur significant legal, accounting and other expenses, including costs associated with its SEC reporting requirements under the Exchange Act and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Midatech must follow the rules, regulations and requirements adopted by the SEC and the rules of NASDAQ. Although it cannot precisely predict the final amount, Midatech believes that such ongoing expenses could be in excess of approximately $300,000 per year, which includes, among other things, increased legal and accounting expenses.

Additionally, most of Midatech’s current directors do not have experience managing U.S. public companies, and therefore, Midatech’s directors and other personnel will also need to devote a substantial amount of time and financial resources to comply with these rules, regulations and requirements. Given their limited experiences with U.S. public reporting and other facets of managing a U.S. public company, Midatech’s management may initially require additional services from accounting, legal and other professional advisors. In addition, the U.S. securities statutes, rules and regulations may make it more difficult and more expensive for Midatech to obtain director and officer liability insurance and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for Midatech to attract and retain qualified individuals to serve on its board of directors or as executive officers as well as divert management’s attention from implementing its business strategy.

Since Midatech will not be subject to SEC rules until completion of the merger, significant expenditures and senior management time may be required following the merger with respect to Midatech’s internal controls to ensure compliance with the requirements of Section 404 of the Sarbanes Oxley Act of 2002.

Section 404 of the Sarbanes Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder require senior executive and senior financial officers of Midatech to assess the effectiveness of its internal control over financial reporting on an annual basis. To the extent that Midatech is discovered to have deficient internal controls, the combined company may be required to allocate significant monetary and management resources to remedy the deficiencies that could otherwise be devoted to its business operations.

Following the completion of the merger, Midatech will continue to prepare its financial statements using the British pound sterling as its reporting currency.

Midatech will continue to use the British pound sterling as its financial statement reporting currency following completion of the merger. Midatech’s financial results reported in the British pound sterling may differ materially from its results if reported in U.S. dollars due to changes in the exchange rates of the British pound sterling, the U.S. dollar and the currencies of other countries in which Midatech does business. Future changes in currency exchange rates could have a material adverse effect on Midatech’s financial results.

Midatech is an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make its securities less attractive to investors.

Midatech is an “emerging growth company,” as defined under the Jumpstart Our Business Startups Act. Midatech will remain an “emerging growth company” for up to five years; provided, however, that if Midatech’s annual gross revenues exceed $1.0 billion, or its non-convertible debt issued within a three-year period or revenues exceeds $1 billion, or the market value of its common shares that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, Midatech would cease to be an emerging growth company as of the following fiscal year. As an emerging growth company, Midatech is not required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act of 2002, it has reduced disclosure obligations, including with regard to its audited financial statements and executive compensation, and it is exempt from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Midatech intends to operate so as to be treated exclusively as a resident of the United Kingdom for tax purposes, but the relevant tax authorities may treat it as also being a resident of another jurisdiction for tax purposes.

Midatech is a public limited company incorporated under the laws of England and Wales. Under current English law, the decisions of the English courts and the published practice of HM Revenue and Customs suggest that Midatech is likely to be regarded as being a United Kingdom resident and should remain so if, as Midatech intends that, (i) all major meetings of its Board of Directors and most routine meetings are held in the United Kingdom with a majority of directors present in the United Kingdom for those meetings; (ii) at those meetings there are full discussions of, and decisions are made regarding, the key strategic issues affecting Midatech and its subsidiaries; (iii) those meetings are properly minuted; (iv) at least some of the directors of Midatech, together with supporting staff, are based in the United Kingdom; and (v) Midatech has permanent staffed office premises in the United Kingdom sufficient to discharge its functions.

Even if Midatech is considered by HM Revenue and Customs as resident in the United Kingdom for United Kingdom tax purposes, as expected, it would nevertheless not be treated as resident in the United Kingdom if (a) it were concurrently resident in another jurisdiction (applying the tax residence rules of that jurisdiction) that has a double tax treaty with the United Kingdom and (b) there is a tiebreaker provision in that tax treaty which allocates exclusive residence to that other jurisdiction. Because this analysis is highly factual and may depend on future changes in Midatech’s management and organizational structure, there can be no assurance regarding the final determination of Midatech’s tax residence. Should Midatech be treated as resident for tax purposes in another jurisdiction other than the United Kingdom, it would be subject to taxation in such jurisdiction in accordance with such jurisdiction’s laws, which could result in additional costs and expenses.

The operations of the combined company will be subject to risks and uncertainties relating to international conflicts and terrorism and other activists.

The combined company will be subject to risks relating to international conflicts, wars, internal civil unrest, trade embargoes, acts of terrorism and animal rights activists. Midatech may be subject to a higher level of risks of this type than some other companies due to its international operations and pharmaceutical testing. These operations may include sales in developing countries, which may be more likely than developed countries to be affected by international conflicts and terrorism. Risks of this type may affect facilities owned or operated by Midatech or facilities of its suppliers or customers.

Risks Related to Midatech’s Financial Operations and Capital Needs

Midatech (including its successor entity, Midatech Limited) has incurred significant losses since its inception and anticipates that it will continue to incur losses in the future.

Midatech is an early-stage biopharmaceutical company. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that a product candidate will fail to gain regulatory approval or become commercially viable. Midatech has not generated any revenue from product sales to date, and it continues to incur significant development and other expenses related to its ongoing operations. As a result, Midatech is not profitable and has incurred substantial losses since its inception. For the year ended December 31, 2014 and for the six months ended June 30, 2015, Midatech had a net loss of £9.1 million and £4.9 million, respectively, and an accumulated deficit of £29.2 million and £34.0 million, respectively.

Midatech expects to continue to incur losses for the foreseeable future, and expects these losses to increase as it continues its development of, and seek regulatory approvals for, its product candidates, and begins to commercialize any approved products. Midatech may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business. The size of Midatech’s future net losses will depend, in part, on the rate of future growth of its expenses and its ability to generate revenues. If any of Midatech’s or its subsidiaries’ product candidates fail in clinical trials or do not gain regulatory approval, or if approved, fail to achieve market acceptance, Midatech may never become profitable. Even if Midatech achieves profitability in the future, it may not be able to sustain profitability in subsequent periods. Midatech’s prior losses and expected future losses have had and will continue to have an adverse effect on its stockholders’ equity and working capital.

Midatech is an early-stage biopharmaceutical company with no source of revenue and there is no assurance that Midatech will successfully develop and commercialize its product or ever become profitable.

Midatech is at a relatively early stage of its commercial development. To date, Midatech has not generated any revenue from its product candidates. Midatech’s ability to generate revenue and become and remain profitable depends, in part, on its ability to successfully commercialize products, including any of its product candidates, or other product candidates it may in-license or acquire. Even if Midatech were to successfully achieve regulatory approval of its product candidates, Midatech does not know when any of the product candidates will generate revenue, if at all. Midatech’s ability to generate revenue from its current or future product candidates also depends on a number of additional factors, including its ability to:

•	successfully complete development activities, including preclinical development and clinical trials for its product candidates;

•	complete and submit new drug applications to the European Medicines Agency, referred to as the EMA, the Medicines and Healthcare Products Regulatory Agency in the United Kingdom, referred to as the MHRA, the United States Food and Drug Administration, referred to as the FDA, and any other foreign regulatory authorities, and obtain regulatory approval for testing and for products for which there is a commercial market;

•	set a commercially viable price for its products;

•	obtain commercial qualities of its products at acceptable cost levels;

•	develop a commercial organization capable of sales, marketing and distribution in its markets; and

•	obtain adequate reimbursement from third-parties, including government, departments and healthcare payors.

In addition, because of the numerous risks and uncertainties associated with product development, including that Midatech’s product candidates may not advance through development or achieve the endpoints of applicable clinical trials, Midatech is unable to predict the timing or amount of increased expenses, or when or if it will be able to achieve or maintain profitability. Even if Midatech is able to complete the process described above, it anticipates incurring significant costs associated with commercializing these products.

Even if Midatech is able to generate revenues from the sale of its products, it may not become profitable and may need to obtain additional funding to continue operations. If Midatech fails to become profitable or is unable to sustain profitability on a continuing basis, then it may be unable to continue its operations at planned levels and may be forced to reduce its operations.

Potential investors should be aware of the risks associated with an investment in companies with limited trading histories. There can be no assurance that Midatech will operate profitably, produce a reasonable return, if any, on investment, or remain solvent. If Midatech’s strategy proves unsuccessful, stockholders could lose all or part of their investment.

If Midatech requires or seeks to raise additional capital to fund its operations and it fails to obtain necessary financing, Midatech may be unable to complete the development and commercialization of its product candidates.

Midatech expects to continue to spend substantial amounts of its cash resources going forward in order to advance the clinical development of its product candidates and launch and commercialize any product candidates for which it receives regulatory approval. Midatech believes that its existing cash and cash equivalents and interest thereon will be sufficient to fund its projected operating requirements for at least the next 12 months. However, Midatech may require, or may determine to seek, additional capital for the further development and commercialization of its product candidates from time to time.

Until such time as Midatech can generate a sufficient amount of revenue from its products, if ever, it expects that it may finance future cash needs through, among things, public or private equity or debt offerings. Such offerings may take place in the United Kingdom or, following completion of the merger and the listing of Midatech Depositary Shares on NASDAQ, in the United States. Additional capital may not be available on reasonable terms, if at all. If Midatech is unable to raise additional capital in sufficient amounts or on terms acceptable to it, Midatech may have to significantly delay, scale back or discontinue the development or commercialization of one or more of its product candidates. If Midatech raises additional funds through the issuance of additional debt or equity securities that could result in dilution to Midatech’s existing stockholders, and/or increased fixed payment obligations. Furthermore, these securities may have rights senior to those of Midatech’s ordinary shares and could contain covenants that would restrict its operations and potentially impair its competitiveness, such as limitations on Midatech’s ability to incur additional debt, limitations on Midatech’s ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact Midatech’s ability to conduct its business. Any of these events could significantly harm Midatech’s business, financial condition and prospects.

Midatech’s forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed elsewhere in this “Risk Factors” section. Midatech has based this estimate on assumptions that may prove to be wrong, and it could utilize its available capital resources sooner than it currently expects. Midatech’s future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

•	the initiation, progress, timing, costs and results of clinical trials for its product candidates and future product candidates it may in-license or acquire;

•	the attainment of milestones and the need to make any royalty payments on any of its product candidates or any other future product candidates;

•	the number and characteristics of product candidates it in-license or acquires and develop;

•	the outcome, timing and cost of regulatory approvals by the EMA, the MHRA, the FDA and any other comparable foreign regulatory authorities, including the potential for such regulatory authorities to require that Midatech perform more studies than those it currently expects;

•	the cost of filing, prosecuting, defending and enforcing any patent claims or other intellectual property rights;

•	the effect of competing technological and market developments; and

•	the cost of establishing sales, marketing and distribution capabilities for any product candidates for which it may receive regulatory approval.

If a lack of available capital means that Midatech is unable to expand its operations or otherwise capitalize on its business opportunities, its business, financial condition and results of operations could be materially adversely affected.

Risks Related to Midatech’s Business and Industry

Midatech’s future success is dependent on product development and regulatory approval and commercialization of its products candidates and any product candidates it may acquire in the proposed merger with DARA.

Midatech does not currently have any products that have gained regulatory approval. Midatech continues to conduct clinical trials and research and development for its products, and there can be no assurance that any of Midatech’s targeted developments will be successful. Midatech must develop functional products that address specific market needs. It must therefore engage in new conjugate identification and development activities, which may not produce innovative, commercially viable results in a timely manner or at all. In addition, Midatech may not be able to develop new technologies or identify specific market needs that are addressable by its technologies, or technologies available to it. Midatech may encounter delays and incur additional development and production costs and expenses, over and above those expected, in order to develop technologies and products suitable for licensing. If Midatech’s development program is curtailed due to any of the above issues, this may have an adverse material effect on Midatech’s business and financial conditions.

Midatech’s business is dependent on its ability to complete the development of, obtain regulatory approval for and commercialize its product candidates in a timely manner. Midatech cannot commercialize a product without first obtaining regulatory approval from the appropriate regulatory authorities in a country. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, Midatech must demonstrate with substantial evidence gathered in preclinical and well-controlled clinical studies that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate. The process to develop, obtain regulatory approval for and commercialize product candidates is long, complex and costly. Even if a product candidate were to successfully obtain approval from the EMA, the MHRA, the FDA and comparable foreign regulatory authorities, any approval might contain significant limitations related to use restrictions for certain age groups, warnings, precautions or contraindications, or may be subject to burdensome post-approval study or risk management requirements. If Midatech is unable to obtain regulatory approval for its product candidates in one or more jurisdictions, or any approval contains significant limitations, it may not be able to obtain sufficient funding or generate sufficient revenue to continue the development of any other product candidate that it is currently developing or that it may in-license or acquire in the future. Furthermore, even if Midatech obtains approval for a product candidate from the regulatory authorities, it will still need to develop a commercial organization, establish commercially viable pricing and obtain approval for adequate reimbursement from third parties and government departments and healthcare payors. If Midatech is unable to successfully commercialize its current product candidates, or continue to commercialize any of DARA’s products following the merger, it may not be able to earn sufficient revenues to continue its business.

Clinical drug development involves a risky, lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of Midatech’s product candidates may not be predictive of the results of later-stage clinical trials, even after seeing promising results in earlier clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Midatech’s future clinical trial results may not be successful.

Midatech has clinical trials ongoing for its transbuccal insulin program, which entered Phase IIa clinical trials in July 2015. Midatech may experience delays in its ongoing or future clinical trials and it does not know whether planned clinical trials will begin or enroll subjects on time, need to be redesigned or be completed on schedule, if at all. Clinical trials may be delayed, suspended or prematurely terminated for a variety of reasons, such as:

•	delay or failure in reaching agreement with the applicable regulatory authorities on a trial design that Midatech is able to execute;

•	delay or failure in obtaining authorization to commence a trial or inability to comply with conditions imposed by a regulatory authority regarding the scope or design of a clinical study;

•	delay or failure in reaching agreement on acceptable terms with prospective contract research organizations, referred to as CROs, and clinical trial providers and sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial site;

•	delay or failure in obtaining institutional review board approval, referred to as IRB, or the approval of other reviewing entities, including regulatory authorities, to conduct a clinical trial at each site;

•	withdrawal of clinical trial sites from Midatech’s clinical trials as a result of changing standards of care or the ineligibility of a site to participate in Midatech’s clinical trials;

•	delay or failure in recruiting and enrolling suitable subjects to participate in a trial;

•	delay or failure in having subjects complete a trial or return for post-treatment follow-up;

•	clinical sites and investigators deviating from trial protocol, failing to conduct the trial in accordance with regulatory requirements, or dropping out of a trial;

•	inability to identify and maintain a sufficient number of trial sites, many of which may already be engaged in other clinical trial programs, including some that may be for the same indication;

•	failure of Midatech’s third party clinical trial managers to satisfy their contractual duties or meet expected deadlines;

•	the failure to receive the recommendation of the United Kingdom National Institute for Health and Care Excellence, referred to as NICE;

•	delay or failure in adding new clinical trial sites;

•	ambiguous or negative interim results, or results that are inconsistent with earlier results;

•	feedback from the EMA, the MHRA, the FDA, the IRB, data safety monitoring boards, or other regulatory authority, or results from earlier stage or concurrent preclinical and clinical studies, that might require modification to the protocol;

•	decisions by the EMA, the MHRA, the FDA, the IRB, other regulatory authorities, or Midatech, or recommendation by a data safety monitoring board or other regulatory authority, to suspend or terminate clinical trials at any time for safety issues or for any other reason;

•	unacceptable risk-benefit profile or unforeseen safety issues or adverse side effects;

•	failure to demonstrate a benefit from using a drug;

•	manufacturing, including manufacturing or obtaining from third parties sufficient quantities of a product candidate for use in clinical trials; or

•	changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

If Midatech experiences delays in the completion of, or termination of, any ongoing or future clinical trial of Midatech’s product candidates, the commercial prospects of its product candidates will be harmed, and its ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing Midatech’s clinical trials may increase Midatech’s costs, slow down its product candidate development and approval process and jeopardize its ability to commence product sales and generate revenues. Any of these occurrences may harm Midatech’s business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of Midatech’s product candidates.

The regulatory approval processes in the United States and Europe are lengthy, time consuming and inherently unpredictable, and if Midatech is ultimately unable to obtain regulatory approval for its product candidates, its business may be substantially harmed.

The time required to obtain approval by the EMA, the MHRA, the FDA and other comparable foreign regulatory authorities is unpredictable but typically takes many years following the commencement of preclinical studies and clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. Midatech has not obtained regulatory approval for any product candidate and it is possible that none of its existing product candidates or any product candidates it may in-license or acquire and seek to develop in the future will ever obtain regulatory approval.

Midatech’s product candidates could fail to receive regulatory approval from the EMA, the MHRA, the FDA and other comparable foreign regulatory authorities for many reasons, including:

•	disagreement with the design or implementation of Midatech’s clinical trials;

•	failure to demonstrate that a product candidate is safe and effective for its proposed indication;

•	failure of clinical trials to meet the level of statistical significance required for approval;

•	failure to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	disagreement with Midatech’s interpretation of data from preclinical studies or clinical trials;

•	the insufficiency of data collected from clinical trials of Midatech’s product candidates to support the submission and filing of a new drug application or other submission or to obtain regulatory approval;

•	disapproval of the manufacturing processes or facilities of third party manufacturers, if any, with whom Midatech contracts for clinical and commercial supplies; or

•	changes in the approval policies or regulations that render Midatech’s preclinical and clinical data insufficient for approval.

In addition, the EMA, the MHRA, the FDA and other comparable foreign regulatory authorities may require more information, including additional preclinical or clinical data to support approval, which may delay or prevent approval and Midatech’s commercialization plans, or Midatech may decide to abandon the development program. If Midatech were to obtain approval, regulatory authorities may approve any of its product candidates for fewer or more limited indications than it requests, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. In addition, if Midatech’s product candidate produces undesirable side effects or safety issues, the regulatory authorities (the FDA, MHRA, EMA or a comparable foreign regulatory authority) may require the establishment of Risk Mitigation Strategy, that may, for instance, restrict distribution of Midatech’s products and impose burdensome implementation requirements on it. Any of the foregoing scenarios could materially harm the commercial prospects for Midatech’s product candidates.

Midatech’s product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following any marketing approval.

Undesirable side effects caused by any of Midatech’s product candidates could cause it or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the EMA, the MHRA, the FDA or other comparable foreign regulatory authority. Results of Midatech’s trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, Midatech’s trials could be suspended or terminated and the regulatory authorities could order it to cease further development of or deny approval of its product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled subjects to complete the trial or result in potential product liability claims. Any of these occurrences may harm Midatech’s business, financial condition and prospects significantly.

Additionally if one or more of Midatech’s product candidates receives marketing approval, and it or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

•	Midatech may suspend marketing of such product;

•	regulatory authorities may withdraw approvals of such product or may require additional warnings on the label;

•	Midatech may be required to develop a Risk Mitigation Strategy for each product or, if a strategy is already in place, to incorporate additional requirements;

•	Midatech may be required to conduct post-market studies; and

•	Midatech could be sued and held liable for harm caused to subjects or patients.

Consequently, Midatech’s reputation may suffer.

Any of these events could prevent Midatech from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm its business, results of operations and prospects.

Even if Midatech’s product candidates are approved by regulatory authorities, they may still face future development, manufacturing and regulatory difficulties.

Even if Midatech receives regulatory approval for a product candidate, it would be subject to the ongoing requirements of the EMA, the MHPA, the FDA and other regulatory agencies governing the manufacturer, quality control, further development, labeling, packaging, storage, distribution, safety surveillance, import, export, advertising, promotion, recordkeeping and reporting of safety and other post-market information. The safety profile of any product will continue to be closely monitored by the EMA, the MHRA, the FDA and other regulatory authorities after approval. If the EMA, the MHRA, the FDA or other regulatory authorities become aware of new safety information after approval of any of Midatech’s product candidates, regulatory authorities, may require labeling changes or establishment of a risk mitigation strategy or similar strategy, impose significant restrictions on a product’s indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the EMA, the MHRA, the FDA and other governmental regulatory authorities for compliance with current good manufacturing practices, referred to as cGMP, regulations. If Midatech or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or Midatech, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If Midatech, its product candidates or the manufacturing facilities for its product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letter or untitled letters;

•	mandate modifications to, or the withdrawal of, marketing and promotional materials or require Midatech to provide corrective information to healthcare practitioners;

•	require Midatech to enter into a consent decree, which can include the imposition of various fines against Midatech, reimbursements of inspection costs, required due dates for specific actions and penalties for noncompliance;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend or withdraw its regulatory approval;

•	suspend any ongoing clinical studies;

•	refuse to approve pending applications or supplements to applications filed;

•	suspend or impose restrictions on operations, the products, manufacturing or Midatech itself;

•	require Midatech to change its product labeling; or

•	seize or detain products, refuse to permit the import or export of products or require Midatech to initiate a product recall.

The occurrence of any of these events may inhibit Midatech’s ability to commercialize its products and generate revenue.

Any advertising and promotion of any product candidate that obtain approval by regulatory authorities will be heavily scrutinized.

Advertising and promotion of any product candidate that obtains approval will be heavily scrutinized by various regulatory authorities in the jurisdictions in which the product is promoted. Violations, including promotion of Midatech’s products for unapproved (or off-label) uses, are subject to enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA and other governmental agencies.

In the United States, engaging in impermissible promotion of Midatech’s products for off-label uses can subject Midatech to false claims litigation under federal and state statutes, which if successful could result in civil and criminal penalties and fines and agreements that materially restrict the manner in which a company promotes or distributes drug products. These false claims statutes include the federal False Claims Act, which allows any individual to bring a lawsuit against a pharmaceutical company on behalf of the federal government alleging submission of false or fraudulent claims, or causing to present such false or fraudulent claims, for payment by a federal program such as Medicare or Medicaid. If the government prevails in the lawsuit, the individual will share in any fines or settlement funds. Since 2004, these False Claims Act lawsuits against pharmaceutical companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements based on certain sales practices promoting off-label drug uses. For instance, in 2009, Pfizer, Inc. paid $2.3 billion to settle civil and criminal allegations for illegally marketing four products and in 2012 GlaxoSmithKline paid $3 billion to resolve U.S. government investigations focused in large part on promotional practices, the largest False Claims Act settlement to date. This growth in litigation has increased the risk that a pharmaceutical company will have to defend a false claim action, pay settlement fines or restitution, agree to comply with burdensome reporting and compliance obligations, and be excluded from the Medicare, Medicaid, and other federal and state healthcare programs. If Midatech successfully launches an approved product in the United States, and if it does not lawfully promote its approved products, it may become subject to such litigation and, if it is not successful in defending against such actions, those actions may have a material adverse effect on its business, financial condition and results of operations.

Midatech is dependent on a limited number of customers, collaborators and partners.

A significant proportion of Midatech’s current income is, and is anticipated to continue to be in the near future, derived from a relatively small number of customers, collaborators and partners, including licensing income, royalty revenue, grants and joint ventures. The loss of any of these could have a negative impact on Midatech’s business, financial condition and results of operations.

Midatech’s future commercialization strategy includes possible royalty revenue, which may expose Midatech to risks.

Midatech’s commercialization strategy includes possible revenue generation from product royalty deals, including in respect of Midatech’s transbuccal insulin products. The right to receive possible product royalty revenues in the future may be challenged by the customer or licensee or there may be legal restrictions on the payment of royalties on product sales. Remittance of royalty revenues to Midatech may be restricted from certain territories or subject to withholding taxes that Midatech may not be able to recover or offset.

The commercial success of Midatech’s products is not guaranteed.

There can be no assurance that any of Midatech’s product candidates currently in development will be successfully developed into any commercially viable product or products and/or be manufactured in commercial quantities at an acceptable cost or be marketed successfully and profitably. If Midatech, or its partners, encounters delays at any stage of development, and fails successfully to address such delays, it may have a material adverse effect on Midatech’s business, financial condition and prospects. In addition, Midatech’s success will depend on the market’s acceptance of its products and there can be no guarantee that this acceptance will be forthcoming or that Midatech’s technologies will succeed as an alternative to competing products. The development of a market for Midatech’s products is affected by many factors, some of which are beyond Midatech’s control, including the emergence of newer, more effective technologies and products, and the cost of Midatech’s products themselves, including the availability of products for which healthcare reimbursement is available. Notwithstanding the technical merits of a product developed by Midatech, there can be no guarantee that the customer base of Midatech’s distributors for the products will purchase or continue to purchase the particular product. Demand for Midatech’s products may also decrease if governments amend their policies on limiting drug costs or reimbursement practice or other healthcare reform measures within public health provision or private insurance-based models. If a market fails to develop or develops more slowly than anticipated, Midatech may be unable to recover the costs it may have incurred in the development of particular products and may never achieve profitable revenues from that product. In addition, Midatech’s directors cannot guarantee that Midatech will continue to identify, develop, manufacture or market its products if market conditions do not support the continuation of such product.

If Midatech is unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell its product candidates, it may be unable to generate any revenue.

Midatech does not currently have an organization for the sales, marketing and distribution of pharmaceutical products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved by the EMA, the MHRA, the FDA and other comparable foreign regulatory authorities, Midatech must build its sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. If Midatech is unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, it may not be able to generate product revenue and may not become profitable. Midatech will be competing with many companies that currently have extensive and well-funded sales and marketing operations. Without an internal commercial organization or the support of a third party to perform sales and marketing functions, Midatech may be unable to compete successfully against these more established companies.

The majority of Midatech’s revenues are derived from licensing or collaboration agreements with other organizations.

The majority of Midatech’s revenues are currently, and will likely in the near future be, derived from licensing or collaboration agreements with other biopharmaceutical companies, research institutes and universities. Midatech’s success is dependent on these commercial arrangements and on similar arrangements for future exploitation of product candidates in development that have not yet been partnered. Midatech’s collaborators have substantial responsibility for some of the development and commercialization of Midatech’s product candidates. Certain of Midatech’s collaborators also have significant discretion over the resources they devote to these efforts. Midatech’s success, therefore, will depend on the ability and efforts of those third parties. Midatech cannot guarantee that these collaborators will devote sufficient resources to collaborations with Midatech or that Midatech’s product candidates can be developed and commercialized without these collaborators. In addition, there can be no assurance that any company that enters into agreements with Midatech will not pursue alternative technologies, either on its own or in collaboration with others, including Midatech’s competitors, as a means of developing treatments for the conditions targeted by those products which Midatech has licensed. Some of Midatech’s collaboration agreements are contracted, and are likely to be contracted in the future, with partners who are in strong negotiating positions and who have greater financial resources than Midatech. While Midatech seeks to negotiate contracts on terms that it considers are the most beneficial to it, a number of existing contracts contain, and Midatech’s directors expect that future contracts may contain, what could be considered potentially onerous terms for Midatech, such as (in some cases) on-demand termination, uncapped indemnities, extensive warranties and broad confidentiality restrictions (in terms of scope and time).

If claims on liability and indemnity were to be successfully made under such contracts (i) Midatech could be liable for substantial damage awards that may significantly exceed its liability insurance coverage by unknown but significant amounts; (ii) result in early termination of contracts; and/or (iii) incur financial penalties, all of which could materially and adversely affect Midatech’s financial condition.

Further, if Midatech fails to meet its obligations under its licensing agreements or collaboration agreements, Midatech’s licensors or collaborators may have the right to terminate these agreements. Any uncured, material breach under the licenses or collaboration agreements could result in Midatech’s loss of its rights and may lead to a complete termination of its product development and any commercialization efforts for the applicable product candidate.

The pharmaceutical and biotechnology industries are highly competitive.

The development and commercialization of new drug products is highly competitive. Midatech’s business faces competition from a range of major and specialty pharmaceutical and biotechnology companies worldwide with respect to its product candidates, and will face competition in the future with respect to any product candidates that it may seek to develop or commercialize. There are a number of pharmaceutical and biotechnology companies that currently market and sell products or are pursuing development of products similar to Midatech’s technology and product candidates. From a technology perspective, Midatech believes other companies using gold nanoparticle technologies include AuraSense Therapeutics, CytImmune Sciences, Inc., and Nanospectra Biosciences, Inc. From a therapeutic perspective, Midatech believes other companies using non-injectable insulin include Mannkind Corporation, Oramed Pharmaceuticals, Inc., and Generex Biotechnology Corporation. Midatech is one of the few focused on buccal administration. In oncology, there are marketed nanodrugs on the market including a paclitaxel protein-bound particles for injectable suspension, known by its brand name Abraxane and marketed by Celgene Corporation, for breast and various other cancers, doxorubicin HCI liposome injection, known by its brand name Doxil and marketed by Janssen Products, for ovarian cancer, lyso-thermosensitive liposomal doxorubicin, known by its brand name ThermoDox and marketed by Celsion Corporation, for breast and liver cancer, as well as a number of drugs in development for various cancers at Phase I or II. Some of these competitive products and therapies are based on scientific approaches that are the same or similar to Midatech’s approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborate arrangements for research, development, manufacturing and commercialization.

Midatech’s competitors in the biotechnology and pharmaceutical industries may have superior research and development capabilities, products, manufacturing capability or sales and marketing expertise. Many of Midatech’s competitors may have significantly greater financial and human resources and may have more experience in research and development.

As a result of these factors, Midatech’s competitors may obtain regulatory approval of their products more rapidly than Midatech is able to or may obtain patent protection of other intellectual property rights that limit Midatech’s ability to develop or commercialize its product candidates. Midatech’s competitors may also develop products that are more effective, more widely used and less costly than its own products, and may be more successful in manufacturing and marketing their products.

Midatech anticipates that it will face increased competition in the future as new companies enter Midatech’s markets and alternative products and technologies become available. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of Midatech’s competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, management and commercial personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, its programs.

Even if Midatech is able to commercialize its product candidates, the products may become subject to unfavorable pricing regulation, third party reimbursement practices or healthcare reform initiatives, which could harm Midatech’s business.

The regulations that govern marketing approvals, pricing and reimbursement for new drug and biological products vary widely from country to country. Some countries require approval of the sale price of a product before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. In some markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, Midatech may obtain marketing approval for a product in a particular country, but then be subject to price regulations that delay its commercial launch of the product, possibly for lengthy time periods, which could negatively impact the revenues it is able to generate from the sale of the product in that particular country. Adverse pricing limitations may hinder Midatech’s ability to recoup its investment in one or more product candidates even if its product candidates obtain marketing approval.

Midatech’s ability to commercialize any products successfully will also depend in part on the extent to which coverage and reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third party payors, such as private health insurers and health maintenance organizations, determine which medications they will cover and establish reimbursement levels. A primary trend in the healthcare industry is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Third party payors also may seek additional clinical evidence, beyond the data required to obtain marketing approval, demonstrating clinical benefits and value in specific patient populations, before covering Midatech’s products for those patients. Midatech cannot be sure that coverage and reimbursement will be available for any product that it commercializes and, if reimbursement is available, what the level of reimbursement will be. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which Midatech obtains marketing approval. If reimbursement is not available or is available only to limited levels, Midatech may not be able to successfully commercialize any product candidate for which it obtains marketing approval.

In the United States in the past, payors have implemented reimbursement metrics and periodically revised those metrics as well as the methodologies used as the basis for reimbursement rates, such as average sales price, referred to as ASP, average manufacturer price, referred to as AMP, and actual acquisition cost. For drugs furnished by hospital outpatient departments, separate payment is not made by Medicare for products that do not exceed a cost per day threshold. It is possible that Midatech’s products also would not be paid separately by Medicare in this setting. The existing data for reimbursement based on these metrics is relatively limited, although certain states have begun to survey acquisition cost data for the purpose of setting Medicaid reimbursement rates. The Centers for Medicare and Medicaid Services, referred to as CMS, the federal agency that administers the Medicare and Medicaid programs, has made draft National Average Drug Acquisition Cost, referred to as NADAC, and draft National Average Retail Price, referred to as NARP, data publicly available on at least a monthly basis. In July 2013, CMS suspended the publication of draft NARP data, pending funding decisions. In November 2013, CMS moved to publishing final rather than draft NADAC data and has since made updated NADAC data publicly available on a weekly basis. As a result of this continuous evolution, it may be difficult to project the impact of these evolving reimbursement mechanics on the willingness of payors to cover Midatech’s products in the United States for which it receives regulatory approval. In most European Union countries, prescription drug pricing and/or reimbursement is subject to governmental control. In those countries, that impose price controls, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries may require conducting a clinical trial that compares the cost effectiveness of Midatech’s products to over available therapies.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the EMA, the MHRA, the FDA or comparable foreign regulatory authorities. Moreover, eligibility for coverage and reimbursement does not imply that any drug will be paid for in all cases or at a rate that covers Midatech’s costs, including research, development, manufacturing, selling and distribution costs. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover Midatech’s costs and may only be temporary. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and, in the United States, by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. In the United States, third party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies. Midatech’s inability to promptly obtain coverage and profitable reimbursement rates from both government-funded and private payors for any approved products that it develops could have a material adverse effect on its operating results and overall financial condition.

Recently enacted and future legislation in the United Kingdom, United States and other foreign jurisdictions may increase the difficulty and cost for Midatech to obtain marketing approval of and commercialize its product candidates and affect the prices it may obtain.

In the United Kingdom, United States and other foreign jurisdictions, legislative and regulatory changes and proposed changes regarding the healthcare system could prevent or delay marketing approval of Midatech’s product candidates, restrict or regulate post-approval activities and affect its ability to profitably sell any product candidates for which it obtains marketing approval. Members of the European Union, or signatories thereto, are obliged to integrate directives into their national laws. European Union regulations, as in other European Union Member States, become immediately and directly enforceable in the member territories. These include without limitation:

•	Directive 2001/83/EC of 6 November 2001 on the European Community code as regards medicinal products for human use;

•	Commission Directive 2003/94/EC of October 8, 2003 enforcing principles and guidelines of good manufacturing practice as they related to medicinal products and investigational medicinal products for human use;

•	Commission Directive 2005/28/EC of April 8, 2005 establishing the principles and guidelines for good clinical practice relating to investigational medicinal products for human use, and the authorization requirements for the manufacturing or import thereof; and

•	Council Directive 89/105/EEC, of December 21, 1988, addressing the transparency of measures that regulate pricing of medicinal products for human use and their inclusion in national health insurance systems.

In the United Kingdom, the regulation of medicinal products derives from European Union legislation, particularly Directive 2001/83/EC on the European Community code relating to medicinal products for human use, and Regulation (EC) 726/2004 on the authorization and supervision of medicinal products and establishing the EMA. This legislation has been adopted in the United Kingdom by the Human Medicines Regulations 2012 (SI 2012/1916) and applied through the MHRA, which is the an executive agency of the Department of Health implementing pharmaceutical legislation in the United Kingdom.

In the European Union, marketing approvals can be submitted through the national, mutual recognition or decentralized procedures. For marketing authorizations submitted through the centralized procedure, the EMA is responsible. The EMA advises the European Commission in relation to decisions on marketing authorizations.

Reimbursement in the European Union is typically controlled by statutory stipulations and controls on pharmaceutical pricing. Healthcare is broadly divided into public and private health. Products that are not to be supplied through the countries’ public health services are typically less subject to price controls. All medicines validly prescribed on a public health prescription are in principle reimbursed from that country’s public funds.

In many European Union member states and signatories, a separate cost/benefit analysis may be required or requested (not a legal requirement) in order for prescribed products to be reimbursed. In the United Kingdom, most new medicines undergo an assessment by the National Institute for Health and Care Excellence, referred to as NICE, which will issue guidance on if and how to use the product in the National Health Service, referred to as the NHS, in England and Wales. This decision is largely based on the opinion of NICE regarding clinical effectiveness and cost effectiveness relative to alternative therapies. NICE appraisals follow a comprehensive and inclusive process including consultations with and contributions from stakeholders. Clinicians are expected to take NICE’s guidance into account when making prescribing decisions. Where NICE issues a positive recommendation, NHS bodies are required to make funding available to cover the cost of the product as a treatment option, consistent with NICE’s guidance. In contrast, products which are not recommended by NICE are generally not funded on a routine basis.

In the United States, in recent years, Congress has considered reductions in Medicare reimbursement levels for drugs administered by physicians. CMS also has authority to revise reimbursement rates and to implement coverage restrictions for some drugs. Cost reduction initiatives and changes in coverage implemented through legislation or regulation could decrease utilization of and reimbursement for any approved products, which in turn would affect the price Midatech can receive for those products. While Medicare regulations apply only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from federal legislation or regulation may result in a similar reduction in payments from private payors.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, referred to collectively as the Affordable Care Act. This law substantially changes the way healthcare is financed by both governmental and private insurers in the United States, and significantly impacts the pharmaceutical industry. The Affordable Care Act is intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on pharmaceutical and medical device manufacturers, and impose additional health policy reforms. The Affordable Care Act expanded manufacturers’ rebate liability under the Medicaid program from fee-for-service Medicaid utilization to include the utilization of Medicaid managed care organizations as well; increased the minimum Medicaid rebate due for most innovator drugs in general from 15.1% of average manufacturer price to 23.1% of average manufacturer price; and capped the total rebate amount for innovator drugs at 100% of average manufacturer price. The Affordable Care Act and subsequent legislation also changed the definition of AMP. The Affordable Care Act requires pharmaceutical manufacturers of branded prescription drugs to pay a branded prescription drug fee to the federal government. Each such manufacturer pays a prorated share of the branded prescription drug fee of $3.0 billion in 2015, based on the dollar value of its branded prescription drug sales to certain federal programs identified in the law. Substantial new provisions affecting compliance have also been enacted, which may affect Midatech’s business practices with healthcare practitioners if its product candidates are approved and marketed in the United States. The Affordable Care Act also expanded the 340B program to include additional types of covered entities.

It appears likely that the Affordable Care Act will continue the pressure on pharmaceutical pricing, especially under the Medicare and Medicaid programs, and may also increase regulatory burdens and operating costs.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. Beginning April 1, 2013, Medicare payments for all items and services, including drugs and biologics, were reduced by 2% under the sequestration (i.e., automatic spending reductions) required by the Budget Control Act of 2011, as amended by the American Taxpayer Relief Act of 2012. The Bipartisan Budget Act of 2013 extended the 2% reduction to 2023, and the Protecting Access to Medicare Act of 2014 extended the 2% reduction, on average, to 2024. If Congress does not take action in the future to modify these sequestrations, Medicare Part D plans could seek to reduce their negotiated prices for drugs. Other legislative or regulatory cost containment provisions, as described below, could have a similar effect.

Midatech cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of Midatech’s product candidates, if any, may be.

Midatech is subject to environmental laws and regulations in the United Kingdom and the European Union, and the upon the closing of the merger, in the United States, that govern the use, storage, handling and disposal of hazardous materials and other waste products.

Midatech is, or may become following the merger, subject to English law, European Union’s laws and regulations, and European Union and United States environmental laws and regulations governing the use, storage, handling and disposal of hazardous materials and other waste products. Midatech has health and safety policies and procedures in place to assess the risks associated with use of hazardous materials, and the assessment includes information for employees on how the substances should be used to avoid contamination of the environment and inadvertent exposure to themselves and their colleagues. Despite its precautions for handling and disposing of these materials, Midatech cannot eliminate the risk of accidental contamination or injury. In the event of a hazardous waste spill or other accident, Midatech could be liable for damages, penalties or other forms of censure. If Midatech fails to comply with any laws or regulations, or if an accident occurs, Midatech may have to pay significant penalties and may be held liable for any damages that result. This liability could exceed Midatech’s financial resources and could harm its reputation. Midatech may also have to incur significant additional costs to comply with current or future environmental laws and regulations. Midatech’s failure to comply with any government regulation applicable to its laboratory and the materials used in its laboratory may adversely affect its ability to develop, produce, market or partner any products it may develop.

Midatech’s success depends in part on its ability to protect its rights in its intellectual property, which cannot be assured.

Midatech’s success and ability to compete effectively are in large part dependent upon exploitation of proprietary technologies and products that Midatech has developed internally or through joint ventures or has in-licensed. To date, Midatech has relied on copyright, trademark and trade secret laws, as well as confidentiality procedures, non-compete and/or work for hire invention assignment agreements and licensing arrangements with its employees, consultants, contractors, customers and vendors, to establish and protect its rights to its technology and, to the best extent possible, control the access to and distribution of its technology, software, documentation and other proprietary information, all of which offer only limited protection. Where Midatech has the right to do so under its agreements, it seeks to protect its proprietary position by filing patent applications in the United States, the United Kingdom and worldwide related to its novel technologies and products that are important to its business. The patent positions of biotechnology and pharmaceutical companies generally are highly uncertain, involve complex legal and factual questions and have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of Midatech’s patents, including those patent rights licensed to Midatech by third parties, are highly uncertain. There can be no assurance that:

•	the scope of Midatech’s patents provides and will provide Midatech with exclusivity with respect to any or all of its products and technologies, as well as any other technologies and/or products that address the same problems as Midatech’s technologies and products by a different means, whether in the same manner as Midatech or not;

•	pending or future patent applications will be issued as patents;

•	Midatech’s patents, and/or those patents to which Midatech is licensed, are and will remain valid and enforceable and will not be subject to invalidity or revocation proceedings and that such proceedings will not result in a complete or partial loss of rights;

•	Midatech’s entitlement to exploit patents from time to time (including patents registered solely in Midatech or its affiliates’ name or in the joint names of Midatech or an affiliate and a third party or patents which are licensed to Midatech) is and will be sufficient to protect Midatech’s core intellectual property rights against third parties, its commercial activities from competition or to support comprehensively its ability to develop and market its proposed products either now or in the future;

•	the lack of any particular patents or rights to exploit any particular patents, and the scope of Midatech’s patents, will not have a material adverse effect on Midatech’s ability to develop and market its proposed products, either now or in the future;

•	Midatech has or will have the resources to pursue any infringer of: (i) patents registered in its name (whether solely or jointly with a third party) from time to time; or (ii) patents licensed to Midatech where Midatech or an affiliate has the financial responsibility to bring such infringement actions pursuant to the relevant license agreement;

•	Midatech will develop technologies or products which are patentable, either alone or in conjunction with third parties;

•	the ownership, scope or validity of any patents registered in Midatech’s name (either solely or jointly) from time to time will not be challenged by third parties, including parties with whom Midatech, or any affiliate, has entered into collaboration projects or co-ownership arrangements and that any such challenge will not be successful;

•	any patent or patent application owned solely or jointly by Midatech will not be challenged on grounds that Midatech failed to identify the correct inventors or that Midatech failed to comply with its duty of disclosure to the United States Patent and Trademark Office or any equivalent office in a foreign jurisdiction having a disclosure requirement;

•	any issued patent in Midatech’s sole or joint name from time to time will not be challenged in one or more post-grant proceeding, including but not limited to inter partes review, derivation proceedings, interferences, and that like; and that any such challenge will not result in a complete or partial loss of rights to such issued patent or patents;

•	any patent applications in Midatech’s sole or joint name from time to time will not be opposed by any third party, including parties to collaboration, co-existence and any other contractual relationship with Midatech or any of its members;

•	the license agreements between Midatech and third parties are and will be valid and subsisting in the future or until their expiry dates, and that Midatech has complied with its contractual obligations under the license agreements;

•	all intellectual property capable of being commercialized that is or has been generated pursuant to collaboration agreements between Midatech and third parties will be or has been identified;

•	all intellectual property generated pursuant to collaboration agreements and to which Midatech has a contractual entitlement or generated by employees has been lawfully assigned into Midatech’s sole name (or to one of its subsidiaries);

•	in respect of all intellectual property generated pursuant to a collaboration agreement between Midatech and a third party to which Midatech and that third party have a joint contractual entitlement, that such intellectual property has been lawfully assigned into joint names and the rights between Midatech and that third party are properly regulated by a co-ownership agreement; and

•	beyond contractual warranties, the licensors of intellectual property to Midatech or affiliate own the relevant patents and that those patents have not and will not be the subject of, or subject to, infringement, invalidity or revocation actions.

The steps Midatech has taken to protect its proprietary rights may not be adequate to preclude misappropriation of its proprietary information or infringement of its intellectual property rights, both inside and outside of the United Kingdom and United States. The rights already granted under any of Midatech’s currently issued patents and those that may be granted under future issued patents may not provide Midatech with the proprietary protection or competitive advantages it is seeking. If Midatech is unable to obtain and maintain patent protection for its technology and products, or if the scope of the patent protection obtained is not sufficient, Midatech’s competitors could develop and commercialize technology and products similar or superior to Midatech, and Midatech’s ability to successfully commercialize Midatech’s technology and products may be adversely affected.

With respect to patent rights, Midatech does not know whether any of the pending patent applications for any of its licensed compounds will result in the issuance of patents that protect its technology or products, or which will effectively prevent others from commercializing competitive technologies and products. Although Midatech has a number of issued patents covering its technology, its pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Further, the examination process may require Midatech to narrow the claims, which may limit the scope of patent protection that may be obtained. Because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, issued patents that Midatech owns or have licensed from third parties may be challenged in the courts or patent offices in the European Unions, United Kingdom, the United States and other foreign jurisdictions. Overall, such challenges may result in the loss of patent protection, the narrowing of claims in such patents, or the invalidity or unenforceability of such patents, which could limit Midatech’s ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection for its technology and products. Protecting against the unauthorized use of Midatech’s patented technology, trademarks and other intellectual property rights is expensive, difficult and, may in some cases not be possible. In some cases, it may be difficult or impossible to detect third party infringement or misappropriation of Midatech’s intellectual property rights, even in relation to issued patent claims, and proving any such infringement may be even more difficult.

The patent prosecution process is expensive and time-consuming, and Midatech may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Midatech will fail to identify patentable aspects of inventions made in the course of its development and commercialization activities before it is too late to obtain patent protection on them. Further, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. Midatech expects to seek extensions of patent terms where they are available in any countries where it is prosecuting patents. However, the applicable authorities, including the FDA in the United States, and any equivalent regulatory authority in other countries, may not agree with Midatech’s assessment of whether such extensions are available, and may refuse to grant extensions to its patents, or may grant more limited extensions than it requests. If this occurs, Midatech’s competitors may be able to take advantage of its investment in development and clinical trials by referencing its clinical and preclinical data and launch their product earlier than might otherwise be the case. Changes in either the patent laws or interpretation of the patent laws in the United Kingdom, the United States and other countries may diminish the value of Midatech’s patents or narrow the scope of its patent protection. The laws of foreign countries may not protect Midatech’s rights to the same extent as the laws of the United Kingdom or the United States, and these foreign laws may also be subject to change. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications typically are not published until 18 months after filing or, in some cases, not at all. Therefore, Midatech cannot be certain that it was the first to make the inventions claimed in its owned or licensed patents or pending patent applications, or that it was the first to file for patent protection of such inventions.

Previously, in the United States, assuming the other requirements for patentability are met, the first to make the claimed invention was entitled to the patent. Outside the United States, the first to file a patent application is entitled to the patent. In March 2013, the United States transitioned to a “first to file” system in which the first inventor to file a patent application will be entitled to the patent. Under either the previous or current system, third parties will be allowed to submit prior art prior to the issuance of a patent by the United States Patent and Trademark Office, and may become involved in opposition, derivation, reexamination, inter-partes review or interference proceedings challenging Midatech’s patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, Midatech’s patent rights, which could adversely affect its competitive position with respect to third parties.

Midatech’s commercial success depends, in part, upon Midatech not infringing intellectual property rights owned by others.

Although Midatech believes that it has a proprietary platform for its technologies and products, Midatech cannot determine with certainty whether any existing third party patents or the issuance of any third party patents in the future would require it to alter its technology, obtain licenses or cease certain activities. Midatech may become subject to claims by third parties that its technology infringes their intellectual property rights, in which case it will have no option other than to defend the allegation, which it may be possible to resolve through negotiation or which might result in court proceedings. An adverse outcome in any of these circumstances is that Midatech might be subject to significant liabilities, be required to cease using a technology or to pay license fees

(both prospectively and retrospectively); and may be subject to the payment of significant damages. Midatech could incur substantial costs in any litigation or other proceedings relating to patent rights, even if it is resolved in Midatech’s favor. If the proceedings occur in the United States, it is likely that Midatech will be responsible for its own legal costs, no matter the outcome of the litigation. In contrast, in the United Kingdom, the losing party typically is ordered to pay the winning party’s costs, although it is rare to have a complete recovery of all costs from the losing side. Some of Midatech’s competitors may be able to sustain the costs of complex litigation more effectively or for a longer time than Midatech can because of their substantially greater resources. In addition, uncertainties or threatened or actual disputes relating to any patent, patent application or other intellectual property right (including confidential information) could have a material adverse effect on Midatech’s ability to market a product, enter into collaborations in respect of the affected products, or raise additional funds.

The policing of unauthorized use of Midatech’s patented technologies and products is difficult and expensive. There can be no assurance that the steps Midatech takes will prevent misappropriation of, or prevent an unauthorized third party from obtaining or using, the technologies, know-how and products Midatech relies on. In addition, effective protection may be unavailable or limited in some jurisdictions. Any misappropriation of Midatech’s proprietary technology, products and intellectual property could have a negative impact on Midatech’s business and its operating results. Litigation may be necessary in the future to enforce or protect Midatech’s rights or to determine the validity or scope of the proprietary rights of others. Litigation could cause Midatech to incur substantial costs and divert resources and management attention away from its daily business and there can be no guarantees as to the outcome of any such litigation. In addition, a defendant in any such litigation may counterclaim against Midatech, resulting in additional time and expense to defend against such a counterclaim, which defense may not be successful.

Midatech may become involved in lawsuits to protect or enforce its intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors may infringe Midatech’s patents or misappropriate or otherwise violate its intellectual property rights. To counter infringement or unauthorized use, litigation may be necessary in the future to enforce or defend Midatech’s intellectual property rights, to protect its trade secrets or to determine the validity and scope of its own intellectual property rights or the proprietary rights of others. This can be expensive and time consuming. Many of Midatech’s current and potential competitors have the ability to dedicate substantially greater resources to defend their intellectual property rights than it can. Accordingly, despite Midatech’s efforts, it may not be able to prevent third parties from infringing upon or misappropriating its intellectual property. Litigation could result in substantial costs and diversion of management resources, which could harm Midatech’s business and financial results. In addition, in an infringement proceeding, a court may decide that a patent owned by or licensed to Midatech is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that Midatech’s patents do not cover the technology in question. An adverse result in any litigation proceeding could put one or more of Midatech’s patents at risk of being invalidated, held unenforceable or interpreted narrowly. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of Midatech’s confidential information could be compromised by disclosure during this type of litigation.

Third parties may initiate legal proceedings alleging that Midatech is infringing their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of Midatech’s business.

Midatech’s commercial success depends upon Midatech’s ability and the ability of its collaborators to develop, manufacture, market and sell its product candidates, and to use its proprietary technologies without infringing the proprietary rights of third parties. Midatech may become party to, or threatened with, future adversarial proceedings or litigation regarding intellectual property rights with respect to its products and technology. Third parties may assert infringement claims against Midatech based on existing patents or patents that may be granted in the future. If Midatech is found to infringe a third party’s intellectual property rights, it could be required to obtain a license from such third party to continue developing and commercializing its products and technology. However, Midatech may not be able to obtain any required license on commercially reasonable terms or at all. Even if Midatech is able to obtain a license, it may be non-exclusive, thereby giving its competitors access to the same technologies licensed to it. Midatech could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, in any such proceeding or litigation, Midatech could be found liable for monetary damages. A finding of infringement could prevent Midatech from commercializing its product candidates or force it to cease some of its business operations, which could materially harm its business. Any claims by third parties that Midatech has misappropriated their confidential information or trade secrets could have a similar negative impact on its business.

Midatech may be subject to claims that its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of Midatech’s employees, including its senior management, were previously employed at other biotechnology or pharmaceutical companies. Some of these employees, including members of Midatech’s senior management, executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although Midatech tries to ensure that its employees do not use the proprietary information or know-how of others in their work for Midatech, Midatech may be subject to claims that it or these employees have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. Midatech is not aware of any threatened or pending claims related to these matters or concerning the agreements with its senior management, but in the future litigation may be necessary to defend against such claims. If Midatech fails in defending any such claims, in addition to paying monetary damages, it may lose valuable intellectual property rights or personnel. Even if Midatech is successful in defending against such claims, litigation could result in substantial costs and be a potential distraction to management.

Intellectual property disputes could cause Midatech to spend substantial resources and distract its personnel from their normal responsibilities.

Even if ultimately successful in litigation or other legal proceedings relating to intellectual property claims may cause Midatech to incur significant expenses, and could distract Midatech’s technical personnel, management personnel, or both from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of each of Midatech’s ordinary shares and Midatech Depositary Shares. Such litigation or proceedings could substantially increase Midatech’s operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Midatech may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of Midatech’s competitors may be able to sustain the costs of such litigation or proceedings more effectively than it can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on Midatech’s ability to compete in the marketplace.

If Midatech were unable to protect the confidentiality of its trade secrets, its business and competitive position could be harmed.

In addition to seeking patents for some of Midatech’s technology and products, Midatech also relies on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain its competitive position. Midatech seeks to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as its employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. Midatech also enters into confidentiality and invention or patent assignment agreements with its employees and consultants. Despite these efforts, any of these parties may breach the agreements and disclose Midatech’s proprietary information, including Midatech’s trade secrets, and Midatech may not be able to obtain adequate remedies for such breaches. In addition, a court may determine that Midatech failed to take adequate steps to protect its trade secrets, in which case it may not be possible to enforce its trade secret rights. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some may be less willing or unwilling to protect trade secrets. If any of Midatech’s trade secrets were to be lawfully obtained or independently developed by a competitor, Midatech would have no right to prevent such competitor from using that technology or information to compete with it, which could harm Midatech’s competitive position.

Midatech may face product liability claims stemming from its products.

In carrying out its activities, Midatech may potentially face contractual and statutory claims, or other types of claim from customers, suppliers and/or investors. In addition, Midatech is exposed to potential product liability risks that are inherent in the research, development, production and supply of its products. Subjects enrolled in Midatech’s clinical trials, consumers, healthcare providers or other persons administering or selling products based on Midatech’s and its collaborators’ technology may be able to bring claims against Midatech based on the use of such products. If Midatech cannot successfully defend itself against claims that its product candidates or products caused injuries, Midatech could incur substantial costs and liabilities. Irrespective of their merits or actual outcome, liability claims may result in:

•	decreased demand for any product candidates or product that Midatech may develop;

•	termination of clinical trial sites or entire trial programs;

•	significant negative media attention and injury to Midatech’s reputation;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards to trial subjects or patients;

•	loss of revenue;

•	diversion of management and scientific resources from Midatech’s business operations; and

•	the inability to commercialize any products that Midatech may develop.

Midatech currently does not hold product liability insurance coverage. Midatech expects to obtain such insurance coverage when it begins to commercialize its product candidates. Insurance coverage is increasingly expensive. Midatech may not be able to maintain any future insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise. Midatech expects any insurance coverage for products to include the sale of commercial products if it obtains marketing approval for its product candidates in development, but it may be unable to obtain commercially reasonable product liability insurance for any products approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against Midatech, particularly if judgments exceed any insurance coverage Midatech may obtain, could consume significant amounts of its cash and adversely affect its business.

Midatech’s products may be faced with recalls.

Midatech may be faced with the necessity of recalling one or more products or batches of products from the market. This necessity may also occur if no de facto product property exists that makes a recall obligatory, in particular a side effect or defect, but rather if such a property is merely suspected of being present. A recall may result in loss of revenue, damage to reputation and consequential fall in cash flow, among other things. Affected products could not be sold any longer, moreover trust among, in particular, doctors and patients could be affected, which again could lead to reductions in sales or profits. Further, options for refinancing on the capital market could be negatively affected or even excluded.

Midatech relies on third parties to conduct its preclinical and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Midatech may not be able to obtain regulatory approval for or commercialize its product candidates and its business could be substantially harmed.

Midatech is, and may continue to be, reliant on other parties for the successful development and commercialization of many of its products. Midatech relies upon CROs for the conduct of its clinical studies. Midatech relies on these parties for execution of its preclinical and clinical trials, and controls only certain aspects of their activities. Nevertheless, Midatech is responsible for ensuring that each of its studies is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and Midatech’s reliance on the CROs or collaboration partners does not relieve it of its regulatory responsibilities. Midatech also relies on third parties to assist in conducting its preclinical studies in accordance with Good Laboratory Practices, referred to as GLP, and requirements with respect to animal welfare. Midatech and its CROs or collaboration partners are required to comply with Good Clinical Practices, referred to as GCP, which are regulations and guidelines enforced by the MHRA, the FDA, the EMA and comparable foreign regulatory authorities for all of its products in clinical development. Regulatory authorities enforce these GCP through periodic inspections of trial sponsors, principal investigators and trial sites. If Midatech or any of its CROs or partners fail to comply with applicable GCP, the clinical data generated in Midatech’s clinical trials may be deemed unreliable and the EMA, the MHPA, the FDA or comparable foreign regulatory authorities may require Midatech to perform additional clinical trials before approving its marketing applications. Midatech cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of its clinical trials comply with GCP requirements. In addition, Midatech’s clinical trials must be conducted with product produced under cGMP requirements. Failure to comply with these regulations may require Midatech to repeat preclinical and clinical trials, which would delay the regulatory approval process.

Midatech’s CROs are not its employees, and except for remedies available to it under such agreements with such CROs, Midatech cannot control whether or not they devote sufficient time and resources to its on-going clinical, nonclinical and preclinical programs. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to Midatech’s clinical protocols, regulatory requirements or for other reasons, then Midatech’s clinical trials may be extended, delayed or terminated and it may not be able to obtain regulatory approval for or successfully commercialize its product candidates. As a result, Midatech’s results of operations and the commercial prospects for its product candidates would be harmed, its costs could increase and its ability to generate revenues could be delayed.

Because Midatech has relied on third parties, its internal capacity to perform these functions is limited. Outsourcing these functions involves risk that third parties may not perform to Midatech’s standards, may not produce results in a timely manner or may fail to perform at all. In addition, the use of third party service providers requires Midatech to disclose its proprietary information to these parties, which could increase the risk that this information will be misappropriated. Midatech currently has a small number of employees, which limits the internal resources it has available to identify and monitor its third party providers. To the extent it is unable to identify and successfully manage the performance of third party service providers in the future, Midatech’s business may be adversely affected. Though Midatech carefully manages its relationships with its CROs, there can be no assurance that it will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on Midatech’s business, financial condition and prospects.

Midatech is dependent on third party suppliers, and if it experiences problems with any of these third parties, the manufacturing of its product candidates or products could be delayed, which could harm its results of operations.

Midatech is also dependent upon certain qualified suppliers, of which there are a limited number, for the supply of raw materials, components and manufacturing equipment. Thus, the success of Midatech’s business may be adversely affected by the underperformance of third parties, exploitation by third parties of Midatech’s commercial dependence and by unforeseen interruptions to third parties’ businesses. Although the existence of several alternative suppliers for each function mitigates the risks associated with this dependence, as does the availability of commercial insurance in respect of the impact of accidental events, the failure of a third party properly to carry out their contractual duties or regulatory obligations would be disruptive to Midatech’s business. Further, any action taken by a third party that is detrimental to Midatech’s reputation could have a negative impact on Midatech’s ability to register its trademarks and/or market and sell its products.

In the future, Midatech intends to license certain of its products to other companies for later stages of development and subsequent marketing, and consequently Midatech will be increasingly reliant on securing and retaining such partners once its products advance through the development process. There can be no assurance that Midatech will be able to secure such partners or that, once secured, Midatech’s partners will continue to make the necessary and timely investments in its products to complete their development in the expected time and achieve commercial success.

Midatech is exposed to risks related to its partnerships in joint ventures.

Midatech participates in and may expand through joint ventures, most notably its joint venture with MonoSol Rx LLC to commercialize a transbuccal insulin delivery system. There are certain risks associated with joint venture partners, including the risk that joint venture partners may:

•	have economic or business interests or goals that are inconsistent with those of Midatech and be in a position to take or influence actions contrary to Midatech’s interests and plans, which may create impasses on decisions and affect Midatech’s ability to implement its strategies;

•	veto proposals in respect of joint venture operations;

•	be unable or unwilling to fulfill their obligations under the joint venture or other agreements; or

•	experience financial or other difficulties.

In addition, Midatech is currently entitled to 50% of the economic interest in the MonoSol Rx LLC joint venture. According to the terms of the agreement, in the event of certain specified circumstances in relation to the development of products, either party may subsequently become entitled to either 66% or 75% of the economic interest of the joint venture. Any joint venture arrangements may expose Midatech to the risk that disputes develop between Midatech and joint venture partners, with any litigation or arbitration resulting from any such disputes increasing the Midatech’s expenses and distracting management resources. In addition, there can be no assurance that Midatech will always have a controlling interest in any joint venture in which it currently participates or into which it may enter in the future. As such, joint ventures may disproportionately divert financial and management resources, which may have a material adverse effect on Midatech’s business, financial condition, operating results or prospects.

Midatech’s counterparties may become insolvent.

There is a risk that parties with whom Midatech trades or has other business relationships with (including partners, joint venturers, customers, suppliers, subcontractors and other parties) may become insolvent. This may be due to general economic conditions or factors specific to that company. In the event that a party with whom Midatech trades becomes insolvent, this could have an adverse impact on the revenues and profitability of Midatech.

Midatech may not be granted the required sterile production license and may encounter unexpected difficulties in the scale-up of production to viable clinical trial or commercialization levels.

Midatech completed a major upgrade of its infrastructure in September 2014 by integrating a separated sterile production unit within the manufacturing containment area. Through integrating the separated sterile production unit within the manufacturing facility, Midatech expects to be in the position to produce clinical candidate compounds under sterile conditions, allowing Midatech to clinically test and evaluate candidate gold nanoparticles-based cancer vaccines and gold nanoparticles-chemotherapeutics, which are administered by intravenous injection. The Spanish regulatory authority is due to inspect the manufacturing facility to fully validate the facility and enable the grant of the required sterile production licenses and updated cGMP license for European compliance, which is anticipated to occur in late 2015. Were the Spanish regulatory authority to not validate the facility and not grant the requisite licenses, Midatech may need to outsource its requirements of the sterile production and cGMP manufacturing, which will increase Midatech’s reliance on third parties to manufacture the candidate compounds to the required standards, and will be therefore be at risk of underperformance and unforeseen interruptions, which could adversely affect Midatech’s business and financial performance.

Because of the complex nature of Midatech’s product candidates, it may not be able to manufacture the product candidates in a timely manner at cost or in quantities necessary to successfully commercialize Midatech’s products. Certain of Midatech’s products under development have historically only been manufactured in small quantities. Later stage development and commercial supply of such products will require Midatech to scale up the manufacture of its products. There can be no assurance that this can be successfully completed or that, if completed, it will result in commercially acceptable manufacturing costs.

Midatech’s relationships with customers and third party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose it to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third party payors play a primary role in the recommendation and prescription of any product candidates for which Midatech obtains marketing approval. Midatech’s future arrangements with third party payors and customers may expose it to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which it markets, sells and distributes its products for which it obtains marketing approval. For example, in the United States, restrictions under applicable federal and state healthcare laws and regulations include the following:

•	the federal healthcare anti-kickback statute prohibits any person from, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchasing, leasing, ordering or arranging for or recommending of any good or service for which payment may be made, in whole or in part, under federal and state healthcare programs such as Medicare and Medicaid. This statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand, and prescribers, purchasers, and formulary managers on the other. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration to those who prescribe, purchase, or recommend pharmaceutical and biological products, including certain discounts, including certain discounts, or engaging consultants for as speakers or consultants, may be subject to scrutiny if they do not fit squarely within the exemption or safe harbor. Midatech’s practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability. Moreover, there are no safe harbors for many common practices, such as educational and research grants or patient assistance programs;

•

the federal civil False Claims Act imposes civil penalties, and provides for whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, claims for payment of government funds that are false or fraudulent, or knowingly making, using or causing to be made or used, a false record or statement material to an obligation to pay money to the government, or knowingly concealing or knowingly and improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government. In recent years, several pharmaceutical and other healthcare companies have faced enforcement actions under the federal False Claims Act for, among other things, allegedly submitting false or misleading pricing information to government health care programs and providing free product to customers with the expectation that the customers would bill federal programs for the product. Other companies have faced enforcement actions for causing false claims to be submitted because of the company’s marketing the product for unapproved, and thus non-reimbursable, uses. In addition, violation of the federal anti-kickback statute may be actionable under the federal civil False Claims Act. Criminal prosecution is possible for making or presenting a false or fictitious or fraudulent claim to the federal government;

•	the federal Health Insurance Portability and Accountability Act of 1996, referred to as HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, among other things, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. HIPAA also prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services;

•	the federal Physician Payment Sunshine Act, being implemented as the Open Payments Program, requires certain manufacturers of drugs, devices, biologics and medical supplies to engage in extensive tracking of payments and other transfers of value to physicians and teaching hospitals, including physician ownership and investment interests, and to publicly report such data. Pharmaceutical and biological manufacturers with products for which payment is available under Medicare, Medicaid or the State Children’s Health Insurance Program started tracking such payments in August 2013, and must submit a report on or before the 90th day of each calendar year disclosing reportable payments made in the previous calendar year; and

•	analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third party payors, including private insurers. Several states also require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products in those states and to report gifts and payments to individual health care providers in those states. Some of these states also prohibit certain marketing-related activities, including the provision of gifts, meals, or other items to certain health care providers. In addition, several states require pharmaceutical companies to implement compliance programs or marketing codes.

In the United Kingdom and other European Union member states, comparable regulations and laws exist in order to maintain a fair healthcare market. The United Kingdom Bribery Act 2010 may also have jurisdiction in relation to unlawful payments or kickbacks in the United Kingdom and elsewhere.

Efforts to ensure that Midatech’s business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that Midatech’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If Midatech’s operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, Midatech may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid in the United States, and the curtailment or restructuring of Midatech’s operations. If any of the physicians or other providers or entities with whom Midatech expects to do business is found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

If Midatech is unable to retain and recruit qualified scientists or if any of its key executives, key employees or key consultants discontinues his or her employment or consulting relationship with us, this may delay its development efforts or otherwise harm its business.

Midatech’s future development and prospects depends to a large degree on the experience, performance and continued service of its senior management team, including members of its Board of Directors. Midatech has invested in its management team at all levels. Midatech has entered into contractual arrangements with its directors and senior management team with the aim of securing the services of each of them. However, retention of these services or the identification of suitable replacements cannot be guaranteed. There can be no guarantee that the services of the current directors and senior management team will be retained, or that suitably skilled and qualified individuals can identified and employed, which may adversely impact Midatech’s ability to develop its technologies and/or provide its services at the time requested by its customers or its ability to market its services and technologies, and otherwise to grow its business, could be impaired. The loss of the services of any of the directors or other members of the senior management team and the costs of recruiting replacements may have a material adverse effect on Midatech and its commercial and financial performance.

The ability to continue to attract and retain employees with the appropriate expertise and skills also cannot be guaranteed. Finding and hiring any additional personnel and replacements could be costly and might require Midatech to grant significant equity awards or other incentive compensation, which could adversely impact its financial results, and there can be no assurance that Midatech will have sufficient financial resources to do so. Effective product development and innovation, upon which Midatech’s success is dependent, is in turn dependent upon attracting and retaining talented technical and scientific personnel, who represent a significant asset and serve as the source of Midatech’s technological and product innovations. If Midatech is unable to hire, train and retain such personnel in a timely manner, the development and introduction of Midatech’s products could be delayed and its ability to sell its products and otherwise to grow its business will be impaired and the delay and inability may have a detrimental effect upon the performance of Midatech.

Midatech’s employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on its business.

Midatech is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with applicable regulations, provide accurate information to regulatory authorities, comply with manufacturing standards, comply with healthcare fraud and abuse laws and regulations, report financial information or data accurately, or disclose unauthorized activities to Midatech. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Midatech’s reputation. Midatech has adopted a Code of Business Conduct and Ethics, but it is not always possible to identify and deter employee misconduct, and the precautions Midatech has taken to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Midatech and it is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business and results of operations, including the imposition of significant fines or other sanctions.

Unexpected facility shutdowns may occur and Midatech’s disaster recovery plans may not be sufficient.

Midatech depends on the performance, reliability and availability of its properties, plant, machinery, laboratory equipment and information technology systems. Midatech may not be able to access its facilities as a result of events beyond its control, such as extreme weather conditions, flood, fire, theft, terrorism and acts of God. Any damage to or failure of its equipment and/or systems could also result in disruptions to Midatech’s operations. A complete or partial failure of Midatech’s information technology systems or corruption of data could result in Midatech being unable to access information that it needs in order to meet its obligations to its customers or a breach of confidentiality with respect to Midatech’s or its customers’ proprietary information. Midatech’s disaster recovery plans may not adequately address every potential event and its insurance policies may not cover any loss in full or in part (including losses resulting from business interruptions) or damage that it suffers fully or at all. The occurrence of one or more of these events could have a material adverse effect on Midatech’s business, financial position, reputation or prospects, and might lead to a claim for damages.

Midatech’s business may be adversely affected by economic conditions and current economic weakness.

Any economic downturn either globally, regionally or locally in any country in which Midatech operates may have an adverse effect on the demand for Midatech’s future products. A more prolonged economic downturn may lead to an overall decline in Midatech’s sales, limiting Midatech’s ability to generate a profit and positive cash flow. The markets in which Midatech offers its products are directly affected by many national and international factors that are beyond Midatech’s control, such as political, economic, currency, social and other factors.

Midatech is exposed to the risks of doing business internationally.

Midatech currently operates in a number of countries in Europe. Following the closing of the merger, Midatech will also operate in the United States. Midatech’s international operations are subject to a number of risks inherent in operating in different countries. These include, but are not limited to, risks regarding:

•	currency exchange rate fluctuations;

•	restrictions on repatriation of earnings;

•	efforts to develop an international sales, marketing and distribution organization may increase Midatech’s expenses, divert management’s attention from the acquisition or development of product candidates or cause it to forgo profitable licensing opportunities in these geographies;

•	unexpected changes in foreign laws and regulatory requirements, including pharmaceutical regulations;

•	difficulty of effective enforcement of contractual provisions in local jurisdictions;

•	inadequate intellectual property (including confidentiality) protection in foreign countries

•	trade-protection measures, import or export licensing requirements and fines, penalties or suspension or revocation of export privileges; and

•	changes in a specific country’s or a region’s political or economic conditions, particularly in emerging markets.

The occurrence of any of these events or conditions could adversely affect Midatech’s ability to increase or maintain its operations in various countries.

Failure to integrate acquisitions could adversely affect Midatech’s value.

While currently Midatech has no specific plans to acquire any other businesses other than DARA, Midatech will, from time to time, evaluate acquisition opportunities, if any, and may, in the future, strategically make further acquisitions of, and investments in, businesses and technologies when it believes the opportunity is advantageous to its prospects. There can be no assurance that in the future Midatech will be able to find appropriate acquisitions or investments. In connection with these acquisitions or investments, Midatech may:

•	issue stock that would dilute its stockholders’ percentage of ownership;

•	incur debt and assume liabilities; and

•	incur amortization expenses related to intangible assets or incur large and immediate write-offs.

Midatech also may be unable to find suitable acquisition candidates and may not be able to complete acquisitions on favorable terms, if at all. If Midatech does complete an acquisition, this may not ultimately strengthen its competitive position or that it will not be viewed negatively by customers, financial markets or investors. Further, future acquisitions could also pose numerous additional risks to Midatech’s operations, including:

•	problems integrating the purchased business, products or technologies, including the failure to achieve the expected benefits and synergies;

•	increases to Midatech’s expenses;

•	the failure to have discovered undisclosed liabilities of the acquired asset or company;

•	diversion of management’s attention from their day-to-day responsibilities;

•	harm to Midatech’s operating results or financial condition;

•	entrance into markets in which Midatech has limited or no prior experience; and

•	potential loss of key employees, particularly those of the acquired entity.

Midatech may not be able to complete one or more acquisitions or effectively integrate the operations, products or personnel gained through any such acquisition without a material adverse effect on its business, financial condition and results of operations.

Midatech’s business and operations would suffer in the event of system failures.

Despite the implementation of security measures, Midatech’s internal computer systems, and those of its CROs and other third parties on which it relies, are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, fire, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in Midatech’s operations, it could result in a material disruption of its drug development programs. For example, the loss of clinical trial data from completed or ongoing or planned clinical trials could result in delays in Midatech’s regulatory approval efforts and significantly increase Midatech’s costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to Midatech’s data or applications, or inappropriate disclosure of confidential or proprietary information, Midatech could incur liabilities and the further development of its product candidates could be delayed.

Risks Related to DARA’s Business and Industry

DARA has limited cash on hand and may not be able to continue to operate as a going concern.

The accompanying consolidated financial statements have been prepared under the assumption that DARA will continue as a going concern. Without taking into account funding that DARA may receive from Midatech if the merger closes in a timely manner, DARA estimates that it will have sufficient working capital to continue DARA’s operations into the first quarter of 2016. If DARA incurs unanticipated expenses, its capital resources may be expended more rapidly than DARA currently expects. DARA’s continued losses and lack of capital raise substantial doubt about DARA’s ability to continue independently as a going concern. Should the merger not occur, DARA will review alternatives to source adequate financing to continue its business. If adequate financing is not available on acceptable terms, if at all, DARA may be forced to seek bankruptcy protection.

Additionally, in the event that the merger is not completed in a timely manner, DARA’s independent registered public accounting firm may include in its report regarding DARA’s consolidated financial statements for the year ending December 31, 2015 a statement to the effect that DARA’s significant losses from operations and its immediate need for financing raise substantial doubt about DARA’s ability to continue as a going concern.

DARA will have an immediate need to raise significant capital if the merger does not occur in a timely manner.

If the merger does not occur, DARA anticipates that significant additional financing will be required in the future to maintain and expand DARA’s business, and such financing may not be available on favorable terms, if at all.

If DARA needs funds and cannot raise them on acceptable terms, DARA may not be able to:

•	continue marketing and sales efforts with respect to DARA’s existing products, or begin commercialization of any other products;

•	successfully build a portfolio of additional products for commercialization;

•	successfully out-license, otherwise monetize or commercialize any of DARA’s programs; or

•	continue operations.

If the merger is not completed, DARA intends to finance its business, in part, through the private placement and public offering of equity and debt securities as needed. DARA has historically financed its operations primarily from proceeds of registered direct offerings and private placements of equity securities and the sale of securities DARA acquired through investments made in other companies. If DARA raises additional equity capital, investors’ interests in DARA will be diluted and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. If DARA issues any such additional equity securities, such issuances also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change in control.

DARA has a history of losses and does not expect to become profitable in the near future.

DARA has incurred losses since inception and expects to continue to incur losses for the foreseeable future. DARA incurred a net loss of $9.2 million for the year ended December 31, 2014, and $3.2 million for the quarter ended March 31, 2015. As of June 30, 2015, DARA’s accumulated deficit was $71.8 million. DARA has not achieved operating profitability on a quarterly or annual basis.

Historically, there have been limited sales of DARA’s products. DARA’s revenues were $0.4 million for the year ended December 31, 2013, $1.9 million for the year ended December 31, 2014, and $1.0 million for the quarter ended June 30, 2015. DARA will need to significantly grow its revenues to become profitable.

DARA’s limited experience selling and marketing pharmaceutical products may make it difficult to evaluate DARA’s business to date and future viability.

DARA is in the early stage of its commercial operations and has only a limited operating history on which to base an evaluation of DARA’s current business and prospects. For example, DARA is in the early stages of building its sales and marketing strategy and organization and has only recently established a national sales team. DARA has not yet launched Oravig into the marketplace and cannot accurately predict the effectiveness of DARA’s sales and marketing of Oravig. DARA’s operations and development are subject to all of the risks inherent in the growth of an early stage company. DARA will be subject to the risks inherent in the ownership and operation of a company with a limited operating history such as regulatory setbacks and delays, fluctuations in expenses, competition, the general strength of regional and national economies and governmental regulation. Any failure to successfully address these risks and uncertainties could seriously harm DARA’s business and prospects. DARA may not succeed given the technological, marketing, strategic and competitive challenges DARA faces. The likelihood of DARA’s success must be considered in light of the expenses, difficulties, complications, problems and delays frequently encountered in connection with the growth of a new business, the continuing development of new technologies and alternative therapies in the pharmaceutical industry, and the competitive and regulatory environment in which DARA operates or may choose to operate in the future.

DARA’s business will be harmed if DARA does not successfully execute its business strategy.

DARA’s business strategy is to in-license products for commercialization, enter into collaborative agreements with drug manufacturers and develop with a partner, out-license or sell KRN 5500, DARA’s remaining clinical development asset. DARA’s management believes these measures are critical to successfully building DARA’s portfolio of oncological products for commercialization. DARA may not be able to secure needed licensing or other partnering arrangements, and any such arrangements, even if completed successfully, may not be on terms favorable to DARA, may not perform as expected, may result in unexpected liabilities and may never contribute significant revenues or cash flow. DARA depends to a significant extent on the expertise of and dedication of sufficient resources by DARA’s licensors, licensees and partners to develop and commercialize products. Each individual licensor, licensee or corporate partner will control the amount and timing of resources devoted by it to these activities. Moreover, the success of any such licenses or other alliances depends in part upon such partners’ own marketing and strategic considerations, including the relative advantages of alternative marketing partners and strategies. Corporate partners may pursue alternative technologies or develop products that are competitive with DARA’s products. Disputes may arise between DARA and one or more of its collaborative partners regarding DARA’s collaborative arrangements. In such an event, DARA may be required to initiate or defend expensive litigation or arbitration proceedings or to seek and attempt to reach agreement with another collaborative partner. DARA may not be able to resolve successfully a dispute with a collaborative partner or to enter into a satisfactory arrangement with a replacement collaborative partner. If DARA is not successful in executing its business strategy, DARA will not achieve the revenues DARA anticipates and DARA’s business will be materially harmed.

DARA’s ability to generate revenues or profits from its products will be dependent upon the successful operation of the dedicated sales force that a third party provides to DARA under a contractual arrangement. Any challenges that may arise in connection with the ongoing operations of the dedicated sales force, or any failure of DARA’s marketing strategy to achieve the desired results, could have a material adverse effect on DARA’s financial condition, operating results and stock price.

In October 2013, DARA entered into an agreement with Alamo Pharma Services, referred to as Alamo, for a 20 person national sales team in the U.S. oncology market. Pursuant to the agreement and a shared sales force agreement with Mission Pharmacal, referred to as Mission, (Alamo’s parent company), since January 2014 the Alamo sales team has promoted DARA’s Soltamox® (tamoxifen citrate) and Gelclair® products, as well as Mission’s Ferralet® 90 (for anemia) and Aquoral® (for cancer related dry mouth). Mission’s products are concurrently being promoted by Mission in other non-oncology related therapeutic markets and all are under patent protection throughout the term of DARA’s agreement with Mission. The agreements with Alamo and Mission expand DARA’s presence in oncology supportive care to address ongoing areas of unmet medical need.

DARA’s ability to successfully market its product portfolio, and to generate revenues or profits from its products, will depend upon successful operation of the shared sales force that Alamo is providing to DARA under contract. There can be no assurances that the sales representatives will achieve the desired results or that they will be successful in marketing DARA’s products. Pursuant to the contractual arrangements governing the sales force, DARA will be responsible for significant financial obligations whether or not the sales force achieves the desired results, including fixed monthly fees subject to an annual escalator, reimbursement for certain expenses, implementation fees, and recruiting fees in connection with new hires for the sales force. If the sales force does not effectively market DARA’s products as desired, DARA’s financial condition, results of operations and stock price could be materially adversely affected.

The success of DARA’s current products and any future products DARA may commercialize will depend on the degree of market acceptance by physicians, patients, healthcare payers and others in the medical community.

Any products that DARA brings to the market may not gain market acceptance by physicians, patients, healthcare payers and others in the medical community. If these products do not achieve an adequate level of acceptance, DARA will not generate material product revenues and DARA will not become profitable. The degree of market acceptance of DARA’s product candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the prevalence and severity of any side effects;

•	the efficacy and potential advantages of alternative treatments;

•	the cost of DARA’s product candidates;

•	the willingness of physicians to prescribe DARA’s products; and

•	sufficient coverage or reimbursement by government and commercial payers

Commercialization of a new product or a new method of use for an existing product involves risks of failure inherent in the development of products based on innovative technologies and the risks associated with drug development generally.

Commercialization of a new or newly launched product, including Gelclair, Oravig and Soltamox, or a new method of use for an existing product involves risks of failure inherent in the development of products based on innovative technologies and the risks associated with drug development generally. These risks include the following:

•	the products, even if safe and effective, may be difficult to manufacture on a large scale or uneconomical to market;

•	proprietary rights of third parties may prevent DARA from exploiting technologies or marketing products; and

•	third parties, who may have larger sales and marketing capacities, may offer equivalent or superior products.

DARA’s ability to commercialize its products will depend on, among other things, DARA’s ability to:

•	complete any necessary clinical trials and studies with respect to any partnered clinical assets;

•	obtain and maintain necessary intellectual property rights to DARA’s products;

•	obtain and maintain necessary regulatory approvals related to the efficacy and safety of DARA’s products;

•	enter into arrangements with manufacturers to provide manufacturing resources;

•	establish marketing and sales channels; and

•	obtain favorable reimbursement coverage and formulary placement for DARA’s products.

If DARA does not successfully execute some or all of these initiatives, DARA’s commercialization efforts may not succeed and its business will be materially harmed.

DARA cannot guarantee that it will be able to effectively market its existing products and product candidates.

A significant part of DARA’s success depends on the various marketing strategies that DARA plans to implement. DARA’s business model was historically focused solely on product development, and until DARA’s launch of Soltamox in late 2012, DARA had never attempted to commercialize any product. DARA is in the early stages of building its sales and marketing strategy and organization, and only established a national sales team in January 2014 through its contractual relationships with Mission and Alamo. There can be no assurance as to the success of any such marketing strategy or that DARA will be able to build a successful sales and marketing organization. If DARA cannot effectively market those products DARA seeks to commercialize directly, such products’ prospects will be harmed.

DARA is substantially dependent on a relatively small group of products.

Sales of a limited number of products collectively represent substantially all of DARA’s revenues and DARA’s management expects this concentration will continue in the foreseeable future. If the volume or pricing of DARA’s largest selling products does not increase, or if it declines, in the future or DARA is unable to satisfy market demand for these products, DARA’s business, financial position and results of operations could be materially adversely affected.

If DARA is unable to continue to commercialize additional products in a timely and cost-effective manner, DARA may not achieve its expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed.

DARA’s future success will depend to a substantial degree on its ability to continue to commercialize new products in a timely and cost-effective manner. The acquisition, development and commercialization of new products is complex, time-consuming and costly and involves a high degree of business risk. DARA may, however, encounter unexpected delays in the launch of any such products, or these products, if fully commercialized by DARA, may not perform as DARA expects.

The success of DARA’s new product offerings will depend upon several factors, including DARA’s ability to properly anticipate customer needs, obtain timely regulatory approvals and locate and establish collaborations for product development and finished product manufacturing in a cost-effective manner. In addition, the acquisition, development and commercialization of new products require significant up-front costs, including costs associated with product development, obtaining regulatory approval, building inventory and sales and marketing. Furthermore, the development and commercialization of new products is subject to inherent risks, including the possibility that any new product may:

•	fail to receive or encounter unexpected delays in obtaining necessary regulatory approvals;

•	be difficult or impossible to manufacture on a larger scale;

•	be uneconomical to market;

•	fail to be developed prior to the successful marketing of similar or superior products by third parties; and

•	infringe on the proprietary rights of third parties.

DARA may not achieve its expected revenue growth or profitability or such revenue growth and profitability, if any, could be delayed if DARA is not successful in continuing to develop and commercialize new products.

A loss of DARA’s license rights to use certain critical intellectual property or distribution rights for any reason could have a material adverse effect on DARA’s business.

DARA has entered into exclusive license agreements with third parties to obtain the right to distribute certain products. These third parties own the products DARA licenses. If DARA breaches or fails to perform the material conditions of its license agreements, including the minimum sales requirement, DARA may lose all or some of its rights to intellectual property or other contractual rights that are necessary for DARA to sell its products. Further, there can be no guarantee that these third parties will continue to license their products to DARA once the term of the license agreements expire. Such loss could have a material adverse effect on DARA’s business.

DARA relies on third parties for the manufacture of its products, and if such parties fail to supply DARA with finished products in the quantities DARA requires on a timely basis, sales of DARA’s products could be delayed or prevented, DARA’s revenues could decline and DARA may not achieve profitability.

DARA does not, nor does DARA intend to, manufacture any products itself. Instead, DARA relies on third parties to manufacture the products DARA seeks to commercialize. If the third parties DARA contracts with do not provide these services to DARA in a satisfactory manner, DARA may not be able to obtain these services from others in a timely manner or on commercially acceptable terms. Likewise, if DARA encounters delays or difficulties with its manufacturing partners in producing its products, the distribution, marketing and subsequent sales of these products could be adversely affected. If, for any reason, DARA’s third party manufacturers are unable to obtain or deliver sufficient quantities of finished products on a timely basis or DARA develops any significant disagreements with such parties, the manufacture or supply of DARA’s products could be disrupted, which may decrease DARA’s sales revenue, increase DARA’s operating expenses or otherwise negatively impact DARA’s operations. In addition, if DARA is unable to engage and retain third parties for the supply of finished products on commercially acceptable terms, DARA may not be able to sell its products as planned.

DARA works with its third party manufacturing parties to maintain the supply of its products and has engaged them in discussions to develop backup supply plans. However, the manufacture of pharmaceutical products is highly exacting and complex and DARA’s manufacturing partners may experience problems during the manufacture of finished products for a variety of reasons, including equipment malfunction, failure to follow specific protocols and procedures, manufacturing quality concerns, problems with raw materials, natural disaster related events or other environmental factors. If problems arise during the production, storage or distribution of a batch of product, that batch of product may have to be discarded. If DARA is unable to find alternative sources of finished products, this could, among other things, lead to increased costs, lost sales and damage to customer relations. If problems are not discovered before the product is released to market, voluntary recalls, corrective actions or product liability related costs may also be incurred. Problems with respect to the manufacture, storage or distribution of DARA’s products could materially disrupt DARA’s business and reduce DARA’s revenues and prevent or delay DARA from achieving profitability.

DARA’s clinical development asset, KRN 5500, is in an early stage of development, and DARA may not be able to successfully partner it.

The drug development process is highly uncertain and requires a substantial investment of capital. KRN5500 is in the early stages of development and has not been approved for commercial sale. DARA does not presently have the resources to fully develop KRN 5500 into a commercial product. DARA is attempting to partner the drug with other organizations who may have the interest and resources to undertake and support the cost of a Phase IIb program to test for safety and efficacy. DARA may also determine not to develop KRN 5500 and seek other alternatives for the drug, including, but not limited to, a sale to another party. Further, if the merger is completed, there is no guarantee that Midatech will develop KRN 5500. Before a drug product is approved by the FDA for commercial marketing, it must be tested for safety and effectiveness in clinical trials that are expensive to conduct and can take many years to complete. Promising results in preclinical development or early clinical trials may not be predictive of results obtained in later clinical trials. Pharmaceutical companies may experience significant setbacks in advanced clinical trials, even after obtaining promising results in earlier preclinical and clinical trials. At any time, new safety information may lead the FDA to place a clinical trial on clinical hold, or permanently stop the trial. DARA or its collaborators may experience numerous unforeseen events during, or as a result of, the clinical development process that could delay or prevent DARA’s drug candidate from being successfully commercialized, including:

•	failure to achieve clinical trial results that indicate a product candidate is effective in treating a specified condition or illness in humans;

•	safety issues, including the presence of harmful side effects;

•	determination by the FDA that the submitted data do not satisfy the criteria for approval;

•	new information that suggests lack of commercial viability of the drug;

•	failure to acquire, on reasonable terms, intellectual property rights necessary for commercialization; and

•	development of competing therapeutics that are more effective.

DARA’s success depends on its ability to retain its managerial personnel and to attract additional personnel (including a sales force).

DARA’s success depends largely on its ability to attract and retain managerial personnel, and to have a fully staffed sales force pursuant to its contractual arrangements with Alamo. DARA operates with a small staff and a 20-person contracted sales force. Competition for desirable personnel is intense, and there can be no assurance that DARA will be able to attract and retain the necessary staff. The loss of one or more members of DARA’s managerial or commercial staff, or any administrative difficulties associated with the implementation of DARA’s sales force through Alamo or difficulties in keeping the sales force fully staffed, could have a material adverse effect on DARA’s future operations and on the successful development of products for DARA’s target markets. The failure to maintain management, particularly DARA’s Chief Executive Officer, Chief Medical Officer and Senior Vice President, Commercial Operations and Business Development, and to attract additional key sales and other personnel could materially adversely affect DARA’s business, financial condition and results of operations.

The success of DARA’s business depends, in part, on its ability to develop and protect its intellectual property rights, which could be expensive.

DARA’s success will depend in part on its ability to obtain and maintain protection in the United States and other countries for the intellectual property covering or incorporated into DARA’s technology and products. The patent situation in the field of pharmaceuticals is highly uncertain and involves complex legal and scientific questions. DARA may not be able to obtain additional issued patents relating to its technology or products. Even if issued, patents may be challenged, narrowed, invalidated or circumvented, which could limit DARA’s ability to stop competitors from marketing similar products or limit the length or term of patent protection DARA may have for its products. Changes in either patent laws or in the interpretations of patent laws in the United States or other countries may diminish the value of DARA’s intellectual property or narrow the scope of DARA’s patent protection, and any defense of DARA’s patent rights would be costly and time-consuming and may adversely affect DARA’s overall financial condition and liquidity.

If DARA’s competitors or others challenge DARA’s patent rights or misappropriate or otherwise violate its intellectual property, DARA may be required to rely on third parties to defend its interests. DARA has licensed its commercial products from various licensors, each of whom has the primary right to institute any action to defend its patent estate relating to the licensed products. In addition, DARA’s license agreement with respect to Oravig specifies that if the licensor does not initiate an action to defend any patents covering the product, DARA may choose to defend such patents at its sole cost. In the event that any action instituted to defend DARA’s intellectual property is unsuccessful, or if DARA and its licensors fail to defend DARA’s intellectual property, DARA’s business may be materially harmed. If DARA pursues litigation to defend its intellectual property rights, the litigation may be expensive, time-consuming and ultimately unsuccessful.

DARA’s patents also may not afford DARA protection against numerous competitors with similar technology. Patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing and in some cases not at all. Therefore, because publications of discoveries in the scientific literature often lag behind actual discoveries, neither DARA nor its licensors can be certain that DARA or they were the first to develop the inventions claimed in issued patents or pending patent applications, or that DARA or they were the first to file for protection of the inventions set forth in these patent applications. Even in the event that DARA’s patents are upheld as valid and enforceable, they may not foreclose potential competitors from developing new technologies or “workarounds” that circumvent DARA’s patent rights. This means that DARA’s patent portfolio may not prevent the entry of a competitive product into the market. In addition, patents generally expire, regardless of their date of issue, 20 years from the earliest claimed non-provisional filing date. As a result, the time required to obtain regulatory approval for a product candidate may consume part or all of the patent term. DARA is not able to accurately predict the remaining length of the applicable patent term following regulatory approval of any of its product candidates.

If DARA is unable to protect the confidentiality of its proprietary information and know-how, the value of DARA’s technology and products could be adversely affected.

In addition to patented technology, DARA relies on trademarks, copyrights, trade secrets and know-how to develop, maintain and strengthen DARA’s competitive positions. DARA seeks to protect this information in part through confidentiality agreements with its employees, consultants and third parties. If any of these agreements are breached, DARA may not have adequate remedies for any such breach. Moreover, there can be no assurance that third parties will not know, discover or develop independently equivalent proprietary information or techniques, that they will not gain access to DARA’s trade secrets or disclose such trade secrets to the public. Therefore, DARA cannot guarantee that DARA can maintain and protect unpatented proprietary information and trade secrets. Misappropriation of DARA’s intellectual property would have an adverse effect on DARA’s competitive position and may cause DARA to incur substantial litigation costs.

DARA may be subject to claims that DARA infringes the intellectual property rights of others, and unfavorable outcomes could harm DARA’s business.

DARA’s operations may be subject to claims, and potential litigation, arising from DARA’s alleged infringement of patents, trade secrets or copyrights owned by third parties. DARA intends to fully comply with the law in avoiding such infringements. However, within the drug development industry, established companies have actively pursued such infringements, and have initiated such claims and litigation, which has made the entry of competitive products more difficult. DARA may experience such claims or litigation initiated by existing, better-funded competitors. DARA could also become involved in disputes regarding the ownership of intellectual property rights that relate to DARA’s technologies. These disputes could arise out of collaboration relationships, strategic partnerships or other relationships. Any such litigation could be expensive, take significant time, and could divert management’s attention from other business concerns. DARA’s failure to prevail in any such legal proceedings, or even the mere occurrence of such legal proceedings, could substantially affect DARA’s ability to meet its expenses and continue operations.

In November 2012, a suit was filed in the United States District Court District of Columbia naming DARA as a defendant. Plaintiff in the suit is GlycoBioSciences, Inc. Also named as a defendant is Innocutis Holdings, LLC. DARA and Innocutis were parties to a now-terminated Exclusive Marketing Agreement that granted DARA rights to promote Bionect in the U.S. oncology and radiation oncology marketplace. Plaintiff alleges that defendants’ distribution and sale of Bionect infringes on certain of plaintiff’s patents and plaintiff seeks to enjoin defendants’ alleged patent infringement and seeks unspecified damages and costs. Pursuant to the Exclusive Marketing Agreement, Innocutis is required to indemnify DARA in connection with this lawsuit, an obligation which survives the expiration or termination of the Exclusive Marketing Agreement. As a result, Innocutis has assumed DARA’s defense. The defendants filed a motion to dismiss the complaint on February 1, 2013. On June 26, 2014, counsel for the defendants notified the Court that the United States Patent and Trademark Office had completed a reexamination of two patents which underlie the suit and also filed a Motion to Dismiss. On August 25, 2014, plaintiff filed an amended complaint asserting that defendants infringed on certain patents relating to the sale of Bionect. On September 25, 2014, defendants filed an answer and asserted various affirmative defenses and counterclaims. On April 16, 2015, plaintiff filed a Motion to Dismiss defendant’s Amended Complaint. The Motion to Dismiss was denied by Court on June 10, 2015. The Court has ordered that fact discovery commence not earlier than January 1, 2016, and that it be completed not later than April 22, 2016. Additional discovery and expert reports are to be submitted at intervals throughout 2016 culminating in dispositive motions being filed on or before August 26, 2016. No assurance can be given regarding the outcome of this litigation or its effect on DARA’s financial position or results of operations.

DARA’s inability to manage its planned growth could harm DARA’s business.

As DARA works toward building a portfolio of oncology treatment and supportive care pharmaceutical products and a sales organization that will market such products for sale, DARA expects to require additional personnel. As a result, DARA’s operating expenses and capital requirements may increase significantly. DARA’s ability to manage its growth effectively requires DARA to forecast accurately its sales and growth and manufacturing needs and to expend funds to improve DARA’s operational, financial and management controls, reporting systems and procedures. If DARA is unable to manage its anticipated growth effectively, DARA’s business could be harmed.

The pharmaceutical and biotechnology industries are intensely competitive and DARA may be unable to successfully compete against competitors with substantially more resources than DARA has.

In general, the pharmaceutical and biotechnology industries are intensely competitive. The technological areas in which DARA works continue to evolve at a rapid pace. Competition from pharmaceutical, chemical and biotechnology companies, universities and research institutions is intense and DARA expects it to increase. Many of these competitors are substantially larger than DARA is and have substantially greater capital resources, research and development capabilities and experience, manufacturing, marketing, financial and managerial resources than DARA does. Acquisitions of competing companies by large pharmaceutical companies or other companies could enhance the financial, marketing and other resources available to these competitors.

An important factor in DARA’s ability to compete will be the timing of market introduction of competitive products. Accordingly, the relative speed with which DARA and competing companies can in-license and develop products, complete the clinical testing and approval processes, and supply commercial quantities of the products to the market will be an important element of market success. Other significant competitive factors include:

•	product safety and efficacy;

•	timing and scope of regulatory approval;

•	product availability;

•	marketing and sales capabilities;

•	reimbursement coverage from insurance companies and others;

•	the extent of clinical benefits and side effects of DARA’s products relative to their cost;

•	price;

•	patent protection; and

•	capabilities of partners with whom DARA may collaborate.

There can be no assurance that DARA can develop products that are more effective or achieve greater market acceptance than competitive products, or that DARA’s competitors will not succeed in developing products and technologies that are more effective than DARA’s or that render DARA’s products and technologies less competitive or obsolete.

If the healthcare system or reimbursement policies change, the prices of DARA’s potential products may be lower than expected and DARA’s potential sales may decline.

The levels of revenues and profitability of bio-pharmaceutical companies like DARA may be affected by the continuing efforts of government and third party payers to contain or reduce the costs of healthcare through various means. For example, in the U.S. there have been, and DARA expects that there will continue to be, a number of federal and state proposals to implement similar governmental control. While DARA cannot predict whether any legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on DARA’s business, financial condition and profitability. In addition, in the U.S. and elsewhere, sales of therapeutic and other pharmaceutical products depend in part on the availability of reimbursement to the consumer from third party payers, such as government and private insurance plans. Third party payers are increasingly challenging the prices charged for medical products and services. Moreover, in certain foreign markets, pricing or profitability of therapeutic and other pharmaceutical products is subject to governmental control. DARA cannot assure you that any of its potential products will be considered cost effective or that reimbursement to the consumer will be available or will be sufficient to allow DARA to sell its potential products on a competitive and profitable basis.

Government regulation of DARA’s business is extensive and drug approvals are uncertain, expensive and time-consuming.

The research, development, pre-clinical and clinical trials of any intended products, including ones DARA may seek to partner with licensees or collaborators, are subject to an extensive regulatory approval process by the FDA and other regulatory agencies in the U.S. and abroad, such as in the European Union and Japan. The process of obtaining FDA and other required regulatory approvals for drug and biological products, including required pre-clinical and clinical testing, is lengthy, expensive and uncertain. Even if regulatory clearance is obtained, a marketed product is subject to continual review, and later discovery of previously unknown adverse events or failure to comply with the applicable manufacturing, packaging, distribution and marketing requirements may result in restrictions on a product’s marketing or withdrawal of the product from the market as well as possible criminal and civil sanctions.

Currently DARA has only one clinical development candidate, KRN 5500. DARA is looking to find a partner with the interest and resources to undertake and support the cost for the Phase IIb program. The merger agreement provides that DARA may, for a period of time following the completion of the merger, continue to seek a partner for KRN 5500. A delay or setback in the partnering efforts with respect to KRN5500 would have a material adverse effect on DARA’s ability to realize any benefits from the drug candidate.

DARA’s business, as well as that of DARA’s manufacturers, is strictly regulated by the federal and other governments, and there can be no assurance that either DARA or its manufacturers will be able to maintain full compliance with all applicable regulations.

The clinical testing, manufacture and sale of pharmaceutical products and medical devices, including ones DARA currently or may in the future sell independently or through partnerships with licensees or collaborators, are subject to extensive regulation by numerous governmental authorities in the U.S., principally the FDA, and corresponding foreign regulatory agencies. Changes in existing regulations or adoption of new regulations or policies could prevent DARA from obtaining, or affect the timing of, future regulatory approvals or clearances. DARA cannot assure you that DARA or its development partners will be able to obtain necessary regulatory clearances or approvals on a timely basis, or at all, or that DARA will not be required to incur significant costs in obtaining or maintaining such regulatory approvals. Delays in receipt of, or failure to receive, such approvals or clearances, the loss of previously obtained approvals or clearances or the failure to comply with existing or future regulatory requirements could have a material adverse effect on DARA’s business, financial condition and results of operations.

Any enforcement action by regulatory authorities with respect to past or future regulatory noncompliance could have a material adverse effect on DARA’s business, financial condition and results of operations. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to authorize the marketing of new products and criminal prosecution.

DARA’s products that are approved for market are still subject to continuing regulation. Any proposed products that may in the future be approved for market will also be subject to continued regulation. DARA and its collaborative partners, including DARA’s manufacturers, will continuously be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to pharmaceutical products marketed in the U.S., including labeling regulations, the FDA’s Good Manufacturing

Practice requirements, Good Clinical Practices and Good Laboratory Practices, review and response to adverse drug experience reports and regulation governing marketing and promotion of approved drug products. DARA’s failure to comply with applicable regulatory requirements could result in enforcement action or sanctions by the FDA and other governmental agencies, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of DARA’s products, delay, suspension or withdrawal of approvals, license revocation, product seizures or recalls, operational restrictions or criminal prosecutions, any of which could have a material adverse effect on DARA’s business, financial condition and results of operations.

DARA’s business exposes DARA to potential liability for personal injury and product liability claims that could affect DARA’s financial condition.

DARA’s business involves the testing of new drugs on human volunteers and the use of DARA’s marketed products by patients. This exposes DARA to the risk of liability for personal injury or death to patients resulting from, among other things, possible unforeseen adverse side effects or improper administration of a drug. Many study volunteers and participants are already seriously ill and are at risk of further illness or death. If DARA is required to pay damages or incur defense costs in connection with any personal injury claim that is outside the scope of indemnification agreements that DARA has with clients and collaborative partners, if any indemnification agreement is not performed in accordance with its terms or if DARA’s liability exceeds the amount of any applicable indemnification limits or available insurance coverage, DARA could be materially and adversely affected both financially and reputationally. Any such claims may also prevent DARA from being able to obtain adequate insurance for these risks at reasonable rates in the future.

If DARA or its contract sales force market DARA’s products in a manner that violates healthcare fraud and abuse laws, or if DARA violates false claims laws or fails to comply with DARA’s reporting and payment obligations under the Medicaid rebate program or other governmental pricing programs, DARA may be subject to civil or criminal penalties or additional reimbursement requirements and sanctions, which could have a material adverse effect on DARA’s business, financial condition, results of operations and growth prospects.

In addition to FDA restrictions on the marketing of pharmaceutical products, several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include anti-kickback statutes and false claims statutes. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of DARA’s business activities could be subject to challenge under one or more of these laws.

The federal healthcare program anti-kickback statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federally financed healthcare program. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly and practices that involve remuneration intended to induce prescribing, purchasing or recommending such healthcare items or services may be subject to scrutiny if they do not qualify for an exemption or safe harbor.

Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement in order to have a claim paid. Pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers, reporting inflated average wholesale prices to pricing services that were then used by federal programs to set reimbursement rates and engaging in off-label promotion that caused claims to be submitted to Medicaid for non-covered, off-

label uses. Such activities have been alleged to cause the resulting claims for reimbursement to be “false” claims. Most states also have statutes or regulations similar to the federal anti-kickback and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer.

DARA has initiated participation in the federal Medicaid Rebate Program established by the Omnibus Budget Reconciliation Act of 1990, as well as several state supplemental rebate programs, in connection with the sale of Soltamox and would anticipate participating in these programs with respect to future pharmaceutical products, including Oravig. Though to date invoices for rebates have not been material, under the Medicaid rebate program, DARA anticipates paying a rebate to each state Medicaid program for its products that are reimbursed by those programs. Federal law requires that any company that participates in the Medicaid rebate program extend comparable discounts to qualified purchasers under the Public Health Service Act pharmaceutical pricing program, which requires DARA to sell its products to certain customers at prices lower than DARA otherwise might be able to charge. If products are made available to authorized users of the Federal Supply Schedule, additional pricing laws and requirements apply. Pharmaceutical companies have been prosecuted under federal and state false claims laws in connection with allegedly inaccurate information submitted to the Medicaid Rebate Program or for knowingly submitting or using allegedly inaccurate pricing information in connection with federal pricing and discount programs.

Pricing and rebate calculations vary among products and programs. The calculations are complex and may be subject to interpretation by DARA or its contractors, governmental or regulatory agencies and the courts. DARA’s methodologies for calculating these prices could be challenged under false claims laws or other laws. DARA or its contractors could make a mistake in calculating reported prices and required discounts, revisions to those prices and discounts, or determining whether a revision is necessary, which could result in retroactive rebates (and interest, if any). Governmental agencies may also make changes in program interpretations, requirements or conditions of participation, some of which may have implications for amounts previously estimated or paid. If this were to occur, DARA could face, in addition to prosecution under federal and state false claims laws, substantial liability and civil monetary penalties, exclusion of DARA’s products from reimbursement under government programs, criminal fines or imprisonment or the entry into a Corporate Integrity Agreement, Deferred Prosecution Agreement, or similar arrangement.

In addition, federal legislation now imposes additional requirements. For example, as part of the Patient Protection and Affordable Care Act, a federal physician payment disclosure provision based on the Physician Payments Sunshine Act was enacted, which requires pharmaceutical manufacturers to report certain gifts and payments to physicians beginning in 2013. These reports will then be placed on a public database. Failure to so report could subject companies to significant financial penalties.

Efforts to ensure that DARA’s business arrangements with third parties will comply with applicable healthcare laws and regulations could be costly. It is possible that governmental authorities will conclude that DARA’s business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If DARA’s operations, including activities conducted by DARA’s sales team in the promotion of DARA’s licensed or co-promoted products, are found to be in violation of any of these laws or any other governmental regulations that may apply to DARA, DARA may be subject to significant civil, criminal and administrative penalties, damages, fines, exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of DARA’s operations. If any of the physicians or other providers or entities with whom DARA expects to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains certain forward-looking information about Midatech, DARA, and the combined company that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement/prospectus or may be incorporated into this proxy statement/prospectus by reference to other documents and may include statements for the period following the completion of the merger. Representatives of Midatech may also make forward-looking statements. Forward-looking statements are statements that are not historical facts. Words such as “expect,” “believe,” “will,” “may,” “anticipate,” “plan,” “estimate,” “intend,” “should,” “can,” “likely,” “could” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding the expected completion of the merger and timing thereof, Midatech’s or the combined company’s expected revenues, the market and growth opportunities, the amount of anticipated cost synergies and other benefits associated with the proposed merger and other statements that are not historical facts.

These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. The parties wish to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, including but not limited to, how many stockholders will vote in favor of the proposals for consideration at the special meeting, the possibility that competing offers will be made, the possibility that various closing conditions for the merger may not be satisfied or waived, legal or other proceedings that may affect the timing or ability to complete the transaction as contemplated, operational challenges in achieving strategic objectives and executing each party’s plan, and the potential impact of general economic conditions and developments beyond a party’s control, and competition in the industry.

You are referred to the section titled “Risk Factors” in this proxy statement/prospectus, which contain and identify other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. All subsequent written and oral forward-looking statements by or concerning Midatech or DARA are expressly qualified in their entirety by the cautionary statements above. Except as may be required by law, neither Midatech nor DARA undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

DARA PROPOSALS

Proposal 1: Adoption of the Merger Agreement

DARA stockholders are being asked to adopt the merger agreement pursuant to which DARA would become a wholly owned subsidiary of Midatech, a copy of which is attached hereto as Annex A.

For a detailed discussion of the terms and conditions of the merger agreement, see “The Merger Agreement.” As discussed under “The Merger—DARA’s Reasons for the Merger and Recommendation of DARA’s Board of Directors,” after careful consideration, the DARA Board of Directors unanimously approved the merger agreement and declared the merger agreement the transactions contemplated thereby, including the merger, advisable, fair to and in the best interests of DARA and its stockholders.

The approval of the merger proposal requires the affirmative vote of holders of a majority of shares of DARA common stock issued and outstanding and entitled to vote at the special meeting. Failures to vote, abstentions and broker non-votes, if any, will have the effect of a vote “AGAINST” this proposal.

THE DARA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

Proposal 2: Advisory Vote on Potential Payments Under Compensation Arrangements

The Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, requires that DARA provide its stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the “golden parachute” compensation arrangements for DARA’s named executive officers, as disclosed in the section of this proxy statement/prospectus entitled “The Merger—Golden Parachute Arrangements for DARA Named Executive Officers” beginning on page 123. DARA is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to DARA’s named executive officers in connection with the merger, as disclosed in the table entitled “The Merger—Golden Parachute Arrangements for DARA Named Executive Officers” on page 123 of this proxy statement/prospectus, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on Potential Payments Under Compensation Arrangements proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote to approve the Potential Payments Under Compensation Arrangements proposal and vote not to adopt the merger agreement and vice versa. In addition, because the vote on Potential Payments Under Compensation Arrangements is advisory in nature only, it will not be binding on DARA. Accordingly, because DARA is contractually obligated to pay the compensation, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is completed and regardless of the outcome of the advisory vote.

The affirmative vote of the majority of the votes cast by holders of DARA’s common stock will be required to approve the advisory resolution on the Potential Payments Under Compensation Arrangements. Abstentions and broker non-votes (if a properly executed proxy card is returned) will be counted towards a quorum. However, if you are a stockholder of record, and you fail to vote by proxy or by ballot at the special meeting, your shares will not be counted for purposes of determining a quorum.

Failure to submit a proxy card or vote in person, abstentions and broker non-votes will not affect whether this matter has been approved.

THE DARA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

Proposal 3: Adjournment of the Special Meeting

If the number of shares of common stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the merger agreement and approve the Potential Payments Under Compensation Arrangements proposal set forth herein, referred to collectively as the Proposals, is insufficient to approve such Proposals at the time of the special meeting, then, subject to the terms of the merger agreement, DARA intends to move to adjourn or postpone the special meeting in order to enable DARA’s Board of Directors to solicit additional proxies in respect of such Proposals. In that event, DARA will ask its stockholders to vote only upon the adjournment proposal, and not any other Proposal.

In this proposal, DARA is asking you to authorize the holder of any proxy solicited by DARA’s Board of Directors to vote in favor of granting discretionary authority to the proxy holder to adjourn the special meeting for the purpose of soliciting additional proxies. If DARA’s stockholders approve the adjournment proposal, DARA could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or a toll-free telephone number. Among other things, approval of the adjournment proposal could mean that, even if DARA had received proxies representing a sufficient number of votes against the adoption or approval of the one or more of the Proposals such that such Proposal(s) would be defeated, DARA could adjourn the special meeting without a vote on the approval of the such Proposal(s) and seek to obtain sufficient votes in favor of such Proposal(s). Additionally, DARA may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Approval of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of DARA common stock present in person or by proxy and entitled to vote at the special meeting, assuming a quorum is present. For the proposal to adjourn the special meeting, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but will have the same effect as a vote against the proposal to adjourn the special meeting. Broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the adjournment proposal. No proxy will be voted in favor of the adjournment proposal unless it is specifically marked “FOR” the proposal to adjourn the special meeting.

THE DARA BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

THE MERGER

The following discussion contains important information relating to the merger. You are urged to read this discussion together with the merger agreement and the related documents attached as Annexes to this proxy statement/prospectus before voting.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub, a wholly owned subsidiary of Midatech, will be merged with and into DARA, with DARA continuing as the surviving corporation, referred to as the merger. Immediately after the Effective Time, DARA, as the surviving corporation in the merger, will be merged with and into Secondary Merger Sub, a wholly owned subsidiary of Midatech, with Secondary Merger Sub surviving and continuing as a wholly owned subsidiary of Midatech, referred to as the secondary merger. It is intended that the secondary merger will be effected immediately after the Effective Time without further approval, authorization or direction from or by any of the parties to the merger agreement.

Immediately following the secondary merger, the name of the surviving entity will be changed to “DARA BioSciences, Inc.”

Merger Consideration

Common Stock. Other than excluded shares, as a result of the transaction, DARA common stockholders will have the right, with respect to each of their shares of DARA common stock to receive, without interest, (i) 0.272 ordinary shares of Midatech, subject to adjustment in accordance with the terms of the merger agreement, referred to as the Per Share Stock Consideration, plus (ii) one contingent value right, referred to as CVRs, which represents the right to receive contingent payments if specified milestones are achieved within agreed time periods, subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement, in substantially the form included as Annex C to this proxy statement/prospectus, to be entered into prior to the Effective Time by Midatech, DARA, the Shareholder Representative and a rights agent selected by Midatech with DARA’s approval, plus (iii) cash in lieu of functional Midatech Depositary Shares. The CVR Agreement was approved by DARA’s Board of Directors in connection with the approval of the merger agreement. All Midatech ordinary shares issued in connection with the merger will be delivered to the holders of DARA common stock in the form of American Depositary Receipts, each representing the right to receive two Midatech ordinary shares. The Per Share Stock Consideration and one CVR, together with any cash to be paid in lieu of fractional shares of Midatech Depositary Shares to be issued, are referred to collectively as the Per Share Merger Consideration.

The merger agreement includes a collar provision under which the initial exchange ratio of 0.272 is subject to adjustment in the event the Exchange Ratio Market Value (as defined herein) determined one business day prior to closing of the merger, referred to as the Closing, is less than $1.08 or greater than $1.32, this ratio, as adjusted if necessary, is referred to as the Exchange Ratio. In such event, the Exchange Ratio shall be determined as follows: (i) if the Exchange Ratio Market Value is an amount less than $1.08, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.08 by the Exchange Ratio Market Value (subject to a maximum Exchange Ratio of 0.306) and (ii) if the Exchange Ratio Market Value is an amount greater than $1.32, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.32 by the Exchange Ratio Market Value (subject to a minimum Exchange Ratio of 0.249).

As used herein, Exchange Ratio Market Value means 0.272, the initial Exchange Ratio, multiplied by a figure that represents the average of the weighted average mid-market trading price of Midatech ordinary shares on AIM (as calculated by Bloomberg Screen AQR) for each of the 15 trading days ending on the day which is the business day immediately prior to the Effective Time, and then translated into U.S. dollars using the Bank of England’s daily spot exchange rate for the day which is the business day immediately prior to the Effective Time.

As of October 9, 2015, the last practicable trading day before the date of this proxy statement/prospectus for which exchange rate information was published by the Federal Reserve Bank of New York, the implied value of the per share stock consideration was $1.10 for each share of DARA common stock. The implied value of the per share stock consideration as of June 3, 2015, the last trading day before the day on which Midatech and DARA announced the execution of the merger agreement, was $1.22 per share of DARA common stock.

As used herein, excluded shares mean all shares held by DARA as treasury stock or any shares held by Midatech, Merger Sub, Secondary Merger Sub or any wholly owned subsidiary of Midatech or DARA, which will be cancelled, and any shares authorized but unissued, and shares owned by DARA stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares.

Fractions of Shares. Midatech will not issue fractional shares in the merger. In lieu of receiving any fractional share of Midatech Depositary Shares, holders of common stock will receive from Midatech an amount of cash, without interest, less the amount of any withholding taxes, equal to the product of (x) such fraction, multiplied by (y) the U.S. dollar equivalent of the closing price of each Midatech ordinary share underlying the Midatech Depositary Shares on AIM on the last trading day preceding the day the merger is consummated, referred to as the Closing Date.

Preferred Stock. At the Effective Time, each share (other than excluded shares) of DARA’s issued and outstanding Series A Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Series C-1 Convertible Preferred Stock will be converted into the right to receive, without interest, $1,000 in cash, plus any declared but unpaid dividends.

Conversion. The conversion of DARA’s common stock and preferred stock into the merger consideration will occur automatically upon completion of the merger. Under the merger agreement, after the Effective Time, Midatech will cause its exchange agent to pay the purchase price to each DARA stockholder who surrenders the appropriate documents to the exchange agent. As used herein, the term “purchase price” refers to, (i) for holders of DARA common stock, (x) Midatech Depositary Shares and (y) any cash to be paid in lieu of fractional Midatech Depositary Shares, payable to each holder of DARA common stock, and (ii) for holders of DARA preferred stock, cash to be paid to each holder of DARA preferred stock.

Adjustments. If, between the date of the merger agreement and the Effective Time, the outstanding shares of DARA common stock or Midatech ordinary shares are changed into a different number of shares or a different class (including, but not limited to, by reason of any forward or reverse stock split, stock dividend, stock sale, reorganization, reclassification, combination, exchange of shares or other like shares), the Exchange Ratio will be correspondingly adjusted to reflect such change and to provide the holders of DARA common stock the same economic effect as contemplated by the merger agreement prior to such action.

Treatment of Stock Options and Warrants

Stock Options. Subject to certain exceptions, each outstanding and unexercised DARA Stock Option will become fully vested and exercisable immediately prior to the Effective Time. Stock Options that remain outstanding and unexercised at the Effective Time will be assumed by Midatech and will vest in accordance with their vesting schedule pursuant to the same material terms and conditions as set forth in the applicable agreement under which such Stock Option was granted immediately prior to the Effective Time, provided that at the Effective Time, (i) each Stock Option will be exercisable for that number of whole Midatech ordinary shares equal to the product of (A) the number of shares of DARA common stock that were issuable upon exercise of such Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Midatech ordinary shares, and (ii) the per share exercise price for each Midatech ordinary share issuable upon exercise of each Stock Option so converted will be equal to the quotient determined by dividing the exercise price per share of DARA common stock at which such Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. All Midatech ordinary shares delivered to the holders of Stock Options will be delivered in the appropriate amount of Midatech Depositary Shares.

Warrants. Each outstanding and unexercised Warrant to purchase shares of DARA common stock as of immediately prior to the Effective Time will be assumed or substituted by Midatech in accordance with the terms of such Warrant and, as of the Effective Time, (i) will be exercisable for (A) the number of whole Midatech ordinary shares equal to the product of the number of shares of DARA common stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Midatech ordinary shares and (B) one CVR multiplied by the total number of shares of DARA common stock that were issuable upon exercise of such Warrants immediately prior to the Effective Time, and (ii) the per share exercise price for each Midatech ordinary share issuable upon exercise of Warrants so converted will be equal to the quotient determined by dividing the exercise price per share of DARA common stock at which such Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. All Midatech ordinary shares delivered to the holders of Warrants will be delivered in the appropriate amount of Midatech Depositary Shares.

Oncogenerix Contingent Consideration Shares

Pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 17, 2012, referred to as the Oncogenerix Merger Agreement, by and among Oncogenerix, Inc., referred to as Oncogenerix, certain stockholders of Oncogenerix, Christopher Clement, in his capacity as stockholder representative, DARA and Oncogenerix Acquisition Corporation, on January 17, 2012, DARA acquired Oncogenerix, referred to as the Oncogenerix Merger. In addition to the merger consideration payable by DARA upon the closing of the Oncogenerix Merger, the former stockholders of Oncogenerix are entitled to receive up to 1,114,560 shares of DARA common stock, each share referred to as an Oncogenerix Contingent Consideration Share, based upon, among other things, DARA’s achievement of certain revenue milestones, ranging from $5 million to $20 million of customer revenue, or market capitalization milestones, ranging from a market capitalization of $75 million to at least $200 million, during the 60 months following the closing of the Oncogenerix Merger. In addition, if a change of control of DARA were to occur during the 60 months following the closing of the Oncogenerix Merger, and DARA were to have a marketed product (as such term is defined the Oncogenerix Merger Agreement) at such time, which it currently has, then all of the Oncogenerix Contingent Consideration Shares would become payable. The occurrence of the Effective Time will constitute a change in control under the Oncogonerix Merger Agreement.

At the Effective Time, pursuant to the terms of the merger agreement, each right to receive an Oncogenerix Contingent Consideration Share reserved for issuance pursuant to the terms of the Oncogenerix Merger Agreement, will become payable to the holder of such right, and each such Oncogenerix Contingent Consideration Share will be converted into the right to receive the Per Share Merger Consideration. Each of Mr. Clement and Mr. Benharris, each an executive officer of DARA, will be entitled to 34,507 Oncogenerix Contingent Consideration Shares. See “—Interests of DARA’s Executive Officers and Directors in the Merger” beginning on page 119.

Purpose and Effects of the Merger

The purpose of the merger is to enable Midatech to acquire the assets and business of DARA and its subsidiaries. Upon completion of the merger, except as discussed below, the issued and outstanding shares of DARA capital stock will be automatically converted into the merger consideration. See “—Merger Consideration” on page 94.

Ownership of Combined Company After Merger

As of October 2, 2015, 27,820,760 Midatech ordinary shares were in issue and approximately 1,270,000 Midatech ordinary shares were reserved for the exercise of outstanding Midatech options. In accordance with terms of the merger, at the Effective Time, Midatech (1) will issue up to approximately 6.0 million of its ordinary shares (in the form of Midatech Depositary Shares) to DARA stockholders pursuant to the merger (assuming the maximum Exchange Ratio of 0.306) and (2) will reserve for issuance approximately 4.5 million Midatech ordinary shares in connection with the exercise or settlement of DARA Warrants and Stock Options (assuming the maximum Exchange Ratio of 0.306). Midatech and DARA expect that the Midatech ordinary shares issued in connection with the merger in respect of DARA common stock will represent approximately 16% of the outstanding ordinary shares of the combined company immediately after the merger on a diluted basis. Midatech ordinary shares held by Midatech stockholders immediately prior to the merger will represent approximately 84% of the outstanding ordinary shares of the combined company immediately after the merger on a diluted basis.

Background of the Merger

In May 2014, DARA engaged Destum Partners, Inc., referred to as Destum Partners, in order to find a partner for its KRN5500 asset. Destum Partners examined and approached approximately 70 companies to discuss the KRN5500 opportunity, one of which was Midatech. On November 19, 2014, Midatech and DARA entered into a non-disclosure agreement. While Midatech ultimately was not interested in the KRN5500 asset, in January 2015 Midatech indicated interest in discussing the possibility of a broader strategic transaction.

In January 2015, DARA’s Executive Chairman and Chief Medical Officer, Chief Executive Officer, and Senior Vice President, Commercial Operations and Business Development met with Midatech’s Chief Executive Officer at the J.P. Morgan 33rd Annual Healthcare Conference in San Francisco, California. At the meeting, Midatech’s representatives expressed Midatech’s interest in pursuing a possible business combination transaction with DARA.

Following this meeting, in late January 2015, DARA preliminarily concluded that a transaction with Midatech presented a potentially attractive opportunity in relation to which the Board of Directors of DARA should further explore. Representatives of DARA informed Midatech that DARA was prepared to enter into more formal discussions with Midatech regarding a possible transaction involving the two companies.

In February 2015, DARA engaged Aquilo Partners to assist it in the discussions with Midatech as well as to assist in evaluating DARA’s alternatives. Aquilo Partners was familiar with DARA’s business and operations due to their understanding of the pharmaceutical industry, its relationship with potential merger partners and experience with similar transactions. Midatech retained Torreya Partners (Europe) LLP, referred to as Torreya, as its financial advisor for the proposed transaction on February 2, 2015.

On February 4 and 5, 2015 at DARA’s corporate offices in Raleigh, North Carolina, DARA senior management met with members of Midatech’s senior management and discussed in detail DARA’s business and the prospects for a potential business combination.

At a meeting of DARA’s Board of Directors held on February 25, 2015, the DARA Board of Directors reviewed DARA’s commercial plan and product forecasts for 2015, which included projections for future growth, key assumptions and additional forecasts for 2016 and 2017. At this meeting DARA’s Chief Executive Officer advised the Board of Directors of the status of the discussions with Midatech and representatives of Aquilo Partners provided the Board of Directors with preliminary information regarding potential valuation ranges for DARA as well as information regarding Midatech. The Board of Directors also reviewed with DARA senior management and Aquilo Partners other companies that would be approached to determine their interest in engaging in discussions about a strategic transaction.

In February 2015, DARA and Midatech, together with their outside legal advisors, K&L Gates LLP and Brown Rudnick LLP, respectively, and financial advisors, Aquilo Partners and Torreya, respectively, initiated diligence investigations of each other.

Based on the discussion with Midatech in January and February 2015, DARA’s Board of Directors determined that senior management should contact other potential parties that could be interested in acquiring DARA. DARA’s Board of Directors determined that contacts with potential strategic partners should be made on a confidential basis as the Board of Directors was not committed to undertaking a sale of DARA, believed there were a relatively small number of potential acquirors for a small specialty pharma company like DARA, all of whom could be contacted on a confidential basis, and did not want a public strategic process to harm DARA’s commercial activities.

DARA’s senior management and Board of Directors and Aquilo Partners had several discussions about the types of parties that could be interested in a transaction. During these discussions, the parties considered numerous types of potential buyers and a master list of target companies was prepared encompassing both companies whom DARA’s management had already contacted and companies that Aquilo Partners had identified as therapeutically and strategically aligned. After considerable discussion and review, a judgment was made to focus on 19 strategic parties that had complementary business models or therapeutic focus. After consulting with Aquilo Partners, DARA’s Board of Directors and senior management believed that companies who were already engaged in the specialty pharmaceutical business would be most likely to have the experience and skills necessary to identify the value in DARA’s relatively small business and build value into that business. Aquilo Partners advised, and DARA’s Board of Directors and senior management agreed, that investment groups without existing specialty pharmaceutical businesses generally sought larger, more established and profitable platforms than DARA could then offer.

During March and April 2015, DARA’s senior management and Aquilo Partners had discussions with these potential parties as to their interest in exploring a strategic transaction with DARA. In addition to Midatech, five other potential parties executed confidentiality agreements with respect to discussions pertaining to strategic combinations involving DARA. Several of these parties engaged in preliminary discussions and initial diligence, but no party other than Midatech conducted in depth diligence.

Of the five parties who executed confidentiality agreements with DARA, only Company A expressed an interest in discussing strategic opportunities. However, Company A’s interest was limited to acquiring rights to certain of DARA’s products via an outlicense agreement. The outlicense arrangement proposed by Company A was structured in a manner to pay little or no upfront amounts and Company A did not indicate willingness to pay any significant upfront cash. As such a judgment was made that any such discussions would be unlikely to yield favorable financial terms to DARA. DARA’s Board of Directors and senior management believed that the proposed outlicense agreement would reduce the synergies in DARA’s product portfolio, limiting DARA’s ability to compete and position itself in the area of oncology supportive care.

Company B, who also signed a confidentiality agreement with DARA, indicated interest in a limited co-promotion agreement but was not interested in a broader transaction in the near future. There was further uncertainty with respect to Company B’s ability to execute on a co-promotion arrangement in a timely fashion as Company B had only recently acquired rights to the product Company B wished DARA to jointly promote and Company B had not yet determined a launch date for such product. DARA’s senior management and its Board of Directors discussed the potential for a transaction with Company A or Company B, but the opportunities did not promise to present a significant benefit to DARA’s stockholders.

In addition, none of these parties other than Midatech submitted a formal proposal or indicated informally to DARA or Aquilo Partners a price at which it would be interested in exploring a transaction. Although each party had differing reasons for not pursuing a transaction with DARA, a number of parties expressed a view that DARA was too small and lacked critical mass for a transaction to be compelling for those parties.

In general, these parties were given non-confidential information on the business of DARA until signing a confidentiality agreement. Those companies that did sign confidentiality agreements were provided some confidential information but none of the parties pursued diligence investigations in depth.

On March 5, 2015, members of DARA and Midatech senior management met in New York, New York, together with representatives from Brown Rudnick LLP, K&L Gates LLP, Aquilo Partners and Torreya, and discussed potential transaction structure issues, including Midatech’s proposal that the merger consideration include a contingent value rights component. In addition, Midatech senior management made a presentation detailing its business.

On March 9, 2015 DARA entered into a Commercialization Agreement with Onxeo S.A. granting DARA the U.S. rights to Oravig, the first and only orally-dissolving buccal tablet approved for oral thrush.

On March 13, 2015, Midatech’s Board of Directors met to discuss the potential transaction with DARA. At the meeting, representatives of Torreya presented their views on the proposed transaction and the valuation metrics, including, but not limited to, a review of 52-week high and low share prices and analyst price targets. Brown Rudnick LLP also advised the Midatech Board of Directors on certain legal aspects of the transaction, including timetables and matters related to conducting a transaction in the United States. The Midatech Board of Directors discussed the benefits of the proposed transaction, and the belief that the addition of contingent value right may be more beneficial than an initial up-front payment of cash or stock. Following these discussions, the Midatech Board of Directors recommended that senior management submit a proposal to DARA to acquire all of DARA’s outstanding shares of common stock, subject to certain financial parameters.

Following the meeting of the Midatech Board of Directors, it was determined by senior management, upon discussion with Torreya and Brown Rudnick LLP, that the initial consideration payable to DARA stockholders should consist of ordinary shares of Midatech.

On March 19, 2015, Midatech senior management, operating within the financial parameters set by the Midatech Board of Directors, delivered to DARA a proposal to acquire all of DARA’s outstanding shares of common stock for a combination of shares of Midatech and contingent value rights that would entitle DARA’s stockholders to additional consideration if the gross sales of Gelclair and Oravig in 2016 and 2017 exceeded certain thresholds. Midatech’s draft non-binding letter of intent proposed, among other things, that each share of DARA common stock be exchanged for $1.10 of Midatech stock, plus a contingent value right to potentially receive a pro rata portion of a $5 million fund dependent on the achievement of certain revenue targets. The non-binding letter of intent sought to prohibit DARA from soliciting an alternative to the proposed merger for a period of 60 days, in consideration of Midatech’s time, effort and expense in pursuing the proposed merger.

DARA’s Board of Directors met by telephonic conference call on March 23, 2015 to discuss Midatech’s proposal and the status of Aquilo Partners’ efforts to identify other potential strategic opportunities. At this meeting DARA’s Board of Directors directed management to continue the discussions with Midatech in order to seek better pricing and other terms for a potential transaction. DARA’s Board of Directors reiterated its request for Aquilo Partners to continue to identify alternative strategic transactions.

Between March 19 and March 27, 2015, Midatech’s Chief Executive Officer had a number of further discussions with DARA’s Chief Executive Officer regarding transaction terms, including DARA’s request for better pricing, which resulted in the delivery to DARA on March 27, 2015 of a revised proposal from Midatech. This proposal was substantially similar to the proposal dated March 19, 2015, except that the purchase price per share of DARA common stock was increased to $1.15 of Midatech stock, plus the initially proposed contingent value right to receive a pro rata portion of a $5 million fund. The payout of the contingent value right, however, was revised to allow for an initial pro rata payout of $2.5 million from the fund upon the achievement of certain lower revenue targets than would be necessary for the payment of the full $5 million from the fund.

On April 1, 2015, DARA’s Board of Directors met by telephonic conference call with representatives from Aquilo Partners present. At this meeting, representatives of Aquilo Partners presented their views regarding the results to date of strategic outreach efforts, valuation metrics and comparables, background regarding Midatech and its value proposition, the proposed transaction terms presented by Midatech. In addition, DARA’s Board of

Directors and Aquilo Partners conducted discussions on DARA’s prospects operating on a standalone basis which included a case study and DARA’s financing requirements. The case study examined a small, publicly traded specialty pharmaceutical company that executed a buy-and-build strategy over a three year period to increase its stock price significantly. DARA’s Board of Directors discussed this alternative, considering the risks and required financings for DARA to execute a similar strategy to add new product offerings and build DARA’s business. However, DARA’s Board of Directors indicated that the opportunity presented by Midatech’s proposals to date could provide a competitive premium much sooner and with less risk than that associated with a buy-and-build strategy. During this meeting DARA’s Board of Directors also discussed in detail the proposed transaction terms and the standalone scenario, which would require additional financing in the near future. Aquilo Partners discussed potential pricing for a financing, as well as the risk that new financing may not be available when needed. DARA’s Board of Directors and senior management expected that, given the amount of money that DARA would need to raise to fund future growth, the current price of DARA’s common stock and investors’ likely requirements for a discount to the common stock price, any financing, if available at all, would only be available on terms that would be significantly dilutive to current holders of DARA’s common stock. Following this discussion, DARA’s Board of Directors directed management to continue discussions with Midatech. Aquilo Partners reported that no other potential partners had come forward expressing a strategic interest in DARA.

On April 2, 2015, DARA’s Board of Directors met by telephonic conference call. During this meeting Midatech’s Chief Executive Officer made a detailed presentation concerning Midatech’s business model and strategies as well as the vision of a proposed business combination.

Between April 2 and April 19, 2015, Midatech’s Chief Executive Officer had a number of further discussions with DARA’s Chief Executive Officer regarding transaction terms during which time DARA asked for better pricing terms, among other things. Midatech senior management, following discussion with DARA senior management, determined that an increase to the contingent value rights fund would be acceptable, as they viewed such increase as economically neutral due to the fact that it would only be triggered (and subsequently funded by) an increase in sales.

Members of Midatech’s senior management met with and made presentations to the Board of Directors of DARA on April 13, 2015 in New York, New York. The following day, on April 14, 2015, Midatech, operating within the transaction parameters previously approved by its Board of Directors, provided a revised transaction proposal contained in a revised non-binding letter of intent. The letter proposed, among other things, an increase in the total proposed purchase price, such that each share of DARA common stock be exchanged for $1.20 of Midatech stock, plus a contingent value right to potentially receive a pro rata portion of a $7.5 million fund, dependent on the achievement of certain revenue targets higher than those necessary to trigger payments on the previously proposed $5 million fund. The letter also sought a 60 day period in which DARA would negotiate exclusively with Midatech on a proposed business combination.

DARA reviewed the new proposed terms with its outside legal and financial advisors. After such discussions, DARA’s Chief Executive Officer further negotiated the terms of the proposed merger with Midatech’s Chief Executive Officer. DARA sought, among other changes, additional up-front share consideration, a collar provision, a shorter exclusivity period and deal protections that were more favorable to DARA and it stockholders.

Following such negotiations, Midatech provided a revised transaction proposal on April 19, 2015, which retained substantially the same economic terms and exclusivity period as Midatech’s previous offer, but included a collar provision and compromised on certain deal protections, including reducing the maximum termination fee from 4% of the offer value to 3.5%.

DARA’s Board of Directors met by telephonic conference call on April 19, 2015 with representatives from Aquilo Partners present. During this meeting the Board of Directors discussed the status of strategic outreach efforts and the terms of the proposed non-binding letter of intent. DARA’s Board of Directors considered the exclusivity period in the letter of intent to be acceptable because, among other things, DARA had already dedicated significant time and resources to identifying and contacting other potential acquirors and it was anticipated that DARA and Midatech would need a substantial period of time to negotiate the terms of the proposed merger transaction. DARA’s Board of Directors and senior management discussed whether to push for further improvements to the terms of the letter of intent, but concluded that, given that Midatech had stated that the changes to the letter of intent already provided represented the best and final offer, any additional requests by DARA would likely be unsuccessful and would raise the risk of Midatech terminating the negotiations. Following this discussion the Board of Directors approved the letter of intent, which was executed by the parties on April 20, 2015.

Brown Rudnick LLP delivered a draft merger agreement and a draft contingent value rights agreement to DARA and K&L Gates LLP on April 27, 2015 and April 30, 2015, respectively.

On May 1, 2015, Midatech’s and DARA’s senior management and their respective advisors met in New York, New York, with certain advisors joining by teleconference, to discuss the draft agreements and other terms for the proposed transactions. During the meeting the parties discussed the structure for the collar provision and deal protections, opportunities to make the transaction tax efficient for DARA stockholders and additions to the CVR Agreement to protect the interests of DARA common stockholders.

From May 1, 2015 until the announcement of the transaction on June 4, 2015, negotiations continued between Midatech and DARA and their respective advisors regarding the terms of the merger agreement and related transaction agreements, including the contingent value rights agreement. Also during this period, members of DARA’s Board of Directors from time to time conferred among themselves and with DARA’s legal and financial advisors to discuss the terms of the proposed transaction and to provide guidance to DARA’s legal and financial advisors regarding the matters being negotiated relating to the merger.

DARA’s Board of Directors met by telephonic conference call on May 20, 2015 to discuss the status of the negotiations with Midatech concerning the proposed transaction. DARA’s Board of Directors provided DARA’s management guidance on negotiating positions and strategy in connection with the ongoing discussions with Midatech.

During April and May 2015, DARA and Midatech together with their outside legal and financial advisors continued their diligence investigations of each other.

Discussions continued in May 2015 regarding the structure and payout amounts for the CVRs. On May 19, 2015, DARA provided Midatech updated projections which estimated DARA’s 2015 through 2019 financial results after considering DARA’s introduction of its Oravig product. DARA’s and Midatech’s senior management and their respective advisors discussed these projections. In connection with these discussions, Midatech requested certain changes to the terms and payment structure for the CVRs in particular, by reducing the amounts that could be paid out under the CVRs. DARA’s Board of Directors consulted with Aquilo Partners and DARA’s management as to how to maximize stockholders’ expected return from the CVRs. DARA’s Board of Directors resisted reductions in the potential CVR payouts, sought to decrease the incremental Gelclair and Oravig gross sales DARA would need to achieve to receive additional payments under the CVRs and increase the number of payment thresholds in each of 2016 and 2017, the years in which the CVR payments would be earned. Midatech’s Board of Directors maintained that the CVRs would need to be structured in such a way that Gelclair and Oravig would remain profitable for Midatech in 2016 and 2017, including after making CVR payouts. After a series of negotiations in person, via teleconference and over email, in consultation with DARA’s and Midatech’s respective outside legal and financial advisors and based on the direction of their respective Boards of Directors, the parties settled on a slight reduction in the target CVR payouts and smaller increments between the payment thresholds, but retained three payment thresholds for each of 2016 and 2017.

During May 2015 the parties and their respective legal and financial advisors held numerous discussions regarding the proposed collar provision in the merger agreement. These negotiations primarily involved the range to be used to determine when the provision was triggered, the specific calculations that would be used in the provision, whether the collar would be reciprocal, whether there would be a cap on the size of any potential adjustment and, if so, the level of such cap.

As part of the ongoing meetings between the parties, DARA’s and Midatech’s senior management discussed at a high level the proposed organization and structure for the combined company. However, there were no discussions or agreements regarding any additional compensation or changes to existing employment agreements for DARA’s executives.

On May 26, 2015, Midatech’s Board of Directors and senior management met with DARA’s senior management in London, England, to discuss terms of the proposed business combination, continuing ongoing negotiations with respect to the structure of the collar and the CVR payments.

On May 27, 2015, Midatech’s and DARA’s senior management and their respective legal and financial advisors met in London, England, with certain advisors joining by teleconference, to discuss the terms of the proposed transaction. Negotiations focused on deal protections, including when the termination fee and expense reimbursement would be triggered, the circumstances under which DARA’s stockholders would indemnify Midatech for breaches and the extent of that liability. In connection with the CVR Agreement, the parties discussed the addition of covenants related to Midatech’s continued ownership and development of Gelclair and Oravig. During the discussions, Midatech’s senior management indicated they could accept some compromises on the deal protections, particularly in connection with potential material adverse effects that could occur between signing and closing and the DARA Board of Directors’ exercise of its fiduciary duties in approving and completing the proposed transactions. The parties discussed limiting post-closing DARA stockholder liability to amounts receivable under the CVR Agreement, as well as appointing a third party agent to represent DARA’s common stockholders in connection with the CVR Agreement and potential indemnification claims under the merger agreement. In connection with the CVR Agreement, Midatech’s senior management indicated Midatech could accept an obligation to pay the CVRs in full if Midatech sold the rights to Gelclair or Oravig prior to the end of 2017, as well as covenants to make commercially reasonable efforts to maximize gross sales of Gelclair and Oravig during 2016 and 2017. In addition, the parties discussed Midatech creating a bonus pool for DARA employees, which would reward DARA employees post-closing on terms substantially similar to the CVR payments.

Midatech’s and DARA’s senior management and their respective advisors met by telephonic conference calls on May 31, 2015 and June 1, 2015 to negotiate terms of the merger agreement and the CVR Agreement. These negotiations were focused on resolving the issues discussed at the May 27, 2015 meeting as described above, as well as discussing the press release that would announce the proposed transaction.

On June 2, 2015, Midatech’s Board of Directors and its advisors met to consider the proposed transaction. At the meeting, Midatech’s senior management, and representatives of Brown Rudnick LLP and Torreya made presentations to the Board of Directors concerning the proposed merger and the terms and conditions of the merger agreement, as well as the terms of the CVR Agreement. After discussion, the Midatech Board of Directors unanimously approved the merger agreement and the other transaction agreements, including the CVR Agreement.

On June 3, 2015, DARA’s Board of Directors met to consider the proposed transaction. At the meeting, DARA’s management, and representatives of K&L Gates LLP and Aquilo Partners made presentations to the Board of Directors concerning the proposed merger and the terms and conditions of the merger agreement, as well as the terms of the CVR Agreement. A representative of K&L Gates LLP also advised the DARA Board of Directors of its fiduciary duties and, along with members of DARA’s management, reviewed the terms of the draft merger agreement and CVR Agreement with the DARA Board of Directors and answered questions from the board members about the transaction. Aquilo Partners delivered an oral opinion to the DARA Board of

Directors, which was subsequently confirmed in writing and copy of which is attached hereto as Annex D, to the effect that, as of that date, the consideration pursuant to the proposed merger agreement was fair from a financial point of view to the holders of DARA common stock. The DARA Board of Directors discussed the matters presented by management and by DARA’s legal and financial advisors, including the factors discussed under “—DARA’s Reasons for the Merger and Recommendation of DARA’s Board of Directors.” After discussion, the DARA Board of Directors unanimously approved the merger agreement and other transaction agreements, including the CVR Agreement, authorized the execution of the merger agreement with Midatech and directed that the merger agreement be submitted to the stockholders of DARA along with the DARA Board of Directors’ unanimous recommendation that the DARA stockholders vote to approve the merger agreement.

Following the approval of the Boards of Directors of Midatech and DARA, the parties executed the merger agreement and certain related agreements on June 3, 2015 and each of DARA and Midatech issued a press release announcing the transaction on the morning of June 4, 2015.

DARA’s Reasons for the Merger and Recommendation of DARA’s Board of Directors

At a meeting held on June 3, 2015, the DARA Board of Directors, by a unanimous vote, (1) determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of DARA and its stockholders, (2) approved the execution, delivery and performance by DARA of the merger agreement and the consummation of the transactions contemplated thereby, (3) resolved that the merger agreement and the transactions contemplated thereby be submitted to DARA’s stockholders for adoption at a duly held special meeting of such stockholders and (4) recommended that DARA’s stockholders vote to adopt the merger agreement. In making its recommendation, the DARA Board of Directors consulted with outside legal and financial advisors and DARA’s senior management team at various times, and considered a number of factors, including the following principal factors that the DARA Board of Directors believes support such determinations, approvals, resolutions and recommendations:

•	the fact that the Per Share Merger Consideration represents approximately $1.20 per share of DARA common stock, a premium of 50.8% over the closing share price of $0.796 per share on June 3, 2015 and a premium of 59.8% over the volume weighted average closing price of $0.751 per share based on the 15 days ended June 3, 2015;

•	the belief that a combination with Midatech was more favorable to DARA’s stockholders than the alternative of remaining a standalone independent company;

•	the fact that DARA believed its existing cash and cash equivalents would not be sufficient to fund DARA’s cash requirements beyond the first quarter of 2016, and that an alternative source of financing could be significantly dilutive to DARA’s stockholders or may not be available at all;

•	the assessment by the DARA Board of Directors of DARA’s prospects for substantially increasing stockholder value as a standalone company by building out its commercial infrastructure, including growing its sales force, and launching and marketing Oravig, and considering the execution risks associated with implementing its long-term strategic plan;

•	the fact that the majority of the Per Share Merger Consideration will be paid to DARA’s common stockholders in tradable securities upon closing of the merger, providing immediate liquidity to the common stockholders;

•	the fact that DARA common stockholders would receive the merger consideration in the form of Midatech Depositary Shares, which would allow the common stockholders to share in value-creation opportunities of the combined company, including the realization of synergies;

•	the fact that the holder of each share of DARA’s preferred stock will be entitled upon the effectiveness of the merger to receive $1,000 in cash;

•	the significant value to DARA stockholders represented by the potential earnings improvement of the combined company;

•	views of DARA’s management as to the expected realization of synergies arising from the combined company;

•	the belief of the DARA Board of Directors that, after closing, the combined company will have a stronger financial profile, relative to that of DARA and Midatech separately;

•	the fact that Midatech will assume DARA’s obligations under its outstanding warrants, which such warrants were an obstacle to negotiating a sale transaction with other potential acquirors;

•	the belief of DARA’s Board of Directors that potential payments pursuant to the CVR Agreement are reasonably achievable, thereby potentially providing DARA’s common stockholders with an opportunity under the terms of the CVR Agreement to realize value in addition to the portion of the Per Share Merger Consideration payable upon closing through cash payment;

•	the belief of the DARA Board of Directors that the merger is superior to the other strategic alternatives reasonably available currently to DARA (including remaining as a standalone entity);

•	the oral opinion of Aquilo Partners rendered to the DARA Board of Directors (subsequently confirmed by delivery to the DARA Board of Directors of a written opinion, dated June 3, 2015), as to, as of June 3, 2015, the fairness, from a financial point of view, to the holders of DARA common stock of the merger consideration to be received in the merger by such holders, as more fully described below in the section entitled “—Opinion of DARA’s Financial Advisor” beginning on page 106;

•	the fact that DARA’s Board of Directors met annually to engage in a strategic review dedicated to evaluating DARA’s long term value and strategy and considering the potential for a strategic transaction;

•	the fact that DARA, with the assistance of financial and legal advisors, conducted an extensive and thorough process over more than a year to identify viable partners, to obtain the best value for DARA’s stockholders, which included contacting approximately 70 parties regarding partnership opportunities for DARA’s KRN5500 asset and approximately 20 parties regarding a possible strategic transaction;

•	the fact that, of the approximately 20 parties contacted regarding a potential acquisition of DARA, only Midatech submitted a proposal;

•	the belief of DARA’s Board of Directors, based upon arm’s length negotiations with Midatech, that the price to be paid by Midatech was at or very close to the highest price per share that Midatech was willing to pay for DARA;

•	the risk that further prolonging the negotiation process with Midatech could have resulted in the loss of the opportunity to enter into an agreement with Midatech;

•	the reputation of Midatech and its management team for successfully building pharmaceutical organizations with an eye towards achieving significant returns for its stockholders;

•	the fact that Midatech’s obligations under the merger agreement are not subject to any financing conditions and other factors regarding the likelihood that the merger will be completed, including the absence of any material antitrust risk; and

•	the terms and conditions of the merger agreement and related documents, as reviewed by the DARA Board of Directors with legal counsel, including that:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their right to terminate the merger agreement under certain circumstances were the result of significant arms’ length negotiations;

•	the merger agreement provides that the DARA Board of Directors may withdraw or modify its recommendation that DARA’s stockholders vote in favor of adoption of the merger agreement in certain circumstances, including in connection with a superior proposal, and that DARA may terminate the merger agreement in order to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal, in both cases subject to payment of a termination fee;

•	the merger agreement includes a collar provision that provides certain price protection to DARA’s stockholders if the market price of Midatech ordinary shares falls prior to the closing of the merger;

•	the termination fee provisions, pursuant to which DARA may be required to pay a termination fee of $1.05 million or certain expenses of Midatech in an amount of up to $525,000, and the circumstances under which the same would be payable, are customary for transactions of this size and type;

•	the post-closing indemnification obligations of DARA’s stockholders under the merger agreement are limited to Midatech’s right to offset losses against potential future payments under the CVR Agreement, if any;

•	the voting agreement entered into by the committed DARA stockholders automatically terminates if the merger agreement is validly terminated by DARA in accordance with its terms;

•	DARA stockholders who do not vote in favor of adoption of the merger agreement and who otherwise comply with all required procedures under the DGCL are entitled to seek statutory appraisal rights;

•	DARA is entitled to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement; and

•	the fact that the merger agreement will be subject to adoption by DARA’s stockholders.

The Board of Directors also considered the following potentially negative factors and risks in its deliberations concerning the merger agreement:

•	the fact that the approximate $1.20 value per share of the Per Share Merger Consideration was, as of June 3, 2015 (the last trading day before the merger was announced), approximately 26.8% below the 52-week high sales price of DARA common stock of $1.64;

•	the fact that the price adjustment provisions of the merger agreement would limit the ability of DARA common stockholders to take full advantage of trading price increases in the value of a Midatech ordinary share prior to closing;

•	the fact that the milestones under CVR Agreement may never be achieved and, as a result, the CVR payments may never be made;

•	the risks and costs to DARA if the merger does not close, including the potential diversion of management and employee attention, employee attrition and the effect on existing business relationships, and the expenditure of financial resources in pursuit of the merger;

•	the possibility that the share price of Midatech could decline beyond the point where the merger agreement’s collar provision protects DARA common stockholders, reducing the value of the consideration payable at closing to DARA common stockholders;

•	the possibility that the share price of Midatech could also decline after the merger, reducing the overall value proposition of the transaction to DARA common stockholders;

•	the termination fee payable by DARA upon the occurrence of certain events, including the potential effect of such termination fee to deter other potential acquirers from making a competing offer for DARA that might be more advantageous to the stockholders;

•	the restrictions on the conduct of DARA’s business prior to the closing of the merger, which could delay or prevent DARA from undertaking certain actions it would otherwise take with respect to its operations pending closing; and

•	the possibility that the consummation of the merger may be delayed or not occur at all, and the adverse impact such event would have on DARA and its business.

The foregoing discussion of the information and factors considered by DARA’s Board of Directors in reaching their conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by DARA’s Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors might have given different weights to different factors. DARA’s Board of Directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

DARA’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

Opinion of DARA’s Financial Advisor

Aquilo Partners has acted as financial advisor to DARA’s Board of Directors with respect to the merger. In connection with Aquilo Partners’ engagement as financial advisor, DARA’s Board of Directors requested that Aquilo Partners evaluate the fairness, from a financial point of view, of the Per Share Merger Consideration to be received by the holders of DARA’s common stock. On June 3, 2015, Aquilo Partners delivered its oral opinion, subsequently confirmed in writing, to DARA’s Board of Directors to the effect that, as of the date of its opinion and based upon and subject to the qualifications, limitations and assumptions set forth therein, the Per Share Merger Consideration to be received by the holders of DARA common stock was fair, from a financial point of view, to the holders of DARA common stock.

The summary of the written opinion of Aquilo Partners in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion of Aquilo Partners, dated June 3, 2015, attached to this proxy statement as Annex D. You are urged to, and should, read the written opinion of Aquilo Partners carefully and in its entirety.

The opinion of Aquilo Partners addresses only the fairness, from a financial point of view, to the holders of DARA common stock of the Per Share Merger Consideration and does not address any other aspect or implication of the transaction or any other agreement, arrangement or understanding entered into in connection with the transaction or otherwise and Aquilo Partners expresses no opinion as to the fairness of any consideration paid in connection with the transaction to the holders of any other class of securities, creditors or other constituencies of DARA. Aquilo Partners’ opinion was not intended to be and does not constitute a recommendation to any DARA stockholder as to how such stockholder should vote in connection with the merger. Aquilo Partners has not been requested to opine as to, and its opinion does not in any manner address, DARA’s underlying business decision to proceed with or effect the merger. Aquilo Partners expresses no opinion on, and its opinion does not in any manner address, the likelihood or probability of the achievement or satisfaction of the milestones necessary to receive one or more contingent payments in accordance with the CVR Agreement. In addition, Aquilo Partners’ expresses no opinion on, and its opinion does not in any manner address, fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to consideration to be received by the holders of DARA common stock in the merger.

Having considered Aquilo Partners’ opinion as to the fairness of the merger consideration, as well as the factors described above under the heading “—DARA’s Reasons for the Merger and Recommendation of DARA’s Board of Directors,” DARA’s Board of Directors unanimously recommended that holders of DARA’s common stock approve the proposal to adopt the merger agreement.

In arriving at its opinion, Aquilo Partners reviewed and analyzed, among other things:

•	the merger agreement and the CVR Agreement and the terms of the transaction;

•	certain publicly available business and financial information relating to DARA and Midatech that Aquilo Partners believed to be relevant to its analysis;

•	certain other financial information relating to DARA, including financial forecasts relating to DARA which were provided by DARA’s management;

•	publicly available financial terms of certain transactions involving companies Aquilo Partners deemed relevant and the consideration paid for such companies and comparisons of these terms with the proposed financial terms of the transaction; and

•	the market prices of DARA’s common stock and Midatech’s ordinary shares and certain publicly traded securities of such other companies that Aquilo Partners deemed relevant.

In addition, Aquilo Partners had discussions with the managements of DARA and Midatech concerning their businesses, operations, financial conditions, and prospects and undertook such other studies, analysis and investigations as it deemed relevant.

In connection with its review, Aquilo Partners has not assumed any responsibility for independent verification of any of the forgoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for DARA, Aquilo Partners was advised by DARA’s management, and Aquilo Partners has assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of DARA’s management as to DARA’s future financial performance. In this regard, DARA’s management has further advised Aquilo Partners that, absent the merger, DARA may need additional financing that DARA may not be able to obtain on favorable terms to DARA or its stockholders, if at all. In addition, Aquilo Partners has not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DARA, nor has Aquilo Partners been furnished with any such evaluations or appraisals. The opinion of Aquilo Partners is necessarily based upon information made available to it as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

In preparing its opinion, Aquilo Partners performed a number of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Aquilo Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. No company or transaction used in the analyses performed by Aquilo Partners as a comparison is identical to DARA or the contemplated merger. In addition, Aquilo Partners may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Aquilo Partners’ view of the actual value of DARA. The analyses performed by Aquilo Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Aquilo Partners’ analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of DARA common stock and were provided to DARA in connection with the delivery of Aquilo Partners’ opinion.

At a meeting of the DARA Board of Directors held on June 3, 2015, Aquilo Partners presented certain financial analyses accompanied by delivery of its written materials in connection with the delivery of its oral opinion at that meeting and its subsequent written opinion. The following is a summary of the material financial analyses performed by Aquilo Partners in arriving at its opinion. Certain of the following summaries of financial analyses include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Aquilo Partners, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Calculation of Implied Value of Merger Consideration. Based on the initial Exchange Ratio of 0.272 ordinary shares of Midatech for each share of DARA common stock, Midatech’s price per share of £2.91 as of June 3, 2015, the last trading day prior to the announcement of the merger, and an exchange rate of 1.5194 as of June 1, 2015, Aquilo Partners noted that the implied value per share of DARA stock was $1.21 as of June 3, 2015. Aquilo Partners also noted that the initial Exchange Ratio was calculated based on using a value of $1.20 per share of DARA common stock divided by a volume weighted average of the Midatech ordinary shares prior to the announcement of the transaction. Aquilo Partners also noted that the Exchange Ratio is subject to an implied acquisition price range of $1.08 to $1.32 per DARA share and will be adjusted for movements outside this range, subject to a maximum exchange ratio of 0.306 and a minimum exchange ratio of 0.249.

Aquilo Partners also calculated an implied probability-adjusted present value per CVR. The following table sets forth, for the periods indicated, estimates made by DARA management of the probabilities of achievement of Gross Sales thresholds for Oravig and Gelclair.

Gross Sales (in thousands)	CVR Value Based on Achievement (in thousands)	Probability of Achievement
2016
< $15,000	$0	50.0%
$15,000-$16,500	$1,425	45.0%
$16,500-$18,000	$1,900	4.0%
$18,000 <	$2,375	1.0%

2017
< $26,000	$0	50.0%
$26,000-$28,600	$2,375	45.0%
$28,600-$31,200	$2,850	4.0%
$31,200 <	$3,325	1.0%

The estimates set forth above were prepared by DARA management for internal use. The estimates were not prepared with a view towards public disclosure, nor were these estimates shared with Midatech or any of its representatives. The estimates set forth above are forward-looking statements. Accordingly, there can be no assurance that the estimates would be realized and the actual results may vary materially from those shown. The inclusion of such estimates in this proxy statement/prospectus should not be regarded as an indication that DARA, Midatech or any of their respective affiliates, advisors or representatives considered or consider such estimates to be predictive of actual future events, and the estimates should not be relied upon as such. Neither DARA, Midatech, nor any of their respective advisors, officers, directors or representatives can give any assurance that actual results will not differ from the estimates set forth above. For more information on factors affecting DARA’s financial results and the value of the CVRs, see the sections entitled “Risk Factors” beginning on page 35 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 91.

Based on these estimates as to the probability of the Gross Sales of Oravig and Gelclair in 2016 and 2017 being within the applicable range set forth in the CVR Agreement (including a 50% probability of not receiving any payment in a year) and discounting the resulting probability weighted CVR value using a 10% discount rate, Aquilo Partners calculated the implied probability-adjusted present value per CVR to be $0.08, or an aggregate of $1.6 million. Aquilo Partners used a 10% discount rate based on the risk and time value associated with the

CVR based on the fact that the CVR amounts had been probability adjusted. Aquilo Partners added the implied probability-adjusted present value per CVR of $0.08 to $1.20 per share to derive an implied total value of the consideration of $1.28 per share.

Aquilo Partners calculated the total implied equity value of the transaction to be $25.3 million, including the value of the preferred cash payout and excluding the implied probability-adjusted present value of the CVR. Aquilo Partners also noted that DARA had 17.5 million warrants outstanding. Aquilo Partners calculated such warrants to have a value of $2.3 million (primarily using Black Scholes valuation) which implied a total equity value of $27.6 million.

Midatech Comparable Public Company Analysis. Aquilo Partners reviewed, analyzed and compared Midatech to corresponding publicly available financial information for 19 publicly-traded biotechnology companies identified and selected by Aquilo Partners based on the comparability to Midatech. In selecting these companies, Aquilo Partners utilized companies with a lead product candidate that was either in pre-clinical development or in Phase I clinical development and with cash of at least $15 million. The following list sets forth the comparable companies selected by Aquilo Partners.

Company	Market Cap	Cash	Debt	Enterprise Value
	(in millions)
Juno Therapeutics, Inc.	$5,143	$396	$10	$4,757
Cellectis S.A.	1,512	136	4	1,380
Blueprint Medicines Corporation	738	47	9	700
Five Prime Therapeutics, Inc.	587	217	—	370
Verseon Corporation	483	100	2	385
Immune Design Corporation	458	60	—	398
ProQR Therapeutics N.V.	426	122	3	307
Oncothyreon, Inc.	403	74	—	329
Compugen Ltd.	363	67	—	296
Dicerna Pharmaceuticals, Inc.	344	134	—	210
Assembly Biosciences, Inc.	311	96	—	215
Cidara Therapeutics, Inc.	225	58	—	167
Loxo Oncology, Inc.	208	98	—	110
arGEN-X N.V	204	60	—	144
Calithera Biosciences, Inc.	159	89	—	70
SCYNEXIS, Inc.	116	28	—	88
NanoViricides, Inc.	94	34	7	67
ContraFect Corporation	94	23	—	71
Restorgenex Corporation	38	19	—	18
Mean	$376	$81	$1	$296
Median	$328	$70	$—	$213

Aquilo Partners reviewed the median and mean enterprise values of the selected companies and excluded Juno Therapeutics from the analysis in light of significantly higher market capitalization, capital resources and implied enterprise value. The result of the analysis set out an implied enterprise value for the comparable companies of $213 to $296 million.

No company used in any analysis as a comparison is identical to Midatech and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies to which they are being compared. This analysis yielded a range of enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by Aquilo Partners collectively and not individually.

Midatech Analyst Financial Projections. Aquilo Partners did not receive any financial projections from Midatech; however, Aquilo Partners did review published, publicly available research analyst reports from Panmure Gordon (UK) Limited. These research reports included a projected income statement of Midatech on a fiscal year basis for each of fiscal 2015 through 2018, as well as a projected cash burn and ending cash balance for each of the fiscal years. Aquilo Partners considered the assumptions, or conclusions, underlying these financial projections including the projected revenue and cost of goods and operating expenses, as well as the projections of Midatech cash for each fiscal year covered in the report.

DARA Discounted Cash Flow Analysis. Aquilo Partners used the financial projections and estimates provided by DARA’s management to perform a discounted cash flow analysis to calculate a range of implied present values. In conducting this analysis, Aquilo Partners assumed that DARA would perform in accordance with these forecasts. Aquilo Partners based its discounted cash flow analysis on various operating assumptions provided by DARA’s management, including the following assumptions relating to, among other items, revenue, operating costs, taxes, working capital, capital expenditures and depreciation:

•	Revenue: DARA’s products would experience strong, continued growth in prescriptions and DARA, together with its partners, would successfully launch and begin promotion of Oravig in late 2015;

•	Operating costs: Operating costs would increase over time with the most significant increases relating to payments for sales and marking for Oravig;

•	Taxes: DARA would utilize net operating losses and so would pay zero taxes during the projection period;

•	Working capital: Changes in working capital over the period would not be significant and would fluctuate based primarily on expected levels of receivables, inventory and payables;

•	Capital expenditures: DARA would not incur any significant capital expenditures throughout the projection period; and

•	Depreciation: Depreciation would be consistent with actual depreciation methods for all classes of assets.

Over the course of Aquilo Partners’ engagement, Aquilo Partners discussed DARA’s projections with DARA’s management in order to understand the assumptions underlying the projections. Based on these projections, Aquilo Partners calculated the present value of the unlevered free cash flows for the relevant projection period and the present value of the terminal value by analyzing four different terminal values, (1) 2018 projected operating income, (2) 2019 projected operating income, (3) 2018 projected revenue and (4) 2019 projected revenue.

For the 2018 and 2019 projected operating income terminal values, Aquilo Partners applied multiples ranging from 8.0x to 12.0x. This range of multiples, with discount rates of 30% to 40%, implied a range of price per share values for us of $0.63 to $1.31, and $1.15 to $2.40 for 2018 and 2019 operating income terminal values, respectively. Aquilo Partners used discount rates in the range of 30% to 40% based on the risk and time value associated with the projections. For the 2018 and 2019 projected revenue terminal values, Aquilo Partners applied multiples ranging from 2.0x to 4.0x. This range of multiples, with discount rates of 30% to 40%, implied a range of price per share value for us of $0.71 to $1.98, and $0.80 to $2.18 for 2018 and 2019 revenue terminal values, respectively.

DARA Comparable Public Company Analysis. Using publicly available information, Aquilo Partners reviewed, analyzed, and compared DARA to corresponding publicly available financial information and market multiples relating to 25 companies identified and selected by Aquilo Partners based on the comparability to DARA. In selecting these companies, Aquilo Partners utilized pharmaceutical and biotechnology companies that had product revenue and market capitalizations less than $1 billion.

Acrux Limited	NovaBay Pharmaceuticals, Inc.
Alliance Pharma plc	Oculus Innovative Sciences, Inc.
Alliqua BioMedical, Inc.	Orexo AB
Antares Pharma, Inc.	Pernix Therapeutics Holdings, Inc.
BioDelivery Sciences International, Inc.	Sagent Pharmaceuticals, Inc.
Biofrontera AG	Sinclair IS Pharma plc
Cipher Pharmaceuticals Inc.	SkyePharma plc
Corium International, Inc.	Sucampo Pharmaceuticals, Inc.
Derma Sciences, Inc.	Supernus Pharmaceuticals, Inc.
Fuji Pharma Co., Ltd.	Vernalis plc
Juniper Pharmaceuticals, Inc.	VIVUS, Inc.
Medivir AB	Zogenix, Inc.
Moberg Pharma AB

In this comparable company analysis, Aquilo Partners evaluated the enterprise values of the selected companies, and estimated revenue for calendar years 2015 and 2016.

The following table sets forth, for the periods indicated, the median and mean of enterprise values as a multiple of revenue utilized by Aquilo Partners in performing its analysis, which were derived from the selected companies, and the corresponding implied equity values per share for DARA implied by this analysis.

	Revenue Multiples			Implied Equity
Enterprise Value to:	Median		Mean	Values Per Share
2014 Revenue	4.9x	-	7.8x	$0.69	-	$0.95
2015E Revenue	4.5x	-	5.2x	$1.21	-	$1.35
2016E Revenue	2.9x	-	3.8x	$1.94	-	$2.49

Although the comparable companies were used for comparison purposes, none of those companies is directly comparable to us. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies and us.

Premiums Analysis. Using publicly available information, Aquilo Partners reviewed and analyzed 1-Day (one trading day prior to announcement), 1-Week (five trading days prior to announcement), and 1-Month (20 trading days prior to announcement) premiums for three sets of precedent merger/acquisition transactions with differentiated selection criteria in order to ascertain relevant premium analysis data for industry specific transactions as well as transactions generally for comparatively sized companies. The three sets of transactions are classified as:

•	Specialty Pharmaceutical Transactions. Aquilo Partners reviewed publicly available information to identify business combinations of specialty pharmaceutical companies that were announced in the last five years and in which the acquired company had both an established sales force and marketed primarily branded products. Aquilo Partners utilized this selection criteria to gather data for transactions that were within the relevant industry and with targets of a comparable company profile. The list of identified transactions was then narrowed to remove transactions in which the acquired company was privately held, as no premium information was available for these transactions. However, the entire set of transactions was used for revenue multiples in the section labeled “Comparable Transaction Analysis.” The following sets forth the 29 identified transactions with the ten transactions used for the premium analysis marked with an asterisk:

Specialty Pharmaceutical Transactions
Announcement Date	Acquisition Date	Acquirer	Target
3/16/2015	4/1/2015	Valeant Pharmaceuticals International, Inc.	Salix Pharmaceuticals, Ltd.*
1/11/2015	2/21/2015	Shire plc	NPS Pharmaceuticals, Inc.*
10/9/2014	1/29/2015	Endo International plc	Auxilium Pharmaceuticals, Inc.*
9/29/2014	11/12/2014	AMAG Pharmaceuticals, Inc.	Lumara Health Inc., Maternal Health Business
9/29/2014	10/31/2014	Perrigo Company plc	Lumara Health Inc., Women’s Healthcare Assets
2/11/2014	3/19/2014	Mallinckrodt public limited company	Cadence Pharmaceuticals, Inc.*
2/4/2014	2/4/2014	Chiesi Farmaceutici S.p.A.	Cornerstone Therapeutics Inc.
2/3/2014	7/7/2014	Valeant Pharmaceuticals International, Inc.	PreCision Dermatology, Inc.
1/8/2014	1/31/2014	Forest Laboratories, Inc.	Aptalis Holdings Inc.
12/17/2013	1/16/2014	Almirall, S.A.	Aqua Pharmaceuticals, LLC
11/7/2013	1/2/2014	Salix Pharmaceuticals, Ltd.	Santarus, Inc.*
5/20/2013	10/1/2013	Actavis plc	Warner Chilcott PLC*
4/29/2013	4/26/2013	Auxilium Pharmaceuticals, Inc.	Actient Holdings LLC
3/20/2013	4/25/2013	Valeant Pharmaceuticals International, Inc.	Obagi Medical Products, Inc.*
12/12/2012	2/27/2013	Galderma Pharma S.A.	Spirig Pharma AG
12/11/2012	3/6/2013	Pernix Therapeutics Holdings, Inc.	Somaxon Pharmaceuticals, Inc.*
11/16/2012	12/19/2012	Allergan, Inc.	SkinMedica, Inc.
9/6/2012	10/15/2012	Meda AB	Jazz Pharmaceuticals plc, Women’s Health Business
9/3/2012	12/11/2012	Valeant Pharmaceuticals International, Inc.	Medicis Pharmaceutical Corporation*
5/14/2012	6/26/2012	Cornerstone Therapeutics Inc.	EKR Therapeutics, Inc.
4/26/2012	6/12/2012	Jazz Pharmaceuticals plc	EUSA Pharma Inc.
11/18/2011	12/2/2011	Medicis Pharmaceutical Corporation	Graceway Pharmaceuticals LLC
7/15/2011	12/12/2011	Valeant Pharmaceuticals International, Inc.	Janssen Pharmaceuticals, Inc., Ortho Dermatologics
7/11/2011	12/16/2011	Valeant Pharmaceuticals International, Inc.	Dermik Laboratories, Inc.
4/19/2011	4/19/2011	SciClone Pharmaceuticals, Inc.	NovaMed Pharmaceuticals Inc.
12/1/2010	2/11/2011	Axcan Holdings, Inc.	Eurand N.V.*
10/28/2010	1/5/2011	Teva Pharmaceutical Industries Ltd.	Merck KGaA, Women’s Health Business
8/30/2010	10/4/2010	Meda AB	Alaven
8/13/2010	8/13/2010	US WorldMeds, LLC	Solstice Neurosciences, Inc.

*	Transaction was considered in Aquilo Partners’ premium analysis because the target was a public company and therefore premium information was available for this transaction.

•	Biotechnology/Pharmaceutical Transactions. Aquilo Partners reviewed publicly available information for business combinations of biotechnology or pharmaceutical companies that were announced since January 1, 2014. Aquilo Partners utilized this selection criteria to incorporate the most current market trends into the comparable data and gather a sufficient sample size of transactions within the relevant industry. The following list sets forth the acquirers and targets acquired from the beginning of 2014 recently that were public biotechnology, or pharmaceutical companies, which we refer to as Biopharmaceutical Transactions:

Biopharmaceutical Transactions
Announcement Date	Acquisition Date	Acquirer	Target
5/6/2015	6/22/2015	Alexion Pharmaceuticals, Inc.	Synageva BioPharma Corp.
3/30/2015	5/7/2015	Horizon Pharma public limited company	Hyperion Therapeutics, Inc.
3/30/2015	5/5/2015	Teva Pharmaceutical Industries Ltd.	Auspex Pharmaceuticals, Inc.
3/16/2015	4/1/2015	Valeant Pharmaceuticals International, Inc.	Salix Pharmaceuticals, Ltd.
3/4/2015	5/26/2015	AbbVie Inc.	Pharmacyclics, Inc.
2/27/2015	5/22/2015	Nikon Corporation	Optos plc
2/5/2015	9/3/2015	Pfizer Inc.	Hospira, Inc.
1/11/2015	2/21/2015	Shire plc	NPS Pharmaceuticals, Inc.
12/8/2014	1/21/2015	Merck & Co., Inc.	Cubist Pharmaceuticals, Inc.
12/2/2014	1/12/2015	Otsuka Holdings Co., Ltd.	Avanir Pharmaceuticals, Inc.
11/24/2014	1/29/2015	BioMarin Pharmaceutical Inc.	Prosensa Holding N.V.
11/17/2014	3/17/2015	Actavis plc	Allergan, Inc.
10/9/2014	1/29/2015	Endo International plc	Auxilium Pharmaceuticals, Inc.
10/6/2014	11/17/2014	Actavis plc	Durata Therapeutics, Inc.
9/28/2014	11/10/2014	Daiichi Sankyo Company, Limited	Ambit Biosciences Corporation
8/24/2014	11/29/2014	Roche Holding Ltd	InterMune, Inc.
6/23/2014	12/12/2014	Abbott Laboratories	Veropharm
5/16/2014	9/26/2014	Abbott Laboratories	CFR Pharmaceuticals S.A.
5/8/2014	6/23/2014	H. Lundbeck A/S	Chelsea Therapeutics International, Ltd.
4/28/2014	7/2/2014	Forest Laboratories, Inc.	Furiex Pharmaceuticals, Inc.
4/7/2014	8/14/2014	Mallinckrodt public limited company	Questcor Pharmaceuticals, Inc.
4/6/2014	3/24/2015	Sun Pharmaceutical Industries Limited	Ranbaxy Laboratories Limited
2/18/2014	7/1/2014	Actavis plc	Forest Laboratories, Inc.
2/11/2014	3/19/2014	Mallinckrodt public limited company	Cadence Pharmaceuticals, Inc.
1/8/2014	2/21/2014	Teva Pharmaceutical Industries Ltd.	NuPathe Inc.
11/5/2013	2/28/2014	Endo International plc	Paladin Labs Inc.

•	Micro-Cap Transactions. Aquilo Partners reviewed publicly available information for all business combinations since January 1, 2014 involving a target that had a market capitalization between $10 million and $50 million at the time of acquisition, which we refer to as Micro-Cap Transactions. Aquilo Partners utilized this selection criteria to incorporate the market trends for transactions that were most comparable based on target market capitalization. The following sets for the list of Micro-Cap Transactions:

Micro-Cap Transactions
Announcement Date	Acquisition Date	Acquirer	Target
3/2/15	7/24/15	Wintrust Financial Corporation	Community Financial Shares, Inc.
2/5/15	Pending	DHR International, Inc.	CTPartners Executive Search Inc.
2/2/15	5/8/15	Luna Innovations Incorporated	Advanced Photonix, Inc.
12/30/14	Pending	First NBC Bank Holding Company	State Investors Bancorp, Inc.
12/22/14	2/11/15	LCV Capital Management, LLC	Peerless Systems Corporation

Micro-Cap Transactions
Announcement Date	Acquisition Date	Acquirer	Target
12/11/14	6/26/15	ESB Bancorp, Inc.	Citizens National Bancorp, Inc.
11/19/14	3/6/15	Pacific Continental Corporation	Capital Pacific Bancorp
11/11/14	5/29/15	Matson Navigation Company, Inc.	Horizon Lines, Inc.
11/4/14	1/22/15	Lindsay Corporation	Elecsys Corporation
11/3/14	4/1/15	Chemical Financial Corporation	Monarch Community Bancorp, Inc.
10/22/14	1/30/15	Amtech Systems, Inc.	BTU International, Inc.
10/15/14	2/2/15	AmericanWest Bank	Greater Sacramento Bancorp
10/10/14	11/21/14	Novacap TMT IV, L.P.	Dialogic Inc.
9/25/14	11/20/14	Laboratory Corporation of America Holdings	LipoScience, Inc.
9/25/14	4/28/15	Putnam County Savings Bank	CMS Bancorp, Inc.
9/18/14	NA(1)	Eos Petro, Inc.	Dune Energy, Inc.
9/10/14	4/1/15	Cape Bancorp, Inc.	Colonial Financial Services, Inc.
9/2/14	10/31/14	Omnitracs, LLC	XRS Corporation
8/28/14	10/7/14	Monomoy Capital Partners	Cobra Electronics Corporation
8/28/14	3/10/15	ORGENTEC Diagnostika GmbH	Corgenix Medical Corporation
8/26/14	Pending	Juniper Investment Company, LLC; Princeton Hosted Solutions, LLC	Alteva, Inc.
8/26/14	NA(2)	Clearlake Capital Group LP	First Physicians Capital Group, Inc.
8/25/14	1/1/15	American National Bankshares Inc.	Mainstreet Bankshares, Inc.
8/7/14	3/6/15	Banner Corporation	Siuslaw Financial Group, Inc.
6/10/14	8/26/14	VERISAE, INC.	ViryaNet Ltd.
6/4/14	11/1/14	Old National Bancorp	LSB Financial Corp.
5/15/14	8/15/14	Carmike Cinemas, Inc.	Digital Cinema Destinations Corp.
5/7/14	12/1/14	Stratex Oil & Gas Holdings, Inc.	Richfield Oil & Gas Company
5/5/14	10/17/14	Green Bancorp, Inc.	SP Bancorp, Inc.
5/5/14	NA(3)	First National Bank Of Southern California	First Mountain Bank
4/14/14	10/31/14	CB Financial Services, Inc.	FedFirst Financial Corporation
3/31/14	5/27/14	Apex Restaurant Management, Inc	Morgan’s Foods, Inc.
3/11/14	10/31/14	Chemical Financial Corporation	Northwestern Bancorp, Inc.
2/14/14	8/27/14	Dentsu Aegis Network Ltd.	mktg, inc.
1/23/14	5/31/14	HomeTrust Bancshares, Inc.	Jefferson Bancshares, Inc.

(1)	March 10, 2015: Eos Petro announced that it has permitted its tender offer to acquire all outstanding shares of Dune Energy to expire without renewal.
(2)	August 25, 2014: First Physicians Capital Group’s Board unanimously decided to not pursue Clearlake Capital’s non-binding proposal to acquire 100% of the company.
(3)	July 17, 2014: First Mountain Bank announced the termination of the definitive acquisition agreement with First National Bank of Southern California.

The following table sets forth, for the periods indicated, the median and mean premiums utilized by Aquilo Partners in performing its analysis, which were derived from the selected transactions identified above, and the corresponding equity values per share for DARA implied by this analysis.

	Premium
	1-Day			1-Week			1-Month
Specialty Pharmaceutical Transactions	Median		Mean	Median		Mean	Median		Mean
Premium	27%	—	37%	33%	—	40%	43%	—	49%
Implied DARA equity value per share	$1.01	—	$1.09	$1.02	—	$1.08	$1.14	—	$1.19

Biopharmaceutical Transactions
Premium	30%	—	39%	32%	—	39%	47%	—	49%
Implied DARA equity value per share	$1.03	—	$1.10	$1.02	—	$1.07	$1.18	—	$1.19

Micro-Cap Transactions
Premium	34%	—	43%	38%	—	44%	30%	—	43%
Implied DARA equity value per share	$1.07	—	$1.14	$1.06	—	$1.11	$1.04	—	$1.14

Although the premiums paid in the selected transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to DARA. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the company to which they are being compared.

Comparable Transaction Analysis. Aquilo Partners also reviewed the range of upfront considerations paid to the target within the Specialty Pharmaceutical Transaction set as a multiple of revenue over the last twelve months, referred to as LTM, at the time of the transaction. Based on the median and mean, the LTM revenue multiple was 4.0x to 5.0x. These multiples were applied to DARA’s LTM revenue of $2.4 million as of March 31, 2015 as reported in public filings, which equated to an implied enterprise value of $9.5 to $11.9 million and an implied equity value per share of $0.70 to $0.81.

Although the transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the companies in those transactions is directly comparable to Midatech or DARA. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or the company to which they are being compared.

Aquilo Partners Relationship. Aquilo Partners’ opinion and presentation to the DARA Board of Directors was one of many factors taken into consideration by the DARA Board of Directors in deciding to enter into the merger agreement. Consequently, the analyses described above should not be viewed as determinative of the DARA Board of Directors opinion, or that of DARA’s management with respect to whether the DARA Board of Directors would have been willing to agree to a different aggregate merger consideration to be received by holders of DARA common stock.

Pursuant to an engagement letter dated as of February 19, 2015, the DARA Board of Directors engaged Aquilo Partners to provide financial advisory services to us in connection with exploring and evaluating opportunities for DARA to combine with or be acquired by another company including, among other things, rendering its opinion to the DARA Board of Directors. Aquilo Partners was selected by DARA based on Aquilo Partners’ qualifications, expertise and reputation. Pursuant to the terms of the engagement letter, DARA has agreed to pay Aquilo Partners a fee of $35,000 upon the consummation of the engagement letter, $250,000 upon the delivery of the opinion and $1,215,000 upon consummation of the merger. In addition, DARA has agreed to reimburse Aquilo Partners for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and has agreed to indemnify Aquilo Partners for certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws. Prior to the signing of the engagement letter, no material relationship existed between DARA and Aquilo Partners or any of their affiliates.

Aquilo Partners, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.

Certain DARA Financial Information Provided to Aquilo Partners

DARA does not, as a matter of course, publicly disclose forecasts or internal projections as to its longer term future performance or results of operations, and has only provided limited forecasts with respect to short term net revenues, due to the inherent unpredictability of the underlying assumptions and projections. In connection with the review by DARA’s Board of Directors of potential strategic alternatives, DARA’s management prepared financial projections reflecting DARA as a standalone company, referred to as the “Projections.” DARA provided the Projections to its Board of Directors and to Aquilo Partners and directed Aquilo Partners to use the Projections in connection with the rendering of its fairness opinion to the DARA Board of Directors and performing its related financial analysis, as described above under the heading “—Opinion of Financial Advisor to DARA Board of Directors” in this proxy statement/prospectus. DARA did not provide the Projections to Midatech.

The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, DARA’s management. Horne LLP, DARA’s independent registered public accounting firm, has neither examined nor compiled the accompanying prospective financial information and, accordingly, does not express an opinion or any other form of assurance with respect thereto. Horne LLP’s report included in this proxy statement/prospectus relates to DARA’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

The Projections were prepared by DARA’s management for internal use. The Projections were not prepared with a view toward public disclosure, or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or GAAP. Neither DARA’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information included below, or expressed any opinion or any other form of assurance on such information or its achievability.

The Projections set forth below are included solely to give DARA stockholders access to certain financial projections that were made available to DARA’s Board of Directors and advisors.

The Projections are forward-looking statements. Accordingly, there can be no assurance that the Projections will be realized, and actual results may vary materially from those shown. The inclusion of the Projections in this proxy statement/prospectus should not be regarded as an indication that DARA or any of its affiliates, advisors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such. Neither DARA nor any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error. DARA does not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law. For information on factors that may cause DARA’s future financial results to materially vary from those reflected in the projections prepared by DARA’s management, see the section entitled “Risk Factors” beginning on page 35 and “Cautionary Note Regarding Forward-Looking Statements” beginning on page 91.

The following is a summary of the Projections:

DARA Management Projections

(in thousands)

	2015E	2016E	2017E	2018E	2019E
Revenue	$4,410	$12,065	$20,313	$27,139	$34,913
EBIT	(10,235)	(5,107)	372	6,070	12,867
Plus (Less): Net Change in Cash	135	(67)	(201)	1,700	2,097

Free Cash Flows	$(10,100)	$(5,174)	$171	$7,771	$14,964
The Projections estimate EBIT (calculated as total revenue minus cost of goods sold, sales, general and administrative expenses, referred to as SG&A, and research and development costs, referred to as R&D, including non-cash compensation expense as a component of SG&A and R&D costs). The Projections reflect numerous estimates, assumptions and simplifications made by DARA’s management with respect to general business, economic, competitive, regulatory, reimbursement and other market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond DARA’s control.

Examples of significant assumptions and simplifications included in the Projections are:

•	Oravig expected to launch in late 2015;

•	No deal related costs are included in the expenses;

•	No increases in management and staffing headcounts;

•	Strong continued growth in prescriptions for DARA’s products;

•	Successful launch and partner promotion of Oravig in the primary care market; and

•	Oravig launch in pediatrics and Canada in 2018.

Midatech’s Reasons for the Merger

The Midatech Board of Directors, at a meeting held on June 2, 2015, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were advisable and in the best interests of Midatech and its shareholders, and approved the merger agreement and the transactions contemplated thereby, including the merger. In evaluating the merger agreement and the transactions contemplated thereby, including the merger and secondary merger, the Midatech Board of Directors consulted with Midatech management and outside legal counsel and financial advisors to Midatech. In determining to approve the merger agreement and the transactions contemplated thereby, including the merger and secondary merger, the Midatech Board of Directors considered numerous factors that it believes supports its decision, including the following:

•	the ability to acquire a commercial foothold in the United States with a national field organization already contracted, managed market presence, integrated and national distribution network and established marketing capabilities to leverage the U.S. market;

•	the opportunity to strengthen its nanotechnology base by accelerating its transition to an oncology-focused specialty pharmaceutical company;

•	the ability to generate growth through strategic acquisitions of complementary products, as per Midatech’s strategic business plan;

•	Midatech’s belief that DARA is a strategic fit, which will help strengthen its franchise in oncology, with immediate access to a revenue generating product portfolio in cancer supportive care with multiple growth catalysts;

•	the potential to diversify Midatech’s business by adding a differentiated and attractive portfolio of oncology supportive care products;

•	the belief that Midatech is uniquely positioned to maximize the full potential of Oravig, Gelclair, Soltamox and other core DARA products;

•	the fact that the CVRs will require Midatech to pay additional consideration only upon achievement of certain gross sales milestone with respect to Oravig and Gelclair, and on other terms and conditions specified in the CVR Agreement;

•	DARA has talented employees with a strong track record in the global pharmaceutical and biotechnology industry and Midatech believes that the inclusion of such employees within a combined company will be a competitive advantage for it;

•	that the consideration is structured in such a way that the merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code, which means that DARA stockholders will generally not receive gain for federal income tax purposes, upon their exchange of DARA common stock, except with respect to cash received in lieu of fractional shares or in connection with the CVRs;

•	the requirement to have a significant portion of the Per Share Merger Consideration satisfied in Midatech ordinary shares permits DARA stockholders to share in the growth and opportunities of the combined company and participate in the potential future increase in value of an investment in Midatech or dispose of their Midatech Depositary Shares received in connection with the merger in the public market and as a result monetize their investment in DARA;

•	that DARA potentially offers a platform through which future Midatech products could be launched in the United States, which may increase the long-term return on such products;

•	the significant portion of the Per Share Merger Consideration to be paid in Midatech ordinary shares permits Midatech to use its ordinary shares effectively as a currency and minimize the amount of cash from operations or borrowings that Midatech would otherwise have to use to consummate the merger;

•	the merger provides a platform for future growth, including a listing on NASDAQ, which would provide currency for further acquisitions in the United States;

•	the knowledge of the current environment in the pharmaceutical industry generally, including economic conditions, competitive pressures and the impact of these factors on the potential growth, development and strategic options of Midatech and DARA;

•	the understanding of the businesses of Midatech and DARA, and the potential costs savings and other synergy opportunities, as well as potential impact on Midatech’s financial results and prospects;

•	the ability of Midatech to terminate the merger agreement and receive a termination fee if, among other things, the DARA Board of Directors changes or withdraws its recommendation to DARA stockholders to approve the merger proposal under certain circumstances, as described in “The Merger Agreement—Termination Fee and Expenses” beginning on page 164 and the other terms and conditions of the merger agreement;

•	the compatibility of the cultures of Midatech and DARA;

•	current industry, economic and market conditions and trends, including DARA’s market position; and

•	the likelihood that the merger will be completed, including the likelihood that the stockholder approval needed to complete the transaction will be obtained.

The Midatech Board of Directors also considered a number of potentially negative factors in its deliberations considering the merger and secondary merger, including:

•	Midatech may not successfully integrate DARA’s business with its own;

•	the amount of the costs associated with being a public company in the United States with American Depositary Receipts traded on NASDAQ, including complying with the rules and regulations of the SEC and the listing standards of NASDAQ applicable to foreign private issuers;

•	possible lack of liquidity in the trading market of Midatech Depositary Shares listed on NASDAQ;

•	the risk that DARA stockholders may not want to hold securities in a foreign corporation when considering whether or not to approve the merger agreement;

•	the significant transaction costs that Midatech will have incurred in connection with the merger even if the merger is not consummated;

•	the risk of diverting management’s attention from other strategic priorities to merger integration efforts, as well as the fact that Midatech’s officers and employees have and will expend considerable efforts attempting to complete the merger and have and will experience significant distractions from their work during the pendency of the merger;

•	the risk that DARA may not be profitable in the near term, if at all;

•	the potential disruption to partner relationships important to either company as a result of the merger;

•	the restrictions that the merger agreement imposes on Midatech’s operations during the period between the signing of the merger agreement and the Closing;

•	the risk that the merger might not be consummated in a timely manner or at all;

•	with the addition of DARA, Midatech may have difficulty managing its growth;

•	the risks (i) that even if the merger is completed, the potential benefits, synergies and costs savings sought may not be fully realized; (ii) that the stock price of Midatech may be negatively impacted by the dilution caused by the merger; and (iii) that despite the efforts of the combined company, key employees may not remain employed by the combined company; and

•	various other applicable risks associated with the merger and the combined company, including those described under “Risk Factors” beginning on page 35.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Midatech Board of Directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign any relative or specific weights to the factors that it considered in reaching its determination to approve the merger agreement and the transactions contemplated thereby, including the merger. In addition, individual members of the Midatech Board of Directors may have given differing weights to different factors. The Midatech Board of Directors conducted an overall analysis of the factors described above, including through discussions with, and inquiry of, the management of Midatech and outside legal and financial advisors regarding certain of the matters described above. It should be noted that this explanation of Midatech’s reasoning and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled, “Cautionary Note Regarding Forward-Looking Statements” beginning on page 91.

Interests of DARA’s Executive Officers and Directors in the Merger

In considering the recommendation of the DARA Board of Directors that DARA stockholders vote to approve the merger proposal, DARA stockholders should be aware that some of DARA’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of DARA stockholders generally. The DARA Board of Directors was aware of and considered these potential interests, among other things, in evaluating and negotiating the merger agreement and the related transactions, in approving the merger agreement and in recommending the approval of the merger proposal. For purposes of the employment agreements described below, to the extent applicable, the completion of the merger will constitute a change of control, change in control, or a term of similar meaning. These interests are described in further detail below, and certain of them are quantified in the narrative and table below.

Executive Change in Control Payments; Oncogenerix Payments

On January 17, 2015, DARA entered into a new three-year executive employment agreement with each of Mr. Christopher G. Clement, Dr. David J. Drutz, Mr. David L. Tousley and Mr. David Benharris, referred to as the Employment Agreements, each of which provides, in certain circumstances, for payments in connection with the executive’s termination within 12 months following a “Change in Control,” as defined under the agreements. As completion of the merger will constitute a Change in Control under the Employment Agreements, the executives may become entitled to certain compensation outlined in the Employment Agreements if they are terminated within 12 months following the effectiveness of the Merger. Mr. Christopher G. Clement is DARA’s Chief Executive Officer, Dr. David J. Drutz is DARA’s Chairman and Chief Medical Officer, Mr. David L. Tousley is DARA’s Executive Vice President and Chief Financial Officer, and Mr. Benharris is DARA’s Senior Vice President, Commercial Operations and Business Development.

Each of Mr. Clement’s and Dr. Drutz’s Employment Agreement provides that if the applicable executive is terminated without “Cause” or if the executive terminates for “Good Reason” (as such terms are defined in the applicable Employment Agreement), he will receive a lump-sum cash payment equal to the greater of (i) one times his then-current base salary, or (ii) the aggregate amount of base salary (at the then-current amount) payments that would be payable over the remaining balance of the initial term of the agreement, or (iii) two times his then-current base salary, if and only if certain performance goals set forth in the applicable executive’s Employment Agreement are met. Also, in connection with either Mr. Clement’s or Dr. Drutz’s termination without Cause or for Good Reason, the applicable executive will be entitled to payment of COBRA health insurance premiums for up to 12 months following termination and any earned but unpaid bonuses with respect to the then previous fiscal year (to the extent approved by DARA’s Compensation Committee in its sole discretion). Further, if any termination without Cause or for Good Reason occurs up to nine months prior to or 12 months after a “Change in Control” (as such term is defined in the applicable Employment Agreement), the applicable executive shall also be entitled to a payment equal to his then current target cash bonus amount.

Each of Messrs. Tousley’s and Benharris’s Employment Agreement provides that if the applicable executive is terminated without Cause or if the executive terminates for Good Reason (as such terms are defined in the applicable Employment Agreement), he will receive a lump-sum cash payment equal to the greater of one times his then-current base salary, or (ii) the aggregate amount of base salary (at the then-current amount) payments that would be payable over the remaining balance of the initial term of the agreement. Also, in connection with either Mr. Tousley’s or Mr. Benharris’s termination without Cause or for Good Reason, the applicable executive will be entitled to payment of COBRA health insurance premiums for up to 12 months following termination and any earned but unpaid bonuses with respect to the then previous fiscal year (to the extent approved by DARA’s Compensation Committee in its sole discretion). Further, if any termination without Cause or for Good Reason occurs up to nine months prior to or 12 months after a “Change in Control” (as such term is defined in the applicable Employment Agreement), the applicable executive shall also be entitled to a payment equal to his then current target cash bonus amount.

Each of Messrs. Clement’s, Tousley’s and Benharris’s and Dr. Drutz’s Employment Agreement prohibits the applicable executive from engaging in certain activities involving competition with DARA for an 18-month period following termination of his employment with DARA; provided the restricted period is shortened to 12 months in the event of termination without Cause or for Good Reason.

Pursuant to the terms of that certain Oncogenerix Merger Agreement, on January 17, 2012, DARA acquired Oncogenerix. In addition to the merger consideration payable by DARA upon the closing of the Oncogenerix Merger, the former stockholders of Oncogenerix, including Mr. Clement and Mr. Benharris, are entitled to receive up to 1,114,560 shares of DARA common stock, based upon, among other things, DARA’s achievement of certain revenue milestones, ranging from $5 million to $20 million of customer revenue, or market capitalization milestones, ranging from a market capitalization of $75 million to at least $200 million, during the 60 months following the closing of the Oncogenerix Merger. In addition, if a change of control of DARA were to occur during the 60 months following the closing of the Oncogenerix Merger, and DARA were to have a marketed product (as such term is defined the Oncogenerix Merger Agreement) at such time, which it currently has, then all of the Oncogenerix Contingent Consideration Shares would become payable. The occurrence of the Effective Time will constitute a change in control under the Oncogenerix Merger Agreement.

At the Effective Time, pursuant to the terms of the merger agreement, each right to receive an Oncogenerix Contingent Consideration Share reserved for issuance pursuant to the terms of the Oncogenerix Merger Agreement, will become payable to the holder of such right, and each such Oncogenerix Contingent Consideration Share will be converted into the right to receive the Per Share Merger Consideration. Each of Mr. Clement and Mr. Benharris will be entitled to 34,507 Oncogenerix Contingent Consideration Shares.

For additional information regarding compensation that will be received by DARA’s named executive officers in connection with the merger, see “—Golden Parachute Arrangements for DARA Named Executive Officers” beginning on page 123.

DARA Stock-Based Awards

Stock Options. The executive officers and non-employee directors of DARA hold outstanding awards of Stock Options, some of which are currently underwater (i.e., the exercise price of such stock option exceeds the current price of a share of DARA common stock) based on the closing price of a share of DARA common stock as of October 1, 2015. The vesting of the majority of these awards will accelerate prior to the merger. The merger agreement provides that at the Effective Time, each option granted by DARA to purchase shares of DARA common stock under the DARA Equity Incentive Plan, whether vested or unvested, that is outstanding and unexercised shall cease to represent a right to acquire shares of DARA common stock and shall be converted automatically into an option to purchase Midatech ordinary shares with such converted option to continue to be subject to the same terms and conditions as were applicable to the Stock Option under the DARA Equity Incentive Plan and the applicable award agreement thereunder as follows: (i) the number of Midatech ordinary shares to be subject to the new option will be equal to the product of the number of shares of DARA common stock subject to the existing option and the Exchange Ratio, and (ii) the exercise price per Midatech ordinary share under the new option will be equal to the exercise price per share of DARA common stock of the existing option divided by the Exchange Ratio.

Equity Awards Held by DARA’s Executive Officers and Directors. Based upon equity compensation holdings as of October 1, 2015, DARA’s executive officers and directors hold the following equity awards, which will be treated as described above:

	Option Shares Subject to Acceleration
Name of Beneficial Owner	Total Shares Subject to DARA Options	Shares Subject to DARA Options Fully Vested	Shares Subject to DARA Options Unvested	Shares Subject to DARA Options that will accelerate	Estimated Value of Shares that will accelerate ($)(1)
Executive Officers
David J. Drutz	762,708	299,241	463,467	399,467	132,332
Christopher Clement	549,416	182,633	366,783	302,783	96,014
David L. Tousley	207,000	63,400	143,600	115,600	35,746
David Benharris	205,000	67,000	138,000	110,000	34,511

Directors
Haywood D. Cochrane, Jr.	140,477	138,477	2,000	2,000	131
Timothy Heady	131,522	129,522	2,000	2,000	187
Gail F. Lieberman	141,102	139,102	2,000	2,000	131
Paul J. Richardson	126,835	122,835	4,000	4,000	259

(1)

The value of the accelerated options is calculated based on the initial Exchange Ratio of 0.272. The Midatech ordinary share market price used to determine the initial Exchange Ratio in the merger agreement and to determine the estimated value of the accelerated option vesting was calculated based on a volume-weighted average mid-market trading price of Midatech ordinary shares over the 20 trading days ending May 31, 2015 of £2.90754, converted into $4.418 U.S. dollars, based on the Bank of England’s daily spot exchange rate of $1.5194 on June 1, 2015. As discussed herein, the Exchange Ratio is subject to adjustment.

Stock and Warrants of DARA Executive Officers and Directors. In addition to the options owned by DARA’s executive officers and directors as described above, the following table summarizes the common and preferred stock and warrants owned by DARA’s executive officers and directors as of October 1, 2015:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Common Stock	Series C Preferred Shares	Common Stock Equivalents underlying Preferred Shares Owned (1)	Warrants (2)	Total Common Stock Equivalents
Executive Officers
David J. Drutz	20,614	50	45,045	22,523	88,232
Christopher Clement	54,558	5	4,505	2,252	61,320
David L. Tousley	—		—	—	—
David Benharris	—		—	—

Directors
Haywood D. Cochrane, Jr.	5,614	10	9,009	4,505	19,138
Timothy Heady	2,000	5	4,505	2,252	8,762
Gail F. Lieberman	41	10	9,009	4,505	13,565
Paul J. Richardson	—		—	—	—

(1)	Preferred shares will be purchased at face value in accordance with the merger agreement.
(2)	Represents Series C-1 warrants which are exercisable at $1.67 per share and expire on June 4, 2019.

Voting Agreement

Concurrently with the execution of the merger agreement, DARA’s executive officers and directors entered into a voting agreement pursuant to which DARA’s named executive officers and directors have agreed to vote all of the shares of DARA common stock beneficially owned by them in favor of the adoption of the merger agreement. As of October 16, 2015, the record date of the special meeting, DARA’s executive officers and directors beneficially owned, in the aggregate, 82,827 shares of common stock, which represented approximately 0.42% of the issued and outstanding shares of common stock on such date. None of DARA’s executive officers and directors was paid any additional consideration in connection with the execution of such agreement. A copy of the Voting Agreement is attached to this proxy statement/prospectus as Annex B. See “Voting Agreement” on page 166.

Indemnification and Insurance

The parties have agreed that Midatech will, and will cause the surviving corporation, and from and after the secondary merger, the surviving entity to, provide for the continued indemnification (including advancement of expenses as incurred to the fullest extent permitted under applicable law, including the United Kingdom Companies Act 2006, referred to as the Companies Act 2006) of the current and former directors, officers and employees of DARA and its subsidiaries, referred to collectively as the D&O Indemnified Parties, following the Closing for acts and omissions occurring prior to the Closing to the fullest extent permitted by applicable law (in the case of Midatech, provided it is a qualifying third party indemnity provision under Section 234 of the Companies Act 2006), and, for a period of six years after the Closing, to assume all obligations of DARA and its subsidiaries to the D&O Indemnified Parties in respect of indemnification and exculpation from liabilities for acts and omissions occurring prior to the Closing as provided in the organizational and governing documents and any indemnification agreement of DARA and its subsidiaries. In addition, Midatech has agreed to maintain in effect for the period of six years after the Closing those provisions in its certificate of incorporation and bylaws with respect to indemnification and advancement of expenses that are at least as favorable to the D&O Indemnified Parties as those contained in the certificate of incorporation and bylaws of Midatech as currently in effect, which provisions shall not be amended, repealed or modified in any manner that would adversely affect the rights of the D&O Indemnified Parties thereunder, and to advance any expenses of any D&O Indemnified Party in connection with the foregoing to the fullest extent permitted under applicable law.

Prior to the Effective Time, DARA will endeavor to enter into an insurance policy with respect to directors’ and officers’ liability insurance on terms and conditions no less favorable than those of DARA’s directors’ and officers’ liability insurance policy as in effect on the date of the merger agreement, with a term of six years following the Closing Date. If DARA is unable to obtain such policy prior to the Effective Time, Midatech will cause the surviving corporation, and from and after the secondary merger, the surviving entity, to maintain in effect for a period of six years from the Closing Date a directors’ and officers’ liability insurance on terms and conditions no less favorable than those of DARA’s directors’ and officers’ liability insurance policy as in effect on the date of the merger agreement. However, Midatech shall not be required to pay an aggregate premium for such insurance policy in excess of 225% of the annual premium paid by DARA for such insurance. If Midatech cannot obtain the insurance described previously for an amount less than or equal to 225% of the annual premium paid by DARA for such insurance, Midatech shall be required to obtain as much comparable insurance as possible for an annual premium equal to 225% of such annual premium paid.

Employee Bonus Plan

The executive officers of DARA will be eligible to participate in the employee bonus plan to be established by Midatech following the closing of the merger. See “The Merger Agreement—Employee Bonus Plan” beginning on page 160.

Golden Parachute Arrangements for DARA Named Executive Officers

The merger is considered a change in control under each DARA named executive officer’s employment agreement.

The following table sets forth the amounts of “golden parachute” compensation (for purposes of Item 402(t) of Regulation S-K) that each named executive officer of DARA could receive in connection with the merger. The merger-related compensation payable to DARA’s named executive officers is subject to a non-binding, advisory vote of DARA stockholders, as described under “DARA Proposals—Proposal 2: Advisory Vote on Potential Payments Under Compensation Arrangements” beginning on page 92. For additional details regarding the terms of the amounts described below, see the discussion under “—Interests of DARA’s Executive Officers and Directors in the Merger” beginning on page 119.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date. For purposes of the disclosures required by Item 402(t) of Regulation S-K and calculating the amounts below, DARA has assumed that the closing date of the merger is October 1, 2015, which is therefore used as the date of the “change in control,” and that each executive officer will experience a qualifying termination of employment on such date.

Name	Cash ($) (1)	Equity ($) (2)	Benefits (3)	Total ($)
Christopher G. Clement	1,083,978	137,477	18,011	1,239,466
David J. Drutz	1,087,539	132,332	973	1,220,844
David L. Tousley	688,694	35,746	17,050	741,490

(1)

Cash amount is payable if each person is terminated without cause or resigns for good reason within 12 months following a change in control of DARA. Cash amount for each person consists of salary for the remainder of the contract term and a bonus amount as follows: Mr. Clement—salary of $746,958, bonus of $325,000 and accrued vacation of $12,019; Dr. Drutz—salary of $746,958, bonus of $325,000 and accrued vacation of $15,580; and Mr. Tousley—salary of $551,600, bonus of $120,000 and accrued vacation of $17,094. Cash amount does not include for any named executive officer any amount that he may receive under the $300,000 employee bonus plan that Midatech agreed to establish pursuant to the merger agreement. Payments made under the employee bonus plan will be made at the same time, upon the same circumstances, and in a proportional amount, that any payments are made to DARA common stockholders under the CVR Agreement. Due to the fact that this table reflects payments to be made if the executive officer was terminated on the date of the closing of the merger, such payments would not be due and therefore the executive officer would not be entitled to any payment under the employee bonus plan. The cash amounts consisting of salary and accrued vacation for each person would be payable following any termination without cause or resignation for good reason, regardless of whether there is a change in control of DARA.
(2)	Reflects the estimated value of the accelerated vesting of the named executive officer’s option shares that will accelerate in connection with a change in control, regardless of whether the executive officer is terminated in connection with or following the change in control, as well as, in the case of Mr. Clement, 34,507 Oncogenerix Contingent Consideration Shares. The value of the accelerated options is calculated based on the initial exchange ratio of 0.272. This Midatech ordinary share market price used to determine the initial exchange ratio in the merger agreement and to determine the estimated value of the accelerated option vesting was calculated based on a volume weighted average mid-market trading price of Midatech ordinary shares over the 20 trading days ending May 31, 2015, of £2.90754, translated into U.S. dollars as $4.418, based on the Bank of England’s daily spot exchange rate of 1.5194 on June 1, 2015. As discussed herein, the Exchange Ratio is subject to adjustment.
(3)	Consists of monthly health insurance premiums of $1,500.94 for Mr. Clement, $81.10 for Dr. Drutz and $1,420.80 for Mr. Tousley.

Regulatory Filings and Approvals

Other than filings to be made with NASDAQ with regard to the listing of the Midatech Depositary Shares, neither Midatech nor DARA is aware of any other regulatory filings or regulatory approvals that need to be made or obtained, or waiting periods that must expire, to complete the merger. If they discover that any filings, approvals or waiting periods are necessary, they will seek to comply with them. If any additional approval or actions is needed, however, Midatech or DARA may not be able to obtain it.

Appraisal Rights

Under the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement for your shares of DARA common stock or preferred stock, you have the right to seek appraisal of your shares and to receive payment in cash for the fair value of your shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of DARA common stock or preferred stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the merger consideration that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights. Stockholders wishing to exercise the right to seek an appraisal of their shares of DARA common stock or preferred stock must do ALL of the following:

•	The stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy received that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the merger agreement or abstain;

•	The stockholder must deliver to DARA a written demand for appraisal before the vote on the proposal to adopt the merger agreement at the special meeting;

•	The stockholder must continuously hold the shares from the date of making the demand through the Effective Time. A stockholder will lose appraisal rights if the stockholder transfers the shares before the Effective Time; and

•	The stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex E to this proxy statement/prospectus. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Section 262 of the DGCL requires that, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement/prospectus constitutes DARA’s notice to its stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262 of the DGCL. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex E. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of DARA common stock or preferred stock, (i) you must deliver to DARA a written demand for appraisal of your shares of DARA common stock or preferred stock before the vote is taken on the proposal to adopt the merger agreement, which must reasonably inform DARA of the identity of the holder of record of DARA common stock or preferred stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of DARA common stock or preferred stock, (ii) you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement, (iii) you must continuously hold the shares from the date of making the demand through the Effective Time and (iv) you or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The surviving corporation is under no obligation to file any petition and has no intention of doing so. If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of DARA common stock or preferred stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of DARA common stock or preferred stock.

A holder of shares of DARA common stock or preferred stock wishing to exercise appraisal rights must hold of record the shares of DARA common stock or preferred stock on the date the written demand for appraisal is made and must continue to hold the shares of DARA common stock or preferred stock of record through the Effective Time, because appraisal rights will be lost if the shares of DARA common stock or preferred stock are transferred prior to the Effective Time. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to DARA BioSciences, Inc., 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615, Attention: Corporate Secretary, and must be delivered before the vote is taken on the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of DARA common stock or preferred stock. The demand must reasonably inform DARA of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of DARA common stock or preferred stock.

To be effective, a demand for appraisal by a stockholder of DARA must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of DARA common stock or preferred stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of DARA common stock or preferred stock. If you hold your shares of DARA common stock or preferred stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of DARA common stock or preferred stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be executed by or on behalf of the holder of record. If the shares of DARA common stock or preferred stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of DARA common stock or preferred stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of DARA common stock or preferred stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of DARA common stock or preferred stock as to which appraisal is sought. Where no number of shares of DARA common stock or preferred stock is expressly mentioned, the demand will be presumed to cover all shares of DARA common stock or preferred stock held in the name of the record owner.

Within 10 days after the Effective Time, the surviving corporation must give notice of the date that the merger has become effective to each of the DARA stockholders who have properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration specified by the merger agreement for that stockholder’s shares of DARA common stock or preferred stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. Notwithstanding the foregoing, any stockholder who has not commenced an appraisal petition or joined the proceeding as a named party may withdraw such stockholder’s demand for appraisal and accept the merger consideration within 60 days after the Effective Time.

Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of DARA common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition and has no present intention to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the holders of DARA common stock and preferred stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights within the time and manner prescribed by Section 262. In addition, within 120 days after the effective time, any stockholder who has properly filed a written demand for appraisal and who has complied with all requirements for exercising appraisal rights, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of DARA common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within 10 days after such written request has been received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of DARA common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement. As noted above, however, the demand for appraisal can only be made by a holder of record.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of DARA common stock or preferred stock and with whom agreements as to the value of their shares of DARA common stock or preferred stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of DARA common stock or preferred stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines which stockholders are entitled to appraisal of their shares of DARA common stock or preferred stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will appraise the shares of DARA common stock or preferred stock, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, to DARA stockholders entitled to receive the same (in the case of shares represented by certificates, payment will not be made until following surrender of such certificates). Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness, from a financial point of view, of the per share merger consideration is not necessarily an opinion as to fair value under Section 262 of the DGCL. No representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, DARA, or the surviving corporation, reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of DGCL, the “fair value” of a share of DARA common stock or preferred stock is less than the merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware Court of Chancery has decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a dissenter’s exclusive remedy.

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of DARA common stock or preferred stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time, be entitled to vote shares of DARA common stock or preferred stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of DARA common stock or preferred stock, other than with respect to payment as of a record date prior to the Effective Time. However, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the merger consideration (without interest) for his, her or its shares of DARA common stock or preferred stock pursuant to the merger agreement.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

In view of the complexity of Section 262 of the DGCL, DARA stockholders who may wish to pursue appraisal rights should consult their own legal and financial advisors.

Accounting Treatment

In accordance with IFRS, and in particular, with IFRS 3, Business Combinations, the combination qualifies as the acquisition of DARA by Midatech. In particular, on the date at which control over DARA is acquired, the identifiable assets acquired and liabilities assumed will be recognized in Midatech’s consolidated balance sheet at fair value. The difference between the acquisition consideration and the net fair value at the acquisition date of the identifiable assets acquired and liabilities assumed, net of any non-controlling interest in the DARA group, if positive will be recognized as goodwill, or if negative will be recognized in the consolidated statement of comprehensive income. The acquisition consideration is defined as the sum of the acquisition date fair values of the assets transferred, the liabilities assumed on acquisition and any equity instruments issued. The shares that will be issued by Midatech as part of the merger will be recognized at fair value on the acquisition date.

Stock Exchange Quotation

It is a condition to the closing of the merger that the Midatech Depositary Shares issued to DARA stockholders in connection with the merger are approved for listing on NASDAQ before the completion of the merger, subject to official notice of issuance. Midatech has applied to have the Midatech Depositary Shares to be issued in the merger approved for listing on NASDAQ under the symbol “MTP.”

Delisting and Deregistration of DARA Common Stock

If the merger is completed, DARA common stock will be delisted from the NASDAQ Capital Market and will be deregistered under the Exchange Act and DARA will no longer be required to file periodic and other reports with the SEC. The DARA stockholders will become holders of Midatech Depositary Shares and their rights as stockholders will be governed by the Companies Act 2006, the articles of association of Midatech, the rules for AIM companies published by the London Stock Exchange plc, referred to as the AIM Rules, general law of England and Wales and the deposit agreement pursuant to which the Midatech Depositary Shares will be issued. See “Comparison of Stockholder Rights” beginning on page 264, “Description of Midatech’s Ordinary Shares” beginning on page 245 and “Description of Midatech’s American Depositary Shares” beginning on page 253.

Midatech Management Following the Merger

The directors and officers of Midatech are not expected to change in connection with the completion of the merger. Pursuant to the terms of the CVR Agreement, until the CVR Agreement is terminated in accordance with its terms, a representative designated by the Stockholder Representative shall be entitled to attend all meetings of the Midatech Board of Directors in a non-voting, observer capacity, subject to certain confidentiality provisions and relevant requirements under the AIM Rules.

Closing and Effective Time of the Merger

The merger agreement provides that the closing of the merger will take place on the second business day, or at such other time as mutually agreed upon by the parties, following the day on which the last to be satisfied or waived of the conditions to closing of the merger (described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 161) has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions). Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 161, including DARA stockholder approval at the special meeting, Midatech and DARA expect that the merger will close within two business days after the date of the special meeting.

The Effective Time will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Midatech and DARA may agree and specify in the certificate of merger).

Implications of Being an Emerging Growth Company

Midatech will qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, referred to as the JOBS Act. An emerging growth company may take advantage of specified reduced reporting requirements otherwise applicable generally to public companies, including, but not limited to:

•	a requirement to have only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial conditions and results of operations disclosure;

•	exemption from the auditor attestation requirement on effectiveness of Midatech’s internal controls over financial reporting;

•	reduced disclosure about Midatech’s executive compensation arrangements; and

•	no requirement for non-binding advisory votes on executive compensation or golden parachute arrangements.

Midatech may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock or other interests. Midatech will be eligible to take advantage of these exemptions until it is no longer an emerging growth company. Midatech will remain an emerging growth company until the earliest of (i) the last day of the first fiscal year in which its annual gross revenues exceed $1.0 billion, (ii) the date that it becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its shares that are held by non-affiliates exceeds $700 million as of the last business day of Midatech’s completed second fiscal quarter, (iii) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the preceding three-year period and (iv) the last day of Midatech’s fiscal year containing the fifth anniversary of the date on which its ordinary shares (and the Midatech Depositary Shares represented thereby) are offered in connection with completion of the merger.

Midatech’s Status as a Foreign Private Issuer under the Exchange Act

The content and timing of reports and notices that Midatech files with and furnishes to the SEC differ in several respects from the reports and notices that DARA currently files. Midatech is a foreign private issuer for the purposes of the reporting rules under the Exchange Act.

As a U.S. reporting company, DARA must file with the SEC, among other reports and notice:

•	an Annual Report on Form 10-K within 90 days after the end of each fiscal year;

•	a Quarterly Report on Form 10-Q within 45 days after the end of a fiscal quarter; and

•	Current Reports on Form 8-K promptly following the occurrence of various corporate events.

As a foreign private issuer, pursuant to the requirements of the Exchange Act, Midatech is required to:

•	file with the SEC an Annual Report on Form 20-F within four months after the end of each fiscal year; and

•	furnish reports on Form 6-K promptly following the occurrence of significant corporate events and following the public disclosure of material information to shareholders outside the U.S.

As a foreign private issuer, Midatech is not required under the Exchange Act to file quarterly reports on Form 10-Q after the end of each financial quarter. Midatech may also, and intends to, present financial statements in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board, referred to as IFRS, instead of pursuant to accounting principles generally accepted in the United States, referred to as GAAP.

DARA’s directors and executive officers are also required under Section 16 of the Exchange Act to publicly disclose, by filing with the SEC within two business days, their purchases and sales of DARA’s equity securities and to forfeit to DARA any “short swing” profits realized from certain purchases and sales of DARA equity securities. Midatech’s directors and executive officers are not subject to the Exchange Act’s disclosure and “short swing” profit rules because Midatech is a foreign private issuer under the Exchange Act and is not subject to these rules. However, Midatech’s directors are subject to applicable United Kingdom legislation prohibiting insider dealing and market abuse. In addition, Midatech’s directors have to comply with the Model Code of the United Kingdom Listing Authority, referred to as the Model Code, which has been adopted by Midatech, which sets out the considerations to be taken into account by directors when deciding whether or not to deal in shares of the company of which they are a director, including that such dealing should not be of a short-term nature. The Model Code also places additional restrictions on trading during periods prior to announcement of a company’s results. Under the Companies Act 2006, Midatech’s directors must also disclose their purchases and sales of Midatech ordinary shares. Midatech would then be under an obligation to publicly disclose such purchases and sales of Midatech ordinary shares without delay, but in any event by not later than the third trading day after such notification.

In addition, the content and timing of reports and notices that holders of Midatech Depositary Shares and Midatech ordinary shares will receive will differ from the reports and notices that DARA stockholders currently receive. As a U.S. reporting company, DARA must mail to its stockholders in advance of each annual meeting of stockholders:

•	an annual report containing audited financial statements; and

•	a proxy statement that complies with the requirements of the Exchange Act.

As a foreign private issuer, Midatech is exempt from the rules under the Exchange Act prescribing the furnishing and content of annual reports and proxy statements to its share owners. Midatech expects to retain its status as a foreign private issuer after the completion of the merger, and intends to take advantage of the exemptions available to it as a foreign private issuer after it no longer qualifies as an emerging growth company. Under SEC rules, Midatech will retain its status as a foreign private issuer so long as either:

•	share owners who are not residents of the U.S. beneficially own 50% or more of Midatech ordinary shares, including ordinary shares underlying Midatech Depositary Shares; or

•	all three of the following conditions continue to be satisfied:

•	at least 50% of Midatech’s directors and its executive officers are neither citizens nor residents of the U.S.;

•	at least 50% of Midatech’s assets are located outside the U.S.; and

•	Midatech’s business is administered principally outside the U.S.

Currently, Midatech satisfies all four of the above conditions. However, if, at any time, Midatech does not qualify as a foreign private issuer, it will be required to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. In addition, Midatech will then be subject to the rules under the Exchange Act regarding the disclosure of, and the forfeiture of any “short swing” profits from, purchases and sales of its equity securities by its directors and executive officers and the furnishing and content of annual reports and proxy statements to its share owners.

Although Midatech, as a foreign private issuer, is exempt from the rules under the Exchange Act regarding the furnishing of annual reports, the rules of NASDAQ require Midatech to distribute to the holders of its Midatech Depositary Shares an annual report containing audited financial statements a reasonable period of time before Midatech’s annual meeting of share owners. Midatech currently furnishes holders of its ordinary shares with its Annual Report and Accounts which contain audited financial statements prepared in conformity with IFRS, and a discussion of Midatech’s financial results similar to the management’s discussion and analysis contained in DARA’s Annual Reports on Form 10-K. Midatech also furnishes those holders with semi-annual interim reports, which include unaudited interim financial information prepared in conformity with IFRS, and notices of meetings of share owners and related documents in accordance with the AIM Rules and United Kingdom corporate governance principals. See “Description of Midatech’s American Depositary Shares” beginning on page 253.

Financial Information

Midatech prepares its financial statements in accordance with IFRS and presents them in British pounds sterling.

If Midatech fails to qualify as foreign private issuer, under SEC rules it will be required to prepare financial statements in accordance with U.S. GAAP and present them in U.S. dollars.

Restrictions on Sales of Midatech Depositary Shares Received in the Merger

The Midatech Depositary Shares to be issued in connection with the merger will be freely transferable under the Securities Act and the Exchange Act, except for shares issued to any stockholder who may be deemed to be an “affiliate” of Midatech for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or under the common control with Midatech and may include the executive officers, directors and significant stockholders of Midatech.

Litigation Related to the Merger

DARA, its individual Board of Directors, Midatech, Merger Sub and Secondary Merger Sub are named as defendants in purported class action lawsuits brought by alleged DARA stockholders challenging DARA’s proposed merger with Midatech. Three stockholder actions were filed in the Court of Chancery of the State of Delaware, (Steve Schnipper v. David J. Drutz, et al., C.A. No. 11194-VCG, filed June 23, 2015; Matthew Quinn v. DARA BioSciences, Inc., et al., C.A. No. 11217-VCG, filed on June 26, 2015; and Eric Edwards v. David J. Drutz, et al., C.A. No. 11262-VCG, filed on July 8, 2015) and one stockholder action was filed in the Superior Court in Wake County, North Carolina (Jacob Presson v. DARA BioSciences, Inc., et al., C.A. 15-CV-009775, filed on July 27, 2015), referred to as the North Carolina Complaint. On August 21, 2015, the plaintiff in the Schnipper action filed an amended complaint, referred to as the Schnipper Amended Complaint. On September 15, 2015, the Delaware Court of Chancery issued an order consolidating all of the Delaware actions into one matter, In re DARA BioSciences Stockholder Litigation, Cons. C.A. 11194-VCG, referred to as the Consolidated Delaware Action, and designated the Schnipper Amended Complaint as the operative complaint. On October 1, 2015, the Superior Court in Wake County, North Carolina entered an order staying the North Carolina Complaint at the request of the parties.

The stockholder actions generally allege, among other things, that (i) each member of DARA’s Board of Directors breached his or her fiduciary duties to DARA and its stockholders by authorizing the sale of DARA to Midatech, (ii) the merger does not maximize value to DARA stockholders; and (iii) Midatech, Merger Sub, Secondary Merger Sub and DARA aided and abetted the breaches of fiduciary duty allegedly committed by the members of the DARA Board of Directors. In addition, the Consolidated Delaware Action alleges that Midatech’s Registration Statement on Form F-4 filed August 11, 2015, omits or misstates certain material information. The stockholder actions seek class action certification and equitable relief, including judgments enjoining the defendants from consummating the merger on the agreed-upon terms.

DARA and Midatech believe the claims asserted by the plaintiffs to be without merit.

For more information, see “Risk Factors—Lawsuits have been filed against DARA, members of the DARA Board of Directors, Merger Sub, Secondary Merger Sub, and Midatech challenging the merger, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the merger, and result in substantial costs” on page 39.

TAXATION

Material U.S. Federal Income Tax Consequences

Scope of Discussion

The following is a summary of material U.S. federal income tax consequences of the merger and secondary merger to U.S. holders (as defined below) of DARA common stock who exchange such shares for Midatech ordinary shares (in the form of Midatech Depositary Shares), cash in lieu of fractional Midatech Depositary Shares, and CVRs, or who perfect their statutory appraisal rights, and U.S. holders of DARA preferred stock whose shares are converted into the right to receive cash and any declared and unpaid dividends with respect to the preferred stock. This summary also discusses material U.S. federal income tax consequences related to the subsequent ownership and disposition by U.S. holders of Midatech Depositary Shares and CVRs received in the mergers. This discussion is for general information only and is not tax advice.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings, and judicial interpretations thereof, and the Convention Between the Government of the United Kingdom of Great Britain and Northern Ireland and the Government of the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and on Capital Gains of 2001, as amended, referred to as the U.S.-U.K. Treaty, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means a holder of stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation that is created or organized in the United States or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion assumes that a U.S. holder holds its DARA common stock or DARA preferred stock as a capital asset, and will hold its CVRs and Midatech Depositary Shares as capital assets, in each case within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to holders that are subject to special treatment under the U.S. federal income tax laws (including, for example, banks, financial institutions, underwriters, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, persons subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations (including private foundations), mutual funds, subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, persons who hold shares of DARA common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, persons who acquired their shares of DARA common stock through the exercise of options or other compensation arrangements, persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding DARA common stock, or, after the merger, of the outstanding Midatech ordinary shares, or persons who are not U.S. holders). In addition, this discussion does not address any aspect of state, local, foreign, estate, gift or other tax law that may apply to holders of DARA common stock.

This summary does not address the U.S. federal income tax consequences of the disposition of DARA common stock or preferred stock or the acquisition, ownership, or disposition of Midatech Depositary Shares or CVRs by persons who are not U.S. holders. Accordingly, such persons should consult their tax advisors regarding the tax consequences relating to the disposition of DARA common stock or preferred stock and the acquisition, ownership, and disposition of Midatech Depositary Shares and CVRs.

The U.S. federal income tax treatment of a partner in a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) generally will depend on the status of the partner and the activities of the partnership. A partner in such a partnership should consult its tax advisor regarding the associated tax consequences.

Classification of the Merger

DARA and Midatech have agreed to use reasonable best efforts to cause the merger and secondary merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. In addition, it is a condition to the completion of the mergers that DARA and Midatech each receive an opinion that, for U.S. federal income tax purposes, the mergers should qualify as a reorganization within the meaning of Section 368(a) of the Code. Each opinion will be based on qualifications, representations and covenants noted in the opinion (including representations and covenants regarding the absence of changes in existing facts and that the mergers will be completed in accordance with the terms and conditions of the merger agreement and as described in this proxy statement/prospectus and on factual representations contained in officer’s certificates of DARA and Midatech).

Neither the tax opinions nor this summary is binding on the IRS or the courts. In addition, neither DARA nor Midatech intends to request a ruling from the IRS with respect to the U.S. federal income tax consequences of the mergers and, as a result, there can be no assurance that the IRS will not disagree with any of the conclusions described below. Future legislative, judicial, or administrative changes or interpretations, which may or may not be retroactive, or the failure of any factual representation to be true, correct and complete in all material respects, or the breach of any of the covenants, may adversely affect the accuracy of the statements and conclusions described in this summary.

Generally, for the mergers to qualify as a reorganization, numerous requirements, including the “continuity of interest” requirement as described in Treasury Regulations Section 1.368-1(e), must be satisfied. Under the applicable Treasury regulations, the “continuity of interest” requirement is satisfied if a proprietary interest in DARA is preserved, which, under regulatory guidance would be the case if Midatech Depositary Shares constitute at least 40% of the value of the aggregate consideration DARA stockholders receive in the mergers. In determining whether this requirement is satisfied, the cash paid in lieu of issuing fractional Midatech Depositary Shares, the cash paid to dissenters, the cash paid by Midatech to DARA preferred stockholders pursuant to the merger agreement, and the value of the CVRs as of the closing date of the mergers are considered consideration other than Midatech Depositary Shares received by DARA stockholders in the mergers.

Under applicable authorities, the continuity of interest requirement will be tested as of the closing date of the mergers, at which time the values of the Midatech Depositary Shares and the CVRs must be determined. Under the CVR Agreement Midatech and DARA agree to work together in good faith to determine the value of each CVR as of the closing date of the mergers. Midatech and DARA expect such value to be $0.076 per CVR. See “Description of the CVRs—CVR Agreement” on page 167. The IRS is not bound by and may disagree with the expected value, or a material change or event could occur that causes the value of each CVR as of the closing date of the mergers to be greater or less than $0.076. If the IRS were to successfully assert that the CVRs had, as of the closing date, a different value than as determined for tax reporting purposes, or if a material change or event causes the value to increase or decrease, the amount of any gain or loss recognized with respect to the receipt of the CVRs will be affected. In the absence of any such material change or event, Midatech and DARA intend to use the value of $0.076 per CVR to measure “continuity of interest” as of the closing date and expect that the continuity of interest requirement should be met.

Section 367 of the Code and the Treasury regulations promulgated thereunder impose additional requirements for reorganization treatment on transactions, where, as is the case in these mergers, a U.S. holder exchanges stock in a U.S. corporation for stock in a foreign corporation. In general, for an exchange of DARA stock for Midatech Depositary Shares by a U.S. holder in the merger to qualify for reorganization treatment (in addition to meeting the requirements of Section 368 of the Code), certain reporting requirements must be satisfied and each of the following conditions must be met: (i) no more than 50% of both the total voting power and the total value of the stock of the transferee foreign corporation is received, in the aggregate, by the “U.S. transferors” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) in the transaction; (ii) no more than 50% of each of the total voting power and the total value of the stock of the transferee foreign corporation is owned, in the aggregate, immediately after the transaction by “U.S. persons” (as defined in the Treasury regulations) that are either officers or directors or “five-percent target shareholders” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the U.S. corporation; (iii) either (A) the U.S. holder is not a “five-percent transferee shareholder” (as defined in the Treasury regulations and computed taking into account direct, indirect and constructive ownership) of the transferee foreign corporation or (B) the U.S. holder is a “five-percent transferee shareholder” of the transferee foreign corporation and enters into an agreement with the Internal Revenue Service to recognize gain under certain circumstances; and (iv) the “active trade or business test” is satisfied as defined in Treasury Regulation Section 1.367(a)-3(c)(3). It is currently expected that conditions (i), (ii), and (iv) will be met and that, as a result, the mergers will not fail to qualify as a reorganization as a result of Section 367 (other than with respect to a U.S. holder that will be a “five-percent transferee shareholder” of Midatech that does not enter into a gain recognition agreement with the Internal Revenue Service).

This discussion does not address any of the tax consequences to any DARA stockholder that will own 5% or more of either the total voting power or the total value of the outstanding stock of Midatech (including shares represented by Midatech Depositary Shares) after the mergers (determined after taking into account ownership under the applicable attribution rules of the Code and applicable Treasury regulations). All DARA stockholders that will own 5% or more of either the total voting power or the total value of the outstanding stock of Midatech (including shares represented by Midatech Depositary Shares) after the mergers may need to enter into a valid “gain recognition agreement” under applicable Treasury regulations and are strongly urged to consult their own tax advisors to determine the particular consequences of the mergers.

DARA and Midatech expect to report the mergers in a manner consistent with the reorganization treatment under Section 368(a) of the Code for U.S. federal income tax purposes. However, no assurance can be given that the IRS will not challenge the conclusions described below or that a court would not sustain such a challenge.

Unless otherwise indicated, the remainder of this discussion assumes that the mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Consequences of the Mergers to DARA Preferred Stockholders

Regardless of whether the merger and secondary merger qualify as a reorganization under Section 368(a) of the Code, a U.S. holder of DARA preferred stock whose preferred shares are converted into the right to receive cash and any declared but unpaid dividends shall recognize gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received (not including any amount attributable to declared and unpaid dividends) and (2) such holder’s adjusted tax basis in the DARA preferred shares. Any gain or loss recognized by a U.S. holder of DARA preferred stock will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares exceeds one year at the time of the closing. In addition, the gross amount of any distribution on DARA preferred stock (including withheld taxes, if any) made out of DARA’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. holder of DARA preferred stock as dividend income on the date such distribution is actually or constructively received. Distributions in excess of DARA’s current and accumulated earnings and profits will generally be treated first as a non-taxable return of capital to the extent of the U.S. holder’s basis in the DARA preferred stock, and thereafter as capital gain. Any gain recognized and any dividend income may be subject to the “net investment income tax,” which is discussed below under “—3.8% Medicare Tax on ‘Net Investment Income.’”

Consequences of the Mergers to DARA Common Stockholders

If the merger and secondary merger qualify as a reorganization under Section 368(a) of the Code, then the material U.S. federal income tax consequences of the mergers to U.S. holders would be as follows:

•	A U.S. holder who receives a combination of Midatech Depositary Shares, cash in lieu of fractional shares, if any, and CVRs in exchange for DARA common stock pursuant to the merger agreement would recognize capital gain in an amount equal to the lesser of (1) the sum of the fair market value of the CVRs received and cash received in lieu of fractional shares, if any, and (2) the amount by which the aggregate fair market value of the merger consideration received exceeds the U.S. holder’s adjusted tax basis in the DARA common stock exchanged. Such gain would be long-term capital gain or loss if such U.S. holder’s holding period for such shares of DARA common stock is more than one year as of the closing date of the mergers. If a U.S. holder acquired different blocks of DARA common stock at different times or at different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of DARA common stock.

•	A U.S. holder would not recognize any loss on the exchange, other than a loss realized in connection with the receipt of cash in lieu of fractional shares, if any, as described below.

•	A U.S. holder’s aggregate initial tax basis in Midatech Depositary Shares received would equal the U.S. holder’s aggregate adjusted tax basis in the DARA common stock exchanged, decreased by the sum of the cash received in lieu of fractional shares, if any, and the fair market value of the CVRs received and increased by any gain recognized by such U.S. holder on the exchange (excluding any gain attributable to cash received in lieu of fractional shares, if any).

•	A U.S. holder’s holding period of the Midatech Depositary Shares received would include the U.S. holder’s holding period of DARA common stock.

•	A U.S. holder’s initial tax basis in a CVR received would equal the fair market value of such CVR, and the holding period for such CVR would begin on the day following the consummation of the mergers. The installment method of reporting any gain attributable to the receipt of a CVR will not be available because shares of DARA common stock are traded on an established securities market.

•	A U.S. holder of DARA common stock who receives cash in lieu of a fractional Midatech Depositary Share would be treated as having received such fractional share and then having received such cash in redemption of the fractional share. Gain or loss generally will be recognized and measured by the difference between the amount of cash received and the portion of the adjusted tax basis of that holder’s shares of DARA common stock allocable to such fractional Midatech Depositary Share. Such gain would be long-term capital gain or loss provided that such U.S. holder’s holding period for such shares of DARA common stock is more than one year as of the closing date of the mergers.

If the mergers fail to qualify as a reorganization under Section 368(a) of the Code, then a U.S. holder of DARA common stock would recognize capital gain or loss at the time of the mergers in an amount equal to the difference, if any, between (i) the fair market value as of the closing date of the mergers of Midatech Depositary Shares and the amount of cash and the fair market value of the CVRs received and (ii) such holder’s tax basis in the shares of DARA common stock surrendered. Any gain or loss so recognized would be long-term capital gain if the U.S. holder has held the shares of DARA common stock for more than one year at the closing date. A U.S. holder’s holding period in the Midatech Depositary Shares received would begin on the day following closing date of the mergers.

Long-term capital gain of certain non-corporate U.S. holders (including individuals) is currently eligible for U.S. federal income taxation at preferential rates at a maximum rate of 20%. The deductibility of capital losses may be subject to limitations and U.S. holders are urged to consult with their tax advisors about their particular tax consequences, including the deductibility of their capital losses, if any.

Payments Received With Respect to the CVRs

There is no legal authority directly addressing the U.S. federal income tax treatment of the CVRs. Accordingly, the amount, timing and character of any gain, income or loss with respect to the CVRs are uncertain. For example, it is possible that payments received, if any, with respect to a CVR, up to the amount of the U.S. holder’s adjusted tax basis in the CVR, may be treated as a non-taxable return of such U.S. holder’s adjusted tax basis in the CVR, with any amount received in excess of such basis treated as gain from the disposition of the CVR, or possibly another method of basis recovery may apply. It is not clear whether payments made with respect to a CVR may be treated as payments with respect to the sale or exchange of a capital asset or as giving rise to ordinary income.

Although not entirely clear, a portion of any payment due more than six months following the consummation of the mergers with respect to a CVR may constitute imputed interest taxable as ordinary income under Section 483 of the Code. The portion of any CVR payment treated as imputed interest under Section 483 of the Code, if applicable, would generally equal the excess of the amount of the CVR payment over the present value of such amount as of the consummation of the merger calculated using the applicable federal rate as the discount rate. A U.S. holder of a CVR would be required to include in taxable income any interest imputed pursuant to Section 483 of the Code using such U.S. holder’s regular method of accounting.

It is possible, although neither Midatech nor DARA expect it to be the case, that the CVRs could be treated as one or more “debt instruments.” If that is the case, then payments received with respect to the CVRs generally will be treated as payments in retirement of a “debt instrument,” except to the extent interest is imputed under the rules of Section 1274 and Section 1275 of the Code. If those rules were to apply, interest generally will be imputed under complex rules at a rate that corresponds to Midatech’s borrowing rate for similar instruments. A U.S. holder will include the interest into income on an annual basis, whether or not currently paid.

There is no legal authority directly addressing the U.S. federal income tax treatment of the expiration of any rights to receive a cash payment pursuant to the CVRs. Accordingly, a U.S. holder who does not sell, exchange or otherwise dispose of a CVR may not be able to recognize a loss with respect to the CVR until the U.S. holder’s right to receive all CVR payments terminates.

The U.S. federal income tax treatment of the CVRs is not certain. Neither DARA nor Midatech intends to seek a ruling from the IRS regarding the tax treatment of the CVRs. Holders of DARA common stock should consult their own tax advisors concerning the recognition of income, gain or loss, if any, resulting from the receipt of payments with respect to the CVRs.

Consequences of the Mergers to DARA Common Stockholders Who Exercise Statutory Appraisal Rights

The discussion above does not apply to U.S. holders of DARA common stock who properly perfect statutory appraisal rights with respect to such shares.

Generally, a U.S. holder who perfects appraisal rights and receives cash in exchange for such holder’s DARA common stock will recognize capital gain or loss measured by the difference between the amount of cash received and such holder’s adjusted tax basis in such shares. Such gain or loss will generally be long-term capital gain or loss if the U.S. holder’s holding period for such DARA common stock exceeds one year at the time of payment. Any such gain may also be subject to an additional “net investment income tax,” which is discussed below under “—3.8% Medicare Tax on ‘Net Investment Income.’” The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of DARA common stock at different times or at different prices, such U.S. holder must determine gain or loss separately for each such block of stock for which statutory appraisal rights have been perfected.

Consequences Relating to Ownership and Disposition of Midatech Depositary Shares

Distributions on Midatech Depositary Shares. The gross amount of any distribution on Midatech Depositary Shares (including withheld taxes, if any) made out of Midatech’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. holder as dividend income on the date such distribution is actually or constructively received. Any such dividends paid to corporate U.S. holders generally will not qualify for the dividends received deduction that may otherwise be allowed under the Code. Distributions in excess of Midatech’s current and accumulated earnings and profits will generally be treated first as a non-taxable return of capital to the extent of the U.S. holder’s basis in the Midatech Depositary Shares, and thereafter as capital gain.

Dividends paid in currencies other than the U.S. dollar, if any, will generally be taxable to a U.S. holder as ordinary dividend income in an amount equal to the U.S. dollar value of the currency received on the date such distribution is actually or constructively received. Such U.S. dollar value must be determined using the spot rate of exchange on such date, regardless of whether the non-U.S. currency is actually converted into U.S. dollars on such date. The U.S. holder may realize exchange gain or loss if the currency received is converted into U.S. dollars after the date on which it is actually or constructively received. In general, any such gain or loss will be ordinary and will be treated as from sources within the United States for U.S. foreign tax credit purposes.

Dividends received by certain non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a foreign corporation will generally be treated as a qualified foreign corporation with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the Midatech Depositary Shares, which are expected to be listed on NASDAQ, would be considered readily tradable on an established securities market in the United States. There can be no assurance that the Midatech Depositary Shares will be considered readily tradable on an established securities market in future years. A foreign corporation is also treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States which is determined by the U.S. Treasury Department to be satisfactory for purposes of these rules and which includes an exchange of information provision. The U.S. Treasury Department has determined that the U.S.-U.K. Treaty meets these requirements. Midatech would not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year, as discussed below under “—Passive Foreign Investment Company Rules.”

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by Midatech may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. The rules governing the U.S. foreign tax credit are complex, and U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale of Midatech Depository Shares. A U.S. holder will generally recognize gain or loss on any sale, exchange, redemption, or other taxable disposition of Midatech Depositary Shares in an amount equal to the difference between the amount realized on the disposition and such holder’s tax basis in the shares. The tax basis of the Midatech Depositary Shares received by a U.S. holder in the merger is discussed above under “—Consequences of the Mergers to DARA Common Stockholders.” Any gain or loss recognized by a U.S. holder on a taxable disposition of Midatech Depositary Shares will generally be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such share exceeds one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Rules. A foreign corporation is a passive foreign investment company, referred to as PFIC, if either (1) 75% or more of its gross income for the taxable year is passive income or (2) the average percentage of assets held by such corporation during the taxable year that produce passive income or that are held for the production of passive income is at least 50%. For purposes of applying the tests in the preceding sentence, the foreign corporation is deemed to own its proportionate share of the assets, and to receive directly its proportionate share of the income, of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% by value of the stock.

Based upon estimates with respect to its income, assets, and operations, it is expected that Midatech would not be a PFIC immediately following the merger, and it is not anticipated that Midatech would become a PFIC in the foreseeable future. However, because the determination of PFIC status must be made on an annual basis, and will depend on the composition of the income and assets, as well as the nature of the activities, of Midatech and its subsidiaries, from time to time, there can be no assurance that Midatech will not be considered a PFIC for any taxable year.

Classification of a foreign corporation as a PFIC can have various adverse U.S. tax consequences to U.S. holders, including taxation of gain on a sale or other disposition of the shares of the corporation at ordinary income rates and imposition of an interest charge on gain or on distributions with respect to the shares. Accordingly, if Midatech were to be classified as a PFIC, unless a U.S. holder of Midatech Depositary Shares elects to be taxed annually on a mark-to-market basis with respect to the shares, gain realized on the sale or other disposition of Midatech Depositary Shares would in general not be treated as capital gain. Instead, the U.S. holder would be treated as if the U.S. holder had realized such gain ratably over the holder’s holding period for the Midatech Depositary Shares. The amounts allocated to the taxable year of sale or other disposition and to any year before Midatech became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for such year, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, the Midatech Depositary Shares would be treated as stock in a PFIC if Midatech were a PFIC at any time during the U.S. holder’s holding period in the holder’s Midatech Depositary Shares. Dividends would not be eligible for the special tax rates applicable to qualified dividend income if Midatech were treated as a PFIC with respect to a U.S. holder either in the taxable year of distribution or the preceding taxable year, but instead would be taxable at rates applicable to ordinary income. Further, any distribution in respect of Midatech Depositary Shares in excess of 125% of the average annual distribution on Midatech Depositary Shares received by the U.S. holder during the preceding three years or holding period, whichever is shorter, would be allocated ratably over the U.S. holder’s holding period for the Midatech Depositary Shares and subject to taxation as described for sales or other dispositions above.

If Midatech determines in the future that it is a PFIC, it will endeavor to so notify U.S. holders, although there can be no assurance that it will be able to do so in a timely and complete manner. U.S. holders are urged to consult their own tax advisers about the PFIC rules, including the availability of certain elections.

3.8% Medicare Tax on “Net Investment Income”

Certain U.S. holders that are individuals, estates, and certain trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized or amounts received with respect to their Midatech Depositary Shares or their CVRs, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their own tax advisor with respect to the applicability of the net investment income tax.

Information Reporting and Backup Withholding

Except in the case of corporations or other exempt holders, cash and the value of the CVRs received by a U.S. holder in connection with the mergers and dividends, if any, paid by Midatech to a U.S. holder may be subject to U.S. information reporting requirements and may be subject to backup withholding unless the U.S. holder provides an accurate taxpayer identification number and complies with certain certification procedures or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and amounts withheld may be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that certain required information is timely furnished to the IRS.

U.S. holders who are individuals and who own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information statement along with their tax returns, currently on IRS Form 8938, with respect to such assets. “Specified foreign financial assets” include securities issued by a non-U.S. issuer (which would include the Midatech Depositary Shares) that are not held in accounts maintained by financial institutions. Higher reporting thresholds apply to certain individuals living abroad and to certain married individuals. Individuals who fail to report the required information could be subject to substantial penalties, and such individuals should consult their own tax advisors concerning the application of these rules to their investment in Midatech Depositary Shares.

TAX MATTERS CAN BE COMPLICATED. THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS AND THE OWNERSHIP AND DISPOSITION OF MIDATECH DEPOSITORY SHARES OR THE CVRS. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT DEPEND UPON INDIVIDUAL CIRCUMSTANCES. THIS SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL TAX OTHER THAN INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSIDERATIONS, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGERS OR OWNERSHIP AND DISPOSITION OF MIDATECH DEPOSITARY SHARES AND THE CVRS. ACCORDINGLY, EACH DARA STOCKHOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGERS AND OWNERSHIP AND DISPOSITION OF MIDATECH DEPOSITARY SHARES AND THE CVRS TO SUCH DARA STOCKHOLDER.

Material United Kingdom Tax Consequences

Dividends

Midatech will not be required to withhold tax at source in the United Kingdom from any dividend payments made in respect of Midatech Depositary Shares.

A holder of Midatech Depositary Shares who is resident outside the United Kingdom for tax purposes and who holds the Midatech Depositary Shares by way of investment will not generally be liable to tax in the United Kingdom with respect to any dividends received from Midatech but should also not be able to claim payment from HM Revenue and Customs of any part of any tax credit attaching to such dividend (although this will depend on the existence and terms of any double taxation convention between the United Kingdom and the country in which such shareholder is resident).

Stamp Duty and Stamp Duty Reserve Tax

No United Kingdom stamp duty or stamp duty reserve tax will be payable on (i) the transfer of the Midatech ordinary shares underlying the Midatech Depositary Shares to the depositary, or (ii) the issue of the Midatech Depositary Shares or their delivery into Euroclear or other electronic systems for the holding of securities. This is provided that, at the date such transfer or issue takes effect, the Midatech ordinary shares are admitted to trading on the AIM Market but not listed on the Official List of the United Kingdom Listing Authority or any other market.

No United Kingdom stamp duty or stamp duty reserve tax will be payable on the transfer of the Midatech ordinary shares underlying the Midatech Depositary Shares once they are issued into Euroclear or other electronic systems for the holding of securities where such transfer is effected in electronic book entry form in accordance with the provisions of Euroclear or other electronic systems for the holding of securities.

THE COMPANIES

Midatech Pharma PLC

65 Innovation Drive

Milton Park, Abingdon

Oxfordshire OX14 4RQ

United Kingdom

+44 (0)1235 841 575

Midatech Pharma PLC, a public limited company organized under the laws of England and Wales under registered number 09216368, referred to as Midatech, is a specialty pharmaceutical company focused on the development and commercialization of multiple therapeutic products, using its nanomedicine and sustained release technologies, to enhance the delivery of medicines in major diseases with unmet medical need. These diseases include diabetes, certain cancers such as liver, pancreatic, ovarian and brain (glioblastoma), and neurological/ophthalmologic conditions. Midatech’s strategy is to develop its products in-house in rare cancers and with partners in other indications, and to accelerate growth of its business through strategic acquisition of complementary products and technologies.

As of and for the six months ended June 30, 2015, Midatech had total assets of £42.3 million, total revenues of £324,000, total liabilities of £5.1 million, and total equity of £37.1 million. Midatech’s ordinary shares are quoted on AIM under the symbol “MTPH.”

Merlin Acquisition Sub, Inc.

Merlin Acquisition Sub, Inc., referred to as Merger Sub, is a newly formed Delaware corporation and a wholly owned subsidiary of Midatech. Merger Sub was formed exclusively for the purpose of completing the proposed merger with DARA and has not carried on any activities other than in connection with the proposed merger. Merger Sub’s separate corporate existence will cease upon completion of the merger and DARA will continue as the surviving corporation.

The address and telephone number for Merger Sub’s principal executive office is the same as for Midatech.

Duke Acquisition Sub, Inc.

Duke Acquisition Sub, Inc., referred to as Secondary Merger Sub, is a newly formed Delaware corporation and a wholly owned subsidiary of Midatech. Secondary Merger Sub was formed exclusively for the purpose of completing the proposed merger with DARA and has not carried on any activities other than in connection with the proposed merger. Following completion of the secondary merger, Secondary Merger Sub will change its name to “DARA BioSciences, Inc.”

The address and telephone number for Secondary Merger Sub’s principal executive office is the same as for Midatech.

DARA BioSciences, Inc.

8601 Six Forks Road, Suite 160

Raleigh, North Carolina 27615

(919) 872-5578

DARA BioSciences, Inc., a Delaware corporation, referred to as DARA, is an oncology supportive care specialty pharmaceutical company dedicated to providing healthcare professionals a synergistic portfolio of medicines to help cancer patients adhere to their therapy and manage side effects arising from their cancer treatments.

As of and for the six months ended June 30, 2015, DARA had total assets of $11.9 million, net revenues of $ 1.6 million, total liabilities of $3.2 million and total stockholder equity of $8.7 million. DARA’s common stock is listed on the NASDAQ Capital Market under the symbol “DARA.”

THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the Agreement and Plan of Merger, dated as of June 3, 2015, by and among Midatech Pharma PLC, Merlin Acquisition Sub, Inc., Duke Acquisition Sub, Inc., DARA BioSciences, Inc. and Shareholder Representative Services, LLC, solely as representative of the DARA stockholders, but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated into this proxy statement/prospectus by reference. Midatech and DARA urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about Midatech or DARA. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) were made by and to the parties thereto as of specific dates and are qualified by information in disclosure schedules provided by Midatech and DARA in connection with the signing of the merger agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Moreover, certain representations and warranties in the merger agreement were used for the purpose of allocating risk between Midatech and DARA rather than establishing matters as facts and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. Information concerning the subject matter of these representation or warranties may have changed since the date of the merger agreement. Midatech and DARA will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws. Other than as disclosed in this proxy statement/prospectus, as of the date of this proxy statement/prospectus, neither Midatech nor DARA is aware of any material facts that are required to be disclosed under the federal securities laws that would contradict the representations and warranties in the merger agreement. The representations and warranties in the merger agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings publicly filed with the SEC. Such information can be found elsewhere in this proxy statement and in the public filings made with the SEC, as described in the section titled “Where You Can Find More Information” beginning on page 313 of this proxy statement/prospectus.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, Merger Sub, a wholly owned subsidiary of Midatech, will be merged with and into DARA, with DARA continuing as the surviving corporation, referred to as the merger. The effective time of the merger is referred to as the Effective Time. Immediately after the Effective Time, DARA, as the surviving corporation in the merger, will be merged with and into Secondary Merger Sub, a wholly owned subsidiary of Midatech, with Secondary Merger Sub surviving and continuing as a wholly owned subsidiary of Midatech, referred to as the secondary merger. In this proxy statement/prospectus, the merger and secondary merger are sometimes collectively referred to as the transaction, and Secondary Merger Sub, which is the surviving entity following the secondary merger, is sometimes referred to as the surviving entity. It is intended that the secondary merger will be effected immediately after the Effective Time without further approval, authorization or direction from or by any of the parties to the merger agreement.

Immediately following the secondary merger, the name of the surviving entity will be changed to “DARA BioSciences, Inc.”

Closing and Effective Time of the Merger

The merger agreement provides that the closing of the merger will take place within two business days (or at such other time as mutually agreed upon by the parties) following the day on which the last to be satisfied or waived of the conditions to closing of the merger (described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 161) has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions). Subject to the satisfaction or waiver of the closing conditions described under the section entitled, “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 161, including DARA stockholder approval at the special meeting, Midatech and DARA expect that the merger will close within two business days after the date of the special meeting.

The Effective Time will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as Midatech and DARA may agree and specify in the certificate of merger).

Merger Consideration

Common Stock. Other than excluded shares, as a result of the transaction, DARA common stockholders will have the right, with respect to each of their outstanding shares of DARA common stock to receive, without interest, (i) 0.272 ordinary shares of Midatech, subject to adjustment in accordance with the terms of the merger agreement, referred to as the Per Share Stock Consideration, plus (ii) one contingent value right, referred to as CVRs, which represents the right to receive contingent payments if specified milestones are achieved within agreed time periods, subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement to be entered into prior to the Effective Time by Midatech, DARA, the Shareholder Representative and a rights agent selected by Midatech with DARA’s approval, plus (iii) cash in lieu of fractional Midatech Depositary Shares. The CVR Agreement was approved by DARA’s Board of Directors in connection with the approval of the merger agreement. All Midatech ordinary shares to be issued in connection with the merger will be delivered to the holders of DARA common stock in the form of American Depositary Receipts, each representing the right to receive two Midatech ordinary shares. The Per Share Stock Consideration and one CVR, together with any cash to be paid in lieu of fractional shares of Midatech Depositary Shares to be issued, are referred to collectively as the Per Share Merger Consideration.

The merger agreement includes a collar provision under which the initial exchange ratio of 0.272 is subject to adjustment in the event the Exchange Ratio Market Value (as defined herein) determined one business day prior to closing of the merger, referred to as the Closing, is less than $1.08 or greater than $1.32, this ratio, as adjusted if necessary, is referred to as the Exchange Ratio. In such event, the Exchange Ratio shall be determined as follows: (i) if the Exchange Ratio Market Value is an amount less than $1.08, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.08 by the Exchange Ratio Market Value (subject to a maximum Exchange Ratio of 0.306) and (ii) if the Exchange Ratio is an amount greater than $1.32, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.32 by the Exchange Ratio Market Value (subject to a minimum Exchange Ratio of 0.249).

As used herein, Exchange Ratio Market Value means 0.272, the initial Exchange Ratio, multiplied by a figure that represents the average of the weighted average mid-market trading price of Midatech ordinary shares on the AIM (as calculated by Bloomberg Screen AQR) for each of the 15 trading days ending on the day which is the business day immediately prior to the Effective Time, and then translated into U.S. dollars using the Bank of England’s daily spot exchange rate for the day which is the business day immediately prior to the Effective Time.

As of October 9, 2015, the last practicable trading day before the date of this proxy statement/prospectus for which exchange rate information was published by the Federal Reserve Bank of New York, the implied value of the per share stock consideration was $1.10 for each share of DARA common stock. The implied value of the per share stock consideration as of June 3, 2015, the last trading day before the day on which Midatech and DARA announced the execution of the merger agreement, was $1.22 per share of DARA common stock.

Fractions of Shares. Midatech will not issue fractional shares in the merger. In lieu of receiving a fractional share of Midatech Depositary Shares, holders of common stock will receive from Midatech an amount of cash, without interest, less the amount of any withholding taxes, equal to the product of (x) such fraction, multiplied by (y) the U.S. dollar equivalent of the closing price of Midatech ordinary shares underlying the Midatech Depositary Shares on AIM on the last trading day preceding the day the merger is consummated, referred to as the Closing Date.

Preferred Stock. At the Effective Time, each share (other than excluded shares) of DARA’s issued and outstanding Series A Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Series C-1 Convertible Preferred Stock will be converted into the right to receive, without interest, $1,000 in cash, plus any declared but unpaid dividends (if any).

Conversion. The conversion of DARA’s common stock and preferred stock into the merger consideration will occur automatically upon completion of the merger. Under the merger agreement, after the Effective Time, Midatech will cause its exchange agent to pay the purchase price to each DARA stockholder who surrenders the appropriate documents to the exchange agent. As used herein, the term “purchase price” refers to, (i) for holders of DARA common stock, (x) Midatech Depositary Shares and (y) any cash to be paid in lieu of fractional Midatech Depositary Shares, payable to each holder of DARA common stock, and (ii) for holders of DARA preferred stock, cash to be paid to each holder of DARA preferred stock. For more information, see “—Surrender and Payment Procedures” on page 145.

Adjustments. If, between the date of the merger agreement and the Effective Time, the outstanding shares of DARA common stock or Midatech ordinary shares are changed into a different number of shares or a different class (including, but not limited to, by reason of any forward or reverse stock split, stock dividend, stock sale, reorganization, reclassification, combination, exchange of shares or other like shares), the Exchange Ratio will be correspondingly adjusted to reflect such change and to provide the holders of DARA common stock with the same economic effect as contemplated by the merger agreement prior to such action.

Treatment of Stock Options and Warrants

Stock Options. Subject to certain exceptions, each outstanding and unexercised DARA Stock Option will become fully vested and exercisable immediately prior to the Effective Time. Stock Options that remain outstanding and unexercised at the Effective Time will be assumed by Midatech and will vest in accordance with their vesting schedule pursuant to the same material terms and conditions as set forth in the applicable agreement under which such Stock Option was granted immediately prior to the Effective Time, provided that at the Effective Time, (i) each Stock Option will be exercisable for that number of whole Midatech ordinary shares equal to the product of (A) the number of shares of DARA common stock that were issuable upon exercise of such Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Midatech ordinary shares, and (ii) the per share exercise price for each Midatech ordinary share issuable upon exercise of each Stock Option so converted will be equal to the quotient determined by dividing the exercise price per share of DARA common stock at which such Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. All Midatech ordinary shares delivered to the holders of Stock Options will be delivered in the appropriate amount of Midatech Depositary Shares.

Warrants. Each outstanding and unexercised Warrant to purchase shares of DARA common stock as of immediately prior to the Effective Time will be assumed or substituted by Midatech in accordance with the terms of such Warrant and, as of the Effective Time, (i) will be exercisable for (A) the number of whole Midatech ordinary shares equal to the product of the number of shares of DARA common stock that were issuable upon exercise of such Warrant immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded down to the nearest whole number of Midatech ordinary shares and (B) one CVR multiplied by the total number of shares of DARA common stock that were issuable upon exercise of such Warrants immediately prior to the

Effective Time, and (ii) the per share exercise price for each Midatech ordinary share issuable upon exercise of Warrants so converted will be equal to the quotient determined by dividing the exercise price per share of DARA common stock at which such Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. All Midatech ordinary shares delivered to the holders of Warrants in connection with the merger will be delivered in the appropriate amount of Midatech Depositary Shares.

Oncogenerix Contingent Consideration Shares

Pursuant to the terms of that certain Oncogenerix Merger Agreement, on January 17, 2012, DARA acquired Oncogenerix. In addition to the merger consideration payable by DARA upon the closing of the Oncogenerix Merger, the former stockholders of Oncogenerix are entitled to receive up to 1,114,560 shares of DARA common stock, based upon, among other things, DARA’s achievement of certain revenue milestones, ranging from $5 million to $20 million of customer revenue, or market capitalization milestones, ranging from a market capitalization of $75 million to at least $200 million, during the 60 months following the closing of the Oncogenerix Merger. In addition, if a change of control of DARA were to occur during the 60 months following the closing of the Oncogenerix Merger, and DARA were to have a marketed product (as such term is defined the Oncogenerix Merger Agreement) at such time, which it currently has, then all of the Oncogenerix Contingent Consideration Shares would become payable. The occurrence of the Effective Time will constitute a change in control under the Oncogonerix Merger Agreement.

At the Effective Time, pursuant to the terms of the merger agreement, each right to receive an Oncogenerix Contingent Consideration Share reserved for issuance pursuant to the terms of the Oncogenerix Merger Agreement, will become payable to the holder of such right, and each such Oncogenerix Contingent Consideration Share will be converted into the right to receive the Per Share Merger Consideration. Two of DARA’s executive officers, Mr. Clement and David Benharris, will be entitled to Oncogenerix Contingent Consideration Shares. See “The Merger—Interests of DARA’s Executive Officers and Directors in the Merger” beginning on page 119.

Listing of American Depositary Receipts

Midatech has agreed to use its reasonable best efforts to cause Midatech Depositary Shares to be issued in connection with the merger to be approved for listing on NASDAQ prior to the Effective Time. The approval for listing of these shares on NASDAQ is a condition to the obligations of Midatech and DARA to complete the merger, subject only to official notice of issuance. After the Effective Time, it is expected that Midatech Depositary Shares will trade on NASDAQ under the symbol “MTP.”

Surrender and Payment Procedures

PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW. Prior to the Effective Time, Midatech will designate an exchange agent for the purpose of exchanging shares of DARA common stock or preferred stock for the merger consideration and will enter into a customary agreement with the exchange agent related to the services to be performed by the exchange agent. The exchange agent will be a commercial bank or trust company reasonably satisfactory to DARA. At or prior to the Effective Time, Midatech will, or will cause to, (i) (x) deposit with the exchange agent Midatech Depositary Shares evidencing the number of Midatech Depositary Shares issuable pursuant to the terms of the merger agreement or (y) provide the exchange agent an uncertificated Midatech Depositary Share book-entry representing the number of Midatech Depositary Shares that are issuable pursuant to the terms of the merger agreement, (ii) deposit with the exchange agent funds in an amount in cash equal to the aggregate amount due to the holders of DARA preferred stock, and (iii) deposit with the exchange agent funds in an amount in cash equal to the aggregate amount payable in lieu of any fractional Midatech Depositary Shares. Promptly after the Effective Time, and in any event no later than the second business day thereafter, Midatech will cause the exchange agent to mail to each record holder of shares of DARA capital stock at the Effective Time (other than holders of excluded shares) a customary letter of transmittal and instructions describing how such holder may exchange shares of DARA capital stock for the merger consideration.

Upon surrender of stock certificates for cancellation to the exchange agent or, in the case of book-entry shares, receipt of an “agent’s message” or such other evidence, if any, of transfer as the exchange agent may reasonably request, together with a properly completed and validly executed letter of transmittal, DARA stockholders (other than holders of excluded shares) will be entitled to receive subject to any required withholding taxes, the merger consideration without interest into which the shares of DARA capital stock are converted in the merger. Until so surrendered or transferred, as the case may be, after the Effective Time, each share of DARA capital stock will represent for all purposes only the right to receive the merger consideration, without interest.

If there is a transfer of ownership of DARA capital stock that is not registered in the records of DARA’s transfer agent, payment of any portion of the merger consideration as described above will be made to a person other than the person in whose name transferred shares of DARA capital stock are registered only if (i) such shares have been properly transferred and (ii) the person requesting such payment (A) pays any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or (B) establishes to the reasonable satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or payable with respect to the merger consideration. The exchange agent, the rights agent (with respect to the CVRs), the surviving entity and Midatech will each be entitled to deduct and withhold any applicable taxes from the merger consideration. Any amount that is withheld will be treated as having been paid to the person in respect of which such deduction or withholding was paid.

After the Effective Time, there will be no further registration of transfers on the stock transfer books of the surviving entity of shares of DARA capital stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, shares of DARA capital stock are presented to the surviving entity or the exchange agent for any reason, they will be cancelled and exchanged for the merger consideration provided for, and in accordance with the procedures set forth, in the merger agreement, except as otherwise provided by applicable law.

At any time following the date that is nine months after the Closing Date, Midatech may require the exchange agent to deliver to it any funds (including any interest or other income received on such funds) that had been made available to the exchange agent and which have not been disbursed to former record holders of DARA capital stock. Any former holder of DARA capital stock (other than a holder of excluded shares) who has not exchanged its shares for the merger consideration in accordance with the procedures set forth in the merger agreement may thereafter look only to Midatech and the surviving entity (subject to abandoned property, escheat and other similar laws) as general creditors for payment of the merger consideration with respect to such shares. Any amounts that remain unclaimed immediately prior to such time at which such amounts would otherwise escheat to or become property of any governmental authority will become, to the extent permitted by law, the property of Midatech free and clear of all claims or interest of any person previously entitled thereto. None of Midatech, Merger Sub, the surviving corporation, the surviving entity, DARA or the exchange agent will be liable to any person for any merger consideration paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction and, if required by Midatech, post a bond in a customary amount and upon such terms as may be required by Midatech as indemnity against any claim that may be made against it or the surviving corporation with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully and in their entirety.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of Midatech, Merger Sub and Secondary Merger Sub, on the one hand, and DARA on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects. The representations and warranties of each of Midatech and DARA have been made solely for the benefit of the other party. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the merger agreement, are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the merger agreement and the closing date of the merger or another date as is specified in the merger agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement. Midatech and DARA will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

In the merger agreement, DARA made representations and warranties to Midatech, Merger Sub and Secondary Merger Sub relating to, among other things:

•	due incorporation, good standing and qualifications of DARA and its subsidiaries;

•	ownership of subsidiaries;

•	capitalization;

•	corporate authority to enter into the merger agreement and consummate the transactions contemplated thereby;

•	absence of any contravention, violation or breach of organizational documents, laws, agreements and instruments as a result of the merger;

•	required consents, approvals and filings with governmental entities;

•	accuracy and sufficiency of documents filed with the SEC;

•	conformity of the financial statements with applicable accounting requirements and that the financial statements fairly present, in all material respects, the consolidated financial position of DARA;

•	internal accounting controls and disclosure controls and procedures of DARA;

•	since December 31, 2014, the absence of certain changes or events;

•	real estate and personal property matters;

•	intellectual property matters;

•	material contracts;

•	compliance with laws, regulations and court orders and permits;

•	regulatory matters (including matters relating to the FDA);

•	the absence of certain legal proceedings;

•	employee benefit plans and labor and employment matters;

•	insurance;

•	taxes;

•	the absence of circumstances that could reasonably be expected to prevent the merger and the secondary merger, considered together as a single, integrated transactions for United States federal income tax purposes, from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	environmental matters;

•	transactions with related parties;

•	Foreign Corrupt Practices Act of 1977, as amended, and certain asset control regulations;

•	absence of any obligation to brokers’ or similar fees;

•	receipt of a fairness opinion from Aquilo Partners;

•	the vote of the DARA stockholders required to complete the merger;

•	the inapplicability of state takeover statutes to the merger;

•	absence of certain product or product candidate recalls, market withdrawals or replacements, safety alerts, warnings or other similar notices or actions initiated, conducted or issued by DARA or any of its subsidiaries;

•	inventory matters;

•	customers and vendors;

•	information supplied by DARA for inclusion or incorporation by reference in this proxy statement/prospectus or the Registration Statement on Form F-4; and

•	disclaimer of other representations and warranties.

In the merger agreement, Midatech, Merger Sub and Secondary Merger Sub have each made representations and warranties to DARA relating to, among other things:

•	their due incorporation, good standing and qualifications;

•	capitalization;

•	corporate authority to enter into the merger agreement and consummate the transactions contemplated thereby;

•	absence of any contravention, violation or breach of organizational documents, laws, agreements and instruments as a result of the merger;

•	required consents, approvals and filings with governmental entities;

•	certain matters related to Midatech’s initial public offering admission document, published by Midatech on December 3, 2014;

•	the timely furnishing of all documents required to be filed or furnished with AIM,

•	conformity of the financial statements with applicable accounting requirements and that the financial statements fairly present, in all material respects, the consolidated financial position of Midatech;

•	since December 31, 2014, the absence of certain changes or events;

•	compliance with laws, regulations and court orders and permits;

•	regulatory matters (including matters relating to the United States Food and Drug Administration);

•	taxes;

•	the absence of circumstances that could reasonably be expected to prevent the merger and the secondary merger, considered together as a single, integrated transactions for United States federal income tax purposes, from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	the interim operations of Merger Sub and Secondary Merger Sub;

•	ownership of DARA common stock;

•	availability of cash consideration and authorization of the Midatech ordinary shares and Midatech Depositary Shares to be issued in the merger;

•	absence of any obligation to brokers’ or similar fees;

•	information supplied for inclusion or incorporation by reference in this proxy statement/prospectus or the Registration Statement on Form F-4; and

•	disclaimer of other representations and warranties.

Significant portions of the representations and warranties of Midatech and DARA are qualified as to “materiality” or “material adverse effect.” For the purposes of the merger agreement, a material adverse effect means, when used in connection with Midatech or DARA, any condition, event, change, circumstance, development or state of facts, individually or in the aggregate, that (A) is or could reasonably be expected to be materially adverse to the business, financial condition or results of operations of that party and its subsidiaries, taken as a whole, or (B) would prevent or materially delay the party from consummating the merger and the transactions contemplated thereby, other than any delay due to failure to obtain the license, consent, approval, order or authorization of, or registration, declaration or filing with, any governmental entity in connection with the transactions contemplated by the merger agreement. Provided, however, that with regard to subsection (A), no condition, event, change, circumstance, development or state of facts that arise out of, result from or are attributable to the following, shall constitute, or be considered, in determining whether there has occurred a material adverse effect (with respect to items (i), (ii), (iii) and (iv) below, other than those changes that have a materially disproportionate adverse effect on that party and its subsidiaries, taken as a whole, relative to other participants in the industry in which such party and its subsidiaries operate):

(i)	changes or conditions affecting the industry in which such party or any of its subsidiaries operates generally;

(ii)	changes or conditions affecting the economy of the United States (with respect to DARA), the United Kingdom (with respect to Midatech) or any foreign markets where such party has material operations or sales;

(iii)	changes in general laws, rules or regulations, or in GAAP (with respect to DARA) or IFRS (with respect to Midatech), or in the interpretation of any of the foregoing by any governmental agency, that, in each case, generally affect any industry in which such party or any of its subsidiaries operates;

(iv)	conditions arising out of acts of terrorism, war conditions or other force majeure events;

(v)	any failure to meet analyst projections or financial forecasts or any changes in analysts’ recommendations, rating or projections or financial forecasts with respect to such party or any of its subsidiaries (provided that this exception shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation (unless otherwise excluded under the other clauses of the definition) has resulted in a material adverse effect);

(vi)	any decline in market price, or change in trading volume, of the party’s capital stock (provided that this exception shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation (unless otherwise excluded under the other clauses of the definition) has resulted in a material adverse effect); or

(vii)	events, changes, developments, actions, suits, legal proceedings or other conditions resulting or arising solely from the announcement or pendency of the transactions contemplated by the merger agreement, or any actions required to be taken by such party or any of its subsidiaries pursuant to the terms of the merger agreement or any action taken by such party with the written consent of the other party.

In addition, solely with regards to DARA and its subsidiaries, a material adverse effect also means:

(i)	the termination of either of the licenses related to Oravig or Gelclair;

(ii)	the occurrence of an event or events (e.g., a United States Food and Drug Association mandated product recall) that cause DARA to be unable to commercialize, sell or market Oravig or Gelclair for more than 30 consecutive days;

(iii)	the initiation by any governmental entity of any action, suit or other legal proceeding in connection with Oravig or Gelclair;

(iv)	any action, suit or other legal proceeding by a third party regarding the actual or potential infringement of any such person’s rights related to the licenses related to Oravig or Gelclair;

(v)	the termination of, or impairment that materially adversely affects Midatech of, any relationship with a material distributor or manufacturer of Oravig or Gelclair; or

(vi)	any other similar material impairment of Oravig, Gelclair or any license related to Oravig or Gelclair.

Conduct of Business by DARA and Midatech

Restrictions on DARA’s Interim Operations. DARA has agreed that until the Effective Time, except as expressly contemplated or permitted by the merger agreement, with the prior written consent of Midatech (consent may not be unreasonably withheld, conditioned or delayed) or as required by applicable law, DARA and its subsidiaries will conduct business in the ordinary course and consistent with past practice and use commercially reasonable efforts to preserve substantially intact its present business organization and capital structure, keep available the services of its current officers and employees and maintain its relationships and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and others having business relationships with them. DARA has further agreed generally to not take, and to not permit its subsidiaries to take, the following actions (subject in each case to the exceptions provided in the merger agreement) prior to the Effective Time:

•	declare, pay or incur any obligations to pay any dividend on, or declare, make or incur any obligation to make any other distributions or redemptions in respect of, any capital stock;

•	split, combine or reclassify any of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	repurchase, redeem or otherwise acquire any shares of capital stock of DARA or any of its subsidiaries or any other securities thereof convertible into or exercisable for any shares of capital stock of DARA or any of its subsidiaries;

•	take any action that would result in any change of any term of any outstanding security of DARA or any of its subsidiaries;

•	issue, deliver or sell, or authorize or propose the issuance, deliver or sale of, any shares of DARA capital stock or any other securities convertible into or exercisable for, or for any rights, warrants, options or calls to acquire any shares or other securities;

•	acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any entity or division thereof;

•	other than pursuant to existing contracts or specifically set forth in DARA’s annual budget for 2015 or that would not exceed, in the aggregate, $50,000 per fiscal year, acquire any material asset or make any capital expenditures or incur any obligations or liabilities in connection therewith;

•	make any changes to DARA’s organizational documents or other comparable charter or organizational documents of DARA or any of its subsidiaries;

•	adopt or enter into a collective bargaining agreement or other labor union contract applicable to the employees of DARA or any of its subsidiaries;

•	take any actions that would reasonably be expected to result in any of the conditions to the merger not being satisfied, or in violation of any provision of the merger agreement, except as required by applicable law;

•	change its fiscal year, revalue any material assets or make any material changes in financial or tax accounting methods, principles or practices, except as required by GAAP or applicable law;

•	repurchase, prepay or incur any indebtedness for borrowed money, or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of DARA or any of its subsidiaries, or assume, guarantee, endorse or otherwise become responsible for obligations of any other person;

•	other than sale of inventory and in the ordinary course of business and consistent with past practice, mortgage, pledge or otherwise encumber any assets, or sell, transfer, license or otherwise dispose of any material assets;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity, other than DARA or any direct or indirect wholly owned subsidiary;

•	waive, release, assign, pay, discharge, settle or satisfy any material claims or legal proceedings, including claims of stockholders or any stockholder litigation related to the merger agreement or the merger or otherwise, other than those that (A) involve the payment of monetary damages equal to or less than the amount specifically reserved, if any, on the consolidated balance sheet of DARA as of December 31, 2014 or specifically designated in DARA’s annual budget for 2015, (B) do not exceed $75,000 individually or in the aggregate or (C) if involve a non-monetary outcome, will not have a material effect on the continuing operations of DARA;

•	terminate, materially amend, modify or waive any material contract or any material provision of any material contract, or make any material change in any instrument or agreement governing the terms of any of DARA’s securities, other than normal renewals in the ordinary course of business;

•	enter into any contract that would constitute a material contract if it were in effect on the date of the merger agreement;

•	(A) make or change any tax election, (B) adopt or change any material accounting method in respect of taxes, (C) file any amended tax return or claim for a refund of taxes, (D) enter into any tax allocation agreement, tax sharing agreement, pre-filing or advance pricing agreement, tax indemnity agreement or closing agreement, (E) settle or compromise any claim, notice, audit report or assessment in respect of tax, (F) settle, compromise or surrender any right to claim a material tax refund or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes;

•	introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangement, except with regard to the preparation and marketing of Oravig in the manner contemplated in DARA’s annual budget for 2015;

•	hire any new employee for a newly created position with an annual base salary in excess of $75,000, or engage any independent contractor whose engagement may not be terminated by DARA without penalty on 30 days’ notice or less, unless such independent contractor’s engagement is specifically contemplated by DARA’s annual budget for 2015 or the engagement of such contractor replaces a contractor who no longer provides services to DARA or any of its subsidiaries and such engagement does not adversely affect DARA’s annual budget for 2015 in any material respect;

•	increase, in any manner, the compensation or benefits of, or pay any bonus to, any executive officer or director of DARA or any of its subsidiaries;

•	increase or accelerate, in any manner, the compensation or benefits of, or pay any bonus to, any other employee, officer or independent contractor of DARA or any of its subsidiaries, except for such increases or bonuses that are paid to non-executive officers of DARA in the ordinary course of business consistent with past practice or to the extent required under existing DARA employee benefits plans, any contract or by applicable law;

•	except as required to comply with the law, any contract or any DARA employee benefit plan in effect on the date of the merger agreement, (A) pay to any employee, officer, director or independent contractor of DARA or any of its subsidiaries or ERISA affiliates any amount or benefit not provided for under any contract or DARA employee benefit plan in effect on the date of the merger agreement, (B) grant any benefits or awards under any DARA employee benefit plan other than those disclosed to Midatech prior to the date of the merger agreement, (C) take any action to fund any future payment of, or in any other way secure the payment of, compensation or benefits under any contract or DARA employee benefit plan, (D) take any action to accelerate vesting or payment of any compensation or benefit under any contract or DARA employee benefit plan, (E) adopt, enter into or amend any DARA employee benefit plan, other than offer letters entered into with new employees in the ordinary course of business consistent with past practice that provide, except as required by law, “at will employment” with no severance benefits, or (F) make any material determination under any DARA benefit plan that is not in the ordinary course of business consistent with past practice;

•	take any action or actions that would prevent the merger and the secondary merger, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to the merger agreement, from qualifying as a reorganization under Section 368(a) of the Code;

•	adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of DARA or any of its subsidiaries;

•	terminate any material insurance policies;

•	take any action, or omit to take any action, if such action or omission would, or would be reasonably like to result in, a material adverse effect; or

•	authorize any, or commit or agree to take any of, the foregoing actions.

Restrictions on Midatech’s Interim Operations. Midatech has agreed that until the Effective Time, Midatech and its subsidiaries will not take any action that would reasonably be expected to: (i) impose any material delay in the obtaining of, or significant increase the risk of not obtaining, any authorizations, consents, orders, declaration or approvals of any governmental entity necessary to consummate the merger or the other transactions contemplated by the merger agreement; (ii) significantly increase the risk of any governmental entity entering an order prohibiting the consummation of the merger or the other transactions contemplated by the merger agreement; or (iii) otherwise materially delay the consummation of the merger or the other transactions contemplated by the merger agreement, individually and collectively referred to as a Delay. Midatech has further agreed not to take, and not permit its subsidiaries to take, the following actions (subject in each case to the exceptions provided in the merger agreement) prior to the Effective Time without the prior written consent of DARA (which consent may not be unreasonably withheld, delayed or conditioned):

•	declare, pay or incur any obligations to pay any dividend on, or declare, make or incur any obligation to make any other distributions or redemptions in respect of, its ordinary shares;

•	issue, sell, or grant, or authorize the issuance, sale or grant of, any share capital of Midatech;

•	split, combine or reclassify any of its share capital;

•	repurchase, redeem or otherwise acquire any shares of capital stock of Midatech or any of its subsidiaries or any other securities thereof convertible into or exercisable for any shares of capital stock of Midatech or any of its subsidiaries;

•	take any action that would result in any change of any term of any outstanding security of Midatech or any of its subsidiaries;

•

acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any entity or division thereof; if the entering into of a definitive agreement relating to the consummation of such acquisition, merger or consolidation would reasonably be expected to result in a Delay;

•	make any changes to Midatech’s articles of association;

•	make any material change, other than reasonable and usual changes in the ordinary course of business consistent with past practice, or as may be required by GAAP or as a result of a change in law, with respect to accounting policies or procedures;

•	take any action or actions that would prevent the merger and the secondary merger, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to the merger agreement, from qualifying as a reorganization under Section 368(a) of the Code;

•	adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Midatech or any of its subsidiaries;

•	take any action, or omit to take any action, if such action or omission would, or would be reasonably like to result in, a material adverse effect; or

•	authorize any, or commit or agree to take any of, the foregoing actions.

Board Recommendation

Subject to the right of the DARA Board of Directors to effect a Change in Recommendation (described below), DARA is obligated to include in this proxy statement/prospectus the recommendation of its Board of Directors that its stockholders vote in favor of the merger proposal, referred to as the Board Recommendation.

After careful consideration and following the unanimous recommendation of the DARA Board of Directors, DARA’s Board of Directors unanimously (i) determined that the merger agreement is advisable and in the best interests of DARA and its stockholders, (ii) declared it advisable for DARA to enter into the merger agreement, (iii) approved the execution, delivery and performance by DARA of its obligations under the merger agreement and the consummation of the transactions contemplated thereby, and (iv) resolved to recommend that the stockholders of DARA approve the merger proposal, and directed that such matter be submitted for consideration of the stockholders of DARA at the special meeting. DARA’s Board of Directors unanimously recommends that DARA’s stockholders vote “FOR” the adoption of the merger agreement.

The DARA Board of Directors has agreed not to (i) withdraw or modify the Board Recommendation in a manner adverse to Midatech, or adopt or propose a resolution to withdraw or modify the Board Recommendation in a manner adverse to Midatech, or take any other action that becomes disclosed publicly and which can reasonably be interpreted to indicate that the DARA Board of Directors, or any committee thereof, does not support the merger agreement or does not believe the merger agreement and the transactions contemplated thereby are in the best interests of DARA’s stockholders; (ii) fail to reaffirm, without qualification, the Board Recommendation, or fail to state publicly, without qualification, that the merger agreement and the transactions contemplated thereby are in the best interests of DARA stockholders, within five business days after Midatech requests in writing that such action be taken; (iii) fail to announce publicly, within 10 business days after a tender offer or exchange offer relating to securities of DARA has been commenced, that the DARA Board of Directors recommends rejection of such tender or exchange offer; (iv) fail to issue, within 10 business days after an acquisition proposal (as such term is defined herein) is publicly announced, a press release announcing its opposition to such acquisition proposal; (v) approve, endorse or recommend any acquisition proposal; or (vi) resolve or propose to take any action described in clauses (i) through (v) (each referred to as a Change in Recommendation).

However, prior to the approval of the merger proposal by the DARA stockholders, the DARA Board of Directors may make a Change in Recommendation if the following conditions are met:

•	after the date of the merger agreement, an acquisition proposal is made to DARA and is not withdrawn;

•	the unsolicited, bona fide acquisition proposal was not obtained or made as a result of the a breach of the merger agreement or any standstill, confidentiality or similar agreement under which DARA or any of its subsidiaries has any rights or obligations;

•	it provides Midatech five business days written notice of its intent to do so, specifying the terms and conditions of the offer (including a copy of any draft definitive agreement) and the identity of the person making the offer;

•	it determines in good faith after consultation with its outside legal counsel and independent financial advisors that such offer constitutes, or would reasonably be expected to lead to, a superior proposal (as defined herein);

•	it does not effect, or cause to be effected, a Change in Recommendation during the five business days after Midatech receives written notice from DARA confirming that the DARA Board of Directors has determined that the offer is a superior proposal;

•	during such five business day period, if requested by Midatech, DARA engages in good faith negotiations with Midatech to amend the merger agreement in a manner that obviates the need for such Change in Recommendation;

•	at the end of the five business day period, the offer has not been withdrawn and continues to constitute a superior proposal (taking into account any changes to the terms of the merger agreement as a result of the negotiations referred to herein); and

•	it determines in good faith after consultation with its outside legal counsel that, in light of such superior proposal, the failure to effect a Change in Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

In the event of revisions to the superior proposal, DARA must provide a new notice of such superior proposal to Midatech, and the provisions set forth above shall apply to revision.

In addition, prior to the approval of the of the merger proposal by the DARA stockholders, if an intervening event (as defined herein) occurs, then the DARA Board of Directors may make a Change in Recommendation if the following conditions are met:

•	it provides Midatech five business days written notice of its intent to do so, specifying the material details of such Intervening Event;

•	during such five business day period, if requested by Midatech, DARA engages in good faith negotiations with Midatech to amend the merger agreement in a manner that obviates the need for such Change in Recommendation; and

•	it determines in good faith after consultation with its outside legal counsel that, in light of such Intervening Event, the failure to effect a Change in Recommendation would be reasonably likely to result in a breach of its fiduciary duties under applicable law.

The term “acquisition proposal” means any offer, proposal or indication of interest received from a third party (other than a party to the merger agreement) providing for any acquisition transaction (as defined herein), including any renewal or revision to such a previously made offer, proposal or indication of interest.

The term “acquisition transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving DARA or any of its subsidiaries; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding DARA common stock; (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of DARA and its subsidiaries, taken as a whole (based on the fair market value thereof); (d) any liquidation or dissolution of DARA or any material subsidiary of DARA; or (e) any combination of the foregoing (in each case, other than the merger).

The term “intervening event” means a material development or change in circumstances occurs or arises after the date of the merger agreement that was not known to DARA or if known, the material consequences of which are reasonably foreseeable as of the date of the merger agreement.

The term “superior proposal” means a bona fide written acquisition proposal (for purposes of this definition, replacing all references in such definition of “acquisition proposal” to 20% with 50%) that the DARA Board of Directors or any committee thereof determines, in good faith, after consultation with outside legal counsel and a financial advisor (i) is on terms that are more favorable from a financial point of view to DARA’s stockholders than the merger and the transactions contemplated by the merger agreement (including any proposal by Midatech to amend the terms of the merger agreement) after taking into account all of the terms and conditions of such proposal and (ii) is likely to be completed (without material modification of its terms), in each of the cases of clause (i) and (ii), taking into account all financial, regulatory, legal and other aspects of such acquisition proposal (including the timing and likelihood of consummation thereof) and the payment, if any, of a termination fee.

Registration Statement; DARA Stockholder Meeting

Midatech and DARA have agreed to cooperate in connection with the preparation of the DARA proxy statement contained in this proxy statement/prospectus, the Registration Statement on Form F-4 (of which this proxy statement/prospectus forms a part) to register the Midatech ordinary shares to be issued in connection with the merger. Midatech is also obligated to initiate the preparation and filing of the Registration Statement on Form F-6 with the SEC by its depositary, Deutsche Bank Trust Company Americas, to register the Midatech Depositary Shares representing the Midatech ordinary shares to be issued in connection with the merger. The parties have each agreed to notify the other party of the discovery of any information which should be set forth in an amendment and/or supplement to the registration statements or other documents relating to the merger so that such documents do not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The party discovering such information shall promptly notify the other party and, to the extent required by law, an appropriate amendment or supplement describing the information shall be promptly filed and/or disseminated.

Under the terms of the merger agreement, the DARA Board of Directors has agreed to call, give notice of, convene and hold a meeting of its stockholders as soon as reasonably practicable following the date that the Registration Statement on Form F-4, of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, but in no event later than 50 days following the effectiveness of such registration statement. Unless the merger agreement is terminated, DARA’s obligation to hold such a meeting shall not be affected by (i) any Change in Recommendation or (ii) the public proposal or announcement or other submission to DARA or any of its representatives of an acquisition proposal, and the DARA Board of Directors has agreed that it will not submit any alternative proposal (whether a superior proposal or not) to a vote of DARA’s stockholders prior to the vote of DARA’s stockholders with respect to the merger agreement at the special meeting.

DARA’s Board of Directors is responsible for ensuring that the special meeting is called, noticed, convened and held, and it will use its reasonable best efforts to solicit the approval of DARA’s stockholder with regard to the merger proposal, and that all proxies solicited in connection with the special meeting are solicited in compliance with applicable law.

No Solicitation of Transactions

DARA has agreed that, until the Closing Date or earlier termination of the merger agreement, neither it nor its subsidiaries nor any of their respective officers, directors, employees, principals, agents, attorneys, accountants or other representatives will, subject to certain exceptions:

•	solicit, initiate or knowingly encourage, induce or facilitate or take any other action designed to facilitate the submission of any proposals or offers that constitute or that could reasonably be expected to lead to any acquisition proposal;

•	engage in any discussion or negotiations with, furnish any nonpublic information regarding DARA or any of its subsidiaries to, or otherwise cooperate with, any individual or entity in connection or in response to an acquisition proposal or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

Notwithstanding anything described herein to the contrary, DARA is not prohibited from:

•	complying with Rule 14d-9 or Rule 14e-2(a) of the Exchange Act;

•	furnishing nonpublic information regarding DARA and its subsidiaries to a third party, pursuant to a customary and acceptable confidentiality agreement, or participate in discussions or negotiations with any third party in response to such party’s bona fide written, unsolicited acquisition proposal that did not result from the breach of the merger agreement or any standstill or similar agreement, after the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the relevant acquisition proposal constitutes, or would reasonably be expected to lead to, a superior proposal, but in each case only if:

•	the approval of DARA’s stockholders with respect to the merger proposals have not yet been obtained;

•	as promptly as reasonably practicable (but in no event later than 24 hours), DARA provides to Midatech such nonpublic information it provided to such third party to the extent not previously provided to the Purchaser;

•	the Board of Directors of DARA determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take such action with respect to such acquisition proposal would be inconsistent with its fiduciary duties to DARA’s stockholders under applicable law;

•	DARA is in compliance with the provisions regarding other proposals in the merger agreement; and

•	DARA has furnished notice to Midatech in accordance with the terms of the merger agreement.

In the cases described above, DARA is required to notify Midatech promptly (but in no event later than 24 hours) after receipt by DARA or, to its knowledge, any of its representatives of an acquisition proposal or a request for nonpublic information or for access to the business, properties, assets, books or records of DARA or any of its subsidiaries in connection with an acquisition proposal. DARA is also required to keep Midatech reasonably informed, on a current basis, of the status and details of any such acquisition proposal, indication or request and promptly (but in no event later than 24 hours) provide Midatech with copies of all written correspondence or communications sent or provided to or by DARA and its representatives in connection with any acquisition proposal.

DARA has agreed to immediately cease and terminate any existing discussions with any third party that relate to any acquisition proposal and to request that any such third party in possession of confidential information about DARA or its subsidiaries previously furnished to the third party return or destroy such confidential information.

Efforts to Consummate the Merger

Subject to the terms and conditions of the merger agreement, Midatech and DARA have each agreed to use their respective reasonable best efforts to (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the merger and, subject to the conditions to the closing of the merger, to consummate the transactions contemplated by the merger agreement, and (ii) to the extent requested by the other party, obtain (and cooperate with the other party to obtain) any consent, authorization, waiver or approval of any third party in connection with the execution, delivery or performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement.

In addition, the parties will make all material filings and notices as may be required by any governmental entity, and submit any additional information requested with such filings and notices that are related to the merger agreement and the transactions contemplated thereby. The parties will execute and deliver any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

Directors and Officer’s Indemnification and Insurance

The parties have agreed that Midatech will, and will cause the surviving corporation, and from and after the secondary merger, the surviving entity to, provide for the continued indemnification (including advancement of expenses as incurred to the fullest extent permitted under applicable law, including the Companies Act 2006) of the current and former directors, officers and employees of DARA and its subsidiaries, referred to collectively as the D&O Indemnified Parties, following the Closing for acts and omissions occurring prior to the Closing to the fullest extent permitted by applicable law (in the case of Midatech, provided it is a qualifying third party indemnity provision under Section 234 of the Companies Act 2006, and, for a period of six years after the Closing, to assume all obligations of DARA and its subsidiaries to the D&O Indemnified Parties in respect of indemnification and exculpation from liabilities for acts and omissions occurring prior to the Closing as provided in the organizational and governing documents and any indemnification agreement of DARA and its subsidiaries. In addition, Midatech has agreed to maintain in effect for six years after the Closing provisions in its certificate of incorporation and bylaws with respect to indemnification and advancement of expenses that are at least as favorable to the D&O Indemnified Parties as those contained in the certificate of incorporation and bylaws of Midatech as currently in effect, which provisions shall not be amended, repealed or modified in any manner that would adversely affect the rights of the D&O Indemnified Parties thereunder, and to advance any expenses of any D&O Indemnified Party in connection with the foregoing to the fullest extent permitted under applicable law.

Prior to the Effective Time, DARA will endeavor to enter into an insurance policy with respect to directors’ and officers’ liability insurance on terms and conditions no less favorable than those of DARA’s directors’ and officers’ liability insurance policy as in effect on the date of the merger agreement, with a term of six years following the Closing Date. If DARA is unable to obtain such policy prior to the Effective Time, Midatech will cause the surviving corporation, and from and after the secondary merger, the surviving entity, to maintain in effect for a period of six years from the Closing Date a directors’ and officers’ liability insurance on terms and conditions no less favorable than those of DARA’s directors’ and officers’ liability insurance policy as in effect on the date of the merger agreement. However, Midatech shall not be required to pay an aggregate premium for such insurance policy in excess of 225% of the annual premium paid by DARA for such insurance. If Midatech cannot obtain the insurance described previously for an amount less than or equal to 225% of the annual premium paid by DARA for such insurance, Midatech shall be required to obtain as much comparable insurance as possible for an annual premium equal to 225% of such annual premium paid.

Indemnification of Midatech

All representations and warranties made by DARA in the merger agreement will survive until the termination of the CVR Agreement in accordance with its terms, and all covenants, obligations and agreements of DARA to be performed after the Effective Time will survive until the termination of the CVR Agreement in accordance with its terms or for the period specified in the merger agreement.

From and after the Closing Date, and subject to the terms, conditions and limitations set forth in the merger agreement, DARA stockholders will indemnify, hold harmless and defend Midatech and its officers, directors and affiliates against any adverse consequences (as defined herein) resulting from or arising out of (i) any misrepresentation or breach of DARA’s representation or warranties (as of the date made or as of the Closing Date, as applicable, except such representation or warranty that expressly relates to a specified date, the misrepresentation or breach of which will be determined with reference to such specified date) or (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by DARA prior to the Closing pursuant to the merger agreement.

The indemnification obligations cease upon the termination of the CVR Agreement. The CVR Agreement shall terminate upon the earlier to occur of (a) the distribution to the former holders of DARA common stock of all potential CVR payment amounts required to be paid under the terms of the agreement and (b) the determination that no milestone payment is or could ever be payable under the CVR Agreement. Fiscal year 2017 is the last milestone period for which any payments may be made to DARA’s former common stockholders under the CVR Agreement, and under the procedures set forth in the CVR Agreement, any milestone payments for fiscal year 2017 or determination that no milestone payments are payable for such period is expected to made in fiscal year 2018. Please see the form of CVR Agreement included as Annex C to this proxy statement/prospectus.

DARA stockholders will not, however, be liable for any adverse consequences unless and until the aggregate amount of adverse consequences exceed $225,000, whereupon DARA stockholders will only be liable for the portion of adverse consequences exceeding such amount. Midatech and its officers, directors and affiliates will be entitled to indemnification for all losses incurred by them that are in excess of this amount, subject to a limit on DARA’s stockholders’ maximum aggregate liability of the aggregate amount of unpaid payments otherwise payable by Midatech pursuant to the CVR Agreement to DARA stockholders from time to time. Any adverse consequences payable to Midatech pursuant to the merger agreement will be satisfied solely by an offset against payments otherwise payable by Midatech pursuant to the CVR Agreement to DARA stockholders, if any, severally and not jointly and on a pro-rata basis.

The indemnification discussed herein is the sole and exclusive remedy of the indemnified parties from and after the Closing Date with respect to any breach of any representation, warranty, covenant and agreement made by DARA pursuant to the merger agreement.

The term “adverse consequences” means all damages, costs, obligations, liabilities, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses, but does not include punitive, incidental, consequential or special damages (subject to certain exceptions).

Stockholder Representative

By approving the merger proposal at the special meeting, or by executing and delivering a letter of transmittal, each DARA stockholder will be deemed to have appointed Shareholder Representative Services LLC as their representative, agent and attorney-in-fact for purposes of the merger agreement and any agreements contemplated by the merger agreement (including the CVR Agreement) if the merger is completed. The Stockholder Representative will have the power to take any and all actions and make any decisions required or permitted to be taken by the Stockholder Representative in connection with the merger agreement or any agreement contemplated by the merger agreement (including the CVR Agreement), including to:

•	give and receive notices and communications;

•	execute and deliver all documents necessary or desirable to carry out the intent of the merger agreement or any agreement contemplated by the merger agreement (including the CVR Agreement);

•	agree to, litigate, arbitrate, resolve, settle, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, claims for indemnification made by Midatech pursuant to the terms of the merger agreement, and take all actions necessary to authorize the offset of any payments payable by Midatech pursuant to the CVR Agreement in satisfaction of any indemnification payment amounts owed to Midatech;

•	make all elections or decisions contemplated by the merger agreement or any agreement contemplated by the merger agreement (including the CVR Agreement), including taking any actions or decisions with respect to the payment or non-payments of amounts payable by Midatech under the CVR Agreement;

•	engage, employ or appoint agents or representatives (including attorneys, accountants and consultants) to assist the Stockholder Representative in complying with its duties and obligations; and

•	take all actions necessary or appropriate in the good faith judgment of the Stockholder Representative for the accomplishment of the foregoing.

DARA stockholders will be bound by all actions taken by the Stockholder Representative in connection with the merger agreement and any agreement contemplated by the merger agreement (including the CVR Agreement), and Midatech will be entitled to rely on any action or decision of the Stockholder Representative as being the decision, act, consent or instruction of the DARA stockholders. The Stockholder Representative will not be liable to Midatech, the DARA Stockholders or any other individual or entity for actions taken or omitted in connection with the merger agreement, the CVR Agreement, or any other agreements contemplated thereby while acting in good faith, except if such actions or omissions constitute gross negligence or involve fraud, willful misconduct or bad faith (provided that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts will be conclusive evidence of good faith).

Midatech will compensate the Stockholder Representative $75,000 for the performance of its duties. For the purpose of funding any fees and expenses of the a Stockholder Representative in connection with the administration of its duties, upon presentment to Midatech of documented fees and expenses the Stockholder Representative will be entitled to have such fees and expense reimbursed; provided, however, that the aggregate amount of such fees and expenses shall not exceed $600,000, referred to as the Expense Fund. All such fees and expenses will be offset against any amounts payable by Midatech pursuant to the terms of the CVR Agreement. In the event that the Expense Fund is insufficient to satisfy the expenses of the Stockholder Representative, and in the event there are any payments payable by Midatech under the CVR Agreement, the Stockholder Representative will be entitled to recover any such expenses from Midatech, which amount will be offset against any amounts payable by Midatech under the CVR Agreement. Any balance of the Expense Fund not used following the expiration of any rights Midatech has to indemnification pursuant to the terms of the merger agreement shall be paid to DARA Stockholders in accordance with the terms of the CVR Agreement, if any payments are due. The Stockholder Representative will not be required to expend or risk its own funds or incur any financial liability in the exercise or performance of its duties.

The Stockholder Representative may resign at any time or may be removed by the vote or written consent of a majority in interest of DARA stockholders. In the event of the resignation, dissolution or removal of the Stockholder Representative, a new stockholder representative will be appointed by the vote or written consent of a majority in interest of DARA stockholders.

Employee Matters

The merger agreement contains covenants relating to certain employee matters and the termination of any DARA employee benefit plan intended to qualify under Section 401(a) of the Code, including DARA’s 401(k) plan, referred to as a 401(a) Plan. Under these covenants, Midatech has agreed to:

•	provide DARA employees with service credit for purposes of any waiting period, vesting, eligibility, and benefit entitlement under employee benefit plans, programs or arrangements made available to DARA employees following the Closing Date; and

•	cause, to the extent that the 401(a) Plan is terminated in accordance with the merger agreement, any tax-qualified defined contribution plan established or maintained by Midatech to accept eligible rollover distributions from continuing DARA employees (provided, however, that Midatech is under no obligation to establish such plan).

Under these covenants, DARA has agreed to:

•	honor and maintain, prior to the Effective Time, all individual employment, retention, termination, severance or other similar agreements, long term incentive plans, supplemental executive retirement plans, deferral plans and similar plans;

•	take, prior to the Effective Time unless otherwise requested in writing by Midatech, such actions as necessary to terminate any 401(a) Plan; and

•	at the request of Midatech, terminate any and all employee benefit plans, including without limitation, any group health, dental, severance, separation or salary continuation plans, programs or arrangements.

Employee Bonus Plan

In connection with the consummation of the merger, Midatech will set aside an aggregate of $300,000, referred to as the Bonus Pool, to establish an employee bonus plan to be offered to employees of DARA who become employees of Midatech following the Closing.

Prior to the Effective Time, Midatech, in consultation with DARA, will determine the structure of such employee bonus plan and the allocation of the Bonus Pool. Any payments made from the Bonus Pool will be made at the same time, upon the same circumstances, and in a proportional amount, that any payments are made to DARA stockholders pursuant to the terms of the CVR Agreement, if any. If no payments are to be made by Midatech pursuant to the terms of the CVR Agreement, no payments will be made to employees from the Bonus Pool and the employee bonus plan will terminate.

KRN 5500

The parties have agreed that, for a period of no less than nine months following the Closing, Midatech will allow the chief medical officer and the vice president of scientific and regulatory affairs of the surviving entity to use commercially reasonable efforts to pursue potential third party financing to the continue the development of DARA’s clinical development asset, KRN 5500, which is a Phase II product candidate targeted for treating patients with painful treatment-refractory chronic chemotherapy induced peripheral neuropathy, subject to certain restrictions on the amount of time spent on this effort by such parties. Midatech has agreed to maintain DARA’s intellectual property related to the KRN 5500 program consistent with past practices.

Listing of Midatech Depositary Shares and Delisting of DARA Common Stock

Midatech will apply to have the Midatech Depositary Shares to be issued in the merger approved for listing on NASDAQ under the symbol “MTP.” The parties have agreed to cooperate and use their reasonable best efforts to facilitate the listing of the Midatech Depositary Shares on NASDAQ.

Prior to the Effective Time, DARA will not cause its common stock to be delisted from NASDAQ. If the merger is completed, DARA common stock will no longer be listed on the NASDAQ Capital Market and will be deregistered under the Exchange Act and DARA will no longer file periodic reports with the SEC.

Certain Other Covenants

The merger agreement contains additional agreements between Midatech and DARA relating to, among other things:

•	the authorization and execution of the CVR Agreement at or prior to the Effective Time;

•	press releases and other public announcements relating to the merger agreement, the CVR Agreement, the voting agreements or the transactions contemplated thereby;

•	Midatech’s access to DARA’s premises, properties, personnel, books, records, assets, tax returns, work papers and other documents of or pertaining to DARA between the date of the merger agreement and the Closing (subject to applicable legal obligations and restrictions);

•	each party’s obligation to keep information provided to such party confidential;

•	DARA’s obligation to provide Midatech with monthly financial statements, internal management control reports, reports provided to the DARA Board of Directors and reports filed with any governmental entity;

•	to the extent applicable, the submission of material applications, filings or other materials with the FDA, Federal Trade Commission, Drug Enforcement Agency or any other similar governmental entity;

•	in connection with any stockholder litigation, the requirement that DARA provide Midatech with the opportunity to participate, but not control, in the defense or settlement of any such litigation, and to not settle such litigation without Midatech’s prior written consent;

•	the notification of certain developments, events or communications, including receipt of notices or other communications from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement;

•	each party’s agreement to take steps necessary or appropriate to cause any disposition of equity securities contemplated by the transactions under the merger agreement by officers or directors of DARA who are subject to Section 16 of the Exchange Act to be an exempt transaction for purposes of Section 16 of the Exchange Act;

•	DARA’s obligation to ensure that no takeover laws are or become applicable to the merger agreement, the voting agreement, the merger or any other transactions contemplated by the merger agreement;

•	Midatech’s obligation to take all actions necessary to cause (i) Merger Sub, Secondary Merger Sub and the surviving corporation to perform their respective obligations under the merger agreement and (ii) Merger Sub to consummate the merger;

•	the use of reasonable best efforts to cause the merger and secondary merger, considered together as a single integrated transaction for United States federal income tax purposes along with the other transactions effected pursuant to the merger agreement, to qualify, and not take any action or fail to take any action that would prevent the merger and the secondary merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code; and

•	the obligation to complete the secondary merger immediately after the Effective Time.

Conditions to Completion of the Merger

Each party’s obligations to effect the merger is subject to the satisfaction or waiver of mutual conditions, including the following:

•	receipt of the DARA stockholder approval in accordance with Delaware law;

•	all regulatory approvals required to consummate the transactions contemplated by the merger agreement having been obtained and in full force and effect;

•	the effectiveness of, and the absence of any stop order with respect to, the registration statement on Form F-4 (of which this proxy statement/prospectus forms a part) and the registration statement on Form F-6;

•	the absence of any law, injunction, judgment or ruling prohibiting the consummation of the merger or making consummation of the merger illegal; and

•	the approval for listing on NASDAQ, subject to official notice of issuance, of the Midatech Depositary Shares issuable in connection with the merger.

The obligations of Midatech and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of DARA being true and correct, subject to certain de minimis inaccuracies and certain materiality thresholds, as of the date of the merger agreement and as of the Closing Date;

•	DARA having performed in all material respects all covenants and agreements required to be performed by it under the merger agreement or prior to the Closing Date;

•	each non-employee director of DARA and, if requested in writing by Midatech, of each subsidiary of DARA, in each case must have resigned or been removed in his or her capacity as a director, effective as of, or prior to, the Closing;

•	the absence of a material adverse effect on DARA since the date of the merger agreement;

•	less than 10.0% of the total shares of DARA common stock and preferred stock, taken as a whole, outstanding as of the record date, shall have properly exercised appraisal rights pursuant to Section 262 of the DGCL;

•	DARA shall have delivered a certificate signed by officers of DARA that it is not, nor has been within five years of the date of the certification, a “United States real property holding corporation,” as such term is defined under the Code; and

•	DARA must have received the opinion of its own counsel that the transaction should qualify as a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes.

The obligations of DARA to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Midatech being true and correct, subject to certain de minimis inaccuracies and certain materiality thresholds, as of the date of the merger agreement and as of the Closing Date;

•	Midatech having performed in all material respects all covenants and agreements required to be performed by it under the merger agreement or prior to the Closing Date;

•	the absence of a material adverse effect on Midatech since the date of the merger agreement; and

•	Midatech must have received the opinion of its own counsel that the transaction should qualify as a reorganization within the meaning of Section 368(a) of the Code for United States federal income tax purposes.

Each of Midatech, Merger Sub and DARA may, to the extent permitted by applicable law, waive the conditions to the performance of its respective obligations under the merger agreement and complete the merger even though one or more of these conditions have not been met. Neither Midatech nor DARA can give any assurance that all of the conditions of the merger will be either satisfied or waived or that the merger will occur.

Termination of the Merger Agreement

The merger agreement may be terminated any time before the Effective Time by the written consent of Midatech and DARA.

The merger agreement may also be terminated prior to the Effective Time by either Midatech or DARA if:

•	the Closing has not been consummated on or before December 31, 2015 (which date is referred to as the Termination Date and was extended in accordance with certain conditions set forth in the merger agreement from November 15, 2015);

•	any governmental authority issues an order, decree or ruling, enacts a law or takes any other action (that is final and non-appealable) having the effect of permanently enjoining, restraining or otherwise prohibiting the merger or making the merger illegal in the United Kingdom or the United States; or

•	the DARA stockholders fail to give the necessary approvals at the special meeting or adjournments or postponements thereof.

The merger agreement may be terminated prior to the Effective Time by Midatech if:

•	DARA has materially breached any of its representations, warranties, covenants or obligations, which breach would result in the failure to satisfy by the Termination Date one or more of conditions of DARA to the merger, and such breach cannot be or has not been cured within 30 days of written notice thereof having been received by Midatech, subject to certain restrictions; or

•	a material adverse effect on DARA (as such term is defined herein) occurs.

Further, the merger agreement may also be terminated by Midatech under any of the following circumstances, collectively referred to as a DARA Termination:

•	DARA effects a Change in Recommendation to the DARA stockholders to adopt the merger agreement;

•	DARA fails to include in the proxy statement/prospectus its recommendation to the DARA stockholders to adopt the merger agreement;

•	the DARA Board of Directors approves, endorses or recommends any acquisition proposal (as such term is defined herein);

•	DARA fails to publicly reaffirm its recommendation to DARA stockholders to adopt the merger agreement within seven business days of Midatech’s written request to reaffirm; or

•	DARA or any of its subsidiaries or representatives breaches, in any material respect, its non-solicitation covenant or board recommendation covenant.

The merger agreement may be terminated prior to the Effective Time by DARA if:

•	Midatech has materially breached any of its representations, warranties, covenants or obligations, which breach would result in the failure to satisfy by the Termination Date one or more conditions of Midatech to the merger, and such breach cannot be or has not been cured within 30 days of written notice thereof having been received by DARA, subject to certain restrictions; or

•	DARA changes its recommendation to the DARA stockholders to adopt the merger agreement in order to accept an acquisition proposal, in compliance with the terms of the merger agreement, and its pays to Midatech a termination fee of $1.05 million within the timeframe provided.

Effect of Termination

If the merger agreement is validly terminated, the merger agreement, with the exception of certain sections thereof, will become null and void.

Termination Fee and Expenses

Fee and Expenses. All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, whether or not the merger is consummated.

Notwithstanding the foregoing, DARA has agreed to reimburse Midatech up to $525,000 of Midatech’s reasonable and documented costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby in the event the merger agreement is terminated by Midatech due to the occurrence of material adverse effect on DARA, but only to the extent that such material adverse effect pertains to the termination of DARA’s license with respect to Oravig or Gelclair or the occurrence of certain other specified actions related to Oravig and Gelclair.

Termination Fee. DARA has agreed to pay to Midatech a termination fee of $1.05 million under any of the following circumstances:

•	if the merger agreement is terminated pursuant to a DARA Termination;

•	if DARA terminates the merger agreement and effects a Changes in Recommendation to the DARA stockholders to adopt the merger agreement in order to accept an acquisition proposal, in compliance with the terms of the merger agreement; or

•	(A) if the merger agreement is terminated (i) by Midatech, if there shall have been a material breach of any of DARA’s representations, warranties, covenants or obligations, which breach would result in the failure to satisfy by the Termination Date one or more conditions of DARA to the merger, and such breach cannot be or has not been cured within 30 days of written notice thereof having been received by Midatech; (ii) by either party, if DARA stockholders fail to approve the merger proposal at the special meeting or any adjournments or postponements thereof; or (iii) by either party, if the merger shall not have been consummated by the Termination Date (subject to certain exceptions), and in any such case, an acquisition proposal (including a previously communicated acquisition proposal) has been publicly announced or otherwise communicated to a member of senior management or the Board of Directors of DARA (or any person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make any acquisition proposal) at any time after the date of the merger agreement and prior to receipt of the approval of merger proposal by DARA’s stockholders at the special meeting, in the case of clause (ii), or the Terminate Date, in the case of clauses (i) and (iii); and (B) within 12 months after the date of such termination, DARA enters into a definitive agreement to consummate, or consummates, any acquisition transaction (as such term is defined herein).

In the case of a termination by Midatech that results in an obligation for DARA to pay the termination fee, DARA must pay the termination fee within two business days after such termination. In the case of a termination by DARA that results in an obligation for DARA to pay the termination fee, DARA must pay the termination fee immediately before and as a condition of such termination.

If DARA fails promptly to pay any amount due to Midatech pursuant to the paragraphs above, it must also pay any costs and expenses incurred by Midatech in connection with a legal action to enforce the merger agreement that results in a judgment against Midatech for such amount, together with interest on the amount of any unpaid fee, costs or expenses from the date such fee, cost or expense was required to be paid.

Miscellaneous

Amendments; Waivers. The merger agreement may be amended, or any provision may be waived, by Midatech, DARA, Merger Sub and Secondary Merger Sub, by additional written agreements signed by the parties, or, in the case of a waiver, by the party against whom the waiver is to be effective, whether before or after adoption of the merger agreement by the DARA stockholders; provided, however, that after adoption of the merger agreement by DARA stockholders, amendments or waivers that by law or in accordance with the rules and regulations of NASDAQ or AIM require further stockholder approval or authorization may be made only with such further approval or authorization of the DARA or Midatech stockholders, as the case may be.

Governing Law. The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without regard to its rules on conflict of laws. However, any matter involving the internal corporate affairs of any other party to the merger agreement shall be governed by the provisions of jurisdictions of its incorporation.

Specific Performance. Given the irreparable damage that would occur in the event that any provision of the merger agreement were not performed in accordance with its specific terms or were otherwise breached, damages and other remedies at law would be inadequate. Accordingly, the merger agreement provides that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions entitled therein in any court having jurisdiction related to the merger agreement without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

VOTING AGREEMENT

The following is a summary of the material terms and conditions of the voting agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the voting agreement, a copy of which is attached as Annex B and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and might not contain all of the information about the voting agreement that is important to you. You are encouraged to read the voting agreements carefully and in its entirety. This section is not intended to provide you with any factual information about Midatech or DARA. Such information can be found elsewhere in this proxy statement /prospectus and as described in the section entitled, “Where You Can Find More Information” beginning on page 313.

Concurrently with the execution of the merger agreement, Midatech entered into voting agreements, referred to as Voting Agreements, with each of Christopher G. Clement, Haywood D. Cochrane, Jr., David J. Drutz, Timothy J. Heady, Gail F. Lieberman, Paul J. Richardson, David L. Tousley, each of whom is either a director and/or executive officer of DARA and is referred to as a Securityholder,

Pursuant to the terms of the Voting Agreements, the Securityholders agreed to vote, subject to certain exceptions, including, but not limited to, a Change in Recommendation, all of their shares of DARA common stock:

•	in favor of approval of all proposals submitted by DARA for the adoption of the merger agreement and the transactions contemplated thereby, including the merger;

•	against any other acquisition proposal;

•	against any action, proposal, transaction or agreement that would result in a breach of any representation, warranty, covenant or obligation of DARA in the merger agreement; and

•	against any other action, proposal, transaction or agreement that would compete with or serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger and the other transactions contemplated by the merger agreement.

Under the Voting Agreements, each of the Securityholders agreed not to take any action that DARA is prohibited from taking pursuant to the non-solicitation and Board of Director recommendation provisions of the Purchase Agreement. For more information on these provisions, see “The Merger Agreement—Board Recommendation” beginning on page 153 and “The Merger Agreement—No Solicitation of Transactions” beginning on page 156.

Each Securityholder executing the Voting Agreement executed such agreements only in their capacity as an owner of DARA’s common stock. Nothing in the Voting Agreements limits or affects any actions taken by such person in his or her capacity as a director or officer of DARA, to the extent the Voting Agreements could be construed to restrict the exercise by such party of his or her fiduciary duties in such capacity.

In addition, except under limited circumstances, the Securityholders also agreed to not sell, transfer, pledge, assign or otherwise dispose of his shares of DARA common stock while the Voting Agreements are in effect.

The Voting Agreements terminate immediately upon the earlier of (i) the termination of the merger agreement in accordance with its terms, (ii) the receipt of a termination notice from Midatech, (iii) the Effective Time or (iv) upon the occurrence of a Change in Recommendation.

As of October 16, 2015, the record date of the special meeting, the Securityholders beneficially owned, in the aggregate, 82,827 shares of common stock, which represented approximately 0.42% of the issued and outstanding shares of common stock on such date. No Securityholder was paid any additional consideration in connection with the execution of the Voting Agreements.

DESCRIPTION OF THE CVRS

This section describes the material terms of the CVR Agreement, which will be substantially in the form attached as Annex C. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the form of CVR Agreement included as Annex C, which is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and might not contain all of the information about the CVR Agreement that is important to you. Please read the CVR Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about DARA or Midatech. See “Where You Can Find More Information” beginning on page 313.

CVR Agreement

The CVRs will be governed by the terms of the CVR Agreement, which will be entered into prior to the effective time by DARA, Midatech, the Stockholder Representative, as representative of the holders of the CVRs, and a rights agent to be selected by Midatech and reasonably acceptable to DARA.

As provided in the merger agreement, each share of DARA common stock outstanding immediately prior to the Effective Time (other than the excluded shares) will be converted automatically into the right to receive, in addition to the Per Share Merger Consideration, one CVR. The CVRs represent the right to receive contingent payments in the aggregate of up to $5,700,000 in cash, without interest, less any applicable withholding for taxes. Subject to the terms and conditions of the merger agreement, DARA Warrants that are not exercised prior to the closing of the merger shall be converted at the Effective Time into warrants to receive, upon exercise, in addition to Midatech Depositary Shares, a number of CVRs equal to the total number of shares of DARA common stock that would have been issuable had such warrants been exercised immediately prior to the Effective Time, which such CVRs shall be identical to those received in respect of the DARA common stock.

Characteristics of CVRs; Restrictions on Transfer

The CVRs may not be sold, assigned, transferred, pledged, encumbered, or in any other manner transferred or disposed of, in whole or in part, other than pursuant to any of the following permitted transfers: (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the grantor or other event specified in such trust; (iii) pursuant to a court order; (iv) by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership, or other entity; (v) in the case of any CVR held by a nominee, broker or other similar intermediary for the benefit of the beneficial owner of the DARA common stock or underlying Warrant with respect to which such CVR was issued, by such nominee, broker or other intermediary (including through another nominee, broker or other intermediary) to the beneficial owner thereof; or (vi) to Midatech upon abandonment of a CVR by the holder thereof in accordance with the CVR Agreement.

The CVRs will not be evidenced by a certificate or any other instrument. The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of the CVRs. The CVRs will not represent any equity or ownership interest in Midatech, any constituent company to the merger, or any of their respective affiliates.

Milestone Events and Payments

The contingent payments become payable to the rights agent, for deposit into a fund established by the rights agent for subsequent distribution to the holders of the CVRs as described below, upon the achievement of the milestones as set forth below.

As used herein, the term “Gross Sales” means those aggregate sales of Gelclair and Oravig by DARA’s successor, Midatech, their respective affiliates and certain other authorized sellers for fiscal year 2016 or fiscal year 2017 computed by, for each product, multiplying (i) the number of units of such product shipped and recognized in the final audited consolidated financial statements maintained in accordance with revenue recognition standards of GAAP or such other successor standard by (ii) the WAC for such product.

As used herein, the term “WAC” means Wholesaler Acquisition Cost, which is the approved and published amount at which a product is sold to wholesalers and other customers in the pharmaceutical industry, as reported by the applicable manufacturer to First Databank.

As used herein, the term “2016 Minimum Sales Target” means at least $15,000,000 in Gross Sales in fiscal year 2016 and the term “2017 Minimum Sales Target” means at least $26,000,000 in Gross Sales in fiscal year 2017.

For fiscal year 2016, (i) in the event that Gross Sales equal or exceed $15,000,000 but are less than $16,500,000, Midatech will pay to the rights agent (for the benefit of the CVR holders) $0.07 per CVR, or $1,425,000 in the aggregate; (ii) in the event that Gross Sales equal or exceed $16,500,000 but are less than $18,000,000, Midatech will pay to the rights agent (for the benefit of the CVR holders) $0.09 per CVR, or $1,900,000 in the aggregate; and (iii) in the event such Gross Sales equal or exceed $18,000,000, Midatech will pay to the rights agent (for the benefit of the CVR holders) $0.11 per CVR, or $2,375,000 in the aggregate. The cash payment from Midatech to the rights agent for amounts due with respect to 2016 Gross Sales will be paid in 2017, subject to certain dispute resolution procedures described herein and in the CVR Agreement. If the 2016 Minimum Sales Target is not achieved, none of the payments for fiscal year 2016 described above will be made.

For fiscal year 2017, (i) in the event that Gross Sales equal or exceed $26,000,000 but are less than $28,600,000, Midatech pay to the rights agent (for the benefit of the CVR holders) $0.11 per CVR, or $2,375,000 in the aggregate; (ii) in the event that Gross Sales equal or exceed $28,600,000 but are less than $31,200,000, Midatech will pay to the rights agent (for the benefit of the CVR holders) $0.13 per CVR, or $2,850,000 in the aggregate; and (iii) in the event that Gross Sales equal or exceed $31,200,000, Midatech will pay to the rights agent (for the benefit of the CVR holders) $0.16 per CVR, or $3,325,000 in the aggregate. The cash payment from Midatech to the rights agent for amounts due with respect to 2017 Gross Sales will be paid in 2018, subject to certain dispute resolution procedures described herein and in the CVR Agreement. If the 2017 Minimum Sales Target is not achieved, none of the payments for fiscal year 2017 described above will be made.

If the minimum sales target in each of fiscal 2016 or 2017 is not met, then the holders of CVRs will not be entitled to receive payment for that year. The payment amounts per CVR shown above assume that none of DARA’s outstanding warrants for DARA common stock will be exercised. Currently none of DARA’s outstanding warrants are vested and in-the-money. If any of DARA’s warrants for common stock are exercised, the payments amounts per CVR will be less than the amounts shown above.

In no event will payment be made with respect to more than a single milestone in fiscal year 2016 or 2017, as applicable. All of the milestone payments are subject to offset by Midatech with respect to indemnification claims made pursuant to the merger agreement. See “The Merger Agreement—Indemnification of Midatech” beginning on page 158. If at any time through 2017, Midatech or one of its affiliates shall dispose of all ownership rights in Gelclair and Oravig held by DARA immediately prior to the merger, then to the extent that any amounts have not previously been paid to the rights agent in respect of fiscal year 2016 or 2017, the maximum amount of the 2016 and 2017 milestone payments shall be paid to the rights agent.

Within five business days of receipt of any payment set forth above from Midatech, the rights agent will pay to each holder of CVRs an amount equal to (x) (i) the applicable milestone payment multiplied by (ii) the number of CVRs held by such holder at the time of such payment, (y) divided by the total number of outstanding CVRs, each as reflected in a CVR register to be maintained by the rights agent, less any withholding as permitted by the CVR Agreement.

As more specifically described in the CVR Agreement, the rights agent shall reserve in the CVR fund the portion of any milestone payment payable with respect to any unexercised warrants pending exercise, expiration or other termination of such warrants. There shall be additional payment dates on December 31 of each year while any warrants remain outstanding, as well as on the first date on which no warrants remain outstanding. On each payment date, including these additional payment dates (if any), holders who exercised any warrants since the last payment date will receive their pro rata portion of any previous milestone payment, if any. In addition, before each payment date, the rights agent shall recalculate the pro rata payment to each CVR holder with respect to each milestone payment, taking into account the exercise, expiration or other termination of warrants during such period. If such recalculation results in an increase in the pro rata payment amount to each CVR holder for any previously paid milestone payment, the rights agent shall distribute such additional amounts to the CVR holders, provided that prior to the final payment the rights agent may retain such additional amounts for any holder until the additional amounts for such holder total $1.00 or more.

Board Observer

Pursuant to the terms of the CVR Agreement, until the CVR Agreement is terminated in accordance with its terms, a representative designated by the Stockholder Representative shall be entitled to attend all meetings of the Midatech Board of Directors in a non-voting, observer capacity, subject to certain confidentiality provisions and requirements under the AIM Rules.

Dispute Rights

Midatech will be required to deliver, no later than February 28, 2017 with respect to fiscal 2016, and no later than February 28, 2018 with respect to fiscal 2017, to the rights agent a certificate stating whether the 2016 Minimum Sales Target or the 2017 Minimum Sales Target, as applicable is met. Unless requested by a CVR holder, the rights agent shall promptly send each CVR holder and the Stockholder Representative a copy of these certificates. Upon the request of any CVR holder or the Stockholder Representative, the rights agent shall promptly send such person a copy of Midatech’s notice to the rights agent stating the Gross Sales for fiscal year 2016 or 2017, referred to as a Sales Notice.

From the time the Stockholder Representative receives a Sales Notice until the applicable CVR payment amount is determined, upon reasonable advance written notice from the Stockholder Representative, Midatech shall permit the Stockholder Representative and its agents to have access at reasonable times as are agreed with Midatech to the books and records of Midatech or the surviving entity and their affiliates as may be reasonably necessary to evaluate and verify the accuracy of the Gross Sales calculations in the applicable Sales Notice and figures underlying such calculations. Midatech may require the Stockholder Representative to sign a customary confidentiality agreement and the Stockholder Representative’s access must not interfere with Midatech, the surviving entity and their affiliates’ business. Midatech is required to promptly provide the rights agent and the Stockholder Representative relevant documentation reasonably requested in connection with the determination of the CVR payment amounts. The rights agent is required to forward any information it receives to the Stockholder Representative.

The Stockholder Representative will have 45 days from the time Midatech delivers the applicable Sales Notice to deliver to Midatech a notice describing in reasonable detail any dispute regarding the calculation of Gross Sales. After the expiration of such 45 days period, all undisputed calculations will become conclusive and binding. The Stockholder Representative may also deliver to Midatech a notice that the Stockholder Representative agrees with the calculation of Gross Sales. Upon the delivery of such a notice of agreement, the applicable calculations of Gross Sales shall become conclusive and binding.

If the Stockholder Representative delivers a timely notice of objection to the Gross Sales, Midatech and the Stockholder Representative shall for 10 business days attempt in good faith to resolve the disputed items. If any items remain unresolved after the 10-business day period, the parties shall submit the unresolved items to a nationally recognized accounting firm mutually agreed upon by the Stockholder Representative and Midatech that is not currently serving as the independent auditor of Midatech, the surviving corporation or the surviving entity, referred to the Independent Accountant. Subject to terms set forth in the CVR Agreement, the Independent Accountant shall promptly deliver to Midatech and the CVR Holder Representative a report setting forth the Independent Accountant’s determination with respect to each disputed item. The Independent Accountant’s determinations shall be final, binding and non-appealable. The fees and expenses of the Independent Accountant shall be borne by the CVR holders, on the one hand (but only to the extent of the CVR payment amount actually determined to be due them), and by Midatech, on the other hand, based on upon the percentage that the amount actually contested but not awarded to the Stockholder Representative or Midatech, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and Midatech.

Efforts Covenant

The CVR Agreement provides that Midatech will, and will cause surviving entity to, as applicable, use its commercially reasonable efforts to maximize Gross Sales during 2016 and 2017 on the same basis as though Midatech were not obligated to make payments with respect to the CVRs. Notwithstanding the foregoing, but consistent with Midatech’s requirement to use commercially reasonable efforts, Midatech will have the right to operate the surviving entity in its discretion and in good faith, in the same manner as it would had it not entered into the CVR Agreement, including, but not limited to, full discretion as to:

•	the determination of pricing of products;

•	the acceptance or rejection of any product sales or orders;

•	the determination to discontinue the business or certain product lines (other than Gelclair and Oravig), or to incorporate the activities of such business or product line into Midatech or its affiliates;

•	all decisions concerning production, marketing, sales, licensing, capital expenditures, expenses and related matters respecting the operations of the surviving entity and its business, or any part thereof, and

•	all decisions pertaining to personnel, staffing and other resources of the surviving entity.

Amendment and Termination of CVR Agreement

Midatech may unilaterally enter into one or more amendments to the CVR Agreement for either of the following purposes, without the consent of any of the holders of CVRs or the rights agent:

•	to evidence the succession of another person to Midatech and the assumption by any such successor of the covenants of Midatech in the CVR Agreement; or

•	to evidence the termination of the rights agent and the succession of another person as a successor rights agent and the assumption by any successor of the obligations of the rights agent in the CVR Agreement.

Midatech and the rights agent may enter into one or more amendments to the CVR Agreement for any of the following purposes, without the consent of any of the holders of CVRs, so long as such amendments do not adversely affect the interests of the holders of the CVRs:

•	to evidence the succession of another person as a successor rights agent and the assumption by any successor of the covenants and obligations of the rights agent in the CVR Agreement;

•	to add to the covenants of Midatech such further covenants, restrictions, conditions or provisions as the Board of Directors of Midatech and the rights agent shall consider to be for the protection of the holders of CVRs;

•	to cure any ambiguity, to correct or supplement any provision in the CVR Agreement that may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under in the CVR Agreement;

•	as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act;

•	to reduce the number of CVRs, in the event any CVR holder agrees to renounce such holder’s rights under in the CVR Agreement or to transfer such CVRs to Midatech pursuant to in the CVR Agreement; or

•	any other amendments in the CVR Agreement for the purpose of adding, eliminating or changing any provisions of in the CVR Agreement.

With the consent of the holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of such holders, Midatech and the rights agent may enter into any amendment to the CVR Agreement, even if such amendment is any way adverse to the interests of the holders of the CVRs.

Midatech must provide notice of any such amendment to the holders of the CVRs promptly after execution by Midatech and the rights agent, if applicable, of such amendment.

The CVR Agreement will be terminated and of no force or effect, and the parties will have no liability thereunder, upon the earlier to occur of (i) the distribution to the holders of CVRs of all potential CVR payment amounts required to be paid under the terms of the CVR Agreement and (ii) the final determination in accordance with the CVR Agreement, following delivery and approval of non-compliance certificates relating to both CVR payment amounts, that no CVR payment amount is, or can ever be, payable under of the CVR Agreement.

Other Provisions of CVR Agreement

The CVR Agreement also provides, among other things, for:

•	The duties, responsibilities, rights and immunities of the rights agent, and procedures for the resignation or removal of the rights agent and appointment of a successor;

•	The right of the Stockholder Representative to designate a representative to attend all meetings of Midatech’s Board of Directors in a nonvoting observer capacity, and to have access to information provided by Midatech to its directors, subject to compliance with reasonable confidentiality provisions and AIM rules;

•	The application of Delaware law, jurisdiction over the parties by the Delaware courts, and waiver of trial by jury.

THE SPECIAL MEETING OF DARA STOCKHOLDERS

The DARA Board of Directors is using this proxy statement/prospectus to solicit proxies from stockholders of DARA who hold shares of DARA common stock on the record date for use at the special meeting. DARA is first mailing this proxy statement/prospectus and the accompanying form of proxy to DARA stockholders on or about [●], 2015.

Date, Time, and Place

The special meeting will be held on December 2, 2015 at 10:00 a.m., local time, at DARA’s corporate headquarters at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615.

Purpose of the Special Meeting

At the special meeting, DARA stockholders will be asked to consider and vote on:

•	the merger proposal;

•	the Potential Payments Under Compensation Arrangement proposal; and

•	a proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Recommendation of the Board of Directors of DARA

After careful consideration, the DARA Board of Directors has unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of DARA and its stockholders. The DARA Board of Directors recommends that the DARA stockholders vote:

•	“FOR” the merger proposal;

•	“FOR” the Potential Payments Under Compensation Arrangements proposal; and

•	“FOR” the proposal to approve adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Record Date; Stockholders Entitled to Vote

DARA has fixed the close of business on October 16, 2015 as the record date for determining the DARA stockholders entitled to receive notice of and to vote at the special meeting. Only holders of record of DARA common stock on the record date are entitled to receive notice of and vote at the special meeting, and any adjournment or postponement thereof.

Each share of DARA common stock is entitled to one vote on each matter brought before the special meeting. On the record date, there were 19,755,595 shares of DARA common stock issued and outstanding, held by 109 holders of record. Shares of DARA common stock held by DARA as treasury shares will not be entitled to vote. Holders of DARA preferred stock are not entitled to vote on any of the proposals brought before the Special Meeting.

Quorum Requirement

Under Delaware law and DARA’s bylaws, a quorum of DARA’s stockholders at the special meeting is necessary to transact business. The presence of holders representing a majority of the shares of DARA common stock issued and outstanding on the record date and entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting.

All of the shares of DARA common stock represented in person or by proxy at the special meeting, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum at the special meeting

Stock Ownership of Directors and Executive Officers

At the close of business on October 16, 2015, the record date, directors and executive officers of DARA and their affiliates were entitled to vote 82,827 shares of DARA common stock, or approximately 0.42% of the shares of DARA common stock outstanding and entitled to vote on that date. DARA’s executive officers and directors have each executed a Voting Agreement with Midatech, which, subject to certain exceptions, obligates them to vote their shares of DARA common stock “FOR” each of the proposals presented at the special meeting.

When considering the DARA Board of Directors’ recommendations to vote in favor of each of the proposals presented at the special meeting, you should be aware that the executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of the stockholders of DARA. See “The Merger—Interests of DARA’s Executive Officers and Directors in the Merger” beginning on page 119.

Votes Required to Approve the Proposals

Approval of DARA’s proposals to be considered at the special meeting requires the vote percentages described below. You may vote for or against any of the proposals submitted at the special meeting or you may abstain from voting.

Required Vote for Merger Proposal. In order to approve the merger proposal, the affirmative vote of the majority of outstanding shares of DARA common stock entitled to vote on the proposal must be obtained.

Required Vote for Potential Payments Under Compensation Arrangements Proposal. In order to approve the Potential Payments Under Compensation Arrangements proposal, the affirmative vote of the majority of total votes cast on the proposal must be obtained.

Required Vote for Adjournment of Special Meeting Proposal. In order to approve the proposal to permit the proxies to adjourn the special meeting, including for the purpose of soliciting additional proxies, the affirmative vote of the majority of shares of DARA’s common stock present in person or represented by proxy at the special meeting and entitled to vote on the record date must be obtained, regardless of whether a quorum is present.

The vote on the Potential Payments Under Compensation Arrangements proposal is a vote separate and apart from the vote to approve the merger proposal. Because the vote on the Potential Payments Under Compensation Arrangements proposal is advisory in nature only, it will not be binding on DARA. Approval of the merger proposal is a condition to the completion of the merger.

Failure to Vote; Abstentions and Broker Non-Votes

Subject to the foregoing, no vote will be cast on any proposal at the special meeting on behalf of any stockholder of record who does not cast a vote on such matter. However, if the stockholder properly submits a proxy prior to the special meeting, his or her shares of common stock will be voted as he or she directs. If he or she submits a proxy but no direction is otherwise made, the shares of common stock will be voted “FOR” the merger proposal, “FOR” the advisory, non-binding proposal on the Potential Payments Under Compensation Arrangements, and “FOR” the approval of any adjournments of the special meeting, if necessary, for the purpose of soliciting additional proxies in favor of the foregoing proposals.

Shares held by a stockholder who indicates on an executed proxy card that he or she wishes to abstain from voting will count toward determining whether a quorum is present and will have the same effect as a vote

“AGAINST” the merger proposal and the proposal to permit the proxies to adjourn the special meeting, but will have no effect on the advisory, non-binding proposal on the Potential Payments Under Compensation Arrangements.

A broker “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner signs and returns a proxy with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but does not vote on a particular matter because the nominee does not have the discretionary voting power with respect to that matter and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters but not on non-routine matters. The proposals that DARA stockholders are being asked to vote on at the special meeting are not considered routine matters and accordingly brokers or other nominees may not vote without instructions.

If a broker non-vote occurs, the broker non-vote will count for purposes of determining a quorum. A broker non-vote will have the same effect as a vote against the merger proposal and the proposal to adjourn the special meeting, but will have no effect on the advisory, non-binding proposal on the Potential Payments Under Compensation Arrangements.

Submission of Proxies

If your common stock is held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from that person or entity that you must follow in order to have your shares of common stock voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, the broker will not vote your shares on any proposal at the special meeting, as set forth above.

If you hold your common stock in your own name and not through your broker or another nominee, you may vote your shares at the special meeting or by proxy in one of three ways:

•	By using the Internet website and instructions listed on the proxy card;

•	By using the toll-free telephone number listed on the proxy card; or

•	By signing, dating and mailing the enclosed proxy card in the postage-paid envelope.

Whichever of those methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you return a proxy card without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the DARA Board of Directors.

Submit Your Proxy by Internet. If you are a stockholder of record, you may also choose to submit your proxy on the Internet. The website for Internet proxy submission and the unique control number you will be required to provide are on the proxy card. Internet proxy submission is available 24 hours a day and will be accessible until 11:59 p.m., Eastern time, on December 1, 2015. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on Internet proxy submission. As with telephone proxy submission, you will be given the opportunity to confirm that your instructions have been properly recorded. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers Internet proxy submission. If you vote on the Internet, please note that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible. If you submit your proxy on the Internet, you do not need to return your proxy card.

Submit Your Proxy by Telephone. If you hold your common stock in your own name and not through your broker or another nominee, you can vote by telephone by following the instructions provided on the Internet voting site, or if you requested proxy material, by following the instructions provided with your proxy material and on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m., Eastern time, on December 1, 2015. If you are a beneficial owner, please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on telephone proxy submission. If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone proxy submission. Easy-to-follow voice prompts allow you to vote your shares of stock and confirm that your instructions have been properly recorded. DARA’S telephone voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

Submit Your Proxy by Mail. A proxy card is enclosed for your use. To submit your proxy by mail, DARA asks that you sign and date the accompanying proxy and, if you are a stockholder of record, return it as soon as possible in the enclosed postage-paid envelope or pursuant to the instructions set out in the proxy card. If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder. When the accompanying proxy is returned properly executed, the shares of common stock represented by it will be voted at the special meeting in accordance with the instructions contained therein.

Voting in Person. If you wish to vote in person at the special meeting, a ballot will be provided at the special meeting. However, if your shares are held in the name of your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this proxy from the holder of record.

Revocation of Proxies

You may revoke your proxy at any time prior to the close of voting at the special meeting by doing any one of the following:

•	complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies);

•	re-vote by telephone or on the Internet;

•	provide written notice of revocation to DARA’s Corporate Secretary; or

•	attend the special meeting and vote in person.

Solicitation of Proxies

DARA’s Board of Directors is soliciting proxies for the special meeting from its stockholders. DARA will pay its own cost of soliciting proxies, including the cost of mailing this proxy statement, from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by each of DARA’s directors and executive officers, each of whom is a participant in this solicitation, in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

DARA has retained the services of Alliance Advisors, LLC to assist in the solicitation of proxies for an estimated fee of $30,000, plus reimbursement of out-of-pocket expenses. DARA will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. DARA will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Householding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more DARA stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses for DARA. Brokers with accountholders who are stockholders may be householding DARA’s proxy materials. As indicated in the notice previously provided by these brokers to DARA stockholders, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected DARA stockholder. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker. DARA stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

MIDATECH’S OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion and analysis of Midatech’s financial condition and results of operation should be read together with Midatech’s audited consolidated financial statements and the accompanying notes thereto, Midatech’s unaudited consolidated financial statements and the accompanying notes thereto and Q Chip’s audited consolidated financial statements and accompanying notes thereto, each included elsewhere in this prospectus statement/prospectus. Each of Midatech and Q Chip has prepared its consolidated financial statements in this proxy statement/prospectus in accordance with IFRS. IFRS differs in some significant respects from U.S. GAAP. Operating results for the six months ended June 30, 2015 are not necessarily indicative of the results for the full year ending December 31, 2015, or any future period.

The following discussion and analysis contains forward-looking statements. Statements that are not statements of historical fact, including expression of management’s beliefs and expectations, may be forward-looking in nature and based on current plans, estimates, projections and beliefs. Forward-looking statements are applicable only as of the date made, and Midatech undertakes no obligation to update any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement. These factors include those identified under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Midatech is a public limited company incorporated under the laws of England and Wales on September 12, 2014, and domiciled in England. It was formed to become the holding company of Midatech Limited and related companies, and Q Chip. On November 13, 2014, in a common control transaction, Midatech acquired the entire share capital of Midatech Limited, and consequently its wholly owned subsidiaries, pursuant to a Share Exchange Agreement with the shareholders of Midatech Limited. Pursuant to the terms of this agreement, Midatech issued equivalent shares in Midatech to the former shareholders of Midatech Limited. On December 8, 2014, Midatech acquired Q Chip and its subsidiaries. Q Chip has subsequently been renamed Midatech Pharma (Wales) Limited.

Midatech Limited was incorporated in 2000 as a research pharmaceutical business. Prior to 2010, Midatech Limited’s operations comprised of researching the properties and potential applications for its core technology platform, which is based on a patented form of gold nanoparticles, referred to as GNP. In addition, a number of wholly owned subsidiary companies were incorporated underneath Midatech Limited, initially to support its research and manufacturing operations. In particular, Midatech Pharma España SL (formerly Midatech Biogune SL) was incorporated in January 2005 to establish a manufacturing facility in Spain, and PharMida AG was established in Switzerland in November 2008 to support Midatech Limited’s preclinical research activities. Between 2010 and 2013, Midatech Limited and its subsidiaries focused primarily on research and development of its insulin GNP. Funding for the research activities and construction of the manufacturing facility has come from a combination of sales of equity, loans and grants.

In 2011, Midatech Limited entered into a formal research and development joint venture with MonoSol Rx LLC, referred to as MonoSol, a U.S. based company specializing in the development and commercialization of oral dissolvable film technology, to form MidaSol Therapeutics, to develop and commercialize transbuccal delivery, which means the delivery administered through the cheek, of insulin for diabetic patients using insulin conjugated GNPs formulated into dissolvable, oral film strips. Subject to certain limited circumstances, Midatech is entitled to 50% of the economic interest in the joint venture.

In March 2013, the Midatech Limited Board of Directors appointed Dr. James Phillips as its new Chief Executive Officer in order to progress the commercialization of Midatech Limited’s technology. Following a strategic review by the Midatech Limited Board of Directors in early 2014, an overall objective was established for Midatech Limited to become a specialty pharmaceutical business in the fields of diabetes, oncology and neuroscience (including ophthalmology) (as opposed to its original focus mainly on endocrinology), progressing a development portfolio of multiple programs towards commercialization. Midatech believes this strategy offers multiple opportunities and the potential for value generation for stockholders and patients. To deliver on this objective, Midatech outlined the following three-pronged corporate strategy:

•	drive early revenue growth through a service partnership model, leading to license agreements and royalty revenue;

•	drive forward the clinical development of its own product pipeline, further developing its technology; and

•	seek accretive acquisition targets to more rapidly build its revenues and presence in key geographies.

This strategic review also highlighted the need to explore acquisition opportunities and to consider new, external sources of funding. The search for funding looked at various possible sources of public and private capital and ultimately resulted in the completion of Midatech’s initial public offering of its ordinary shares on AIM on December 8, 2014. This offering raised approximately £32 million of proceeds, before costs and expenses.

On December 8, 2014, in connection with the completion of the initial public offering, Midatech acquired Q Chip and its subsidiaries in exchange for 5,376,746 Midatech ordinary shares, which valued Q Chip at approximately at £14.4 million. Goodwill of £2.3 million arose on the business combination. Founded in 2003 with the acquisition of core intellectual property around micro-fluidics from Cardiff University, Q Chip develops a complementary technology and products that allow sustained release of substances over extended periods of time. As well as developing products in its own right, Midatech considers that this technology will provide a platform to incorporate Midatech’s GNP compounds for sustained and extended release, expand the number of development projects in its pipeline.

Midatech also operates an in-house state-of-the-art nanoparticle manufacturing facility, based in Bilbao, Spain, which Midatech believes is the first licensed active pharmaceutical ingredient, current Good Manufacturing Practice, facility of its kind in Europe. The facility underwent an approximately €800,000 upgrade that was completed in September 2014 to enable the production of sterile material for use in human clinical trials and initial phase manufacturing of licensed products. This has come at a critical time for the oncology program and Midatech believes it will enable human studies to proceed, which are currently scheduled for 2016. Furthermore, a consortium led by Midatech has been awarded a €7.9 million Horizon 2020 European Union grant (payable in installments) to fund the manufacturing scale-up of clinical-grade therapeutics based on Midatech’s GNP technology, for use in clinical trials and in preparation for commercial production.

Aside from those entities specifically referred to above, the remaining Midatech companies are either dormant, have never traded or are in the process of being wound down. In the course of 2014 and following the strategic review referred to above, operations and management were significantly restructured and the financial impact of those activities is reflected in the results for the year and the benefits will be reflected in the results going forward. This includes a number of significant staff changes and the winding down of operations in Geleen, Netherlands which was closed in 2014 and Basel, Switzerland, where activities were significantly reduced in 2014 and will cease completely in 2015.

Financial results in the periods under review reflect a limited amount of income and costs incurred on research and development activities principally in the areas of endocrinology and oncology.

Product Overview

Midatech is currently focused on research and development in three key therapeutic areas to which its two technology platforms (GNP drug conjugates and sustained release technology) are being applied namely in the areas of diabetes, oncology and neuroscience (including ophthalmology). The following summarizes the status of Midatech’s product candidates.

Diabetes

Midatech’s most advanced research program is focused on applying its patented GNP technology to develop a method of needle-free delivery of insulin for the treatment of diabetes. This method takes advantage of the fact that attaching a peptide hormone to a GNP stabilizes its characteristics, allowing absorption across the mucosa, or the moist tissue that lines certain parts of the inside of a body, of the cheek. Midatech, together with its joint venture partner MonoSol, has developed a self-dissolving, oral, postage stamp-sized strip containing GNP conjugated insulin, referred to as MidaForm™-Insulin-PharmFilm®. This strip is placed on the inside of the cheek and the GNP-insulin is absorbed into the bloodstream via the mucous membrane of the cheek (i.e. transbuccal application). This mode of administration potentially provides a more convenient, safer and more discrete form of insulin delivery than injections and has the potential to make injections redundant for many patients in the treatment of diabetes.

Despite evidence documenting the benefits of insulin therapy in achieving glycemic control and reducing the risk of long-term diabetes complications, insulin therapy remains underutilized. In 2011-12, Midatech conducted, and successfully completed, a “first-in-man” clinical trial with transbuccal insulin. Midatech is collaborating with two pharmaceutical companies on this product.

A comprehensive pre-clinical program comprising in vivo studies was undertaken between 2008 and 2014. Results of these studies indicated that, although the absorption profile has yet to be fully characterized, GNP-insulin applied to the inner cheek is absorbed into the plasma from the MidaForm™-Insulin-PharmFilm® transbuccal strip. Data suggests that it has a faster onset and shorter duration of action than subcutaneous injection of insulin. Transbuccal insulin provided a dynamic equivalent (absorption into the systemic circulation) of 10% to 30% relative to NovoRapid®, a leading existing injected treatment. No toxic effects were attributed to the GNPs in the toxicology studies, nor were any signs of mutagenicity or genotoxicity detected. The gold was excreted both by the urinary and possibly also the hepato-biliary (liver) route.

Midatech conducted, and successfully completed, the initial “first-in-human” Phase I safety ascending dose study between November 2011 and March 2012. Key conclusions from the study were that there were no drug related safety concerns in the group of 27 healthy volunteers and that a dose of active drug was delivered in humans. Furthermore, the results suggest that conjugated insulin from this prototype MidaForm™-Insulin-PharmFilm® strip enters the bloodstream, and reaches its maximum effect at about 28 minutes on average (versus 40 minutes for NovoRapid®, the active comparator in the study). Data suggest that availability of insulin from the MidaForm™-Insulin-PharmFilm® strip relative to that of NovoRapid® was calculated as 19% to 25%, the ratio of maximum concentration values was 24%, and the total glucose requirement in the study, which is indicative of the potency of the activity administered insulin, with the strip was 55% that of NovoRapid®. In the opinion of Midatech, these results satisfy the likely pharmaceutical threshold requirements. These results, if confirmed in an ongoing Phase IIa study, compare positively with other oral insulin development projects by third parties where insulin doses required are typically higher and bioavailability typically lower. A Phase IIa clinical trial with MidaForm™-Insulin-PharmFilm® in humans with Type 1 diabetes is currently in progress and is due to be completed in late 2015. Pending successful completion thereof and positive results, Midatech will prepare for Phase IIb and potential out-licensing deals. For more information regarding the Phase IIa study, see “Description of Midatech’s Business—Product Candidates—GNP Drug Conjugates: Diabetes—Development Activities” on page 204.

GLP-1

Midatech’s focus on diabetes therapies is also being expanded to another diabetes therapy, GLP-1 conjugated to GNPs. GLP-1 is a hormone which possesses multiple physiological properties that make it an attractive candidate for Type 2 diabetes therapy. GLP-1 increases insulin secretion while inhibiting release of glucagon (a hormone which raises blood glucose concentration) when glucose levels are elevated, thus offering the potential to lower plasma glucose while reducing the likelihood of hypoglycemia (low blood sugar levels).

Midatech is studying a GNP-conjugated transbuccal application of GLP-1 which would obviate the need for injections, thus avoiding issues with absorption, compliance and safety. In addition, combination therapies, combining GLP-1 with insulin or gastric inhibitory polypeptide, or GIP, a hormone which increases insulin secretion, are further potential drug conjugates that could enhance glucose control.

Following an initial in vivo study completed in 2011, Midatech is determining whether to commence a formal GLP-1 pre-clinical program to optimize dosing, construct and formulation and to establish safety and proof of concept ahead of first in man clinical trials.

Further, Midatech has undertaken research on a discrete GLP-1 product using its sustained release technology.

Oncology

Midatech is pursuing improved forms of cancer therapy based on combining chemotherapeutic medicines with tumor-targeting molecules on the same nanoparticle-based conjugate. Midatech has increasingly focused research and development activities on liver, ovarian, pancreatic and brain cancer. The aim is to allow highly toxic drugs to be specifically targeted to, and delivered at, the tumor cells while sparing normal tissue, thereby reducing side effects and enhancing efficacy. At present, four oncology projects (liver, brain, ovarian and skin cancers) are being pursued based on similar principles and using similar chemotherapeutic agents with different targeting agents.

The benefits of Midatech’s GNPs for cancer therapies notably lie in the fact that they solubilize, mobilize, functionalize and stabilize the active therapeutic agents for targeted release at specific organs, cells or sites of disease. Multiple therapeutic and targeting agents or peptides can be attached to a single GNP; and GNPs could specifically target tumor cells due to their preferential take up of certain molecules, such as lactose (hepatocellular carcinoma in liver); albumin and glutamine (pancreatic cancer) and folate (ovarian and other cancers).

The focus of Midatech’s research and development activities in oncology moving forward will likely include a deeper evaluation of tumor targeting, potent therapeutics and cancer immunotherapy.

Midatech is currently undertaking pre-clinical trials of a number of compounds in glioblastoma (brain) and plans to undertake pre-clinical trials in liver and pancreatic cancer in late 2015, with Investigational New Drug, referred to as IND, enabling programs potentially planned for 2016 or 2017. Pending positive results, Midatech anticipates applying for regulatory submission including Treatment IND registration for the treatment of critically ill patients in the United States from 2018 onwards.

Further research and development activities are underway by Midatech in relation to sustained release technology for the treatment of acromegaly, carcinoid syndrome and uveitis.

Neuroscience

Midatech is pursuing development of drug conjugates that can (i) deliver therapeutic biomolecules to the central nervous system across the blood-brain barrier; and (ii) move freely between cells in the brain and sites of disease in the brain. The distinctive properties of GNP drug conjugates are engineered to improve solubility, stability, movement and delivery across brain endothelium (the thin layer of cells that line the interior surface of blood vessels and lymphatic vessels), which contain pore sizes of approximately 20 nm (the hydrodynamic diameter of a GNP is approximately 3.5 nm). These characteristics permit passive and active movement across the BBB and within the brain. In contrast, other larger nanocompounds are generally cleared by the white blood cell defense system, are too large, insoluble or unstable to cross epithelial or endothelial barriers as effectively as GNP nanoconjugates, or are trapped in the endothelium so that only a small proportion transfer to the central nervous system, reducing the effectiveness of the drug.

Target diseases for this platform include multiple sclerosis, Alzheimer’s and Parkinson’s, where GNPs can potentially deliver therapeutic concentrations of agents that do not normally get into the brain. Target therapies include gene therapy, cytokine-treatments, small molecules, and cytotoxic agents. These agents importantly only require low amounts per cell to exert their effect.

In vitro and in vivo work has focused on engineering GNPs and their payloads to cross the blood-brain barrier. In short-term studies, the GNPs have been shown to be safe in humans and animal models and to be non-toxic on human brain endothelium and astrocytes (neurological cells that contiguously tile the entire central nervous system) in vitro. Research to date demonstrates that GNP conjugates can cross the blood-brain barrier effectively in vivo and that GNPs have the potential to carry a therapeutic cargo to the central nervous system, remain relatively stable as they cross the endothelium and then release their cargo/ligand (an ion or neutral molecule that bonds to a central metal atom or ion) once they have crossed. Examination of the stability of the covalently-coated GNPs in reducing conditions corresponding to the liquid found inside biological cells, or cytosol, indicates that they are stable for several hours, whereas transit across the endothelium takes less than 30 minutes. Further development is underway on the stability of bound polypeptides, carrier system and analysis of its transport characteristics in vitro and in vivo.

Sustained Release Technology: Polymer Microspheres

Midatech’s polymer microsphere platform is being developed to enable sustained release delivery solutions for peptide and small-molecule therapeutics, either standalone or bound to GNPs, through precise definition of the properties of polymer microparticles into which compounds or GNPs can be incorporated. Microspheres are small, spherical particles that can be utilized as a time release drug capsule. This addition complements Midatech’s oncology and endocrine franchises as well as the neuroscience-related focus in ophthalmology and uveitis, which is rare medical condition affecting the eye, such rare conditions being known as an “orphan diseases.”

Midatech’s sustained release micro-fluidic technology allows the precise formulation and characterization of the release of drugs over a predefined period, potentially ranging from a number of days to up to three months. The manufacturing technology also allows particles to be engineered with high precision and consistent size, alongside other key characteristics.

Markets of focus for such preparations include oncology, endocrinology and neuroscience, and also ophthalmology. Sustained release programs are underway in:

•	Oncology and Endocrinology—a lead program in acromegaly, an endocrine disorder in which the body produces too much growth hormone, and a second program in carcinoid syndrome, an oncologic disorder of neuro-endocrine tumors; and

•	Ophthalmology—uveitis (inflammation of the eye).

Midatech’s ongoing development program with regard to its sustained release technology is as follows:

•

Acromegaly and Carcinoid Syndrome. Octreotide is an existing, immediate-release injection product used to decrease the production of growth hormone in people suffering acromegaly. It is also the most important form of treatment for carcinoid syndrome that occurs with carcinoid tumors (hormone producing cell tumors in the body). Midatech is looking to develop a sustained release version of this product, called “Q-Octreotide” that will compete with the market leader Sandostatin (marketed by Novartis). This project is undergoing a final formulation optimization process, followed by plans for in vivo studies during 2015, and plans for bio-equivalence human studies starting in 2016. This is expected to then lead to potential filings in 2017 and subsequent product sales in the United States and the European Union in 2018. Midatech will look to partner this program prior to commercialization.

•	Uveitis. Uveitis is an inflammatory process affecting the iris, the ciliary body, the choroid layer or all or part of these structures of the eye. Significant vision loss can occur in up to 35% of children and adults with uveitis and total blindness as a result of uveitis accounts for 10% to 15% of all cases. Cyclosporine is an immunosuppressant compound that is marketed by Allergan for use of chronic dry eye syndromes. Midatech is pursuing in-house development of “Q-Cyclosporin” sustained release treatment for uveitis. This internally funded project is in its formulation phase and is anticipated to reach clinical stage in the second half of 2016.

Factors Affecting Results of Operations

Midatech considers the currency exchange rate between the British pound sterling and Euros and certain other factors affecting the comparability of results of operations between periods as those most likely to influence its financial condition and results of operations.

Currency Exchange Rate

Midatech reports its financial results in British pounds sterling and its cash reserves are also largely denominated in British pounds sterling, however costs from its Spanish operation are denominated in Euros, which subjects Midatech to currency exchange risks. A strong Euro against the British pound sterling would result in these Euros denominated costs needing a greater amount of cash to settle the cost.

During the periods set forth in the Midatech financial statements includes elsewhere in this proxy statement/prospectus, the British pound sterling steadily appreciated against the Euro, such that the Euro is now close to a historic low; however, a strengthening Euro would result in higher British pound sterling equivalent costs being charged to the consolidated financial statements. Certain other costs are denominated in other currencies, however, these are not considered material. At this time, Midatech does not consider the exposure sufficient to utilize derivatives to manage the forward exchange risk.

Initial Public Offering

Midatech’s financial and operating data for the periods ending December 31, 2014 and 2013 is not fully comparable due to the impact of Midatech’s initial public offering and the costs associated with such transaction.

DARA Transaction

Midatech’s financial and operating data for the six months ending June 30, 2015 and 2014 is not fully comparable due to the impact of Midatech’s proposed acquisition of DARA, work associated with the registration of the Midatech ordinary shares issuable in the merger with the SEC and the proposed listing of the Midatech Depositary Shares on NASDAQ and registration with the SEC, and the costs associated with these transactions.

Business Restructuring

Midatech’s financial and operating data for the periods ending December 31, 2014 and 2013 and for the six months ending June 30, 2015 and 2014 are not fully comparable due to the impact of a significant restructuring of Midatech’s operations during 2014. This saw a number of changes to headcount and organizational structure, as well as exceptional costs associated with the reorganization.

Components of Income Statement Items

Operating Expenses

Midatech classifies its operating expenses into two categories: research and development and general and administration. These categories correspond to different functional areas within Midatech.

Midatech’s operating expenses primarily consist of personnel costs, contract research and development costs, professional service fees and depreciation. Personnel costs for each category of operating expenses include salaries, bonuses, social security, health insurance, other employee benefits and share-based compensation for personnel in that category. Midatech allocates share-based compensation expense resulting from the amortization of the fair value of options. Central overheads, such as rent, computer and other technology costs, are not allocated out to departments.

Research and development cost. Research and development costs consist of cost that are directly attributable to Midatech’s research and development programs associated with the products described above, including the cost of operating the Spanish manufacturing facility, which produces material exclusively for pre-clinical and clinical studies. This includes costs of third party CROs, research specialist professional services providers, chemicals and other consumables used in the research and manufacturing process, and payroll costs of staff directly assigned to the research and manufacturing operations.

Administrative costs. All other costs are classified as administrative costs. These primarily consist of personnel costs for our executive, finance, corporate development and administrative personnel, as well as legal, accounting and other professional service fees, other corporate expenses, merger and acquisition costs and initial public offering costs that are charged to the profit and loss account and depreciation and amortization. Midatech expects administrative costs to increase in 2015 to reflect the costs associated with the proposed acquisition of DARA, including filings with the SEC and NASDAQ.

Finance Expense

Finance expenses include all interest payable on borrowings and loan instruments. In 2014, this included charges in respect of loan notes issued by Q Chip that were converted into equity as part of the acquisition by Midatech. Also included is interest chargeable on loans provided by Spanish governmental agencies to fund the construction and subsequent upgrade to Midatech’s Spanish manufacturing facility. In 2013, finance expenses also included interest chargeable on preference shares in Midatech Limited that have since been cancelled or converted into ordinary shares. Interest on these preference shares ceased to accrue in December 2013.

Taxation

Taxation represents tax credits receivable by Group companies in respect of qualifying research and development costs incurred and a non-material amount of income tax payable by a non-UK subsidiary.

Results of Operations

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

The following table summarizes Midatech’s consolidated results of operations for the six month periods ended June 30, 2015 and 2014:

	Six Months Ended June 30,
	2015	2014
	(£ in thousands)
Revenue	324	36
Research and development expenditure	(1,822)	(1,260)
Administrative costs	(3,768)	(1,862)

Loss from operations	(5,266)	(3,086)
Finance income	28	2
Finance expense	(12)	(90)

Loss before tax	(5,250)	(3,174)
Taxation	356	376

Loss after tax attributable to the owners of the parent	(4,894)	(2,798)

Revenue. For the six months ended June 30, 2015, Midatech generated consolidated revenues of £0.32 million, as compared to £0.04 million in 2014, an increase of 800%.

Revenue for 2015 and 2014 was generated from research collaborations with third party pharmaceutical and biotech organizations, as well as from income from milestone based grants; however, revenue for the six months ended June 30, 2015 included the activities of the Q Chip business, which was acquired in December 2014.

Research and Development Expenditure. Midatech incurred research and development costs of £1.82 million in the six month period ended June 30, 2015, as opposed to £1.26 million in the corresponding period in 2014, an increase of £0.56 million, or 44.4%. As noted above, activities undertaken during 2014 were largely focused on the development of oral insulin therapy, whereas work in 2015 has covered a much wider range of therapeutic areas in line with Midatech’s overall strategy, including Midatech’s oncology programs and pre-clinical studies for both the Q-Octreotide and Q-Cyclosporin sustained release programs.

Administrative costs. For the six months ended June 30, 2015, Midatech’s administrative costs were £3.77 million, as opposed to £1.86 million in 2014, an increase of £1.91 million, or 102.7%, primarily as a result of:

•	the addition of £0.59 million of costs associated with the Q Chip business;

•	the incurrence of professional fees and other costs of £0.67 million in connection with Midatech’s proposed acquisition of DARA, including the preparation and filing of this Registration Statement on Form F-4 and a Registration Statement on Form F-6 with the SEC and an application to list the Midatech Depositary Shares on NASDAQ;

•	additional costs associated with the opening of new, combined head office and laboratory facilities in Abingdon, England, and the closure of the previous head office and separate laboratory facilities; and

•	increased Board of Directors and regulatory costs associated with the change from private to public ownership following Midatech’s initial public offering and listing on AIM in December 2014.

Finance expense. Finance expenses of £0.01 million were charged in the six months ended June 30, 2015, as compared to £0.09 million in the same period in 2014, a decrease of £0.08 million, or 86.7%, due to a reduction in interest bearing borrowings.

Taxation. The estimated amount receivable in tax credits from HM Revenue and Customs for the six month period ended June 30, 2015 was £0.36 million, as compared to £0.38 million for the same period in 2014, a decrease of £0.02 million, or 5.3%. As this is just an estimate, Midatech will not know the actual amount until after December 31, 2015.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

The following table summarizes Midatech’s consolidated results of operations for the years ended December 31, 2013 and 2014:

	Year Ended December 31,
	2014	2013
	(£ in thousands)
Revenue	157	147
Research and development expenditure	(5,439)	(2,840)
Administrative costs	(4,665)	(1,806)

Loss from operations	(9,947)	(4,499)
Finance income	8	1
Finance expense	(161)	(385)

Loss before tax	(10,100)	(4,883)
Taxation	1,018	799

Loss after tax attributable to the owners of the parent	(9,082)	(4,084)

Revenue. For the year ended December 31, 2014, Midatech generated consolidated revenues of £0.16 million, as compared to £0.15 million in 2013, an increase of 6.8%.

Revenue for 2014 and 2013 was generated from research collaborations with third party pharmaceutical and biotech organizations and income from milestone based grants.

Research and Development Expenditure. Midatech incurred research and development costs of £5.44 million in 2014, as opposed to £2.84 million in 2013, an increase of £2.56 million, or 91.5%, primarily due to the impairment of £1.8 million of IPRD as a result of the curtailment of one of Q Chip’s contracts and due to pre-clinical and toxilogical testing and preparation for Midatech’s clinical Phase II studies that commenced in 2015. Activities undertaken during 2014 were largely focused on the development of the oral insulin therapy enabling needle-free insulin delivery, which was developed via its joint venture with MonoSol RX LLC.

Administrative costs. For the year ended December 31, 2014, Midatech’s administrative costs were £4.67 million, as opposed to £1.81 million in 2013, an increase of £2.86 million, or 158%, primarily as a result of:

•	the incurrence of professional fees and other costs of £1.05 million in connection with Midatech’s initial public offering and admission onto AIM;

•	the acquisition of Q Chip and related professional fees of £0.17 million; and

•	an increase in the average number of staff employed by 9 to 38, as opposed to 29 in 2013, and the associated increase in payroll costs of £0.73 million to £3.07 million in the aggregate, as opposed to £2.34 million in the aggregate in 2013 (which includes 23 days of Q Chip’s payroll costs).

Finance expense. Finance expenses of £0.16 million were charged in 2014, as compared to £0.39 million in 2013, a decrease of £0.23 million, or 59.0%, primarily due to the cessation of an accrual of share interest on Midatech Limited’s preference shares in December 2013. The charge in 2013 represented interest charged on loans from Spanish governmental agencies to Midatech Pharma España SL and interest on preference share equity in Midatech Limited.

Taxation. Midatech is a recipient of tax credits from HM Revenue and Customs in respect of certain qualifying research and development expenditures. The amount receivable in 2014 was £0.84 million, as compared to £0.80 million in 2013.

Exchange Losses/Gains Arising on Translation of Foreign Operations. Exchange losses of £151,000 were charged in 2014, as compared to a £5,000 gain in 2013. This change of £156,000 was due to adverse movements of the British pound sterling against the Euro exchange rate, creating a loss on translation of intercompany accounts between the Midatech group members.

Liquidity and Capital Resources

Overview

From its inception, Midatech’s operations have been financed primarily from the net proceeds of private share placings and, in December 2014, from its initial public offering and associated listing on AIM which raised £32.0 million, before costs and expenses.

The Midatech group does not yet have any products in the market and its revenue is derived from ad hoc research collaborations with partner organizations and grant income. The Midatech group has yet to generate a profit and, excluding share issues, cash flows have been consistently negative from the date of incorporation.

Midatech’s commercialization strategy is ultimately targeting revenue from product sales, however this is not expected to materialize until approximately 2017, at the earliest. In the interim, revenue is expected to continue to come from research collaborations and grants, but also may include possible revenue generation from product royalty deals and licenses; however, this is likely to be irregular in both amount and timing. Midatech is subject to all of the risks incident in the development of new biopharmaceutical products, and it may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect its business.

The Midatech group has incurred significant net losses and has had negative cash flows from operations during each period from inception through June 30, 2015, and had an accumulated deficit of £34.0 million at June 30, 2015 and £29.2 million at December 31, 2014. Management expects operating losses and negative cash flows to continue through the second half of 2015 and for the foreseeable future. In the event that current cash reserves are found to be insufficient to achieve breakeven then additional funding will have to be obtained, which may include public or private equity or debt offerings. Additional capital may not be available on reasonable terms, if at all. If Midatech is unable to raise additional capital in sufficient amounts or on terms acceptable to it, it may have to significantly delay, scale back or discontinue the development or commercialization of its product candidates or its acquisition strategy. If Midatech raises additional funds through the issuance of additional debt or equity securities, it could result in dilution to Midatech’s existing stockholders, increased fixed payment obligations and these securities may have rights senior to those of Midatech’s ordinary shares (including the Midatech Depositary Shares) and could contain covenants that would restrict Midatech’s operations and potentially impair its competitiveness, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact its ability to conduct its business. Any of these events could significantly harm Midatech’s business, financial condition and prospects.

Cash Flows

The following table presents a summary of the primary sources and uses of cash for the six months ended June 30, 2015 and 2014 and years ended December 31, 2014 and 2013:

	Six months ended June 30,		Year ended December 31,
	2015	2014	2014	2013
	(£’s in thousands)		(£’s in thousands)
Cash used in operating activities	(5,307)	(1,805)	(5,455)	(4,436)
Cash used in investing activities	(733)	(238)	(907)	(50)
Cash provided by financing activities	58	1,524	34,300	6,740

Net (decrease) increase in cash and equivalents	(5,982)	(519)	27,938	2,254

Operating Activities

Cash flows from Operating Activities before Changes in Working Capital. Net cash outflow from operating activities before changes in working capital was £4.98 million in the first six months of 2015, as opposed to £2.92 million during the same period in 2014. This increased cash outflow of £2.06 million, or 70.5%, is primarily a result of the increased expenditures during the period, including the costs of the Q Chip operation and the activities relating to the potential DARA acquisition.

Net cash outflow from operating activities before changes in working capital was £7.48 million for the year ended in 2014, as opposed to £4.25 million in 2013. This increased cash outflow of £3.23 million is primarily a result of the increased expenditures during the year, including the costs of Midatech’s initial public offering.

Working Capital. The following table sets forth Midatech’s working capital for the six months ended June 30, 2015 and the years ended December 31, 2014 and 2013:

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013
	(£’s in thousands)		(£’s in thousands)
Current Assets	26,832	2,644	31,628	4,095
Current Liabilities	3,376	2,110	2,832	2,295

Working Capital	23,456	534	28,796	1,800

At June 30, 2015, the Midatech group had cash reserves of £24.34 million. Midatech believes that its existing cash and cash equivalents will be sufficient to fund its cash flow requirements through at least the next twelve months. Midatech believes that it will eventually generate sufficient income from royalties, license deals and product revenue to become self-funding. Midatech believes that the funds raised will assist in its development by:

•	providing resources to accelerate research and development on Midatech’s target products and key collaborations, and to further develop its technology platforms;

•	enhancing Midatech’s profile among current and prospective partners, suppliers and customers;

•	providing the potential to access capital to fund Midatech’s future growth and support further any potential expansion plans;

•	providing a platform for potential further acquisitions of companies, products and intellectual property; and

•	providing opportunities for Midatech to attract, retain and incentivize high caliber employees.

Midatech’s forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the timing of clinical trials. Midatech has based this estimate on assumptions that may prove to be wrong, and it could utilize its available capital resources sooner than it currently expects. If Midatech lacks sufficient capital to expand its operations or otherwise capitalize on its business opportunities, its business, financial condition and results of operations could be materially adversely affected.

Taxes Received. Research and development tax credits of £0.80 million, relating to the year ended December 31, 2013, were received in the six month period ending June 30, 2014, however the equivalent receivable, relating to claims for 2014, was still outstanding as at June 30, 2015. Research and development tax credits of £0.80 million were received in 2014, as opposed to £0.59 million in 2013. This related to claims submitted in the prior financial year.

Investing Activities

Purchase of property, plant and equipment of £0.73 million occurred in the first six months of 2015, compared to £0.24 million in the first six months of 2014. This was related to the opening of new, combined head office and laboratory facilities in Abingdon, England, further investment into the Midatech group’s manufacturing facility in Bilbao, Spain, and the purchase of new equipment for the Cardiff facility working on Midatech’s sustained release programs.

Purchase of property, plant and equipment. Purchase of property, plant and equipment of £1.03 million occurred in for the year ended December 31, 2014, as opposed to £0.05 million in the prior year, as the Midatech group continued to invest in its research and development and manufacturing capabilities. Of the increased expenditure of £0.95 million, £0.79 million was spent upgrading Midatech’s Spanish manufacturing facility, making it capable of sterile manufacture, necessary for use in planned human clinical studies. Midatech views this as an important development as its research and development programs begin human clinical trials.

Cash Equivalents Acquired with Subsidiary

As part of the Q Chip acquisition, Midatech acquired £115,000 in cash in 2014, as opposed to no such acquisition in 2013.

Financing Activities

Repayment of Borrowings. In 2014, Midatech repaid borrowings of £346,000, as opposed to £200,000 in 2013, relating to loans received from Spanish governmental agencies used to fund the acquisition of, and fit-out of, Midatech’s Spanish manufacturing facility.

Issue of Convertible Debt. There was no issue of convertible debt in 2014, however £1.25 million was raised in 2013 from the issue of convertible debt. This related to convertible loan notes issued in the early part of 2013 that were converted into equity in the latter part of the year.

Loan Finance Raised. In the six months ending June 30, 2015, Midatech, through its Spanish subsidiary, raised £0.10 million in a tranche of loan finance from Spanish governmental agencies to fund the purchase of equipment used in the sterile upgrade of its manufacturing facility. There was no corresponding amount for the same period in 2014.

In 2014, Midatech, through its Spanish subsidiary, raised £890,000 in further tranches of loan finance from Spanish governmental agencies to fund the purchase of equipment used in the sterile upgrade of the manufacturing facility. There was no corresponding amount for 2013.

Shares Issued Net of Costs. Midatech did not issue any shares in the first half of 2015; however Midatech undertook a rights issue between May and July 2014 which resulted in net cash inflows of £1.60 million in the first half of 2014.

Midatech raised £33.85 million, as opposed to £5.80 million in 2013, in cash, largely from two share placings during the year.

The first share placing was a rights issue undertaken between May and July 2014 that raised £3.1 million, net of costs and expenses. The second was the placing of shares through the initial public offering and admission to AIM, which raised £29.8 million, net of costs and expenses. The balance of funds raised of £1.0 million was raised through the redemption of a preference share liability that was immediately reinvested in new Midatech ordinary shares.

Cash and Cash Equivalents at Year End

Cash decreased in the six month period ending June 30, 2015 by £5.98 million, compared to a decrease of £0.52 million in the corresponding period in 2014. As at June 30, 2015 Midatech had cash and cash equivalents of £24.34 million compared to £1.87 million as at June 30, 2014.

The cash raised from the initial public offering is the primary reason for the net cash inflow for the year ended December 31, 2014, of £27.94 million, as opposed to inflow of £2.25 million in 2013, and the year-end cash balance of £30.33 million, as opposed to £2.39 million in 2013.

Off-Balance Sheet Arrangements

As of and at both June 30, 2015 and December 31, 2014, Midatech did not have any off-balance sheet arrangements as defined in Regulation S-K, Item 303(a)(4)(ii).

Contractual Obligations

The following table summarizes Midatech’s contractual obligations as of December 31, 2014 (in thousands):

	Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(£’s in thousands)
Long-Term Debt Obligations	42	9	19	14	—
Capital Lease Obligations	38	38	—	—	—
Government Research Loans	1,934	485	246	852	351

Total	2,014	532	265	866	351

Long-Term Debt Obligations relates to bank loans secured to fund the purchase of capital equipment used in Midatech’s Spanish manufacturing facility.

Capital Lease Obligations are related to a single finance lease for analytical equipment used in Midatech’s Spanish manufacturing facility.

Government Research Loans relates to five tranches of government loans received by Midatech Pharma España SL for the finance of research, technical innovation and the construction of their laboratory. The loans are term loans which carry sub-market interest rates, and they are repayable over periods through to 2022. The loans carry default interest rates in the event of scheduled repayments not being met. The loans are discounted at a market rate of interest with the credit being classified as a grant within deferred revenue. The deferred grant revenue is released to the consolidated statement of comprehensive income within research and development costs in the period to which the expenditure is recognized.

Critical Accounting Estimates and Judgments

The preparation of Midatech’s consolidated financial statements requires Midatech to make estimates, assumptions and judgments that can have a significant impact on the reported amounts of assets and liabilities, revenue and expenses and related disclosure of contingent assets and liabilities, at the respective dates of its financial statements. Midatech bases its estimates, assumptions and judgments on historical experience and various other factors that it believes to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management evaluates estimates, assumptions and judgments on a regular basis and makes changes accordingly, and discusses critical accounting estimates with the Board of Directors.

The following are considered to be critical accounting policies because they are important to the portrayal of the financial condition or results of operations of the group and they require critical management estimates and judgments about matters that are uncertain.

Business Combinations

Midatech determines and allocates the purchase price of an acquired business to the assets acquired and liabilities assumed as of the business combination date. The purchase price allocation process requires the use of significant estimates and assumptions, including the estimated fair value of the acquired intangible assets.

While Midatech uses its best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the date of acquisition, estimates and assumptions are inherently uncertain and subject to refinement. Examples of critical estimates in valuing certain of the intangible assets the Midatech group have acquired or may acquire in the future include but are not limited to:

•	future expected cash flows from in-process research and development;

•	the fair value of the property, plant and equipment; and

•	discount rates.

Impairment of Goodwill and Intangible Assets Not Yet Ready for Use

Goodwill and intangibles not yet ready for use are tested for impairment at the cash generating unit level on an annual basis at the year end and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a cash generating unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of cash generating units, assignment of assets and liabilities to such units, assignment of goodwill to such units and determination of the fair value of a unit and for intangible assets not yet ready for use the fair value of the asset. The fair value of each cash generating unit or asset is estimated using the income approach, on a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the business, estimation of the useful life over which cash flows will occur and determination of our weighted-average cost of capital. The carrying value of Midatech’s goodwill was £2.3 million and intangibles not yet ready for use was £10.8 million, respectively, as of June 30, 2015 and December 31, 2014.

The estimates used to calculate the fair value of a cash generating unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each such unit. Based on the analysis performed, there was no impairment through June 30, 2015 for goodwill, although there was an impairment of an in-process research and development intangible of £1.8 million in the year ended December 31, 2014, caused by the curtailment of an agreement with a commercial partner subsequent to acquisition. See Note 13 to Midatech’s audited consolidated financial statements for the year ended December 31, 2014 and Note 7 to Midatech’s unaudited consolidated financial statements for the six month period ended June 30, 2015 for more information.

Share-Based Payments

Midatech accounts for share-based payment transactions for employees in accordance with IFRS 2, Share-Based Payment, which requires it to measure the cost of employee services received in exchange for the options on Midatech’s ordinary shares, based on the fair value of the award on the grant date. Midatech selected the Black-Scholes-Merton option pricing model as the most appropriate method for determining the estimated fair value of its share-based awards without market conditions. For performance-based options that include vesting conditions relating to the market performance of its ordinary shares, a Monte Carlo pricing model was used in order to reflect the valuation impact of price hurdles that have to be met as conditions to vesting.

The resulting cost of an equity incentive award is recognized as expense over the requisite service period of the award, which is usually the vesting period. Compensation expense is recognized over the vesting period using the straight-line method and classified in the consolidated statements of comprehensive income.

The assumptions used for estimating fair value for share-based payment transactions are disclosed in Note 26 to Midatech’s audited consolidated financial statements for the year ended December 31, 2014 and are estimated as follows:

•	volatility is estimated based on the average annualized volatility of a number of publicly traded peer companies in the biotech sector;

•	the estimated life of the option is estimated to be until the first exercise period, which is typically the month after the option vests; and

•	the dividend return is estimated by reference to our historical dividend payments. Currently, this is estimated to be zero as no dividend has been paid in the prior periods.

See Note 26 to Midatech’s audited consolidated financial statements for the year ended December 31, 2014 for more information.

Convertible Loan Notes

The convertible loan notes have been split between the debt held under amortized cost and a derivative element held at fair value through profit and loss. This requires calculating the fair value of the derivative instrument using an option pricing model and recognizing separately as a liability at fair value through profit and loss. The derivative is re-measured at each period end and immediately before conversion. The loan element is held at amortized cost.

Income Taxes

Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

In 2014, there were £16.0 million, as opposed to £13.0 million in 2013, of gross unutilized tax losses carried forward. No deferred tax asset has been provided in respect of these losses as there was insufficient evidence to support their recoverability in future periods.

Intangible Asset Recognition

Research and development costs are charged to expense as incurred and are typically made up of salaries and benefits, clinical and preclinical activities, drug development and manufacturing costs, and third-party service fees, including for clinical research organizations and investigative sites. Costs for certain development activities, such as clinical trials, are periodically recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued expenses.

Recently Issued and Adopted Accounting Pronouncements

New Standards and Interpretations Not Yet Adopted

A number of new standards, amendments to standards and interpretations are not effective for 2014 or the first half of 2015 and therefore have not been applied in preparing Midatech’s financial statements. The effective dates shown are for periods commencing on the date quoted.

Midatech has considered the below new standards, interpretations and amendments to published standards that are not yet effective (or, in the case of the Amendments to IAS 19, where the requirement for additional disclosure is not relevant to the interim financial statements) and concluded that they are either not relevant to the Midatech group or unlikely to have a significant impact on its financial statements, apart from additional disclosures.

•	Defined Benefit Plans: Employee Contributions: Amendments to IAS 19 (effective for periods beginning on or after July 1, 2014;

•	Accounting for Acquisitions of Interests in Joint Operations: Amendments to IFRS 11 (effective January 1, 2016);

•	Clarification of Acceptable Methods of Depreciation and Amortization: Amendments to IAS 16 and IAS 38 (effective January 1, 2016);

•	Equity Method in Separate Financial Statements (Amendments to IAS 27) (effective January 1, 2016);

•	Sale or contribution of assets between an investor and its associate or joint venture (Amendments to IFRS 10 and IAS 28) (effective January 1, 2016);

•	Disclosure Initiative: Amendments to IAS 1 (effective January 1, 2016);

•	Annual improvements to IFRSs.

Midatech has not completed the process of evaluating the impact that will result from adopting IFRS 9, Financial Instruments (effective January 1, 2018) and IFRS 15, Revenue from Contracts with Customers (effective January 1, 2017). Midatech is therefore unable to disclose the impact that adopting IFRS 9, Financial Instruments and IFRS 15, Revenue from Contracts with Customers will have on its financial position and the results of operations when such standards are adopted.

Quantitative and Qualitative Disclosures about Market Risk

Midatech is exposed to a variety of financial risks, including, but not limited to, market risk (including foreign exchange and interest rate risks), credit risks, and liquidity risks. Midatech’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on its financial performance.

Credit Risk

Credit risk is the risk of financial loss to the Midatech group if a development partner or counterparty to a financial instrument fails to meet its contractual obligations. Midatech is mainly exposed to credit risk from amounts due from collaborative partners which is deemed to be low.

Credit risk also arises from cash and cash equivalents and deposits with banks and financial institutions. For banks and financial institutions, only independently rated parties with high credit status are accepted.

The Midatech group does not enter into derivatives to manage credit risk.

The total exposure to credit risk of the Midatech group is equal to the total value of the financial assets held at year end.

Cash in Bank

The Midatech group is continually reviewing the credit risk associated with holding money on deposit in banks and seeks to mitigate this risk by holding deposits with banks with high credit status.

Fair Value and Cash Flow Interest Rate Risk

Midatech is not significantly exposed to cash flow interest rate risk from short term and long-term borrowings at variable rate as the majority of borrowings, with the exception of finance leases are held on fixed rates.

Midatech has minimal exposure to interest rate risk as it has had minimal borrowings on variable rates and immaterial levels of interest paid and received on their variable rate loans.

Midatech’s exposure to fair value interest rate risk is also considered to be immaterial.

Foreign Exchange Risk

Foreign exchange risk arises because the Midatech group has a material operation located in Bilbao, Spain, whose functional currency is not the same as the functional currency of Midatech. Midatech’s net assets arising from such overseas operations are exposed to currency risk resulting in gains or losses on retranslation into British pounds sterling. Given the levels of materiality, the Midatech group does not hedge its net investments in overseas operations as the cost of doing so is disproportionate to the exposure.

Foreign exchange risk also arises when individual Midatech entities enter into transactions denominated in a currency other than their functional currency; Midatech‘s transactions outside the United Kingdom to the U.S. and Europe drive foreign exchange movements where suppliers invoice in currency other than British pounds sterling. These transactions are not hedged because the cost of doing so is disproportionate to the risk.

As of June 30, 2015 and 2014 and December 31, 2014 and 2013, the Midatech group’s exposure to foreign exchange risk was not considered material.

Liquidity Risk

Liquidity risk arises from Midatech’s management of working capital. It is the risk that Midatech will encounter difficulty in meeting its financial obligations as they fall due.

It is Midatech’s aim to settle balances as they become due.

The Midatech group’s current financial position following its initial public offering in December 2014 is such that it does not consider there to be a short term liquidity risk, however it will continue to monitor long term cash projections in light of Midatech’s development plan and will consider raising funds as required to fund long term development projects. Development expenditure can be curtailed as necessary to preserve liquidity.

DESCRIPTION OF MIDATECH’S BUSINESS

Business Overview

Midatech is a specialty pharmaceutical company focused on the development and commercialization of multiple therapeutic products, using its nanomedicine and sustained release technologies, to enhance the delivery of medicines in major diseases with high unmet medical needs. These diseases include diabetes, certain cancers such as liver, ovarian and brain (glioblastoma) and neurological/ophthalmologic conditions, most of which have multimillion or multibillion dollar markets. Midatech’s two platform technologies are designed to enable targeted delivery and sustained release of existing therapeutic drugs to the “right place” at the “right time.”

Midatech’s core technology platform is based on a patented form of gold nanoparticles, referred to as GNPs, that are developed to improve key parameters of existing and new drugs. GNPs target individual cell types with specific targeting agents and deliver a therapeutic payload in the cell, while ensuring this can be achieved safely. Midatech believes that GNP technology represents the latest generation of nanomedicine and a fast growing sector within the nanomedicine market with demonstrated safety in the clinic to date.

Midatech’s secondary platform of sustained release technology (acquired through its acquisition of Q Chip Limited, a company incorporated under the laws of England and Wales, referred to as Q Chip, in 2014, and since renamed Midatech Pharma (Wales) Limited) involves the consistent and precise encapsulation of active drug compounds within polymer microspheres. The microspheres are designed to release the active drug compound into the body in a highly controlled manner over a prolonged period of time, from a number of weeks to three months and potentially longer. Midatech believes that sustained release technology provides the added capacity to sustain the optimal range of drug concentrations, which has wide medical applicability with diverse pharmaceutically active molecules.

Midatech is collaborating with a number of universities, specialty and major pharmaceutical companies to develop its platform technologies into a broad number of products in order to achieve a range of potential revenue opportunities within priority therapeutic areas. Collaboration partners include several pharmaceutical and biotechnology companies and the Dana-Faber Cancer Institute (an affiliate of Harvard Medical School). Furthermore, Midatech has a joint venture with MonoSol Rx LLC, referred to as MonoSol, a U.S. based company specializing in the development and commercialization of oral dissolvable film technology, to develop and commercialize transbuccal delivery, which means the delivery administered through the cheek, of insulin for diabetic patients using insulin conjugated GNPs formulated into dissolvable, oral film strips.

Midatech has developed a strong intellectual property base and has a wide intellectual property portfolio of granted patents, applications in process, and patent families (a set of patents to protect a single invention in various countries, referred to as Patent Families) covering a range of diverse technologies. See the table set forth in “—Intellectual Property—Patent Families” beginning on page 215 for more information.

Midatech also operates an in-house state-of-the-art nanoparticle manufacturing facility, based in Bilbao, Spain, which Midatech believes is the first licensed active pharmaceutical ingredient, referred to as API, current Good Manufacturing Practice, referred to as cGMP, facility of its kind in Europe. The facility underwent an approximately €800,000 upgrade that was completed in September 2014 to enable the production of sterile material for use in human clinical trials and initial phase manufacturing of licensed products. Furthermore, a consortium led by Midatech has been awarded a €7.9 million Horizon 2020 European Union grant (payable in installments) to fund the manufacturing scale-up of clinical-grade therapeutics based on Midatech’s GNP technology, for use in clinical trials and in preparation for commercial production.

Midatech’s revenue is currently entirely comprised of milestone income from research and development contracts and grants. Milestone income is recognized as revenue in the accounting period in which the milestones are achieved. To date, modest revenues have meant that no meaningful geographic segmentation can be drawn from the revenues achieved during each period shown below.

(£’s in thousands)	Six Months Ended June 30, 2015	Year ended December 31, 2014	Year ended December 31, 2013
Revenue	324	157	147

Midatech’s principal executive offices are located at 65 Innovation Drive, Milton Park, Abingdon, Oxfordshire, United Kingdom OX14 4RQ and its telephone number is +44 (0)1235 841 575. Midatech’s corporate website is located at www.midatechpharma.com. Information contained on Midatech’s website is not part of, or incorporated in, this proxy statement/prospectus. Midatech’s authorized representative in the United States is Donald J. Puglisi of Puglisi & Associates. Midatech’s agent for service in the United States is CT Corporation System. Midatech completed an in initial public offering in the United Kingdom on December 8, 2014 and its ordinary shares are traded on AIM, a market operated by the London Stock Exchange plc, under the symbol “MTPH.”

History and Development

Overview

Midatech was originally formed as a limited liability company under the laws of England and Wales in 2000 under the name Midatech Limited. Midatech Limited acquired the base nanoparticle technology through an assignment of worldwide commercialization rights and joint ownership of patent rights from the Consejo Superior de Investigaciones Cientificas, or CSIC, in Madrid, Spain. Midatech Limited subsequently advanced and developed this GNP platform technology to enhance the delivery of medicines in major therapeutic indications where clinical therapeutic options are limited, including diabetes and certain cancers such as liver, ovarian and brain (glioblastoma).

In 2011, Midatech Limited entered into a research and development joint venture with MonoSol to form MidaSol Therapeutics. The joint venture is developing a novel transbuccal delivery of insulin product by incorporating Midatech’s patented GNPs into MonoSol’s oral film. Subject to certain specified circumstances, Midatech is entitled to 50% of the economic interest in the joint venture. This product is currently in Phase IIa clinical trials.

In addition to the MidaSol Therapeutics joint venture, Midatech is collaborating with universities, several pharmaceutical and biotechnology companies and the Dana-Faber Cancer Institute (an affiliate of Harvard Medical School), in addition to two major U.S. pharmaceutical companies and one European specialty pharmaceutical company.

Midatech Pharma PLC was incorporated on September 12, 2014 under the laws of England and Wales to be the holding company of Midatech Limited and Q Chip Limited. On December 8, 2014, Midatech completed its initial public offering of its ordinary shares on AIM.

On December 8, 2014, Midatech acquired Q Chip and its subsidiaries in exchange for 5,376,746 Midatech ordinary shares of Midatech. Founded in 2003 with the acquisition of core intellectual property around micro-fluidics from Cardiff University, Q Chip develops a complementary technology and products that allow sustained release of substances over extended periods of time. As well as developing products in its own right, Midatech considers that this technology will provide a platform to incorporate Midatech’s GNP compounds for sustained and extended release. Q Chip has subsequently been renamed Midatech Pharma (Wales) Limited.

Organizational Structure

The overall structure of Midatech is set forth below:

Midatech Pharma PLC is the holding company for Midatech’s consolidated group. Midatech Limited, based in Oxfordshire, United Kingdom, is the operating company for research and development of GNP conjugate products and also holds all the intellectual property in relation to GNPs. Midatech Pharma España SL (formerly named Midatech Biogune), based in Bilbao, Spain, is Midatech’s manufacturing subsidiary, also undertaking research and pre-clinical activities. MidaSol Therapeutics GP is a non-trading joint venture between Midatech and MonoSol for the development and commercialization of oral dissolvable film technology (operations are carried out by the partners on behalf of the joint venture). Midatech Pharma (Wales) Limited, formerly Q Chip, is the operational entity for Midatech’s sustained release technology and related intellectual property. OpsiRx Pharmaceuticals Limited and OpsiRx Holdings Limited are non-trading subsidiaries.

The Syntara LLC joint venture, Pharmida AG, Midatech Andalucia SL, Cura Vaccines and Q Chip BV are now either dormant companies or in the process of being wound-down. With regard to Syntara LLC, the percentage ownership of the entity is determined by reference to the partnership agreement and varies from time to time depending on capital committed. While 50% is the economic interest, Midatech can currently direct 49% of the voting rights through its subsidiaries.

Competitive Strengths

Midatech’s strengths include the following:

•	Rich science base.

•	Unlike single product biotechnology companies, Midatech has developed two platform technologies, each with broad application in healthcare that it believes creates value from multiple potential revenue opportunities within priority therapeutic areas.

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Midatech has developed a pioneering nanoparticle-based drug conjugate delivery system comprising of carbohydrate coated GNPs combined with existing drugs and relevant peptides that can impart new properties that solubilize, mobilize, functionalize and stabilize the agents for targeted release at specific organs, cells or sites of disease. Midatech’s research data to date suggests that the nanoparticles are configurable, biocompatible, non-immunogenic and excreted through the kidneys. Midatech believes that it has a first mover advantage in GNPs which has enabled it to focus on a broad number of therapeutic areas through the development of patentable new chemical entities, referred to as NCEs, and/or using GNPs as carriers for existing medications.

•	Through its Midatech Pharma (Wales) Limited subsidiary, formerly Q Chip, Midatech has developed a polymer-based sustained delivery system that produces mono-dispersed nanoparticles that can be customized to degrade in a predicable fashion. The technology is compatible with small molecules, peptides, oligonucleotides (which are short nucleic acid polymers used in research, genetic testing and forensics) and small proteins.

•	Strong intellectual property base. Midatech has developed a strong intellectual property base, comprising of patents, “know-how” and trade secrets, to maximize innovation, protection and commercial success. Midatech has a wide intellectual property portfolio of granted patents, applications in process and Patent Families covering major world markets, owned solely by Midatech, co-owned with others or in-licensed. The core patent family in relation to GNP expires in 2021, and later-filed applications and patents provide additional patent life for key products up to 2031 and beyond. Granted claims include composition of matter, method of manufacture and use (including both therapeutic and non-life science use) of noble metal core glyconanoparticles. The sustained release technology intellectual property relates to methods for making solid polymer beads, using a piezoelectric-based device and apparatus, and a bead harvester for manufacturing and scale up activities.

•	Manufacturing strength and autonomy. Midatech operates an in-house nanoparticle manufacturing facility, which it believes is the first licensed nanoconjugate ARI cGMP facility of its kind in Europe. This state-of-the-art facility, based in Bilbao, Spain, aids in the rapid execution of projects, control of manufacturing quality and supply of all aspects of Midatech’s GNP platform, thus avoiding reliance on external manufacturing partners. The site has capacity for manufacturing sufficient materials for clinical trials and is licensed by the Spanish Medicines Agency for European compliance. The process is engineered to be easily scalable so capacity can be expanded quickly if needed for larger trials and potential subsequent sales. An approximately €800,000 upgrade of the facility was completed in September 2014. In December 2014, a consortium, NanoFacturing, led by Midatech Pharma España SL, was awarded a €7.9 million (payable in installments) Horizon 2020 European Union grant (€3.4 million direct to Midatech). The grant is being used to fund the manufacturing scale-up of clinical-grade therapeutics based on Midatech’s patent protected gold glycan coated nanoparticle drug conjugate technology for use in clinical trials and in preparation for commercial production. Midatech considers the facility to be a key asset, core to both its success and competitive advantage. Midatech is also able to leverage this facility to manufacture for other non-competing nanomedicine businesses, representing additional revenue generating opportunities.

•	Therapeutic focus. Midatech is developing innovative therapies utilizing its broadly applicable drug platforms for significant medical disorders with few or no existing clinical therapeutic options. As such, Midatech believes that the its therapies have the potential to be transformative for patients and their families as first or second therapies for disease treatment, and can yield high returns for these rare or significant indications. Furthermore, the nature of the unmet need is such that authorities often encourage an accelerated and more flexible regulatory pathway. They can therefore require a comparatively smaller investment, shorter time to market, and thus development can potentially be kept in-house without the requirement to partner with large pharmaceutical groups.

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Experienced management team. Midatech’s management team has significant experience in the specialty pharmaceutical industry and of managing high growth companies. Midatech’s management team comprises seasoned industry entrepreneurs, executives and scientists, and Midatech believes that the team is capable of executing a major value proposition in the specialty pharma field. In particular,

Dr. Jim Phillips, Midatech’s Chief Executive Officer, has held senior positions at Johnson & Johnson (NASDAQ: JNJ) and Novartis International AG (NYSE:NVS; SIX: NOVN.VX), directorships of a number of private and public pharmaceutical companies and has a strong background of business development and mergers and acquisitions. Rolf Stahel, Midatech’s Non-Executive Chairman, has approximately 40 years of experience in the pharmaceutical industry, gained significantly at Wellcome plc and as chief executive officer of Shire PLC between 1994 and 2003.

Midatech’s Strategy

Midatech’s business and commercialization strategy is based on maturing its technology platforms with a clear focus on its key therapeutic areas of oncology, endocrinology and neuroscience (including ophthalmology), along with strategic late stage product focused acquisitions. Together, these are expected to drive a commercial pipeline of products with improved essential parameters, over and above the currently marketed source compound, including safety, tolerability, efficacy and compliance profiles. Midatech believes that its management team has significant industry and technical experience and is highly capable of and committed to building the value of Midatech.

Midatech’s business model has three components:

•	Own products. Development and commercialization of products is done in-house without engaging partners to support the product. This applies particularly to oncology applications.

•	Partner Products. Development and commercialization of Midatech’s partner-supported and licensed products, principally in diabetes, ophthalmology and neuroscience.

•	Acquisitions. Of later stage, strategic opportunities with complementary focused portfolios; or complementary technologies that are synergistic to that of Midatech, accelerate revenue, and are value accretive.

Midatech also aims to expand its vertical integration by leveraging its integrated manufacturing capabilities.

Midatech’s commercialization strategy intends to build a long term, profitable and commercially focused enterprise with revenues generated as follows:

•	Research and development collaborations. In the near term, revenues are anticipated to be driven by collaborations such as those that currently exist and with new potential customers using Midatech’s technologies to address their pharmaceutical challenges.

•	Partner licensing and royalty deals. In the period from 2015 to 2018, revenue growth is anticipated to be aligned with licensing transactions from those partnerships outlined herein, as well as new potential partnerships, with possible product royalties realized from 2016 to 2017.

•	Own products commercialization. In the third stage of Midatech’s evolution, expected to be from 2018-2019, Midatech’s own products are anticipated to reach market in the specialized orphan sector, and a commercial sales organization to be deployed initially in the United States and then in Europe to drive sales and revenue growth from Midatech’s own product launches.

•	Acquisitional. In support of and in addition to above, Midatech may from time to time seek value accretive and synergistic target companies and portfolios that would accelerate its own product recurring revenues and profitability via products in market.

In diabetes, Midatech, alongside its MidaSol Therapeutics joint venture partner MonoSol, is currently undertaking a Phase IIa clinical trial with MidaForm™-Insulin-PharmFilm® in humans with Type 1 diabetes. Pending successful completion thereof and positive results, Midatech will prepare for Phase IIb and potential outlicensing deals. Midatech would seek revenues from an initial upfront payment, license payments, manufacturing fees and royalties. A similar approach is anticipated with other Midatech diabetes products such as GLP-1 when appropriate.

In oncology, Midatech believes that it has the opportunity to roll out its own commercial capabilities in the U.S. and Europe around the market entry of its orphan oncology program products. Midatech believes that the acquisition of DARA will accelerate its progress towards achieving this objective. These products require small, dedicated medical liaison teams rather than full pharmaceutical sales forces. Midatech will also look for further in-licensing acquisition opportunities to grow revenues in this sector.

In neuroscience/ophthalmology, commercialization will focus on products for the treatment of uveitis and other conditions of the eye, Parkinson’s disease, Alzheimer’s disease and multiple sclerosis. Midatech aims to achieve this through partnerships with leading specialty pharmaceutical companies and academic institutions, where Midatech would seek to earn license payments, manufacturing revenue and royalties.

As reference, the following provides a description of the different phases of clinical trials, as used herein:

•	Phase I clinical trials involve the assessment of the safety, pharmacodynamics and pharmacokinetics of a drug candidate in a small group of human subject (typically 20 to 100 patients).

•	Phase Ia is a Phase I single ascending dose study, where a small number of participants receive a single dose, before ascending to the next dose once safety is determined.

•	Phase Ib is a Phase I multiple ascending dose study, where a number of participants receive multiple low doses before escalating the dose for further groups to a predetermined level.

•	Phase II clinical trials involve the assessment in patients of a drug to determine its safety, dose range and preliminary efficacy (typically 100 to 300 patients).

•	Phase IIa is a form of Phase II study designed specifically to assess dosing requirements.

•	Phase IIb is a form of Phase II study specifically designed to study efficacy.

•	Phase III is a clinical trial involving the assessment of the efficacy and safety of a drug, usually in comparison with a marketed product or a placebo, in the patient population for which it is intended (typically 1,000 to 3,000 patients).

Market Overview

General

At its most basic level, nanotechnology allows scientists to specify the exact shape, size, and atomic composition of a given product. The success of nanotechnology in the healthcare sector is driven by the possibility to work at the same scale as several biological processes, cellular mechanisms, and organic molecules. For this reason, medicine has looked at nanotechnology as a potential solution for the detection and treatment of many diseases. Nanomedicine is a relatively young field and, despite significant recent advancements, Midatech believes it has yet to be exploited to its full potential.

According to a 2012 report by BCC Research of Wellesley, Massachusetts, the size of the global nanomedicine market has been estimated to have totalled $50.1 billion in 2011 and is expected to reach $96.9 billion in 2016, representing a compound annual growth rate, or CAGR, of 14.1%. Oncology is the dominant sector with a market share of approximately 38.0% in 2012, driven by already marketed products such as Abraxane (marketed by Celgene Corporation). Future additional growth is anticipated to be driven by neurology, cardiovascular, anti-inflammatory, anti-infective and more oncology.

The global market for advanced drug delivery systems (including nanobased systems), according to 2013 report by BCC Research of Wellesley, Massachusetts, was valued at $176,798,800 in 2012 and is expected to grow to $212,798,800 by 2018, equating to a CAGR of 3.2%. Within this market, in “Nanotechnology for Drug Delivery: Global Market for NanoCarriers,” Cientifica has predicted that 40% will be accounted for by nanobased systems and of which liposomes and gold nanocarriers will account for 45% of the total addressable market. Liposome technology has been estimated to offer the largest addressable market ($15 billion) in 2021 while gold nanocarriers (which would include Midatech’s GNP technology once commercialized) is estimated to see the highest CAGR 53.8% in the next decade.

Midatech believes that its GNPs represent the latest generation of nanomedicine, being one facet of the technology that is the fastest growing sector within the nanomedicine market.

Commercial Opportunities

Midatech is developing medicines to address commercial opportunities within the following three key markets: diabetes, oncology and neuroscience (including ophthalmology).

Diabetes

The sixth edition of the International Diabetes Federation report, referred to as IDF, estimated that in 2013, 382 million people were living with diabetes and by 2035 this number will rise to 592 million. Currently there are approximately 40 million diabetics in North America and 56 million in Europe. The IDF considers that there are additionally 176 million people who have diabetes but remain undiagnosed.

There are two types of diabetes—Type 1 diabetes and Type 2 diabetes. Individuals with Type 1 diabetes do not produce any insulin, a hormone which controls the amount of glucose in the blood. Individuals with Type 2 diabetes do not produce enough insulin or their body cells do not react to insulin. Type 2 diabetes tends to develop later in life than Type 1 diabetes. Individuals with Type 1 diabetes are typically dependent on insulin for survival using a regime of insulin administered in multiple daily injections or control by an insulin pump. Individuals with Type 2 diabetes may control their disease for a time with lifestyle intervention, oral therapies or injections of GLP-1. However, many Type 2 diabetes individuals will eventually require insulin to achieve adequate disease control.

For those diabetic patients requiring insulin currently, conventional administration is by subcutaneous injection or continuous subcutaneous infusion, which can be challenging from both compliance and efficacy perspectives. Novel routes of insulin administration are an area of significant interest in the diabetes field and Midatech’s transbuccal insulin is such a product being evaluated as a non-injectable mode of insulin administration whereby the insulin is ingested orally.

Oncology

Cancer is currently the second leading cause of death in both the United States and Europe. GLOBOCAN 2012, a project by the World Health Organization’s International Agency for Research on Cancer, estimated that 14.1 million new cancer cases and 8.2 million cancer-related deaths occurred globally in 2012, compared with 12.7 million and 7.6 million, respectively, in 2008. The most common causes of cancer deaths were cancers of the lung (1.6 million, 19.4% of the total), liver (0.8 million, 9.1%), and stomach (0.7 million, 8.8%). Projections based on the GLOBOCAN 2012 estimates predict a substantive increase to 19.3 million new cancer cases per year by 2025, due to growth and ageing of the global population. Cancer probably shows the highest clinical complexity, with more than 200 known forms of the disease, and often by the time a diagnosis is reached, it has already spread from one organ to another (metastasized).

Orphan cancer drugs are one of the pharmaceutical industry’s highest growth markets, and recent figures from the article “The Economic Power of Orphan Drugs,” published by Thomson Reuters Coretellis, underscores the likelihood that the accelerating rise in orphan revenue will drive the development of the next generation of experimental products. Thomson Reuters Cortellis project that orphan cancer drugs (the market for which is now worth more than $50 billion) can continue to outpace the rest of the field, protected by special terms on exclusivity, strong subsidies for new research, shorter and less expensive timelines for development and lower regulatory fees. Oncology represents the biggest disease category for new orphan drugs. Approximately 40% of today’s orphan drugs are used to treat cancer, a reflection of the growing understanding of the way that genetic aberrations can be used to identify specific, small patient populations.

Current therapies that often include a combination of surgery, chemotherapy, immunotherapy and radiotherapy remain insufficient. Midatech believes that the offering of more therapeutic options and the advancement of nanotechnology and drug targeting offers the potential to provide a more effective answer to the complexity of cancer and promises tremendous opportunities to not only improve upon existing, well-established treatments, but also to develop new and innovative approaches. Many good products to kill cancer cells exist but they have dose-limiting side-effects which means the dose has to be limited and is thus not optimally effective. Furthermore, many currently available oncological drugs are unable to get inside the cancer cell to kill the tumor.

Midatech is pursuing improved forms of cancer therapy based on combining chemotherapeutic medicines with tumor-targeting molecules on the same nanoparticle. This will allow existing but highly toxic drugs to be specifically targeted thereby reducing side effects and enhancing efficacy. At present, several oncology projects (including brain, ovarian, liver and pancreas) are being pursued based on similar principles and using similar chemotherapeutic agents with different targeting agents.

Neuroscience

The market for central nervous system disorder drugs comprise of drugs used for the treatment of diseases affecting the brain or spinal cord such as epilepsy, Parkinson’s disease, Alzheimer’s disease, depression, anxiety and bipolar disorders. The market for central nervous system disorders is categorized into three segments: psychiatry, neurology and pain relief drugs market. The rapidly increasing geriatric population base is resulting in an elevated incidence in levels of central nervous system disorders, driving the growth of the market for central nervous system drugs.

The blood-brain barrier, or BBB, prevents nearly 100% of large-molecule neurotherapeutics and more than 98% of all small-molecule drugs from entering the brain. Overcoming the difficulty of delivering therapeutic agents to the brain presents a major challenge to the treatment of most brain disorders. In its neuroprotective role, the BBB functions to hinder the delivery of many potentially important diagnostic and therapeutic agents to the brain. There is thus only a small subset of central nervous system diseases for which drugs exist that are able to cross the BBB. Other central nervous system conditions and cancers for which there is a high unmet medical need are generally not treatable with current CNS drugs and have no or few treatment options. These include: brain cancer, Alzheimer’s disease, Parkinson’s disease, Huntington’s disease, Amyotrophic Lateral Sclerosis (ALS), multiple sclerosis, neuro-AIDS, stroke, brain or spinal cord trauma, autism, lysosomal storage disorders, fragile X syndrome, inherited ataxias, and blindness. Midatech’s GNPs have distinctive properties which are being engineered to facilitate movement across the BBB of therapeutic compounds.

Midatech’s Platform Technologies

Central to Midatech’s business are its two platform technologies that enable the targeted delivery and sustained release of existing therapeutic drugs. Individually, these platforms are expected to offer unique advantages that address current therapeutic challenges. GNP drug conjugate technology, Midatech’s core underpinning technology, may provide improved solubility, stability and offloading of an attached moiety at the target site and may be freely excreted through the kidneys, and microsphere technology, Midatech’s secondary technology used for selected applications, ensures consistently sized monodispersed polymer microparticles that may be engineered for precise and sustained release drug delivery. Combined, Midatech believes that the two technologies provide a platform to deliver therapeutic molecules to the right place (GNPs) at the right time (sustained released).

GNP Drug Conjugate Technology

Midatech’s core primary platform technology is based on GNP drug conjugates, a class of carbohydrate-coated gold nanoparticles. These nanoparticles can be used to improve key parameters of existing and new drugs, target individual cell types with specific targeting agents and deliver a therapeutic payload in the cell, all while ensuring this can be achieved safely.

GNPs are comprised of a core of gold metal atoms to which an organic layer of carbohydrates (such as glucose, galactose or lactose) are attached via gold-sulphur bonds. The carbohydrate layer stabilizes the metallic core (passivation) and makes the particle both water-soluble and biocompatible. During the self-formation process, linkers for agents—both small molecules (such as chemotherapeutics and other existing therapies) and peptides (such as insulin and other amino acid sequences)—are attached to the gold core, interspaced between the carbohydrates, and attached to the active agent. This process involves intricate yet controlled synthesis that produces multi-component particles that may deliver multiple molecules of a drug to the targeted site.

The effective hydrodynamic diameter of a GNP is approximately 5 nm (the gold core is about 100 atoms of gold and 1.6-1.8 nm in diameter), which Midatech believes is ten-fold smaller than any other delivery vehicle currently in clinical trials. This is comparable with the size of a small globular protein such as hemoglobin, the protein that carries oxygen through the body and which has a diameter of 5.5 nm. By comparison, a strand of DNA, one of the building blocks of human life, is about 2 nm in diameter and a typical human hair is approximately 80,000 nm in width.

Midatech may be able to leverage its patent protected GNP platform technology in multiple therapeutic areas through the development of (i) patentable new chemical entities (NCEs) or (ii) using the particles as carriers of existing pharmaceutical compounds. This can result in new nanoconjugates that may have inherent advantages over existing treatments.

Midatech believes the key potential advantages of its core GNP platform technology are:

•	Solubility. Carbohydrate properties of the GNP drug conjugates enable the transport of non-soluble and lipid soluble compounds to sites of disease.

•	Releasability. GNP drug conjugates are designed to release the active compound inside the cell as a result of chemistry that keeps the compound stable in plasma, but dissociates and delivers the payload in the cell.

•	Mobility. Due to the size and charge of the drug conjugates, compounds may be transported to sites of disease that are otherwise very difficult to reach, including across membranes, between cells and through cells to invading tumor margins.

•	Targetability. Flexible functionalization of GNP chemistry and multiple binding sites provides a platform for several therapeutics and targeting agents all on a single nanoparticle which, together with solubility and mobility characteristics, may enable targeting of disease sites.

•	Stability. Peptides may be stabilized by GNP drug conjugates due to the fact that the peptides have less freedom to degrade when bound to the fixed platform.

•	Excretability. Due to their small size, GNP drug conjugates are believed to exit cells and become eliminated via the kidneys and liver.

•	Compatibility. As a result of their inertness, biocompatibility and small size, GNP drug conjugates are believed to evade and not disturb the immune system since they are likely not recognized by such cells.

•	Scalability. Midatech, as a result of having its own cGMP certified manufacturing facility, can execute rapidly, at scale, from discovery through to clinical development.

•	Protected. Midatech patents and trade secrets currently secure its position within the field of GNPs.

Sustained Release Technology

Midatech’s secondary technology platform (acquired through Q Chip) includes precisely and consistently manufactured, sustained release technology which may enable active drug compounds to be released into the body in a highly controlled manner over a prolonged period of time, from a number of weeks to three months, and potentially longer. The sustained release technology encapsulates active drug compounds within polymer micro spheres. Each micro sphere is between 30-70µm in size (by way of example, the width of the average human hair is approximately 80um), with scope to reduce the size through minor modifications to the technology. Each microsphere is manufactured individually in a consistent, semi-continuous flow process which enables the precise engineering of microsphere characteristics such as the surface porosity and internal morphology. Such characteristics impact the release profile in a predictable way. Release of the active drug compound occurs by controlled hydrolysis of the polymer.

The basic rationale of the sustained release drug delivery system is to optimize the biopharmaceutical, pharmacokinetic and pharmacodynamic profile of a drug. Accordingly, its utility is maximized over an extended period of time, side effects are reduced and cure or control of the condition is achieved using the smallest quantity of drug administered by the most suitable route. This may be achieved by the sustained release product releasing the drug such that therapeutic concentrations are achieved quickly and maintained for extended periods of time. The potential advantages of the sustained release drug delivery system over conventional dosage forms include: improved patient compliance due to less frequent drug administration; reduction of fluctuation in steady-state drug levels and have less overshooting or undershooting of target concentrations; maximum utilization of the drug; increased safety margin and a reduction in healthcare costs through improved therapy.

Combination of GNP and Sustained Release Technology

The GNP platform focuses on the delivery of payloads to sites of disease, independent of release rate (which is typically rapid, in minutes to hours). The polymer microsphere technology focuses on controlling and extending the release rate, which can be from weeks to months. Through the encapsulation of GNPs into the polymer microspheres, properties are combined such that the rate of release of the therapeutic molecules may be controlled and substantially extended. Midatech plans to develop a combination of the GNP technology and polymer encapsulation technology for certain applications where sustained release of therapeutics is required.

Preliminary tests indicate that the GNP characteristics are compatible with delivery using the microspheres and Midatech will continue to test and develop the combined technology for selected opportunities. In parallel, Midatech will continue its strategy of developing its portfolio of products on a stand-alone basis for commercialization and value-accretion.

Product Candidates

Midatech is currently focused on research and development in three key therapeutic areas to which its two technology platforms (GNP drug conjugates and sustained release) are being applied: diabetes, oncology and neuroscience, including ophthalmology. The following summarizes the status of Midatech’s product candidates.

GNP Drug Conjugates: Diabetes

Insulin

Overview. Midatech’s most advanced research program is focused on applying its patented GNP technology to develop a method of needle-free delivery of insulin for the treatment of diabetes. This method takes advantage of the fact that attaching a peptide hormone to a GNP stabilizes its characteristics, allowing absorption across the mucosa, or the moist tissue that lines certain parts of the inside of a body, of the cheek. Midatech, together with its joint venture partner MonoSol, has developed a self-dissolving, oral, postage stamp-sized strip containing GNP conjugated insulin, referred to as MidaForm™-Insulin-PharmFilm®. This strip is placed on the inside of the cheek and the GNP-insulin is absorbed into the bloodstream via the mucous membrane of the cheek (i.e. transbuccal application). This mode of administration potentially provides a more convenient, safer and more discrete form of insulin delivery than injections and has the potential to make injections redundant for many patients in the treatment of diabetes.

Despite evidence documenting the benefits of insulin therapy in achieving glycemic control and reducing the risk of long-term diabetes complications, insulin therapy remains underutilized. This underuse reflects barriers to treatment initiation as well as obstacles that hinder treatment adherence. Errors in insulin dose injection further curtail the ability of many patients to attain glycemic goals. At least one third do not take their insulin as prescribed, including 20% of adults intentionally omitting their doses. This noncompliance and non-adherence to treatment plans is also common in younger patients, despite the critical need for insulin in the management of Type 1 diabetes.

Further, several concerns exist regarding injected insulin therapy, including:

•	Absorption. The efficacy of insulin absorption depends on subcutaneous injection and the site of administration. For insulin to be effectively and optimally absorbed, the onus is on patients to ensure that injections are correctly placed to reach the subcutaneous tissue. Absorption of insulin varies according to the site selected, with the fastest and most consistent uptake in the abdomen, followed by the arms, thighs, and buttocks. Patients also need to be aware of, and manage, the fact that absorption is also affected by factors such as exercise, physical activity and temperature of the injection site (e.g. after a hot bath).

•	Lipohypertrophy. Multiple subcutaneous injections of insulin to the same site can cause a lump to form under the skin, a condition known as lipohypertrophy. It may be unsightly, mildly painful, and is linked to poorer glycemic control and may reduce insulin absorption by up to 25%. Lipohypertrophy is reported in nearly 50% of individuals who inject insulin.

•	Safety. Various safety issues exist with injection therapy, including air bubbles in the syringe that must be eliminated because they reduce insulin delivery. Reuse of needles or syringes can lead to infections. There is also the danger of needlestick injuries. Most importantly, the safe self-administration of insulin requires adequate cognitive, visual, literacy/numeracy skills, important factors for elderly patients or those diabetics disabled by diabetic complications.

•	Compliance. Concerns that insulin therapy will be complicated and inconvenient, as well as anxieties about pain and needles, are common amongst patients. These factors affect adherence to therapy regimens, and thus impact glucose control.

Development Activities. In 2011 and 2012, Midatech conducted, and successfully completed, a “first-in-man” clinical trial with transbuccal insulin. Midatech is collaborating with two pharmaceutical companies on this product.

A comprehensive pre-clinical program comprising in vivo studies was undertaken between 2008 and 2014. Results of these studies indicated that, although the absorption profile has yet to be fully characterized, GNP-insulin applied to the inner cheek is absorbed into the plasma from the MidaForm™-Insulin-PharmFilm® transbuccal strip. Data suggests that it has a faster onset and shorter duration of action than subcutaneous injection of insulin. Transbuccal insulin provided a dynamic equivalent (absorption into the systemic circulation) of 10% to 30% relative to NovoRapid®, a leading existing injected treatment. No toxic effects were attributed to the GNPs in the toxicology studies, nor were any signs of mutagenicity or genotoxicity detected. The gold was excreted both by the urinary and possibly also the hepato-biliary (liver) route.

Midatech conducted, and successfully completed, the initial “first-in-human” Phase I safety ascending dose study between November 2011 and March 2012. Key conclusions from the study were that there were no drug related safety concerns in the group of 27 healthy volunteers and that a dose of active drug was delivered in humans. Furthermore, the results suggest that conjugated insulin from this prototype MidaForm™-Insulin-PharmFilm® strip enters the bloodstream, and reaches its maximum effect at about 28 minutes on average (versus 40 minutes for NovoRapid®, the active comparator in the study). Data suggest that availability of insulin from the MidaForm™-Insulin-PharmFilm® strip relative to that of NovoRapid® was calculated as 19% to 25%, the ratio of maximum concentration values was 24%, and the total glucose requirement in the study, which is indicative of the potency of the activity administered insulin, with the strip was 55% that of NovoRapid®. In the opinion of Midatech, these results satisfy the likely pharmaceutical threshold requirements. These results, if confirmed in an ongoing Phase IIa study, compare positively with other oral insulin development projects by third parties where insulin doses required are typically higher and bioavailability typically lower.

As noted above, a Phase IIa clinical trial with MidaForm™-Insulin-PharmFilm® in humans with Type 1 diabetes is currently underway in Perth, Australia. The Phase IIa clinical trial consists of 12 patients, male and female, between the ages of 18 to 55, being treated from a screening pool of up to 35 subjects. The participants, all of which are Type 1 diabetics, will undergo treatment initially with three doses (5 international units, referred to iu, 15 iu and 60 iu) of the of MidaForm™-Insulin-PharmFilm® and two comparable doses of injected insulin. The objective of the Phase IIa clinical trial is to establish the pharmacodynamics and pharmacokinetic profile and safety tolerability of MidaForm™-Insulin-PharmFilm®, in comparison to subcutaneous administered human recombinant insulin. The overall duration of the Phase IIa clinical trial is approximately five months and is due to be completed in late 2015. Pending successful completion thereof and positive results, Midatech will prepare for Phase IIb clinical studies and potential out-licensing deals.

GLP-1

Midatech’s focus on diabetes therapies is also being expanded to another diabetes therapy, GLP-1 conjugated to GNPs. GLP-1 is a hormone which possesses multiple physiological properties that make it an attractive candidate for Type 2 diabetes therapy. GLP-1 increases insulin secretion while inhibiting release of glucagon (a hormone which raises blood glucose concentration) when glucose levels are elevated, thus offering the potential to lower plasma glucose while reducing the likelihood of hypoglycemia (low blood sugar levels).

Midatech is studying a GNP-conjugated transbuccal application of GLP-1 which would obviate the need for injections, thus avoiding issues with absorption, compliance and safety. In addition, combination therapies, combining GLP-1 with insulin or gastric inhibitory polypeptide, or GIP, a hormone which increases insulin secretion, are further potential drug conjugates that could enhance glucose control.

Following an initial in vivo study completed in 2011, Midatech is determining whether to commence a formal GLP-1 pre-clinical program to optimize dosing, construct and formulation and to establish safety and proof of concept ahead of first in man clinical trials. Further, Midatech has undertaken research on a discrete GLP-1 product using its sustained release technology.

GNP Drug Conjugates: Oncology

Overview. Midatech is pursuing improved forms of cancer therapy based on combining chemotherapeutic medicines with tumor-targeting molecules on the same nanoparticle-based conjugate. The aim is to allow highly toxic drugs to be specifically targeted to, and delivered at, the tumor cells while sparing normal tissue, thereby reducing side effects and enhancing efficacy. At present, four oncology projects (liver, brain, ovarian and skin cancers) are being pursued based on similar principles and using similar chemotherapeutic agents with different targeting agents.

The benefits of Midatech’s GNPs for cancer therapies notably lie in the fact that they solubilize, mobilize, functionalize and stabilize the active therapeutic agents for targeted release at specific organs, cells or sites of disease. Multiple therapeutic and targeting agents or peptides can be attached to a single GNP. GNPs could specifically target tumor cells due to their preferential take up of certain molecules, such as lactose (hepatocellular carcinoma in liver); albumin and glutamine (pancreatic cancer) and folate (ovarian and other cancers).

Research and Development Activities. Since the middle of 2013, Midatech has increasingly focused research and development activities on liver, ovarian, pancreatic and brain cancer.

For liver cancer, preliminary non-human research with GNP lactose conjugates shows preferential targeting and delivery to the liver compared to other organs, thus suggesting an ability to target liver disease. This program is currently being expanded with additional evaluation of targeting options, including carbohydrates, proteins or peptides, and drug conjugates with key chemotherapeutic drugs used for the treatment of liver disease. The same rationale is being progressed for pancreatic cancer.

For ovarian cancer, initial research conducted by Midatech has demonstrated that platinum bound GNPs inhibited ovarian tumor growth and that higher doses could be tolerated, compared to cisplatin, the chemotherapy drug comparator. Studies conducted in vivo in 2014 indicated a significant increase in the therapeutic window for nanoparticle bound platinum cytotherapeutics, with doses of regular cytotoxics able to be increased significantly before adverse effects were evident. This work is currently being progressed with additional therapeutic and targeting evaluations, including GNP folate conjugates to target folate rich tumors such as ovarian cancer for preferential uptake by the tumor cells.

For brain cancer (glioblastoma tumors), the ability of GNPs and conjugates to cross the intact blood brain barrier has been demonstrated in vitro and validated in vivo. This fact, combined with the suggested ability of GNP drug conjugates to reach dangerous hidden tumor areas is the basis of a program underway to evaluate GNP drug conjugates with key chemotherapeutic and targeting agents for the treatment of glioblastoma tumors.

For skin cancer, work conducted to date has focused on comparing potential toxicity of GNP’s in normal and cancerous human epithelial cell lines, where findings suggest potential selective toxicity to skin cancer cells while at the same time sparing normal skin cells. Midatech expects that future work will be directed at confirming and further defining this finding and mechanism of action.

The focus of Midatech’s research and development activities in oncology moving forward will likely include a deeper evaluation of tumor targeting, potent therapeutics and cancer immunotherapy.

Midatech is currently undertaking pre-clinical trials of a number of compounds in glioblastoma (brain) and plans to undertake pre-clinical trials in liver and pancreatic cancer in late 2015, with Investigational New Drug, referred to as IND, enabling programs potentially planned for 2016 or 2017. Pending positive results, Midatech anticipates applying for regulatory submission including Treatment IND registration for the treatment of critically ill patients in the United States from 2018 onwards.

Further research and development activities are underway by Midatech in relation to sustained release technology for the treatment of acromegaly, carcinoid syndrome and uveitis.

GNP Drug Conjugates: Neuroscience

Overview. Midatech is pursuing development of drug conjugates that can (i) deliver therapeutic biomolecules to the central nervous system across the BBB; and (ii) move freely between cells in the brain and sites of disease in the brain. The distinctive properties of GNP drug conjugates are engineered to improve solubility, stability, movement and delivery across brain endothelium (the thin layer of cells that line the interior surface of blood vessels and lymphatic vessels), which contain pore sizes of approximately 20 nm (the hydrodynamic diameter of a GNP is approximately 3.5 nm). These characteristics permit passive and active movement across the BBB and within the brain. In contrast, other larger nanocompounds are generally cleared by the white blood cell defense system, are too large, insoluble or unstable to cross epithelial or endothelial barriers as effectively as GNP nanoconjugates, or are trapped in the endothelium so that only a small proportion transfer to the central nervous system, reducing the effectiveness of the drug.

Target diseases for this platform include multiple sclerosis, Alzheimer’s and Parkinson’s, where GNPs can potentially deliver therapeutic concentrations of agents that do not normally get into the brain. Target therapies include gene therapy, cytokine-treatments, small molecules, and cytotoxic agents. These agents importantly only require low amounts per cell to exert their effect.

Research and Development Activities. In vitro and in vivo work has focused on engineering GNPs and their payloads to cross the blood-brain barrier.

In short-term studies, the GNPs have been shown to be safe in humans and animal models and to be non-toxic on human brain endothelium and astrocytes (neurological cells that contiguously tile the entire central nervous system) in vitro. Research to date demonstrates that GNP conjugates can cross the blood-brain barrier effectively in vivo and that GNPs have the potential to carry a therapeutic cargo to the central nervous system, remain relatively stable as they cross the endothelium and then release their cargo/ligand (an ion or neutral molecule that bonds to a central metal atom or ion) once they have crossed. Examination of the stability of the covalently-coated GNPs in reducing conditions corresponding to the liquid found inside biological cells, or cytosol, indicates that they are stable for several hours, whereas transit across the endothelium takes less than 30 minutes. Further development is underway on the stability of bound polypeptides, carrier system and analysis of its transport characteristics in vitro and in vivo.

Midatech intends that its neuroscience research program will be partner funded and it is currently conducting feasibility studies into cytokine-based treatments for diseases such as Parkinson’s, Alzheimer’s, and multiple sclerosis as part of a Midatech-sponsored doctorate program with The Open University in the United Kingdom.

Sustained Release Technology: Polymer Microspheres

Overview. Midatech’s polymer microsphere platform is being developed to enable sustained release delivery solutions for peptide and small-molecule therapeutics, either standalone or bound to GNPs, through precise definition of the properties of polymer microparticles into which compounds or GNPs can be incorporated. Microspheres are small, spherical particles that can be utilized as a time release drug capsule. This addition complements Midatech’s oncology and endocrine franchises as well as the neuroscience-related focus in ophthalmology and uveitis, which is a rare medical condition affecting the eye, such rare conditions being known as “orphan diseases.”

Midatech’s sustained release micro-fluidic technology allows the precise formulation and characterization of the release of drugs over a predefined period, potentially ranging from a number of days to up to three months. The manufacturing technology also allows particles to be engineered with high precision and consistent size, alongside other key characteristics.

Markets of focus for such preparations include oncology, endocrinology and neuroscience, and also ophthalmology. Sustained release programs are underway in:

•	Oncology and Endocrinology—a lead program in acromegaly, an endocrine disorder in which the body produces too much growth hormone, and a second program in carcinoid syndrome, an oncologic disorder of neuro-endocrine tumors; and

•	Ophthalmology—in uveitis (inflammation of the eye).

Research and Development Activities. Midatech’s ongoing development program with regard to its sustained release technology is as follows:

•	Acromegaly and Carcinoid Syndrome. Octreotide is an existing, immediate-release injection product used to decrease the production of growth hormone in people suffering acromegaly. It is also the most important form of treatment for carcinoid syndrome that occurs with carcinoid tumors (hormone producing cell tumors in the body). Midatech is looking to develop a sustained release version of this product, called “Q-Octreotide” that will compete with the market leader Sandostatin (marketed by Novartis). This project is undergoing a final formulation optimization process, followed by in vivo studies during 2015, and bio-equivalence human studies starting in 2016. This will then lead to potential filings in 2017 and subsequent product sales in the United States and the European Union in 2018. Midatech will look to partner this program prior to commercialization.

•	Uveitis. Uveitis is an inflammatory process affecting the iris, the ciliary body, the choroid layer or all or part of these structures of the eye. Significant vision loss can occur in up to 35% of children and adults with uveitis and total blindness as a result of uveitis accounts for 10% to 15% of all cases. Cyclosporine is an immunosuppressant compound that is marketed by Allergan for use of chronic dry eye syndromes. There are currently alternative treatments for uveitis (such as corticosteroids), however, a treatment that permanently controls inflammation, with a good short- and long-term safety profile, has yet to be developed. Midatech is pursuing in-house development of “Q-Cyclosporin” sustained release treatment for uveitis. This internally funded project is in its formulation phase and is anticipated to reach clinical stage in the second half of 2016. Clinical development is likely to be conducted through Phase Ib and Phase II studies, with marketing authorization filings potentially being approved in 2019.

Commercial Agreements, Strategic Partnerships and Collaborations

Midatech is currently collaborating with a number of biopharmaceutical companies, research institutes and universities on several of its development programs involving its core technologies. The key collaborations in which Midatech is involved are outlined in the following table.

Therapeutic Area	Collaborator	Program	Project
Endocrinology
	MonoSol	Diabetes	Transbuccal insulin
	MonoSol	Diabetes	Transbuccal GFP-1
	Multiple/EU Funded	Diabetes	Diabetes vaccine
	Funded in-house	Carcinoid Syndrome	Q-Octreotide
Oncology
	Dana Farber Cancer Institute	Orphan	Glioblastoma
	The Open University	Skin/Lung	Squamous cell cancers
	Dana Farber Cancer Institute	Orphan	Liver/pancreatic cancer
Neurosciences/Ophthalmology
	Funded in-house	Eye disease	Uveitis (OpsiSporin)
	Ophthalmology Biotech	Eye disease	Sustained release
	The Open University	Blood-brain barrier	Brain delivery of cytokines
Other
	Eurostars Consortium	Dermatology	Psoriasis

Agreements, Partnerships and Collaboration with Midatech (or its Successor Entity)

Consejo Superior De Investigaciones Cientificas. In June 2002, Consejo Superior de Investigaciones Cientificas, referred to as CSIC, and Midatech Limited entered into a patent and know-how agreement, whereby CSIC granted Midatech Limited an exclusive license to exploit its patent and know-how rights in any field and anywhere in the world where those patents are registered, and to make applications to register such patents throughout the world in CSIC and Midatech Limited’s joint names, provided that CSIC may use the patents and know-how for the purpose of performing a research agreement between CSIC and Midatech Limited, to deal in products supplied to it by Midatech Limited and to perform research for its own non-commercial purposes. CSIC also assigned to Midatech Limited PCT Application Number PCT/GB01/04633. The agreement between the parties was amended on October 14, 2004 so as to specifically include magnetic nanoparticles in the scope of the license and rights granted to Midatech Limited. The patents and know-how are considered by Midatech to be core to its business.

Pursuant to the terms of the agreement, CSIC is obliged to reassign the patents into Midatech Limited’s sole name within 14 days of Midatech accomplishing one of the following:

•	concluding a license agreement with a third party in respect of any of the intellectual property rights comprising the subject matter of this agreement;

•	demonstrating therapeutic and/or diagnostic efficacy in an animal model derived from research sponsored by Midatech (or its affiliated companies);

•	demonstration of a diagnostic products in Phase I clinical trials arising from intellectual property rights; or

•	selling products made by Midatech, affiliated companies or licensees exploiting the intellectual property rights comprising the subject matter of the agreement which generate net sales royalties or net revenue royalties for CSIC.

As of the date of this proxy statement/prospectus, Midatech Limited has accomplished all of the above milestones other than milestone related to the sale of products, and may therefore request that the relevant patents are assigned to it.

Midatech Limited is under an obligation to pay the following royalties to CSIC in prescribed circumstances following the commercialization of the relevant intellectual property:

Sales Amount	Royalty
Net Sales to €1 million	6%
Net Sales between €1 million and €9,999,999	5%
Net Sales between €10 million and €99,999,999	4%
Net Sales €100 million and above	3%

As of this date of this proxy statement/prospectus, no royalties have been due or payable to CSIC.

Either party may terminate the agreement upon the insolvency of the other party or a material breach that is not remedied within 30 days’ notice.

Joint Venture with MonoSol. In December 2011, Midatech Limited and MonoSol formed a joint venture called Midasol Therapeutics to develop and commercialize certain pharmaceutical products for the treatment of diabetes in humans, or the Products. Pursuant to the terms of the joint venture agreement, both parties contributed exclusive, royalty free, irrevocable, worldwide licenses to exploit, in any field of use, certain patents and related confidential know-how to Midasol Therapeutics.

Specifically, MonoSol granted to the Midasol Therapeutics joint venture, solely for the development and commercialization of the Products, an exclusive, royalty free, irrevocable, worldwide license (with the right to sublicense) to its share of any intellectual property jointly owned by MonoSol and Midatech, as well as certain additional intellectual property owned by MonoSol, as defined in the agreement. If a Product is developed that includes none of the intellectual property licensed by MonoSol, then no license is required.

Midatech Limited granted to the Midasol Therapeutics joint venture, solely for the development and commercialization of the Products, an exclusive, royalty free, irrevocable, worldwide license (with the right to sublicense) to its share of any intellectual property jointly owned by MonoSol and Midatech, as well as certain intellectual property owned by Midatech, as defined in the agreement. If a Product is developed that includes none of the intellectual property licensed by Midatech, then no license is required.

Midatech and MonoSol own Midasol and the Products in equal proportions and may grant sublicenses to one or more third parties. The grant of a license contained in the joint venture agreement includes a license to improvements which are non-exclusive but otherwise on the same terms as the existing licenses. The parties are entitled to royalties calculated by reference to a share of net returns for Products, Single IP Products, which are insulin based or GLP-1 based products that use the intellectual property of one party and are developed or commercialized by one party, and Independent Diabetes Field Products, which are any pharmaceutical product developed or commercialized by only one party that do not use the intellectual property of the other party. Each party is entitled to receive 50% of all net returns (calculated on a prescribed basis). In the event there is a single developing party, then such party receives 66% of the net returns for a Single IP product, or 75% for an Independent Diabetes Field Product.

Collaboration and License Agreement with MonoSol. In October 2008, Midatech Limited and MonoSol entered into a collaboration and license agreement to conduct research leading to development and commercialization of products which incorporated Midatech Limited’s nanoparticle technology and MonoSol’s self-dissolving thin film technology. To facilitate this research and product development, Midatech Limited granted MonoSol an exclusive, worldwide licence to its intellectual property for the manufacture and development of candidate drugs in the defined field. This license is ongoing.

Pursuant to the terms of the collaboration and license agreement, each party granted the other party an exclusive license of its intellectual property for the purposes of the development of candidate drugs in the defined field. These licenses are ongoing and include any intellectual property resulting from Midatech Limited’s and MonoSol’s collaboration under the agreement, which is jointly owned. Under the terms of the agreement, Midatech and MidaSol will form a joint steering committee comprised of three members from each party. If any product resulting from the collaboration is commercialized, then the committee will determine, where applicable, the structure, strategy, branding and timetable for any commercialization, including whether the parties will enter into a third party licensing agreement. In the event that the parties cannot agree to jointly develop and commercialize a product through the committee, and the parties have exhausted any dispute resolution procedure set out in the agreement, then the party wishing to commercialize the product on its own may do so, as long as the non-commercializing party is entitled to reimbursement of its expenses in developing the product and receives a share of all net revenue and royalties from the product that is proportionate to the level of expense incurred by that party in developing the product, which in no event will be less than 5% of the royalties and 10% of other net revenue. The agreement subsists until the expiry of the last to expire of the patent rights of both parties covering Joint Owned IP or, if later, receipt of royalties or a third party license agreement providing for payment for the sale or distribution of products.

The collaboration and license agreement may be terminated by either party: (i) in the event of the other party’s insolvency, (ii) for a material breach of such agreement, (iii) in the event of a change in control or (iv) if no Product results from the collaboration under such agreement by October 2018.

Formulation Feasibility Agreement with Ophthotech Corporation. In August 2015, Midatech entered into a formulation feasibility agreement with Ophthotech Corporation, referred to as Ophthotech, to explore the feasibility of using Midatech’s Q Sphera microencapsulation technology, which employs a piezoelectric droplet generator to form polymeric microparticles that encapsulate a drug for sustained release, for sustained delivery formulations of select Ophthotech products for treatment of certain ocular diseases. Under the terms of the agreement, Ophthotech will provide Midatech with material for purposes of Midatech to conduct the analysis and to determine the viability of a commercial-scale manufacturing process.

Pursuant to the formulation feasibility agreement, Ophthotech will own all rights, title and interests in, and Midatech will assign any rights it may have in, any intellectual property that arises from the feasibility studies and is based on Ophthotech products or intellectual property. Additionally, Midatech will own all rights, title and interests in, and Ophthotech will assign any rights it may have in, any intellectual property that arises from the feasibility studies and is based on Midatech’s intellectual property.

The formulation feasibility agreement will remain in force until the completion of the feasibility studies set forth therein, unless terminated earlier in accordance with its terms. The agreement may be terminated by Ophthotech at any time with 30 days’ notice to Midatech. Midatech may terminate the agreement at any time with 30 days’ notice with respect to any of the feasibility studies if Midatech determines that it is unable to progress with such feasibility study.

Research Collaboration Agreement with Middlesex University. In February 2012, Midatech Limited entered into a research collaboration agreement with Middlesex University in London, England, whereby the parties agreed to research the treatment of cells with and without the addition of gold nanoparticles, with the aim of selectively killing tumor cells. The agreement expired in August 2013; however, the provisions in respect of the parties’ exploitation of intellectual property generated during the research project survive termination.

Middlesex University and Midatech Limited jointly own any intellectual property rights arising out of the work conducted under the agreement. Middlesex University granted to Midatech Limited an exclusive, fully paid-up, royalty free license (with the right to sub-license to any group company or any person working on behalf of Midatech Limited (or a group company)) for the purpose of carrying out that work to use the intellectual property arising out of the parties’ collaboration for any purpose relating to the exploitation of nanoparticles for therapeutic and imaging purposes anywhere in the world.

Research Collaboration Agreement with The Open University. In December 2012, Midatech Limited entered into a research and collaboration agreement with The Open University, a public research university in Milton Keynes, England, whereby the parties agreed to identify the most effective nanoparticle carrier that targets astrocytes (neurological cells that continuously tile the entire central nervous system), following which Midatech Limited is under an obligation to supply nanoparticles with a cargo attached, to demonstrate a mutually agreed therapeutic application. The agreement expired in September 2013. However, the parties’ exploitation of intellectual property generated during the research project survives termination. The agreement provides that Midatech Limited owns the intellectual property in all information, know-how, results, inventions, software and other intellectual property identified or first reduced to practice or writing in the course of the project, along with any improvements, modifications, adaptations or developments in any such intellectual property. The agreement also provided that The Open University would assign such intellectual property for any purpose in the field of the exploitation of nanoparticles for a prescribed purpose anywhere in the world.

Consortium Agreement. In June 2012, Midatech Limited entered into a consortium agreement with Cardiff University in Wales, Inserm-Transfert SA in Paris, France, Nanopass Technologies Ltd. in Israel, Leiden University Medical Center in the Netherlands, King’s College London in London, England, Institut National de la Sante et de aa Recherche Medicale, Marseille in Paris, France, and Linkopings University in Sweden. Pursuant to this agreement, the parties share and collaborate on various products and technology that is combined with the ultimate goal of integrating an antigen delivery system, to be used in clinical trials as a method of investigational medical product delivery.

All parties have joint ownership over any intellectual property rights which may arise. The portion of ownership is determined in proportion to a party’s contribution. Commercialization rights are to be determined on a fair and reasonable basis. Under the collaboration agreement, Midatech Limited contributed approximately €815,000 towards the consortium costs, of total requested European Union contribution of €6.0 million.

The project receives funds from the European Commission, which are distributed by a coordinator according to the consortium budget. The parties receive portions of this contribution, as determined by the consortium budget.

Agreements Assumed by Midatech in Q Chip Acquisition

Limited Supply Agreement. In July 2013, Q Chip entered into a supply agreement with Nova Laboratories Limited, referred to as Nova, pursuant to which Nova will supply Q Chip with large scale batches of its sustained release products. Nova specializes in the production of sterile products that can be given to humans. The term of this agreement is five years and thereafter unless and until terminated by either party giving not less than 3 months’ written notice.

Commercial Operations

Upon completion of the merger, Midatech intends to build the commercial infrastructure necessary to effectively support the commercialization of DARA’s in-licensed products (Oravig and Gelclair) and its internal product candidates in the U.S. first, thorough the acquisition of DARA, and thereafter in Europe. The commercial infrastructure is expected to include a targeted sales force to establish relationships with a focused group of oncologists, oncology nurses, pharmacists and other medical professionals, and which is anticipated to come from the completion of the proposed merger. DARA currently contracts with Alamo to provide a dedicated national sales team of 20 sales representatives. Midatech’s sales force will be supported by sales management, internal sales support, an internal marketing group and distribution support. Additionally, the sales and marketing teams will manage relationships with key accounts such as managed care organizations, group-purchasing organizations, hospital systems, oncology group networks, and government accounts. To develop the appropriate commercial infrastructure, Midatech will have to continue to invest significant amounts of financial and management resources, some of which will be committed prior to any confirmation that Oravig, Gelclair or Midatech’s product candidates will be approved and Midatech could invest resources and then later learn that a particular product candidate is not being approved. For more information regarding Midatech’s commercial operations, please refer to “Risk Factors—The combined company’s ability to generate revenues or profits from products originally licensed to DARA will be dependent upon successful operation of the dedicated sales force that will be contractually provided to the combined company by a third party. Any challenges that may arise in connection with the ongoing operations of the dedicated sales force, or any failure of the combined company’s marketing strategy to achieve the desired results, could have a material adverse effect on the combined company’s financial condition, operating results and stock price” on page 49.

Research and Development

Midatech devotes significant resources on research and development, incurring £5.40 million and £2.84 million of related expenses during the years ended December 31, 2014 and 2013, respectively, and £1.82 million and £1.26 million in the six month periods ending June 30, 2015 and 2014, respectively.

Midatech has GNP research and development laboratories in Oxfordshire, United Kingdom and Bilbao Spain, as well as a polymer micro-sphere laboratory in Cardiff, Wales used for development purposes only of its sustained release technology.

The research and development staffing for these three sites comprises approximately 11 Ph.D. scientists, 16 MSc scientists, 18 BSc scientists and six diploma technicians.

Intellectual Property

Overview

Midatech has developed a strong intellectual property base globally, comprising patents, know-how, and trade secrets. Currently Midatech, including its subsidiaries, has 81 granted patents, 82 applications in process, in each case covering all major world markets, and over 30 separate Patent Families covering all major regions. Midatech continues to strengthen its patent portfolio by strategically submitting new patents and divisional patent applications based on its active research and development activities. Central to Midatech’s business are two platform intellectual property technologies that are designed to enable the targeted delivery, i.e. right place, and controlled sustained release, i.e. right time, of existing therapeutic drugs. These technologies have broad applications in multiple therapeutic areas and offer the potential to create multiple revenue opportunities:

•	Drug conjugate technology: Midatech’s core platform is a pioneering drug conjugate delivery system based on GNPs (a class of carbohydrate-coated gold nanoparticles) combined with existing drugs for targeted release at specific organs, cells or sites of disease ; and

•	Sustained release technology: Midatech’s secondary platform (previously developed at Q Chip) involves the consistent and precise encapsulation of active drug compounds within polymer microspheres that are designed to release drugs and drug compounds into the body in a highly controlled manner over a prolonged period of time.

These technologies can be used alone or potentially in combination, that is, by encapsulating GNPs into polymer microspheres, the rate of release of the targeted therapeutic molecules could be controlled and substantially extended.

As set forth in greater detail below, patent rights have been granted in all the major world markets, including Europe, the United States and Japan, referred to as Key Markets. They confer a broad position of exclusivity for metal-core glycated-nanoparticles, including the Midatech’s GNPs. Midatech’s granted patents in its Patent Family 1 (expiring 2021) provide the foundation to the portfolio with product, process and use claims that encompass the GNPs used in all of Midatech’s major programs, including endocrinology, oncology and neuroscience. As set forth in detail below, the granted patents and pending patent applications in over 30 Patent Families are owned solely by Midatech, co-owned with other parties or in-licensed to Midatech. These include:

•	Endocrinology. Seven Patent Families, with expiration dates ranging from 2031 to 2035. These Patent Families include eight granted patents and 29 pending patent applications in Key Markets protecting products in Midatech’s pipeline for the treatment of diabetes. In particular, GNP-insulin, GNP-GLP-1 and GNP-combination (insulin and GLP-1).

•	Oncology. Seven Patent Families, which have predicted expiration dates ranging from 2025 to 2036. These patent rights include 11 granted patents and 16 pending applications in Key Markets relating to products and methods for treating and imaging cancers. In addition to the radiative and immune-based therapies contemplated by many of these Patent Families, Midatech’s pipeline of GNP-drug conjugates for oncology benefits from protection by the foundation GNP patents of Patent Family 1.

•	Neuroscience. An early Patent Family directed to use of GNPs for drug delivery across the blood brain barrier to the central nervous system. Midatech’s pipeline of GNP-drug conjugates for neuroscience also benefits from protection by the foundation GNP patents of Patent Family 1. The Patent Family includes seven pending applications.

Midatech also has in its portfolio several vaccine and infectious disease related Patent Families. These relate to GNPs for immune-based therapy and antibiotic-GNP conjugates. Midatech acquired through the Q Chip transaction patent applications directed to the apparatus and methods of “Q Sphera” technology, which employs a piezoelectric droplet generator to form polymeric microparticles that encapsulate a drug for sustained release. The combination of Midatech’s GNP technology with Q Chip’s sustained release technology has provided possibilities for new formulations of GNP-drug conjugates. Midatech’s GNPs, when encapsulated in Q Chip’s microparticles, enjoy patent protection conferred by the existing granted Midatech patents.

Patent Families

The following table sets forth the details of the Patent Families with information on the nature of the patents and the jurisdictions covered. All patents are granted, unless otherwise indicated. The number of patents and applications per country greater than one are indicated in parentheses, as is the number of pending applications if different than the total number of patents and/or applications per country.

Family	Subject	Ownership	Countries Filed	Expiration or Expected Expiration Date	Type of Patent Protection
1	Nanoparticles	Consejo Superior De Investigaciones Cientificas and Midatech Limited	European Union (2) (both validated in Austria, Belgium, Switzerland, Germany, Spain, France, United Kingdom, Ireland, Italy) Australia Canada Japan United States (3)	10/16/2021, except in the three U.S. patents having expirations dates of 5/19/2023, 9/8/2023 and 4/8/2022	The patents in this family have claims directed to compositions of matter, uses of the compositions and processes for preparing the compositions

2	Magnetic Nanoparticles	Consejo Superior De Investigaciones Cientificas and Midatech Limited

European Union (3) (validated in Austria (1), Switzerland (3), Germany (3), Denmark (1), Spain (3), France (3), United Kingdom (3), Ireland (1), Italy (1), Netherlands (1), Sweden (1))

Australia

Canada

Japan

United States (2)*(1)

Hong Kong

				6/7/2024, except in one U.S. patent having an expiration date of 6/24/2028	The patents in this family have claims directed to compositions of matter, uses of the compositions and processes for preparing the compositions

3	RNA Nanoparticles	Midatech Limited	European Union (2)*(1) (1 validated in Switzerland, Germany, Spain, France, United Kingdom) United States* China (2) India Japan	5/24/2025	The patents and applications in this family have claims directed to compositions of matter and uses of the compositions

4	Nanoparticles Comprising Antigens, Adjuvants, Immunogenic Structures	Midatech Limited	European Union* United States Australia Canada Japan	9/30/2025, except for the U.S. patent having an expiration date of 11/3/2030	The patents and applications in this family have claims directed to compositions of matter, uses of the compositions, and processes for preparing the compositions

5	Nanoparticles Comprising Antibacterial Ligands	Midatech Limited	European Union* United States Canada*	8/4/2026, except for the U.S. patent having an expiration date of 10/24/2029	The patents and applications of this family have claims directed to compositions of matter and uses of the compositions

Family	Subject	Ownership	Countries Filed	Expiration or Expected Expiration Date	Type of Patent Protection

6	Nanoparticles Providing Immune Responses Against Infectious Agents	Midatech Limited	European Union (validated in Austria, Switzerland, Czech Republic, Germany, Denmark, Spain, France, United Kingdom, Hungary, Ireland, Italy, Netherlands, Sweden) Australia Canada United States (2)	4/13/2027, except for one U.S. patent having an expiration date of 9/15/2029	The patents of this family have claims directed to compositions of matter, uses of the compositions and processes for preparing the compositions

7	Quantum Dots	In-licensed from the University of Glasgow	United States	5/1/2026	This patent has claims directed to compositions of matter, uses of the compositions, and processes for preparing the compositions

9	Magnetic Nanoparticles of Noble Metals	In-licensed from Consejo Superior de Investigaciones Cientificas	European Union (validated in Switzerland, Germany, Spain, France, United Kingdom) Canada Australia Japan United States	3/25/2025, except for the U.S. patent having an expiration date of 12/21/2026	The patents in this family have claims directed to compositions of matter, uses of the compositions, and processes for preparing the compositions

10	Hyperthermia Devices	In-licensed from Consejo Superior de Investigaciones Cientificas	European Union (validated and in force in Austria, Switzerland, Germany, Spain, France, United Kingdom, Ireland, Italy, Sweden) United States Australia Canada Japan	7/25/2028, except for the U.S. patent having an expiration date of 2/17/2030	The patents in this family have claims directed to compositions of matter and uses of the compositions

11	Nanoparticle Film Delivery Systems	Co-owned by Midatech Limited and Monosol RX, LLC	European Union* Canada* Japan* Australia China* India* United States (2)*(1)	6/10/2031	The patents and applications of this family have claims directed to compositions of matter, uses for the compositions, and processes for preparing the compositions

12	Peptide-Carrying Nanoparticles	Midatech Limited	European Union* Canada Japan Australia China* India* Japan* United States Hong Kong*	6/10/2031	The patents and applications of this family have claims directed to compositions of matter, uses of the compositions, and processes for preparing the compositions

Family	Subject	Ownership	Countries Filed	Expiration or Expected Expiration Date	Type of Patent Protection

13A	Nanoparticle-Peptide Compositions	Midatech Limited	Australia* China* European Union* India* Japan* United States* Eurasia* Korea* Mexico* Brazil*	9/7/2032	The applications of this family have claims directed to compositions of matter, uses of the compositions, and processes for preparing the compositions

13B	Nanoparticle Tumor Vaccines	Co-owned by Midatech and Immunotrope, Inc.	United States*	9/7/2032	This application has claims directed to compositions of matter

14	Combination Peptide Nanoparticles and Delivery Systems	Co-owned by Midatech Limited and Monosol RX, LLC	Australia* Canada* European Union* Japan* China* India* United States (2)*(1)	6/8/2032, except for the U.S. patent having an expiration of 6/10/2031	The patents and applications of this family have claims directed to compositions of matter and uses of the compositions

16	Nanoparticle Delivery Compositions	Midatech Limited	European Union* Canada* China* India* Japan* Australia* United States*	2/7/2034	The applications of this family have claims directed to compositions of matter and uses of the compositions

17	Nanoparticle Peptide Compositions	Midatech Limited	European Union* Canada* Eurasia* India* United States*	2/6/2034	The patents and applications of this family have claims directed to compositions of matter, uses of the compositions, processes for preparing the compositions, and articles of manufacture

18	Nanoparticle Peptide Compositions	Midatech Limited	European Union* Canada* Eurasia* United States*	2/6/2034	The applications of this family have claims directed to compositions of matter, uses of the compositions, and processes for preparing the compositions

19	Nanoparticle Insulin and Insulin Analogue Compositions	Midatech Limited	Patent Cooperation Treaty* United States*	1/29/2034	The applications of this family have claims directed to compositions of matter, uses of the compositions, and processes for preparing the compositions

21	Detection of Cancer	Midatech Limited and Middlesex University	European Union* United States*	11/6/2029	The applications of this family have claims directed to a use

22	Nanoparticle-Based Antigen Specific Immunotherapy	Midatech Limited and University College Cardiff Consultants Limited	United Kingdom*	4/10/2035	This application has claims directed to compositions of matter, uses of the composition, and processes for preparing the compositions

Family	Subject	Ownership	Countries Filed	Expiration or Expected Expiration Date	Type of Patent Protection

23	Nanoparticles and Their Use in Medicine	Midatech Limited	United Kingdom*	12/23/2034	This application has claims directed to uses of compositions

24	Sustained Release Encapsulted Nanoparticles	Midatech Limited	United Kingdom*	11/11/2034	This application has claims directed to compositions of matter, uses of the composition, and processes for preparing the compositions

25	Microfluidic Device	(Midatech Pharma (Wales) Limited)	Australia European Union (validated and in force in Germany, Spain, France, United Kingdom, Italy, Netherlands) United Kingdom United States	11/14/2023, except for a United Kingdom and U.S. patent having expiration dates of 11/14/2022 and 11/23/2026, respectively	The patents of this family have claims directed to devices and methods of using the device to produce segmented flow

26	Device for Fluid Transport	(Midatech Pharma (Wales) Limited)	Australia European Union* Japan	12/6/2025	The patents and application of this family have claims directed to devices

27	Vena Contractor Microfluidic Device	Midatech Pharma (Wales) Limited	Australia United States	12/19/2025 4/27/2028	The patents and application of this family have claims directed to devices and methods for making segmented flow

28	Method for the Control of Chemical Processes	(Midatech Pharma (Wales) Limited)	Australia Canada European Patent Office Germany Spain France United Kingdom Netherlands United Kingdom United States	12/20/2026, except for a United Kingdom and a U.S. patent expiring on 12/20/2025 and 8/10/2029, respectively	The patents of this family have claims directed to devices and method of controlling chemical processes using the device

29	Device and Method for Making Solid Beads	(Midatech Pharma (Wales) Limited)	Australia Canada* European Union Germany Spain France United Kingdom Italy Netherlands Japan United States	6/16/2029	The patents and applications of this family have claims directed to methods and devices for producing solid beads

30	Apparatus and Method for Making Solid Beads	(Midatech Pharma (Wales) Limited)	Australia Brazil* Canada* China* European Union* India* Japan* United States*	9/30/2031	The patents and applications of this family have claims directed to methods and devices for producing solid beads

Family	Subject	Ownership	Countries Filed	Expiration or Expected Expiration Date	Type of Patent Protection

31	Methods of Making Solid Beads	(Midatech Pharma (Wales) Limited)	Australia* Brazil* Canada* China* European Union* India* Japan* United States*	9/30/2031	The applications of this family have claims directed to methods for producing solid beads

32	Bead Collection Device and Method	(Midatech Pharma (Wales) Limited)	Australia* Brazil* Canada* China* European Union* India Japan* United States*	7/27/2032	The applications of this family have claims directed to a device

33	Nanoparticle-Based Liver-Targeting Therapy and Imaging	Midatech Limited	United Kingdom*	7/24/2036	This application has claims directed to compositions of matter, uses of the composition, and processes for preparing the compositions

*	Application pending

For more information regarding Midatech’s intellectual property, please refer to “Risk Factors—Risks Related to Midatech’s Business and Industry” beginning on page 56.

Government Regulations

The pharmaceutical industry in the United Kingdom is regulated by the Medicines and Healthcare products Regulatory Agency, referred to as MHRA, and is an executive agency of the United Kingdom Government’s Department of Health, and is therefore a part of government. The United Kingdom Secretary of State for Health determines the policy and financial framework within which the agency operates, but is not involved in its day-to-day management.

•	Providing expert scientific, technical and regulatory advice on medicines and medical devices;

•	Regulating clinical trials of medicines and medical devices; and

•	Promoting good practice in the safe use of medicines and medical devices, and providing information to help inform treatment choices.

CPRD is a center that anonymizes healthcare records for data services, interventional and observational research. The aim is to improve public health; facilitate interventional studies through innovation and increase their efficiency; enable academic and industry research in the United Kingdom and globally; and support growth in the United Kingdom.

CPRD has the ability to provide linked data with a range of other data sources, such as disease registries to build a more complete picture of a patient’s journey of care from cradle to grave. CPRD is jointly funded by the MHRA and the National Health Service National Institute for Health Research.

NIBSC is responsible for developing and producing over 90% of the international standards in use around the world to assure the quality of biological medicines. Alongside this, NIBSC is the United Kingdom’s Official Medicines Control Laboratory responsible for testing biological medicines within the framework of the European Union while also performing Official Control Authority Batch Release testing for biological medicines and is the home of the United Kingdom Stem Cell Bank.

The MHRA grants marketing authorization for medicines through various routes to make medicines available. The “national” procedure involves granting United Kingdom-only valid licenses while those granted via the decentralized procedure route ensures companies can market their medicines in the United Kingdom and other named European Union countries.

The objective of the MHRA is to protect and improve the health of the population of the United Kingdom through the effective regulation of medicines and medical devices, underpinned by regulated pharmaceutical science and research.

The aims of MHRA include to:

•	Ensure that medicines, medical devices and blood components for transfusion meet applicable standards of safety, quality, efficacy and effectiveness;

•	Ensure that the supply chain for medicines, medical devices and blood components is safer and more secure;

•	Promote international standardization and harmonization to assure the efficacy and safety of biological medicines;

•	Promote increased understanding of the risks and benefits of medicines, medical devices and blood components, leading to safer and more effective use;

•	Promote and support innovation, research and development beneficial to public health;

•	Influence the shape and operation of the United Kingdom, European Union and international regulatory frameworks in which it operates, to achieve risk-proportionate and effective public health protection; and

•	Achieve national and international recognition of the excellence of its work in protecting and promoting public health, thereby contributing to the success of the United Kingdom economy.

The MHRA is responsible for two other regulatory organizations, the Clinical Practice Research Datalink, referred to as CPRD, and the National Institute for Biological Standards and Control, referred to as NIBSC, and is structured as follows:

•	Medicines regulation is funded entirely from fees. In setting its fees the agency takes account of full cost recovery rules as set out in Her Majesty’s Treasury’s Managing Public Money.

•	Devices regulation is primarily funded through a service level agreement with the United Kingdom Government.

•	NIBSC derives approximately 60% of its non-capital revenue from fees charged for services, including the sale of biological standards, and from research funding. The United Kingdom Government provides the remaining 40% to finance its public health functions.

•	CPRD is operated as a joint arrangement with the United Kingdom Government’s National Institute for Health Research, with a 50/50 investment contribution and joint control.

The MHRA is responsible for:

•	Assessing the safety, quality and efficacy of medicines, and authorizing their sale and supply in the United Kingdom;

•	Carrying out post-marketing surveillance of medicines and medical devices, monitoring adverse reactions and taking action to safeguard public health;

•	Testing medicines to identify and address quality defects, monitoring the safety and quality of imported medicines, investigating internet sales and counterfeit medicines;

•	Ensuring compliance with United Kingdom and European standards through inspection and enforcement;

•	Managing the British Pharmacopoeia;

•	Overseeing the United Kingdom bodies that audit medical device manufacturers, operating a compliance system for medical devices, and contributing to the development of standards for medical devices;

The MHRA also grants licenses to companies who already have a national license in one or more European Union countries but want to market it in others through the European Union mutual recognition procedure. Most new types of medicine are now licensed by the EMA through the centralized procedures to ensure that they are available to patients and used in the same way across all European Union member states.

The MHRA is the competent authority for medical devices in the United Kingdom under European Union directives. All and every medical device placed on the market in the United Kingdom must comply with the Medical Devices Regulations in order to receive a “CE mark.” The regulations governing devices are different from those governing medicines in that independent notified bodies assess whether manufacturers have met the requirements set out in legislation before awarding a CE mark. Notified bodies must first be designated by the competent authority in their respective European Union member state before they can carry out this role. MHRA is the designating authority in the United Kingdom.

Manufacturers can apply to any notified body in the European Union and once they have the necessary certification their products can be sold anywhere in the European Union. Following an appropriate assessment, the notified body will issue relevant certification allowing manufacturers to put CE marks on their products and put them on the market in the European Union. The legislation places obligations on manufacturers to ensure that their devices are safe and fit for their intended purpose before they are CE marked and placed on the market in any European Union member state.

The CPRD center provides anonymized National Health Service primary care data on millions of people in England and Wales, held in electronic health records, to help answer clinical research questions about a population, including the safety and effectiveness of medicines and devices, and the causes of diseases. The research outputs help develop new treatments and improve health for all.

The MHRA is also responsible for developing and producing international standards in use around the world to assure the quality of biological medicines through NIBSC.

For information regarding government regulations Midatech may be subject to following the completion of the merger, see “Information Regarding DARA—Government Regulation” beginning on page 242.

Competition

Midatech’s drug conjugate platform is among the latest generation of nanomedicine technology. Liposomes, an artificially prepared spherical vehicle composed of a lipid bilayer that can be used as vehicle for the administration of nutrients and drugs, followed by various polymeric nanoparticles, were the first nanotechnologies, and now inorganic nanoparticles like Midatech GNPs are emerging as the fastest growing sector within the nanomedicine market. The speed and nature of technological change means that physical science is always evolving and new competition and alternatives are always a possibility, however Midatech believes that it has established competitive advantage over its peers. As a result of the combination of its platform technology, intellectual property and proprietary know-how, Midatech has a protected position in the nanoparticle space which allows the potential for highly differentiated drugs serving high unmet needs like orphan oncology to be rapidly and independently manufactured and scaled.

Competitive Dynamics

Barriers to entry for competitors are high. The significant level of capital, scientific capabilities, and infrastructure required to achieve what Midatech has achieved to date may deter new entrants. A high degree of specialization and expertise in equivalent drug conjugate technology and relevant therapeutic areas is essential, which Midatech has built up over many years since inception. The power of suppliers is relatively low given Midatech’s manufacturing autonomy. The power of buyers—pharmaceutical companies—is important insofar as they may be partners for the commercialization and distribution of Midatech compounds such as its transbuccal insulin; however in the oncology and ophthalmology programs the intention is that Midatech may commercialize these without the need for pharmaceutical partners. Even for large pharmaceutical companies, the know-how, manufacturing, and effort involved in getting Midatech to its current stage of business development would likely see them engage as partners rather than as competitors. Competitive pressures or substitutes for Midatech compounds like all biogenetic products come from traditional non-GNP therapeutic drugs, biosimilars, or new chemical entities. The growing trend of drug sales produced using biotechnology products suggests that the threat from traditional compounds as substitutes is potentially weak and shrinking. For example, in 2014, approximately 60% of approved molecular entities were specialty biotechnology drugs; however, by the end of the decade, 50% of drugs are expected to be biotechnology drugs. Biosimilars could become a competitor to nanotech drugs, however this is currently uncertain given the difficult pathway for regulatory approval and concerns of minor differences affecting drug efficacy and safety, as well as the significant cost involved in developing and approving biosimilars, which can run into hundreds of millions of dollars.

Competitive Technology

The main competing nanotechnologies are liposomes, polymers, carbon assemblies and other inorganic/metallic platforms. Carbon assemblies are not widely used in healthcare applications. Most nano activity has traditionally involved liposomes and polymers. More recently, the focus has moved to include inorganic nanoparticles using solid cores where Midatech is one of a few companies using gold. To the best of Midatech’s knowledge, it is the only company using non-colloidal gold (colloidal gold is defined as larger gold nanoparticles 10—15 nm and more, whereas Midatech’s core GNP construct is less than 2 nm) and is sufficiently progressed with the technology to be undertaking Phase II clinical trials. Midatech believes it is therefore well positioned versus the other technologies and companies providing a differentiated platform that imparts favorable characteristics in drug delivery, including targeting and mobility, solubility (for otherwise non soluble compounds), stability (of peptides), compatibility (inert and biocompatible) and highly controlled delivery and release in the cell.

Competitive Therapeutic Areas

With respect to diabetes, research on various alternative insulin delivery systems includes inhaled, oral, nasal, pulmonary, ocular, rectal, transdermal, and transbuccal routes of delivery. Inhaled insulin has as yet failed to show the anticipated success due to poor dosing flexibility, inconvenient administration, and safety concerns. Oral insulin remains a challenge because of susceptibility to hydrolytic degradation by acid and enzymes, low membrane permeability and low bioavailability. Midatech is focused on buccal administration, where the Directors consider the GNP technology can successfully leverage the significant lymphatic and blood supply found in the buccal mucosa for the administration of GNP bound insulin.

Much of the historical and current focus and activity of the nanomedicine market is oncology. Within this domain, Midatech believes it is well positioned given the Group’s focus on selected orphan oncology applications where unmet needs persist, an accelerated regulatory process is possible and fewer companies compete (reflecting the challenges that need to be addressed). The other Midatech therapeutic areas (endocrinology, ophthalmology and neuroscience) are less active than oncology, which Midatech believes allows the advantages of GNP technology to be leveraged beyond the capabilities of other technologies, such as peptide stability, the ability to cross membranes (blood brain barrier, buccal mucosa) and excretability. Similarly, with the Midatech sustained release technology, the ability to address shortcomings of other controlled technologies such as burst, lag, release profile and consistency enables Midatech to pursue unmet opportunities such as sustained release octreotide, which to date has no generic competition despite being off patent for many years.

Competitive Companies

From a technology perspective, Midatech believes other companies using gold nanoparticle technologies include AuraSense Therapeutics, CytImmune Sciences, Inc., and Nanospectra Biosciences, Inc. Some companies use larger colloidal gold nanoparticles of 10 to 15nm or bigger, whereas Midatech uses non-colloidal gold cores smaller than 2nm.

From a therapeutic perspective, Midatech believes other companies using non-injectable insulin include Mannkind Corporation, Oramed Pharmaceuticals, Inc. and Generex Biotechnology Corporation. Further, Afrezza, a form of inhaled insulin, is marketed by Mannkind Corporation and Sanofi S.A. Midatech is one of the few focused on buccal administration.

In oncology, there are marketed nanodrugs on the market including a paclitaxel protein-bound particles for injectable suspension, known by its brand name Abraxane and marketed by Celgene Corporation, for breast and various other cancers, doxorubicin HCI liposome injection, known by its brand name Doxil and Janssen Products, for ovarian cancer, lyso-thermosensitive liposomal doxorubicin, known by its brand name ThermoDox, and marketed by Celsion Corporation, for breast and liver cancer, as well as a number of drugs in development for various cancers at Phase I or II.

Midatech is pursuing orphan and rare oncology indications for both its GNP technology (in liver, brain and ovarian cancer), as well as its sustained release technology, where therapies in development and on the market are limited. In neuroscience, Midatech is one of a few companies developing nanotechnology treatments with early stage programs focused on getting therapies across the BBB to treat diseases like Multiple Sclerosis, Alzheimer’s, and Parkinson’s disease.

Manufacturing

GNP Drug Conjugate Platform

Midatech has a manufacturing facility in Bilbao, Spain. The facility received cGMP certification in 2011 and, as detailed below in relation to sterile injectables, is currently awaiting an inspection following an approximately €800,000 refurbishment in 2014 to confirm the compliance of the refurbished facility as a whole. Assuming the refurbished facility is re-certified as being cGMP compliant, it is considered by Midatech to be unique in Europe as a cGMP certified manufacturing facility for solid core inorganic nanoparticles with sufficient capacity for producing clinical trial materials. Midatech established this state-of-the-art manufacturing facility in order to control the production and development of its GNP production. Furthermore, as referenced above, Midatech completed a significant upgrade to the site in September 2014, creating an integrated but separate unit for production of sterile candidate compounds within the GNP manufacturing facility in order to clinically test and evaluate candidate GNP-based cancer vaccines and GNP-chemotherapeutics. The facility includes a manufacturing suite, quality control laboratories, research laboratories, administrative space and room for future expansion. The facility also enables Midatech to undertake research and pre-clinical activities. The facility is located near Bilbao’s international airport and a number of educational institutions in the region, from which Midatech benefits by way of post-graduate talent recruitment. The institutions include The Centre for Cooperative Research in Biomaterials in San Sebastian, Spain, which is focused on nanotechnology.

The facility extends over 750 square meters, has capacity for further expansion and is also currently under evaluation by a US-based company seeking facilities to manufacture its products, which if successful could lead to a manufacturing contract that could potentially generate substantial revenues.

NanoFacturing

In December 2014, a consortium led by Midatech Pharma España SL (formerly named Midatech Biogune) was awarded €7.9 million (payable in installments) of grant funding from Horizon 2020, the European Union research and innovation program backed by the European Commission aimed at securing Europe’s global competitiveness. Of the total amount, €3.4 million is for the Midatech group directly, with the balance going to consortium partners that will be involved in the scale-up of Midatech’s GNP manufacturing capacity. A consortium of nine partners was selected to receive the funding, including Midatech as lead proposer, for the proposal of “NanoFacturing—The Development of Medium- and Large-Scale Sustainable Manufacturing Process Platforms for Clinically Compliant Solid Core Nanopharmaceuticals.” The project had been evaluated by five independent experts and resulted in the consortium being selected to be awarded one of only two grants available out of 18 competing bids.

NanoFacturing is a scalable manufacturing platform to be developed by Midatech to support the wide range of nanopharmaceutical products being developed in Europe. It aims to address the small and medium scale needs of early phase clinical trials and niche applications, whilst also supporting the development of clinically compliant, sustainable large scale manufacturing processes capable of taking these products through Phase III trials into commercial manufacture and supply into large potential markets.

The project will focus on, inter alia, (i) creating cGMP pilot lines for up-scaling manufacturing; (ii) taking nanomaterials already successfully produced at proof-of-concept/milligram levels and facilitating their scale-up to kilogram quantities; and (iii) providing large-scale and cGMP production for clinical trials and nanomedicine production. The project will develop a GNP-based drug conjugate delivery system towards commercialization, including inter alia: (i) the synthetic processes, functional specifications and best practices to ensure efficient translation of agents from discovery through to first in man; and (ii) proof-of-concept studies and beyond to Phase III trials and commercialization, according to industrial and regulatory standards.

GNP Production

Midatech’s GNPs are manufactured in a proprietary process in which the nanoparticles self-assemble at room temperature. The main manufacturing unit was certified in February 2011 to operate to standards of cGMP and Midatech believes that the newly refurbished facility will receive updated certification during 2015. The facility houses two “Class C” clean rooms appropriate for manufacture of pharmaceutical grade material. The site has capacity for manufacturing enough material for clinical trials. The process is engineered to be easily scalable and so capacity can be expanded quickly if needed for larger trials and potential subsequent sales. The manufacturing facility gives Midatech complete control over GNP quality and supply. In addition to quality control issues, in-house development of manufacturing capabilities adds additional value to Midatech through revenue gained from retaining manufacturing rights. Midatech believes that other early stage nanotechnology companies outsource manufacturing to partners due to the complexity and relatively high cost involved with setting up a manufacturing operation. Midatech believes that although outsourcing lowers up-front investment, it gives away control over manufacturing, which can frequently lead to quality issues and supply constraints, especially when production needs to be scaled up.

While the manufacture of nanoparticles at Midatech Pharma España uses proprietary technology, the raw materials used for this manufacture are principally readily available chemical raw materials, which can be obtained from a number of standard suppliers. As routine practice, Midatech Pharma España uses two independent supply companies which are effectively interchangeable in order to mitigate the risk of failure in the supply chain. Specific ligand compounds are routinely supplied by a validated company in Spain under a Quality Agreement, but other companies in the United Kingdom have been used to synthesize these components on occasion, to ensure low risk of supply failure. Midatech Pharma España can also manufacture these components in house if necessary.

Manufacture of Sterile Injectables for Human Studies

In order to be in a position to clinically test and evaluate candidate GNP-based cancer vaccines and GNP-chemotherapeutics, which are administered by intravenous injection, clinical candidate compounds have to be produced under sterile conditions. To that end, Midatech completed a major upgrade of its infrastructure in September 2014 costing approximately €800,000 by integrating a separated sterile production unit within the cGMP manufacturing containment area. The Spanish regulatory authority is due to inspect and grant the required licenses for European compliance once the facility is fully validated, which is anticipated to occur during the final quarter of 2015.

Sustained Release Platform

Manufacturing of cGMP grade materials within Midatech’s sustained release platform is currently outsourced to a third party, Nova Laboratories Ltd., referred to as Nova. Some investigational projects for third parties are carried out in Cardiff, Wales utilizing the ISO 9000 quality system. Nova operates a fully compliant pharmaceutical quality system and is licensed by the United Kingdom Medicines and Healthcare products Regulatory Agency as well as the United States Food and Drug Administration. Midatech’s five year contract with Nova is due to expire in July 2018 and has no minimum order sizes, thereby ensuring that the initiation of each manufactured batch is solely within the control of Midatech.

Environmental, Health and Safety Matters

Midatech’s manufacturing facility is subject to extensive environmental, health and safety laws and regulations governing, among other things: the use, storage, registration, handling, emission and disposal of chemicals, waste materials and sewage; chemicals, air, water and ground contamination; air emissions and the cleanup of contaminated sites, including any contamination that results from spills due to Midatech’s failure to properly dispose of chemicals, waste materials and sewage.

These laws, regulations and permits could potentially require the expenditure by Midatech of significant amounts for compliance or remediation. If Midatech fails to comply with such laws, regulations or permits, it may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue its business activities. In addition, Midatech may be required to pay damages or civil judgments in respect of third party claims, including those relating to personal injury (including exposure to hazardous substances its uses, stores, handles, transports, manufactures or disposes of), property damage or contribution claims. Some environmental, health and safety laws allow for strict, joint and several liability for remediation costs, regardless of comparative fault. Midatech may be identified as a responsible party under such laws. Such developments could have a material adverse effect on Midatech’s business, financial condition and results of operations.

In addition, laws and regulations relating to environmental, health and safety matters are often subject to change. In the event of any changes or new laws or regulations, Midatech could be subject to new compliance measures or to penalties for activities that were previously permitted.

Facilities

Midatech’s headquarters, which houses its corporate offices, is located in Oxfordshire, United Kingdom. Midatech leases approximately 543 square meters in this facility. Midatech’s lease for this space expires in February 2020.

In addition, Midatech also leases a manufacturing facility in Bilbao, Spain, which lease expires in August 2021, and a sustainable release research laboratory in Cardiff, Wales, which lease expires in April 2018.

Midatech believes that its facilities are sufficient to meet its current needs and that suitable additional space will be available as and when needed.

Employees

As of October 1, 2015, Midatech had 58 full-time employees, and 33 of whom hold Ph.D. or M.D. degrees. Of these full time employees, 46 were engaged in research and development. None of its employees are represented by labor unions or covered by collective bargaining agreements. Midatech considers its relationship with its employees to be good.

Midatech Pharma España employment conditions, rules and regulations are governed by a union-based document. The contents of this document are re-negotiated with the central government every two years and stipulate professional grades relating to position descriptions and the salary bands associated with those grades. Each member of staff is assigned a grade commensurate with their position and responsibilities within the company and compliance with such document is obligatory.

Legal Proceedings

Other than legal proceedings in connection with the merger, Midatech is not currently party to any material legal proceedings. See “The Merger—Litigation Related to the Merger” beginning on page 131 and “Risk Factors—Lawsuits have been filed against DARA, members of the DARA Board of Directors, Merger Sub, Secondary Merger Sub, and Midatech challenging the merger, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the merger, and result in substantial costs” on page 39.

DARA’S MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with DARA’s audited financial statements and notes thereto for the fiscal year ended December 31, 2014 and its Consolidated Financial Statements and related Notes for the quarterly period ended June 30, 2015, included elsewhere in this proxy statement/prospectus.

Overview

DARA is a Raleigh, North Carolina based specialty pharmaceutical company primarily focused on the commercialization of oncology supportive care and oncology treatment pharmaceutical products. Through DARA’s acquisition of Oncogenerix, Inc., which occurred on January 17, 2012, it acquired exclusive U.S. marketing rights to its first commercial FDA-approved proprietary product, Soltamox® (tamoxifen citrate) oral solution. Soltamox has been approved by the FDA for the prevention and treatment of breast cancer. On September 7, 2012, DARA entered into a license agreement with Helsinn Healthcare SA, referred to as Helsinn, to distribute, promote, market and sell Gelclair®, a unique FDA-cleared, sodium hyaluronate and polyvinylpyrrolidone-containing oral gel indicated for the management and relief of pain due to oral mucositis.

On March 9, 2015, DARA entered into a commercialization agreement with Onxeo S.A., referred to as Onxeo, giving DARA the exclusive, sublicensable, rights to distribute, promote, market and sell Oravig®, in the United States as well as the right to seek regulatory approval for Oravig in Canada with the resulting exclusive, sublicensable rights to distribute, promote, market and sell Oravig there. Oravig is the first and only orally dissolving buccal tablet approved for oral thrush and is expected to launch in 2015. At the same time that DARA acquired the exclusive rights to Oravig from Onxeo, it entered into a co-promotion agreement with Mission Pharmacal, referred to as Mission, for Mission to exclusively promote Oravig in the primary care market. Upon launch, Mission will utilize their existing primary care sales force to promote the product within that market segment. In consideration for receiving the exclusive rights to Oravig, DARA will make certain milestone payments of defined sales thresholds.

Alamo Pharma Services, referred to as Alamo, provides DARA with a dedicated national sales team of 20 sales representatives to promote its commercial products, referred to as the Sales Team. Pursuant to an agreement exclusive to the oncology market with Mission, Alamo’s parent company, Mission shares in the costs and expenses of the Sales Team. The Sales Team promotes DARA’s products Soltamox (tamoxifen citrate) and Gelclair and, upon DARA’s launch later in 2015, will promote Oravig. The Sales Team also promotes two Mission products: Ferralet® 90, and Aquoral®. DARA’s agreements with Alamo and Mission expand its presence in oncology supportive care and the Mission products complement its portfolio in presenting comprehensive offerings to the oncologist. DARA believes its engagement of the 20-person Sales Team helps it increase its revenues and its product portfolio’s market acceptance.

DARA has a clinical development asset, KRN5500, which is a Phase II investigational product targeted for treating cancer patients with painful treatment-refractory chronic chemotherapy induced peripheral neuropathy, referred to as CCIPN. KRN5500 was designated a “Fast Track” drug by the FDA in 2011. Fast Track designation is intended to facilitate the development and expedite review of drugs and biologics intended to treat serious or life-threatening conditions and those products that demonstrate the potential to address unmet medical needs. On February 21, 2014, the FDA granted Orphan Drug Designation to KRN5500 for the parenteral treatment of painful CCIPN that is refractory to conventional analgesics. On June 16, 2014, the FDA granted Orphan Drug Designation to KRN5500 for the treatment of multiple myeloma. Upon approval by the FDA, orphan drug designation provides extended market exclusivity, tax benefits, and the waiver of certain fees associated with the FDA approval process. On April 8, 2015, DARA received notice of allowance from the U.S. Patent and Trademark Office for a modified formulation of KRN5500 that will allow a simplified dosing regimen. On July 9, 2015 the FDA provided formal agreement with DARA’s proposed development plan, including design of the Phase IIb dose-escalation strategy in cancer patients with CCIPN. The FDA also indicated agreement with proposed bridging studies for the new KRN5500 formulation. DARA is evaluating options to partner the drug with an established oncology pharmaceutical development company to undertake and support further development costs, and is determining whether any further internal development of KRN5500 would be beneficial to its partnering efforts.

DARA is employing a multi-disciplinary approach to reach and educate health care providers, dispensers, patient advocacy groups, foundations, caregivers and patients directly. DARA believes it can accomplish this through utilization of the contract sales organization of 20 sales representatives, innovative marketing programs, partnerships with specialty pharmacy providers, working with patient advocacy groups and foundations as well as collaborative arrangements with third party sales organizations. As DARA gains additional commercial experience with its products, it may modify these activities as appropriate.

In order to successfully achieve these goals, having sufficient liquidity is very important since DARA’s revenues from operations to date have been insufficient to support its commercial and development activities. DARA has liquidated or distributed to its stockholders all of its investments made previously in other companies. DARA’s primary sources of working capital have been proceeds from the sale of its securities and proceeds from the prior sales of securities held in subsidiary companies and marketable securities.

DARA expects to continue to incur operating losses in the near-term. DARA’s results may vary depending on many factors, including its ability to build a successful sales and marketing organization, its ability to properly anticipate customer needs, the success of its product marketing efforts and the progress of licensing activities of KRN5500 with pharmaceutical partners. DARA continues to pursue other in-licensing opportunities for approved products.

Product Commercialization and the Mission Products

DARA’s primary focus is on the commercialization of the following oncology supportive care and oncology treatment pharmaceutical products:

•	Gelclair, an FDA-cleared product indicated for the management and relief of pain due to oral mucositis;

•	Oravig, the first and only orally dissolving buccal tablet approved for oral thrush that is expected to launch in 2015;

•	Two Mission products: Ferralet 90 (for anemia), and Aquoral (for dry month); and

•	Soltamox, an FDA-approved oral liquid solution of tamoxifen citrate (for the prevention and treatment of breast cancer).

DARA currently has exclusive licenses to two FDA approved products, Soltamox and Oravig; an exclusive license to distribute, promote and market a FDA-cleared product, Gelclair; and a marketing agreement to co-promote two Mission products: Ferralet 90 and Aquoral. DARA is working to expand its portfolio to include additional products through licenses and other collaborative arrangements.

KRN 5500 Clinical Stage Asset

KRN5500 is a novel, non-narcotic/non-opioid intravenous product being investigated for the treatment of painful CCIPN that is refractory to conventional analgesics. In July 2004, DARA obtained an exclusive worldwide license (excluding Australia, New Zealand and Asia) to compounds from Kirin Brewery Co., Ltd. (now Kyowa Hakko Kirin Co., Ltd.) of Japan for the treatment of pain and central and peripheral nervous system conditions or diseases. In May 2004, DARA also entered into an exclusive worldwide license with Massachusetts General Hospital related to the use of certain spicamycin derivatives for use in treating pain.

DARA has successfully completed a Phase IIa proof of concept study of KRN5500 in 19 patients with advanced cancer and analgesia-resistant neuropathic pain where it showed clinically-significant and statistically-significant pain reduction versus placebo (p = 0.03) using standardized pain test scores. There were no major safety concerns, although nausea and vomiting were a common occurrence. The FDA has designated KRN5500 a Fast Track drug, based on its potential usefulness in treating a serious medical condition and in fulfilling an unmet medical need. DARA has made changes which it believes improves and simplifies the formulation and has manufactured a new drug substance for the next clinical trial. Since KRN5500 would complement DARA’s portfolio of oncology treatment and supportive care pharmaceuticals, DARA is evaluating options to partner the drug with an established oncology development company to undertake and support the cost for the Phase IIb program, as well as determining whether any further internal development of KRN5500 would be beneficial to DARA’s partnering efforts.

On February 21, 2014, the FDA granted Orphan Drug Designation to KRN5500 for the parenteral treatment of painful, chronic, chemotherapy-induced peripheral neuropathy that is refractory to conventional analgesics. On June 16, 2014 the FDA granted Orphan Drug Designation to KRN5500 for treatment of multiple myeloma. Upon approval by the FDA, Orphan Drug Designation provides extended market exclusivity, tax benefits, and the waiver of certain fees associated with the FDA approval process. On April 8, 2015, DARA received notice of allowance from the U.S. Patent and Trademark Office for a modified formulation of KRN5500 that will allow a simplified dosing regimen. On July 9, 2015 the FDA provided formal agreement with DARA’s proposed development plan, including design of the Phase IIb dose-escalation strategy in cancer patients with CCIPN. The FDA also indicated agreement with proposed bridging studies for the new KRN5500 formulation.

Critical Accounting Policies and Significant Judgments and Estimates

DARA’s management’s discussion and analysis of its financial condition and results of operations are based on DARA’s consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires DARA to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, DARA evaluates its estimates and judgments, including those related to clinical trial expenses, stock-based compensation and asset impairment and significant judgments and estimates. DARA bases its estimates on historical experience and on various other factors that are believed to be appropriate under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

While DARA’s significant accounting policies are more fully described in Note 2 to its consolidated financial statements included in this proxy statement/prospectus, DARA believes the following accounting policies are most critical to aid in fully understanding and evaluating its reported financial results.

Revenue Recognition

DARA recognizes revenue when there is persuasive evidence that an arrangement exists, title has passed, collection is reasonably assured and the price is fixed or determinable DARA sells Soltamox mostly to wholesalers who, in-turn, sell the product to hospitals and other end-user customers. Sales to wholesalers provide for selling prices that are fixed on the date of sale, although DARA offers certain discounts to group purchasing organizations and governmental programs. The wholesalers take title to the product, bear the risk of loss of ownership, and have economic substance to the inventory.

DARA allows for product to be returned beginning prior to and following product expiration. DARA does not believe that it has sufficient sales and returns history with Soltamox and the related wholesaler distribution channel at this time to reasonably estimate product returns from its wholesalers while the wholesalers are still holding inventory. Therefore, DARA is deferring the recognition of Soltamox revenue until the wholesalers sell their product to retail and specialty pharmacies or other end-user customers. DARA will continue to defer revenue recognition until the point at which it has obtained sufficient sales history to reasonably estimate returns from the wholesalers and inventory levels are reduced to normalized amounts. Shipments of Soltamox that are not recognized as revenue are treated as deferred revenue until evidence exists to confirm that pull through sales to retail and specialty pharmacies or other end-user customers have occurred. Soltamox revenue is recognized from product sales directly to hospitals, clinics, pharmacies and other end-user customers at the time of direct shipment.

Revenue from Gelclair sales is recognized when the merchandise is shipped to both wholesalers and direct sales to hospitals, clinics, pharmacies and other end user customers as DARA believes that it has achieved normalized inventory levels for Gelclair. DARA recognizes sales allowances as a reduction of revenues in the same period the related revenue is recognized. Sales allowances are based on amounts owed or to be claimed on the related sales. These estimates take into consideration the terms of DARA’s agreements with wholesale distributors and the levels of inventory within the distribution channels that may result in future discounts taken. DARA must make significant judgments in determining these allowances. If actual results differ from DARA’s estimates, it will be required to make adjustments to these allowances in the future, which could have an effect on revenue in the period of adjustment. The following briefly describes the nature of each provision and how such provisions are estimated:

•	Payment discounts are reductions to invoiced amounts offered to customers for payment within a specified period and are estimated upon shipment utilizing historical customer payment experience.

•	Although DARA does not have significant experience with its current products, the returns provision is based on management’s return experience for similar products and is booked as a percentage of product sales recognized during the period. These recognized sales include shipments that have occurred out of wholesalers as well as direct shipments made by DARA to other third party purchasers. As DARA gains greater experience with actual returns related to its specific products the returns provisions and related reserves will be adjusted accordingly. The returns reserve is recorded as a reduction of revenue in the same period the related product sales revenue is recognized and is included in accrued expenses.

•	Generally, credits may be issued to wholesalers for decreases that are made to selling prices for the value of inventory that is owned by the wholesaler at the date of the price reduction. Price adjustment credits are estimated at the time the price reduction occurs and the amount is calculated based on the level of the wholesaler inventory at the time of the reduction.

•	There are arrangements with certain parties establishing prices for products for which the parties independently select a wholesaler from which to purchase. Such parties are referred to as indirect customers. A chargeback represents the difference between the sales invoice price to the wholesaler and the indirect customer’s contract price, which is lower. Provisions for estimating chargebacks are calculated primarily using historical chargeback experience, contract pricing and sales information provided by wholesalers and chains, among other factors. DARA recognizes chargebacks in the same period the related revenue is recognized.

Inventory

Inventory at June 30, 2015 and December 31, 2014 was $175,633 and $265,280, respectively, and consisted of finished goods. DARA states finished goods inventories at the lower of cost (which approximates actual cost on a first-in, first-out cost method) or market value. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand and in the distribution channel, estimated time required to sell such inventory, remaining shelf life, and current and expected market conditions, including levels of competition. Inventory adjustments are measured as the difference between the cost of the inventory and estimated market value based upon assumptions about future demand and charged to the provision for inventory, which is a component of cost of sales. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase in that newly established cost basis. During the three and six months ended June 30, 2015, DARA recorded an inventory write down of approximately $50,000 associated with inventory still in its warehouse that is approaching product expiration.

Income Taxes

DARA uses the liability method in accounting for income taxes as required by FASB ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. At June 30, 2015, December 31, 2014 and December 31, 2013 a valuation allowance has been recorded to reduce the net deferred tax asset to zero.

DARA’s policy for recording interest and penalties is to record them as a component of interest income (expense), net. The Code provides limitations on utilization of existing net operating losses and tax credit carryforwards against future taxable income based upon changes in share ownership. DARA believes it is highly likely these changes have occurred, and a significant portion of the net operating loss and R&D credit carryforwards could be impaired.

Sales and Marketing Costs

Sales and marketing costs consist of salaries, commissions, and benefits to sales and marketing personnel, sales personnel travel and operating costs, contract sales force costs including pass-throughs, marketing programs, administration costs and advertising costs.

Research and Development Expenses

DARA expenses research and development costs as incurred. Research and development costs include personnel and personnel related costs, clinical material manufacturing costs, process development, research costs, patent costs, pharmacovigilance costs, Prescription Drug User Fee Act, referred to as PDUFA, fees, regulatory costs and other consulting and professional services.

Valuation of Goodwill and Acquired Intangible Assets

DARA has recorded goodwill and acquired intangible assets related to its 2012 acquisition. When identifiable intangible assets are acquired, DARA determines the fair values of the assets as of the acquisition date.

Intangible assets with definite useful lives are amortized to their estimated residual values over their estimated useful lives and reviewed for impairment if certain events occur.

Goodwill represents the excess of purchase price over fair value of net assets acquired in a business combination and is not amortized. Goodwill is subject to impairment testing at least annually or when a triggering event occurs that could indicate a potential impairment. DARA is organized as a single reporting unit and therefore the goodwill impairment test is done using its overall market value, as determined by its traded share price, as compared to its book value of net assets. DARA completed its annual impairment test as of December 31, 2014 and determined the carrying value of goodwill was not impaired.

DARA evaluates the recoverability of its intangible assets subject to amortization and other long-lived assets whenever events or changes in circumstances suggest that the carrying value of the asset or group of assets is not recoverable. DARA measures the recoverability of assets by comparing the carrying amount to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment charge equals the amount by which the carrying amount of the assets exceeds the fair value. Any write-downs are recorded as permanent reductions in the carrying amount of the assets. There was no impairment to intangible assets recognized during the three months ended March 31, 2015.

Under the license agreement for Soltamox, DARA is required to meet minimum sales requirements during the license agreement’s term. DARA believes that it is unlikely that it will meet those thresholds as of the end of 2015. DARA is in discussions with the licensor to amend the applicable thresholds for sales of Soltamox. DARA believes it will be able to amend the license agreement to lower the minimum sales requirements and maintain terms that provide adequate economic benefits to it. In assessing the potential impairment of the Soltamox intangible, DARA has considered the probability of the potential amendments to the license agreements. However, if the agreement is not amended or amended with significantly different terms, the related intangible could become impaired and any resulting impairment would be reflected in the period in which that information becomes known.

Accrued Expenses

As part of the process of preparing financial statements, DARA is required to estimate accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with applicable personnel to identify services that have been performed on its behalf and estimating the level of service performed and the associated cost incurred for the service when invoices have not yet been sent and DARA has not otherwise been notified of actual cost. The majority of DARA’s service providers invoice monthly in arrears for services performed. DARA makes estimates of accrued expenses as of each balance sheet date in its financial statements based on facts and circumstances known to it. DARA periodically confirms the accuracy of its estimates with the service providers and make adjustments if necessary. Examples of estimated accrued expenses include:

•	fees paid to distribution providers;

•	fees paid to contract manufacturers in connection with the production of raw materials, drug substance and drug products; and

•	professional service fees.

Share-Based Compensation

Share-based compensation is accounted for using the fair value based method prescribed by Financial Accounting Standards Board Accounting Standards Codification 718 (“ASC 718, Compensation-Stock Compensation”). For stock and stock-based awards issued to employees, a compensation charge is recorded against earnings based on the fair value of the award. For transactions with non-employees in which services are performed in exchange for DARA common stock or other equity instruments, the transactions are recorded on the basis of the fair value of the service received or the fair value of the equity instruments issued, whichever is more readily measurable at the date of issuance. Please refer to Note 4 - Share Based Compensation, included in DARA’s condensed consolidated financial statements appearing elsewhere in this proxy statement/prospectus, for additional information regarding DARA’s adoption of ASC 718.

Significant Judgments and Estimates

The preparation of DARA’s consolidated financial statements in conformity with U.S. generally accepted accounting principles requires that it make estimates and assumptions that affect the reported amounts and disclosure of certain assets and liabilities at its balance sheet date. Such estimates include the carrying value of property and equipment and the value of certain liabilities. Actual results may differ from such estimates.

Results of Operations

Three Months Ended June 30, 2015 Compared to Three Months Ended June 30, 2014

Net revenues increased by $581,367 from $409,410 for the three months ended June 30, 2014, to $990,777 for the three months ended June 30, 2015, primarily related to increased demand for Gelclair and Soltamox. Similarly, costs of goods sold increased by $169,581 from $91,339 for the three months ended June 30, 2014, to $260,920 for the three months ended June 30, 2015, also primarily related to increased demand for both Gelclair and Soltamox, as well as a $50,000 inventory write down associated with Soltamox inventory that is approaching product expiration.

Sales and marketing costs consist of salaries, commissions, and benefits to sales and marketing personnel, sales personnel travel and operating costs, contract sales force costs including pass-throughs, marketing programs, administration costs and advertising costs. Sales and marketing expense increased $130,782 from $1,367,924 for the three months ended June 30, 2014 to $1,498,706 for the corresponding 2015 period primarily as a result of increased personnel costs including an increase in incentive based field sales compensation driven by higher sales achievement, and increased advertising and sales events expenses, partially offset by decreased public relations expenses.

Research and development costs include personnel and personnel related costs, formulation and API manufacturing costs, process development, research costs, patent costs, pharmacovigilance costs, PDUFA fees, regulatory costs and other consulting and professional services. Research and development expenses increased $58,665 from $311,573 for the three months ended June 30, 2014 to $370,238 for the corresponding 2015 period, primarily as a result of increased consulting and professional services expense and PDUFA expenses, partially offset by decreased personnel costs.

General and administrative expenses consist primarily of salaries and benefits, professional fees and other costs related to administrative, finance, human resource, legal and information technology functions as well as the costs associated with listing, stock transfer and filings as a public company. In addition, general and administrative expenses include facility, basic operational and support costs and insurance costs. General and administrative expenses increased $268,469 from $1,102,929 for the three months ended June 30, 2014 to $1,371,398 for the corresponding 2015 period, primarily as a result of increased professional services costs related to the merger agreement.

Depreciation and amortization expense increased $14,602 from $158,981 for the three months ended June 30, 2014 to $173,583 for the corresponding 2015 period, primarily as a result of higher amortization expense.

Other income (expense) reflects non-operating activities associated with investments, as well as interest earned and expensed and other revenues not related to normal basic operations. Other income increased $17,162 from $17,151 in expense for the three months ended June 30, 2014 to $11 in income for the corresponding 2015 period, primarily as a result of reduced interest expense.

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

Net revenues increased by $1,072,085 from $570,896 for the six months ended June 30, 2014, to $1,642,981 for the six months ended June 30, 2015, primarily related to increased demand for both Gelclair and Soltamox. Similarly, cost of goods sold increased by $265,001 from $144,520 for the six months ended June 30, 2014, to $409,521 for the six months ended June 30, 2015, also primarily related to increased demand for both Gelclair and Soltamox, as well as a $50,000 inventory write down associated with Soltamox inventory that is approaching product expiration.

Sales and marketing costs consist of salaries, commissions, and benefits to sales and marketing personnel, sales personnel travel and operating costs, contract sales force costs including pass-throughs, marketing programs, administration costs and advertising costs. Sales and marketing expense increased $520,129 from $2,602,502 for the six months ended June 30, 2014 to $3,122,631 for the corresponding 2015 period primarily as a result of increased personnel costs, partially offset by a reduction in public relations expense.

Research and development costs include personnel and personnel related costs, formulation and API manufacturing costs, process development, research costs, patent costs, pharmacovigilance costs, PDUFA fees, regulatory costs and other consulting and professional services. Research and development expenses increased $54,300 from $679,180 for the six months ended June 30, 2014 to $733,480 for the corresponding 2015 period, primarily as a result of increased consulting and professional services expense and PDUFA fees, partially offset by decreased personnel costs.

General and administrative expenses consist primarily of salaries and benefits, professional fees and other costs related to administrative, finance, human resource, legal and information technology functions as well as the costs associated with listing, stock transfer and filings as a public company. In addition, general and administrative expenses include facility, basic operational and support costs and insurance costs. General and administrative expenses increased $486,632 from $2,360,287 for the six months ended June 30, 2014 to $2,846,919 for the corresponding 2015 period, primarily as a result of increased personnel costs, increased stock-based compensation costs and increased professional services costs related to the merger agreement.

Depreciation and amortization expense increased $30,280 from $318,036 for the six months ended June 30, 2014 to $348,310 for the corresponding 2015 period, primarily as a result of higher amortization expense.

Other income (expense) reflects non-operating activities associated with investments, as well as interest earned and expensed and other revenues not related to normal basic operations. Other income decreased $211,646 from $194,374 for the six months ended June 30, 2014 to $17,272 in expense for the corresponding 2015 period, primarily as a result of approximately $228,375 in net increased license revenue recognized in other income during the first quarter of 2014 related to the sublicense of DB959 to T3D Therapeutics, Inc.

Twelve Months Ended December 31, 2014 Compared to Twelve Months Ended December 31, 2013

Net revenues and cost of product sales increased by $1,467,185 and $224,092 from $419,322 and $218,928 for the year ended December 31, 2013 to $1,886,507 and $443,020 for the year ended December 31, 2014, respectively due increases sales and related costs of sales associated with the launch of the new Alamo sales force in the first quarter of 2014.

Sales and marketing costs consist of salaries, commissions, and benefits to sales and marketing personnel, sales personnel travel and operating costs, contract sales force costs including pass-throughs, marketing programs, administration costs and advertising costs. Sales and marketing expense increased by $1,385,660 from $3,839,672 for the year ended December 31, 2013 to $5,225,332 for the year ended December 31, 2014 as a result of the increase in sales force costs related to the sales force expansion with Alamo in the first quarter of 2014, offset by a reduction in marketing program costs.

Research and development costs include personnel and personnel related costs, formulation and active pharmaceutical ingredient, referred to as API, manufacturing costs, process development, research costs, patent costs, pharmacovigilance costs, PDUFA fees, regulatory costs and other consulting and professional services. Research and development expenses decreased by $1,477,414 from $1,953,407 for the year ended December 31, 2013 to $475,993 for the year ended December 31, 2014, primarily due to a reduction in PDUFA fees resulting from a waiver granted by the FDA in 2014. The reduction in the PDUFA fees included a refund check of approximately $619,000 which was received in January 2015. The decrease in research and development costs was also a result of a decrease in formulation and API manufacturing costs associated with the KRN5500 program. The reformulation and manufacturing was completed during 2013 and there have been no related costs to date in 2014.

General and administrative expenses consist primarily of salaries and benefits, professional fees related to administrative, finance, human resource, legal and information technology functions as well as the costs associated with listing, stock transfer and filings as a public company. In addition, general and administrative expenses include facility, basic operational and support costs and insurance costs. General and administrative expenses increased by $238,718 from $4,266,006 for the year ended December 31, 2013 to $4,504,724 for the year ended December 31, 2014, primarily as a result of increased personnel costs.

Depreciation and amortization expense increased by $6,932 from $630,652 for the year ended December 31, 2013 to $637,584 for the year ended December 31, 2014, primarily as a result of higher amortization expense.

Other income, net, reflects non-operating activities associated with investments and dispositions on investments made in collaborations with other companies, as well as interest earned and expensed and other revenues not related to normal basic operations. Other income increased by $12,565 from $150,103 for the year ended December 31, 2013 to $162,668 for the year ended December 31, 2014, primarily as a result of approximately $147,000 in net increased license revenue recognized in other income during the first quarter of 2014 related to the sublicense of DB959 to T3D Therapeutics, Inc., partially offset by the 2013 gain of approximately $72,000 on the sale of the remainder of its marketable securities and the 2013 proceeds from an insurance policy of approximately $37,000. Consolidated net loss decreased by $1,130,346 from $10,367,824 for the year ended December 31, 2013 to $9,237,478 for the year ended December 31, 2014, primarily due to the factors discussed above.

Liquidity and Capital Resources

Overview

At June 30, 2015, DARA’s principal sources of liquidity were its cash and cash equivalents, which totaled $7,004,743. As of June 30, 2015, DARA had net working capital of $5,139,703. DARA’s cash resources have been used to acquire licenses, and to fund research and development activities, capital expenditures, sales and marketing and general and administrative expenses.

Cash Flows

During the six months ended June 30, 2015, cash used in DARA’s operating activities was $4,948,489. Cash used in operating activities was primarily due to the $5,835,152 consolidated net loss and a decrease in accounts payable and accrued liabilities of $763,059, offset by a decrease in accounts receivable of $589,040, a decrease of inventory of $89,647, non-cash stock-based compensation of $611,379 and non-cash depreciation and amortization of $348,310.

During the six months ended June 30, 2015, cash used in investing activities was $1,238 and was related to the purchase of furniture, fixtures and equipment.

During the six months ended June 30, 2015, cash used in financing activities was $72,142 and was related to payments on capital leases and other financing agreements.

Financial Condition and Outlook

DARA believes it has sufficient working capital to continue its operations into the first quarter of 2016. If the merger is not completed on a timely basis, DARA will need to obtain additional investment capital to pursue its future business plan. DARA’s capital requirements will depend upon numerous factors, including its ability to generate revenue through its sales and marketing efforts as well as the level of costs it incurs in building its portfolio of products and expanding its sales and marketing organization and its ability to license its technologies to third parties.

INFORMATION REGARDING DARA

Description of DARA’s Business

DARA is a Raleigh, North Carolina based specialty pharmaceutical company primarily focused on the commercialization of oncology supportive care and oncology treatment pharmaceutical products. Through DARA’s acquisition of Oncogenerix, Inc., which occurred on January 17, 2012, it acquired exclusive U.S. marketing rights to its first commercial FDA-approved proprietary product, Soltamox® (tamoxifen citrate) oral solution. Soltamox has been approved by the FDA for the prevention and treatment of breast cancer. On September 7, 2012, DARA entered into a license agreement with Helsinn to distribute, promote, market and sell Gelclair®, a unique FDA-cleared, sodium hyaluronate and polyvinylpyrrolidone-containing oral gel indicated for the management and relief of pain due to oral mucositis.

On March 9, 2015, DARA entered into a commercialization agreement with Onxeo, giving it the exclusive, sublicensable, rights to distribute, promote, market and sell Oravig®, in the United States as well as the right to seek regulatory approval for Oravig in Canada with the resulting exclusive, sublicensable rights to distribute, promote, market and sell Oravig there. Oravig is the first and only orally dissolving buccal tablet approved for oral thrush and is expected to launch in 2015. At the same time that DARA acquired the exclusive rights to Oravig from Onxeo, it entered into a co-promotion agreement with Mission for Mission to exclusively promote Oravig in the primary care market. Upon launch, Mission will utilize their existing primary care sales force to promote the product within that market segment. In consideration for receiving the exclusive rights to Oravig, DARA will make certain milestone payments of defined sales thresholds.

Alamo provides DARA with a dedicated national sales team of 20 sales representatives to promote its commercial products. Pursuant to an agreement exclusive to the oncology market with Mission, Alamo’s parent company, Mission shares in the costs and expenses of the Sales Team. The Sales Team promotes DARA’s products Soltamox (tamoxifen citrate) and Gelclair and, upon DARA’s launch later in 2015, will promote Oravig. The Sales Team also promotes two Mission products: Ferralet® 90, and Aquoral®. DARA’s agreements with Alamo and Mission provide DARA a presence in oncology supportive care and the Mission products complement its portfolio in presenting comprehensive offerings to the oncologist. DARA believes its engagement of the 20-person Sales Team helps it increase its revenues and its product portfolio’s market acceptance.

DARA has a clinical development asset, KRN5500, which is a Phase II investigational product targeted for treating cancer patients with painful treatment-refractory chronic chemotherapy induced peripheral neuropathy. KRN5500 was designated a “Fast Track” drug by the FDA in 2011. Fast Track designation is intended to facilitate the development and expedite review of drugs and biologics intended to treat serious or life-threatening conditions and those products that demonstrate the potential to address unmet medical needs. On February 21, 2014, the FDA granted Orphan Drug Designation to KRN5500 for the parenteral treatment of painful CCIPN that is refractory to conventional analgesics. On June 16, 2014, the FDA granted Orphan Drug Designation to KRN5500 for the treatment of multiple myeloma. Upon approval by the FDA, orphan drug designation provides extended market exclusivity, tax benefits, and the waiver of certain fees associated with the FDA approval process. On April 8, 2015, DARA received notice of allowance from the U.S. Patent and Trademark Office for a modified formulation of KRN5500 that will allow a simplified dosing regimen. On July 9, 2015 the FDA provided formal agreement with DARA’s proposed development plan, including design of the Phase IIb dose-escalation strategy in cancer patients with CCIPN. The FDA also indicated agreement with proposed bridging studies for the new KRN5500 formulation. DARA is evaluating options to partner the drug with an established oncology pharmaceutical development company to undertake and support further development costs, and is determining whether any further internal development of KRN5500 would be beneficial to its partnering efforts.

In early May, 2014, DARA implemented a new “No Coupon, No Co-pay, No Hassles” retail patient cost-saving program in support of Gelclair and Soltamox. This program is meant to reduce or eliminate financial outlays by certain patients by offsetting their out-of-pocket co-pay expenses with such reductions being applied automatically to qualified prescriptions at more than 43,000 pharmacies nationwide. No additional paperwork, coupons or electronic input are required by patients, health care providers, or pharmacists to realize the benefit of the “No Coupon, No Co-Pay, No Hassles” program. Gelclair and Soltamox are now available in most local retail pharmacies nationwide, and the retail patient cost savings program is accepted at the vast majority of national retail pharmacy chains. DARA believes this program will assist it in capturing more prescriptions written for Gelclair and Soltamox.

DARA is employing a multi-disciplinary approach to reach and educate health care providers, dispensers, patient advocacy groups, foundations, caregivers and patients directly. DARA believes DARA can accomplish this through utilization of the contract sales organization of 20 sales representatives, innovative marketing programs, partnerships with specialty pharmacy providers, working with patient advocacy groups and foundations, as well as collaborative arrangements with third party sales organizations. As DARA gains additional commercial experience with its products, DARA may modify these activities as appropriate.

Product Commercialization and the Mission Products

DARA’s primary focus is on the commercialization of the following oncology supportive care and oncology treatment pharmaceutical products:

•	Gelclair, an FDA-cleared product indicated for the management and relief of pain due to oral mucositis;

•	Oravig, the first and only orally dissolving buccal tablet approved for oral thrush that is expected to launch in 2015;

•	Two Mission products: Ferralet 90 (for anemia), and Aquoral (for dry month); and

•	Soltamox, an FDA-approved oral liquid solution of tamoxifen citrate (for the prevention and treatment of breast cancer).

DARA currently has exclusive licenses to two FDA approved product, Soltamox and Oravig; an exclusive license to distribute, promote and market a FDA-cleared product, Gelclair; and a marketing agreement to co-promote two Mission products: Ferralet 90 and Aquoral. DARA is working to expand its portfolio to include additional products through licenses and other collaborative arrangements.

Oral liquid formulations of FDA approved products

Soltamox. Soltamox (tamoxifen citrate) oral solution, DARA’s first proprietary FDA approved product, is a drug primarily used to treat breast cancer. Soltamox is the only liquid formulation of tamoxifen available for sale in the United States. Oral liquids can provide an effective alternative to solid dose formulations for those patients with dysphagia, or difficulty swallowing, or those who simply prefer to take drug products in liquid form. Those suffering from dysphagia often have difficulty or experience pain when using oral tablet or capsule products and can benefit from liquid formulations of drugs. In addition, breast cancer patients receiving chemotherapeutic agents are subject to oral mucositis, which may make liquid medical formulations preferable.

As a result of its acquisition of Oncogenerix, Inc., DARA became party to an exclusive license and distribution agreement with Rosemont Pharmaceuticals, Ltd., referred to as Rosemont, a United Kingdom based oral liquids specialty pharmaceutical company and a subsidiary of Perrigo Company plc, for rights to market Soltamox in the United States. DARA launched Soltamox in the U.S. in the fourth quarter of 2012. Previously, Soltamox was marketed only in the United Kingdom and Ireland by Rosemont. Soltamox is protected by a U.S. issued patent which expires in June 2018. Under DARA’s license agreement with Rosemont, DARA is obligated to meet minimum sales thresholds during the license agreement’s seven-year term, including thresholds applicable as of the end of 2015. It is unlikely that DARA will meet those thresholds as of the end of 2015. These minimum sales thresholds have been previously amended and DARA is in discussions with Rosemont to further amend the applicable threshold sales of Soltamox through fiscal 2015. DARA believes it will be able to amend such agreement to lower the minimum sales requirements and maintain terms that provide adequate economic benefits to DARA. In assessing the potential impairment of the Soltamox intangible, DARA has considered the probability of the potential amendments to the license agreement. However, if the agreement is not amended or amended with significantly different terms, the related intangible could become impaired and any resulting impairment would be reflected in the period in which that information becomes known.

Soltamox is used primarily for the chronic treatment of breast cancer or for cancer prevention in certain susceptible breast cancer subgroups. The National Cancer Institute estimated that in 2014, 232,670 women would be diagnosed with breast cancer and 40,000 women would die as a result of the disease. Tamoxifen therapy is currently indicated by the FDA for breast cancer patients for five years.

DARA is employing a multi-disciplinary approach to reach and educate health care providers, dispensers, patient advocacy groups, foundations, caregivers and patients directly. DARA believes it can accomplish this through utilization of a combination of its own specialized sales organization and independent sales representatives, tele-detailing, appropriate levels of product sampling, innovative marketing programs, and partnerships with specialty pharmacy providers, working with patient advocacy groups and foundations, as well as collaborative arrangements with third party sales organizations. DARA completed a registry survey called CAPTURE to gather information on compliance, adherence and preference for a liquid therapy among current tamoxifen patients and will use the results in clinical publications to increase healthcare provider awareness of breast cancer patient profiles in this respect

Cancer support therapeutics

DARA is also focusing on the commercialization of cancer support therapeutics.

Gelclair. On September 7, 2012, DARA entered into a distribution and license agreement with Helsinn. DARA was granted an exclusive license to distribute, promote, market and sell Gelclair for the management and relief of pain due to all approved indications in the United States. Gelclair, a unique oral gel whose key ingredients are polyvinlypyrrolidone (PVP) and sodium hyaluronate (hyaluronic acid), is an FDA-cleared product indicated for the management of pain and relief of pain arising from oral lesions of various etiologies, including oral mucositis/stomatitis (caused by chemotherapy or radiation therapy) irritation due to oral surgery, traumatic ulcers caused by braces or ill-fitting dentures, disease and diffuse aphthous ulcers. Gelclair is protected by a U.S. issued patent which expires in 2021. Under the license agreement with Helsinn, DARA is obligated to meet minimum sales thresholds during the ten-year term. DARA launched Gelclair in the U.S. in April, 2013.

On October 25, 2013, DARA entered into an agreement with Alamo, a subsidiary of Mission, for a 20 person national sales team in the U.S. oncology market. Pursuant to the agreement and a shared sales force agreement with Mission, the Alamo sales team, in addition to promoting DARA’s Soltamox and Gelclair products, also carries two Mission products: Ferralet 90 (for anemia), and Aquoral (for cancer related dry mouth), DARA expects that later this year the Sales Team will begin promoting Oravig. Previously, the Sales Team also promoted another Mission product, but in late 2014 DARA determined to focus its efforts with respect to Mission products on Ferralet 90 and Aquoral, which DARA believe fit better with its commercial strategy. Mission’s products are concurrently being promoted by Mission in other non-oncology related therapeutic markets and all are under patent protection throughout the term of the agreement. The agreements with Alamo and Mission expand DARA’s presence in oncology supportive care to address ongoing areas of unmet medical need. Under the terms of the agreements, DARA pays Alamo a fixed monthly fee in the low six-digit range, subject to a 4% annual escalator, and reimburses Alamo for certain expenses. DARA is also responsible for recruiting fees in connection with new hires for the Sales Team, as well as certain implementation fees. As consideration for the Sales Team’s promotion of the Mission products, DARA receives a fixed reduction in the fees DARA pay for the Alamo services as Mission subsidizes a portion of the fees. However, the Alamo promotion agreement provides that, if a specified revenue milestone in the mid six digit range is achieved, rather than receiving such subsidized Mission support payments, DARA will have the right to share in a majority portion of profits based on gross margin of sales of the Mission products, with the exact proportion of DARA’s share decreasing over time, while the agreement continues, from the eighties percent range in the first year of profit sharing to the sixties percent range from the fourth year of profit sharing. If DARA exercises its right to share in such profits, DARA’s monthly fee to Alamo will remain in the low six digits. The agreements with Alamo and Mission have terms of three years, subject to automatic one-year renewals unless either party provides at least 60 days’ written notice of termination prior to the end of the relevant term. The agreements may also be terminated by any party for convenience with three months’ notice, and may be terminated for cause with 30 days’ notice. The agreements contain standard representations, warranties and indemnification provisions.

On March 9, 2015, DARA entered into a commercialization agreement with Onxeo, giving it the exclusive, sublicensable, rights to distribute, promote, market and sell Oravig in the United States as well as the right to seek regulatory approval for Oravig in Canada. Oravig is the first and only orally-dissolving buccal tablet approved for oral thrush and is expected to launch in the second half of 2015. At the same time that DARA acquired the exclusive rights to Oravig from Onxeo, it entered into a co-promotion agreement with Mission for Mission to exclusively promote Oravig in the primary care market. Upon launch, Mission will utilize their existing primary care sales force to promote the product within that market segment. In consideration for receiving the exclusive rights to Oravig, DARA will make certain milestone payments of defined sales thresholds.

KRN 5500 Clinical Stage Asset

KRN5500 is a novel, non-narcotic/non-opioid intravenous product being investigated for the treatment of painful CCIPN that is refractory to conventional analgesics. In July 2004, DARA obtained an exclusive worldwide license (excluding Australia, New Zealand and Asia) to compounds from Kirin Brewery Co., Ltd. (now Kyowa Hakko Kirin Co., Ltd.) of Japan for the treatment of pain and central and peripheral nervous system conditions or diseases. In May 2004, DARA also entered into an exclusive worldwide license with Massachusetts General Hospital related to the use of certain spicamycin derivatives for use in treating pain.

DARA has successfully completed a Phase IIa proof of concept study of KRN5500 in 19 patients with advanced cancer and analgesia-resistant neuropathic pain where it showed clinically-significant and statistically-significant pain reduction versus placebo (p = 0.03) using standardized pain test scores. There were no major safety concerns, although nausea and vomiting were a common occurrence. The FDA has designated KRN5500 a Fast Track drug, based on its potential usefulness in treating a serious medical condition and in fulfilling an unmet medical need. DARA has made changes which it believes improves and simplifies the formulation and has manufactured a new drug substance for the next clinical trial. Since KRN5500 would complement DARA’s portfolio of oncology treatment and supportive care pharmaceuticals, DARA is evaluating options to partner the drug with an established oncology development company to undertake and support the cost for the Phase IIb program, as well as determining whether any further internal development of KRN5500 would be beneficial to DARA’s partnering efforts.

On February 21, 2014, the FDA granted Orphan Drug Designation to KRN5500 for the parenteral treatment of painful, chronic, chemotherapy-induced peripheral neuropathy that is refractory to conventional analgesics. On June 16, 2014 the FDA granted Orphan Drug Designation to KRN5500 for treatment of multiple myeloma. Upon approval by the FDA, Orphan Drug Designation provides extended market exclusivity, tax benefits, and the waiver of certain fees associated with the FDA approval process. On April 8, 2015, DARA received notice of allowance from the U.S. Patent and Trademark Office for a modified formulation of KRN5500 that will allow a simplified dosing regimen. On July 9, 2015 the FDA provided formal agreement with DARA’s proposed development plan, including design of the Phase IIb dose-escalation strategy in cancer patients with CCIPN. The FDA also indicated agreement with proposed bridging studies for the new KRN5500 formulation.

Competition

In general, the pharmaceutical and biotechnology industries are intensely competitive. The technological areas in which DARA works continue to evolve at a rapid pace. Competition from pharmaceutical, chemical and biotechnology companies, universities and research institutions is intense and DARA expects it to increase. Many of these competitors are substantially larger than DARA is and have substantially greater capital resources, research and development capabilities and experience, manufacturing, marketing, sales, financial and managerial resources than DARA has. Acquisitions of competing companies by large pharmaceutical companies or other companies could enhance the financial, marketing and other resources available to these competitors.

An important factor in DARA’s ability to compete will be the timing of market introduction of competitive products. Accordingly, the relative speed with which DARA and competing companies can in license and market products will be an important element of market success. Other significant competitive factors include:

•	product safety and efficacy;

•	timing and scope of regulatory approval;

•	product availability;

•	marketing and sales capabilities;

•	reimbursement coverage from insurance companies and others;

•	the extent of clinical benefits and side effects of its products relative to their cost;

•	price;

•	patent protection; and

•	capabilities of partners with whom it may collaborate.

Competitors to DARA’s products include other branded products, products prepared by compounding pharmacies and alternative formulations of generic products. The market landscape varies from product to product.

Gelclair® is classified as a 510(k) prescription product. Gelclair is a bioadherent oral rinse gel indicated for the management and relief of pain associated with oral mucositis. The competitive market for Gelclair consists of similarly categorized products such as MuGard, which is marketed and sold by AMAG Pharmaceuticals, and Episil, which is marketed and sold by Emergent Biosolutions. Other competing 510(k) prescription products with a similar indication or market utilization are artificial saliva agents, such as Caphosol, which is marketed and sold by EUSA Pharma, and Neutrasal, which is marketed and sold by Valeant Pharmaceuticals. The market also is serviced by a compounded, drug prescription product known as Magic Mouthwash, which is not marketed or sold by any pharmaceutical company but is a spectrum of different ingredients often compounded in house by independent pharmacies. The active ingredients in Magic Mouthwash generally contain various combinations of lidocaine, antifungals and antibiotics.

Soltamox® (tamoxifen citrate) is an FDA approved prescription drug. Soltamox is the only oral liquid formulation of tamoxifen available in the US. Soltamox is indicated for adjuvant treatment of breast cancer, metastatic breast cancer, ductal carcinoma in situ and to reduce breast cancer incidence in high risk women. DARA believes that Soltamox has no specific competition based on its unique formulation. The tamoxifen market is comprised of generic oral tablets only, primarily provided by Teva Pharmaceuticls, Activis and Mylan Pharmaceuticals. There is no marketing or promotion of these agents. There are no branded tamoxifen tablets available in the U.S. market. There are currently a handful of generic makers of generic tamoxifen tablets.

Oravig is an FDA approved prescription drug. Oravig is an azole antifungal indicated for the local treatment of oropharyngeal candidiasis in adults. Oravig is the first and only orally-dissolving buccal tablet approved for oral thrush. The oral thrush market is currently serviced by generic products only. There is no marketing or promotion of these agents. There are no branded products competitive to Oravig in the U.S. market for treatment of oral thrush. For local treatment of oral thrush, there are two generic options in the market, clotrimazole oral troches, which are provided by Perrigo Company and Roxanne Laboratories, and nystatin swish and swallow liquid preparation, which are primarily provided by Akorn Pharmaceuticals, Wockhardt and Taro Pharmaceuticals. For systemic treatment of oral thrush generic fluconazole is available as an oral tablet provided primarily by Roxanne Laboratories and Mylan Pharmaceuticals.

Intellectual Property

Patent Portfolio

Presently, DARA has rights to a number of issued U.S. and foreign patents and pending patent applications with varying expiration dates. DARA’s patent rights categorized by individual drug development programs are summarized below.

KRN5500. Four issued U.S. patents directed to spicamycin and derivatives thereof, including KRN5500, and their use in methods of decreasing or preventing pain; two pending U.S. patent applications and one pending U.S. provisional patent application directed to formulations of spicamycin derivatives, including KRN5500, and their use in methods of treating or preventing pain or treating liquid tumors; fourteen issued foreign patents and five pending foreign applications directed to spicamycin and derivatives thereof, including KRN5500, and their use in methods of decreasing or preventing pain.

DB959. Three issued U.S. patents and one pending U.S. patent application with corresponding foreign patents and patent applications and one pending application filed under the Patent Cooperation Treaty related to indane acetic acid derivative compounds and use thereof for treating type 2 diabetes, obesity, cardiovascular disease, liver disorders, Alzheimer’s disease, autoimmune disorders, psoriasis and other diseases, and the process and intermediates for preparing compounds. The patents and patent applications related to DB959 were licensed to T3D Therapeutics Inc., referred to as T3D, on June 17, 2013.

For information concerning the license agreements relating to these patents, see “—Licenses” below.

Licenses

DARA holds an exclusive license for the U.S. marketing rights to Soltamox from Rosemont (a wholly owned subsidiary of Perrigo Company plc). DARA acquired this license on January 17, 2012 in connection with DARA’s acquisition of Oncogenerix. The term of the license continues until June 29, 2018, but automatically extends for successive one-year periods unless either party provides certain advance notice that the Party does not wish the term to continue. Rosemont is responsible for the manufacturing and supply of Soltamox to DARA based on mutually agreed upon forecasts and purchase orders from DARA. Under the terms of the original license agreement for Soltamox, DARA was required to meet minimum sales requirements during the license agreement’s term. However, as of October 1, 2015 DARA and Rosemont amended the original agreement with new terms that will be applicable for the duration of the agreement. Pursuant to these terms, the minimum sales requirements have been deleted and DARA will instead guarantee Rosemont an annual minimum payment in the low six digit range. The annual minimum payment is inclusive of a minimum purchase of Soltamox finished goods that DARA expects will be sufficient to cover its requirements for Soltamox finished goods during the remaining term of the agreement. In addition, during the final year of the initial term of the agreement, DARA has agreed to pay Rosemont an additional royalty in the low fifties percent range on gross margin for units sold above a specified threshold. The Rosemont license agreement contains customary termination provisions which permit termination in the event of material uncured breaches and standard default provisions.

DARA has an exclusive license with Helsinn of Switzerland, to distribute, promote, market and sell Gelclair for the management and relief of pain due to all approved indications in the United States. Gelclair is an FDA-cleared product indicated for the management and relief of pain due to oral mucositis. DARA acquired this license on September 7, 2012 for a term of ten years. Under the license agreement, DARA agreed to make an up-front payment in the low six digit range and milestone payments in totaling ess than $2.5 million, of which some relate to the continuation of the agreement and others relate to revenue achievements. All of these milestones have been paid except for one remaining payment of less then $1 million, which is payable based on achievement of net revenues. DARA expects that the remaining milestone payment will be payable during the second quarter of 2016. In addition, DARA is required to pay a milestone in the mid six digit range in the event that Gelclair is further developed for esophogitis. DARA is also required to pay Helsinn low teens royalty payments based upon net revenues. Helsinn is responsible for the manufacturing and supply of Gelclair to DARA based on mutually agreed upon forecasts and purchase orders from DARA. The license agreement contains customary termination provisions which permit termination in the event of material uncured breaches and standard default provisions. Helsinn also has the right to terminate the license agreement in the event that the ownership or control of DARA is transferred to a competitor of Helsinn. DARA does not believe that the proposed merger with Midatech would trigger Helsinn’s right to terminate the agreement with Helsinn.

DARA has licensed exclusive worldwide rights (excluding Australia, New Zealand and Asia) to compounds related to KRN5500 from Kirin Brewery Co., Ltd. (now Kyowa Hakko Kirin Co., Ltd.) of Japan. This license was effective July 1, 2004. DARA has also entered into an exclusive worldwide license effective May 3, 2004, with Massachusetts General Hospital related to the use of certain spicamycin derivatives for use in treating pain.

DARA has licensed exclusive worldwide rights to compounds including DB959 from Bayer Healthcare, LLC, referred to as Bayer, for the treatment of metabolic diseases, including type 2 diabetes. The license has no restrictions on disease indications for therapeutic use. This license was acquired October 8, 2007.

As part of DARA’s strategic plan to focus on the commercialization of oncology treatment and oncology supportive care products, on June 17, 2013, DARA granted T3D the exclusive worldwide rights to develop and commercialize DB959, an oral, highly selective, dual PPAR (peroxisome proliferator activated receptor) nuclear receptor agonist, which DARA had developed through Phase I clinical trials. For the license, DARA received a $250,000 up front payment, a second payment of $25,000 in December 2013, a third payment of $100,000 in January 2014 and a fourth payment of $125,000 in February 2014. DARA used the $500,000 to pay off $500,000 in existing liabilities to Bayer. DARA is also entitled to receive milestone payments upon achievement of certain development milestones by T3D which could be in excess of the milestone and annual payments payable to Bayer.

Governmental Regulation

The manufacture, advertising, marketing, distribution and sale of medical devices and drugs are subject to regulation principally by the FDA, but also by other federal agencies, and state and local authorities in the United States. The Federal Trade Commission, referred to as the FTC, the FDA and state and local authorities regulate the advertising of medical devices, prescription drugs, over-the-counter drugs and cosmetics. The Federal Food, Drug and Cosmetic Act, as amended, referred to as the FDCA, and the regulations promulgated thereunder, and other federal and state statutes and regulations, govern, among other things, the testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, sale, distribution, advertising and promotion of DARA’s products. Both the FDCA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution. The FDA requires a Boxed Warning for products for significant risk of severe or life-threatening adverse events. The FDA requires a Boxed Warning on all tamoxifen products, including Soltamox, related to uterine malignances, stroke and pulmonary embolism. This warning can be found in the full Soltamox prescribing information at www.soltamox.com.

DARA is also subject to various federal and state laws pertaining to health care “fraud and abuse” issues, including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal for a prescription drug manufacturer to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescribing of a particular drug. False claims laws prohibit anyone from knowingly and willfully presenting, or causing to be presented for payment to the United States government, including Medicare and Medicaid, claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. DARA has adopted the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare

Professionals (PhRMA Code), which is a voluntary industry code developed to establish standards for interactions with and communications to healthcare professionals and DARA has adopted processes that it believes enhance compliance with this code and applicable federal and state laws.

The drug candidates DARA is developing internally are subject to an extensive regulatory review and approval process by the FDA and by comparable agencies outside the United States. The process of obtaining FDA and other required regulatory approvals for drug and biological products, including required pre-clinical and clinical testing, is lengthy, expensive and uncertain. Changes in existing regulations or adoption of new regulations or policies could prevent DARA from obtaining, or could affect the timing of, future regulatory approvals. Even if regulatory clearance is obtained, a marketed product is subject to continual review and possible later discovery of previously unknown problems. Failure to comply with applicable regulatory requirements on an on-going basis may result in restrictions on a product’s marketing or withdrawal of the product from the market. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to authorize the marketing of new products or criminal prosecution.

Sales and Marketing Activities

On October 25, 2013, DARA entered into an agreement with Alamo pursuant to which Alamo provides DARA’s 20-person, Sales Team. In addition, DARA signed an agreement, exclusive to the oncology market, with Mission, Alamo’s parent company, to share in the costs and expenses of the Sales Team. The Sales Team, in addition to promoting Soltamox and Gelclair, also promotes two Mission products: Ferralet 90, and Aquoral. DARA expects that later this year the Sales Team will begin promoting Oravig. DARA’s agreements with Alamo and Mission expand its presence in oncology supportive care and the Mission products complement its portfolio in presenting comprehensive offerings to the oncologist. DARA believes its engagement of the 20-person Sales Team helps it increase its revenues and its product portfolio’s market acceptance.

DARA is employing a multi-disciplinary approach to reach and educate health care providers, dispensers, patient advocacy groups, foundations, caregivers and patients directly. DARA believes it can accomplish this through utilization of the contract sales organization of 20 sales representatives, innovative marketing programs, partnerships with specialty pharmacy providers, working with patient advocacy groups and foundations as well as collaborative arrangements with third party sales organizations. As DARA gains additional commercial experience with its products, it may modify these activities as appropriate.

DARA’s customers consist of drug wholesalers, retail drug stores, hospitals, health care clinics, specialty pharmacies, mass merchandisers and grocery store pharmacies in the United States. DARA primarily sells products directly to drug wholesalers, which in turn distribute the products to retail drug stores, hospitals, mass merchandisers and grocery store pharmacies. DARA’s top four customers, who represented 99.9% of its recognized gross sales of product in 2014, are Lindencare, Cardinal Health, McKesson Corporation, and Amerisource Bergen Corporation.

Consistent with industry practice, DARA maintains a returns policy that allows DARA customers to return products within a specified period prior and subsequent to the expiration date. Occasionally, DARA may also provide additional discounts to some customers to ensure adequate distribution of DARA’s products.

DARA relies on Integrated Commercialization Solutions, referred to as ICS, a third party logistics provider, for the distribution of its products to drug wholesalers, retail drug stores, mass merchandisers and grocery store pharmacies. ICS ships DARA’s products from ICS’s warehouse in Louisville, Kentucky to DARA’s customers throughout the United States and its territories as orders are placed through DARA’s customer service center also at ICS.

Research and Development Activities

Research and development costs include personnel and personnel related costs, formulation and API manufacturing costs, process development, research costs, patent costs, pharmacovigilence costs, fees pursuant to the Prescription Drug User Fee Act (PDUFA fees), regulatory costs and other consulting and professional services.

For a discussion of the amount DARA spent on research and development activities, see “DARA’s Management Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 227.

Employees

DARA currently has 16 full-time employees and one part-time employee, not including the 20 sales representatives provided to DARA under contract by Alamo.

Description of DARA’s Property

DARA’s principal property is its corporate headquarters located at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina. DARA leases this office space (7,520 square feet) under a lease agreement with Highwoods DLF Forum, LLC, which has a term that runs through March  31, 2018.

Legal Proceedings Involving DARA

In November 2012, a suit was filed in the United States District Court for the District of Columbia naming DARA as a defendant. The plaintiff in the suit is GlycoBioSciences, Inc., referred to as Glyco. Also named as defendant is Innocutis Holdings, LLC, referred to as Innocutis. Glyco alleges that defendants’ distribution and sale of Bionect infringes on certain of its patents and plaintiff seeks to enjoin the defendants’ alleged patent infringement and seeks unspecified damages and costs. Pursuant to DARA’s marketing agreement with Innocutis, Innocutis is required to indemnify DARA in connection with this lawsuit, an obligation which survived the termination, on April 1, 2015, of such marketing agreement. As a result, Innocutis has assumed DARA’s defense. Innocutis filed a motion to dismiss the complaint on February 1, 2013. On June 26, 2014, counsel for Innocutis notified the court that the United States Patent and Trademark Office had completed a reexamination of two patents which underlie the suit and also filed a Motion to Dismiss. On August 25, 2014, Glyco filed an amended complaint asserting that defendants infringed on certain patents relating to the sale of Bionect. On September 25, 2014, the defendants filed an answer and asserted various affirmative defenses and counterclaims. On April 16, 2015, the plaintiff filed a Motion to Dismiss defendant’s Amended Complaint. The Motion to Dismiss was denied by the Court on June 10, 2015. The Court has ordered that fact discovery commence not earlier than January 1, 2016, and that it be completed not later than April 22, 2016. Additional discovery and expert reports are to be submitted at intervals throughout 2016 culminating in dispositive motions being filed on or before August 26, 2016. No assurance can be given regarding the outcome of this litigation. However, DARA believes Glyco’s claims are substantially without merit and the resolution of this matter will not have a material adverse effect on its financial position or results of operations.

DARA, its individual Board of Directors, Midatech, Merger Sub and Secondary Merger Sub are named as defendants in purported class action lawsuits, referred to as stockholder actions, brought by alleged DARA stockholders challenging DARA’s proposed merger with Midatech. The complaints allege, among other things, that (i) each member of DARA’s Board of Directors breached his or her fiduciary duties to DARA and its stockholders by authorizing the sale of DARA to Midatech, (ii) the merger does not maximize value to DARA stockholders; and (iii) Midatech and DARA aided and abetted the breaches of fiduciary duty allegedly committed by the members of the DARA Board of Directors. In addition, one amended complaint alleges that Midatech’s Registration Statement on Form F-4, as filed on August 11, 2015, omits or misstates certain material information. The stockholder actions seek class action certification and equitable relief, including judgments enjoining the defendants from consummating the merger on the agreed-upon terms.

DARA and Midatech believe the claims asserted by the plaintiffs to be without merit.

For more information regarding legal proceedings in connection with the merger, see “The Merger—Litigation Related to the Merger” beginning on page 131 and “Risk Factors—Lawsuits have been filed against DARA, members of the DARA Board of Directors, Merger Sub, Secondary Merger Sub, and Midatech challenging the merger, and an unfavorable judgment or ruling in these lawsuits could prevent or delay the consummation of the merger, and result in substantial costs” on page 39.

DESCRIPTION OF MIDATECH’S ORDINARY SHARES

General

The following information is a summary of the material terms of the Midatech ordinary shares, with a nominal value of 0.005p each, as specified in Midatech’s articles of association as presently in effect. See also “Description of Midatech’s American Depositary Shares” beginning on page 253 and “Comparison of Stockholder Rights” beginning on page 264. The rights of holders of Midatech ordinary shares are governed by the Companies Act 2006, Midatech’s articles of association, the AIM Rules of the London Stock Exchange, referred to as the AIM Rules, and English law.

The Midatech ordinary shares issued in exchange for DARA common stock will be delivered in the form of Midatech Depositary Shares, each of which represents the right to receive two Midatech ordinary shares. The deposit agreement among Deutsche Bank Trust Company Americas, Midatech and the holders of Midatech Depositary Shares governs the rights of such holders as described in “Description of Midatech’s American Depositary Shares” beginning on page 253. You should be aware that these rights are different from the rights of the owners of Midatech ordinary shares.

All of the issued Midatech ordinary shares are fully paid and not subject to any further calls or assessments by Midatech. There are no conversion rights, redemption provisions or sinking fund provisions relating to any Midatech ordinary shares.

The Midatech ordinary shares are issued in registered form. Midatech ordinary shares are represented in certificated form and also in uncertificated form under “CREST.” CREST is an electronic settlement system in the United Kingdom which enables Midatech ordinary shares to be evidenced other than by a physical certificate and transferred electronically rather than by the delivery of a physical certificate. After the merger, all Midatech ordinary shares, including those underlying the Midatech Depositary Shares to be issued in the merger:

•	may be represented by certificates in registered form issued (subject to the terms of issue of the shares) by Midatech’s registrar, Neville Registrars Limited of Neville House, 18 Laurel Lane, Halesowen B63 3DA, United Kingdom; or

•	may be in uncertificated form with the relevant CREST member account being credited with the Midatech ordinary shares issued.

As of October 2, 2015, the issued capital of Midatech was 27,820,760 ordinary shares. Holders of Midatech ordinary shares may hold and vote shares subject to the restrictions set forth below. Midatech’s articles of association do not specify the authorized shares, as the concept of authorized capital is no longer applicable under the Companies Act 2006.

Under English law, persons who are neither residents nor nationals of the United Kingdom may freely hold, vote and transfer ordinary shares in the same manner and under the same terms as United Kingdom residents or nationals.

Dividends

Midatech may, by ordinary resolution, declare a dividend to be paid to the share owners according to their respective rights and interests in profits, and may fix the time for payment of such dividend. No dividend may be declared in excess of the amount recommended by the directors. The directors may from time to time declare and pay to the share owners of Midatech such interim dividends as appear to the directors to be justified by the profits of Midatech available for distribution. There are no fixed dates on which entitlement to dividends arises on Midatech ordinary shares.

The share owners may pass, on the recommendation of the directors, an ordinary resolution to direct that all or any part of a dividend to be paid by distributing specific assets, in particular paid up shares or debentures of any other body corporate. The articles also permit, with the prior authority of an ordinary resolution of shareholders, a scrip dividend scheme under which share owners may be given the opportunity to elect to receive fully paid Midatech ordinary shares instead of cash, or a combination of shares and cash, with respect to future dividends.

By the way of the exercise of a lien, if a share owner owes any money to Midatech relating in any way to shares, the board may deduct any of this money from any dividend on any shares held by the share owner, or from other money payable by Midatech in respect of the shares. Money deducted in this way may be used to pay the amount owed to Midatech.

Unclaimed dividends and other money payable in respect of a share can be invested or otherwise used by directors for the benefit of Midatech until they are claimed. A dividend or other money remaining unclaimed 12 years after it first became due for payment will be forfeited and shall revert to Midatech.

Voting Rights

Unless a poll is demanded, the general meeting must vote by way of a show of hands. Subject to any rights or restrictions as to voting attached to any class of shares in accordance with the articles of association and excluding the following:

•	in the event of non-payment of any call or other sum due and payable in respect of any shares not fully paid, or

•	in the event of any non-compliance with a statutory notice requiring disclosure of an interest in shares,

every shareholder present and entitled to vote on the resolution has one vote for every Midatech ordinary share held by such shareholder.

In the case of joint holders, the vote of the senior holder who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders. The necessary quorum for a general meeting of Midatech shareholders is two qualifying persons entitled to vote at the meeting, present in person or by proxy.

General Meeting and Notices

An annual general meeting can be called by not less than 21 clear days’ notice (i.e., excluding the date of receipt or deemed receipt of the notice and the date of the meeting itself). All other general meetings will be called by not less than 14 clear days’ notice, unless a shorter notice is agreed to by a majority in number of the shareholders having the right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving that right. With regards to an adjourned meeting, at least seven clear days’ notice is required for any meeting adjourned for 30 days or more or for an indefinite period. The notice of meeting must also specify a time by which a person must be entered on the register in order to have the right to attend or vote at the meeting. Under English law and the articles of association, that time must not be more than 48 hours before the time fixed for the meeting with no account being taken of any part of a day that is not a working day. In calculating the period mentioned, “clear days” means calendar days and excludes (i) the date a notice is given or a request received and (ii) the date of the meeting itself. The number of shares then registered in their respective names shall determine the number of votes a person is entitled to cast at that meeting if a poll is demanded. Holders of Midatech Depositary Shares are entitled to receive notices under the terms of the deposit agreement relating to the Midatech Depositary Shares. See “Description of Midatech’s American Depositary Shares—Voting Rights” beginning on page 255.

The notice of a general meeting will be given to the shareholders (other than any who, under the provisions of the articles of association or the terms of allotment or issue of shares, are not entitled to receive notice), to the Midatech Board of Directors, to the beneficial owners nominated to enjoy information rights under the

Companies Act 2006, and to the auditors. Under English law, Midatech is required to hold an annual general meeting of shareholders within six months from the day following the end of its fiscal year and, subject to the foregoing, the meeting may be held at a time and place determined by the Midatech Board of Directors whether within or outside of the United Kingdom.

Under English law, Midatech must convene a general meeting once it has received requests to do so from shareholders representing at least 5% of the paid up share capital of the company as carries voting rights at general meetings (excluding any paid-up capital held as treasury shares). The Midatech Board of Directors must call the meeting requested by the shareholders within 21 days from the date on which they became subject to the requirement and the meeting must be held not more than 28 days after the date of the notice convening the meeting.

An appointment of proxy (whether in hard copy form or electronic form, in accordance with the means as provided by Midatech) must be received by Midatech before the time or holding the meeting or adjourned meeting at which the person named in the appointment of proxy proposes to vote. In the case of a poll taken more than 48 hours after the meeting at which the relevant vote was to be taken, an appointment of proxy must be received after such meeting and not less than 24 hours (or such shorter time as the Midatech Board of Directors may determine) before the time appointed for taking the poll; or in the case of a poll not taken immediately but taken not more than 48 hours after the meeting, the appointment of proxy must be delivered at the meeting at which the poll is to be taken. An appointment of proxy not received or delivered in accordance with the requirements of the articles of association of a company is invalid under English law.

Amendment to Articles of Association

Under English law, the shareholders may amend the articles of association of a public limited company by special resolution (i.e. a resolution approved by the holders of at least 75% of the aggregate voting power of the outstanding Midatech ordinary shares that, being entitled to vote, vote in favor of the resolution) at a general meeting.

The full text of the special resolution must be included in the notice of the meeting, together with an explanation of its contents.

Winding Up

In the event of a voluntary winding up of Midatech, the liquidator may, on obtaining any sanction required by law, divide among the shareholders the whole or any part of the assets of Midatech, whether or not the assets consist of property of one kind or of different kinds and vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he, with the like sanction, will determine.

Upon any such winding up, after payment or provision for payment of Midatech’s debts and liabilities, the holders of Midatech ordinary shares (and any other shares outstanding at the relevant time which rank equally with such shares) will share equally, on a share for share basis, in Midatech’s assets remaining for distribution to the holders of Midatech ordinary shares.

Preemptive Rights and New Issuance of Shares

Under the Companies Act 2006, the issuance of equity securities (except shares held under an employees’ share scheme) that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement (which exclusion can be for a maximum of five years after which Midatech shareholders’ approval would be required to renew the exclusion). In this context, “equity securities” means Midatech ordinary shares (and would exclude shares that, with respect to dividends or capital, carry a right to participate only up to a specified amount in a distribution), and any and all rights to subscribe for or convert securities into such Midatech ordinary shares.

A resolution passed at Midatech’s annual general meeting held on May 26, 2015 authorized the directors to allot shares in Midatech, or to grant rights to subscribe for or to convert or exchange any security into shares in Midatech, up to an aggregate nominal amount representing one-third of the issued share capital of Midatech for a period up to the earlier of the conclusion of Midatech’s 2016 annual general meeting or 15 months from the date of passing the resolution. The pre-emptive rights under the Companies Act 2006 will not apply in respect of allotment of shares for cash made pursuant to such authority. Renewal of such authorization is expected to be sought at each annual general meeting of Midatech.

In circumstances where Midatech allots further Midatech ordinary shares, it must apply for such new Midatech ordinary shares to be admitted to trading on the AIM market of the London Stock Exchange, which in some instances requires the publication of an admission document.

Disclosure of Ownership Interests in Shares

Section 793 of the Companies Act 2006 provides Midatech the power to require persons whom it knows has, or whom it has reasonable cause to believe has, or within the previous three years has had, any ownership interest in any shares, to disclose prescribed particulars of those shares. In respect of any failure to respond to such notice, the relevant shares shall be treated under the articles of association as “default shares” and shall include any shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period (or knowingly or recklessly providing false information) after the date of sending the notice can result in criminal or civil sanctions being imposed against the holder of the default shares.

Under the articles of association, Midatech will also withdraw voting and certain other rights, place restrictions on the rights to receive dividends and transfer default shares if the relevant holder of default shares has failed to provide the information requested within 14 days after the date of sending the notice, depending on the size of the relevant shareholding (and unless the Midatech Board of Directors decides otherwise).

Alteration of Share Capital

Subject to the provisions of the Companies Act 2006, and without prejudice to any relevant special rights attached to any class of shares, Midatech may, from time to time:

•	increase its share capital by allotting and issuing new shares in accordance with the Articles and any relevant shareholder resolution;

•	consolidate all or any of its share capital into shares of a larger nominal amount (i.e., par value) than the existing shares;

•	subdivide any of its shares into shares of a smaller nominal amount (i.e., par value) than its existing shares; or

•	redenominate its share capital or any class of share capital.

English law prohibits Midatech from purchasing its own shares unless such purchase has been approved in advance by its shareholders. Shareholders may approve two different types of such share purchases: “on-market” purchases or “off-market” purchases. “On-market” purchases may only be made on a “recognized investment exchange”, which includes the London Stock Exchange. In order to purchase its own shares, Midatech must therefore obtain the approval of its shareholders for an “on market purchase” if acquiring its own Midatech ordinary shares on the AIM market of the London Stock Exchange. This requires the Midatech shareholders to pass a resolution approving an “on-market purchase.” Midatech currently has authority from a resolution passed at its 2015 annual general meeting to purchase shares up to approximately 10% of its issued capital valid for a period up to the earlier of the conclusion of Midatech’s 2016 annual general meeting or 15 months from the date of passing such resolution. In relation to the circumstances of an “off-market purchase,” Midatech may not acquire its own shares until the terms of the contract pursuant to which the purchase(s) are to be made has been authorized by the Midatech shareholders.

Transfer of Shares

The Midatech articles of association allow holders of Midatech ordinary shares to transfer all or any of their shares by instrument of transfer in writing in any usual form or in any other form which is permitted by the Companies Act 2006 and is approved by the Midatech Board of Directors. The instrument of transfer must be executed by or on behalf of the transferor and (in the case of a transfer of a Midatech ordinary share which is not fully paid) by or on behalf of the transferee. The Midatech articles of association also permit transfer of shares in uncertificated form by means of a relevant system, i.e., the CREST system.

Midatech may not charge a fee for registering the transfer of a share.

The Midatech Board of Directors may, in its absolute discretion, refuse to register a transfer of shares in certificated form if it is not fully paid or is with respect to a share on which Midatech has a lien and sums in respect of which the lien exists is payable and is not paid within 14 clear days after due notice has been sent. If the Midatech Board of Directors refuses to register a transfer of a share, it shall send notice to the transferee of notice of the refusal together with reasons for the refusal and any instrument of transfer shall (except in the case of fraud) be returned when the notice of refusal is sent.

Annual Accounts and Independent Auditor

Under the Companies Act 2006, Midatech is obliged to deliver to the Registrar of Companies each relevant year a copy of:

•	the company’s annual accounts;

•	the directors’ remuneration report;

•	the directors’ report;

•	any separate corporate governance statement;

•	a strategic report; and

•	the auditor’s report on those accounts, on the auditable part of the directors’ remuneration report, on the directors’ report, the strategic report and any separate corporate governance statement.

The annual accounts and reports must be presented to the shareholders at a general meeting. Copies of the annual accounts and reports must, unless a shareholder agrees to receive more limited information in accordance with the Companies Act 2006, be sent to shareholders, debenture holders and everyone entitled to receive notice of general meetings at least 21 clear days before the date of the meeting at which copies of the documents are to be presented. Midatech’s articles of association provide that such documents may be distributed in electronic form.

Under the AIM Rules, Midatech must publish its annual financial report within six months of the end of the financial year. The AIM Rules contain certain requirements for the content of such annual financial reports; in particular, it must contain (i) a disclosure of transactions with related parties and (ii) provide relevant details of directors’ remuneration.

The financial statements of Midatech included in this prospectus do not constitute statutory accounts within the meaning of Section 434 of the Companies Act 2006. Midatech prepared statutory group financial statements under International Financial Reporting Standards as adopted by the European Union for the year ended December 31, 2014, which have been filed with the Registrar of Companies. Those statutory accounts have been reported on by Midatech’s independent auditors, BDO LLP, under applicable law and the International Standards on Auditing (United Kingdom and Ireland). The Independent Auditors’ Report of BDO LLP on the Statutory Financial Statements for 2014 was unqualified and did not contain a statement under 498(2) or 498(3) of the Companies Act 2006.

The financial statements of Midatech Pharma (Wales) Limited, formerly Q Chip, included in this proxy statement/prospectus do not constitute statutory accounts within the meaning of Section 434 of the Companies Act 2006. Midatech Pharma (Wales) Limited will prepare separate financial statements under the historical cost convention in accordance with the Companies Act 2006 and United Kingdom Accounting Standards (United Kingdom Generally Accepted Accounting Practice), including FRS 101 “Reduced Disclosure Framework” and applicable law, for the year ended December 31, 2014, which will be filed with the Registrar of Companies when issued by its directors.

Midatech is also required by the AIM Rules to produce, and make public, half-yearly financial reports that cover the first half of the financial year, within three months after the end of the relevant period. The AIM Rules contain certain requirements for the content of such half-yearly financial reports.

As an English company with no applicable exemptions from the audit requirements under the Companies Act 2006, Midatech must appoint an independent auditor to audit the annual accounts of the company. Midatech’s independent auditor is BDO LLP. Shareholders must approve the appointment of auditors and also the remuneration of an auditor by ordinary resolution at each annual general meeting.

Liability of Midatech and its Directors and Officers

Under English law, any provision that purports to exempt a director of a company (to any extent) from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void . See “Comparison of Stockholder Rights—Limitation of Director Liability” on page 273 for further information regarding the liability of Midatech’s officers and directors.

Under a deed poll declared by Midatech on August 5, 2015, referred to as a Deed of Indemnity, the Midatech Board of Directors and its Company Secretary are indemnified against costs and liabilities incurred in connection with their office, other than any liability owed by such person to Midatech itself (or any of its associated entities) and other than indemnification for liabilities in certain circumstances, which are prohibited by virtue of the Companies Act 2006. The Deed of Indemnity provides that a director may also be lent sums to finance any relevant defense costs, provided that, in the event such proceedings involve criminal or civil matters in which the person is convicted or has a judgment made against him or her, then such loan must be repaid. The total aggregate liability of Midatech under the Deed of Indemnity is £5 million.

Takeover Provisions

As an English public limited company with its place of central management and control in the United Kingdom, Midatech will be subject to the jurisdiction of the United Kingdom Panel on Takeovers and Mergers, referred to as the Takeover Panel. Midatech shareholders are accordingly entitled to the protections afforded by the City Code on Takeovers and Mergers, referred to as the Takeover Code. The Takeover Code and the Takeover Panel operate principally to ensure that shareholders are treated fairly and are not denied an opportunity to decide on the merits of a takeover and that shareholders holding the same class of shares are afforded equivalent treatment by an offeror. The Takeover Code also provides an orderly framework within which takeovers are conducted under the auspices and authority of the Companies Act 2006.

Pursuant to the Takeover Code, if a person: (a) acquires an interest in Midatech’s shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of Midatech’s shares; or (b) who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in Midatech, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested, in both cases, the acquirer (and, depending on the circumstances of its concert parties) would be required as a matter of law to make a cash offer for Midatech’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months. Such person may only be released from such obligation to make an offer upon the specific consent of the Takeover Panel.

Lock-in Agreements

In connection with its initial public offering of ordinary shares on the AIM Market on December 8, 2014, referred to as Admission, Midatech entered into certain Lock-in Agreements with its directors, related parties, applicable employees (both such terms as defined in the AIM Rules) and Panmure Gordon (UK) Limited, referred to as Panmure, in accordance with Rule 7 of the AIM Rules. Pursuant to these agreements each of the directors, related parties and applicable employees (representing in aggregate 20.4% of Midatech’s share capital) has agreed not to dispose of any of his interests in the Midatech ordinary shares prior to the first anniversary of Admission, and thereafter for the following 12 months only to dispose of them through Midatech’s broker(s) at the relevant time. There are certain exceptions to the agreements which are those limited exceptions permitted by Rule 7 of the AIM Rules, being disposals (i) in the event of an intervening court order; (ii) upon the death of a locked-in party; or (iii) in acceptance of a takeover offer for Midatech available to all stockholders.

Midatech has also entered into Lock-in Agreements with certain other stockholders (representing in aggregate 18.5% of Midatech’s share capital) and Panmure Gordon pursuant to which each such stockholder has agreed not to dispose of any of his or her interests in the Midatech ordinary shares prior to the first anniversary of Admission, and thereafter for the following 12 months only to dispose of them through the Midatech’s broker(s) at the relevant time. There are certain exceptions to theses lock-in agreements including disposals (i) to an associate; (ii) to (in certain circumstances) a person acting in the capacity of trustee of a trust created by the locked-in person; (iii) in acceptance of a general offer made to stockholders of Midatech to acquire all the issued Midatech ordinary shares; (iv) under any scheme or reconstruction under Section 110 of the Insolvency Act 1986 of the United Kingdom; (v) pursuant to any compromise or arrangement providing for the acquisition by any person (or group of persons acting in concert) of 50% or more of the equity share capital of Midatech (whether such arrangement or compromise has been sanctioned by the court or not); (vi) pursuant to an intervening court order; or (vii) by the personal representatives after the death of the locked-in person (if applicable).

Certain other stockholders of Midatech (all of whom were vendors of Q Chip) (representing in aggregate 16.8% of Midatech’s share capital) have also agreed pursuant to that certain Sale and Purchase Agreement, dated November 17, 2014, by and among Midatech, certain primary sellers of Q Chip Limited named therein, certain warrantors of Q Chip Limited name therein and R. Ian Smith, as seller representative, referred to as the Q Chip Acquisition Agreement, not to dispose of any of his or her interests in Midatech ordinary shares prior to the first anniversary of Admission, and thereafter for the following 12 months only to dispose of them through Midatech’s broker(s) at the relevant time. There are certain exceptions to theses lock-in agreements including disposals (i) to an associate; (ii) to (in certain circumstances) a person acting in the capacity of trustee of a trust created by the locked-in person; (iii) in acceptance of a general offer made to stockholders of Midatech to acquire all the issued Midatech ordinary shares; (iv) under any scheme or reconstruction under Section 110 of the Insolvency Act 1986 of the United Kingdom; (v) pursuant to any compromise or arrangement providing for the acquisition by any person (or group of persons acting in concert) of 50% or more of the equity share capital of Midatech (whether such arrangement or compromise has been sanctioned by the court or not); (vi) pursuant to an intervening court order; or (vii) by the personal representatives after the death of the locked-in person (if applicable). A copy of the Q Chip Acquisition Agreement is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Midatech has also entered into an Orderly Market Agreement with Bradman Continuum (H) Limited (representing in aggregate 0.8% of Midatech’s share capital) and Panmure Gordon pursuant to which such stockholder has agreed only to dispose of its interest in the Midatech ordinary shares for the 12 months from Admission through Midatech’s broker(s) at the relevant time. There are certain exceptions to this agreement, including disposals: (i) to an associate; (ii) to (in certain circumstances) a person acting in the capacity of trustee of a trust created by the locked-in person; (iii) in acceptance of a general offer made to stockholders of Midatech to acquire all the issued Midatech ordinary shares; (iv) under any scheme or reconstruction under Section 110 of the Insolvency Act 1986 of the United Kingdom; (v) pursuant to any compromise or arrangement providing for the acquisition by any person (or group of persons acting in concert) of 50% or more of the equity share capital of Midatech (whether such arrangement or compromise has been sanctioned by the court or not); (vi) pursuant to an intervening court order; or (vii) by the personal representatives after the death of the locked-in person (if applicable).

DESCRIPTION OF MIDATECH’S AMERICAN DEPOSITARY SHARES

NASDAQ Listing of Midatech Depositary Shares

Midatech will use its reasonable best efforts to cause to be approved for listing on NASDAQ, subject to official notice of issuance, a sufficient number of Midatech Depositary Shares to be issued in the merger and to be made available on the exercise of DARA Stock Options or Warrants. Approval of the listing on NASDAQ of the Midatech Depositary Shares to be issued in the merger is a condition to each party’s obligation to complete the transaction. Midatech has applied to have the Midatech Depositary Shares approved for listing on NASDAQ.

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the American Depositary Shares of Midatech to be issued in connection with the merger. Each Midatech Depositary Share will represent ownership of two Midatech ordinary shares deposited with the London Branch of Deutsche Bank AG, as custodian for the depositary. Each Midatech Depositary Share will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s principal office at which the Midatech Depositary Shares will be administered is located at 60 Wall Street, New York, New York 10005, United States of America. The principal executive office of the depositary is located at 60 Wall Street, New York, New York 10005, United States of America.

The Direct Registration System, referred to as DRS, is a system administered by The Depository Trust Company, referred to as DTC, pursuant to which the depositary may register the ownership of uncertificated Midatech Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the Midatech Depositary Share holders entitled thereto.

Midatech will not treat Midatech Depositary Share holders as its stockholders and accordingly, you, as a Midatech Depositary Share holder, will not have stockholder rights. English law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your Midatech Depositary Shares. As a holder of Midatech Depositary Shares, you will have Midatech Depositary Share holder rights. A deposit agreement among Midatech, the depositary and you, as a Midatech Depositary Share holder, and the beneficial owners of Midatech Depositary Shares sets out Midatech Depositary Share holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the Midatech Depositary Shares.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR, which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. See “Where You Can Find More Information” beginning on page 313.

Holding the Midatech Depositary Shares

How will you hold your Midatech Depositary Shares?

You may hold Midatech Depositary Shares either (i) directly (a) by having an ADR, which is a certificate evidencing a specific number of Midatech Depositary Shares, registered in your name, or (b) by holding Midatech Depositary Shares in DRS, or (ii) indirectly through your broker or other financial institution. If you hold Midatech Depositary Shares directly, you are a Midatech Depositary Share holder. This description assumes you hold your Midatech Depositary Shares directly. Midatech Depositary Shares will be issued through DRS unless you specifically request certificated ADRs. If you hold the Midatech Depositary Shares indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of Midatech Depositary Share holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the Midatech ordinary shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Midatech ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your Midatech Depositary Shares represent as of the record date (which will be as close as practicable to the record date for Midatech’s ordinary shares) set by the depositary with respect to the Midatech Depositary Shares.

Cash. The depositary will convert any cash dividend or other cash distribution Midatech pays on the Midatech ordinary shares or any net proceeds from the sale of any Midatech ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States. If that is not practical or lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary either to distribute the foreign currency to the Midatech Depositary Share holders, or to hold the foreign currency for the account of the Midatech Depositary Share holders, in which case it will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Taxation” beginning on page 133. It will distribute only whole U.S. dollars and cents and will round fractional cents down to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional Midatech Depositary Shares representing any Midatech ordinary shares it distributes as a dividend or free distribution to the extent reasonably practicable and permissible under law. The depositary will only distribute whole Midatech Depositary Shares. It will sell Midatech ordinary shares which would require it to deliver a fractional Midatech Depositary Share and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional Midatech Depositary Shares, the outstanding Midatech Depositary Shares will, to the extent permissible by law, also represent the new Midatech ordinary shares. The depositary may also sell all or a portion of the Midatech ordinary shares that is has not distributed, and distribute the net proceeds in the same way as it does with cash. Additionally, the depositary may sell a portion of the distributed Midatech ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

Elective Distributions in Cash or Shares. If Midatech offers holders of its ordinary shares the option to receive dividends in either cash or Midatech ordinary shares, the depositary, after consultation with Midatech and having received timely notice as described in the deposit agreement of such elective distribution by Midatech, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the Midatech Depositary Shares. Midatech must first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practical to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Midatech ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional Midatech Depositary Shares representing Midatech ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in ordinary shares rather than in Midatech Depositary Shares. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Midatech ordinary shares.

Rights to Purchase Additional Shares. If Midatech offers holders of its ordinary shares any rights to subscribe for additional Midatech ordinary shares or any other rights, the depositary may after consultation with Midatech and having received timely notice as described in the deposit agreement of such distribution by Midatech, make these rights available to you. Midatech must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal and reasonably practicable to make the rights available, or if rights have been made available but have not been exercised and appear to be about to lapse, the depositary may, if it determines it is lawful and reasonably practicable to do so, endeavour to sell the rights and distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.
If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Midatech ordinary shares (rather than Midatech Depositary Shares).

The depositary may sell a portion of the distributed rights sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Midatech ordinary shares, or be able to exercise such rights.

U.S. securities laws may restrict transfers and cancellation of the Midatech Depositary Shares represented by shares purchased upon exercise of rights. For example, you may not be able to trade these Midatech Depositary Shares freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the Midatech Depositary Shares described in this section, except for changes needed to put the necessary restrictions in place.

Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from Midatech with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and in accordance with the terms of the deposit agreement, the depositary will send to you anything else Midatech distributes on deposited securities by any means it thinks is practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If the depositary cannot make a distribution in this way, it may endeavour to sell what Midatech distributed and distribute the net proceeds in the same way as it does with cash. If the depositary is unable to sell what Midatech distributed, it may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses and any taxes and governmental charges in connection with that distribution

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any Midatech Depositary Share holders. Other than in connection with the merger, Midatech has no obligation to register Midatech Depositary Shares, Midatech ordinary shares, rights or other securities under the Securities Act. Midatech also has no obligation to take any other action to permit the distribution of Midatech Depositary Shares, Midatech ordinary shares, rights or anything else to Midatech Depositary Share holders. This means that you may not receive the distributions Midatech makes on its ordinary shares or any value for them if it is illegal or impractical for Midatech or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are Midatech Depositary Shares issued?

The depositary will deliver Midatech Depositary Shares if you or your broker deposit Midatech ordinary shares or evidence of rights to receive Midatech ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of Midatech Depositary Shares in the names you request and will deliver the Midatech Depositary Shares to or upon the order of the person or persons entitled thereto.

How do Midatech Depositary Share holders cancel an American Depositary Share?

You may turn in your Midatech Depositary Shares at the depositary’s principal office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Midatech ordinary shares and any other deposited securities underlying the Midatech Depositary Shares to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its principal office, to the extent permitted by law.

How do Midatech Depositary Share holders interchange between Certificated Midatech Depositary Shares and Uncertificated Midatech Depositary Shares?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated Midatech Depositary Shares. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated Midatech Depositary Shares. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated Midatech Depositary Shares requesting the exchange of uncertificated Midatech Depositary Share for certificated Midatech Depositary Shares, the depositary will execute and deliver to you an ADR evidencing those Midatech Depositary Shares.

Voting Rights

How do you vote?

You may instruct the depositary to vote the Midatech ordinary shares or other deposited securities underlying your Midatech Depositary Shares. Otherwise, you could exercise your right to vote directly if you withdraw the Midatech ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Midatech ordinary shares.

If Midatech asks for your instructions and upon timely notice from Midatech as described in the deposit agreement, the depositary will notify you of the upcoming vote and arrange to deliver Midatech’s voting materials to you by regular, ordinary mail delivery, or by electronic transmission. The materials will (i) describe the matters to be voted on and (ii) explain how you may instruct the depositary to vote the Midatech ordinary shares or other deposited securities underlying your Midatech Depositary Shares as you direct. For your voting instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of the deposit agreement, the deposited securities and Midatech’s articles of association, to vote or to have its agents vote the Midatech ordinary shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

Midatech cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Midatech ordinary shares underlying your Midatech Depositary Shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner in which any vote is cast. This means that you may not be able to exercise your right to vote and you may have no recourse if the Midatech ordinary shares underlying your Midatech Depositary Shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if Midatech requests the depositary to act, Midatech will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 days in advance of the meeting date.

Fees and Expenses

As a Midatech Depositary Share holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your Midatech Depositary Shares):

Service	Fees

•     to any person to whom Midatech Depositary Shares are issued or to any person to whom a distribution is made in respect of Midatech Depositary Share distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per Midatech Depositary Share issued

•     to any person surrendering Midatech Depositary Shares for withdrawal of deposited securities or whose Midatech Depositary Shares are cancelled or reduced for any other reason including, inter alia, cash distributions made pursuant to a cancellation or withdrawal

Up to US$0.05 per Midatech Depositary Share cancelled

• Distribution of cash dividends	Up to US$0.05 per Midatech Depositary Share held

• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds, including proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per Midatech Depositary Share held

• Distribution of Midatech Depositary Shares pursuant to exercise of rights.	Up to US$0.05 per Midatech Depositary Share held

• Depositary services	Up to US$0.05 annually per Midatech Depositary Share held on the applicable record date(s) established by the depositary bank

In addition, Midatech Depositary Share holders, beneficial owners of Midatech Depositary Shares, persons depositing Midatech ordinary shares for deposit and persons surrendering Midatech Depositary Shares for cancellation and withdrawal of deposited securities will be required to pay the following charges:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	such registration fees as may from time to time be in effect for the registration of Midatech ordinary shares or other deposited securities with Midatech’s share registrar and applicable to transfers of Midatech ordinary shares or other deposited securities to or from the name of the custodian, the depositary or any nominees upon the making of deposits and withdrawals, respectively;

•	such cable, telex, facsimile and electronic transmission and delivery expenses as are expressly provided in the deposit agreement to be at the expense of the person depositing or withdrawing Midatech ordinary shares or Midatech Depositary Share holders and beneficial owners of Midatech Depositary Shares;

•	the expenses, fees and other charges incurred by the depositary in the conversion of foreign currency, including, without limitation, the expenses, fees and other charges imposed by any affiliate of the depositary (which may, in its sole discretion, act in a principal capacity in such transaction) that may be utilized in connection therewith;

•	such fees and expenses as are incurred by the depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Midatech ordinary shares, deposited securities, Midatech Depositary Shares and ADRs;

•	the fees and expenses incurred by the depositary in connection with the delivery of deposited securities, including any fees of a central depository for securities in the local market, where applicable; and

•	any fees, charges, costs or expenses that may be incurred from time to time by the depositary and/or any of the depositary’s agents, including the custodian, and/or agents of the depositary’s agents in connection with the servicing of Midatech ordinary shares, deposited securities and/or Midatech Depositary Shares, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (such fees, charges, costs or expenses to be assessed against Midatech Depositary Share holders of record as at the date or dates set by the depositary as it sees fit and collected at the sole discretion of the depositary by billing such Midatech Depositary Share holders for such fee or by deducting such fee from one or more cash dividends or other cash distributions).

The depositary fees payable upon the issuance and cancellation of Midatech Depositary Shares are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued Midatech Depositary Shares from the depositary bank and by the brokers (on behalf of their clients) delivering the Midatech Depositary Shares to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to Midatech Depositary Share holders and the depositary services fee are charged by the depositary bank to the holders of record of Midatech Depositary Shares as of the applicable Midatech Depositary Share record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the Midatech Depositary Share record date holders concurrent with the distribution. In the case of Midatech Depositary Shares registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date Midatech Depositary Share holders. In the case of Midatech Depositary Shares held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the Midatech Depositary Share held in DTC) from the brokers and custodians holding Midatech Depositary Share in their DTC accounts. The brokers and custodians who hold their clients’ Midatech Depositary Shares in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the Midatech Depositary Share holder.

The depositary has agreed to reimburse Midatech for a portion of certain expenses it incurs that are related to establishment and maintenance of the ADR program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse Midatech, but the amount of reimbursement available to Midatech is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse Midatech certain fees payable to the depositary by holders of Midatech Depositary Shares. Neither the depositary nor Midatech can determine the exact amount to be made available to Midatech because (i) the number of Midatech Depositary Shares that will be issued and outstanding, (ii) the level of service fees to be charged to holders of Midatech Depositary Shares and (iii) its reimbursable expenses related to the program are not known at this time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your Midatech Depositary Shares or on the deposited securities represented by any of your Midatech Depositary Shares. The depositary may refuse to register or transfer your Midatech Depositary Shares or allow you to withdraw the deposited securities represented by your Midatech Depositary Shares until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your Midatech Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of Midatech Depositary Shares to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify Midatech, the depositary, the custodian and each of their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes and additions to tax (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for or by you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers, etc.

Upon any change in Midatech’s par value, split-up, subdivision cancellation, consolidation or any other reclassification of Midatech’s ordinary shares, or upon any recapitalization, reorganization, merger, amalgamation or consolidation or sale of assets affecting Midatech or to which Midatech otherwise is a party, any securities which shall be received by the depositary or a custodian in exchange for, or in conversion of or replacement or otherwise in respect of, Midatech’s ordinary shares shall, to the extent permitted by law, be treated as new deposited securities under the deposit agreement, and the ADRs shall, subject to the provisions of the deposit agreement and applicable law, evidence Midatech Depositary Shares representing the right to receive such additional securities. Alternatively, the depositary may, with Midatech’s approval, and shall, if Midatech requests, subject to the terms of the deposit agreement and receipt of an opinion of Midatech’s counsel satisfactory to the depositary that such distributions are not in violation of any applicable laws or regulations, execute and deliver additional ADRs as in the case of a stock dividend on Midatech’s ordinary shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs, in either case, as well as in the event of newly deposited Midatech ordinary shares, with necessary modifications to the form of ADR specifically describing such new deposited securities and/or corporate change. Notwithstanding the foregoing, in the event that any security so received may not be lawfully distributed to some or all Midatech Depositary Share holders, the depositary may, with Midatech’s approval, and shall if Midatech requests, subject to receipt of an opinion from Midatech’s counsel satisfactory to the depositary that such distributions are not in violation of any applicable laws or regulations, sell such securities at public or private sale, at such place or places and upon such terms as it may deem proper and may allocate the net proceeds of such sales (net of fees and charges of, and expenses incurred by, the depositary and taxes and governmental charges) for the account of the Midatech Depositary Share holders otherwise entitled to such securities upon an averaged or other practicable basis without regard to any distinctions among such Midatech Depositary Share holders and distribute the net proceeds so allocated to the extent practicable as in the case of a distribution received in cash pursuant to the deposit agreement. In accordance with the provisions of the deposit agreement, the depositary is not be responsible for (i) any failure to determine that it may be lawful or feasible to make such securities available to Midatech Depositary Share holders in general or any Midatech Depositary Share holder in particular, (ii) any foreign exchange exposure or loss incurred in connection with such sale, or (iii) any liability to the purchaser of such securities.

Amendment and Termination

How may the deposit agreement be amended?

Midatech may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by Midatech Depositary Share holders under the deposit agreement, or materially prejudices a substantial existing right of Midatech Depositary Share holders, it will not become effective for outstanding Midatech Depositary Shares until 30 days after the depositary notifies Midatech Depositary Share holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your Midatech Depositary Shares, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, Midatech and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to Midatech Depositary Share holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if Midatech asks it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told Midatech that it would like to resign, or if Midatech has removed the depositary, and in either case Midatech has not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Midatech ordinary shares and other deposited securities upon cancellation of Midatech Depositary Shares after payment of any fees, charges, taxes or other governmental charges. Six months or more after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the Midatech Depositary Share holders that have not surrendered their Midatech Depositary Share. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination, Midatech’s only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that Midatech agreed to pay.

Books of Depositary

The depositary will maintain Midatech Depositary Share holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of the business of Midatech or matters relating to the Midatech Depositary Shares or the deposit agreement.

The depositary will maintain facilities in New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed from time to time, to the extent not prohibited by law or if any such action is deemed necessary or advisable by the depositary, in good faith, at any time or from time to time because of any requirement of law, any government or governmental body or commission or any securities exchange on which the ADRs or Midatech Depositary Shares are listed, or under any provision of the deposit agreement or provisions of, or governing, the deposited securities, or any meeting of Midatech’s shareholders or for any other reason.

Limitations on Obligations and Liability

Limits on Midatech’s Obligations and the Obligations of the Depositary; Limits on Liability to Holders of Midatech Depositary Shares

The deposit agreement expressly limits Midatech’s obligations and the obligations of the depositary. It also limits Midatech’s liability and the liability of the depositary and its directors, officers, affiliates, employees and agents.

Midatech and the depositary, and each of their respective directors, officers, affiliates, employees and agents:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable to Midatech Depositary Share holders, beneficial owners or any third parties if prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement or the ADRs, by reason of any provision of any present or future law or regulation of the United States or any state thereof, the United Kingdom or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraints or by reason of any provision, present or future of Midatech’s constituent documents or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond their control, (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure beyond such party’s control);

•	are not liable to Midatech Depositary Share holders, beneficial owners or any third parties by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in Midatech’s constituent documents or provisions of or governing deposited securities;

•	are not liable to Midatech Depositary Share holders, beneficial owners or any third parties for the inability of any holder of Midatech Depositary Shares to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities that is not made available to holders of Midatech Depositary Shares under the terms of the deposit agreement;

•	have no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADRs, or the deposit agreement, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expenses (including fees and disbursements of counsel) and liabilities be furnished as often as may be required (and no custodian shall be under any obligation whatsoever with respect to such proceedings, the responsibility of the custodian being solely to the depositary);

•	may rely and shall be protected in acting upon any written notice, request, opinion or other document believed by it to be genuine and to have been signed or presented by the proper party or parties;

•	disclaim any liability for any action/inaction in reliance on the advice or information of legal counsel, accountants, any person presenting Midatech ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of Midatech Depositary Shares, or any other person believed in good faith to be competent to give such advice or information; and

•	disclaim any liability to Midatech Depositary Share holders, beneficial owners or any third parties for any indirect, special, punitive or consequential damages for any breach of the terms of the deposit agreement or otherwise.

Neither Midatech’s depositary nor the custodian shall be liable under the deposit agreement or otherwise for the failure by any Midatech Depositary Share holder or beneficial owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Midatech Depositary Share holder’s or beneficial owner’s income tax liability. The depositary and any of its agents also disclaim any liability for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from Midatech, the content of any information submitted to it by Midatech for distribution to you or for any inaccuracy of any translation thereof, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, or for any tax consequences that may result from ownership of Midatech Depositary Share, Midatech ordinary shares or deposited securities. The depositary and its agents shall not be liable for any acts or omissions made by a successor depositary.

In connection with the sale of securities, including, without limitation, deposited securities, the deposit agreement provides that the depositary shall not have any liability for the price received in connection with any such sale, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or Midatech related to Midatech’s ordinary shares, the Midatech Depositary Shares or the deposit agreement.

In the deposit agreement, Midatech and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of a Midatech Depositary Share, split-up, subdivide or combine Midatech Depositary Shares, make a distribution on a Midatech Depositary Share, or permit withdrawal of Midatech ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Midatech ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

•	compliance with applicable laws and governmental regulations, and such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable law, including presentation of transfer documents.

The depositary may refuse to issue and deliver Midatech Depositary Share or register transfers of Midatech Depositary Share generally when the register of the depositary or Midatech’s transfer books are closed or at any time if the depositary determines that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your Midatech Depositary Shares

You have the right to cancel your Midatech Depositary Shares and withdraw the underlying Midatech ordinary shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or Midatech has closed its transfer books; (ii) the transfer of Midatech ordinary shares is blocked to permit voting at a stockholders’ meeting; or (iii) Midatech is paying a dividend on its ordinary shares;

•	when you owe money to pay fees, taxes and similar charges;

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Midatech Depositary Shares or to the withdrawal of Midatech ordinary shares or other deposited securities;

•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

•	for any other reason if the depositary determines, in good faith, that it is necessary or advisable to prohibit withdrawals.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of Midatech Depositary Shares

The deposit agreement permits the depositary to deliver Midatech Depositary Shares before deposit of the underlying Midatech ordinary shares. This is called a pre-release of the Midatech Depositary Shares. The depositary may also deliver Midatech ordinary shares upon cancellation of pre-released Midatech Depositary Shares (even if the Midatech Depositary Shares are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying Midatech ordinary shares are delivered to the depositary. The depositary may receive Midatech Depositary Shares instead of Midatech ordinary shares to close out a pre-release. The depositary may pre-release Midatech Depositary Shares only under the following conditions: (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) beneficially owns the Midatech ordinary shares or Midatech Depositary Shares to be deposited, (b) agrees to indicate the depositary as owner of such Midatech ordinary shares or Midatech Depositary Shares in its records and to hold such Midatech ordinary shares or Midatech Depositary Share in trust for the depositary until such Midatech ordinary shares or Midatech Depositary Shares are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver such Midatech ordinary shares or Midatech Depositary Shares to the depositary or the custodian, as the case may be, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate; (ii) the pre-release is fully collateralized with cash, United States government securities or other collateral that the depositary considers appropriate; and (iii) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of Midatech Depositary Shares that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of Midatech Depositary Shares then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

The deposit agreement provides that, to the extent available by the depositary, Midatech Depositary Shares shall be evidenced by ADRs issued through DRS/Profile unless certificated ADRs are specifically requested by the Midatech Depositary Share holder. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated Midatech Depositary Shares, which ownership shall be evidenced by periodic statements issued by the depositary to the Midatech Depositary Share holders entitled thereto. The Profile Modification System, referred to as Profile, is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a Midatech Depositary Share holder, to direct the depositary to register a transfer of those Midatech Depositary Shares to DTC or its nominee and to deliver those Midatech Depositary Shares to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the Midatech Depositary Share holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of a Midatech Depositary Share holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the Midatech Depositary Share holder (notwithstanding any requirements under the Uniform Commercial Code).

COMPARISON OF STOCKHOLDER RIGHTS

DARA is incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders are governed by Delaware law, including the DGCL. Before the completion of the merger, the rights of DARA stockholders are also governed by the DARA certificate of incorporation and the DARA bylaws, each as amended. Midatech is incorporated under the laws of England and Wales and the rights of its stockholders are governed by those laws, as well as Midatech’s articles of association. Upon completion of the merger, each share of DARA common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares) will be converted into the right to receive the merger consideration, which will include Midatech Depositary Shares representing Midatech ordinary shares, subject to certain adjustments. As a result, upon completion of the merger, the rights of DARA stockholders who become Midatech Depositary Share holders in the merger will be governed by the laws of England and Wales and the Midatech articles of association.

The following is a summary of material differences between the current rights of DARA stockholders and the current rights of Midatech stockholders. While DARA and Midatech believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of DARA stockholders and Midatech stockholders, and it is qualified in its entirety by reference to the DGCL, the laws of England and Wales, and the various documents of DARA and Midatech to which DARA and Midatech refer in this summary. In addition, the identification of some of the differences in the rights of these stockholders as being material is not intended to indicate that other differences that are equally important do not exist. DARA and Midatech urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the Companies Act 2006 and the other documents to which DARA and Midatech refer in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a DARA stockholder and the rights of a Midatech stockholder. DARA and Midatech have filed with the SEC their respective documents referenced in this summary of stockholder rights and will send copies of these documents to you, without charge, upon your request. See “Where You Can Find More Information” beginning on page 313. You should also refer to “Description of Midatech’s American Depositary Shares” beginning on page 253 for a description of the Midatech Depositary Shares and a discussion of the ways in which the rights of holders of Midatech Depositary Shares may differ from those of holders of Midatech ordinary shares.

	Midatech Stockholder Rights	DARA Stockholder Rights
Applicable Law	Midatech’s articles of association, the AIM Rules for Companies of the London Stock Exchange and the laws of England and Wales (in particular the Companies Act 2006) govern the rights of holders of Midatech ordinary shares.	DARA’s certificate of incorporation and bylaws, as amended and Delaware law govern the rights of holders of DARA’s common stock.

Authorized Stock

Midatech’s articles of association do not specify an amount of authorized shares, as the concept of authorized capital is no longer applicable under the provisions of the Companies Act 2006.

As of October 2, 2015, the issued capital of Midatech was 27,820,760 ordinary shares, with a nominal value of 0.005 pence each.

76,000,000 shares of stock are authorized, consisting of (1) 75,000,000 shares of common stock, par value $0.01 per share, and (2) 1,000,000 shares of preferred stock, par value $0.01 per share.

	Midatech Stockholder Rights	DARA Stockholder Rights
As of October 1, 2015, there were 19,755,595 shares of DARA common stock issued and outstanding.

Preferred Stock

Midatech’s articles of association provide that (without prejudice to any existing rights attached to shares) new shares may be issued by Midatech with the prior sanction of an ordinary resolution in general meeting such shares carrying rights, including preferred rights, as Midatech may determine.

As at October 2, 2015 there were no preferred shares in issue.

DARA’s certificate of incorporation provides that preferred stock may be issued by the board of directors of DARA. The resolutions providing for issuance of any series of preferred stock may provide that such series will be superior or rank equally or be junior to the preferred stock of any other series to the extent permitted by law. The holders of DARA’s issued and outstanding preferred stock have a right to approve the issuance of preferred stock ranking senior to, or equal with the existing series of preferred stock as to dividends, redemption or liquidation rights.

As of October 1, 2015, there were 468 shares of Series A Convertible Preferred Stock, 50 shares of Series B-2 Convertible Preferred Stock, and 117 shares of Series C-1 Convertible Preferred Stock issued and outstanding.

Voting Rights

Midatech’s articles of association provide that at a general meeting a resolution shall be decided on a show of hands with every member present in person or represented by proxy or corporate representative having one vote. In circumstances where a person has been appointed by more than one stockholder and has been instructed by one or more of those stockholders to vote for the resolution and by one or more to vote against it, such person is limited to one vote for and one vote against the resolution.

In the case of a poll, every stockholder has one vote for every share held by him and his voting rights may be exercised by one or more proxies.

Under Delaware law and under DARA’s certificate of incorporation, each shareholder is entitled to one vote for each share of common stock held by such stockholder.

Stockholder Action by Written Consent	As a public company, the Companies Act 2006 does not provide provisions for such companies to take action by written consent and the Midatech articles of	Because DARA’s certificate of incorporation does not prohibit action by written consent, any action which may be taken at a stockholders’ meeting may

	Midatech Stockholder Rights	DARA Stockholder Rights
	association provide that all decisions of stockholders must be taken instead at a general meeting of Midatech.	be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted.

Amendment of Corporate Governance Documents	Under the Companies Act 2006 a company incorporated in England and Wales may amend its articles of association by way of a special resolution, which requires the affirmative vote of a majority of not less than 75% of those voting at a general meeting of stockholders either in person either in person or on a poll.

Under Delaware law, unless the certificate of incorporation requires a greater vote, an amendment to the certificate of incorporation requires the approval and recommendation of the board of directors, the affirmative vote of a majority of the outstanding stock entitled to vote on the amendment, and the affirmative vote of a majority of the outstanding stock of each class entitled to vote on the amendment as a class. DARA’s certificate of incorporation provides for class votes of its series of preferred stock in connection with amendments that (i) alter or change the rights, powers or preferences of such series, (ii) adversely affects such holders, or (iii) otherwise alter the certificate of designations with respect to such preferred stock.

DARA’s bylaws may be altered, amended or repealed or new bylaws may be adopted by either:

•       the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present; or

•       the affirmative vote of the holders of a majority of the outstanding capital stock of DARA entitled to vote at any regular meeting of stockholders, or at any special meeting of stockholders, provided that notice of such alteration, amendment, repeal or adoption of new bylaws has been stated in the notice of such special meeting.

	Midatech Stockholder Rights	DARA Stockholder Rights
Dividends

Except as otherwise provided by the Midatech articles of association or the rights attached to, or the terms of issue of shares:

•       a dividend shall be declared and paid according to the amounts paid up (otherwise than in advance of calls) on the nominal value of the shares on which the dividend is paid; and

•       dividends shall be apportioned and paid proportionately to the amounts paid up on the nominal value of the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms that it shall rank for dividend as from a particular date, it shall rank for dividend accordingly.

An ordinary resolution requiring a simple majority of Midatech stockholders voting at a general meeting may, declare dividends but no such dividend shall exceed the amount recommended by the directors. The directors may from time to time pay such interim dividends as appear justified by the financial position of Midatech and which are available to be so distributed.

The directors may deduct from any dividend or other moneys payable to any person or, in respect of a share, all such sums as may be due from him to Midatech in relation to the shares of Midatech.

All unclaimed dividends may be invested or otherwise made use of by the directors for the benefit of Midatech until claimed. Any dividend which has remained unclaimed for a period of 12 years after having been declared or become due for payment shall be forfeited and shall revert to Midatech.

DARA’s certificate of incorporation provides that holders of common stock will be entitled to receive dividends as and when determined by the Board of Directors, subject to any preferential dividend rights of any then outstanding preferred stock.

Under Delaware law, subject to any restriction in the corporation’s certificate of incorporation, the board of directors may declare and pay dividends out of:

•       surplus of the corporation, which is defined as net assets less statutory capital; or

•       if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year;

provided, however, that if the net assets of the corporation have been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board may not declare and pay dividends out of the corporation’s net profits until the deficiency in the capital has been repaired, and provided further that no dividend may be paid if the payment of the dividend would render the company insolvent on a balance sheet or equitable basis.

Appraisal Rights	English law does not generally provide for the equivalent of appraisal rights. However, by the authority of the	DARA stockholders who do not vote in favor of the adoption of the merger agreement, who properly make a demand

Midatech Stockholder Rights	DARA Stockholder Rights
Companies Act 2006, Midatech is subject to the jurisdiction of the United Kingdom Takeover Panel which, under the United Kingdom Takeover Code, enforces certain rights of stockholders in relation to a takeover and/or merger of Midatech and a stockholder could apply to the English courts and courts may specify terms for the acquisition that it considers appropriate if there has been a breach of the United Kingdom Takeover Code and/or stockholder rights.

for appraisal rights, who hold their shares continuously from the time of making a demand through the Effective Time, and who do not otherwise lose their appraisal rights will be entitled to seek appraisal rights in connection with the merger under Section 262 of the DGCL, and if the merger is completed, obtain payment in cash of the fair value of their shares of common stock as determined by the Delaware Chancery Court, instead of the merger consideration. See “The Merger—Appraisal Rights” beginning on page 124.

Under Delaware law, stockholders of a corporation involved in a merger have the right to a judicial appraisal of their shares and to receive payment of the fair value of their stock so appraised in certain situations. However, appraisal rights are not available to holders of stock listed on a national securities exchange or held of record by more than 2,000 stockholders; unless the stockholder is required to accept anything in the transaction other than, in each case:

•       Stock of the surviving corporation (or depositary receipts in respect thereof);

•       Stock (or depositary receipts in respect thereof) of any other corporation that is or will be listed on a national securities exchange or held by more than 2,000 stockholders;

•       Cash in lieu of fractional shares (or fractional depositary receipts); or

•       Any combination of the above.

In addition, appraisal rights are not available to the holders of stock of the surviving corporation in the merger, if the merger does not require approval of the stockholders of that corporation.

	Midatech Stockholder Rights	DARA Stockholder Rights
Preemptive Rights	Under the Companies Act 2006, the issuance of equity securities (except shares issued pursuant to the terms of an employees’ share scheme) that are to be paid for wholly in cash must be offered first to the existing holders of equity securities in proportion to the respective nominal amounts (i.e., par values) of their holdings on the same or more favorable terms, unless a special resolution to the contrary has been passed or the articles of association otherwise provide an exclusion from this requirement. Under United Kingdom corporate governance rules applicable to Midatech, this exclusion can be only for a maximum of one year, after which shareholders’ approval would be required to renew such exclusion.	DARA’s certificate of incorporation does not provide for preemptive rights.

Number of Directors

Midatech’s articles of association provide that unless and until otherwise determined by an ordinary resolution requiring a simple majority of Midatech stockholders voting at a general meeting, the number of Midatech directors shall be not less than two and an ordinary resolution of stockholders may also fix a maximum number of directors and from time to time vary that maximum number.

The Midatech Board of Directors currently consists of eight members.

DARA’s bylaws provide that the number of directors must be one or greater, the exact number of directors to be determined by resolution of the stockholders or the Board of Directors.

The DARA Board of Directors currently consists of six members.

Rights of Inspection	Under English law, a company must retain and keep available for inspection by stockholders, free of charge, and by any other person on payment of a prescribed fee, its register of members. It must also keep available for inspection by stockholders, free of charge, records of all resolutions and meetings by stockholders, and for a fee, provide copies of such records to stockholders who request them.	Under Delaware law, stockholders have the right to inspect, during normal business hours, the corporation’s stock ledger, a list of the corporation’s stockholders, and other books and records of the corporation, after making a written demand stating their purpose so long as the purpose is reasonably related to the person’s interest as a stockholder.

Rights of Purchase and Redemption	Under the Companies Act 2006, a company may issue redeemable shares if authorized by its articles of association, subject to any conditions stated therein. No redeemable shares may be issued at a	Under Delaware law, any corporation may purchase, redeem and dispose of its own shares out of the corporation’s surplus (as defined above), and a corporation may purchase or redeem any

	Midatech Stockholder Rights	DARA Stockholder Rights

time when there are no issued shares of the company existing which are not redeemable.

Under the Companies Act 2006, a company may redeem or repurchase shares only if the shares are fully paid and, in the case of public companies, only out of: (a) distributable profits; or (b) the proceeds of a new issue of shares made for the purpose of such repurchase or redemption.

Midatech’s articles of association permit the issuance of redeemable shares, Midatech ordinary shares are not redeemable and there are no other redeemable shares currently in issue.

Midatech may purchase its own shares as it has such authority under its articles of association to do so however such authority to make the purchase has to be sanctioned by way of a special resolution of stockholders requiring a majority of not less than 75% of those voting.

Midatech has a current authority to purchase its own shares, which was granted at the Annual General Meeting on May 26, 2015, in respect of a total of up to 2,779,420 ordinary shares representing, approximately 10% of its issued shares.

of its shares of preferred stock (or its common stock if no preferred stock is outstanding) out of capital if these shares will be retired upon acquisition or redemption, thereby reducing the capital of the corporation, and the remaining assets of the corporation are sufficient to pay its debts.

Stockholder Votes on Certain Transactions	There is no equivalent legal restriction under English law or the Midatech articles of association. However the AIM Rules prescribe the requirement for stockholder votes in the circumstances of a transaction which is considered a fundamental change of business or a reverse takeover where shareholder consent is required for the transaction.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger or consolidation or sale of substantially all of a corporation’s assets or dissolution requires the approval of the board of directors and approvals by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the corporation’s voting power.

DARA’s certificate of incorporation does not contain a provision with respect to the vote required to complete a merger

	Midatech Stockholder Rights	DARA Stockholder Rights
or consolidation or sale of substantially all of its assets or dissolution.
Board Committees	Midatech’s articles of association provide that the Midatech Board of Directors may delegate any of its powers, authorities and discretions to one or more directors or one or more other persons, provided that a majority of committee members shall be directors.

Under the DARA bylaws, a majority of the members of the whole Board of Directors may designate one or more committees, each of which must include at least one director. The Board of Directors may delegate to the committees all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, except those powers prohibited from being delegated by Delaware law.

Removal of Directors

Under the Companies Act 2006, a company may remove a director without cause at a general meeting by way of ordinary resolution of shareholders, irrespective of anything in any agreement between the director and the company, provided that 28 clear days’ notice of the proposed resolution to remove the director is given.

On receipt of an intended resolution to remove a director, the company must send a copy to the director concerned. The director has a right to be heard on the resolution at the meeting, and may have representations in writing sent to the members of the company to whom notice of the general meeting is sent.

In addition to any power of removal under the Companies Act 2006, under the Midatech articles of association an ordinary resolution (being, a simple majority of Midatech shareholders eligible to vote) may:

•       remove any director before the expiration of his period of office, but without prejudice to any claim for damages which he may have for breach of any contract of service between him and Midatech; and

•       appoint another person who is willing to act to be a director in his place (subject to Midatech’s articles of association).

DARA’s bylaws provide that, except as otherwise provided by DGCL, any one or more or all of the directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

	Midatech Stockholder Rights	DARA Stockholder Rights
Vacancies on the Board of Directors

Under the Midatech articles of association, an ordinary resolution passed at a general meeting can appoint a person who is willing to act to be a director, either to fill a vacancy or as an addition to the existing directors, subject to the total number of directors not exceeding any maximum number fixed by or in accordance with the Midatech articles of association.

In addition the directors have power at any time to appoint any person who is willing to act as a director to fill a vacancy or as an addition to the existing board, subject to the total number of directors not exceeding the maximum number.

DARA’s bylaws provide that unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, and a director chosen to fill a position resulting from an increase in the number of directors shall hold office until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Limitation of Director Liability	English law does not permit a company to exempt any director of the company from any liability arising from a director’s own negligence, default, breach of duty or breach of trust in relation to the company.

DARA’s certificate of incorporation provides that except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of DARA shall be personally liable to DARA or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.

Delaware law permits a corporation’s certificate of incorporation to include a provision granting to a corporation the power to exempt a director from personal liability to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

•       any breach of his duty of loyalty to the corporation or its stockholders;

•       acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•       intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

	Midatech Stockholder Rights	DARA Stockholder Rights
• any transaction from which he derives an improper personal benefit.

Directors and Officers Indemnity	Subject to the provisions on indemnities set out in Companies Act 2006, every director, alternate director or former director (and of any associated company) shall be entitled to be indemnified out of the assets of Midatech against all costs and liabilities incurred by him in relation to any proceedings or any regulatory investigation or action which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director so long as the indemnities do not cover liability for breach of duty to the company or cover any fine, costs or related expense in connection with any proceedings for default on the part of the director. Lawful indemnities extend to the provision of funds to him or her by Midatech to meet expenditure incurred or to be incurred by him in defending himself in any proceedings (whether civil or criminal) or in connection with an application for statutory relief or in an investigation by a regulatory authority which must however be repaid where such proceedings, application, investigation or action are in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to Midatech (or any associated company of Midatech) and he or she is convicted or found in default thereof.	DARA’s certificate of incorporation provides that DARA will indemnify each person who is or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such person being (or having agreed to become) a DARA officer or director (whether current or former) to the fullest extent authorized or permitted by law, if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of DARA, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and, in the case of actions by or in the right of the corporation, provided that no indemnification shall be made with respect to any claim as to which such person has been adjudged liable unless and until a court determines that such indemnification is proper. DARA will not indemnify an indemnitee against any action initiated by the indemnitee unless the initiation was approved by the Board of Directors of DARA.

Insurance	The Midatech articles of association provide that subject to the Companies Act 2006, the Board of Directors may purchase and maintain insurance at Midatech’s expense for the benefit of any person who is or was at any time a director, alternate director or secretary (or other officer or employee of any body corporate of Midatech or its subsidiaries) against any liability which may attach to him or her or loss or expenditure which he or she may incur in relation to anything done or alleged to	The DARA certificate of incorporation provides that DARA may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of DARA or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his status as much, whether or not DARA would have the power to indemnify such expense, liability or loss under the DGCL.

	Midatech Stockholder Rights	DARA Stockholder Rights

have been done or omitted to be done as a director, officer, employee or trustee.

Under the Companies Act 2006, an English company may purchase and maintain director and officer insurance insuring its directors or the directors of an “associated company,” (meaning a company that is a parent, subsidiary, or sister company of Midatech) against liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company of which the insured individual is a director.

Stockholder Derivative Suits and Class Action Lawsuits

Section 260 of the Companies Act 2006 provides limited circumstances in which a stockholder of a company may bring a “derivative claim,” which is defined in such section as arising in respect of a cause of action vested in the company, or seeking relief on behalf of the company. A derivative claim may only be brought in respect of a cause of action arising from an actual or proposed act or omission involving negligence, default, breach of duty or breach of trust by a director of the company. It is immaterial whether the cause of action arose before or after the person seeking to bring the derivative claim became a stockholder in the company.

A person seeking to bring a derivative claim in relation to Midatech would first have to obtain the permission of the courts in England to do so. There are specified grounds on which a court must refuse to grant permission to continue the claim, as well as specified grounds that the court must take into consideration.

Section 994 of the Companies Act 2006 also permits a stockholder to apply for a court order on the grounds that (a) the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including at least the

Under Delaware law, stockholders may bring derivative actions on behalf of the corporation to enforce the rights of the corporation. Prior to bringing an action, a stockholder plaintiff is required to make a demand on the directors of the corporation to assert the claim, unless it is able to show that making such a demand would be futile.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met.

	Midatech Stockholder Rights	DARA Stockholder Rights

shareholder making the claim, or (b) an actual or proposed act or omission of the company (including an act or omission on its behalf) is or would be so prejudicial. The courts in England must be satisfied that any such application is well founded and if this was the case then it may make such order as it thinks fit for giving relief in respect of the matters complained of.

Except in these limited circumstances set out above, lawsuits by stockholders on behalf of the company or on behalf of other shareholders are rare. Further, English law does not generally permit class action lawsuits.

Business Combinations with an Interested Stockholder	There is no direct equivalent limitation under Companies Act 2006 however: (a) directors must have regard to their statutory duty of independence and duty to avoid a conflict of interest, and (b) the AIM Rules provide certain public disclosure requirements in circumstances of a “related party transaction,” which includes a transaction with a shareholder who owns 10% or more of the company’s shares.

Section 203 of the DGCL prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity became an interested stockholder, unless:

•       prior to the time that the person became an interested stockholder, the corporation’s board of directors approved either the business combination or the transaction that caused the person to become an interested stockholder;

•       after completion of the transaction in which the person became an interested stockholder, the interested stockholder held at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors and (b) shares held by specified employee benefit plans; or

•       after or subsequent to the time the business combination is approved by the corporation’s board of directors, the business combination is approved by holders of at least 66 2/3% of the

	Midatech Stockholder Rights	DARA Stockholder Rights

outstanding voting stock, excluding shares held by the interested stockholder.

The restrictions on business combinations have been rendered inapplicable to the merger because the DARA Board of Directors approved the merger prior to the time that Midatech became an interested stockholder.

Enforcement Of Civil Liabilities Against Non-United States Persons And Enforceability Of Judgments

Midatech is a corporation organized under the laws of England and Wales. All of the directors and officers of Midatech following the merger will be residents of jurisdictions outside the United States. Following the completion of the merger, Midatech’s corporate headquarters will be located in England and a significant proportion of Midatech’s assets and a large proportion of the assets of certain of its directors and officers will be located outside of the United States.

As a result of the foregoing, U.S. investors may find it difficult in a lawsuit based on the civil liability provisions of the United States federal securities laws: (i) to effect service within the United States upon Midatech and Midatech’s directors and officers that are located outside the United States; (ii) to enforce in United States courts or outside the United States, judgments obtained against those persons in United States courts; (iii) to enforce, in United States courts, judgments obtained against those persons in courts in jurisdictions outside the United States; and (iv) to enforce against those persons in the United Kingdom, whether in original actions or in actions for the enforcement of judgments of U.S. courts, civil liabilities based solely upon the United States federal securities laws.

DARA is a United States corporation incorporated under the laws of Delaware and has substantial assets located in the United States. As a result, investors generally can initiate lawsuits in the United States against DARA and its directors and officers and can enforce lawsuits based on United States federal securities laws in United States courts.

Stockholder Proposals and Stockholder Nomination of Directors	Under the Companies Act 2006, stockholders of a public company may require the directors to call a general meeting of the company and may specify the text of a resolution be voted on at	DARA’s bylaws provide that at an annual meeting only such persons who are nominated in accordance with the following procedures shall be eligible to stand for election as directors and only

Midatech Stockholder Rights	DARA Stockholder Rights

that meeting if the request is made by stockholders holding at least 5% of the total voting rights.

Stockholders may also require the company to circulate to stockholders that are entitled to receive notice of a general meeting, a statement of not more than 1,000 words with respect to (a) a matter referred to in a proposed resolution to be dealt with at that meeting, or (b) other business to be deal with at that meeting. A company is required to circulate a statement once it has received requests to do so from (a) stockholders representing at least 5% of the total voting rights of all stockholders, or (b) by at least 100 shareholders who have a relevant right to vote and hold shares in the company on which there has been paid up an average sum, per shareholder, of at least £100.

Resolutions to appoint or re-appoint directors to a public limited company such as Midatech must be put to stockholders on the basis of one resolution for each nominated director.

such business may be conducted as shall have been brought before the meeting in accordance with the following procedures:

Nominations and proposals for business may be brought:

•       pursuant to the corporation’s notice of meeting,

•       by or at the direction of the board of directors or

•       by any stockholder of the corporation who is entitled to vote at the meeting, and who complies with the notice provision.

To be timely, a DARA stockholder’s notice of business to be conducted at the meeting must be in writing and received by the Secretary of DARA no earlier than the 120th day and not later than the close of business on the 75th day prior to the first anniversary of the date of mailing of the corporation’s proxy statement for the prior year’s annual meeting. However, if the date of the annual meeting has changed by more than 30 days from the date it was held in the prior year or if the corporation did not hold an annual meeting in the prior year, then such notice must be received a reasonable time before the corporation mails its proxy statement for the annual meeting.

Every such notice by a DARA stockholder must set forth:

•       the name and address of such stockholder as they appear on the corporation’s books and the class and number of shares of the corporation’s voting stock that are owned beneficially and of record by such stockholder;

•       a representation that the stockholder is a holder of the corporation’s voting stock and intends to appear in person or by proxy at the meeting to make the nomination or bring up the matter specified in the notice;

	Midatech Stockholder Rights	DARA Stockholder Rights

•       with respect to notice of an intent to make a nomination, a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, the written consent of each nominee; and such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated by the DARA Board of Directors; and

•       with respect to notice of an intent to bring up any other matter, a description of the matter, the reasons for conducting such business at the meeting and any material interest of the stockholder in the matter.

Board of Directors Meetings	Midatech’s articles of association provide that the directors may set the time and place of any meeting of the directors of Midatech provided due notice is given in accordance with the articles of association.

DARA’s bylaws provide that a majority of directors will constitute a quorum.

Additionally, regular and meetings of the Board of Directors may be held without notice at such time, place, and location as determined by the board of directors. Special meetings of the Board of Directors may be held at any time, place, and location designated by the Chairman of the Board, president, two or more directors, or by one director in the event that there is only a single director in office.

Notice of any special meeting must be given to each director by the secretary, officer or one of the directors calling the meeting.

Stockholder Quorum	The Midatech articles of association provide that no business shall be transacted at a general meeting unless a quorum is present when the meeting proceeds to business. For all purposes	DARA’s bylaws provide that, except as otherwise provided by law, DARA’s certificate of incorporation or its bylaws, the holders of a majority of the shares of the capital stock of the corporation

	Midatech Stockholder Rights	DARA Stockholder Rights

the quorum shall be at least two “qualifying persons”, unless (i) each is a qualifying person only because he is a representative of a corporation in relation to the meeting, and they are representatives of the same corporation, or (ii) each is a qualifying person only because he is appointed as proxy of a member in relation to the meeting, and they are proxies of the same member.

A “qualifying person” means (i) a Midatech stockholder, (ii) a person authorized under Section 323 of the Companies Act 2006 to act as the representative of a corporation in relation to the meeting, or (iii) a person appointed as a proxy of a member in relation to the meeting.

issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.

Annual Meetings of Stockholders

The Companies Act 2006 requires that a public limited company, such as Midatech, must convene an annual general meeting once during each period of six months from the end of its accounting reference date.

In addition, the Midatech articles of association permit the Board of Directors to convene a general meeting whenever it thinks fit. A general meeting may also be capable of being convened on requisition of members as described under “Stockholder Proposals and Stockholder Nomination of Directors” above.

DARA’s bylaws provide that the date, time and place of the annual meeting of stockholders will be fixed by the Board of Directors.

Special Meetings of Stockholders	General meetings at which “special resolutions” are proposed and passed generally involve proposals to change the name of the company, change or amend the rights of stockholders, permit the company to issue new shares for cash without applying the stockholders’ pre-emptive rights, amend the company’s articles of association, or carry out other matters where either the company’s articles of association or the Companies Act 2006 prescribe that a “special resolution” is required.	DARA’s bylaws provide that special meetings of stockholders may be called at any time by the President or by the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

	Midatech Stockholder Rights	DARA Stockholder Rights

Other proposals relating to the ordinary course of the company’s business, such as the election of directors, would generally be the subject of an “ordinary resolution.”

Under the Companies Act 2006, an ordinary resolution requires a simple majority of those eligible to vote and a special resolution requires not less than a 75% majority of those eligible to vote. Under Section 303 of the Companeis Act 2006, members representing 5% or more of the issued share capital of Midatech can compel directors to convene a general meeting.

Proxy Statements and Reports	As a foreign private issuer, Midatech will not be governed by the proxy rules under the Exchange Act. However, Midatech will be governed by the Corporations Act 2006, which provides that notice of an annual general meeting of the company must be given to shareholders at least 21 clear days before the date of the meeting or 14 clear days for any other general meeting. The notice must specify, among other matters, the date, time and place of the meeting and state the general nature of the business to be transacted in the meeting.	Under the Exchange Act proxy rules, DARA must comply with notice and disclosure requirements relating to the solicitation of proxies for stockholder meetings.

Reporting Requirements

Since Midatech will become a foreign private issuer and, following the completion of the merger, its securities will be quoted on NASDAQ and registered under Section 12 of the Exchange Act, Midatech will be required to publicly file with the SEC annual reports on Form 20-F within six months after the end of each fiscal year and reports on Form 6-K.

In addition, the AIM Rules generally require Midatech disclose immediately to a Regulatory Information Service any information concerning Midatech that would be likely to lead to a substantial movement in the price of its shares, together with certain other disclosure

As a U.S. public company, DARA must file with the SEC, among other reports and notices:

•       an Annual Report on Form 10-K within 90 days after the end of the fiscal year;

•       a Quarterly Report on Form 10-Q within 45 days after the end of a fiscal quarter; and

•       Current Reports on Form 8-K upon the occurrence of important corporate events, in most instances, within four business days after the occurrence of such important corporate events.

	Midatech Stockholder Rights	DARA Stockholder Rights
requirements in the event of: (i) a substantial transaction; (ii) related party transaction; (iii) reverse takeover and (iv) fundamental change of business (in each case, as defined in the AIM Rules).

Short-Swing Profits

Directors, officers and principal stockholders of Midatech will not be subject to the Exchange Act’s “short-swing” profit rules, because DARA will be a foreign private issuer under the Exchange Act.

However, directors of DARA will be subject to applicable English and U.S. laws prohibiting insider trading.

Directors and officers of DARA are governed by rules under the Exchange Act that may require directors and officers to forfeit to DARA any “short-swing” profits realized from purchases and sales, as determined under the Exchange Act and the rules thereunder, of DARA equity securities.

MANAGEMENT OF MIDATECH AFTER THE MERGER

Members of the Board of Directors and Executive Officers of Midatech

The following table sets forth certain information about the expected directors and executive officers of Midatech as of completion of the merger. The professional address of each of the directors is c/o Midatech Pharma PLC, 65 Innovation Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RQ, United Kingdom.

Name	Age	Position/Title
Directors:
James Phillips, MB, ChB (3) (4)	52	Chief Executive Officer, Director
Nicholas Robbins-Cherry (3) (4)	45	Finance Director
Rolf Stahel (2) (3)	71	Non-Executive Chairman of the Board of Directors
John Johnston (1) (3) (4)	55	Non-Executive Director
Michele Luzi (2) (3)	57	Non-Executive Director
Pavlo (Paul) Protopapa (1) (3)	48	Non-Executive Director
Simon Turton, Ph.D. (1) (2) (3)	47	Senior Independent Non-Executive Director
Sijmen (Simon) de Vries, M.D. (2) (3)	55	Non-Executive Director
Executive Officers (5):
Craig Cook, MB, BCH	49	Chief Operating Officer and Chief Medical Officer

(1)	Audit Committee member
(2)	Remuneration Committee member
(3)	Nominations Committee member
(4)	Disclosure Committee member
(5)	Other than directors who are also executive officers.

A description of the business experience and present position of each director and executive officer is provided below.

Directors

James Phillips, MB, ChB has served as Midatech’s Chief Executive Officer (including his service to Midatech’s predecessor entity) since May 2013. Dr. Phillips was appointed to Midatech Limited’s Board of Directors on May 1, 2013 and has served as a member of Midatech’s Board of Directors since September 12, 2014. Since 2009, Dr. Phillips has also served as a consultant to Phillips Pharma Enterprise Ltd. Prior to joining Midatech, Dr. Phillips founded and led Talisker Pharma Ltd., a specialty pharmaceutical company, in 2004 which was acquired by EUSA Pharma Inc., referred to as EUSA, in 2006. Following the acquisition by EUSA, Dr. Phillips was appointed President of Europe and Senior Vice President, Corporate Development, until its acquisition in 2012 by Jazz Pharmaceuticals. Dr. Phillips initially held senior positions at Johnson & Johnson (NYSE: JNJ) and Novartis International AG (NYSE: NVS), where he was in clinical and business development and was a director of the $1.3 billion arthritis, bone, gastrointestinal, hematology and infectious diseases business unit and a member of the company’s Clinical Leadership Team. Prior to that, Dr. Phillips was the interim Chief Executive Officer of Bone Medical Ltd. (ASX: BNE). Dr. Phillips, a physician by training, is currently a non-executive director of Herantis Pharma PLC (NASDAQ First North: HRTIS) and, Insense Ltd, a private company, and, until joining Midatech, was Chairman of the Board of Directors of Prosonix Limited.

Nicholas Robbins-Cherry has served as Midatech’s Finance Director (including his service to Midatech’s predecessor entity) since February 2014. Mr. Robbins-Cherry was appointed to Midatech’s Board of Directors on September 12, 2014. Prior to joining Midatech, Mr. Robbins-Cherry served as the Financing Director of The Marketing Practice Limited from January 2013 to January 2014. Prior to that, he served in various positions, most recently as the Finance Director, of CACI Limited from February 2008 to January 2013. Mr. Robbins-Cherry is a chartered accountant and has an Masters of Business Administration and Bachelors of Science in Pharmacology.

Rolf Stahel has served as Midatech’s Non-Executive Chairman of the Board and director (including his service to Midatech’s predecessor entity) since March 1, 2014. Since 2009, Mr. Stahel has served as the Non-Executive Chairman and a director of Connexios Sciences Pvt. Ltd., and since April 2014 he has served as Non-Executive Chairman and a director of Ergomed Group plc (AIM: ERGO). Mr. Stahel is also the sole shareholder and founder of Chesyl Pharma Ltd. from March 1994 to March 2003, Mr. Stahel served as the Chief Executive Officer and a director of Shire Pharmaceuticals Group plc (NASDAQ: SHPG). Prior to that time, Mr. Stahel worked in various positions with Wellcome plc, the predecessor to GlaxoSmithKline plc (NYSE: GSK), for 27 years. Mr. Stahel has previously served as the Non-Executive Chairman of EUSA, Cosmos Pharmaceuticals SpA (SIX: COPN), PowderMed Ltd. and Newron Pharmaceuticals SpA (SWX: NWRN).

John Johnston has served as a non-executive member of Midatech’s Board of Director since November 13, 2014. Since December 2014, Mr. Johnston has served as the Non-Executive Chairman of Constellation Healthcare Technologies, Inc. (AIM: CHT). Mr. Johnston served as Managing Director of Institutional Sales at Nomura Code Securities Ltd,, a brokerage company, from April 2011 to April 2013. From 2008 to 2011, he served as Director of Sales and Trading at the investment bank Seymour Pierce. In 2003, Mr Johnston founded Revera Asset Management, where he oversaw an investment trust, a unit trust and a hedge fund, which he ran until 2007. From 2000 to 2003, Mr. Johnston served as Director of Small Companies Technology and Venture Capital Trusts at Legg Mason (NYSE: LM). Prior to that, he served as Head of Small Companies with Murray Johnstone from 1998 to 2000. From 1992 to 1997, Mr Johnston was Head of Small Companies at Scottish Amicable, before spending a year at Ivory & Sime, again as Head of Small Companies from 1997 to 1998. Mr Johnston began his investment career at the Royal Bank of Scotland in 1981, working in the Trustee and Investment department, before moving to General Accident in 1985, holding the position of Head of Retail Funds before his move to Scottish Amicable. Mr Johnston is currently non-executive director of Flowgroup plc and Action Hotels.

Michele Luzi has served as a non-executive member of Midatech’s Board of Directors since August 2010 (including his service to Midatech’s predecessor entity). Mr. Luzi has served in various capacities since 1990 with Bain & Company, Inc., most recently as a partner. Prior to joining Bain & Company, Mr Luzi worked in international management positions with Pirelli and also worked in Agusta and with the Italian Trade Commission. Mr. Luzi previously served as director of Bain & Company Global between 2006 and 2009. Mr. Luzi also serves on the board of a number of private companies.

Pavlo (Paul) Protopapa has served as a non-executive member of Midatech’s Board of Director since December 2013 (including his service to Midatech’s predecessor entity). Mr Protopapa is the founder and Managing Partner of Ippon Capital, a private equity company based in Geneva, Switzerland. Mr. Protopapa founded Ippon Capital in 2013. Since 2013, Mr. Protopapa has served as the Chairman and Chief Executive Officer of Spacecode Holdings, a technology provider in healthcare and luxury goods, which he co-founded in 2005 with Dr. Cook. Prior to that, Mr. Protopapa served as Chief Financial Officer of the Steinmetz Diamond Group from 1997 to 2012. Mr. Protopapa also serves as a director of Socure Inc., a SaaS-based internet security company.

Simon Turton, Ph.D. has served as a non-executive member of Midatech’s Board of Director since December 2014. Dr. Turton served as Chairman of Q Chip and OpsiRx Pharmaceuticals from March 2014 until their acquisition by Midatech in December 2014. Since January 2015, he has served as the Managing Director of Gensmile Limited. In 2002, Dr. Turton joined Warburg Pincus’, most recently as head of healthcare investing activities in Europe, until June 2011. Dr. Turton has previously served on the board of Archimedes Pharma, Eurand, ProStrakan Group plc and Tornier, Inc. (NASDAQ: TRNX). Dr. Turton has a Masters of Business Administration from INSEAD and a Ph.D. in pharmacy from the University of London.

Sijmen (Simon) de Vries, M.D. has served as a non-executive member of Midatech’s Board of Director since October 2004 (including his service to Midatech’s predecessor entity). Dr. de Vries has served as of the Chief Executive Officer of Pharming Group NV (Euronext: PHARM) since November 2008. Prior to that, Dr. de Vries served as Chief Executive Officer of 4-Antibody and Morphochem AG. Prior to this he worked at Novartis

Pharma, Novartis Ophthalmics and at SmithKline Beecham Pharmaceuticals Plc, where he held senior business and commercial positions. Dr. de Vries holds an M.D. degree from the University of Amsterdam and a Masters of Business Administration in General Management from Ashridge Management College (UK).

Executive Officers

Craig Cook, MB, BCH has served as Midatech’s Chief Operating Officer and Chief Medical Officer (including Midatech’s predecessor entity) since January 2014. From November 2011 to May 2014, Dr. Cook served as a partner at Sedation Solutions. In addition, from May 2005 to December 2013, he served as Chief Executive Officer of Spacecode Technologies, which he co-founded in 2005 with Mr. Protopapa. Dr. Cook has previously held executive positions at Eli Lilly and Company (NYSE: LLY), Novartis International AG (NYSE: NVS), Johnson and Johnson (NYSE: JNJ) and Serono Biotech. He is also a founder of Swisscare Health residential care group in the United Kingdom. Dr. Cook is also a lead advisor for Ippon Capital SA’s life sciences practice. Dr. Cook is a qualified physician and has a Bachelors of Science in pharmacology, a diploma in anesthesiology and a Masters of Business Administration.

For the biographical information of Dr. James Phillips, Midatech’s Chief Executive Officer, and Nicholas Robbins-Cherry, Midatech’s Finance Director, see “—Members of the Board of Directors and Executive Officers of Midatech—Directors” on page 282.

The Midatech Board of Directors

The Midatech Board of Directors is currently comprised of eight directors, two of whom are executive directors and six non-executive directors, reflecting a blend of different experience and backgrounds. The roles of Chairman of the Midatech Board of Directors (which is a non-executive position) and Chief Executive Officer have been split and there is a clear division of responsibility between the two. With a view towards maintaining the independence of the Midatech Board of Directors, no remuneration is paid to either the Chairman or non-executive directors in the form of shares.

Although adherence to the United Kingdom Corporate Governance Code is not compulsory, the Midatech Board of Directors apply certain aspects of such code to the extent appropriate to Midatech’s size, resources and stage of development.

The Midatech Board of Directors is responsible for inter alia, approving interim and annual financial statements, formulating and monitoring Midatech’s strategy, approving financial plans and reviewing performance, as well as complying with legal, regulatory and corporate governance matters. There is a schedule of matters reserved for the Midatech Board of Directors.

The Midatech Board of Directors meets regularly to consider strategy, performance and the framework of internal controls. To enable the Midatech Board of Directors to discharge its duties, all directors receive appropriate and timely information. Briefing papers are distributed to all directors in advance of board meetings.

Committees of the Midatech Board of Directors

Midatech has established audit, nomination, remuneration and disclosure committees of the Midatech Board of Directors with formally delegated duties and responsibilities. From time to time separate committees may be set up by the Midatech Board of Directors to consider specific issues when the need arises.

Audit Committee

The Audit Committee of the Midatech Board of Directors assists the Board of Directors in discharging its responsibilities with regard to financial reporting, external and internal audits and controls, including reviewing and monitoring the integrity of the Midatech annual and interim financial statements, advising on the appointment of external auditors, reviewing and monitoring the extent of the non-audit work undertaken by external auditors, overseeing Midatech’s relationship with its external auditors, reviewing the effectiveness of the external audit process and reviewing the effectiveness of Midatech’s internal control review function. The ultimate responsibility for reviewing and approving the annual report and accounts and the half-yearly reports remains with the Board.

The Audit Committee is chaired by Pavlo Protopapa and its other members are Simon Turton and John Johnston. The Audit Committee meets not less than twice a year and otherwise as required.

Each member of the Audit Committee meets the independence requirements of the rules of NASDAQ and applicable rules and regulations of the SEC.

Nomination Committee

The Nomination Committee assists the Midatech Board of Directors in discharging its responsibilities relating to the composition and make-up of the Board and any committees of the Board of Directors. It is responsible for periodically reviewing the Board of Director’s structure and identifying potential candidates to be appointed as directors or committee members as the need may arise. The Nomination Committee is responsible for evaluating the balance of skills, knowledge and experience and the size, structure and composition of the Board of Directors and committees of the Board of Directors, retirements and appointments of additional and replacement directors and committee members and will make appropriate recommendations to the Board of Directors on such matters.

The Nomination Committee is chaired by Rolf Stahel and is comprised of all other members of the Midatech Board of Directors. The Nomination Committee meets not less than once a year and otherwise as required.

Remuneration Committee

The Remuneration Committee of the Midatech Board of Directors is responsible, within agreed terms of reference, for establishing a formal and transparent procedure for developing policy on executive remuneration and setting the remuneration packages of individual directors. This includes agreeing with the Board of Directors on the framework for remuneration of the executive directors, the company secretary and such other members of the executive management of Midatech as it is designated to consider. It is also responsible for determining the total individual remuneration packages of each director including, where appropriate, bonuses, incentive payments and share options. No director may be involved in any decision as to his/her own remuneration. The Remuneration Committee ensures compliance with the United Kingdom Corporate Governance Code in relation to remuneration wherever possible.

The Remuneration Committee is chaired by Sijmen de Vries and its other members are Simon Turton, Rolf Stahel and Michele Luzi. The Remuneration Committee meets not less than twice a year and otherwise as required.

Disclosure Committee

The Disclosure Committee of the Midatech Board of Directors is responsible, within agreed terms of reference, for ensuring compliance with the AIM Rules and disclosure of information. The Disclosure Committee works closely with the Board of Directors to ensure that Midatech’s nominated adviser is provided with any information it reasonably requests or requires in order for it to carry out its responsibilities under the AIM Rules and the AIM Rules for Nominated Advisers.

The Disclosure Committee is chaired by Dr. Jim Phillips and its other members are currently Nick Robbins-Cherry and John Johnston. The Disclosure Committee meets at least four times a year and otherwise as required.

Compensation of the Non-Executive Directors of the Midatech Board of Directors

The non-executive directors of Midatech (consisting of Messrs. Stahel, Johnston, Luzi, Protopapa, Turton and de Vries) receive a fee for their services as a director, which is approved by the Midatech Board of Directors, giving due consideration to the time commitment and responsibilities of their roles and of current market rates for comparable organizations and appointments. Non-executive directors are reimbursed for travelling and other incidental expenses incurred on Midatech business in accordance with the Midatech expenses policy.

The following table summarizes the compensation paid to Midatech’s non-employee directors during 2014 (including for any service on any subsidiary of Midatech). This includes compensation earned in their capacity as directors of Midatech Limited prior to their appointment as directors of Midatech Pharma PLC (where applicable).

Name	Salary (£)	Option Awards (1)(£)	Other Fees Paid in Cash (2)(£)	Total (£)
Rolf Stahel	41,667	—	134,300	175,967
John Johnston	—	—	2,781	2,781
Michele Luzi	—	—	—	—
Pavlo Protopapa	—	—	—	—
Simon Turton	—	—	—	—
Sijmen de Vries	—	26,345	12,000	38,345

(1)	Mr. de Vries was granted an option to purchase 10,000 Midatech ordinary shares at an exercise price of £0.075 per share, which vests as set forth in the chart below. The amount in this column does not reflect compensation actually received by such non-executive director but represents the aggregate value of the stock option award granted to the non-executive director computed based on the difference between the exercise price and the price of one Midatech ordinary share on AIM as of December 31, 2014. No option awards were granted to any other non-executive director in 2014.
(2)	Includes annual fees, committee chairpersonship fees and meeting fees.

The following table sets forth, as of December 31, 2014, the aggregate number of option awards held by Midatech’s current non-executive directors:

Name	Number of Options		Grant Date	Exercise Price per Share (£)	Expiration Date
Michele Luzi (1)	17,900	(2)	8/20/2010	4.19	8/20/2015
	18,796	(2)	4/20/2012	4.19	4/20/2022
Sijmen de Vries	3,000	(2)	12/31/2008	1.425	12/31/2018
	4,000	(2)	4/20/2012	4.19	4/20/2022
	10,000	(3)	6/30/2014	0.075	6/30/2024

(1)	Stock options held by Mr. Luzi were granted as part of a prior investment in Midatech Limited in 2011 and not for service as a non-executive director.
(2)	The stock options are fully vested.
(3)	The stock options vest in the following installments: (i) 50% of the stock options vest when Midatech’s share price is £5.31 share, (ii) a further 25% of the stock options vest when Midatech’s share price is £13.72 a share and (iii) the remaining 25% of the stock options vest when Midatech’s share price is £18.86 a share.

All stock options were granted with an exercise price at or above market value on the date of grant. The majority of stock options only vest when Midatech’s share price achieves certain targets. Otherwise, the main vesting condition of all stock options is that the non-executive director remain employed with Midatech as at the date of exercise or continues to provide consultancy services as at the date of exercise.

Deed of Indemnity

Under a deed poll declared by Midatech on August 5, 2015, referred to as a Deed of Indemnity, the Midatech Board of Directors and its Company Secretary are indemnified against costs and liabilities incurred in connection with their office, other than any liability owed by such person to Midatech itself (or any of its associated entities) and other than indemnification for liabilities in certain circumstances, which are prohibited by virtue of the Companies Act 2006. The Deed of Indemnity provides that a director may also be lent sums to finance any relevant defense costs, provided that, in the event such proceedings involve criminal or civil matters in which the person is convicted or has a judgment made against him or her, then such loan must be repaid.

Compensation of Midatech’s Executive Officers

The following table summarizes the compensation paid to Midatech’s executive officers during 2014 (including for any service on any subsidiary of Midatech). This includes compensation earned in their capacity as executive directors of Midatech Limited prior to their appointment as executive officers of Midatech Pharma PLC (where applicable).

Name	Salary (£)	Bonus (1)(£)	Option Awards (2)(£)	All Other Compensation (3)(£)	Total (£)
Dr. James Phillips	216,943	106,775	1,540,200	21,738	1,885,656
Chief Executive Officer
Nicholas Robbins-Cherry	106,546	40,755	154,020	9,917	311,238
Finance Director
All executive officers as a group	404,239	208,670	2,618,340	36,404	3,267,653

(1)	The Service Agreements also include a bonus target for Dr. Phillips and Mr. Robbins-Cherry of 50% and 33%, respectively, of their annual base salary, which bonus is payable upon attainment of objectives as determined in the subjective judgment of Midatech’s Board of Directors or a committee thereof, taking into account various factors without any preassigned weighting. For 2014, all of the executive officers received approximately 95% of their bonus target.
(2)	Messrs. Phillips and Robbins-Cherry were granted options to purchase 600,000 and 60,000 Midatech ordinary shares, respectively, and all executive officers as a group were granted options to purchase 1,020,000 Midatech ordinary shares, each at an exercise price of 0.075p per share, which vests as set forth in the chart below. The amount in this column does not reflect compensation actually received by such executive officer but represents the aggregate value of the stock option award granted to the non-executive director computed based on the difference between the exercise price and the price of one Midatech ordinary share on AIM as of December 31, 2014.
(3)	The amounts reflect the value of benefits payable pursuant to pension plans.

The following table sets forth, as of December 31, 2014, the aggregate number of option awards held by Midatech’s executive officers:

Name	Number of Options		Grant Date	Exercise Price per Share (£)	Expiration Date
James Phillips	400,000	(1)	6/30/2014	0.075	6/30/2024
	200,000	(2)	5/9/2014	0.075	5/1/2023
Nick Robbins-Cherry	60,000	(1)	6/30/2014	0.075	6/30/2024
All executive officers as a group	1,020,000	(1) (3)	(4)	0.075	(5)

(1)	The stock options vest in the following installments: (i) 50% of the stock options vest when Midatech’s share price is £5.31 share, (ii) a further 25% of the stock options vest when Midatech’s share price is £13.72 a share and (iii) the remaining 25% of the stock options vest when Midatech’s share price is £18.86 a share.
(2)	The stock options are fully vested.

(3)	200,000 stock options are fully vested.
(4)	The grant dates range from May 9, 2014 to July 1, 2014.
(5)	The stock options expire between May 1, 2023 and July 1, 2024.

Employment Agreements

Service Agreements with Executive Officers

Midatech has entered into a service agreement, referred to collectively as the Service Agreements, with each of Dr. James Phillips and Nicholas Robbins-Cherry, each entered into on December 2, 2014. The Service Agreement with Dr. Phillips was effective from May 1, 2013, and for Mr. Robbins-Cherry from February 4, 2014. The Service Agreements provide for base salaries, incentive compensation benefits, and, in certain circumstances, severance benefits. Dr. Phillips’ Service Agreement may be terminated upon one years’ prior notice, and Mr. Robbins-Cherry’s Service Agreement may be terminated on six months prior notice.

The Service Agreements with each of Dr. Phillips and Mr. Robbins-Cherry provided for initial base salaries of £219,085 and £125,000, respectively. Dr. Phillips’ base salary is subject to increase each April 1 by the percentage increase, if any, in the “All Items Index of Retail Prices” published by the United Kingdom Office for Nation Statistics over the previous year. In January 2015, the salary of Dr. Phillips was increased to £245,000 and the salary of Mr. Robbins-Cherry was increased to £145,000. Further, the base salaries of each of Dr. Phillips and Mr. Robbins-Cherry are reviewed annually to consider any increase in salary. The Service Agreements also include a bonus target for Dr. Phillips and Mr. Robbins-Cherry of 50% and 33%, respectively, of their annual base salary, which bonus is payable upon attainment of objectives as determined in the subjective judgment of Midatech’s Board of Directors or a committee thereof, taking into account various factors without any preassigned weighting. In addition to base salary and bonus, the Service Agreements provide for additional benefits, such as a 10% pension contribution, life insurance, medical insurance, vacation benefits and any other additional benefits as determined by the Midatech Board of Directors from time to time.

Each executive has also agreed that, for a period of six months following his termination, he will not directly or indirectly compete with Midatech. The Service Agreements includes provisions related to the non-disclosure of information and assignment of inventions. Among other things, these provisions obligate each executive officer from disclosing any of Midatech’s proprietary and confidential information received during the course of employment and to assign to Midatech any inventions conceived or developed during the course of their employment. The Service Agreements also include confidentiality, non-solicitation, non-poaching and non-disparagement provisions.

The Service Agreements also provide the executive officers with certain payments and/or benefits upon certain terminations of employment. If the executive is terminated due to his inability to perform his duties due to illness or other incapacity for a continuous period of three months, or an aggregate period exceeding 100 working days in any period of 12-months, Midatech may, notwithstanding any other provision of the Service Agreement, terminate the executive’s employment upon six months’ written notice. During that period, the executive will not be entitled to receive his salary or any bonus payment, but will be entitled to any benefits owed under the Service Agreement. Further, notwithstanding any notice requirements for termination set forth in the Service Agreements, Midatech may, at any time and in its absolute discretion, terminate the Service Agreement and provide the executive with a payment in lieu of any required notice. The payment will comprise of the executive’s base salary, but will not include any bonus or other benefits, and shall be subject to any tax or insurance deductions. Notwithstanding the foregoing, Midatech may terminate the Service Agreement without notice or payment in lieu thereof if the executive:

•	is guilty of serious misconduct or any other misconduct which affects, or is likely to affect, prejudicially the interests of Midatech or any of its subsidiaries;

•	fails or neglects to efficiently and diligently discharge his duties or commits any serious or repeated breach or non-observance of any of the provisions of the Service Agreement or any share dealing code adopted by Midatech or any of its subsidiaries;

•	has an interim receiving order made against him, becomes bankrupt or makes any composition or enters into any deed of arrangement with his creditors;

•	is charged with an arrestable criminal offense (other than a road traffic offense in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

•	is disqualified from holding office in any company by reason of an order of a court of competent jurisdiction;

•	becomes of unsound mind or becomes a patient under any statute relating to mental health;

•	is convicted of an offense under the United Kingdom’s Criminal Justice Act 1993 in relation to insider dealings or under any other present or future statutory enactment or regulations relating to insider dealings;

•	is in breach of the Model Code on directors’ dealings in listed securities, including securities trading on AIM, published by the London Stock Exchange; or

•	commits any other act warranting summary termination at common law including, but not limited to, any act justifying dismissal without notice in the terms of Midatech’s generally applicable disciplinary rules.

The summary of the material terms of the Service Agreements is qualified in its entirety by reference to the full text of each of the Service Agreements, which are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Letters of Appointment

Each director (other than Rolf Stahel) has been appointed to serve on the Midatech Board of Directors pursuant to a letter of appointment. The initial term of appointment for each director is three years, unless terminated earlier by either party upon one month’s prior notice or in accordance with the terms of the letters of appointment. The appointment is subject to Midatech’s articles of association, and is subject to confirmation at any annual general meeting of Midatech.

Each director is paid an annual fee of £35,000, which covers all duties, including committee service or service on the board of a Midatech subsidiary, with the exception of committee chairmanships and certain additional responsibilities, such as taking on the role of senior independent director. In addition, Midatech reimburses each director for reasonable and properly documented expenses incurred in performing their duties. Midatech also grants each director a deed of indemnity against certain liabilities that may be incurred as a result of their service, to the extent permitted by the Companies Act 2006.

In addition, without the prior written consent of Midatech, for a period of six months following a directors termination from service, such director will not, whether as a principal or agent and whether alone or jointly with, or as a director, manager, partner, shareholder, employee consultant of, any other person, carry on or be engaged, concerned or interested in any business which is similar to or which is (or intends to be) in competition with any business being carried on by Midatech or any subsidiary, as applicable.

The summary of the material terms of the letters of appointment is qualified in its entirety by reference to the full text of the form of letter of appointment, which is filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Rolf Stahel Letter of Appointment

Pursuant to a term of appointment dated April 15, 2014, as amended on December 2, 2014, referred to as the Stahel Appointment Agreement, Rolf Stahel was appointed non-executive Chairman of Midatech’s Board of Directors, with effect from March 1, 2014. The initial term of appointment for Mr. Stahel expired on

February 28, 2015, and expires annually on the anniversary of such date unless Mr. Stahel is reelected by the directors of Midatech. Mr. Stahel was subsequently reelected to the Midatech Board of Directors upon expiration of his initial term. In addition, his appointment may be terminated by Midatech upon the earlier of:

•	either party giving at least three months prior written notice;

•	the Midatech Board of Directors reasonably determining that Mr. Stahel’s acceptance of any other employment, engagement, appointment, interest or involvement with any business or person competes or conflicts with his appointment and would result in a serious conflict of interest or Mr. Stahel reasonably determines such interest would result in a serious conflict of interest, and Mr. Stahel accepts such employment, engagement, appointment, interest or involvement; or

•	in accordance with the articles of association or applicable law.

Pursuant to the terms of the Stahel Appointment Agreement, Mr. Stahel is paid an annual fee of £50,000. Mr. Stahel is also paid an additional fee of £50,000 under a consultancy agreement. Mr. Stahel is entitled to additional payments depending upon the amount of time he devotes to Midatech under the Consultancy Agreement. See “—Related Party Transactions—Agreement with Chesyl Pharma Limited” on page 293. In addition, in connection with the execution of the Stahel Appointment Agreement, Midatech granted to Mr. Stahel options to acquire shares of Midatech ordinary shares at a price of 0.075p per share, which he subsequently exercised (all per share and share amounts for Mr. Stahel have been adjusted to account for a two-for-one stock split on November 28, 2014). Mr. Stahel, in accepting the options, agreed to certain restrictions on any disposal and voting rights of such shares. With regard to the Midatech ordinary shares held by Mr. Stahel, the following restrictions apply:

•	as to 244,880 shares held by Mr. Stahel, referred to as the Relevant Shares, Mr. Stahel is under an obligation not to dispose of such shares, subject to one eighth of the Relevant Shares being released from such disposal restriction on each of the first, second, third and fourth anniversaries of March 1, 2014, referred to as the Appointment Date, such that by the fourth anniversary of the Appointment Date, 50% of the Relevant Shares will no longer be subject to any disposal restriction. In the event of termination by Midatech of Mr Stahel’s appointment as a non-executive director in certain circumstances for cause prior to such fourth anniversary, any shares which remain restricted will be able to be purchased by Midatech at a price of £0.075p per ordinary share, referred to as the Relevant Price. On the occurrence of other circumstances of termination, the restrictions shall cease to apply to the Relevant Shares;

•	as to 122,440 of such Relevant Shares held by Mr. Stahel, Mr Stahel has agreed not to dispose of such shares until the first to occur of (i) Midatech achieving a target measured by the average market capitalization of Midatech on any public market over a 30 day period of at least £184.7 million, provided the Share Increase Hurdle (as defined below) applies or a trade sale or a valuation carried out by an independent valuer, referred to together as the Trigger Events; or (ii) the fourth anniversary of the Appointment Date, whereupon Midatech has the right to repurchase such shares at the Relevant Price if no Trigger Event at or above such value has occurred;

•	as to a further 122,440 of such Relevant Shares held by Mr. Stahel, Mr Stahel has agreed not to dispose of such shares until the first to occur of (i) Midatech achieving a target measured by the average capitalization of Midatech on any public market over a 30 day period of at least £240.9 million provided the Share Increase Hurdle applies on a Trigger Event; or (ii) the fourth anniversary of the Appointment Date, whereupon Midatech has the right to repurchase such shares at the Relevant Price if no Trigger Event at or above such value has occurred; and

•	the Relevant Shares that are subject to disposal restrictions are unable to be voted upon by Mr Stahel during the periods described above in respect of the amount of such shares which remain under restriction.

For purposes of this section, the “Share Increase Hurdle” means in increase in the mid-market price of a Midatech ordinary share to at least £3.33. The remaining Midatech shares owned by Mr. Stahel are not subject to any restrictions.

In addition, Midatech also is obligated to take out a reasonable directors and officers liability insurance policy, which applies to Mr. Stahel. Midatech also agreed to reimburse Mr. Stahel for reasonable and documented expenses accrued in the course of performing his duties and provide him with up to £7,500 in professional advice in connection with performing his duties. The Stahel Appointment Agreement includes provisions related to the non-disclosure of information and assignment of inventions. Among other things, these provisions obligate Mr. Stahel from disclosing any of Midatech’s proprietary and confidential information received during the course of employment and to assign to Midatech any inventions conceived or developed during the course of their employment.

In the event Midatech terminates the agreement with Mr. Stahel at any time in accordance with the provisions of the articles of association or applicable laws, Mr. Stahel will have no right to damages or compensation if he:

•	is found guilty of any misconduct, gross negligence or dishonesty or acts in a manner which is materially adverse to the interests of Midatech;

•	commits any serious or repeated breach or non-observance of his obligations to Midatech;

•	becomes bankrupt, has an interim order made against him under the United Kingdom Insolvency Act 1986 or makes any composition or enters into any deed of arrangement with his creditors or the equivalent of any of these under any other jurisdictions;

•	becomes of unsound mind, becomes a patient under any statute relating to mental health or is unable, due to any accident, illness or injury, to undertake his duties for Midatech for a period of more than six consecutive months;

•	is convicted of a criminal offense (other than a motoring offense for which a non-custodial penalty is imposed);

•	is disqualified by law or an order of a court of competent jurisdiction from holding office; or

•	has failed to submit his resignation as Chairman and as a director of Midatech when required to so pursuant to the terms of the Stahel Appointment Agreement.

In the event Midatech terminates the agreement at any time with immediate effect (other than pursuant to the preceding paragraph), Midatech will pay to Mr. Stahel all fees which are due to him for the following 12 months.

Mr. Stahel may resign from his positions at any time if Midatech (i) is guilty of any gross negligence which affects him or any dishonesty towards or concerning him or (ii) becomes insolvent, makes any composition or enters into any deed of arrangement with its creditors or the equivalent. If Mr. Stahel resigns due to these reasons, Midatech will pay to Mr. Stahel all fees which are due to him for the following 12 months. Further, in the event that Mr. Stahel is unable, due to an accident, illness or injury, to undertake his duties for Midatech in accordance with the terms of the Stahel Appointment Agreement for a period of more than six consecutive months, he may resign at any time without any rights to damages or compensation. Mr. Stahel is also required to resign in connection with the Midatech Board of Directors determination that his acceptance of any other employment, engagement, appointment, interest or involvement with any business or person competes or conflicts with his appointment and would result in a serious conflict of interest or Mr. Stahel reasonably determines such interest would result in a serious conflict of interest, and Mr. Stahel accepts such employment, engagement, appointment, interest or involvement, without any rights to damages or compensation. If Mr. Stahel resigns for any other reason, he must provide 12 months written notice.

The summary of the material terms of the Stahel Appointment Agreement is qualified in its entirety by reference to the full text of such agreement, which is filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.

Equity Benefit Plans

Midatech Pharma PLC 2014 Enterprise Management Incentive Scheme

In connection with Midatech’s initial public offering in December 2014, Midatech’s Board of Directors established the Midatech Pharma PLC 2014 Enterprise Management Incentive Scheme, referred to as the 2014 EMI Scheme, to allow it to grant options to purchase Midatech ordinary shares to qualifying employees and directors of Midatech and its subsidiaries, referred to as Plan Participants, for the purpose of attracting, rewarding and retaining such persons. As of October 2, 2015, Midatech had reserved 1,270,000 of its ordinary shares for issuance pursuant to the 2014 EMI Scheme, subject to certain adjustments set forth in the plan.

The foregoing and following summary of the material terms of the 2014 EMI Scheme is qualified in its entirety by reference to the full text of the 2014 EMI Scheme, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

Administration. The overall responsibility for the operation and administration of the 2014 EMI Scheme is vested in the Midatech Board of Directors.

Eligibility. In order to be eligible to participate as a Plan Participant in the 2014 EMI Scheme, a person must be an employee or director of Midatech or any of its subsidiaries whose “committed time” amounts to at least 25 hours a week or, if less, 75% of his or her “working time,” as each of those terms are defined under the HM Revenue and Customs rules set out in Schedule 5 to the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom, referred to as Schedule 5. The Midatech Board of Directors may exercise its discretion in selecting the Plan Participants to whom stock options will be granted under the 2014 EMI Scheme.

Grant of Options. Options may be granted from time to time by the Midatech Board of Directors, other than when grants are not permitted under the Model Code, AIM Rules or there are other restrictions with regards to the Midatech ordinary shares. No payment will be made for the grant of a stock option.

Form of Options. Stock options granted under the 2014 EMI Scheme may be granted either with an exercise price greater than or equal to the market value of Midatech ordinary share at the date of grant, but not in any event at a price less than the nominal value of such share. The stock options may be stock options to subscribe for new Midatech ordinary shares.

The participant will have no stockholder rights until such time as he is able to exercise the stock option and acquire Midatech ordinary shares.

Size of Option Grants and Plan Limits. As of October 2, 2015, Midatech had reserved 1,270,000 of its ordinary shares for issuance. Stock options shall be granted under, and comply with, Schedule 5. This confers tax benefits on stock options up to a certain threshold. That threshold is currently such that when an employee has received and holds stock options with a value at grant of £120,000 or more, he or she may not have any further granted options for three years. In the event that this threshold is exceeded or Midatech ceases to satisfy the qualifying conditions, unapproved options may instead be granted under the terms of the 2014 EMI Scheme. The total value of shares subject to unexercised options at any time may not exceed £3.0 million. All options must be exercised within 10 years from the grant date as set out in the rules of the 2014 EMI Scheme, or as set forth in the applicable option agreement.

Vesting of Options. In the normal course, stock options will become eligible for vesting subject to the satisfaction of time and financial performance targets.

If a Plan Participant leaves the employment of Midatech or its subsidiaries for any reason, his or her stock option will generally lapse unless the Midatech Board of Directors exercises its discretion to allow the exercise of the stock option.

Performance Targets. All stock options granted under the 2014 EMI Scheme will be subject to appropriate performance targets determined by the Midatech Board of Directors, which may include share price targets, with stock options vesting in part on the attainment of each performance target.

Rights Attaching to Midatech Ordinary Shares. Midatech ordinary shares issued in connection with the exercise of stock options will rank equally with all other Midatech ordinary shares then in issue (save as regards any rights attaching to Midatech ordinary shares by reference to a record date prior to entry of the shares on the register of stockholders). Application will be made for admission to trading on AIM of new Midatech ordinary shares issued under the 2014 EMI Scheme.

Adjustments. If there is any adjustment of the issued share capital of Midatech, the Midatech ordinary shares subject to a stock option will be subject to appropriate adjustment. The Midatech Board of Directors may adjust stock options in such manner as it determines to be appropriate.

Related Party Transactions

Agreement with Chesyl Pharma Limited

In April 2014, Midatech Limited entered into a consultancy agreement, referred to as the Consultancy Agreement, with Chesyl Pharma Limited, referred to as Chesyl. Chesyl is wholly owned by Mr. Rolf Stahel, a director of Midatech. The term of the Consultancy Agreement commenced on March 1, 2014, with an initial term of 12 months and continuing thereafter until terminated in accordance with its terms. Chesyl was engaged to provide management consultancy services, including support and assistance to the board of directors of Midatech Limited in relation to operational issues and the provision of advice in relation to corporate strategy, corporate activities, fund raising and mergers and acquisition opportunities, referred to collectively as the Services.

Pursuant to the terms of the Consultancy Agreement, Mr. Stahel (or a similarly qualified substitute party, approved by the Midatech Limited) is obliged to procure the Services at such times and at such locations as may be reasonably necessary for 10 full working days per year. Mr. Stahel may not sub-contract these obligations. Midatech Limited will pay Chesyl £50,000 per annum for Mr. Stahel’s services, and if engaged for any additional days, a rate of £2,000 will be paid per full working day.

Transactions with MonoSol RX

Midatech considers MonoSol RX, LLC to be a related party by virtue of the fact that MonoSol RX, LLC is a shareholder of Midatech and is a collaborative partner in the MidaSol Therapeutics joint operation.

During the last three fiscal years, under the terms of the joint venture agreement with MonoSol RX, LLC, Midatech Limited received from MonoSol RX, LLC £1.2 million for research services.

Lock-in Agreements

For information regarding certain Lock-in Agreements to which Midatech, its directors and certain related parties, employees and stockholders are parties to, see “Description of Midatech’s Ordinary Shares—Lock-in Agreements” beginning on page 251.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF MIDATECH

The following table sets forth information, as of October 2, 2015, regarding the beneficial ownership of Midatech ordinary shares, including:

•	each person that is known by Midatech to be a beneficial owner of 5% or more of Midatech ordinary shares (except as otherwise provided, based on such information provided to Midatech as of September 14, 2015);

•	each member of the Midatech Board of Directors;

•	each of Midatech’s executive officers; and

•	all members of the Midatech Board of Directors and its executive officers, taken as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, Midatech believes based upon the information provided to Midatech that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Midatech ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership is based upon 27,820,760 Midatech ordinary shares outstanding as of October 2, 2015. Midatech ordinary shares subject to options currently exercisable or exercisable within 60 days of October 2, 2015, are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each holder listed below is Midatech Pharma PLC, 65 Innovation Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RQ, United Kingdom.

Name of Beneficial Owner	Amount and Nature Of Ownership (1)	Percent of class
Major Stockholders:
Woodford Fund Management Limited (2)	6,095,189	21.9%
Ferracom Establishment (3)	3,043,164	10.9%
Ippon Capital SA (4)	1,649,334	5.9%
Finance Wales Investments Limited (5)	1,531,136	5.5%
Disruptive Capital Finance LLP (6)	1,524,294	5.5%

Directors and Executive Officers:
Craig Cook, MB, BCH	—	—
Sijmen (Simon) de Vries, M.D.	15,802	*
John Johnston	14,981	*
Michele Luzi (7)	227,422	*
James N. Phillips, MB, ChB	233,339	*
Pavlo (Paul) Protopapa (8)	1,649,334	5.9%
Nicholas Robbins-Cherry	500	*
Rolf Stahel	527,215	1.9%
Simon Turton, Ph.D.	215,328	*
Directors and executive officers as a group (8)	2,883,921	10.4%

*	Less than one percent of the outstanding shares of common stock
(1)	Includes the following Midatech ordinary shares subject to outstanding stock options exercisable within 60 days of October 2, 2015: Dr. de Vries—7,000; Mr. Luzi—36,696; Dr. Phillips—200,000; and all current directors and executive officers as a group—243,696.

(2)	The principal business address of Woodford Fund Management Limited is 9400 Garsington Road, Oxford, OX4 2HN, United Kingdom.
(3)	The principal business address of Ferracom Establishment is Landstrasse 99, FL 9494, Schaan, Liechtenstein.
(4)	Pavlo (Paul) Protopapa, one of Midatech’s directors, is a director of Ippon Capital SA. The principal business address of Ippon Capital SA is 7 Rue de Chantepoulet, 1211 Geneva 1, Switzerland.
(5)	The principal business address of Finance Wales Investments Limited is 1 Capital Quarter, Tyndall Street, Cardiff, Wales CF10 4BZ.
(6)	The principal business address of Disruptive Capital Finance LLP is Vestry House, Laurence Pountney Hill, London, United Kingdom EC4R OEH.
(7)	Includes 69,382 Midatech ordinary shares held by JTC Trustees Limited, of which Mr. Luzi is a beneficiary.
(8)	Includes 1,649,334 Midatech ordinary shares directly held by Ippon Capital SA. Mr. Protopapa, a director of Ippon Capital SA, disclaims beneficial ownership of all shares held directly by Ippon Capital SA except to the extent of his pecuniary interest therein, if any.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DARA

The following table sets forth information, as of October 1, 2015, regarding the beneficial ownership of DARA common stock including:

•	each member of the DARA Board of Directors;

•	each executive officer of DARA; and

•	all members of the DARA Board of Directors and executive officers, taken as a group.

DARA is not aware of any person who is the beneficial owner of 5% or more of its common stock.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, DARA believes based upon the information provided to DARA that the persons and entities named in the table below have sole voting and investment power with respect to all shares of DARA’s common stock shown as beneficially owned by them. Percentage of beneficial ownership is based upon 19,755,595 shares of common stock of DARA outstanding as of October 1, 2015. Shares of common stock subject to options currently exercisable or exercisable within 60 days of October 1, 2015, are deemed to be outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage of beneficial ownership of that person and any group of which that person is a member, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person. Unless otherwise indicated, the address for each holder listed below is DARA BioSciences, Inc., 8601 Six Forks Road, Suite 160, Raleigh, North Carolina 27615.

Name of Beneficial Owner	Amount and Nature Of Ownership	Percent of class
	(1)(2)(3)
David Benharris	67,000	*
Christopher Clement	243,948	1.2%
Haywood D. Cochrane, Jr.	157,605	*
David J. Drutz	387,423	1.9%
Timothy Heady	138,279	*
Gail F. Lieberman (4)	152,657	*
Paul J. Richardson	122,835	*
David L. Tousley	63,400	*
Directors and executive officers as a group	1,333,147	6.3%

*	Less than one percent of the outstanding shares of common stock
(1)	Includes the following shares of DARA common stock subject to outstanding stock options exercisable within 60 days of October 1, 2015: Mr. Benharris 67,000; Mr. Clement—182,633; Mr. Cochrane—138,477; Dr. Drutz—299,241; Mr. Heady—129,522; Ms. Lieberman—139,102; Mr. Richardson—122,835; Mr. Tousley—63,400; and all current directors and executive officers as a group—1,142,210.
(2)	Includes the following shares of DARA common stock underlying warrants issued by DARA to its directors and executive officers: Mr. Clement—2,252; Mr. Cochrane—4,505; Dr. Drutz—22,523; Mr. Heady—2,252; Ms. Lieberman—4,505; and all current directors and executive officers as a group—36,037.
(3)	Includes the following shares of DARA common stock underlying DARA’s Series C-1 Convertible Preferred Stock and issued by DARA to its directors and executive officers: Mr. Clement—4,505; Mr. Cochrane—9,009; Dr. Drutz—45,045; Mr. Heady—4,505; Ms. Lieberman—9,009; and all current directors and executive officers as a group—72,073.
(4)	Includes 625 options held for the benefit of Rudder Capital, LLC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial statements of Midatech and DARA, which will be accounted for as a business combination under IFRS, and Q Chip Limited.

Introductory Note

The merger agreement provides that each outstanding share of DARA common stock will be converted into the right to receive 0.272 ordinary shares of Midatech, or approximately 5.4 million new Midatech ordinary shares, representing an initial consideration of approximately US$24.9 million (£15.9 million) based on a Midatech share price of £2.95, subject to certain adjustments, plus one CVR, which represents a right to conditional cash payments of a maximum of US$5.7 million (£3.6 million) in aggregate based on the performance of certain DARA products. For accounting purposes only, Midatech has determined the fair value of these CVRs to be $0. In addition, (i) Midatech will replace existing Stock Options and Warrants, with new instruments issued by Midatech, (ii) the holders of the Oncogenerix Contingent Consideration Share will be entitled to receive the Per Share Merger Consideration for each such Oncogenerix Contingent Consideration Share, and (iii) existing shares of DARA preferred stock will receive a cash payment for each of their shares, for a combined estimated value of US$6.7 million (£4.2 million). This represents a total consideration of approximately US$31.6 million (£20.1 million). Acquisition and listing costs of £4.0 million ($6.1 million) in total are expected to be incurred, of which £1.1m has been incurred at June 30, 2015. This comprises £1.3 million ($1.9 million) of acquisition costs, incurred by Midatech, which will be expensed within the group administrative expense for the year ending December 31, 2015 and £1.2 million ($1.9 million) of listing costs, also incurred by Midatech, which will be debited to share premium for the year ending December 31, 2015. Further acquisition costs of £1.5 million ($2.3 million), incurred by DARA, will be expensed by DARA before its proposed acquisition by Midatech.

On December 8, 2014, Midatech (referred to in this section only as Midatech or, collectively with its subsidiaries and any joint ventures, the Group) acquired 100% of the voting equity of Q Chip Limited and its subsidiaries. The total purchase price was approximately £14.4 million and included consideration of £13.6 million satisfied by the new issue of Midatech ordinary shares, and deferred equity instruments of £0.8 million. Midatech incurred acquisition related costs of £0.2m in relation to this acquisition and these were included within administrative expenses within the Group income statement for the year ended December 31, 2014. On January 23, 2015 Q Chip changed its name to Midatech Pharma (Wales) Limited (Q Chip is referred to, in this section only, as Midatech Pharma Wales or MPW).

Basis of Presentation

The total purchase price has been preliminarily allocated based on available information and preliminary estimates of fair value and assumptions that management believes are reasonable. However, the allocation of purchase price has not been finalized and the actual adjustments to Midatech’s financial statements upon the closing of the merger will depend on a number of factors, including additional information available, the net assets on the closing date of the transaction and if there are any significant changes in the business acquired. If any of this were to occur, the assumptions and estimates used herein could change significantly. The preliminary pro forma acquisition adjustments described in Notes 2 and 3 to the unaudited pro forma condensed combined financial information are based on available information and certain assumptions made by Midatech’s management and may be revised as additional information becomes available. Accordingly, there can be no assurance that the final allocation of purchase price will not materially differ from the preliminary allocations reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma combined statement of financial position of the Group is based on the unaudited statement of financial position of the Group as at June 30, 2015, and has been prepared on the basis of the notes accompanying it to illustrate the effect of the proposed acquisition of DARA on the statement of financial position of the Group as if it had been completed on such date. The acquisition of Midatech Pharma Wales occurred on December 8, 2014, and therefore Midatech Pharma Wales is already included in the consolidated financial statements as of and for the period ended June 30, 2015.

The unaudited pro forma combined income statement of the Group is based on the audited income statements of the Group for the year ended December 31, 2014, and the unaudited income statements for the six months ended June 30, 2015, and has been prepared on the basis of the notes accompanying it to illustrate the effect of the acquisitions on the income statement of the Group for both periods as if as they had been completed on January 1, 2014. For purposes of the consolidated income statement for the year ended December 31, 2014, an adjustment had been made to the historic Midatech Pharma Wales financial data to eliminate revenues and expenses included twice in the unaudited pro forma combined income statement data.

The pro forma financial statements are presented in British pounds Sterling and in accordance with IFRS. DARA financial data has been converted into IFRS. Additionally, DARA financial data has been converted from U.S. dollars into British pounds sterling at the spot rate on June 30, 2015 for the statement of financial position, and at average rates over the relevant periods for the income statements. The following rates of exchange were used as quoted on an Oanda internet website, a Canadian-based foreign exchange company providing currency conversion, online retail foreign exchange trading, online foreign currency transfers, and forex information:

Period	GBP to USD
Spot rate at June 30, 2015	$1.5717
Average rate for the six months ended June 30, 2015	$1.5232
Average rate for the twelve months ended December 31, 2014	$1.6476

The unaudited pro forma condensed combined financial information includes unaudited pro forma adjustments that are factually supportable and directly attributable to the acquisition of DARA. The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that Midatech believes are reasonable and are described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not take into account any synergies, expenses or cost savings that may or are expected to occur as a result of the merger. The unaudited pro forma condensed combined income statements included herein have been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with IFRS as issued by the IASB have been condensed or omitted pursuant to these rules and regulations.

The unaudited pro forma condensed combined financial information is provided for informational purposes only, is subject to a number of uncertainties and assumptions, does not purport to represent what the combined company’s actual performance or financial position would have been if the merger had occurred on the dates indicated, and does not purport to indicate financial position or results of operations as of any future date or for any future period. Please refer to the following information in conjunction with this unaudited pro forma condensed combined financial information: the accompanying notes to the unaudited pro forma condensed combined financial information, Midatech’s consolidated financial statements for the years ended December 31, 2014 and 2013 and the accompanying notes thereto, Midatech’s unaudited consolidated financial statements for the six months ended June 30, 2015 and 2014 and the accompanying notes thereto, the consolidated financial statements of Midatech Pharma Wales for the years ended December 31, 2014 and 2013 and the accompanying notes thereto, each included elsewhere in this proxy statement/prospectus, DARA’s consolidated financial statements for the three years ended December 31, 2014, 2013 and 2012 and the accompanying notes thereto, and DARA’s unaudited condensed consolidated financial statements for the six months ended June 30, 2015 and 2014 and the accompanying notes thereto, each included elsewhere in this proxy statement/prospectus, “DARA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Midatech’s Operating and Financial Review and Prospects” included elsewhere in this proxy statement/prospectus and from DARA’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

Unaudited Pro Forma Condensed Combined Statement of Financial Position of Midatech Pharma PLC

As at June 30, 2015

(in thousands of British pounds sterling)

	Midatech as at June 30, 2015	DARA as at June 30, 2015	DARA Pro Forma Adjustments	Note Reference	Pro Forma Combined as at June 30 2015
		Note 5	Note 3
Non-current assets
Property, plant and equipment	1,962	18	—		1,980
Restricted cash	—	8	—		8
Intangible assets	13,104	2,284	19,481	3.1	34,869
Other receivables due in greater than one year	370	—	—		370

	15,436	2,310	19,481		37,227
Current assets
Inventory	—	112	—		112
Taxation	1,196	—	—		1,196
Trade and other receivables	1,293	677	(313)	3.2	1,657
Cash and cash equivalents	24,343	4,457	(3,636)	3.2	25,164

	26,832	5,246	(3,949)		28,129

Total assets	42,268	7,556	15,532		65,356

Non-current liabilities
Trade and other payables	—	—	404	3.3	404
Borrowings	1,410	50	—		1,460
Deferred tax liability	354	—	4,938	3.4	5,292

	1,764	50	5,342		7,156
Current liabilities
Trade and other payables	3,093	1,971	(564)	3.2	4,500
Borrowings	283	5	—		288

	3,376	1,976	(564)		4,788

Total liabilities	5,140	2,026	4,778		11,944

Equity	37,128	5,530	10,754	3.5	53,412

Total equity and liabilities	42,268	7,556	15,532		65,356

Unaudited Pro Forma Condensed Combined Income Statement

for the Year Ended December 31, 2014

(in thousands of British pounds sterling, except share and per share data)

	Midatech Group for the year ended December 31, 2014	MPW for the 11 months and 7 days ended December 7, 2014	MPW Pro Forma Adjustments	Sub-total	DARA for the year ended December 31, 2014	DARA Pro Forma Adjustments	Note reference	Pro forma combined for the year ended December 31, 2014
		Note 4	Note 2		Note 5	Note 3
Revenue	157	325	—	482	1,145	—		1,627
Cost of sales	—	—	—	—	(269)	—		(269)

Gross profit	157	325	—	482	876	—		1,358
Sales and marketing	—	—	—	—	(3,171)	—		(3,171)
Research and development costs	(5,439)	(394)	—	(5,833)	(289)	—		(6,122)
Administrative costs	(4,665)	(1,550)	194	(6,021)	(3,122)	(1,536)	3.6	(10,679)
Other operating income	—	—	—	—	138	—		138

Loss from operations	(9,947)	(1,619)	194	(11,372)	(5,568)	(1,536)		(18,476)
Finance income	8	—	—	8	—	—		8
Finance expense	(161)	(541)	—	(702)	(40)	—		(742)

Loss before tax	(10,100)	(2,160)	194	(12,066)	(5,608)	(1,536)		(19,210)

Taxation	1,018	170	—	1,188	—	599		1,787

Loss for the year	(9,082)	(1,990)	194	(10,878)	(5,608)	(937)		(17,423)

Loss per share:
Weighted average common shares outstanding—basic and diluted	9,026			13,770				19,218
Basic and diluted loss per ordinary share	(1.01)			(0.79)				(0.91)

Unaudited Pro Forma Condensed Combined Income Statement

for the Six months ended June 30, 2015

(in thousands of British pounds sterling, except per share data)

	Midatech Group for the 6 months ended June 30, 2015	DARA for the 6 months ended June 30, 2015	DARA Pro Forma Adjustments	Note reference	Pro Forma combined for the 6 months ended June 30, 2015
		Note 5	Note 3
Revenue	324	1,079	—		1,403
Cost of sales	—	(269)	—		(269)

Gross Profit	324	810	—		1,134
Sales and marketing	—	(2,432)	382	3.9	(2,050)
Research and development costs	(1,822)	(500)	18	3.9	(2,304)
Administrative costs	(3,768)	(2,157)	(73)	3.7; 3.8; 3.9	(5,998)

(Loss)/gain from operations	(5,266)	(4,279)	327		(9,218)

Finance income	28	—	—		28
Finance expense	(12)	(11)	—		(23)

Loss before tax	(5,250)	(4,290)	327		(9,213)
Taxation	356	—	(128)		228

Loss for the period	(4,894)	(4,290)	199		(8,985)

Weighted average common shares outstanding – basic and diluted (in thousands of shares)	27,800				33,249
Basic and diluted loss per ordinary share	(0.18)				(0.27)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Financial Information for the Group

The financial information for the Group for the pro forma statement of financial position as at June 30, 2015 has been extracted, without material adjustment, from the unaudited consolidated interim financial statements for the six months ended June 30, 2015.

The financial information for the Group for the pro forma income statement for the year ended December 31, 2014 has been extracted, without material adjustment, from the audited consolidated financial statements for the year ended December 31, 2014.

The financial information for the Group for the pro forma income statement for the six months ended June 30, 2015 has been extracted, without material adjustment, from the unaudited condensed consolidated interim financial statements for the six months ended June 30, 2015.

Note 2. Acquisition of Midatech Pharma Wales (formerly Q Chip)

As set forth elsewhere in this proxy statement/prospectus, on December 8, 2014, the Group acquired Midatech Pharma Wales, formerly known as Q Chip. Under the purchase method of accounting, the total purchase price is allocated over net tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair values as of the acquisition date. Details of the fair value of identifiable assets and liabilities acquired, purchase consideration and goodwill are:

Provisional fair value (£’s in thousands)
Identifiable intangible assets:
In–process research and development	12,600
Property, plant and equipment	244
Receivables and other debtors	314
Payables and other liabilities	(494)
Deferred tax	(714)
Cash	115

Total net assets	12,065

Equity instruments (5,077,122 ordinary shares)	13,556
Deferred Equity instruments (299,624 deferred consideration shares held as shares to be issued)	800

Total consideration	14,356

Goodwill on acquisition	2,291

The valuation of the identifiable intangible assets acquired was based on management’s estimates, currently available information and reasonable and supportable assumptions. Of the total purchase price of £14.4 million, £12.6 million was allocated to in-process research and development, referred to as IPRD.

IPRD programs acquired in business combinations are recognized as an asset even if subsequent expenditure is written off because the criteria specified in the policy for development costs are not met. IPRD is subject to annual impairment testing until the completion or abandonment of the related project. No further costs will be capitalized in respect of this IPRD unless it meets the criteria for research and development capitalization. As per IFRS 3, Business Combinations, once the incremental research and development is completed, the carrying value of the acquired IPRD is reclassified as a finite–lived asset and amortized over its useful life. Therefore, there is no pro forma amortization charge associated with this asset.

In the consolidated accounts of Midatech for the year ended December 31, 2014, an impairment charge of £1.8 million and a related £0.4 million deferred tax credit was recorded in the Q Chip CGU as a result of the curtailment of an agreement with a commercial partner post acquisition. The carrying value of a component of IPRD reduced from £1.8 million to £0. The resulting impairment charge was recorded in research and development expenditure within the consolidated statement of comprehensive income.

The residual value of £2.3 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with IFRS 3, Business Combinations and IAS 38, Intangible Assets, goodwill will not be amortized, but will be tested for impairment at least annually.

Acquisition related costs of £0.2m were incurred by Midatech in relation to the Midatech Pharma Wales acquisition and are included within administrative expenses within the Group income statement for the period. These fees have been eliminated as a pro forma adjustment as they were directly attributable to that transaction.

The pro forma adjustments do not reflect any integration adjustments to be incurred in connection with the acquisition or operating efficiencies or cost savings that may be achieved with respect to the combined entities as these costs are not directly attributable to the purchase agreement.

Note 3. Acquisition of DARA BioSciences, Inc.

As set forth elsewhere in this proxy statement/prospectus, on June 4, 2015 the Group announced the proposed acquisition of DARA. Under the purchase method of accounting, the total purchase price is allocated over net tangible and intangible assets acquired and liabilities assumed based upon their respective estimated fair values as of the acquisition date. Details of the fair value of identifiable assets and liabilities acquired, purchase consideration and goodwill are:

(U.S. dollars in thousands, except where noted)

	Book value	Fair value Adjustments	Provisional Fair Value	Provisional Fair Value (£’s in thousands)
Identifiable intangible assets:
Goodwill	821	(821)	—	—
License fees and product rights	2,769	17,131	19,900	12,661
Property, plant and equipment	29	—	29	18
Inventory	176	—	176	112
Receivables and other debtors	1,064	—	1,064	677
Payables and other liabilities	(3,098)	—	(3,098)	(1,971)
Borrowings	(87)	—	(87)	(55)
Deferred tax	—	(7,761)	(7,761)	(4,938)
Cash	7,018	—	7,018	4,465

Total net assets	8,692	8,549	17,241	10,969

Share exchange			24,915	15,852
Share options			1,100	700
Warrants			4,700	2,990
Preference shares			635	404
Oncogenerix Contingent Merger Consideration Shares			200	127

Total consideration			31,550	20,073

Goodwill on acquisition			14,309	9,104

Midatech will issue approximately 5.4 million new ordinary shares in exchange for the outstanding shares of DARA, representing an initial consideration of approximately US$24.9 million (£15.9 million) based on a Midatech share price of £2.95 as at June 30, 2015 subject to certain adjustments. The ratio of shares issued will be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend, stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change that takes place prior to the closing of the acquisition. DARA stockholders will also receive CVRs for conditional cash payments of a maximum of US$5.7 million (£3.6 million) in aggregate based on the performance of certain DARA products. For example, if the 2016 gross sales exceed US$15 million (£9.5 million), the CVR holders will be entitled to up to US$2.4 million (£1.5 million); if the 2017 gross sales exceed US$26 million (£16.5 million), the CVR holders will be entitled to up to US$3.3 million (£2.1 million). For accounting purposes only, Midatech has determined the fair value of these CVRs to be $0. If the fair value of the CVRs were to subsequently change, this difference would be charged to the income statement in future periods for amounts up to US$5.7 million (£3.6 million).

In addition, (i) Midatech will replace existing Stock Options and Warrants, with new instruments issued by Midatech, (ii) the holders of the Oncogenerix Contingent Consideration Share will be entitled to receive the Per Share Merger Consideration for each such Oncogenerix Contingent Consideration Share, and (iii) existing shares of DARA preferred stock will receive a cash payment for each of their shares, for a combined estimated value of US$6.6 million (£4.2 million). This represents a total consideration of approximately US$31.6 million (£20.1 million). The valuation of the identifiable intangible assets acquired was based on management’s estimates, currently available information and reasonable and supportable assumptions.

A 10% movement in the Midatech share price in U.S. dollar terms would result in a £3.4 million decrease or a £3.3 million increase in the total consideration payable. The consideration is not sensitive to movements in the DARA share price. The consideration is also sensitive to movements in the exchange rate between the U.S. dollar and the British pound sterling, as the value of the shares issued as consideration, certain Stock Option and Warrant exchange ratios are dependent on the Midatech share price measured in U.S. dollars.

Based on the weighted average Midatech share price of £2.67 for the 15 trading days up to and including October 8, 2015, the total consideration would equal US$27.7 million (£18.1 million), and the amount allocated to goodwill would equal US$10.7 million (£7.0 million).

Of the total purchase price of £20.1 million ($31.6 million), £12.7 million ($19.9 million) was allocated to amortizable intangible assets. The amortizable intangible assets are being amortized using a straight-line method over their respective useful economic lives as follows:

	Provisional Fair Value ($’s in thousands)	Useful Economic Life	Pro Forma Amortization for Period Ended December 31, 2014 ($’s in thousands)	Pro Forma Amortization for Period Ended December 31, 2014 (£’s in thousands)	Pro Forma Amortization for Period Ended June 30, 2015 ($’s in thousands)	Pro Forma Amortization for Period Ended June 30, 2015 (£’s in thousands)
Product rights	19,900	3-7	3,147	1,910	1,573	1,033

The residual value of £9.1 million ($14.3 million) has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with IFRS 3, Business Combinations and IAS 38, Intangible Assets, goodwill will not be amortized, but will be tested for impairment at least annually.

Acquisition and listing costs of £4.0 million ($6.1 million) are expected to be incurred. This comprises £1.3 million ($1.9 million) of acquisition costs, incurred by Midatech, which will be expensed within the group administrative expense for the year ending December 31, 2015 and £1.2 million ($1.9 million) of listing costs, also incurred by Midatech, which will be debited to share premium for the year ending December 31, 2015. Further acquisition costs of £1.5 million ($2.3 million), incurred by DARA, will be expensed by DARA before its proposed acquisition by Midatech.

The pro forma adjustments to the balance sheet reflect:

1)	an adjustment of £19.5 million to reflect the fair value adjustment to the identifiable intangible assets of £10.4 million ($16.3 million) plus the goodwill arising on acquisition of £9.1 million ($14.3 million);

2)	Payment of £3.6 million ($5.7 million) in acquisition and listing costs, removal of £0.3 million ($0.5 million) of listing costs paid at June 30, 2015 and the removal of £0.6 million ($0.9 million) of acquisition and listing costs unpaid in trade and other payables at June 30, 2015;

3)	the recognition of a liability of £0.4 million ($0.6 million) relating to the preferred stock to be bought out;

4)	deferred tax of £4.9 million ($7.7 million) arising on the recognition of the identifiable intangible assets; and

5)	an increase in equity of £10.8 million ($16.9 million) reflecting the £19.7 million ($30.9 million) of equity instruments issued, net of the elimination of £5.5 million ($8.7 million) of assets acquired and £3.4 million ($5.3 million) of transaction fees not yet incurred.

The	pro forma adjustments to the income statement for the year ended December 31, 2014 reflect:

6)	the difference between the above amortization profile of £1.9 million ($3.1 million) and that previously incurred in the year of £0.4 million ($0.6 million).

The	pro forma adjustments to the income statement for the six months ended June 30, 2015 reflect:

7)	the difference between the above amortization profile of £1.0 million ($1.5 million) and that previously incurred in the period of £0.2 million ($0.3 million);

8)	transaction fees in respect of the acquisition of DARA of £0.7 million ($1.0 million) have also been eliminated; and

9)	share-based payment charges in respect of the proposed acquisition by Midatech of £0.5 million ($0.7 million), which are deemed as probable for vesting and are therefore recognized under IFRS which relate directly to the acquisition have also been reversed.

The pro forma adjustments do not reflect any integration adjustments to be incurred in connection with the acquisition or operating efficiencies or cost savings that may be achieved with respect to the combined entities as these costs are not directly attributable to the purchase agreement.

Note 4. Financial Information for Midatech Pharma Wales (formerly Q Chip)

The following table shows a reconciliation of the income statements of Midatech Pharma Wales for the period ended December 31, 2014 prepared in accordance with IFRS, to the statement of operations under IFRS included in the unaudited pro forma condensed combined statement of operations.

The adjustments represent the significant adjustments that are required to present the statement of operations of Midatech Pharma Wales consistently with the Group and descriptions of the nature of each adjustment as follows:

	MPW for the Year Ended December 31, 2014 (1)	24 days from December 8 to December 31, 2014 (2)	341 days to December 7, 2014
	(£’s in thousands)
Revenue	325	—	325
Research and development costs	(394)	—	(394)
Administrative costs	(1,768)	(218)	(1,550)

Loss from operations	(1,837)	(218)	(1,619)

Finance expense	(576)	(35)	(541)

Loss before tax	(2,413)	(253)	(2,160)

Taxation	187	17	170

Loss for the year	(2,226)	(236)	(1,990)

(1)	The financial information for the Midatech Pharma Wales income statement for the year ended December 31, 2014 has been extracted, without material adjustment, from the audited consolidated financial statements for the year ended December 31, 2014.
(2)	Represents the post-acquisition financial information for the Midatech Pharma Wales income statement for the 24 days from December 8 to December 31, 2014 extracted from the group consolidation schedules of Midatech.

Note 5. Financial Information for DARA

Statement of financial position as at June 30, 2015

The following table shows a reconciliation of the historical statement of financial position of DARA as at June 30, 2015 prepared in accordance with U.S. GAAP and in U.S. dollars ($), to the statement of financial position under IFRS and in British pounds sterling (£) included in the unaudited pro forma condensed combined statement of financial position.

The US GAAP to IFRS adjustments represent the significant adjustments that are required to present the statement of financial position of DARA to IFRS and descriptions of the nature of each adjustment as follows:

(U.S. dollars in thousands, except where noted)

	DARA US GAAP as at June 30, 2015	Presentation Adjustments (1)	DARA IFRS presentation as at June 30, 2015	DARA IFRS as at June 30, 2015	DARA IFRS as at June 30, 2015 (£’s in thousands) (2)
Non-current assets
Property, plant and equipment	29	—	29	29	18
Restricted cash	13	—	13	13	8
Intangible assets	2,769	821	3,590	3,590	2,284
Goodwill	821	(821)	—	—	—

	3,632	—	3,632	3,632	2,310
Current assets
Inventory	176	—	176	176	112
Prepaid expenses and other assets, current portion	298	(298)	—	—	—
Trade and other receivables	766	298	1,064	1,064	677
Cash and cash equivalents	7,005	—	7,005	7,005	4,457

	8,245	—	8,245	8,245	5,246

Total assets	11,877	—	11,877	11,877	7,556

Non-current liabilities
Capital lease obligation, net of current portion	18	(18)	—	—	—
Deferred lease obligation	61	(61)	—	—	—
Borrowings	—	79	79	79	50

	79	—	79	79	50
Current liabilities
Trade and other payables	621	2,477	3,098	3,098	1,971
Accrued Liabilities	663	(663)	—	—	—
Accrued Compensation	944	(944)	—	—	—
Licence milestone liability	500	(500)	—	—	—
Deferred revenue	266	(266)	—	—	—
Other financing agreements	104	(104)	—	—	—
Capital lease obligation, current portion	8	(8)	—	—	—
Borrowings	—	8	8	8	5

	3,106	—	3,106	3,106	1,976

Total liabilities	3,185	—	3,185	3,185	2,026

Equity

Total equity	8,692	—	8,692	8,692	5,530

Total equity and liabilities	11,877	—	11,877	11,877	7,556

(1)	Reclassification from DARA’s U.S. GAAP statement of financial position presentation to IFRS statement of financial position presentation. This includes conforming adjustments to reclassify goodwill to intangible assets, prepaid expenses to other receivables, current capital lease obligation to borrowings, and accrued liabilities, accrued compensation, license milestone liabilities, deferred revenue and other financing arrangements to trade and other payables.
(2)	Results are converted into British pounds sterling at the rate prevailing at June 30, 2015 which was $1.5717.

Income statement for the year ended December 31, 2014

The following table shows a reconciliation of the historical income statement of DARA for the year ended December 31, 2014 prepared in accordance with U.S. GAAP and in U.S. dollars, to the statement of operations under IFRS and in British pounds sterling included in the unaudited pro forma condensed combined condensed statement of operations.

The U.S. GAAP to IFRS adjustments represent the significant adjustments that are required to present the statement of operations of DARA to IFRS and descriptions of the nature of each adjustment as follows:

(U.S. dollars in thousands, except where noted)

	DARA U.S. GAAP for the Year Ended December 31, 2014	Presentation Adjustments (1)	DARA IFRS for the Year Ended December 31, 2014	DARA IFRS for the Year Ended December 31, 2014 (£’s in thousands) (2)
Revenue	1,887	—	1,887	1,145
Cost of sales	(443)	—	(443)	(269)

Gross profit	1,444	—	1,444	876
Sales and marketing	(5,225)	—	(5,225)	(3,171)
Research and development costs	(476)	—	(476)	(289)
Administrative costs	(4,505)	(638)	(5,143)	(3,122)
Depreciation and amortization of intangibles	(638)	638	—	—
Other operating income	—	228	228	138

Loss from operations	(9,400)	228	(9,172)	(5,568)
Other income, net	228	(228)	—	—
Finance expense	(66)	—	(66)	(40)

Loss before tax	(9,238)	—	(9,238)	(5,608)

Taxation	—	—	—	—

Loss for the year	(9,238)	—	(9,238)	(5,608)

(1)	Reclassification from DARA’s U.S. GAAP income statement presentation to IFRS income statement presentation. This includes conforming adjustments to reclassify depreciation and amortization to administrative costs, and to reclassify other income to other operating income.
(2)	Results are converted into British pounds sterling at the average exchange rate for the year presented. The average exchange rate used for the year ended December 31, 2014 was $1.6476.

Income statement for the six months ended June 30, 2015

The following table shows a reconciliation of the historical income statement of DARA for the six months ended June 30, 2015 prepared in accordance with U.S. GAAP and in U.S. dollars, to the statement of operations under IFRS and in British pounds sterling included in the unaudited pro forma condensed combined statement of operations.

The U.S. GAAP to IFRS adjustments represent the significant adjustments that are required to present the statement of operations of DARA to IFRS and descriptions of the nature of each adjustment as follows:

(U.S. dollars in thousands, except where noted)

	DARA US GAAP for the Six Months Ended June 30, 2015	Presentation Adjustments (1)	DARA IFRS Presentation for the Six Months Ended June 30, 2015	Increase in Share-based Compensation Charge (3)	DARA IFRS for the Six Months Ended June 30, 2015	DARA IFRS for the Six Months Ended June 30, 2015 (£’s in thousands) (2)
Revenue	1,643	—	1,643	—	1,643	1,079
Cost of sales	(410)	—	(410)	—	(410)	(269)

Gross profit	1,233	—	1,233	—	1,233	810
Research and development costs	(733)	—	(733)	(28)	(761)	(500)
Administrative costs	(2,847)	(348)	(3,195)	(90)	(3,285)	(2,157)
Sales and marketing	(3,123)	—	(3,123)	(582)	(3,705)	(2,432)
Depreciation and amortisation of intangibles	(348)	348	—	—	—	—

Finance expense	(17)	—	(17)	—	(17)	(11)
Loss for the period	(5,835)	—	(5,835)	(700)	(6,535)	(4,290)

(1)	Reclassification from DARA’s U.S. GAAP income statement presentation to IFRS income statement presentation. This includes conforming adjustments to reclassify depreciation and amortization to administrative costs.
(2)	Results are converted into British pounds sterling at the average exchange rate for the period presented. The average exchange rate used for the six months ended June 30, 2015 was $1.5232.
(3)	An increase of $0.7 million (£0.5 million) in share based payment charges due to vesting being deemed probable for share based payment awards under IFRS where such vesting conditions are triggered by a change in control.

Note 6. Taxes

All pro forma adjustments have been tax affected at the statutory tax rate of 20% for transactions in the United Kingdom and 39% for transactions in the United States for the year ended December 31, 2014 and the six months ended June 30, 2015. The resultant pro forma tax charge is not representative of the expected future tax charge applicable to the combined company as it does not contemplate the utilization of tax losses from Midatech and DARA and the tax charges for Midatech and DARA include certain non-deductible expense items which have resulted in such companies’ having tax charges for these periods notwithstanding their generation of pre-tax losses.

LEGAL MATTERS

The validity of the Midatech ordinary shares underlying the Midatech Depositary Shares offered by this proxy statement/prospectus will be passed upon by Brown Rudnick LLP. As a condition to consummation of the merger, Midatech and DARA will each have received an opinion, dated as of the closing date, to the effect that the merger and the secondary merger, considered together as a single integrated transaction for United States federal income tax purposes, should qualify as a reorganization under Section 368(a) of the Code.

EXPERTS

The financial statements of Midatech Pharma PLC as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014 included in this proxy statement/prospectus that forms a part of this registration statement have been so included in reliance on the report of BDO LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Midatech Pharma (Wales) Limited (formerly Q Chip Limited) as of December 31, 2014 and 2013 and for each of the two years in the period ended December 31, 2014 included in this proxy statement/prospectus that forms a part of this registration statement have been so included in reliance on the report of BDO LLP, independent accountants, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

BDO LLP, Reading, United Kingdom, is a member of the Institute of Chartered Accountants in England and Wales.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) of DARA as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 included in proxy statement/prospectus that forms a part of this registration statement have been so included in reliance on the report of Horne LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANTS

In July 2014, following a competitive bidding process, Midatech Limited’s Audit Committee recommended to its Board of Directors that BDO LLP be appointed to replace Critchleys LLP as chartered accountants and registered auditors of Midatech Limited in the United Kingdom beginning with the fiscal year ending December 31, 2014. Critchleys LLP resigned as Midatech Limited’s statutory auditor on August 14, 2014. Midatech Limited was the parent company of the Midatech group until the incorporation in September 2014 of Midatech Pharma PLC when it was formed to be the holding company of the Midatech group.

BDO LLP, has performed audits of Midatech’s consolidated financial statements as of December 31, 2014 and 2013, and for each of the two years in the period ended December 31, 2014, which are included at the end of the proxy statement/prospectus that forms a part of this registration statement, in accordance with the standards of the U.S. Public Company Accounting Oversight Board.

Critchleys LLP performed a statutory audit of Midatech Limited’s financial statements, prepared under Financial Reporting Standard for Smaller Entities in the United Kingdom, referred to as UK GAAP, for the fiscal year ending December 31, 2013 in accordance with International Standards on Auditing (United Kingdom and Ireland). Neither Critchleys LLP’s report relating to the statutory audit, nor the historic financial statements, prepared under UK GAAP, are included or incorporated by reference in this registration statement. Critchleys

LLP’s statutory audit report did not contain an adverse opinion or a disclaimer of opinion, and it was not qualified as to audit scope or accounting principles, although Critchleys LLP stated in an explanatory paragraph to their statutory audit report that:

“In forming our opinion on the financial statements, which is not modified in respect of this matter, we have considered the adequacy of the disclosure in Note 1 to the financial statements concerning the Company’s ability to continue as a going concern. [Midatech Limited] incurred a net loss of £4,911,642 during the year ended 31 December 2013 and, at that date, had a debit balance on the profit and loss account of £21,268,233. These conditions, along with the other matters explained in note 1 to the, financial statements, indicate the existence of an uncertainty which may cast doubt about [Midatech Limited’s] ability to continue as a going concern. The financial statements do not include the adjustments that would result if [Midatech Limited] was unable to continue as a going concern.”

Critchley’s also stated in their statutory audit report that:

“This report is made solely to [Midatech Limited’s] members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to [Midatech Limited’s] members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than [Midatech Limited] and [Midatech Limited’s] members as a body, for our audit work, for this report, or for the opinions we have formed.”

In connection with the statutory audit performed by Critchleys LLP under International Standards on Auditing (United Kingdom and Ireland) of Midatech’s financial statements, prepared under UK GAAP, for the fiscal year ended December 31, 2013, Midatech did not have any disagreements with Critchleys LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Critchleys LLP would have caused Critchleys LLP to make reference to such matter in its report. Midatech has requested that Critchleys LLP furnish a letter addressed to the Securities and Exchange Commission stating whether Critchleys LLP agrees with the above statements, and, if not, stating the respects in which it does not agree. Such letter is included as Exhibit 16.1 to this Registration Statement on Form F-4.

FUTURE STOCKHOLDER PROPOSALS

DARA will hold a 2015 annual meeting of stockholders only if the merger is not completed. To have a proposal intended to be presented at DARA’s 2015 annual meeting of stockholders be considered for inclusion in the proxy statement and form of proxy relating to that meeting, a stockholder must deliver written notice of such proposal in writing to the Corporate Secretary at DARA’s corporate headquarters no later than a reasonable period of time before DARA begins to print and send its proxy materials for its 2015 annual meeting of stockholders. Such proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement. DARA reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Notice of any director nomination or other proposal that you intend to present at the 2015 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2015 Annual Meeting of Stockholders, must be delivered to the Corporate Secretary at DARA’s corporate headquarters within a reasonable time before DARA mails its proxy materials for the 2015 Annual Meeting of Stockholders. In addition, your notice must set forth the information required by DARA’s bylaws with respect to each director nomination or other proposal that you intend to present at the 2015 annual meeting of stockholders.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Board of Directors of DARA knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. However, if any other matter shall properly come before the special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

EXCHANGE CONTROLS AND LIMITATIONS AFFECTING STOCKHOLDERS

Other than certain economic sanctions which may in place from time to time, there are currently no United Kingdom laws, decrees or regulations restricting the import or export of capital or affecting the remittance of dividends or other payment to holders of Midatech’s ordinary shares who are non-residents of the United Kingdom. Similarly, other than certain economic sanctions which may be in force from time to time, there are no limitations relating only to non-residents of the United Kingdom under English law or Midatech’s articles of association on the right to be a holder of, and to vote in respect of, Midatech’s ordinary shares.

ENFORCING CIVIL LIABILITIES

Midatech is a public limited company organized under the laws of England and Wales and its executive offices and a substantial portion of its assets are located outside the United States. In addition, the members of Midatech’s Board of Directors and its executive officers and the experts named herein may be residents of the United Kingdom and other jurisdictions other than the United States. As a result, it may be difficult for investors:

•	to obtain jurisdiction over Midatech or its board members in courts in the United States in actions predicated on the civil liability provisions of the U.S. federal securities laws;

•	to enforce against Midatech or its board members judgments obtained in such actions;

•	to obtain judgments against Midatech or its board members in actions in non-U.S. courts predicated solely upon the U.S. federal securities laws; or

•	to enforce against Midatech or its board members in non-U.S. courts judgments of courts in the United States predicated upon the civil liability provisions of the U.S. federal securities laws.

WHERE YOU CAN FIND MORE INFORMATION

Midatech has filed with the SEC a Registration Statement on Form F-4, including the exhibits and annexes thereto, with the SEC under the Securities Act, to register the Midatech ordinary shares that DARA stockholders will receive in connection with the merger. This proxy statement/prospectus is a part of that registration statement as well as a proxy statement with respect to the special meeting. Midatech may also file amendments to the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. You should read the Registration Statement on Form F-4 and the exhibits and schedules filed with the registration statement as they contain important information about Midatech, DARA, Midatech’s ordinary shares and the Midatech Depositary Shares.

DARA files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may obtain copies of this information in person or by mail from the public reference room at the SEC, 100 F Street, N.E., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers like DARA, which file electronically with the SEC. The address of that site is http://www.sec.gov.

DARA has supplied all information contained in this proxy statement/prospectus relating to DARA, and Midatech has supplied all information contained in this proxy statement/prospectus relating Midatech, Merger Sub and Secondary Merger Sub. You can also find information about DARA and Midatech at their Internet websites at www.darabio.com and www.midatechpharma.com, respectively. Information contained on their websites does not constitute part of this proxy statement/prospectus.

Any person, including any beneficial owner, to whom this proxy statement/prospectus is delivered may request copies of this proxy statement/prospectus and any of the annexes incorporated by reference in this document or other information concerning DARA, without charge, by written or telephonic request directed to DARA at 8601 Six Forks Road, Suite 160, Raleigh, North Carolina, Attention: Secretary or (919) 872-5578.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. THE PARTIES HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [●], 2015. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

MIDATECH PHARMA PLC,

MERLIN ACQUISITION SUB, INC.,

DUKE ACQUISITION SUB, INC.,

DARA BIOSCIENCES, INC.,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS STOCKHOLDER REPRESENTATIVE

Dated as of June 3, 2015

A-i

ARTICLE 1. DEFINITIONS		A-2

1.1	Defined Terms	A-2
1.2	Interpretation Provisions	A-13
1.3	Mutual Drafting	A-14
1.4	Schedules and Exhibits	A-14

ARTICLE 2. THE MERGER		A-14

2.1	The Merger	A-14
2.2	Effective Time	A-14
2.3	Effect of the Merger	A-14
2.4	Certificate of Incorporation; Bylaws	A-14
2.5	Directors and Officers	A-15
2.6	Conversion of Securities	A-15
2.7	Treatment of Equity Awards	A-16
2.8	Company Warrants; Oncogenerix Contingent Merger Consideration Shares	A-17
2.9	Dissenting Shares	A-18
2.10	Exchange of Certificates	A-18
2.11	Further Action	A-21
2.12	Withholding	A-21
2.13	Alternative Structure	A-21

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-22

3.1	Organization, Power, Standing and Qualification	A-22
3.2	Subsidiaries	A-22
3.3	Capitalization of the Company	A-22
3.4	Authority; Execution and Delivery; Enforceability	A-24
3.5	Consents and Approvals	A-25
3.6	Reports, Financial Statements; SEC Filings; Books and Records; Controls	A-25
3.7	Absence of Certain Changes	A-27
3.8	Properties and Assets	A-27
3.9	Intellectual Property Rights	A-28
3.10	Certain Contracts	A-30
3.11	Compliance with Law; Regulatory Matters; Permits; Subsidies	A-32
3.12	Litigation	A-34
3.13	Employee Plans	A-35
3.14	Labor and Employment Matters	A-37
3.15	Insurance	A-38
3.16	Taxes	A-38
3.17	Environmental Matters	A-40
3.18	Transactions with Affiliates	A-41
3.19	Foreign Corrupt Practices Act	A-41
3.20	Brokers and Other Advisors	A-41
3.21	Opinions of Financial Advisors	A-41
3.22	Company Stockholder Approval	A-42
3.23	Reserved	A-42
3.24	OFAC	A-42
3.25	Takeover Laws	A-42
3.26	Product Liability	A-42
3.27	Inventory	A-42
3.28	Customers and Vendors	A-43
3.29	Full Disclosure	A-43
3.30	No Other Representations	A-43

A-ii

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SECONDARY MERGER SUB		A-43

4.1	Organization, Power, Standing and Qualification	A-43
4.2	Capitalization of Parent	A-44
4.3	Authority; Execution and Delivery; Enforceability	A-44
4.4	Consents and Approvals	A-45
4.5	IPO Admission Document	A-46
4.6	Parent Accounts	A-46
4.7	Reports and Filings	A-46
4.8	Absence of Certain Changes	A-46
4.9	Compliance with Laws	A-47
4.10	Litigation	A-48
4.11	Interim Operation of Merger Sub	A-48
4.13	Ownership of Securities	A-48
4.14	Parent Depositary Shares; Sufficiency of Funds	A-48
4.15	Full Disclosure	A-49
4.16	Brokers and Other Advisors	A-49
4.17	No Other Representations	A-49

ARTICLE 5. COVENANTS RELATING TO THE CONDUCT OF THE BUSINESS		A-49

5.1	Conduct of Business by the Company	A-49
5.2	Conduct of Business by Parent	A-52

ARTICLE 6. ADDITIONAL AGREEMENTS		A-54

6.1	Preparation of Registration Statement and Proxy Statement/Prospectus; Board Recommendation; CVR Agreement	A-54
6.2	Company Stockholder Meeting; Company Board Recommendation	A-55
6.3	Access to Information; Confidentiality	A-57
6.4	Notification of Certain Matters	A-58
6.5	Legal Conditions to Merger; Third Party Consents; Regulatory Filings	A-58
6.6	Takeover Law	A-59
6.7	Publicity	A-59
6.8	Employee Matters	A-59
6.9	Indemnification and Insurance of Directors and Officers	A-60
6.10	No Solicitation	A-61
6.11	Subsequent Financial Statements	A-63
6.12	Additional Agreements	A-63
6.13	Stockholder Litigation	A-63
6.14	Listing Application	A-63
6.15	Delisting	A-63
6.16	Expenses	A-63
6.17	Rule 16b-3 Approval	A-64
6.18	Merger Sub and Surviving Corporation	A-64
6.19	No Control	A-64
6.20	Further Assurances	A-64
6.21	Treatment as a Reorganization	A-64
6.22	KRN 5500	A-64
6.23	Secondary Merger	A-65
6.24	Employee Bonus Pool	A-65
6.25	Attorney Client Privilege	A-65

A-iii

ARTICLE 7. CONDITIONS PRECEDENT		A-66

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A-66
7.2	Conditions to Obligations of Parent and Merger Sub	A-66
7.3	Conditions to Obligations of the Company	A-67
7.4	Frustration of Closing	A-68

ARTICLE 8. TERMINATION		A-68

8.1	Termination	A-68
8.2	Notice of Termination; Effect of Termination	A-70
8.3	Effect of Termination	A-70

ARTICLE 9. BREAK FEE AND EXPENSES		A-70

9.1	Expenses	A-70
9.2	Break Fee	A-70
9.3	Payments	A-71

ARTICLE 10. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION		A-71

10.1	Survival of Representations and Warranties and Covenants and Agreements	A-71
10.2	Indemnification	A-71
10.3	Matters Involving Third Parties	A-72
10.4	Direct Claims	A-73
10.5	Adverse Consequences	A-73
10.6	No Other Indemnification Provisions	A-73
10.7	Limitation on Indemnification; Mitigation	A-74
10.8	Offset	A-74
10.9	Reserved.	A-74
10.10	Materiality	A-74

ARTICLE 11. MISCELLANEOUS		A-74

11.1	Stockholder Representative	A-74
11.2	Notices	A-76
11.3	Counterparts; Facsimile and Electronic Signatures	A-78
11.4	Schedules	A-78
11.5	Entire Agreement; Third Party Beneficiaries	A-78
11.6	Amendment	A-78
11.7	Severability	A-78
11.8	Remedies; Specific Performance	A-79
11.9	Assignment	A-79
11.10	Applicable Law	A-79
11.11	Service of Process; Consent to Jurisdiction	A-79
11.12	WAIVER OF JURY TRIAL	A-80

Exhibits

Exhibit A	Form of Certificate of Merger
Exhibit B	Form of Secondary Merger Certificate of Merger
Exhibit C	Form of Voting Agreement
Exhibit D	Surviving Corporation Charter
Exhibit E	Surviving Corporation Bylaws
Exhibit F	Surviving Company Charter
Exhibit G	Surviving Company Bylaws
Exhibit H	Form of CVR Agreement

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 3, 2015, by and among Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (“Parent”), Merlin Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Duke Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Secondary Merger Sub”), DARA BioSciences, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Stockholders (as defined below) of the Company (the “Stockholder Representative”). Parent, Merger Sub, Secondary Merger Sub, the Company and the Stockholder Representative are referred to herein collectively as the “Parties.”

WITNESSETH:

WHEREAS, the parties have each determined that it is advisable and in the best interests of their respective stockholders for Parent, Merger Sub, Secondary Merger Sub and the Company to enter into a business combination transaction upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, in furtherance of such combination, the Boards of Directors of the parties have each approved the Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth herein, and the filing of a certificate of merger with the Delaware Secretary of State in the form attached hereto as Exhibit A (the “Certificate of Merger”), in accordance with the applicable provisions of the DGCL;

WHEREAS, the parties intend that the Merger shall be immediately followed by a merger of the Surviving Corporation (as defined below) with and into Secondary Merger Sub (the “Secondary Merger”), upon the terms and subject to the conditions set forth herein, and the filing of a certificate of merger with the Delaware Secretary of Statement in the form attached hereto as Exhibit B (the “Secondary Merger Certificate of Merger”), in accordance with the applicable provisions of the DGCL;

WHEREAS, the parties intend that the Merger be mutually interdependent with a condition precedent to the Secondary Merger and that the Secondary Merger shall, through the binding commitment evidenced by Section 6.23 be effected immediately following the Effective Time (as defined below), on the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger and Secondary Merger, considered together as a single, integrated transaction for United States federal income Tax purposes along with the other transaction effected pursuant to this Agreement, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations promulgated thereunder (the “Code”) and (ii) this Agreement constitutes, and is adopted as, a single “plan of reorganization” for purposes of Section 354, Section 361 and Section 368 of the Code; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, Parent is entering into a voting agreement, the form of which is attached hereto as Exhibit C (the “Voting Agreements”) with each member of the Board of Directors of the Company and each executive officer of the Company pursuant to which, among other things, such parties have agreed, each solely in his or her capacity as a stockholder of the Company, subject to the terms and conditions therein, to vote with respect to all shares of Common Stock owned by such party in favor of adoption of this Agreement and the transactions contemplated hereby.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Defined Terms. As used herein, the terms below shall have the following meanings.

“$” means United States dollars.

“£”means British pound, sterling and “p” shall be a reference to British pence.

“401(a) Plan” has the meaning set forth in Section 6.8(c).

“Action” means any action, order, writ, injunction, or claim, suit, litigation, proceeding, arbitration, mediation, audit, investigation or dispute.

“Acquisition Proposal” means any offer, proposal or indication of interest received from a third party (other than a party to this Agreement) providing for any Acquisition Transaction, including any renewal or revision to such a previously made offer, proposal or indication of interest.

“Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving the Company or any of its Subsidiaries; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding Common Stock; (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof); (d) any liquidation or dissolution of the Company or any material Subsidiary of the Company; or (e) any combination of the foregoing (in each case, other than the Merger).

“Adverse Consequences” has the meaning set forth in Section 10.5.

“Affiliate” of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AIM” means the market of that name operated by the London Stock Exchange.

“AIM Rules” means the rules for AIM companies published by the London Stock Exchange and the rules for nominated advisers to AIM companies published by the London Stock Exchange.

“Announcement” means the public announcement of the proposed Merger subject to the terms of this Agreement.

“Articles” has the meaning set forth in Section 4.1(a).

“Asset Control Regulations” has the meaning set forth in Section 3.24.

“Blocked Person” has the meaning set forth in Section 3.24.

“Book-Entry Shares” means shares of Common Stock not represented by Certificates.

“Break Fee” means a fee payable by the Company in the amount of $1,050,000.

“Budget” means the Company’s fiscal 2015 budget, as approved by the Company’s Board of Directors and previously made available to Parent, a copy of which is set forth on Section 1.1 of the Company Schedule.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in London, England or New York, New York are required to be closed.

“Certificate” means a certificate that immediately prior to the Effective Time represented a share or shares of Common Stock.

“Certificate of Merger” has the meaning set forth in the Recitals.

“Change in Recommendation” has the meaning set forth in Section 6.2(c).

“Charter” has the meaning set forth in Section 3.1.

“Closing” has the meaning set forth in Section 2.1(b).

“Closing Date” means the date of the Closing.

“Code” has the meaning set forth in the Recitals.

“Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Board Recommendation” has the meaning set forth in Section 6.2(a).

“Company D&O Policy” has the meaning set forth in Section 6.9(b).

“Company Employee Plans” has the meaning set forth in Section 3.13(a).

“Company Group” has the meaning set forth in Section 3.16(a).

“Company IP” shall mean all Intellectual Property and Intellectual Property Rights owned by the Company or any Subsidiary of the Company or in which the Company or any Subsidiary of the Company has an exclusive or non-exclusive license.

“Company IP Contract” shall mean any written Contract to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP developed by, with or for the Company or any Subsidiary of the Company.

“Company IP Form Contract” has the meaning set forth in Section 3.9(e).

“Company Material Adverse Effect” means (a) any condition, event, change, circumstance, development or state of facts, individually or in the aggregate, that (i) is or could reasonably be expected to be materially adverse to the business, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole; provided, however, that any condition, event, change, circumstance, development or state of facts that arise out of, result from or are attributable to the following items shall be discarded (with respect to items (A), (B), (C) and (D) below, other than those changes that have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry): (A) changes or conditions affecting the industry in which the Company or any of its Subsidiaries operates generally, (B) changes or conditions affecting the economy in the United States or any foreign markets where the Company has material operations or sales, (C) changes in general Laws, rules or regulations, or in GAAP, or in the interpretation of any of the foregoing by any governmental agency, that, in each case, generally affect any industry in which the Company or any of its Subsidiaries operates, (D) conditions arising out of acts of terrorism, war conditions or other force majeure events, (E) any failure to meet analyst projections or financial forecasts or any changes in any analysts recommendations, ratings or projections or financial forecasts with respect to the Company or any of its Subsidiaries, provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation (unless otherwise excluded under the other clauses of this definition) has resulted in a Company Material Adverse Effect, (F) any decline in the market price, or change in trading volume, of the Company’s capital stock, provided that the exception in this clause (F) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation (unless otherwise excluded under the other clauses of this definition) has resulted in a Company Material Adverse Effect, and (G) events, changes, developments, Actions or other conditions resulting or arising solely from the announcement or pendency of the transactions contemplated by this Agreement, or any action required to be taken by the Company or any of its Subsidiaries pursuant to the terms of this Agreement or any action taken by the Company with Parent’s written consent; or (ii) would prevent or materially delay the Company from consummating the Merger and the transactions contemplated by this Agreement, other than any delay due to failure to obtain the license, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity in connection with the transactions contemplated by this Agreement; or (b) (i) the termination of either of the Oravig License or Gelclair License or (ii) (A) the occurrence of an event or events (e.g. an FDA mandated product recall) that causes the Company to be unable to commercialize, sell or market Oravig or Gelclair for more than 30 consecutive days, (B) the initiation by any Governmental Entity of any Action in connection with Oravig or Gelclair, (C) any Action by a third party regarding the actual or potential infringement of any such Person’s rights related to the Oravig License or Gelclair License, (D) the termination of, or impairment that materially adversely affects the Company of, any relationship with a material distributor or manufacturer of Oravig or Gelclair, or (E) any other similar material impairment of Oravig or Gelclair or the Oravig License or Gelclair License.

“Company Material Contract” has the meaning set forth in Section 3.10(a).

“Company Option Plans” means each of the DARA BioSciences, Inc. Amended and Restated 2003 Employee, Director and Consultant Stock Plan, and the DARA BioSciences, Inc. 2008 Employee, Director and Consultant Stock Plan, as amended.

“Company Organizational Documents” has the meaning set forth in Section 3.1.

“Company Products” has the meaning set forth in Section 3.11(c).

“Company Schedules” has the meaning set forth in the preamble to Article 3.

“Company SEC Reports” has the meaning set forth in Section 3.6(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.22.

“Company Stockholder Meeting” has the meaning set forth in Section 6.2(a).

“Company Stock Option” means each option to acquire Common Stock.

“Company Warrants” has the meaning set forth in Section 3.3(d).

“Company Voting Debt” has the meaning set forth in Section 3.3(h).

“Consents” means any and all Permits and any and all notices to, consents, approvals, clearances, ratifications, permissions, authorizations or waivers from third Persons, including from any Governmental Entity.

“Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or health and safety Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person, including, but not limited to, those substances designated or defined as “hazardous substances,” “hazardous materials,” “toxic substances,” or “solid waste” or listed or regulated as such under the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601, et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq.

“Contract Rights” means all rights and obligations under the Contracts.

“Contracts” means, with respect to any Person, all agreements, contracts, subcontracts, leases (whether for real or personal property), purchase orders, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, notes, options and warranties, whether written or oral, to which such Person is a party or by which such Person or any of such Person’s assets are bound.

“Court Order” means any judgment, decision, decree, consent decree, injunction, ruling or order of any governmental entity that is binding on any Person or its property under applicable Laws.

“CVR” has the meaning set forth in Section 2.6(a)(ii).

“CVR Agreement” has the meaning set forth in Section 2.6(a)(ii).

“CVR Payment Period” means the period beginning on the Closing Date and ending upon the termination of the CVR Agreement.

“Delay” has the meaning set forth in Section 5.2.

“Deposit Agreement” means the deposit agreement for the Parent Depositary Shares, to be entered into among Parent, the Depositary, and the holders from time to time of Parent Depositary Shares, as may be amended from time to time.

“Depositary” shall mean a depositary bank chosen by Parent in its sole discretion acting as depositary for the Parent Depositary Shares to be issued in the Merger.

“DGCL” has the meaning set forth in the Recitals.

“Direct Claim” has the meaning set forth in Section 10.4.

“Dissenting Share” has the meaning set forth in Section 2.9(a).

“Effective Date” has the meaning set forth in Section 6.2(a).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Bonus Pool” has the meaning set forth in Section 6.24.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature.

“Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wetlands, flora and fauna.

“Environmental Laws” shall mean all Laws, by-laws, orders, directives, injunctions and written judgments of any government, local government, international, executive, administrative, judicial or regulatory authority or agency, and principles of common law, relating to the protection of the Environment or of human health or safety or to the manufacture, formulation, processing, treatment, generation, use, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant or to the packaging of any product and any amendment thereto and any and all regulations or orders and notices made or served thereunder or pursuant thereto.

“Environmental Licenses” means any Consent required by or pursuant to any applicable Environmental Laws.

“Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company and/or any Subsidiary of the Company, is or at any time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 2.10(a).

“Exchange Fund” has the meaning set forth in Section 2.10(a).

“Exchange Ratio” means (in each case rounded to three decimal places):

(i) if the Exchange Ratio Market Value is an amount greater than $1.44, then the Exchange ratio shall be equal to 0.249;

(ii) if the Exchange Ratio Market Value is an amount greater than or equal to $1.32 but not more than $1.44, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.32 by the Market Value;

(iii) if the Exchange Ratio Market Value is an amount equal to or greater than $1.08 but less than or equal to $1.32, then the Exchange Ratio shall be the Initial Exchange Ratio;

(iv) if the Exchange Ratio Market Value is an amount equal to or less than $1.08 but at least $0.96, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.08 by the Market Value; and

(v) if the Exchange Ratio Market Value is an amount less than $0.96, then the Exchange Ratio shall be equal to 0.306.

“Exchange Ratio Market Value” means the Initial Exchange Ratio times Market Value.

“FCPA” has the meaning set forth in Section 3.19.

“FDA” means the United States Food and Drug Administration.

“FDA Act” has the meaning set forth in Section 3.5(a).

“Form F-6” has the meaning set forth in Section 3.5(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Gelclair” means the bioadherent gel currently indicated for the management and relief of pain associated with oral mucositis (a condition characterized by erythema and oral lesions) being a product to which the Company has exclusive license rights in the United States, the contents of which include polyvinlypyrrolidone and sodium hyaluronate, and which product is currently sold under the registered trade mark “GELCLAIR” and which is licensed by the Company pursuant to the Gelclair License.

“Gelclair License” means the exclusive license rights in the United States to Gelclair pursuant to the terms of that certain Distribution and License Agreement dated as of September 7, 2012, by and between the Company and Helsinn Healthcare SA, as amended, restated, supplemented or otherwise modified from time to time.

“Governmental Entity” shall mean any government, court, regulatory or administrative agency, commission, department, bureau, office or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, or any arbitrator or arbitration body or panel.

“IFRS” means International Financial Reporting Standards, as adopted by companies in the European Union.

“Immigration Laws” has the meaning set forth in Section 3.14(b).

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 10.2.

“Indemnifying Party” has the meaning set forth in Section 10.2.

“Initial Exchange Ratio” means 0.272.

“Injunction” has the meaning set forth in Section 7.1(d).

“Insurance Benefits” has the meaning set forth in Section 10.5.

“Insured Parties” has the meaning set forth in Section 6.9(b).

“Intellectual Property” shall mean any (a) United States, international or foreign patent, utility model or registered design or any applications therefore and any and all reissues, re-examinations, divisions, continuations, renewals, extensions and continuations-in-part or their international equivalent thereof, (b) invention disclosures, improvements, proprietary information, know-how, technology, formulations, compounds, materials, protocols, methodologies, processes, techniques, training protocols and similar methods and processes, algorithms, APIs, ideas, solutions, test results of any kind, adaptations, derivations, documentation, libraries, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, data, databases, data collections, diagrams, formulae, inventions (whether or not patentable in any country), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries), and (c) any registered or unregistered trademarks, service marks or trade names.

“Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

“Intervening Event” has the meaning set forth in Section 6.2(d)(ii).

“IPO Admission Date” means December 8, 2014.

“IPO Admission Document” means that certain document published by Parent on December 3, 2014, a copy of which has been provided to the Company.

“IRS” means the United States Internal Revenue Service.

The Company shall be deemed to have “Knowledge” (or other similar phrases) of a particular fact or other matter if the Company’s chief executive officer, chief financial officer, senior vice president—commercial operations and business development, general counsel, controller or human resource manager has “knowledge” of such fact or other matter. Parent, Merger Sub and Secondary Merger Sub shall be deemed to have “Knowledge” (or other similar phrases) of a particular fact or other matter if Parent’s chief executive officer, finance director or chief operating officer has “knowledge” of such fact or other matter. An individual shall be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or would have knowledge of such fact or other matter after commercially reasonable inquiry of their direct reports. For purposes of Intellectual Property, Intellectual Property Rights, Company IP, Registered IP, Company IP Contract and Company IP Form Contract only, the Company shall be deemed to have

“Knowledge” (or other similar phrases) of a particular fact or other matter if the Company’s chief executive officer, chief financial officer, senior vice president—commercial operations and business development, general counsel general counsel, controller or human resource manager is actually aware of such fact or other matter.

“Laws” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, Court Order, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Liability” means, without limitation, with respect to any Person any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, loss, cost, deficiency, obligation, guaranty, endorsement or responsibility of or by such Person of any type, whether accrued, absolute, asserted, unasserted, choate, inchoate, contingent, matured, unmatured, liquidated, unliquidated, secured, unsecured, known or unknown.

“Letter of Intent” means that certain letter dated April 20, 2015, from Parent to the Company, and executed by each party.

“London Stock Exchange” means The London Stock Exchange plc.

“Market Value” means the figure which represents the average of the weighted average mid-market trading price of the Parent Ordinary Shares on AIM (as calculated by Bloomberg Screen AQR) for each of the 15 trading days ending on the day which is the Business Day immediately prior to the Effective Time, and then translated into U.S. Dollars using the Bank of England’s daily spot exchange rate for the day which is the Business Day immediately prior to the Effective Time.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger” has the meaning set forth in the Recitals.

“NASDAQ” means the NASDAQ Stock Market LLC.

“NLRB” has the meaning set forth in Section 3.14(b).

“Oncogenerix Contingent Merger Consideration Shares” means shares of Common Stock reserved for issuance in connection with certain milestone payments set forth in that certain Agreement and Plan of Merger, dated as of January 17, 2012, by and among Oncogenerix, Inc., certain stockholders of Oncogenerix, Inc., Christopher Clement, in his capacity as stockholder representative, the Company and Oncogenerix Acquisition Corporation.

“OFAC” has the meaning set forth in Section 3.24.

“Oravig” means the orally dissolving buccal tablet product acquired from Onxeo S.A. and owned by the Company the contents of which include miconazole, which product is currently sold under the registered trade mark “ORAVIG” and which is licensed by the Company pursuant to the Oravig License.

“Oravig License” means the license the Company has to Oravig pursuant to that certain Commercialization Agreement, dated as of March 10, 2015, by and between the Company and Onxeo, S.A., as amended, restated, supplemented or otherwise modified from time to time, and any other rights relating to Oravig.

“Parent” has the meaning set forth in the Preamble.

“Parent Accounts” means the audited consolidated accounts and financial statements of Parent for the years ended December 31, 2014.

“Parent Depositary Shares” means American Depositary Receipts of Parent representing Parent Ordinary Shares.

“Parent Material Adverse Effect” means any condition, event, change, circumstance, development or state of facts, individually or in the aggregate, that (A) is or could reasonably be expected to be materially adverse to the business, financial condition or results of operation of Parent and its Subsidiaries, taken as a whole; provided, however, that any condition, event, change, circumstance, development or state of facts that arise out of, result from or are attributable to the following items shall be discarded (with respect to items (i), (ii), (iii) and (iv) below, other than those changes that have a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry): (i) changes or conditions affecting the industry in which the Parent or any of its Subsidiaries operates generally, (ii) changes or conditions affecting the economy in the United Kingdom or any foreign markets where Parent has material operations or sales , (iii) changes in general Laws, rules or regulations, or in IFRS, or in the interpretation of any of the foregoing by any governmental agency, that, in each case, generally affect any industry in which Parent or any of its Subsidiaries operates, (iv) conditions arising out of acts of terrorism, war conditions or other force majeure events, (v) any failure to meet analyst projections or financial forecasts or any changes in any analysts recommendations, ratings or projections or financial forecasts with respect to Parent or any of its Subsidiaries, provided that the exception in this clause (v) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation (unless otherwise excluded under the other clauses of this definition) has resulted in a Parent Material Adverse Effect, (vi) any decline in the market price, or change in trading volume, of Parent’s capital stock, provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation (unless otherwise excluded under the other clauses of this definition) has resulted in a Parent Material Adverse Effect, and (vii) events, changes, developments, Actions or other conditions resulting or arising solely from the announcement or pendency of the transactions contemplated by this Agreement, or any action required to be taken by Parent or any of its Subsidiaries pursuant to the terms of this Agreement or any action taken by Parent with Company’s written consent; or (B) would prevent or materially delay Parent from consummating the Merger and the transactions contemplated by this Agreement, other than any delay due to failure to obtain the license, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity in connection with the transactions contemplated by this Agreement.

“Parent Ordinary Shares” means ordinary shares with a nominal value of 0.005p per share, of Parent.

“Parent Products” has the meaning set forth in Section 4.9(c).

“Parent Third Party CRO/Supplier” means any third party manufacturer and any supplier of material compounds and components (including active pharmaceutical ingredients) and products incorporated and/or used in any Parent Product or otherwise used by Parent or its Subsidiaries.

“Parent’s Savings Plan” has the meaning set forth in Section 6.8(c).

“Parent Schedules” has the meaning set forth in the preamble to Article 4.

“Party” has the meaning set forth in the Recitals.

“Per Share Merger Consideration” has the meaning set forth in Section 2.6(a)(ii).

“Per Share Stock Consideration” has the meaning set forth in Section 2.6(a)(i).

“Permits” means all certifications (including those of standards-setting organizations), licenses, permits, franchises, approvals, authorizations, notices to, consents or orders of, or filings with, any trade association, any standards-setting organization, or any Governmental Entity, necessary for the conduct or operation of the business as presently conducted or ownership of the assets.

“Permitted Encumbrances” means with respect to a party or any of its Subsidiaries (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, if, in either such case, an adequate reserve or accrual shall have been made therefor in the party’s financial statements, (b) Encumbrances incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (c) Encumbrances arising under or in connection with zoning, building codes and other land use laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, (d) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business by such party and its Subsidiaries and do not materially detract from the value of the property upon which such encumbrance exists, (e) Encumbrances for Taxes, assessments and governmental charges not yet due and payable and (f) licenses or other agreements relating to the use or other exploitation of any Intellectual Property or Intellectual Property Rights.

“Person” means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental entity.

“Preferred Stock” has the meaning set forth in Section 3.3(b).

“Premises” has the meaning set forth in Section 3.17(a).

“Proxy Materials” has the meaning set forth in Section 3.5(a).

“Proxy Statement/Prospectus” has the meaning set forth in Section 3.4(a).

“Registered IP” has the meaning set forth in Section 3.9(a).

“Registration Statement” has the meaning set forth in Section 3.5(a).

“Related Party Transaction” has the meaning set forth in Section 3.18.

“Representative” of any Person means any officer, director, principal, attorney, accountant, agent, employee or other representative of such Person.

“Rights Agent” has the meaning set forth in Section 2.6(a)(ii).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(a).

“SEC” means the Securities and Exchange Commission.

“Secondary Merger” has the meaning set forth in the Recitals.

“Secondary Merger Certificate of Merger” has the meaning set forth in the Recitals.

“Secondary Merger Sub” has the meaning set forth in the Preamble.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.01 per share.

“Series A Per Share Amount” means mean the sum of (A) 1,000, plus (B) all declared, but unpaid, dividends on a share of Series A Preferred Stock, if any.

“Series B-2 Preferred Stock” means the Company’s Series B-2 Convertible Preferred Stock, par value $0.01 per share.

“Series B-2 Per Share Amount” means mean the sum of (A) 1,000, plus (B) all declared, but unpaid, dividends on a share of Series B-2 Preferred Stock, if any.

“Series C-1 Preferred Stock” means the Company’s Series C-1 Convertible Preferred Stock, par value $0.01 per share.

“Series C-1 Per Share Amount” means mean the sum of (A) 1,000, plus (B) all declared, but unpaid, dividends on a share of Series C-1 Preferred Stock, if any.

“Stockholder Approval” has the meaning set forth in Section 3.4(a).

“Stockholder Representative” has the meaning set forth in the Preamble.

“Stockholders” means, collectively, the holders of capital stock of the Company as determined immediately prior to the Effective Time.

“Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other Person of which any Person, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (a) directly or indirectly owns or controls securities or other interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) of such Person, or (b) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Superior Proposal” means a bona fide written Acquisition Proposal (for purposes of this definition, replacing all references in such definition to 20% with 50%) that the Board of Directors of the Company or any committee thereof determines, in good faith, after consultation with outside legal counsel and a financial advisor (i) is on terms that are more favorable from a financial point of view to the Company’s Stockholders than the Merger and the transactions contemplated by this Agreement (including any proposal by Parent to amend the terms of this Agreement) after taking into account all of the terms and conditions of such proposal and (ii) is likely to be completed (without material modification of its terms), in each of the cases of clause (i) and (ii) taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal (including the timing and likelihood of consummation thereof) and the payment, if any, of the Break Fee.

“Surviving Company” has the meaning set forth in Section 6.23.

“Surviving Company Bylaws” has the meaning set forth in Section 2.4(d).

“Surviving Company Charter” has the meaning set forth in Section 2.4(c).

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Surviving Corporation Bylaws” has the meaning set forth in Section 2.4(b).

“Surviving Corporation Charter” has the meaning set forth in Section 2.4(a).

“Tax” has the meaning set forth in Section 3.16(c)(i).

“Taxing Authority” has the meaning set forth in Section 3.16(c)(iii).

“Tax Return” has the meaning set forth in Section 3.16(c)(ii).

“Termination Date” has the meaning set forth in Section 8.1(b)(i).

“Third-Party Claim” has the meaning set forth in Section 10.3(a).

“Third-Party CRO/Supplier” has the meaning set forth in Section 3.11(e).

“Treasury Regulations” or “Treasury. Reg.” means the regulations promulgated under the Code.

“UK Companies Act” means the Companies Act 2006 of the United Kingdom, as amended.

“UK FSMA” has the meaning set forth in Section 2.10(b)(i).

“WARN” has the meaning set forth in Section 3.14(b).

“Voting Agreement” has the meaning set forth in the Preamble.

1.2 Interpretation Provisions. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Preamble, Recital, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms “include” and “including” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation;”

(b) any reference herein to any Law or legal requirement (including to any statute, ordinance, code, rule, regulation, or any provision thereof) shall be deemed to include reference to such Law and or to such legal requirement, as amended, and any legal requirements promulgated thereunder or successor thereto;

(c) the captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(d) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP or IFRS, as applicable; and

(e) whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

1.3 Mutual Drafting. The parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

1.4 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

ARTICLE 2.

THE MERGER

2.1 The Merger.

(a) Merger of Merger Sub into the Company. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

(b) Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place (i) at 11:00 a.m., New York City time, at the offices of Brown Rudnick LLP, 7 Times Square, New York, New York 10036, as promptly as practicable (and in any event within two Business Days) after the satisfaction (or, to the extent permitted, the waiver) of the last to be satisfied (or, to the extent permitted, waived) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied or waived as of the Closing Date but subject to the satisfaction or waiver thereof) or (ii) at such other time, date or place as Parent and the Company may mutually agree in writing.

2.2 Effective Time. As promptly as practicable after the Closing, the parties hereto shall cause the Merger to be consummated by executing and filing the Certificate of Merger with the Secretary of State of Delaware. The Merger shall become effective upon the filing the Certificate of Merger with the Secretary of State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided in Section 6.24, all the properties, rights, privileges, powers and franchise of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) Certificate of Incorporation of Surviving Corporation in Merger. At the Effective Time, the certificate of incorporation of the Company shall be amended in its entirety as set forth in Exhibit D, and so amended shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until duly amended in accordance with applicable Laws.

(b) Bylaws of Surviving Corporation in Merger. At the Effective Time, the bylaws of the Company shall be amended in their entirety as set forth in Exhibit E, and as so amended shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter duly amended in accordance with applicable Laws, the Surviving Corporation Charter and such bylaws.

(c) Certificate of Incorporation of Surviving Company. At the effective time of the Secondary Merger, the certificate of incorporation of Secondary Merger Sub shall be amended in its entirety as set forth in Exhibit F, and as so amended shall be the certificate of incorporation of the Surviving Company (“Surviving Company Charter”), until duly amended in accordance with applicable Laws.

(d) Bylaws of Surviving Company. At the effective time of the Secondary Merger, the bylaws of the Secondary Merger Sub shall be amended in their entirety as set forth in Exhibit G, and as so amended shall be the bylaws of the Surviving Company (the “Surviving Company Bylaws”), until duly amended in accordance with applicable Laws, the Surviving Company Charter and such bylaws.

2.5 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in the manner provided in the Surviving Corporation Charter and the Surviving Corporation Bylaws, as the case may be. The Company shall not be entitled to designate any of the directors or officers of the Surviving Corporation. The Company shall cause each or any member of the Board of Directors of the Company and each Company officer to tender his or her resignation prior to the Effective Time, with each such resignation to be effective as of the Effective Time.

2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, Secondary Merger Sub, the Company or any Stockholder:

(a) Common Stock. Subject to Section 2.6(e) and Section 2.6(f), each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, any shares held by the Company as treasury stock, any shares authorized but unissued or any shares of Common Stock held by Parent, Merger Sub or any wholly owned subsidiary of Parent or the Company) shall be converted into the right to receive, without interest, the following:

(i) a number of Parent Ordinary Shares equal to the Exchange Ratio, (such amount of shares to be calculated by way of the Exchange Ratio, the “Per Share Stock Consideration”); plus

(ii) one contingent value right (a “CVR”), which shall represent the right to receive a contingent payment upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement in the form attached hereto as Exhibit H (the “CVR Agreement”) to be entered into between Parent, the Stockholder Representative and a rights agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned) (the “Rights Agent”), if any, at the times provided for in the CVR Agreement, without interest (the Per Share Stock Consideration and one CVR together with any cash to be paid in lieu of fractional shares of Parent Depositary Shares to be paid pursuant to Section 2.6(e), are collectively referred to herein as the “Per Share Merger Consideration”).

All Parent Ordinary Shares shall be delivered to the holders of Common Stock in the form of American Depositary Receipts, each representing the right to receive such number of Parent Ordinary Shares as Parent may determine to be the optimum number of Parent Ordinary Shares (the “Parent Depositary Shares”). The Parent Depositary Shares shall be issued in accordance with the Deposit Agreement.

(b) Preferred Stock.

(i) Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive, without interest, an amount in cash equal to the Series A Per Share Amount;

(ii) Each share of Series B-2 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive, without interest, an amount in cash equal to the Series B-2 Per Share Amount; and

(iii) each share of Series C-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall be converted into the right to receive, without interest, an amount in cash equal to the Series C-1 Per Share Amount.

(c) Merger Sub Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Corporation.

(d) Cancellation of Shares. Any shares of Common Stock or Preferred Stock that are (i) held by the Company as treasury stock, (ii) authorized by the Company but unissued and (iii) owned by Parent, Merger Sub or any wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically cease to be outstanding, and be canceled without payment of any consideration therefor and cease to exist.

(e) Fractional Shares. No fraction of a share of Parent Depositary Shares will be issued by virtue of the Merger, but in lieu thereof each former holder of shares of Common Stock who would otherwise be entitled to a fraction of a share of Parent Depositary Shares (after aggregating all Parent Depositary Shares that would otherwise be received by such holder) shall, upon surrender of such holder’s Certificate(s) or Book-Entry Shares, if applicable, receive from Parent an amount of cash in United States dollars (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes with respect to such fractional shares as contemplated by Section 2.12, which are required to be withheld with respect thereto, equal to the product of (i) such fraction, multiplied by (ii) the United States dollar equivalent of the closing price of the Parent Ordinary Shares underlying the Parent Depositary Shares on the AIM on the last trading day preceding the Closing Date. The calculation of the United States dollar equivalent of such closing price will be based on the arithmetic mean of the buy and sell spot rates of exchange for British pounds sterling and United States dollars on the London market at 11:00 a.m., London time, on the last trading day in London preceding the Closing Date.

(f) Adjustments. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Parent Ordinary Shares or Common Stock), stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Ordinary Shares or Common Stock occurring on or after the date hereof and prior to the Effective Time.

(g) Treatment of Dissenters’ Shares. No Dissenters’ Shares shall be converted into the Per Share Merger Consideration Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount pursuant to this Section 2.6 but instead shall be treated in accordance with the provisions set forth in Section 2.9, unless the holder of such Dissenters’ Shares loses or fails to perfect his, her or its appraisal rights with respect to such Dissenting Shares.

2.7 Treatment of Equity Awards.

(a) Immediately prior to the Effective Time, each Company Stock Option, other than those options set forth in Section 2.7 of the Company Schedule, shall become fully vested and exercisable. Prior to the Effective Time, each holder thereof may elect to exercise, effective as of immediately prior to the Effective Time, any such option in accordance with the terms thereof, contingent on the consummation of the Merger, and shall receive, for any shares acquired in such exercise, the Per Share Merger Consideration. If the Merger is not completed, any Company Stock Options exercised will remain outstanding, subject to their respective original vesting schedules.

No Company Stock Option set forth in Section 2.7 of the Company Schedule shall, by virtue of this Agreement, vest due to the occurrence of the transactions contemplated by this Agreement, and all such Company Stock Options set forth in Section 2.7 of the Company Schedule, including any such option assumed by Parent pursuant to this Section 2.7(a), shall vest in accordance with their vesting schedule. At the Effective Time, any outstanding but unexercised Company Stock Option, whether or not then exercisable, shall be assumed by Parent and converted into an option to purchase Parent Ordinary Shares in accordance with this Section 2.7(a). Each Company Stock Option so converted shall continue to have, and be subject to, the same material terms and conditions as set forth in the applicable agreement pursuant to which such Company Stock Option was granted immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Stock Option shall be exercisable for that number of whole Parent Ordinary Shares equal to the product of (A) the number of shares of Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Parent Ordinary Shares, and (ii) the per share exercise price for each Parent Ordinary Share issuable upon exercise of each Company Stock Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding anything herein to the contrary, the foregoing conversion will be subject to such modifications, if any, as may be necessary to comply with Section 409A and/or Section 424(a) of the Code, as applicable. All Parent Ordinary Shares to be delivered to the holders of Company Stock Options upon exercise after the Effective Time shall be in the form of Parent Depositary Shares.

(b) Notwithstanding anything herein to the contrary, each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 2.7 to any holder of Company Stock Options such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Law related to Taxes, and the Surviving Corporation shall make any required filings with and payments to the appropriate Governmental Entities relating to any such deduction or withholding for Taxes. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Entity responsible for the Taxes, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Stock Options in respect of which such deduction and withholding was made.

(c) Prior to the Closing Date, and subject to the review and approval of Parent, Parent and Company will take all actions necessary to effect the transactions contemplated by this Section 2.7 under applicable Law and all such Company Stock Options, including delivering all notices required thereby. In addition, promptly after the date of this Agreement, and in any event within 15 Business Days before the Effective Time, and subject to the review and approval of Parent, Company shall deliver notice to all holders of Company Options setting forth such holders’ rights pursuant to this Agreement.

(d) The Board of Directors of the Company shall terminate the Company Option Plans at the Effective Time; provided, however, that such termination may be contingent upon the occurrence of the Closing.

2.8 Company Warrants; Oncogenerix Contingent Merger Consideration Shares.

(a) Each outstanding and unexercised Company Warrant as of immediately prior to the Effective Time will, by virtue of this Agreement and without any action on the part of any holder of a Company Warrant, be assumed or substituted by Parent in accordance with the terms of such Company Warrant and that, as of the Effective Time, (i) shall be exercisable for (A) that number of whole Parent Ordinary Shares equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of Parent Ordinary Shares and (B) one CVR multiplied by the total number of shares of Common Stock that were issuable upon exercise of such Company Warrants immediately prior to the Effective Time, and (ii) the per share exercise price for each Parent Ordinary Share issuable upon exercise of the Company Warrants so converted shall be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. All Parent Ordinary Shares to be delivered to the holders of Company Warrants upon exercise after the Effective Time shall be in the form of Parent Depositary Shares.

(b) Prior to the Closing Date (i) subject to the review and approval of Parent, Company will take all actions necessary to effect the transactions contemplated by this Section 2.8 under applicable Law and all Company Warrant agreements, including delivering all notices required thereby and, if required, entering into termination agreements with the holders of such Company Warrants and (ii) Parent shall use it commercially reasonable efforts to enter into an agreement or agreements to assume any outstanding Company Warrants consistent with the terms of such Company Warrants.

(c) As of the Effective Time, each right to receive Oncogenerix Contingent Merger Consideration Shares shall become payable to the holder of such right, and each such Oncogenerix Contingent Merger Consideration Share shall be converted into the right to receive the Per Share Merger Consideration in accordance with Section 2.6. Section 2.8(c) of the Company Schedule sets forth the name of each Person entitled to receive the Oncogenerix Contingent Merger Consideration Shares and the number of shares such Person is entitled to receive.

2.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement and to the extent that the provisions of Section 262 of the DGCL are, or prior to the Effective Time may become applicable to the Merger, any share of Common Stock or Preferred Stock of the Company that is outstanding immediately prior to the Effective Time and that is held by a Stockholder of the Company who has neither voted in favor of the Merger nor consented thereto in writing and who has demanded properly in writing appraisal for such shares of capital stock of the Company in accordance with Section 262 of the DGCL and not lost such Stockholder’s right to appraisal (a “Dissenting Share”) shall not be converted into, or represent the right to receive, the applicable Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be, and the holder of such share shall be entitled only to such rights as may be granted to such holder in Section 262 of the DGCL; provided, however, that if the status of any such share as a share carrying appraisal rights shall not be perfected, or if any such share is effectively withdrawn or otherwise lose its status as a share carrying appraisal rights, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such Dissenting Share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the applicable Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be, without any interest thereon, upon surrender, in accordance with Section 2.6.

(b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time pursuant to Section 262 of the DGCL, withdrawals of such demands and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle any such demands or waive any failure to timely deliver a demand, subject to the Company’s legal duties and obligations under the DGCL.

2.10 Exchange of Certificates.

(a) Exchange Fund. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company or such other party as is reasonably satisfactory to the Company to act as exchange agent hereunder for the purpose of exchanging Certificates and Book Entry Shares for the Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount and Series C-1 Per Share Amount (the “Exchange Agent”) and shall enter into an agreement reasonably acceptable to the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. At or substantially concurrently with the Effective Time, Parent shall or shall cause the Surviving Corporation to (i) (A) deposit with the Exchange Agent Parent Depositary Shares evidencing the number of Parent Depositary Shares that are issuable pursuant to Section 2.6 or (B) provide the Exchange Agent an uncertificated Parent Depositary Share book-entry representing the number of Parent Depositary Shares that are issuable pursuant to Section 2.6, (ii) deposit with the Exchange Agent cash in an amount sufficient for payment of the Series A Per Share Amount, Series B-2 Per Share Amount and Series C-1 Per Share Amount, and (iii) deposit with the Exchange Agent cash in an amount sufficient for payment in lieu of fractional shares of Common Stock to which holders of Common Stock may be entitled pursuant to Section 2.6(e), together with any dividends or distributions with respect thereto as provided in Section 2.6(f), in each case to be held by the Exchange Agent in trust for the benefit of the holders of shares of capital stock of the Company, are referred to herein as the “Exchange Fund.” The Exchange Agent shall deliver the Per Share Merger Consideration, the Series A Per Share Amount, Series B-2 Per Share Amount and Series C-1 Per Share Amount, cash in lieu of any fractional shares of Common Stock and any dividends or other distributions contemplated to be paid for capital stock of the Company pursuant to this Agreement out of the Exchange Fund as contemplated hereby. The Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Depositary Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed after the deposit of such Exchange Fund with respect thereto for the account of Persons entitled thereto.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, Parent shall cause the Exchange Agent to mail, and Parent shall and shall cause the Exchange Agent to (x) make otherwise available, to each holder of record of one or more shares of capital stock of the Company as of immediately prior to the Effective Time, a letter of transmittal to be used to effect the exchange of such capital stock of the Company for the Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be, payable in respect thereof, along with instructions for using such letter of transmittal to effect such exchange and (y) provide notice and means for beneficial owners of Book Entry Shares to deliver an “agent’s message” with respect to such Book Entry Shares through the facilities of The Depository Trust Company. The letter of transmittal (or the instructions thereto) shall specify that delivery shall be effected, and risk of loss and title to the shares of capital stock of the Company shall pass, only upon delivery thereof together with (A) delivery of the corresponding Certificate to the Exchange Agent or (B) receipt by the Exchange Agent of an “agent’s message” with respect to Book-Entry Shares. Such letter of transmittal shall be in customary form and have such other provisions as Parent may reasonably specify, which may include provisions requiring each holder of record of a Certificate (or the beneficial owner thereof through appropriate and customary documentation and instructions) to certify that such holder or beneficial owner (1) is either (a) not a resident of the United Kingdom or (b) if a resident of the United Kingdom, is a “qualified investor” within the meaning of Section 86(7) of the UK Financial Services & Markets Act 2000 (“UK FSMA”) or (2) is a resident of the United Kingdom and not a “qualified investor” within the meaning of Section 86(7) of UK FSMA. Parent and the Exchange Agent shall be entitled to conclusively rely on such certifications without further inquiry but may conduct such inquiries as deemed appropriate in their sole discretion.

(ii) Upon surrender to the Exchange Agent of a Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other documents reasonably required by Parent or the Exchange Agent, or receipt by the Exchange Agent of an “agent’s message” with respect to Book-Entry Shares, (A) the holder of Common Stock shall be entitled to receive the Per Share Merger Consideration in exchange therefor a certificated Parent Depositary Share evidencing, or an uncertificated Parent Depositary Share book-entry representing, the number of whole Parent Depositary Shares (along with any cash in lieu of fractional Parent Depositary Shares as provided in Section 2.6(e) and any unpaid dividends and distributions with respect to such Parent Depositary Shares as provided in Section 2.6(f)), and the holder of Preferred Stock shall be entitled to receive Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be, for each share of Preferred Stock; and (B) the Certificate or Book-Entry Shares represented by the “agent’s message” so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, cash in lieu of fractional Parent Depositary Shares or unpaid dividends and distributions, if any, payable to holders of capital stock of the Company.

(iii) In the event of a transfer of ownership of capital stock of the Company that is not registered in the transfer records of the Company, the Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount and Series C-1 Per Share Amount, as the case may be, payable in respect of such shares of capital stock of the Company (along with any cash in lieu of fractional Parent Depositary Shares as provided in Section 2.6(e) and any unpaid dividends and distributions with respect to such Parent Depositary Shares as provided in Section 2.6(f)) may be paid to a transferee if the Certificate representing such shares of capital stock of the Company is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, including such signature guarantees as Parent or the Exchange Agent may request, and to evidence that any applicable stock transfer taxes have been paid.

(c) Distributions with Respect to Unexchanged Shares. All Parent Depositary Shares to be issued pursuant to the Merger and all Parent Ordinary Shares represented thereby shall be deemed issued and outstanding as of the Effective Time; provided that no dividends or other distributions with respect to Parent Depositary Shares with a record date after the Effective Time shall be paid to the former holder of any Common Stock until such holder shall surrender such shares in accordance with this Section 2.10. Subject to the effect of applicable Law: (i) at the time of the surrender of any such shares of Common Stock for exchange in accordance with the provisions of this Section 2.10, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole Parent Depositary Shares that such holder is entitled to receive; and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole Parent Depositary Shares that such holder receives.

(d) No Further Ownership Rights in Shares of Capital Stock. The Per Share Merger Consideration, the Series A Per Share Amount, Series B-2 Per Share Amount or the Series C-2 Per Share Amount, as applicable, delivered upon the surrender for exchange of each share of Common Stock or Preferred Stock, as applicable in accordance with the terms hereof shall be deemed to be payment in full satisfaction of all rights pertaining to such share of capital stock.

(e) Stock Transfers. The Company shall cause the Company’s stock transfer books to be closed as of the Effective Time and thereafter there are to be no further registration of transfers of shares of capital stock of the Company theretofore outstanding on the Company’s records. At and after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason are to be converted into the Per Share Merger Consideration or Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be (other than Dissenting Shares), payable in respect of the shares of capital stock of the Company previously represented by such Certificates without any interest thereon.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this Section 2.10 that remains unclaimed by the former stockholders of the Company as of the date that is nine months following the Effective Time shall be delivered to Parent, upon demand. Thereafter, any former stockholders of the Company, other than holders of Dissenting Shares, who have not theretofore complied with the provisions of this Section 2.10 shall look only to Parent and the Surviving Entity for payment of their claim for Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be, any cash in lieu of fractional Parent Depositary Shares and any dividends or distributions with respect to Parent Depositary Shares or Parent Ordinary Shares represented thereby (all without interest).

(g) No Liability. None of Parent, the Company, the Surviving Corporation, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of capital stock of the Company for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of capital stock of the Company for a period of three years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by Law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(h) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, such Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount, as the case may be, as may be required pursuant to Section 2.6; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver an indemnity against any claim that may be made against Parent, the Surviving Corporation, the Surviving Company or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

2.11 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all the property, rights, privileges, power and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub to take all such lawful and necessary action.

2.12 Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled, without duplication, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement (including upon the issuance of, or payment with respect to, the CVRs) to any former holder of capital stock of the Company such amounts as required under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment. Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of capital stock of the Company in respect of whom such deduction and withholding was made; provided that such amounts are duly and timely paid over to the appropriate tax authority.

2.13 Alternative Structure. Parent may, at any time prior to the receipt of the Company Stockholder Approval, with the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) change the method of effecting the combination of Parent and the Company (including the provisions of this Article 2) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Per Share Merger Consideration, Series A Per Share Amount, Series B-2 Per Share Amount or Series C-1 Per Share Amount; (b) adversely affect the tax treatment of the Company’s Stockholders pursuant to this Agreement; (c) adversely affect the tax treatment of Parent or the Company pursuant to this Agreement; or (d) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event Parent makes such a change, the Company agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement of Parent, Merger Sub and Secondary Merger Sub to enter into this Agreement, the Company hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Parent, Merger Sub and Secondary Merger Sub, except as otherwise set forth in the written disclosure schedules attached hereto (the “Company Schedules”), it being understood that any information set forth in any Company Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent in light of the context and content of the disclosure that such information is relevant to such other section or subsection.

3.1 Organization, Power, Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as is now being conducted. The Company has delivered to Parent complete and correct copies of its certificate of incorporation, as in effect on the date hereof (the “Charter”) and current bylaws (together with the Charter, the “Company Organizational Documents”), and the comparable charter and organizational documents of each Subsidiary of the Company, and each such documents are in full force and effect as of the date of this Agreement. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction where the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in such good standing would not reasonably be expected to have a Company Material Adverse Effect.

3.2 Subsidiaries. Section 3.2 of the Company Schedules sets forth a true, correct and complete list of all direct and indirect Subsidiaries of the Company as of the date of this Agreement, and includes, for each such Subsidiary, the jurisdiction of incorporation or organization, and capitalization, including the percentage ownership held directly or indirectly by the Company and any other equity holder. Each Subsidiary of the Company is validly existing and in good standing under the laws of the jurisdiction of its organization or formation and in good standing as a foreign corporation in each jurisdiction where the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in such good standing would not reasonably be expected to have a Company Material Adverse Effect. All of the outstanding shares of capital stock of each Subsidiary of the Company has been validly issued and are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or jointly by the Company and another of its Subsidiaries, free and clear of all Encumbrances, other than Permitted Encumbrances. Except for its interests in the Subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

3.3 Capitalization of the Company. The authorized capital stock of the Company as of the date of this Agreement consists of:

(a) Common Stock. 75,000,000 shares of Common Stock, of which 19,755,595 shares are issued and outstanding. 163,253 shares are reserved for issuance pursuant to the applicable conversion provisions of the Preferred Stock. The Company has reserved 178,330 shares of Common Stock for issuance as Oncogenerix Contingent Merger Consideration Shares. Section 3.3(a) of the Company Schedules contains a complete and accurate list as of June 1, 2015, of, and the number of shares owned by, the record holders of the outstanding Common Stock. The Company holds no shares in treasury.

(b) Preferred Stock. 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of which:

(i) 4,800 shares are designated as Series A Preferred Stock, 468 of which were issued and outstanding as of the close of business on the last Business Day prior to the date hereof and each of which is convertible into 80 shares of Common Stock. Section 3.3(b) of the Company Schedules contains a complete and accurate list as of the date hereof of, and the number of shares owned by, the record holders of the outstanding shares of the Series A Preferred Stock.

(ii) 15,000 shares are designated as Series B-2 Preferred Stock, 50 of which were issued and outstanding as of the close of business on the last Business Day prior to the date hereof and each of which is convertible into 408.2 shares of Common Stock. Section 3.3(b) of the Company Schedules contains a complete and accurate list as of the date hereof of, and the number of shares owned by, the record holders of the outstanding shares of the Series B-2 Preferred Stock.

(iii) 12,500 shares are designated as Series C-1 Preferred Stock, 117 of which were issued and outstanding as of the close of business on the last Business Day prior to the date hereof and each of which is convertible into 900.9 share of Common Stock. Section 3.3(b) of the Company Schedules contains a complete and accurate list as of the date hereof of, and the number of shares owned by, the record holders of the outstanding shares of the Series C-1 Preferred Stock.

(c) Options. 5,785,218 shares of Common Stock are reserved for issuance under the Company Option Plans. Company Stock Options to purchase 2,684,713 shares of Common Stock are currently outstanding under the Company Option Plans, 13,939 shares of Common Stock have been issued upon the exercise of Company Stock Options granted by Company under the Company Option Plans, 32,479 shares of restricted Common Stock have been awarded under the Company Option Plans and 3,057,713 shares of Common Stock are available for future issuance under the Company Option Plans. Section 3.3(c) of the Company Schedules contains a complete and accurate list as of the date hereof of each Company Stock Option or restricted share of Common Stock, the name of the holder, the particular Company Option Plan pursuant to which such award was granted, the date of grant, the number of shares of Common Stock subject to such award, the exercise price per share, if any, any vesting schedule, including the vesting commencement date, any accelerated vesting provisions, and the date on which such award expires. The Company has made available to Parent accurate and complete copies of all Company Option Plans pursuant to which the Company has granted such awards that are currently outstanding and the form of all equity award agreements evidencing such awards. All Common Stock subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable.

(d) Warrants. 17,481,542 shares of Common Stock are reserved for issuance pursuant to outstanding warrants to purchase shares of Common Stock (the “Company Warrants”). Section 3.3(d) of the Company Schedules contains a complete and accurate list as of the date hereof of each Company Warrant, the name of the holder, the date of issue, the number of shares of Common Stock issuable upon exercise, the exercise price per share, any vesting schedule (and any related acceleration provisions) and the term. As of the date hereof, there are no Company Warrants that have vested and are in-the-money, or that would reasonably be expected to vest between the date hereof and the Effective Time and would be in-the-money.

(e) All the issued and outstanding shares of Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance in all material respects with all applicable federal and state securities Laws and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the DGCL, the Company Organizational Documents or any Contract to which the Company is a party or otherwise bound. All of the outstanding equity interests of the Subsidiaries of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance in all material respects with all applicable federal and state securities Laws and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the DGCL (or similar law of the state of incorporation), its organizational documents or any Contract to which such Subsidiary is a party or otherwise bound.

(f) Except for the Options, the Company Warrants, and the conversion rights associated with the Preferred Stock, there are no outstanding options, warrants, rights of first refusal, preemptive rights, subscription rights or other similar rights, conversion rights, exchange rights, stock option plans, “phantom stock” rights, stock appreciation rights, stock based performance units, Contracts, or other agreements, calls or commitments, either directly or indirectly, for the purchase or acquisition from the Company of any shares of capital stock of the Company or Company Voting Debt.

(g) There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries or the registration of the offer or sale of any shares of capital stock of the Company or any of its Subsidiaries under the Securities Act.

(h) There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of capital stock of the Company may vote (“Company Voting Debt”).

(i) There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock, Preferred Stock or other capital stock or any other securities of the Company or any Subsidiary of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

3.4 Authority; Execution and Delivery; Enforceability.

(a) The Company has all the requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the Company Stockholder Approval and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger in accordance with Section 251 of the DGCL. The Company has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by each of Parent, Merger Sub and Secondary Merger Sub of this Agreement) will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(b) Neither the execution and delivery of this Agreement by the Company, nor the performance by the Company of its obligations hereunder, the consummation by the Company of the Merger and other transactions contemplated hereby, or the compliance by the Company with any terms or provisions hereof, will not (i) contravene or violate any provision of the Company Organizational Documents or any comparable charter and organizational documents of any Subsidiary of the Company or (ii) assuming the consents and approvals referred to in Section 3.5(a) hereof are duly obtained, (x) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of the Company and any Subsidiary of the Company under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease or Contract to which the Company or any Subsidiary of the

Company is a party, or by which the Company or any of its assets may be bound or affected, except, in the case of this clause (ii)(x), violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (y) violate any Laws applicable to the Company and any of the Subsidiaries of the Company, or any of their respective properties or assets, or any of the Permits to which the Company and any Subsidiary of the Company is subject.

(c) The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) approved and declared advisable, fair and in the best interests of the Stockholders this Agreement, the Merger and the transactions contemplated hereby, (ii) authorized and approved the execution, delivery and performance of this Agreement by the Company and (iii) resolved, subject to Section 6.2, to recommend that the stockholders of the Company adopt this Agreement.

3.5 Consents and Approvals.

(a) Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with any applicable state securities, takeover or so-called “Blue Sky” Laws, (iii) any notices or filings required under the U.S. Federal Food, Drug, and Cosmetic Act, as amended (the “FDA Act”), (iv) the filing with the SEC of a Registration Statement on Form F-4 and Registration Statement on Form F-6 (the “Form F-6”) to register the Parent Depositary Shares (and Parent Ordinary Shares represented thereby) deliverable in connection with the Merger (such Registration Statement on Form F-4, and any amendments or supplements thereto, the “Registration Statement”), which will include the proxy statement/prospectus (the “Proxy Statement/Prospectus”) to be used in soliciting the approval of the Company’s Stockholders at the Company Stockholder Meeting (such proxy statement as amended or supplemented is referred to herein as the “Proxy Materials”) and compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. or foreign securities laws, (iv) the obtainment of Company Stockholder Approval, (v) the filing of a listing application with NASDAQ and acceptance by NASDAQ of such listing application, subject to official notice of issuance, and compliance with any applicable rules and regulations of NASDAQ, and (vi) such consents, approvals, authorizations or filings listed on Section 3.5(a) of the Company Schedule, no consents or approvals of or filings or registrations by the Company with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by the Company of this Agreement, and (2) the consummation by the Company of the Merger and the other transactions contemplated hereby, except for such consents, approvals or filings with any non-Governmental Entity, the failure of which to obtain will not have a Company Material Adverse Effect.

(b) The Company has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices, filings or waivers thereof from any Governmental Entity referred to in Section 3.5(a) required to be obtained by the Company cannot be obtained or granted on a timely basis.

3.6 Reports, Financial Statements; SEC Filings; Books and Records; Controls.

(a) The Company has filed with or furnished to the SEC, on a timely basis, all registration statements, reports, schedules, forms, prospectuses, proxy statements and other documents required to be filed with or furnished to the SEC since January 1, 2013 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing, the “Company SEC Reports”). As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Reports), or in the case of amendments thereto, as of the last such amendment, (i) the Company SEC Reports complied, and each Company

SEC Report filed subsequent to the date hereof will comply, in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and NASDAQ, as the case may be, and the rules and regulations of the SEC thereunder, applicable to such Company SEC Report, and (ii) none of the Company SEC Reports as of such respective dates (or, if amended, the date of the filing of such amendment, with respect to the disclosures that are amended) contained, and each Company SEC Report filed subsequent to the date hereof will not contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All written correspondence between the SEC and the Company and any of its Subsidiaries occurring since January 1, 2013 and prior to the date of this Agreement has been provided to Parent or is filed on the SEC’s Electronic Data Gathering, Analysis, and Retrieval system, and there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Reports. None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13 or 15 of the Exchange Act.

(b) True, correct and complete copies of the consolidated balance sheets of the Company and its Subsidiaries as of December 31 for the fiscal years 2014 and 2013 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for the fiscal years 2014 through 2013, inclusive, are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Horne LLP, independent registered public accountants with respect to the Company, and the interim financial statements of the Company as of and for the three months ended March 31, 2015 and 2014, as included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the SEC. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and consolidated financial condition of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto).

(c) The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Horne LLP has not resigned (and to the Knowledge of the Company does not intend to resign) or been dismissed as independent registered public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(d) The Company maintains “internal control over financial reporting” (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act). The Company has made available to Parent prior to the date hereof a summary of any disclosure since January 1, 2013 made by the Company to its auditors or the audit committee of the Company’s Board of Directors related to significant deficiencies, material weaknesses or fraud involving management or other employees of the Company with respect to the Company’s internal controls over financial reporting. Since January 1, 2013, neither the Company nor its independent auditors have identified any “significant deficiencies” or “material weaknesses” in the Company’s or any of its Subsidiaries internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

(e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) (i) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(f) Neither the Company nor any its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any its Subsidiaries in the Company’s consolidated financial statements or Company SEC Reports.

(g) Except as set forth in Schedule 3.6(g) of the Company Schedule, the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

3.7 Absence of Certain Changes. Since December 31, 2014 to the date of this Agreement, (i) the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any occurrence or event which, individually or in the aggregate, has resulted in or which would reasonably be expected to result in any Company Material Adverse Effect and (iii) neither the Company nor any Subsidiary thereof has taken any other action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 5.1 hereof, except for breaches as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

3.8 Properties and Assets.

(a) Neither the Company nor any Company Subsidiary owns any real property, nor has the Company or any Subsidiary of the Company ever owned any real property. Neither the Company nor any Subsidiary of the Company is a party to any contract for the purchase, sale or development of real estate.

(b) Section 3.8(b) to the Company Schedule sets forth a true and complete list of all real property leases, subleased or otherwise occupied by the Company or any of its Subsidiaries. The Company has made available to Parent prior to the date hereof correct and complete copies of the lease agreements or arrangements pertaining to the leased properties. The Company or a Subsidiary of the Company has valid leasehold interests in all of its leased properties, free and clear of all Encumbrances (except in all cases for Permitted Encumbrances). Each of the Company and its Subsidiaries, as lessee, has the right under valid and subsisting leases or subleases to occupy, use and possess all property leased or subleased by it, and there has not occurred under any such lease or sublease any material breach, violation or default by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other person, or other occurrence or condition that could result in a material breach, violation or default or termination thereunder. None of the Company nor any Subsidiary of the Company has experienced any material uninsured damage or destruction with respect to such properties since December 31, 2013. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all leases or subleases for the use of all property under which it is a lessee or sublessee, and all lease and subleases to which the Company or any Subsidiary of the Company is a party are valid and binding obligations of the Company or such Subsidiary, and to the Knowledge of the Company, with respect to the respective third parties thereto, enforceable, in accordance with the terms thereof. None of the Company nor any Subsidiary of the Company is in default with respect to any such lease or sublease, and there has occurred no default by the Company or any Subsidiary of the Company or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease or sublease. There are no Laws, conditions of record, or other impediments which interfere in any material respect with the use by each of the Company and its Subsidiaries of any of the real property leased or occupied by it.

(c) Section 3.8(c) of the Company Schedules sets forth all items of tangible personal property and equipment owned or leased by the Company or any of the Subsidiaries of the Company with a book value of $20,000 or more or having any annual lease payment of $20,000 or more. The Company and each Subsidiary has (i) good and valid title to all owned material tangible personal property and equipment, free and clear of all Encumbrances (except in all case for Permitted Encumbrances) and (ii) valid leasehold interests in or comparable contract rights to use all tangible personal property and equipment leased, free and clear of all Encumbrances (except in all cases for Permitted Encumbrances). All tangible personal property and equipment used by the Company and each of its Subsidiaries are in good operating condition and repair suitable for the purposes for which they are currently utilized (subject to ordinary wear and tear) and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect.

3.9 Intellectual Property Rights.

(a) Section 3.9(a) of the Company Schedule sets forth a complete and accurate list of all active, filed or registered Company IP as of the date hereof (“Registered IP”). Each item of Company IP is current with its filing, registration and maintenance requirements.

(b) Section 3.9(b) of the Company Schedule sets forth a complete and accurate list of each written Contract pursuant to which Company IP that is material to the business of the Company as currently conducted is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company or any of its Subsidiaries (other than: (A) agreements between the Company or any of its Subsidiaries and its employees, substantially in the Company’s standard form thereof; and (B) non-exclusive licenses to third-party software), whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive, whether the Company or any of its Subsidiaries has any royalty or other payment obligations under such Contract.

(c) Section 3.9(c) of the Company Schedule accurately identifies each written Company IP Contract pursuant to which the Company or any of its Subsidiaries have granted to any Person (or pursuant to which the Company or any of its Subsidiaries may be obligated in the future to grant to any Person, whether due merely to the passage of time, or due to the occurrence of an event or otherwise) any license under, or pursuant to which any Person otherwise has received or acquired from the Company or any of its Subsidiaries (or may in the future be entitled to receive or acquire from the Company or any of its Subsidiaries ) any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Company IP. Except for the Contracts identified in Section 3.9(c) of the Company Schedule, and except pursuant to any licensed agreement under which the Company or any of its Subsidiaries is licensed to practice any Intellectual Property, neither the Company nor any of its Subsidiaries is bound by, or subject to, any Contract, whether or not in writing, containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert or enforce any Company IP anywhere in the world.

(d) Reserved.

(e) The Company has made available to Parent or its Representatives a complete and accurate copy of each standard form of Company IP Contract currently used by the Company or any of its Subsidiaries, including, to the extent such standard form exists, each standard form of: (i) development agreement; (ii) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (iv) confidentiality or nondisclosure agreement (collectively, the “Company IP Form Contracts”). No Company IP Form Contract deviates in any material adverse respect from the corresponding standard form agreement made available to Parent or its Representatives, including any agreements with an Employee, consultant or independent contractor in which the Employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights related to the Company’s business, research or development and such Intellectual Property Rights were not licensed (or made available for licensing) to the Company or any of its Subsidiaries.

(f) The Company or one of its Subsidiaries owns all right, title and interest to and in the Company IP used by the Company in the business as currently conducted (other than Intellectual Property Rights licensed to the Company or any of its Subsidiaries) free and clear of any Encumbrances (but excluding any Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) each employee who is or was inventor, as determined in accordance with principles of United States patent law, of any invention included in the Registered IP has signed a written agreement assigning his or her Intellectual Property Rights pertaining to such invention to the Company or one of its Subsidiaries, and the such entity has recorded each such assignment with the appropriate Governmental Entity;

(ii) the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all material confidential owned by the Company that is used in the business as currently conducted;

(iii) to the Knowledge of the Company, except as set forth in Section 3.9(f) of the Company Schedule, no funding, facilities or personnel of any Governmental Entity or university, college or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP and, to the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or contributed to, the creation or development of any Company IP performed services for any Governmental Entity, for a university, college or other educational institution or for a research center, at the same time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries;

(iv) except as set forth in Section 3.9(f) of the Company Schedule, the Company and its Subsidiaries have neither assigned nor granted any license or other rights to the Company IP and is under no obligation to grant any such assignment, license or rights to any third party; and

(v) to the Knowledge of the Company, no Intellectual Property Rights owned by any third party that would be infringed by the Company in conducting the business of the Company and its Subsidiaries as currently conducted.

(g) To the Knowledge of the Company, all Registered IP that has been issued and is active as of the date hereof was validly issued under the laws of the country that issued it, and is subsisting and enforceable. Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company, no trademark or trade name owned or used by the Company or any of its Subsidiaries infringes any valid trademark or trade name owned by any other Person;

(ii) to the Knowledge of the Company, Section 3.9(g)(ii) of the Company Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 30 days after the date of this Agreement in order to maintain such item of Registered IP in full force and effect; and

(iii) to the Knowledge of the Company, no interference, opposition, cancellation, reissue, reexamination or other challenge is pending or threatened in writing, in which the scope, validity or enforceability of any Registered IP is being contested or challenged, it being clearly acknowledged that such representation and warranty does not apply to any proceedings before any patent office with respect to the prosecution of any patent application or any proceedings before any trademark office with respect to the prosecution of any trademark application.

(h) To the Knowledge of the Company, no Person is currently infringing or misappropriating any Company IP.

(i) To the Knowledge of the Company, neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time or both, result in, or give any other Person the right or option pursuant to any Company IP Contract to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(j) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have received any written notice from any third party asserting or alleging that the Company or any of its Subsidiaries have infringed or misappropriated any Intellectual Property Right of any other Person. To the Knowledge of the Company, no product of the Company or any Subsidiary of the Company infringes any Intellectual Property Right (but excluding infringements related to any patent rights that have not been publicly disclosed as of the date of this Agreement) of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company, no infringement, misappropriation or similar claim or Law is pending or threatened in writing, against the Company or any of its Subsidiaries or against any other Person who is or may be entitled, to be indemnified, defended, held harmless or reimbursed by the Company or any of its Subsidiaries with respect to such claim or Law; and

(ii) none of the Company or any of its Subsidiaries is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, misappropriation or similar claim (other than indemnification provisions in the Company’s standard forms of Company IP Contracts or in any other Contract disclosed in Section 3.9 of the Company Schedule).

(k) Notwithstanding any other provisions of this Agreement, the representations in this Section 3.9 are the only representations, warranties or assertions by the Company regarding Intellectual Property, Intellectual Property Rights, Company IP, Registered IP, Company IP Contracts and/or Company IP Form Contracts.

3.10 Certain Contracts.

(a) Section 3.10(a) of the Company Schedule contains an accurate and complete list of the following Contracts to which the Company or any Subsidiary of the Company is a party or by which it is bound as of the date hereof (each such Contract, whether or not set forth in such section of the Company Schedule, and each such Contract entered into after the date hereof and prior to the Closing Date that if in effect as of the date hereof would be required to be disclosed in Section 3.10(a) of the Company Schedule, a “Company Material Contract”):

(i) each Contract other than with respect solely to Company Stock Options which, upon execution of this Agreement or the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, the Company or any of their respective Subsidiaries to any director, officer, consultant or employee thereof;

(ii) each Contract with a labor union or guild (including any collective bargaining agreement);

(iii) each Contract pursuant to which any of the benefit of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (iii), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan);

(iv) each Contract concerning the use of any material Intellectual Property;

(v) each Contract which relates to the incurrence of any indebtedness by the Company or any Subsidiary of the Company, including any sale and leaseback transaction, capitalized leases and other similar financing transactions;

(vi) each Contract that the Company reasonably expects will individually require aggregate expenditures by the Company and/or any of its Subsidiaries in the 12 month period immediately following the date of this Agreement of more than $100,000, and which by its terms does not terminate or is not terminable without penalty by the Company or any of its Subsidiaries, as applicable, upon 90 days’ or less prior notice;

(vii) each Contract involving payments of at least $75,000 in any year with a material distributor, sales representative, broker, manufacturer’s representative, or advertising arrangement that by its express terms is not terminable by the Company or any Subsidiary of the Company at will or by giving notice of 30 days or less, without liability;

(viii) each joint venture or partnership Contract or similar Contract involving the sharing of profits, losses, costs or liability by the Company or any Subsidiary of the Company with any other Person;

(ix) each Contract containing any confidentiality, non-competition or non-solicitation covenant or any covenant that prohibits or otherwise restricts, in any material respect, the Company or any Subsidiary of the Company (or which, following the consummation of the Merger, the Surviving Corporation or its Subsidiaries) from freely engaging in any line of business or to compete with any Person or in any geographic area or granting any exclusive distribution rights or “most favored nation status”;

(x) each Contract that relates to the research, development, distribution, marketing, supply, license, collaboration, co-promotion or manufacturing of any product requiring or otherwise involving the potential payment by or to the Company or any Subsidiary of the Company of more than (A) $75,000 in any fiscal year or (B) $250,000 in the aggregate;

(xi) each material “single source” supply Contract pursuant to which goods or materials are supplied to the Company or any Subsidiary of the Company from an exclusive source;

(xii) each Contract in connection with a Related Party Transaction;

(xiii) each Contract (A) with respect to the employment and/or indemnification of any directors, officers, employees or consultants (other than standard offer letters which provide no more than at-will employment), or (B) including or involving a loan to a director or officer;

(xiv) each Contract that is or could be material to the Company and its Subsidiaries, taken as a whole, under which the Company or any Subsidiary of the Company has agreed to indemnify any Person against any claim of infringement, misappropriation, or violation of the Intellectual Property rights of a third person, other than Contracts entered into in the ordinary course of business; or

(xv) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K) other than any contract referenced in clauses (i) through (xiv).

(b) The Company has made available to Parent a complete and correct copy of all Company Material Contracts. Neither the Company nor any its Subsidiaries has received notice of, nor does it have any Knowledge of, any material violation of any Company Material Contract.

(c) Each of the Company Material Contracts is a valid and binding obligation of the Company or its Subsidiaries, as the case may be, in full force and effect, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at Law), and, to the Knowledge of the Company, is valid and binding and in full force and effect as to the obligations of third parties thereto. The Company and any Subsidiary of the Company has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract. Neither the Company nor any Subsidiary of the Company is in material default under any of the Company Material Contracts and the Company has no Knowledge of any default by another party, either pending or threatened, with respect to the Company Material Contracts, except for any default which would not reasonably be expected to constitute a Company Material Adverse Effect. As of the date of this Agreement, the Company has not received any written notice of termination or cancellation under any Company Material Contract.

3.11 Compliance with Law; Regulatory Matters; Permits; Subsidies.

(a) The Company and each of its Subsidiaries is, and to the Knowledge of the Company has at all times since January 1, 2013, been, in compliance with all Laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice or other communication from any Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law that has not heretofore been cured and for which there is no remaining liability that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all of any portion of the cost of, any remedial action of any nature that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2013, the Company and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity or NASDAQ, and have timely paid all fees and assessments due and payable in connection therewith.

(b) None of the Company or any of its Subsidiaries or any of their respective directors, officers, employees or Affiliates, or, to the Knowledge of the Company, any Person providing services or products to the Company or its Subsidiaries (including any Third Party CRO/Suppliers (as defined herein)), (i) are debarred under Section 306(a) or 306(b) of the FDA Act; (ii) have been charged with, or convicted of, any felony under applicable laws related to any of the following: (A) the development or approval of any medical device or drug product or the regulation of any medical device or drug product under any applicable Law (including the FDA Act); (B) a conspiracy to commit, aid or abet the development or approval of any medical device or drug product or regulation of any medical device or drug product under any applicable Law (including the FDA Act); (C) health care program-related crimes (involving Medicare or any other health care program administered by any Governmental Entity); (D) patient abuse, controlled substances, bribery, payment of illegal gratuities, fraud, perjury, false statement, racketeering, blackmail, extortion, falsification or destruction of records; (E) interference with, obstruction of an investigation into, or prosecution of, any criminal offense; or (F) a conspiracy to commit, aid or abet any of these listed felonies or misdemeanors; or (iii) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal or state health care programs or any health care programs administered by any other Governmental Entity (including convicted of a criminal offense that falls within the scope of 42 U.S.C. 1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal procurement or nonprocurement programs.

(c) The Company and its Subsidiaries are in material compliance, and to the Knowledge of the Company, any Person providing services or products to the Company or its Subsidiaries (including any Third

Party CRO/Suppliers) are in material compliance, with all Laws applicable to the development, manufacture, storage, transportation, distribution, marketing, pricing, advertising, sale, promotion, warehousing, packaging, labeling, handling and/or testing of the Company Products. Set forth in Section 3.11(c) of the Company Schedule is a true and complete list of all of the Company’s products and product candidates (“Company Products”) noting, where applicable, (i) the phase as of the date of this Agreement of clinical trial or development each product is in, and (ii) those Company Products where FDA approval and/or other Permits have been applied for and/or received, and listing the application made and/or the Permit or decision thereon obtained and the owner of any such Permit. For each Company Product, the Company has made available to Buyer a complete and correct copy of the Permit and related file.

(d) None of the Company or its Subsidiaries, nor to the Company’s Knowledge any Person providing products or services to the Company or its Subsidiaries (including any Third Party CRO/Suppliers), is in receipt of written notice of, or is subject to, any adverse inspection, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any of the Company Products or to the facilities in which such compounds or products are manufactured, collected or handled, by the FDA or any other applicable Governmental Entity. There are no pending or, to the Knowledge of the Company, threatened actions, proceedings or complaints by the FDA or any other applicable Governmental Entity against the Company or its Subsidiaries, or to the Company’s Knowledge any Person providing products or services to the Company or its Subsidiaries (including any Third Party CRO/Suppliers) relating to any of the Company Products or to the facilities in which such Company Products are manufactured, collected or handled or which would otherwise prohibit or impede the conduct of the business of the Company and its Subsidiaries as currently conducted or contemplated to be conducted. Without limiting the generality of the foregoing, Section 3.11(d) of the Company Schedule sets forth each FDA Form 483 or similar inspection report and any warning letter or other similar notice that the Company or its Subsidiaries or, to the Company’s Knowledge, any Person providing products or services to the Company or its Subsidiaries (including any Third Party CRO/Suppliers) has received from the FDA or any other applicable Governmental Entity relating to any of the Company Products or to the facilities in which such Company Products are manufactured, collected or handled. True, correct and complete copies of any item set forth in Section 3.11(d) of the Company Schedule and all responses and other correspondence submitted by, or on behalf of, the Company or its Subsidiaries to or from the FDA or any applicable Governmental Entity (and to the extent available to the Company any similar correspondence to or from any Person providing products or services to the Company or its Subsidiaries (including Third Party CRO/Suppliers)) with respect to such items have been made available to Parent. The Company and its Subsidiaries have promptly responded to each of the items set forth in Section 3.11(d) of the Company Schedule and have taken all steps required to remedy any deficiencies or deviations noted in any such items.

(e) Section 3.11(e) of the Company Schedule sets forth all (A) each third party contract research organization or other provider of services engaged by the Company or its Subsidiaries to perform clinical services and/or trials on any Company Product and (B) each third party manufacturer and each supplier of material compounds and components (including active pharmaceutical ingredients)and products incorporated and/or used in any Company Product or otherwise used by the Company or its Subsidiaries (each a “Third Party CRO/Supplier”). The Company has inspected Third Party CRO/Suppliers and, to the Company’s Knowledge, each such Third Party CRO/Supplier (i) has complied and is complying in all material respects with all applicable Laws administered by the FDA, and, to the extent applicable, other Governmental Entities, and (ii) has all material Consents and Permits necessary to conduct its business and perform its obligations as Third Party CRO/Supplier and all such Consents and Permits are in full force and effect.

(f) To the Knowledge of the Company, the inventory of Company Products has been manufactured, handled, stored and distributed in accordance in all material respects with applicable Law, including current “Good Manufacturing Practice,” or cGMP regulations.

(g) The Company has made available to Parent information regarding all serious as well as non-serious adverse events which, to the Knowledge of the Company, have occurred during the course of any studies conducted by or on behalf of the Company with respect to any of the Company Products. There have been no reportable adverse events which, to the Knowledge of the Company, have occurred during the course of any studies conducted by or on behalf of the Company with respect to any of the Company Products. There have been no product recalls conducted by or issued to the Company or its Subsidiaries and no requests from the FDA or any other applicable Governmental Entities requesting the Company or its Subsidiaries to cease to investigate, test, manufacture or distribute any of the Company Products.

(h) All studies and trials conducted by or on behalf of the Company and its Subsidiaries on all Company Products have been made available to Parent, and the Company has otherwise provided for review all material preclinical and clinical studies and trials regarding the efficacy and safety of all Company Products. No clinical trial of a Company Products has been suspended, put on hold or terminated prior to completion by any Governmental Entity. The Company has heretofore made available to Parent all material written correspondence between the Company and its Subsidiaries with the FDA and any other applicable Governmental Entity regarding any Company Products.

(i) Neither the Company and its Subsidiaries nor, to the Company’s Knowledge, any officer, Employee or agent of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for any investigation by, and no such investigation has been instituted or, to the Company’s Knowledge, threatened by any Governmental Entity, including (i) the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or (ii) Department of Health and Human Services Officer of Inspector General or Department of Justice pursuant to the Federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)) or the Federal False Claims Act (31 U.S.C. § 3729 et seq.).

(j) The Company and its Subsidiaries do not manufacture, distribute, market, sell and/or otherwise commercialize any products or services outside of the United States.

(k) The Company and each Company Subsidiary hold, and have at all times since January 1, 2013, held, all Permits from Governmental Entities (i) pursuant to which it currently operates or holds any interest in any of its properties; (ii) that are required to conduct or operate its business as now conducted and (iii) that are required for any employee, independent contractor or other individual to perform service for or on behalf of it in connection with the operation of its business. Each of the Company and Subsidiary of the Company is in compliance in all material respects with all such Permits. To the Knowledge of the Company, all such Permits are in full force and effect and no modification, termination, suspension or cancellation of any such Permit is threatened. No Permit held by the Company and its Subsidiaries is material to the operation of the Company’s business as currently conducted.

3.12 Litigation.

(a) Except as set forth in Section 3.12 of the Company Schedules, there are no Actions of any nature pending or, to the Company’s Knowledge, currently threatened against the Company or any Subsidiary of the Company. There is no Action by the Company or any Subsidiary of the Company currently pending.

(b) There is no material order, writ, injunction, judgment or decree imposed upon the Company or any Subsidiary of the Company, or the assets of the Company or any Subsidiary of the Company, and, to the Company’s Knowledge, no such action has been threatened.

(c) Since January 1, 2013, there has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Board of Directors (or any committee thereof) of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.13 Employee Plans.

(a) Section 3.13(a) of the Company Schedules sets forth a true and complete list of all “employee benefit plans” as defined in Section 3(3) of ERISA, and all other equity, stock purchase, stock incentive, severance, employment, change-in-control, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group insurance, vacation, holiday, sick leave, parenting, sabbatical, fringe benefit, bonus, incentive, deferred compensation or similar plan, program, practice, commitment, contract, agreement or understanding, and any trust, escrow, insurance contract or other agreement related thereto, other than standard offer letters which provide for no more than at-will employment (and do not include any obligations or payments payable by the Company upon termination of such individual’s employment) and copies of which have been previously provided to Parent (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), in each case, whether formal or informal, oral or written, legally binding or not, which is sponsored, maintained, contributed to or required to be contributed to by the Company and/or any of its Subsidiaries or ERISA Affiliates under which (i) any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries or ERISA Affiliates had, has or may have any present or future right to benefits or (ii) under which the Company or any Subsidiary or ERISA Affiliate has or may have any present or future liability (collectively, the “Company Employee Plans”). With respect to the Company Employee Plans, except as set forth on Section 3.13(a) of the Company Schedule:

(i) no Company Employee Plan provides for or continues benefits, including, without limitation, medical, health, severance, life insurance or other post-employment or death benefits (through insurance or otherwise), with respect to any current or former employee of the Company or any ERISA Affiliate or Subsidiary, or any dependent or beneficiary thereof, beyond their retirement or other termination of service, other than coverage required by applicable Law and, to the Knowledge of the Company, there has been no communication made by the Company or any ERISA Affiliate or Subsidiary to any current or former employee that could reasonably be expected to guarantee or promise any such benefits;

(ii) no Company Employee Plan is: (A) subject to Title IV of ERISA or Section 412 of the Code, (B) a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), (C) a plan maintained by more than one employer that is subject to Section 413(c) of the Code, (D) a “voluntary employees’ beneficiary association” (within the meaning of Section 501(c)(9) of the Code), (E) a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA), or (F) maintained or subject to Laws outside the jurisdiction of the United States or covers any employee residing or working outside of the United States; and

(iii) no Company Employee Plan or other program, agreement or other arrangement, either individually or collectively, provides for any payment by the Company or any Company Subsidiary or ERISA Affiliate that would not be tax deductible under Code Sections 162(a)(1), 162(m) or 404 or any payment that would be a “parachute payment” within the meaning of Code Section 280G (without regard to subsection (b)(4) thereof) after giving effect to the transactions contemplated by this Agreement, nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any employee under any Company Employee Plan or other program, agreement or other arrangement.

(b) The Company has heretofore delivered or made available to Parent true, correct and complete copies, with respect to each Company Employee Plan, to the extent applicable, of: (i) all plan documents, related trust agreements or insurance contracts, (ii) the most recent IRS determination or opinion letter for each Company Employee Plan intended to qualify under Code Section 401(a), (iii) the current summary plan description (or any other such summary of the terms and conditions of the Company Employee Plan, including a summary description of any Company Employee Plan not otherwise in writing) and any summaries of material modification, (iv) any material communications distributed to participants during the most recent plan year,

(v) all annual reports (Form 5500 series) for each Company Employee Plan filed for the preceding three plan years, including all schedules thereto and financial statements with attached opinions of independent accountants, (vi) all nondiscrimination and top-heavy testing reports for the three preceding plan years (vii) all investment policy statements, committee minutes, investment management agreements, or similar documents or agreements relating to the ongoing administration and investment of such Company Employee Plan and (viii) all material correspondence relating to any such Company Employee Plan addressed to or received from the IRS, the Department of Labor or any other governmental agency.

(c)

(i) Each of the Company Employee Plans (and any related trust agreement or insurance contract) has been maintained, operated, administered and funded in material compliance with its terms and applicable Laws, including but not limited to ERISA and the Code;

(ii) Each of the Company Employee Plans intended to be qualified under Section 401(a) of the Code is so qualified, and (A) each such Company Employee Plan has received within the last five years from the IRS a favorable determination letter (or with respect to a prototype plan, can rely on a favorable opinion letter to the prototype plan sponsor) stating that such Company Employee Plan is qualified under Section 401(a) of the Code and its related trust is exempt from federal income tax under Section 501(a) of the Code; and (B) to the Company’s Knowledge, no circumstance or event has occurred that will or could reasonably be expected to give rise to the revocation of any such determination letter, or the disqualification or loss of tax-exempt status of any such Company Employee Plan or related trust under Sections 401(a) or 501(a) of the Code, or which would otherwise cause the imposition of any liability, penalty or tax under ERISA or the Code;

(iii) With respect to each applicable Company Employee Plan (A) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Company Employee Plan when due or have been accrued in compliance with generally accepted accounting practices (B) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred, (C) no matters are currently pending under the Employee Plans Compliance Resolution System maintained by the IRS or any similar program, (D) to the Company’s Knowledge, there has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) which has resulted or could reasonably be expected to result in liability to the Company, its Subsidiaries or ERISA Affiliates or any of their respective directors, officers or employees, or a trustee, administrator or other fiduciary of any trusts created under any Company Employee Plan;

(iv) To the Knowledge of the Company, there are no pending, threatened or anticipated suits, disputes or claims (other than routine claims for benefits) with respect to any of the Company Employee Plans;

(v) To the Knowledge of the Company, neither the Company nor any ERISA Affiliate or Subsidiary has or could reasonably be expected to have, any material liability, including any obligations under any Company Employee Plan, with respect to any misclassification of a person performing services as an independent contractor or employee;

(vi) Each of the Company Employee Plans can be terminated prior to or as of the Effective Time without material liability in excess of the amount accrued with respect to such Company Employee Plan in the financial statements referred to in Sections 3.6 and 6.11 hereto and none of the execution of this Agreement, shareholder approval of this Agreement or the transactions contemplated by this Agreement will limit or restrict the right of the Company or its ERISA Affiliates or Subsidiaries, as applicable, to merge, amend or terminate any of the Company Employee Plans;

(vii) Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is and has been maintained and operated in compliance with

Section 409A of the Code, treasury regulations promulgated thereunder, and any administrative guidance relating thereto and, no additional taxes under Section 409A of the Code has been or could reasonably be expected to be incurred by any participants in any such Company Employee Plans;

(viii) Each stock option (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of the Company Employee Plan pursuant to which it was issued, (ii) has an exercise price per share equal to or greater than the fair market value of a share of Common Stock on the date of such grant, (iii) has a grant date identical to the date on which the board of directors of the applicable company or the compensation committee thereof actually awarded it, (iv) is designed to be exempt from the Section 409A of the Code, and (v) qualifies for the tax and accounting treatment afforded to such award in the Company’s Tax Returns and the financial statements referenced in Sections 3.6 and 6.11 hereto, respectively; and

(ix) All material reports and information required to be filed with the Department of Labor and IRS or provided to plan participants and their beneficiaries with respect to each Company Employee Plan have been timely filed or provided, as applicable, and all annual reports (including Form 5500 series) of such Company Employee Plans were, if applicable, certified without qualification by each Company Employee Plan’s accountants and actuaries.

3.14 Labor and Employment Matters.

(a) Section 3.14(a) of the Company Schedules lists (i) each agreement between the Company or any Subsidiary of the Company and an employee of the Company or any Subsidiary of the Company that provides for severance pay or other benefits in the event of the termination of such employee’s employment and (ii) each agreement pursuant to which the transactions contemplated by this Agreement will or could entitle any individual to any severance pay or other benefits.

(b) The Company and its Subsidiaries (i) have not and are not engaged in any unfair labor practice as determined by the National Labor Relations Board (the “NLRB”) with respect to any employee within the NLRB’s jurisdiction; (ii) no unfair labor practice charge or complaint against the Company or any Company Subsidiary is pending before the NLRB or threatened; (iii) there is no, and in the preceding 12 months has been no, labor strike, slowdown, stoppage or labor dispute pending or threatened against or involving the Company or any Company Subsidiary; (iv) no representation dispute exists respecting the employees of the Company or any Company Subsidiary and any labor union; (v) no collective bargaining agreement, work council agreement, work force agreement or any other labor union contract is currently being negotiated by the Company or any Company Subsidiary, nor have the Company or any Company Subsidiary been a party to a collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or any Subsidiary of the Company, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (vi) the Company and its Subsidiaries are not experiencing and have not experienced any material labor dispute since January 1, 2013; (vii) no grievance or arbitration proceeding is pending or, to the Company’s Knowledge, currently threatened against the Company or any Company Subsidiary; (viii) there are no Equal Employment Opportunity Commission or any other Governmental Entity charges or other claims of employment discrimination pending or, to the Company’s Knowledge, currently threatened against the Company or any Company Subsidiary; (ix) the Company and its Subsidiaries have no wage and hour claim or investigation pending before or by any Governmental Entity, and no such claim or investigation has been threatened; (x) no occupation health and safety claims have been made against the Company or any Company Subsidiary; and (xi) there has been no “mass layoff” or “plant closing” by the Company or any Company Subsidiary, in each case, as defined in the Workers Adjustment Retraining and Notification Act (“WARN”), or any other mass layoff or termination program that has or could reasonably be expected to trigger notification obligations pursuant to WARN or similar state law or which has or could reasonably be expected to result in liability to the Company or any Subsidiary of the Company pursuant to WARN or any similar state law. The Company and its Subsidiaries have never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”), nor been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or threatened.

(c) To the Knowledge of the Company, the Company or any Subsidiary of the Company is not currently and has not since January 1, 2013, been the subject of any threatened or actual “whistleblower” or similar claims by past or current employees or any other persons, except for any such claims that would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no officer or key employee, or any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

(d) The Company and each Subsidiary of the Company is currently in compliance, in all material respects, with all applicable federal and state or other applicable Laws relating to employment, including without limitation, those Laws related to discrimination, wage payment, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate governmental authority and has timely withheld and paid to the appropriate governmental authority all amounts required to be withheld from employees or other individuals and is not liable for any wages, taxes, penalties or other sums for failing to comply with any of the foregoing, except in each case as would not reasonably be expected to have a Company Material Adverse Effect.

3.15 Insurance. Section 3.15 of the Company Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by the Company and any Company Subsidiary, including the name of the insurer, the policy number, the type of policy, and all such insurance policies and bonds are in full force and effect and have been in full force and effect since their respective dates of inception. All premiums due and payable under the insurance policies have been paid on a timely basis, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion and the Company and each Subsidiary of the Company is in compliance in all material respects with all other terms thereof and is not in breach or default under any terms thereof. To the Knowledge of the Company, no insurance carrier has threatened to: (i) cancel or invalidate any insurance policy; (ii) refuse any coverage or rejection of any claim under any insurance policy; or (iii) materially adjust, during the term of such policy, the amount of premiums payable with respect to any insurance policy. True, correct and complete copies of all such policies and bonds reflected at Section 3.15 of the Company Schedule, as in effect on the date hereof, have been made available to Parent.

3.16 Taxes.

(a) (i) all federal, state, local and foreign Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed, or requests for extensions have been timely filed and any such extensions shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects; (ii) all Taxes due and payable by the Company or any of its Subsidiaries have been paid in full, except with respect to Taxes that are being contested in good faith and for which adequate reserves have been established; (iii) there is currently no audit examination, deficiency assessment, refund litigation or, to the Knowledge of the Company, Tax investigation with respect to any Taxes of the Company or any of its Subsidiaries, and no written claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is subject to Tax in that jurisdiction; (iv) neither the Company nor any of its Subsidiaries (A) has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, or (B) is subject to a private letter ruling of the IRS or comparable rulings of any other Taxing Authority; (v) there are no liens for Taxes on any of the assets of the Company or any of its Subsidiaries, other than liens for Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been established; (vi) the Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements; (vii) the Company is the “common parent,” and all of its Subsidiaries are “members,” of an “affiliated group” of corporations (as those terms are defined in Section 1504(a) of the Code) filing consolidated U.S. federal income tax returns (the “Company Group”); (viii) neither the Company nor any of its Subsidiaries is or has never been a member of an affiliated group, or an affiliated, combined, consolidated, unitary or similar group for state or local Tax purposes, that includes any other entity that is not a member of the Company Group and neither the Company nor any of its Subsidiaries is liable for any Taxes of any Person (other than the Company and its Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise; (ix) the Company is not a party to or bound by any Tax allocation or sharing agreement other than any such agreement with respect to the Company Group or any of its members; (x) the Company has made available to Parent copies of all material Tax Returns that have been filed with respect to the taxable periods of the Company and its Subsidiaries ended on or after December 31, 2012, 2013 and 2014; (xi) the accrued Taxes of the Company and its Subsidiaries not yet payable did not, as of the date of any financial statements of the Company furnished to Parent pursuant to Section 3.6, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns; (xii) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xiii) neither the Company nor any of its Subsidiaries has entered into or otherwise participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b); (xiv) neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code (or any similar provision of state, local or non-U.S. Law); (xv) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (A) change in method of accounting either imposed by the IRS or voluntarily made by the Company or any of its Subsidiaries on or prior to the Effective Time, (B) intercompany transaction (including any intercompany transaction subject to Sections 367 or 482 of the Code) or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign income Tax law) undertaken or created by the Company or any of its Subsidiaries on or prior to the Effective Time, (C) installment sale or open transaction arising in a taxable period (or portion thereof) ending on or prior to the Effective Time, (D) a prepaid amount received or paid prior to the Effective Time, (E) deferred gains arising prior to the Effective Time, (F) election by the Company or any of its Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) or (G) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law); and (xvi) the Company has made available to Parent its work papers regarding all material Financial Accounting Standards Board Interpretation No. 48 matters with respect to the Company and its Subsidiaries, including any work papers and supporting statements relevant to such matters.

(b) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or has Knowledge of any agreement or plan that could reasonably be expected to prevent the Merger and the Secondary Merger, considered together as a single, integrated transaction for United Stated federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) For purposes of this Agreement:

(i) “Tax” means (A) all U.S. federal, state, local, and non-U.S. income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments imposed by any Taxing Authority together with all penalties and additions to tax and interest thereon and (B) any liability in respect of any items described in clause (A) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treas. Reg. § 1.1502-6 (or any similar provision of law) or otherwise.

(ii) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

(iii) “Taxing Authority” means any of the following to the extent it is entitled to exercise any taxing authority or power:

A. a nation, state, county, city, town, village, district, or other jurisdiction of any nature;

B. a federal, state, local, municipal, foreign, or other government;

C. a governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

D. a multi-national organization or body.

3.17 Environmental Matters.

(a) The Company and each of its Subsidiaries have duly complied with, and all the real estate owned or leased by it currently (hereinafter referred to collectively as the “Premises”) are in compliance in all material respects with all applicable Environmental Laws and other applicable health and safety Laws, codes and ordinances and all rules and regulations promulgated thereunder.

(b) The Company and each of its Subsidiaries have been issued, will maintain and is in compliance with, any Environmental Licenses and other Consents required under applicable Environmental Laws and other applicable health and safety Laws, codes and ordinances and all rules and regulations promulgated thereunder, for the operation of its business, the use of the Premises, and any activities conducted thereon, and compliance with the terms and conditions thereof in all material respects.

(c) Neither the Company nor any of its Subsidiaries has received written notice, or to the Knowledge of the Company, oral notice from any Person or entity, including any Governmental Entity, of any violation or potential claim of any Environmental Law or other applicable health or safety Laws, codes or ordinances, and any rules or regulations promulgated thereunder, that (i) relates to the use, operation, ownership or occupancy of any of the Premises, (ii) relates to the violation of any covenants, conditions, easements, rights of way or restrictions affecting any of the Premises or any rights appurtenant thereto and/or (iii) alleges that the Company or any of its Subsidiaries is not in material compliance with applicable Environment Law and other applicable health or safety Laws, codes or ordinances, and any rules or regulations promulgated thereunder.

(d) Except in compliance with all applicable Environmental Laws, including any applicable Environmental Licenses, and other applicable health and safety Laws, codes and ordinances and all rules and regulations promulgated thereunder, neither the Company nor any of its Subsidiaries has caused or contributed to, and to the Company’s Knowledge there are no circumstances that would reasonably be expected to cause or contribute to, any Environmental Release associated with the Premises. To the Knowledge of the Company, no other Person has caused any Environmental Release on, at, to, from or underneath the Premises or any other real property facility that is, or was formerly, used, leased or operated by the Company or any of its Subsidiaries. To the Knowledge of the Company, no Contaminants are stored or contained on or under any of the Premises whether in storage tanks, landfills, pits, ponds, lagoons or otherwise.

(e) The Company has not received any complaint, order, directive (other than directives applicable to the general public), claim, demand, suit, judgment, request for information, citation or notice by any Governmental Entity or any other Person or entity with respect to (i) any Environmental Law, (ii) Environmental Releases, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the manufacture, processing, distribution, use, generation, handling, treatment, storage, transportation or disposal of toxic or hazardous substances or wastes or (vi) other environmental, health or safety Laws affecting the Company or any of its Subsidiaries, any of the Premises or any improvements located thereon, or the businesses thereon conducted by the Company.

(f) To the Knowledge of the Company, there are no facts, circumstances or conditions existing, initiated or occurring prior to the date hereof which have or will result in material liability to the Company or any of its Subsidiaries under any Environmental Law.

(g) Notwithstanding any other provisions of this Agreement, the representations in this Section 3.17 are the only representations, warranties, or assertions by the Company regarding (i) compliance with or liability pursuant to Environmental Laws and other applicable health and safety Laws, codes and ordinances and all rules and regulations promulgated thereunder, (ii) Environmental Releases, and (iii) Environmental Licenses.

3.18 Transactions with Affiliates. Except as set forth in the Company SEC Reports, no (i) present or former executive officer or director of the Company or any Subsidiary of the Company, (ii) beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the shares of Common Stock or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other Contract with or binding upon the Company or any Subsidiary of the Company or any of their respective properties or assets or has any interest in any property owned by the Company or any Subsidiary of the Company or has engaged in any transaction with any of the foregoing since January 1, 2013, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (each of the foregoing, a “Related Party Transaction”).

3.19 Foreign Corrupt Practices Act. Neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company or any Subsidiary of the Company has, on behalf of the Company or any Subsidiary of the Company (i) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other federal, foreign, or state anti-corruption or anti-bribery Law or similar Law criminalizing payments to or offers of payments to public officials or employees, or to political parties or campaigns, and applicable to the Company or any Subsidiary of the Company. The Company and each of its Subsidiaries have instituted and maintained policies, procedures, and controls reasonably designed to ensure compliance with all such federal, foreign or state anticorruption or anti-bribery Laws.

3.20 Brokers and Other Advisors. Except as set forth on Section 3.20 of the Company Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger, Secondary Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

3.21 Opinions of Financial Advisors. The Board of Directors of the Company has received the oral opinion (to be confirmed in writing) of Aquillo Partners, L.P., to the effect that, as of the date of this Agreement (and as of the date of the written confirmation), the Per Share Merger Consideration to be paid to the holders of shares of

Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of the written opinion of Aquillo Partners, L.P. rendered to the Board of Directors of the Company will promptly be delivered to Parent, solely for informational purposes, following receipt thereof by the Company.

3.22 Company Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Company Stockholder Meeting (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger and the transactions contemplated hereby.

3.23 Reserved.

3.24 OFAC. Neither the Company nor any Company Subsidiary is, nor to the Knowledge of the Company is expected to become, a person or entity with whom a United States person or entity is restricted from doing business (a “Blocked Person”) under regulation of the Office of Foreign Assets Control (“OFAC”) (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any United States statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action (collectively, the “Asset Control Regulations”). The Company and its Subsidiaries have instituted and maintained policies, procedures and controls reasonably designed to ensure compliance with all such Asset Control Regulations. To the Knowledge of the Company, no Subsidiary or Affiliate of the Company is unlawfully engaging nor has any Subsidiary or Affiliate of the Company or any its Subsidiaries unlawfully engaged in any dealings or transactions with, and no Subsidiary or Affiliate of the Company has been otherwise unlawfully associated with Blocked Persons.

3.25 Takeover Laws. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement, the Voting Agreements, the Merger or the other transactions contemplated hereby or thereby. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Voting Agreements or any of the transactions contemplated hereby.

3.26 Product Liability. There is no currently pending nor, to the Knowledge of the Company, any threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability for product liability, warranty, material back-charge, material additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) against the Company or any of its Subsidiaries, whether arising from services rendered by, the sale, distribution, or installation of products by, or the operation of the business of the Company and its Subsidiaries. All services rendered and products sold by the Company or its Subsidiaries have been in conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company not its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for damages in connection therewith. No services or products provided by the Company or any of its Subsidiaries are subject to any guaranty, warranty, or other indemnity beyond the Company’s standard terms and conditions of sale, a true, correct and complete copy of which has been delivered to Parent.

3.27 Inventory. The Company or its Subsidiaries has good and marketable title to its inventory free and clear of all Encumbrances (other than Permitted Encumbrances. To the Company’s Knowledge, (a) the inventory has been manufactured in accordance with the specifications therefor as set forth in the applicable manufacturing documentation, the applicable Permit and other Laws, (b) The inventory is in good and merchantable condition, has been properly stored in accordance with the relevant specifications and is sufficient for the operation of the Company and its Subsidiaries in the ordinary course consistent with past practice, and (c) the inventory levels are not in excess of normal operating requirements for the Company and its Subsidiaries.

3.28 Customers and Vendors. Section 3.28 of the Company Schedules sets forth a list of (a) the ten largest customers of the Company (on a consolidated basis) measured by dollar value of gross sales to such customer for the fiscal year ended December 31, 2014, and (b) the ten largest vendors based on the aggregate dollar amount of purchases of vendor product by the Company (on a consolidated basis) during such fiscal year. No such customer or vendor has (i) informed the Company in writing that it intends to terminate its relationship with the Company and (ii) during the last 12 months decreased materially or threatened in writing to decrease or limit materially its relationship with the Company. To the Company’s Knowledge, no such customer or vendor has a right to or is likely to terminate its business relationship with the Company because of the transaction contemplated herein or because of change-in-control of the Company pursuant to this Agreement. All amounts owing from such customers or to such vendors have been paid in all material respects in accordance with their respective terms.

3.29 Full Disclosure. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Materials will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or Secondary Merger Sub. The Proxy Materials will, with respect to information regarding the Company, comply as to form in all material respects with the requirements of the Exchange Act.

3.30 No Other Representations. The Company acknowledges that each of Parent, Merger Sub and Secondary Merger Sub has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article 4 of this Agreement, and that the Company has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article 4 of this Agreement.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SECONDARY MERGER SUB

As a material inducement of the Company to enter into this Agreement, Parent, Merger Sub and Secondary Merger Sub hereby make, as of the date hereof and as of the Closing Date, the following representations and warranties to the Company, except as otherwise set forth in the written disclosure schedules attached hereto (the “Parent Schedules”), it being understood that any information set forth in any Parent Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent in light of the context and content of the disclosure that such information is relevant to such other section or subsection.

4.1 Organization, Power, Standing and Qualification.

(a) Parent is a public limited company duly organized and validly existing under the laws of the England and Wales. To the extent such concept or similar concept exists in the relevant jurisdiction, Parent is qualified to do business and is in good standing under the laws of any jurisdiction where the nature of its business or the character or location of any properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified or in such good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as is now being conducted. Parent has delivered to the Company complete and correct copies of its articles of association, as in effect on the date hereof (the “Articles”).

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

(c) Secondary Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Secondary Merger Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

4.2 Capitalization of Parent.

(a) As of the date of this Agreement, the issued share capital of Parent consists of 27,810,760 Parent Ordinary Shares and 1,000,001 deferred shares of £1 each.

(b) As of the date of this Agreement, the directors of Parent have sufficient authority to issue the aggregate amount of Per Share Stock Consideration required to satisfy the obligation of Parent under Section 2.6(a), and such shares shall be validly issued, fully paid and issued in compliance in all material respects with all applicable Laws and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the UK Companies Act, the Articles or any contract to which Parent is a party or otherwise bound, all Parent Depositary Shares representing such Parent Ordinary Shares have been and will be, validly issued in accordance with the Deposit Agreement and the persons in whose names American Depositary Receipts evidencing such Parent Depositary Shares are registered are, or will be, entitled to the rights of registered holders of such American Depositary Receipts specified therein and in the Deposit Agreement.

(c) Except as set forth in Section 4.2(c) of the Parent Schedule, there are no outstanding options, warrants, rights of first refusal, preemptive rights, subscription rights or other similar rights, conversion rights, exchange rights, stock option plans, “phantom stock” rights, stock appreciation rights, stock based performance units, contracts, or other agreements, calls or commitments, either directly or indirectly, for the purchase or acquisition from the Company of any shares of Parent capital stock.

(d) Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

4.3 Authority; Execution and Delivery; Enforceability.

(a) Each of Parent, Merger Sub and Secondary Merger Sub has all the requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by Parent, Merger Sub and Secondary Merger Sub of this Agreement and the consummation by Parent, Merger Sub and Secondary Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent, Merger Sub and Secondary Merger Sub (other than the adoption of this Agreement by Parent as sole stockholder of Merger Sub), and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole stockholder of each of Merger Sub and Secondary Merger Sub, subject to the filing with the Secretary of State of the State of Delaware of the Certificate of Merger or Secondary Merger Certificate of Merger, as applicable, in accordance with Section 251 of the DGCL. Each of Parent, Merger Sub and Secondary Merger Sub has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by the Company of this Agreement) will constitute a valid and binding obligation of each of Parent, Merger Sub and Secondary Merger Sub, enforceable against it in accordance with its terms, subject to: (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) general equitable principles (whether considered in a proceeding in equity or at Law).

(b) Neither the execution and delivery of this Agreement by each of Parent, Merger Sub and Secondary Merger Sub, nor the performance by each of Parent, Merger Sub and Secondary Merger Sub of its obligations hereunder, the consummation by each of Parent, Merger Sub and Secondary Merger Sub of the Merger, the Secondary Merger and other transactions contemplated hereby, including, with respect to Parent, the delivery by Parent of the Parent Depositary Shares pursuant to the Merger, and compliance by each of Parent, Merger Sub and Secondary Merger Sub with any terms or provisions hereof, will not (i) contravene or violate any provision of the Articles or any comparable charter and organizational documents of Merger Sub or Secondary Merger Sub or (ii) assuming the consents and approvals referred to in Section 4.3(a) hereof are duly obtained, (x) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of Parent, Merger Sub or Secondary Merger Sub under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease or contract to which Parent, Merger Sub or Secondary Merger Sub is a party, or by which Parent, Merger Sub or Secondary Merger Sub or any of its assets may be bound or affected, except, in the case of this clause (ii)(x), violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or (y) violate any Laws applicable to Parent, Merger Sub or Secondary Merger Sub, or any of their respective properties or assets, or any of the Permits to which Parent, Merger Sub or Secondary Merger Sub or the Company is subject.

(c) Each of the boards of directors of Parent, Merger Sub or Secondary Merger Sub has (i) approved and declared advisable, fair and in the best interests of Parent, Merger Sub or Secondary Merger Sub, as the case may be, this Agreement, the Merger, the Secondary Merger and the transactions contemplated hereby, (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent, Merger Sub or Secondary Merger Sub, as the case may be, subject to the adoption of this Agreement by Parent as sole stockholder of Merger Sub.

4.4 Consents and Approvals.

(a) Except for (i) the filing of the Certificate of Merger or Secondary Certificate of Merger, as applicable with the Secretary of State of the State of Delaware in accordance with the DGCL and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) compliance with any applicable state securities, takeover or so-called “Blue Sky” Laws, (iii) any notices or filings required under FDA Act, (iv) the filing with the SEC of the Registration Statement, which will include the proxy statement/prospectus to be used in soliciting the approval of the Company’s stockholders at the Special Meeting, and the Form F-6, and compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. or foreign securities laws, (iv) the obtainment of the Company Stockholder Approval, and (v) the filing of a listing application with NASDAQ and acceptance by NASDAQ of such listing application, subject to official notice of issuance, and compliance with any applicable rules and regulations of NASDAQ, no consents or approvals of or filings or registrations by Parent with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by each of Parent, Merger Sub and Secondary Merger Sub of this Agreement, and (2) the consummation by Parent, Merger Sub and Secondary Merger Sub of the Merger, the Secondary Merger and the other transactions contemplated hereby, except for such consents, approvals or filings with any non-Governmental Entity, the failure of which to obtain will not have a Parent Material Adverse Effect.

(b) Parent has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, acceptances, authorizations, applications, notices, filings or waivers thereof from NASDAQ or any Governmental Entity referred to in Section 4.4(a) required to be obtained by Parent cannot be obtained or granted on a timely basis.

4.5 IPO Admission Document.

(a) All statements of fact contained in the IPO Admission Document were true and accurate in all respects when given and were not misleading in any respect.

(b) All expressions of opinion, intention or expectation contained in the IPO Admission were when given honestly given held and were subject of due care and attention.

(c) There are no facts known to the Parent which are not disclosed in the IPO Admission Document which has arisen since such date and would:

(i) materially affect the import of the information contained therein;

(ii) make any statement therein (whether of fact or opinion) false or misleading in any material respect; or

(iii) materially invalidate or qualify any assumption made in support of any statement therein (whether of fact or opinion).

(a) The IPO Admission Document and the publication and distribution thereof complied in all materials respects, when published and distributed, with the requirements of the UK Companies Act, the AIM Rules and the UK FSMA.

4.6 Parent Accounts. The Parent Accounts:

(a) have been prepared in accordance with IFRS and other applicable laws and regulations and those parts of the UK Companies Act applicable to companies reporting under IFRS and, either make proper provision for or, where appropriate, include a note in accordance with IFRS, in respect of all liabilities, whether actual, deferred, contingent or disputed including (i) financial lease commitments and pension liabilities; (ii) all capital commitments, whether actual or contingent, of the relevant company as at the relevant date; and (iii) all liabilities, whether actual, deferred, contingent or disputed of the relevant company for tax measured by reference to income, profits or gains, earned, accrued or received during the relevant financial period or arising in respect of an event occurring or deemed to occur during the financial period; and

(b) have been prepared in accordance with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly, in all material respects, the consolidated financial position of Parent and each of Parent’s Subsidiaries, and the consolidated results of their operations (including profits or losses) and cash flows, for each of the dates and for the periods shown, in conformity with IFRS.

4.7 Reports and Filings. Parent has furnished to the AIM team of the London Stock Exchange, on a timely basis, all, schedules, forms, and other documents required to be filed with or furnished to the AIM team of the London Stock Exchange required since the IPO Admission Date.

4.8 Absence of Certain Changes. Since December 31, 2014 to the date of this Agreement, (i) Parent has carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, (ii) there has not been any occurrence or event which, individually or in the aggregate, has resulted in or which would reasonably be expected to result in any Parent Material Adverse Effect and (iii) Parent has not taken any other action that, if taken after the date of this Agreement, would constitute a breach of the covenants set forth in Section 5.2 hereof, except for breaches as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

4.9 Compliance with Laws.

(a) Parent and each of its Subsidiaries is, and to the Knowledge of Parent has at all times since January 1, 2013 been, in compliance with all Laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice or other communication from any Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Law that has not heretofore been cured and for which there is no remaining liability that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, or (ii) any actual, alleged, possible or potential obligation on the part of Parent to undertake, or to bear all of any portion of the cost of, any remedial action of any nature that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2013, Parent and each of its Subsidiaries has timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file with any Governmental Entity or AIM, and have timely paid all fees and assessments due and payable in connection therewith. Neither Parent nor any Subsidiary of Parent has ever marketed or sold any of its products in the United States.

(b) None of Parent or any of its Subsidiaries or any of their respective directors, officers, employees or Affiliates, or, to the Knowledge of the Parent, any Person providing services or products to Parent or its Subsidiaries (including any Parent Third Party CRO/Suppliers (as defined herein)), (i) are debarred under Section 306(a) or 306(b) of the FDA Act; (ii) have been charged with, or convicted of, any felony under applicable laws related to any of the following: (A) the development or approval of any medical device or drug product or the regulation of any medical device or drug product under any applicable Law (including the FDA Act); (B) a conspiracy to commit, aid or abet the development or approval of any medical device or drug product or regulation of any medical device or drug product under any applicable Law (including the FDA Act); (C) health care program-related crimes (involving Medicare or any other health care program administered by any Governmental Entity); (D) patient abuse, controlled substances, bribery, payment of illegal gratuities, fraud, perjury, false statement, racketeering, blackmail, extortion, falsification or destruction of records; (E) interference with, obstruction of an investigation into, or prosecution of, any criminal offense; or (F) a conspiracy to commit, aid or abet any of these listed felonies or misdemeanors; or (iii) is excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any health care programs administered by any Governmental Entity (including convicted of a criminal offense that falls within the scope of 42 U.S.C. 1320a-7 but not yet excluded, debarred, suspended, or otherwise declared ineligible), or excluded, suspended or debarred from participation, or otherwise ineligible to participate, in any Federal procurement or nonprocurement programs.

(c) Parent and its Subsidiaries are in material compliance, and to the Knowledge of Parent, any Person providing services or products to Parent or its Subsidiaries (including any Parent Third Party CRO/Suppliers) are in material compliance, with all Laws applicable to the development, manufacture, storage, transportation, distribution, marketing, pricing, advertising, sale, promotion, warehousing, packaging, labeling, handling and/or testing of Parent’s and Parent’s Subsidiaries products and product candidates (“Parent Products”).

(d) None of Parent or its Subsidiaries, nor to Parent’s Knowledge any Person providing products or services to Parent or its Subsidiaries (including any Parent Third Party CRO/Suppliers), is in receipt of written notice of, or is subject to, any adverse inspection, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any of the Parent Products or to the facilities in which such compounds or products are manufactured, collected or handled, by the FDA or any other applicable Governmental Entity. There are no pending or, to the Knowledge of Parent, threatened actions, proceedings or complaints by the FDA or any other applicable Governmental Entity against Parent or its Subsidiaries, or to Parent’s Knowledge, any Person providing products or services to Parent or its Subsidiaries (including any Parent Third Party CRO/Suppliers) relating to any of the Parent Products or to the facilities in which such Parent Products are manufactured, collected or handled or which would otherwise prohibit or impede the conduct of the business of the Parent and its Subsidiaries as currently conducted or contemplated to be conducted.

4.10 Litigation.

(a) There are no Actions of any nature pending or, to Parent’s Knowledge, currently threatened against the Company or any Subsidiary of Parent. There is no Action by Parent or any Subsidiary of Parent currently pending.

(b) There is no material order, writ, injunction, judgment or decree imposed upon Parent or any Subsidiary of Parent, or the assets of Parent or any Subsidiary of Parent, and, to Parent’s Knowledge, no such action has been threatened.

(c) Since January 1, 2013, there has not been nor are there currently any internal investigations or inquiries being conducted by Parent, the Board of Directors (or any committee thereof) of Parent or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.11 Interim Operation of Merger Sub and Secondary Merger Sub. Each of Merger Sub and Secondary Merger Sub was formed solely for the purpose of engaging in the Merger or Secondary Merger, as the case may be, and the other transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated by this Agreement.

4.12 Taxes.

(a) Parent is not subject to any liabilities or claims for federal, state, local or foreign Taxes, including Taxes relating to prior periods, other than: (i) those set forth or adequately reserved against in the financial statements included in the IPO Admission Documents or Parent’s publicly available AIM documentation; and (ii) those incurred in the ordinary course of business since the date of the most recent balance sheet included in the IPO Admission Documents or Parent’s publicly available AIM documentation.

(b) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action, or has Knowledge of any agreement or plan that could reasonably be expected to prevent the Merger and the Subsequent Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13 Ownership of Securities. As of the date of this Agreement, none of Parent, Merger Sub, Secondary Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of Common Stock and none of Parent, Merger Sub, Secondary Merger Sub or their respective Affiliates holds any rights to acquire any shares of Common Stock, in each case except pursuant to this Agreement.

4.14 Parent Depositary Shares; Sufficiency of Funds. Parent has, or will have available to it as the Effective Time, immediately available cash in amounts sufficient to pay any amounts payable in cash pursuant to this Agreement and to effect the transactions contemplated hereby. At the Effective Time, Parent shall have (i) sufficient authorized but unissued (i) Parent Ordinary Shares underlying the Parent Depositary Shares and (ii) Parent Depositary Shares, in each case to consummate the Merger

4.15 Full Disclosure. None of the information supplied or to be supplied by or on behalf of Parent, Merger Sub or Secondary Merger Sub specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Materials will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent, Merger Sub or Secondary Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company.

4.16 Brokers and Other Advisors. Except as set forth in Section 4.16 of the Parent Schedules, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger, Secondary Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

4.17 No Other Representations. Parent, Merger Sub and Secondary Merger Sub acknowledge that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article 3 of this Agreement, and that neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as set forth in Article 3 of this Agreement.

ARTICLE 5.

COVENANTS RELATING TO THE CONDUCT OF THE BUSINESS

5.1 Conduct of Business by the Company. During the period beginning on the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement, the Company shall, and shall cause each Subsidiary of the Company to, except as expressly contemplated by this Agreement or with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, carry on its business in the ordinary course and consistent in with past practice. The Company will use commercially reasonable efforts to (x) preserve substantially intact its present business organization and capital structure, and keep available the services of its current officers and employees and the Company’s business organization and that of each Subsidiary intact and (y) maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with the Company and each of its Subsidiaries. Without limiting the generality of the foregoing, and except for matters set forth on Section 5.1 of the Company Schedule or as expressly contemplated or permitted by this Agreement or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or as required by applicable Law, the Company agrees that from the date hereof to the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries (or, with respect to Company Employee Plans, ERISA Affiliates) to, directly or indirectly, do or agree to do, any of the following:

(a) declare, pay or incur any obligation to pay any dividend on its capital stock or declare, make or incur any obligation to make any distribution or redemption with respect to its capital stock, other than dividends paid by any Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company;

(b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the Company Option Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement, (ii) repurchase, redeem or otherwise acquire, any shares of capital stock of the Company or any Company Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of the Company or any Company Subsidiary or (iii) take any action that would result in the change of any term (including any conversion price thereof) of any outstanding security of the Company or any of its Subsidiaries, except in connection with (A) withholding to satisfy Tax obligations with respect to Company Options or Company Warrants, (B) acquisitions in connection with the forfeiture of equity awards or (C) acquisitions in connection with the net exercise of Company Options or Company Warrants (to the extent required or permitted under the terms of the applicable Company Stock Plan, award agreement or Company Warrant);

(c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any other securities or any securities convertible into or exercisable for, or for any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing (except pursuant to Company Stock Options, restricted stock or Company Warrants outstanding on the date of this Agreement and disclosed on Section 3.3(c) or Section 3.3(d) of the Company Schedules, in each case in accordance with their present terms);

(d) acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any Person or division thereof;

(e) acquire any material asset or make any capital expenditures, or incur any obligations or liabilities in connection therewith, except (i) pursuant to existing Contracts, (ii) for acquisitions or incurrences specifically set forth in the Budget and that do not exceed amounts designated in the Budget with respect thereto, or (iii) that, in the aggregate, would not exceed $50,000 per fiscal year;

(f) make any change to the Company Organizational Documents or other similar governing document of the Company or any Subsidiary;

(g) adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any of its Subsidiaries;

(h) take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied, or in violation of any provision of this Agreement, except, in every case, as may be required by applicable Law;

(i) except as required by GAAP or applicable Law, change its fiscal year, revalue any of its material assets, or make any material changes in financial or Tax accounting methods, principles, or practices;

(j) repurchase, prepay or incur any indebtedness for borrowed money, or issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person, except for (i) short-term borrowings incurred in the ordinary course of business consistent with past practice or (ii) with respect to borrowings between or among the Company and its wholly owned Subsidiaries;

(k) mortgage, pledge or otherwise encumber (except for Permitted Encumbrances) any assets or sell, transfer, license or otherwise dispose of any material assets, other than sale of inventory and in the ordinary course of business and consistent with past practice;

(l) make any loans, advances, or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(m) (A) waive, release, assign, pay, discharge, settle, or satisfy any material claims or Action (including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any of the transactions contemplated hereby or otherwise), other than those that (i) involve the payment of monetary damages (x) that are equal to or lesser than the amounts specifically reserved, if any, with respect thereto on the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014 included in the Company SEC Reports, (y) that do not exceed $75,000 individually or in the aggregate or (z) that do not exceed amounts specifically designated in the Budget with respect thereto, or (ii) if involving any non-monetary outcome, will not have a material effect on the continuing operations of the Company;

(n) (i) terminate, materially amend, modify or waive any Company Material Contract or any material provision of any Company Material Contract, or make any material change in any instrument or agreement governing the terms of any of the Company’s securities, other than normal renewals in the ordinary course of business, or (ii) enter into any contract that would constitute a Company Material Contract if it were in effect as of the date hereof;

(o) except as required by Law, make or change any election in respect of Taxes; adopt or change any material accounting method in respect of Taxes; file any amended Tax Return or claim for refund of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, pre-filing or advance pricing agreement, Tax indemnity agreement or closing agreement; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; settle, compromise or surrender any right to claim a material refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p) except with regard to the preparation and marketing of Oravig in the manner contemplated by the Budget, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;

(q) hire any new employee for a newly created position with an annual base salary in excess of $75,000, or engage any independent contractor whose engagement may not be terminated by the Company without penalty on 30 days’ notice or less, unless (i) such independent contractor’s engagement is specifically contemplated by the Budget or (ii) the engagement of such contractor replaces a contractor who no longer provides services to the Company or any of its Subsidiaries and such engagement does not adversely affect the Budget in any material respect;

(r) increase in any manner the compensation or benefits of, or pay any bonus to, any executive officer or director of the Company or any of its Subsidiaries;

(s) increase or accelerate, in any manner, the compensation or benefits of, or pay any bonus to, any other employee, officer or independent contractor of the Company or any of its Subsidiaries, except for such increases or bonuses that are paid to non-executive officers of the Company in the ordinary course of business consistent with past practice or to the extent required under existing Company Benefit Plans or any Contract or by applicable Law;

(t) except as required to comply with the Law or any Contract or Company Benefit Plan in effect on the date of this Agreement:

(i) pay to any employee, officer, director, or independent contractor of the Company or any of its Subsidiaries or ERISA Affiliates any amount or benefit not provided for under any Contract or Company Benefit Plan in effect on the date of this Agreement,

(ii) grant any benefits or awards under any Company Benefit Plan other than those that were disclosed to Parent prior to the date of this Agreement (including the grant of Company Stock Options, restricted stock, stock appreciation rights, or other stock-based or stock-related awards, performance units or restricted stock units or the removal of existing restrictions in any Contract or Company Benefit Plan or awards made thereunder),

(iii) take any action to fund any future payment of, or in any other way secure the payment of, compensation or benefits under any Contract or Company Benefit Plan,

(iv) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Benefit Plan,

(v) except as contemplated by this Agreement, adopt, enter into, or amend any Company Benefit Plan other than offer letters entered into with new employees in the ordinary course of business consistent with past practice that provide, except as required by applicable Law, for “at will employment” with no severance benefits, or

(vi) make any material determination under any Company Benefit Plan that is not in the ordinary course of business consistent with past practice;

(u) take any action or actions that would prevent the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying as a reorganization under Section 368(a) of the Code;

(v) adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(w) sell, lease, license or transfer to any Person any rights to the Company’s Intellectual Property, other than non-exclusive licenses to customers in the ordinary course of business consistent with past practices;

(x) take any action to terminate any material insurance policies referred to in Section 3.15;

(y) take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in a Company Material Adverse Effect; or

(z) authorize any, or commit or agree to take any of, the foregoing actions.

For purposes of this Section 5.1, if any action, transaction or omission is permitted by the terms of a subsection hereof that specifically relates to the subject matter of the subsection, such action, transaction or omission shall be deemed permitted under all other subsections of this Section 5.1 even if such action, transaction or omission has ancillary effects on other subject matters contemplated by other subsections of this Section 5.1. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

5.2 Conduct of Business by Parent. Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, in contravention of Parent’s obligations under Section 6.5, (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Government Entity necessary to consummate the Merger or the other transactions contemplated hereby, (ii) significantly increase the risk of any Government Entity entering an order prohibiting the consummation of the Merger or the other Transactions or (iii) otherwise materially delay the consummation of the Merger or the other transactions contemplated hereby (each, a “Delay”). In addition, and without limiting the generality of the foregoing, Parent agrees that, during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit any of its

Subsidiaries to, do any of the following without the prior written consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned):

(a) declare, pay or incur any obligation to pay any dividend on its Parent Ordinary Shares or declare, make or incur any obligation to make any distribution or redemption with respect to its Parent Ordinary Shares, other than dividends paid by any Subsidiary of the Parent to Parent or to any other wholly owned Subsidiary of Parent;

(b) except as set forth in Section 5.2(b) of the Parent Schedule, issue, sell, or grant, or authorize the issuance, sale or grant of, any share capital of Parent except (A) for fair market value, as determined by Parent in good faith, or (B) upon the vesting of restricted stock units or the exercise of options, warrants, convertible securities or other rights of any kind to acquire any share capital of Parent which were issued with an exercise or conversion price of not less than fair market value, as determined by Parent in good faith, at the time of issuance; provided, that the foregoing shall not prohibit issuances of Parent Ordinary Shares, restricted stock units, options or rights as part of normal employee compensation in the ordinary course of business; provided further, that this Section 5.2(b) shall not prohibit the issuance of share capital, restricted stock units, options, warrants, convertible securities or other rights in connection with the acquisition of another entity or business;

(c)(i) split, combine or reclassify its share capital, (ii) repurchase, redeem or otherwise acquire, any shares of capital stock of Parent or any Parent Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of Parent or any Parent Subsidiary or (iii) take any action that would result in the change of any term (including any conversion price thereof) of any outstanding security of Parent or any of its Subsidiaries;

(d) acquire by merger or consolidation, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial equity or voting interest in, or by any other manner, all or a substantial portion of any business or any Person or division thereof, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to result in a Delay;

(e) make any change to the Articles;

(f) make any material change, other than reasonable and usual changes in the ordinary course of business and consistent with past practice, or may be required by GAAP or as a result of a change of Law, with respect to accounting policies or procedures;

(g) take any action or actions that would prevent the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying as a reorganization under Section 368(a) of the Code;

(h) adopt a plan or agreement of complete or partial liquidation or dissolution or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any of its Subsidiaries;

(i) take any action (or omit to take any action) if such action (or omission) would, or would reasonably be likely to, result in a Parent Material Adverse Effect; or

(j) authorize any, or commit or agree to take any of, the foregoing actions.

ARTICLE 6.

ADDITIONAL AGREEMENTS

6.1 Preparation of Registration Statement and Proxy Statement/Prospectus; Board Recommendation; CVR Agreement.

(a) As promptly as practicable following the date of this Agreement (and in no event more than forty-five days after the date hereof) Parent and Company shall prepare a draft of the Registration Statement (and the Proxy Statement/Prospectus included therein). Once such draft is in a form reasonably acceptable to both parties, (i) Parent and the Company shall file with the SEC (as part of the Registration Statement) the Proxy Statement/Prospectus relating to the Company Stockholder Meeting (as defined herein) to be held to consider the adoption of this Agreement, and (ii) Parent will prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus in connection with the registration under the Securities Act of the Parent Depositary Shares (and the Parent Ordinary Shares represented thereby) to be issued in connection with the Merger. To the extent necessary, Parent shall cause the Depositary to prepare and file with the SEC, no later than the date prescribed by the rules and regulations under the Securities Act, a registration statement, or post-effective amendment thereto, as applicable, on Form F-6 with respect to the Parent Depositary Shares deliverable in connection with the Merger. Each of Parent and the Company shall provide promptly to the other such information concerning its business affairs and financial statements as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus, the Registration Statement and the Form F-6 pursuant to this Section 6.1, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Proxy Statement/Prospectus, the Registration Statement and Form F-6. Each of Parent and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC and will use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. The respective parties will cause the Proxy Statement/Prospectus, the Registration Statement and the Form F-6 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. The Company shall use its commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the Registration Statement has been declared effective by the SEC. Notwithstanding anything herein to the contrary, nothing herein shall require Parent to register the CVRs with the SEC or obtain the listing of the CVRs on any national securities exchange or market.

(b) Each of Parent and the Company shall promptly notify the other of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement/Prospectus, the Registration Statement or the Form F-6 or for additional information and shall supply the other with copies of all correspondence between Parent or any of its representatives or the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the Form F-6.

(c) If at any time prior to the Effective Time there shall occur (i) any event with respect to Parent or any of its Subsidiaries, or with respect to other information supplied by Parent for inclusion in the Registration Statement or the Proxy Statement/Prospectus, or (ii) any event with respect to the Company, or with respect to information supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, in either case, which event is required to be described in an amendment of or a supplement to the Registration Statement or the Proxy Statement/Prospectus, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement. Each of Parent and the Company shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Proxy Statement/Prospectus prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Neither Parent nor the Company shall make any amendment to the Proxy Statement/Prospectus or the Registration Statement without the approval of the other party, which approval shall not be unreasonably withheld or delayed.

(d) At or prior to the Effective Time, Parent shall cause the CVR Agreement to be duly authorized, executed and delivered by the Parent and the Rights Agent. The Company shall take all actions necessary to cause the Stockholder Representative to execute and deliver the CVR Agreement at or prior to the Effective Time.

6.2 Company Stockholder Meeting; Company Board Recommendation.

(a) As soon as reasonably practicable after the Registration Statement is declared effective by the SEC (the “Effective Date”), the Company shall take all action required by applicable Law, the Company Organizational Documents and the rules of the NASDAQ, to call, give notice of, convene and hold a meeting of the Company Stockholders (including any adjournments or postponements thereof, the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval, and the Company shall not submit any other proposals to such holders in connection with the Company Stockholder Meeting (other than a proposal relating to executive compensation as may be required by Rule 14A-21(c) under the Exchange Act) without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company (in consultation with Parent) shall set a single record date for persons entitled to notice of, and to vote at, the Company Stockholders Meeting and shall not change such record date (whether in connection with the Company Stockholders Meeting or any adjournment or postponement thereof) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company Stockholders Meeting shall be held on a date selected by the Company in consultation with Parent no later than 50 days following the Effective Date. Except as permitted by Section 6.2(d), the Proxy Statement/Prospectus shall contain (i) the recommendation of the Board of Directors of the Company to the Company Stockholders that they adopt this Agreement (the recommendation of the Board of Directors of the Company being referred to as the “Company Board Recommendation”), and (ii) the unanimous determination of the Board of Directors of the Company that this Agreement is advisable and in the best interests of the Company Stockholders, and neither the Board of Directors of the Company nor any committee thereof shall withdraw, qualify, modify or amend, or propose to withdraw, qualify, modify or amend, in any manner adverse to Parent or Merger Sub, the Company Board Recommendation, or take any action, or make any public statement, filing or release inconsistent with the Company Board Recommendation, except as and to the extent expressly permitted by Section 6.2(d).

(b) The Company will, subject to Sections 6.2(d), use its reasonable best efforts to solicit the Company Stockholder Approval and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NASDAQ and the DGCL. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary (i) to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to its stockholders in advance of the vote on the adoption of this Agreement, (ii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such stockholders meeting or (iii) once (or, upon the written request or consent of Parent) for a period not to exceed 30 calendar days (but prior to a date that is two Business Days prior to the Termination Date) to allow for the additional solicitation of votes in order to obtain the Company Stockholder Approval. The Company shall ensure that all proxies solicited in connection with the Company Stockholders Meeting are solicited in compliance with all applicable Laws.

(c) Unless the Company’s Board of Directors makes a Change in Recommendation pursuant to Section 6.2(d), neither the Board of Directors of the Company nor any committee thereof shall: (i) withdraw or modify the Company Board Recommendation in a manner adverse to Parent, or adopt or propose a resolution to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted to indicate that the Board of Directors of the Company or any committee thereof does not support this Agreement or does not believe that this Agreement and the transactions contemplate hereby are in the best interests of the Company’s Stockholders; (ii) fail to reaffirm, without qualification, the Company Board Recommendation, or fail to state publicly, without qualification, this Agreement and the transactions contemplated hereby are in the best interests of the Company’s Stockholders, within five Business Days after the Parent requests in writing that such action be taken; (iii) fail to announce publicly, within 10 Business Days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the Board of Directors of the Company recommends rejection of such tender or exchange offer; (iv) fail to issue, within 10 Business Days after an Acquisition Proposal is publicly announced, a press release announcing its opposition to such Acquisition Proposal; (v) approve, endorse, or recommend any Acquisition Proposal; or (vi) resolve or propose to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to as a “Change in Recommendation”).

(d) Notwithstanding anything to the contrary contained in Section 6.2(c), at any time prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company may effect, or cause the Company to effect, as the case may be, a Change in Recommendation:

(i) If: (A) after the date of this Agreement, an Acquisition Proposal is made to the Company and is not withdrawn; (B) such unsolicited, bona fide, Acquisition Proposal was not obtained or made as a result of a breach of this Agreement or any “standstill,” confidentiality or similar agreement under which the Company or any of its Subsidiaries has any rights or obligations; (C) at least five Business Days prior to effecting a Change in Recommendation, the Company provides Parent with a written notice specifying the terms and conditions of the offer (including a copy of any draft definitive agreement reflecting the offer), and the identity of the Person making the offer; (D) the Board of Directors of the Company determines in good faith, after obtaining and taking into account the advice of an independent financial advisor and the advice of outside legal counsel, that such offer constitutes, or would reasonably be expected to lead to, a Superior Proposal; (E) the Board of Directors of the Company does not effect, or cause the Company to effect, a Change in Recommendation at any time within five Business Days after Parent receives written notice from the Company confirming that the Board of Directors of the Company has determined that such offer is a Superior Proposal; (F) during such five Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement and shall not have determined that the Acquisition Proposal no longer constitutes a Superior Proposal or would no longer reasonably be expected to lead to a Superior Proposal if such proposed changes were given effect; (G) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(F)”); and (H) the Board of Directors of the Company determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Superior Proposal, the failure to effect a Change in Recommendation would be reasonably likely to result in a breach of the Board of Directors of the Company’s fiduciary obligations to the Company’s Stockholders under applicable Law (it being understood that in the event of any revisions to the terms of a Superior Proposal, the provisions of this Section 6.2(d)(i) shall apply to such revised offer as if it were a new offer hereunder); or
(ii) If: (A) a material development or change in circumstances occurs or arises after the date of this Agreement that was not known to the Company or if known, the material consequences of which are reasonably foreseeable by such Board of Directors as of the date of this Agreement (such material development or change in circumstances being referred to as an “Intervening Event”); (B) at least five Business Days prior to effecting a Change in Recommendation, the Company provides Parent with a written notice specifying the material details of such Intervening Event; (C) during such five Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement and shall not have determined that such proposed changes obviate the need for the Board of Directors of the Company to effect, or cause the Company to effect, a Change in Recommendation as a result of such Intervening Event; and (D) the Board of Directors of the Company determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, the failure to effect a Change in Recommendation, in light of such Intervening Event, would be reasonably likely to result in a breach of the Board of Directors of the Company’s fiduciary obligations to the Company’s Stockholders under applicable Law.

(e) Notwithstanding (i) any Change in Recommendation, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (iii) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company under Section 6.1, Section 6.2(a) and Section 6.2(b) shall continue in full force and effect. The Company agrees that it shall not submit to the vote of the Company’s Stockholders any Alternative Proposal (whether a Superior Proposal or not) prior to the vote of the Company’s Stockholder’s with respect to the Company Stockholder Approval at the Company Stockholder Meeting unless this Agreement is terminated in accordance with its terms.

6.3 Access to Information; Confidentiality.

(a) Subject to applicable Law relating to the exchange of information, during the period from the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with Article 8 hereof, the Company shall, and shall cause the Representatives of the Company and its Subsidiaries to, (i) provide Parent and its Representatives with reasonable access during normal business hours and with reasonable advance notice and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to the premises and properties of the Company, the Representatives of the Company and its Subsidiaries, personnel and assets, books, records, Tax Returns, work papers, and other documents, and additional financial, operating, and other data and information regarding the Company and its Subsidiaries, in each case as Parent may request and (ii) cause its officers to confer regularly with Parent concerning the status of the Company’s business as Parent may reasonably request. In addition, the Company shall promptly provide Parent with (A) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company’s management, including copies of the unaudited monthly consolidated financial statements; (B) all other information provided to directors of the Company in connection with meetings of their Boards of Directors or committees thereof; and (C) any other written reports or other written materials reasonably requested by Parent, provided that Parent and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the Company’s business or operations. Notwithstanding anything herein to the contrary, the Company shall not be required to provide any access to any information or documents (i) which it reasonably determines upon advice of counsel that it may not provide to Parent and its Representatives by reason of applicable Law or (ii) except as may be expressly required pursuant to other terms of this Agreement, all copies of minutes or deliberations of the Board of Directors of the Company (or any committee thereof) involving the transactions contemplated hereby (except that the Company shall provide Parent with access to the board resolutions of the Company approving the transactions contemplated hereby). The parties hereto will use their commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the proceeding sentence apply. Until the Effective Time, the information provided will be subject to the terms of the Letter of Intent, and, without limiting the generality of the foregoing, Parent, Merger Sub and Secondary Merger Sub shall not, and shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Merger and the transactions contemplated hereby.

(b) Prior to the submission of any material applications, filings or other materials with the FDA (including any New Drug Application), the Federal Trade Commission, the Drug Enforcement Agency or any other similar Governmental Entity, in each case, relating to any product of the Company or its Subsidiaries or any product the Company or its Subsidiaries may develop after the date hereof, the Company shall (i) provide drafts of such applications, filings or other materials to Parent reasonably sufficiently in advance of submission and (ii) consider in good faith any comments, concerns and recommendations made, or changes requested, by Parent reasonably promptly in relation thereto prior to such submission.

(c) Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to deliver to Parent any reports filed by the Company with the SEC for which Parent may obtain a copy through the SEC’s EDGAR filing system.

6.4 Notification of Certain Matters.

(a) From the date hereof through the Closing Date or the earlier termination of this Agreement in accordance with Article 7 hereof, each Party (other than the Stockholder Representative) shall promptly, but in any event no less than one Business Day following any such event, notify the other Parties in writing of:

(i) the discovery of any event, condition, fact, or circumstance that occurs from the date of the Agreement to the Closing Date that causes or constitutes a Company Material Adverse Effect or Parent Material Adverse Effect;

(ii) any breach of any covenant or obligation of such Party under this Agreement;

(iii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 7 impossible or unlikely; and

(iv) (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby, and (B) to the Knowledge of such Party, any Action or material claim threatened, commenced, or asserted against or with respect to such Party or any of its Affiliates or the transactions contemplated hereby.

(b) The Company will promptly notify Parent upon the Company receiving Knowledge of (i) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or (ii) the institution or the written threat of litigation involving the Company, and will keep Parent fully informed of such events.

(c) No notification given pursuant to this Section 6.4 shall limit or otherwise affect any of the representations, warranties, covenants, or obligations of the Parties contained in this Agreement.

6.5 Legal Conditions to Merger; Third Party Consents; Regulatory Filings.

(a) Each of the Company and Parent shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article 7 hereof, to consummate the transactions contemplated by this Agreement and (b) to the extent requested by the other party, to obtain (and to cooperate with the other party to obtain) any consent, authorization, or approval of any third party non-Governmental Entity, including those consents set forth on Section 3.5(a) of the Company Schedule, or any waiver thereof, as may be required to be obtained (i) by the Company under any Company Contract or (ii) by Parent under any material Contract which Parent is a party, in each case, in connection with the Merger and the other transactions contemplated by this Agreement.

(b) The Parties (other than the Stockholder Representative) shall make all material filings and notices required by any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, regulation, statute, or treaty, including, without limitation all requisite filings with the SEC, necessary for the consummation of the Merger and the transactions contemplated hereby, and shall promptly submit any additional information requested with such filings and notices that are related to this Agreement and the transactions contemplated hereby.

(c) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any such approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.6 Takeover Law. The Company and its Board of Directors shall (i) use commercially reasonable efforts to ensure that no state takeover Law or similar Law or any takeover-related provision in the Company Organizational Documents is or becomes applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover Law or similar Law or any takeover-related provision in the Company Organizational Documents becomes applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

6.7 Publicity. Except with respect to any Change in Recommendation undertaken pursuant to, and in accordance with, Section 6.2, so long as this Agreement is in effect, the Company and Parent shall use commercially reasonable efforts to consult with each other before issuing any press release or making any public announcement primarily relating to this Agreement, the CVR Agreement, the Voting Agreements or the transactions contemplated hereby and thereby, except for any press release or public announcement as may be required by applicable Law or any listing agreement with a securities exchange or quotation system (including NASDAQ and the AIM) (and then only after as much advance notice and consultation as is feasible), shall not issue any such press release or make any such public announcement without the consent of the Company or Parent, as the case may be, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, following the public announcement of the Closing, the Stockholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Stockholder Representative in connection with the Merger as long as such announcement does not disclose any of the other terms of the Merger or the other transactions contemplated herein.

6.8 Employee Matters.

(a) To the extent permitted by applicable Law, Parent and its Subsidiaries shall recognize the service of employees of the Company and/or its Subsidiaries with the Company prior to the Closing Date as service with Parent and its Subsidiaries for purposes of eligibility for benefits (including, without limitation, vacation accrual) and, if applicable vesting under employee benefit plans, programs or arrangements maintained by Parent or one of its Subsidiaries to the extent made available to such employees following the Closing Date; provided that employees of the Company and/or its Subsidiaries shall only be credited with service with the Company and/or its Subsidiaries to the extent that it would not result in a duplication of benefits. Prior to the Effective Time, the Company shall and shall cause its Subsidiaries to honor, in accordance with their terms, all individual employment, retention, termination, severance, other similar agreements, long term incentive plans, supplemental executive retirement plans, deferral plans and any similar plans with any employee or maintained for the benefit of any employee.

(b) Prior to the Effective Time, the Company shall and shall cause its Subsidiaries and ERISA Affiliates to maintain and honor, in accordance with their respective terms, all Company Benefit Plans and other individual employment, retention, termination, severance, other similar agreements, long term incentive plans, supplemental executive retirement plans, deferral plans and any similar plans with any employee or maintained for the benefit of any employee.

(c) Unless otherwise requested in writing by Parent prior to the Effective Time, effective no later than the day before the Closing Date, the Company and each of its ERISA Affiliates and Subsidiaries, as applicable, shall terminate any Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “401(a) Plan”) by proper Board action and after the provision of any required employee notification. Before the Closing Date, the Company and each of its ERISA Affiliates, as applicable, shall provide to Parent (i) copies of duly adopted resolutions terminating the 401(a) Plan, and (ii) an executed amendment to the 401(a) Plan and other documentation sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder. The resolution and amendment shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld. At the request of the Parent, the Company and each of its ERISA Affiliates, as applicable, shall terminate any and all other Company Benefit Plans, including without limitation any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately before the Closing Date or thereafter as specified by Parent. To the extent a 401(a) Plan is terminated in accordance with this Section 6.8(c), Parent shall cause the tax-qualified defined contribution plan established or maintained by Parent, if any (“Parent’s Savings Plan”), to accept rollovers (including any promissory notes), provided that such rollovers are “eligible rollover distributions” (as defined in Code Section 402(c)(4) and determined in the Parent’s sole discretion) from continuing Company employees with respect to any account balances distributed to them by the 401(a) Plans. The distribution and rollover described herein shall comply with applicable Laws and each party shall take any actions required of such party under applicable Laws in connection therewith. Each continuing employee shall be immediately eligible to participate in Parent’s Savings Plan as of the Closing Date. Notwithstanding anything herein to the contrary, nothing herein shall require Parent to establish a Parent’s Saving Plan. If, in accordance with this Section 6.8(c), Parent requests in writing that the Company not terminate the 401(a) Plans, the Company shall take such actions as Parent may reasonably require in furtherance of the assumption of the 401(a) Plans by Parent, including, but not limited to, adopting such amendments as Parent may deem necessary or advisable in connection with such assumption.

(d) Nothing in this Section 6.8, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Section 6.8.

6.9 Indemnification and Insurance of Directors and Officers.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation, and from and after the Secondary Merger, the Surviving Company to, indemnify, defend and hold harmless (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, including the UK Companies Act) all current and former directors, officers and employees, as the case may be, of the Company and its Subsidiaries to the fullest extent permitted by Law (in the case of Parent, provided it is a qualifying third party indemnity provision under Section 23A of the UK Companies Act) for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in their capacities as such. Parent shall, and shall cause the Surviving Corporation, and from and after the Secondary Merger, the Surviving Company to, fulfill and honor in all respects the obligations pursuant to any indemnification agreements between the Company or its Subsidiaries, on the one hand, and any current or former directors, officers and employees, as the case may be, of the Company and its Subsidiaries, on the other hand, in effect immediately prior to the Effective Time, and any indemnification, exculpation or advancement provisions under the Company Organizational Documents or the comparable charter or organizational documents of any of its Subsidiaries as in effect on the date hereof, in each case to the maximum extent permitted by Law, and shall not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights of such indemnitee thereunder for any acts or omissions occurring prior to the Effective Time for a period of six years from the Effective Time; provided however, that all rights to indemnification and advancement of expenses in respect of any Action or claim made during such period shall continue until the disposition of such Action or claim.

(b) Prior to the Effective Time, the Company will endeavor to enter into a directors’ and officers’ liability insurance policy covering those Persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy (such policy, a “Company D&O Policy”), for a period of six years after the Effective Time. If the Company is unable to obtain such a Company D&O Policy prior to the Effective Time, Parent shall cause the Surviving Corporation, and from and after the Secondary Merger, the Surviving Company to, maintain in effect, for a period of six years after the Closing Date, a Company D&O Policy with a creditworthy issuer; provided, however, that in no event shall Parent be required to expend annually more than 225% of the annual premium currently paid by the Company for such coverage (the approximate amount of which is set forth on Section 6.9(b) of the Company Schedule) and, if the cost for such coverage is in excess of such amount, Parent shall be required only to maintain the maximum amount of coverage as is reasonably available for 225% of such annual premium.

(c) The Company shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnitee and/or Insured Party in enforcing the indemnity and other obligations provided hereunder or other applicable indemnification obligation referenced to herein. If expenses are advanced to any Person, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such Person is not entitled to indemnification.

(d) If Parent, the Surviving Corporation (and from and after the Secondary Merger, the Surviving Company) or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation (and from and after the Secondary Merger, the Surviving Company), as the case may be, shall assume the obligations set forth in this Section 6.9 to the extent permitted by Law.

(e) The provisions of this Section 6.9 are intended for the benefit of, and shall be enforceable by, each of the Persons indemnified hereby, and his or her heirs and Representatives. The provisions in this Section 6.9 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, applicable Law or otherwise.

6.10 No Solicitation.

(a) Subject to the remainder of this Section 6.10, from the Effective Date until the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company agrees that it shall not, and that it shall cause its Subsidiaries or any Representative of the Company or any of its Subsidiaries not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage, induce, or facilitate or take any other action designed to facilitate the submission of any proposals or offers that constitute or that could reasonably be expected to lead to any Acquisition Proposal, (ii) engage in any discussions or negotiations with, furnish any nonpublic information regarding the Company or any of its Subsidiaries to, or otherwise cooperate with, any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) except as permitted by Section 6.2(d), approve, endorse, or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than an acceptable confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing terms no less favorable to the Company than the terms of confidentiality provisions set forth in the Letter of Intent).

(b) Notwithstanding anything to the contrary contained in Section 6.10(a), if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval), (i) the Company has received a bona fide written, unsolicited Acquisition Proposal that did not otherwise result from a breach of this Section 6.10 or any standstill or similar agreement, from a third party and (ii) the Board of Directors of the Company determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company may, subject to compliance with Section 6.10(c), (A) furnish nonpublic information regarding the Company and its Subsidiaries to the third party making such Acquisition Proposal and (B) participate in discussions or negotiations with the third party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that the Company (x) will not, and will cause its Representatives not to, disclose any nonpublic information to such third party without entering into an acceptable confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing terms no less favorable to the Company than the terms of the confidentiality provisions set forth in the Letter of Intent and (y) will as promptly as reasonably practicable (but in no event later than 24 hours) after it is provided to such third party provide to Parent any nonpublic information concerning the Company or its Subsidiaries provided to such third party which was not previously provided to Parent; and provided, further, that the Company will not take any of the actions described in (A) or (B) above unless and until the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to take that action would be inconsistent with its fiduciary duties to the Company’s Stockholders under applicable Law. The Board of Directors of the Company shall not take any of the actions referred to in clauses (A) and (B) of the preceding sentence unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action at least one Business Day prior to taking such action. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding two sentences by any Representative of the Company or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of the Company or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 6.10 by the Company.

(c) During the period from the date hereof to the Closing Date, the Company shall notify Parent promptly (and in no event later than 24 hours) after receipt by the Company or, to the Company’s Knowledge, any Representative of the Company of any Acquisition Proposal, or of any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Person in connection with an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Person making, and the terms and conditions of, any Acquisition Proposal, indication or request (including providing Parent with a copy of all material documentation and correspondence with the Person making such Acquisition Proposal relating thereto). The Company shall keep Parent reasonably informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request and promptly (but in no event later than 24 hours) provide Parent with copies of all written correspondence or communications sent or provided to or by the Company and its Representatives in connection with any Acquisition Proposal.

(d) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal and shall request that any such Person (or its agents and advisors) in possession of confidential information about the Company or its Subsidiaries that was previously furnished to such Person by or on behalf of the Company or any of its Subsidiaries to return or destroy all such information.

(e) During the period from the date of this Agreement through the Effective Time or the earlier termination of this Agreement in accordance with its terms, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving the Company or any standstill agreement to which it is a party unless the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law. During such period, the Company or its Subsidiaries, as the case may be, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in each case except to the extent that the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

(f) Nothing set forth in this Section 6.10 shall prohibit the Company or the Board of Directors of the Company, directly or indirectly through its Representatives, from taking and disclosing to the Company’s Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act (or any similar communication to the Company Stockholders) or (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Company’s Stockholders) if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s Stockholders under applicable law; provided that this Section 6.10(f) shall not be deemed to permit the Board or any committee thereof to make a Change in Recommendation in the Proxy Statement/Prospectus or take any of the actions referred to in Section 6.10(b), except to the extent permitted by Section 6.2(d)(i) or Section 6.2(d)(ii).

6.11 Subsequent Financial Statements. As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, the Company shall furnish to Parent (a) consolidated and consolidating financial statements (including balance sheets, statements of operations and shareholders’ equity) of the Company and its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period, and (c) any reports provided to the Board of Directors of the Company or any committee thereof relating to the financial performance of the Company. In addition, the Company shall furnish Parent with a copy of each report filed by the Company or any of its Subsidiaries with a Governmental Entity within three Business Days following the filing thereof. All information furnished by the Company to Parent pursuant to this Section 6.11 shall be held in confidence to the same extent of Parent’s obligations under the Letter of Intent.

6.12 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and Parent’s and the Company’s Subsidiaries shall take all such necessary action as may be reasonably requested by Parent or the Company, as the case may be.

6.13 Stockholder Litigation. The Company shall give Parent the opportunity to participate, but not control, at Parent’s expense, in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.14 Listing Application. Parent shall promptly prepare and submit to NASDAQ a listing application covering the Parent Depositary Shares deliverable in connection with the Merger and to obtain, prior to the Effective Time, approval for the listing of such Parent Depositary Shares, subject to official notice of issuance. Each of Parent, Merger Sub and Secondary Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to enable and facilitate the listing of the Parent Depositary Shares on NASDAQ. The Company shall use its reasonable best efforts to cooperate with Parent to enable and facilitate the listing of the Parent Depositary Shares on NASDAQ.

6.15 Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of NASDAQ to enable and facilitate the delisting of the Common Stock from NASDAQ by the Surviving Corporation as promptly as practicable after the Effective Time and deregistration of the Common Stock under the Exchange Act as promptly as practicable after such delisting. The Company shall not cause the Common Stock to be delisted from NASDAQ prior to the Effective Time.

6.16 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except (i) as Section 6.9 and Article 10 otherwise provide, (ii) withholding, transfer or other similar Taxes and/or (iii) as otherwise agreed in writing by the parties.

6.17 Rule 16b-3 Approval. Prior to the Effective Time, Parent and the Company shall each take such steps as may be necessary or appropriate to cause any disposition of shares of Common Stock, shares of Preferred Stock, Company Options or Company Warrants in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.18 Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (a) cause Merger Sub, Secondary Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, and (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

6.19 No Control. Notwithstanding anything herein to the contrary, nothing contained in this Agreement is intended to give Parent, Merger Sub or Secondary Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.20 Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto, at the reasonable request of another party hereto and at the expense of the party so requesting, shall execute and deliver such documents and take such actions as may be necessary or desirable for the purpose of facilitating the consummation of the Transactions.

6.21 Treatment as a Reorganization.

(a) Parent, the Company, Merger Sub and Secondary Merger Sub intend that the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger and the Secondary Merger to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so by applicable Law.

(b) Parent, the Company, Merger Sub and Secondary Merger Sub hereby adopt this Agreement as well as any other agreements entered into pursuant to this Agreement as a single plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

(c) None of Parent, the Company, Merger Sub or Secondary Merger Sub shall, nor shall they permit their Subsidiaries to, take any action, and Parent, the Company, Merger Sub and Secondary Merger Sub shall not, and shall ensure that their Subsidiaries do not, fail to take any action which action or failure to act would prevent or impede, the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, from qualifying (or reasonably would be expected to cause the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes along with the other transactions effected pursuant to this Agreement, to fail to qualify) as a “reorganization” within the meaning of Section 368(a) of the Code.

6.22 KRN 5500. For a period of no less than nine months following the Closing, Parent shall allow the chief medical officer and the vice president of scientific and regulatory affairs of the Surviving Company to use commercially reasonable efforts to pursue potential third party financing to continue the development of the Company’s KRN 5500 program. During this period, such parties may spend a reasonable amount of time on this effort, provided however, that in no event shall they spend more than one-third of their time on such effort, and Parent shall maintain the Company’s Intellectual Property related to this program consistent with past practices.

6.23 Secondary Merger.

(a) Immediately after the Effective Time, the Surviving Corporation shall merge with and into Secondary Merger Sub. From and after the effectiveness of the Secondary Merger, the separate corporate existence of the Surviving Corporation shall cease and Secondary Merger Sub shall continue as the surviving entity in the Secondary Merger (the “Surviving Company”) and all of the rights and obligations of the Surviving Corporation under this Agreement shall be deemed the rights and obligations of the Surviving Company. The Secondary Merger shall have the effects set forth in DGCL. Parent and Secondary Merger Sub shall take all reasonable steps and actions as shall be required to cause the Surviving Corporation and Secondary Merger Sub to consummate the Secondary Merger as set forth in this Section 6.23.

(b) The directors and officers of the Surviving Corporation immediately prior to the Secondary Merger shall be the initial directors and officers of the Surviving Company, each to hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in a manner provided in the Surviving Company Charter and Surviving Company Bylaws, as the case may be.

6.24 Employee Bonus Pool. Subject to and following the consummation of the Merger, Parent shall set aside an aggregate of $300,000 (the “Employee Bonus Pool”) to establish an employee bonus program to be offered to employees of the Company who become employees of Parent following the Closing. Parent will determine, in consultation with the Company, the structure of such employee bonus program and the allocation of the Employee Bonus Pool, provided that any payments made under the Employee Bonus Pool will be made at the same time, upon the same circumstances, and in a proportional amount, that any payments are made to Stockholders pursuant to the terms of the CVR Agreement, if any. All bonus payments made pursuant to this Section 6.24 shall be subject to the collection of all applicable federal and state income and employment withholding taxes.

6.25 Attorney Client Privilege. Recognizing that K&L Gates LLP has acted as legal counsel to the Company, its Subsidiaries, certain of the direct and indirect holders of shares of Common Stock, Preferred Stock and certain of their respective Affiliates prior to date hereof, and that K&L Gates LLP intends to act as legal counsel to certain of the direct and indirect holders of shares of Common Stock and their respective Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, each of Parent, Merger Sub, Secondary Merger Sub and the Company hereby waives, on its behalf and agrees to cause its Affiliates, the Surviving Corporation, the Surviving Company and each of their Subsidiaries to waive, any conflicts that may arise in connection with K&L Gates LLP representing the Stockholder Representative or any direct or indirect holders of the shares of Common Stock or their Affiliates after the Closing as such representation may relate to Parent, Merger Sub, Secondary Merger Sub, the Company, the Surviving Corporation, the Surviving Company and each of their Subsidiaries or the transactions contemplated by this Agreement. In addition, all communications involving attorney-client confidences between direct and indirect holders of shares of Common Stock, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and K&L Gates LLP, on the other hand, relating solely to the negotiation, documentation and consummation of the transactions contemplated by this Agreement shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Company, the Surviving Corporation, the Surviving Company or their respective Subsidiaries). Accordingly, and notwithstanding anything in Section 259 of the DGCL or this Agreement to the contrary, the Surviving Corporation, the Surviving Company and each of their Subsidiaries shall not have access to any such communications or to the files of K&L Gates LLP relating to such engagement from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (a) the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Surviving Corporation, the Surviving Company and each of their Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Corporation, the Surviving Company or any of their Subsidiaries shall be a holder thereof, (b) to the extent that files of K&L Gates LLP in respect of such engagement constitute property of the client, only the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Surviving Corporation, the Surviving Company and each of their Subsidiaries) shall hold such property rights and (c) K&L Gates LLP shall have not duty whatsoever to reveal or disclose any such attorney-client communications or file to the Surviving Corporation, the Surviving Company or any of their Subsidiaries by reason of any attorney-client relationship between K&L Gates LLP and the Company or any of its Subsidiaries or otherwise. Notwithstanding the foregoing, none of the Surviving Corporation, the Surviving Company or any of their Subsidiaries is waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any agreement in connection therewith) in connection with any third-party litigation.

ARTICLE 7.

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Parent and the Company:

(a) Stockholder Approval. The Company shall have obtained the Company Stockholder Approval in accordance with the DGCL.

(b) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired.

(c) Registration Statement and Form F-6. The Registration Statement and Form F-6 shall have each been declared effective by the SEC, and no stop order suspending the effectiveness of each of the Registration Statement and Form F-6 shall have been issued or remain in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC, the basis for which still exists.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction, U.S. or non-U.S., or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an “Injunction”) contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Merger.

(e) NASDAQ Listing. The Parent Depositary Shares to be delivered pursuant to the Merger and the other transactions contemplated by this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company contained in Section 3.3(a), (b), (c) and (d) shall be true and correct, subject only to de minimis accuracies (A) as of the date of this Agreement and (B) as of the Closing (in each case (A) and (B), except with respect to representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date); and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (A) as of the date of this Agreement and (B) as of the Closing Date (in each case (A) and (B), except with respect to representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(ii) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect). Each of Parent and Merger Sub shall have received a certificate signed on behalf of the Company by each of the President and Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Covenants and Agreements. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Each of Parent and Merger Sub shall have received a certificate signed on behalf of the Company by each of the President and Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Resignations. Each director of the Company and, if requested in writing by Parent not less than three Business Days prior to the Closing Date, of each Subsidiary of the Company, in each case, who is not also an employee of the Company and/or any of its Subsidiaries shall have resigned or been removed in his or her capacity as a director, effective as of, or prior to, the Closing.

(d) No Material Adverse Effect. Since the date of hereof, there shall not have occurred any Company Material Adverse Effect. Each of Parent and Merger Sub shall have received a certificate signed on behalf of the Company by each of the President and Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(e) Dissenting Shares. The aggregate number of Dissenting Shares, the holders of which have properly exercised dissenter’s rights pursuant to Section 262 of the DGCL, shall not equal 10.0% or more of the total shares of Common Stock and Preferred Stock, taken as a whole, outstanding as of the record date of the Company Stockholder Meeting.

(f) FIRPTA Certificate. The Company shall have delivered to Parent a certificate, signed under penalties of perjury and dated within thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Reg. §§ 1.897-2(h) and 1.1445-2(c)(3) and confirms that Company is not, nor has been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code and shall comply with the requirements of Treasury Reg. § 1.897-2(h)(2) and 1.1445-2(c)(3); provided that, if the Company fails or is unable to comply with this Section 7.2(f), the Merger shall nonetheless close and Parent may withhold or cause to be withheld the amount required to be withheld under Section 1445 of the Code as determined by Parent.

(g) Tax Opinion. Parent shall have received a written opinion from Brown Rudnick LLP, counsel to Parent, dated as of the Closing Date, to the effect that the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes, should qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Parent and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion. If Brown Rudnick LLP does not render such opinion, this condition may be satisfied if K&L Gates LLP renders such opinion, relying upon such representations.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of Parent, Merger Sub and Secondary Merger Sub contained in Section 4.2 shall be true and correct, subject only to de minimis inaccuracies (A) as of the date of this Agreement and (B) as of the Closing (in each case (A) and (B), except with respect to representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date); and (ii) each of the other representations and warranties of Parent, Merger Sub and Secondary Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (in each case (A) and (B), except with respect to representations and warranties that address matters only as of a particular date, which shall remain true and correct as of such date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Parent, Merger Sub and Secondary Merger Sub are not so true and correct unless the failure of such representations and warranties to be so true and correct (read for purposes of this Section 7.3(a)(ii) without any materiality, Parent Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect). The Company shall have received a certificate signed on behalf of Parent by each of the President and Chief Executive Officer and the Finance Director of Parent to the foregoing effect.

(b) Performance of Covenants and Agreements. Each of Parent, Merger Sub and Secondary Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement (including Parent entering into the CVR Agreement with the Rights Agent) at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by each of the President and Chief Executive Officer and the Finance Director of Parent to such effect.

(c) No Material Adverse Effect. Since the date of hereof, there shall not have occurred any Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by each of the President and Chief Executive Officer and the Finance Director of Parent to such effect.

(d) Tax Opinion. The Company shall have received a written opinion from K&L Gates LLP, counsel to the Company, dated as of the Closing Date, to the effect that the Merger and the Secondary Merger, considered together as a single integrated transaction for United States federal income Tax purposes, should qualify as a reorganization under Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of the Company, Parent and others, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion. If K&L Gates LLP does not render such opinion, this condition may be satisfied if Brown Rudnick LLP renders such opinion, relying upon such representations.

7.4 Frustration of Closing. None of the Company, Parent, Merger Sub or Secondary Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby or due to the failure of such party to perform any of its other obligations under this Agreement.

ARTICLE 8.

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Stockholders:

(a) by the mutual written consent of Parent and the Company;

(b) by either Parent or the Company upon written notice to the other party if:

(i) the Closing shall not have occurred on or before November 15, 2015 (other than as a result of a material breach of this Agreement by the party seeking to terminate the Agreement) (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party where (A) a party’s action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur on or before such date and (B) if the principal reasons for the failure of the Merger to occur on or before such date is caused by the requirements of the SEC and/or NASDAQ remaining to be satisfied and the Company and Parent mutually agree that such requirements are reasonably likely to be satisfied on or before December 31, 2015, then the Termination Date shall be December 31, 2015;

(ii) if (1) any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree, ruling or other action is final and non-appealable or (2) a Law is enacted that is in effect at the time of such termination and renders the Merger illegal in the United Kingdom or the United States or any State thereof at the time of such termination; or

(iii) if the Company Stockholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained, provided however, that the terminating party is not in breach of its obligations under Section 6.2; or

(c) by Parent upon written notice to the Company:

(i) if there shall have been a material breach by the Company of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Section 7.1 or Section 7.2, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Company of such breach; provided, however, the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available to Parent if at such time the Company would be entitled to terminate this Agreement pursuant to Section 8.1(d)(i); or

(ii) if (A) the Company shall have effected a Change in Recommendation, whether or not permitted by the terms hereof; (B) the Company shall have failed to include in the Proxy Statement/Prospectus the Company Board Recommendation; (C) the Board shall have approved, endorsed, or recommended any Acquisition Proposal; (D) following the request in writing by Parent, the Board of Directors of the Company shall have failed to reaffirm publicly the Company Board Recommendation within seven Business Days after Parent requests in writing that such recommendation be reaffirmed publicly; or (E) the Company, or any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries, shall have breached, in any material respect, the provisions of Section 6.2 or 6.10; or

(iii) in the event of the occurrence of a Company Material Adverse Effect; or

(d) by the Company upon written notice to Parent, Merger Sub and Secondary Merger Sub:

(i) if there shall have been a material breach by Parent, Merger Sub or Secondary Merger Sub of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Section 7.1 or Section 7.3, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Company of such breach; provided, however, the right to terminate this Agreement under this Section 8.1(d)(i) shall not be available to the Company if at such time (A) there has occurred a Company Material Adverse Effect, (B) Parent would be entitled to terminate this Agreement pursuant to Section 8.1(c)(i), or (C) the Company is otherwise in material breach of its obligations hereunder; or

(ii) if the Company effects a Change in Recommendation to accept an Acquisition Proposal in accordance with Section 6.2, provided that the right to terminate this Agreement pursuant to this

Section 8.1(d)(ii) shall not be available to the Company unless the Company pays or has paid the Break Fee to Parent in accordance with Article 9.

A party hereto may only terminate this Agreement if such termination has been duly authorized by an action of the Board of Directors (or a duly authorized committee thereof) of such party.

8.2 Notice of Termination; Effect of Termination. A party desiring to terminate this Agreement shall give written notice of such termination to the other party, specifying the provision pursuant to which such termination is effective. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force and effect, except (i) each of this Section 8.2, Section 8.3, Article 9, Article 10 and Article 11, shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any material breach of this Agreement occurring prior to the termination of this Agreement that is a consequence of an act or failure to act of an executive officer of the party taking such act or failing to take such act with the actual knowledge that the taking of such act or the failure to take such act would, or would be reasonably expected to, cause a material breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated as provided in Section 8.1 and the Company pays the Break Fee to Parent in accordance with Article 9, the Company’s payment of the Break Fee shall be the sole and exclusive remedy of Parent, Merger Sub and Secondary Merger Sub or any of its current or former Representatives against the Company or any of its current or former Representatives for, and in no event, shall Parent, Merger Sub or Secondary Merger Sub be entitled to recover any other money damages or seek any other remedy based on a claim in law or in equity, (1) any loss suffered, directly or indirectly as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, or (3) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Break Fee on more than one occasion, whether or not the Break Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

8.3 Effect of Termination on Letter of Intent. No termination of this Agreement shall affect the obligations of the parties contained in the Letter of Intent with respect to confidentiality, which obligations shall survive termination of this Agreement in accordance with their terms.

ARTICLE 9.

BREAK FEE AND EXPENSES

9.1 Expenses. Other than as specifically provided in this Article 9, elsewhere in this Agreement or otherwise agreed to in writing by the parties hereto, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.

9.2 Break Fee; Expenses Payable to Parent.

(a) In consideration of the commitment of time and expense by Parent on its due diligence investigation of the Company and its business and of Parent agreeing to commit further time and expense to the preparation of the listing of Parent Depositary Shares, the Company shall pay to Parent the Break Fee in the event that this Agreement is terminated as follows:

(i) if this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii), then the Company shall pay the entire Termination Fee by the second Business Day following such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then the Company shall pay to Parent the entire Break Fee upon such termination; or

(iii) if this Agreement is terminated (A) by Parent pursuant to Section 8.1(c)(i), (B) by the Company or Parent pursuant to Section 8.1(b)(iii) or (C) by the Company or Parent pursuant to Section 8.1(b)(i), and in any such case of (A), (B) or (C) above, an Acquisition Proposal (including a previously communicated Acquisition Proposal) shall have been publicly announced or otherwise communicated to a member of senior management or the Board of Directors of the Company (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to receipt of the Company Stockholder Approval, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), and, in each case, within 12 months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, any Acquisition Transaction, then the Company shall pay to Parent the Break Fee by the second Business Day following the date the Company enters into such definitive agreement or consummates such transaction.

(b) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(iii), but only to the extent such termination pertains to subsection (b) of the definition of Company Material Adverse Effect set forth herein, the Company shall pay all documented, reasonable costs and expenses up to $525,000 incurred by Parent in connection with this Agreement and the transactions contemplated hereby.

9.3 Payments. All amounts paid pursuant to this Article 9 shall be by wire transfer of immediately available funds to the account of Parent set forth in Section 9.3 of the Parent Schedules (as such schedule may be amended from time to time). Each party hereto agrees that the agreements contained in this Article 9 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amounts due under this Article 9 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, then the Company shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the reasonable, documented out-of-pocket costs and expenses of the party seeking collection (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE 10.

SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; INDEMNIFICATION

10.1 Survival of Representations and Warranties and Covenants and Agreements. All representations and warranties made by the Company herein shall survive the Effective Time and shall remain in full force and effect until the expiration of the CVR Payment Period. All covenants, obligations and agreements of the Company contained herein to be performed after the Effective Time shall remain in full force and effect until the expiration of the CVR Payment Period or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. It is the express intent of the parties that, if the survival period as contemplated by this Section 10.1 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time period set forth in this Section 10.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

10.2 Indemnification. From and after the Closing, and subject to the limitations in Section 10.7, the Stockholders (the “Indemnifying Party”), severally and not jointly, will indemnify, hold harmless, and defend Parent and its officers, directors, and Affiliates (the “Indemnified Party” or, collectively the “Indemnified Parties”) against any Adverse Consequences (as defined below) which the Indemnified Party may suffer based upon, arising out of, with respect to or by reason of a breach of:

(a) any misrepresentation or breach of any of the representations or warranties of the Company contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the misrepresentation or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company prior to the Closing pursuant to this Agreement;

provided that the Indemnified Party makes a written claim for indemnification against the Indemnifying Party pursuant to Section 10.3 or 10.4 below, as applicable, during the period set forth in Section 10.1 above.

For purposes of this Article 10, any references to the Indemnifying Party (except provisions relating to an obligation to make or right to receive payments) shall be deemed to refer to the Stockholder Representative, acting on behalf of the Stockholders. For the avoidance of doubt, the Stockholder Representative, in its capacity as such, shall have no liability whatsoever for any claims made pursuant to this Article 10 and is only acting on behalf of the Stockholders.

10.3 Matters Involving Third Parties.

(a) If any third party notifies the Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against the Indemnifying Party under this Article 10, then the Indemnified Party shall within 10 days notify the Stockholder Representative in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will defend against the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party defends against the Third-Party Claim in a reasonably diligent manner. The Stockholder Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records reasonably relating to such Third-Party Claim and furnishing, without expense (other than reimbursement by Parent of any actual out-of-pocket expenses of the Indemnifying Party, subject to the terms and conditions set forth in Section 11.1(c) hereof) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(c) So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 10.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim subject to the Indemnifying Party’s right to direct the defense, (ii) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the Indemnified Party receives a full release with respect to such Third-Party Claim, any monetary damages are paid in full by the Indemnifying Party and the settlement, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party.

(d) In the event the Indemnifying Party does not assume control of the defense of any Third-Party Claim, (i) the Indemnified Party may defend against the Third-Party Claim, and (ii) the Indemnified Party may consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party. In the event the Indemnifying Party does not assume control of the defense of any Third-Party Claim, the Indemnified Party may offset any costs of defending against a Third-Party Claim (including, without limitation, attorney’s fees and expenses) as set forth in Section 10.8.

10.4 Direct Claims. Any Action by an Indemnified Party on account of Adverse Consequences which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Stockholder Representative reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially adversely prejudiced thereby. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist and reasonably cooperate with the Indemnifying Party’s investigation, including, without limitation, by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records that the Indemnifying Party reasonably believes is necessary to assist them in evaluating and defending any such Direct Claim) as the Indemnifying Party or any of its professional advisors may reasonably request; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of the Indemnified Party. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party may pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement (including, without limitation, the provisions of Sections 10.6 and 10.8 hereof).

10.5 Adverse Consequences. For purposes of this Article 10, “Adverse Consequences” means all damages, costs, obligations, liabilities, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses; provided, however, that Adverse Consequences shall exclude punitive, incidental, consequential and special damages (except to the extent included in damages paid by or on behalf of the Indemnified Party in respect of any Third Party Claim). The Indemnified Party shall have the burden of proof in establishing the amount of Adverse Consequences suffered by it. For purposes of determining the amount of any Adverse Consequences, such amount shall be reduced by any amounts of any insurance proceeds received or receivable (unless the Indemnified Party’s right to such insurance proceeds is disputed, in which case such reduction shall occur, or amounts shall be refunded to the Indemnifying Party, when such proceeds are received) (collectively, “Insurance Benefits”). The Indemnified Party agrees to use its reasonable efforts to recover any Adverse Consequences from available insurance policies, and to reimburse the Indemnifying Party with respect to indemnification payments made by the Indemnifying Party which are subsequently recovered by the Indemnified Party from insurance. In calculating any Adverse Consequences there shall be deducted any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any third Person with respect thereto, net of any reasonable, out-of-pocket costs related to obtaining such payment.

10.6 No Other Indemnification Provisions. Except as otherwise provided in Section 11.8 herein, the foregoing indemnification provisions are the sole and exclusive remedy for any and all claims an Indemnified Party hereto may have from and after the Closing Date with respect to a breach of any representation, warranty, covenant and agreement made by the Company pursuant to this Agreement, and the Indemnified Party will not have any other entitlement, remedy or recourse, whether in contract, tort or otherwise; it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the parties to the fullest extent permitted by law. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to any statutory, equitable or common law remedy in addition to the foregoing indemnification provisions for any and all claims for or based on willful material misconduct or intentional fraud by the Indemnifying Party.

10.7 Limitation on Indemnification; Mitigation. Notwithstanding anything to the contrary in this Article 10, an Indemnifying Party (taken as a whole) shall not have any liability pursuant to Section 10.2 with respect to Adverse Consequences unless and until the aggregate amount of Adverse Consequences that would otherwise be payable exceeds $225,000 in the aggregate, whereupon the Indemnifying Party shall be liable for only such portion of the Adverse Consequences exceeding such amount. In no event shall an Indemnifying Party (taken as a whole) have liability pursuant to Section 10.2 in excess of the aggregate amount of unpaid payments otherwise payable by Parent pursuant to the CVR Agreement to the Stockholders from time to time. Each Person entitled to indemnification under this Article 10 shall be required to take commercially reasonable steps to mitigate such person’s damages.

10.8 Offset. Any Adverse Consequences payable to Parent pursuant to this Article 10 shall be satisfied solely by an offset against payments otherwise payable by Parent pursuant to the CVR Agreement to the Stockholders, severally and not jointly and on a pro-rata basis.

10.9 Reserved.

10.10 Materiality. For purposes of this Article 10, any misrepresentation or breach of any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

ARTICLE 11.

MISCELLANEOUS

11.1 Stockholder Representative.

(a) By approving this Agreement and the transactions contemplated hereby or by executing and delivering a letter of transmittal, without further act of any Stockholder, each Stockholder shall have irrevocably authorized and appointed Stockholder Representative as such Person’s representative, exclusive agent and attorney-in-fact to act on behalf of such Person with respect to this Agreement and any agreement contemplated hereby or thereby and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement or any agreement contemplated hereby or thereby, including the exercise of the power to (but in each case solely as the representative of the Stockholders):

(i) give and receive notices and communications;

(ii) take all actions necessary to authorize the offset of any payments payable by Parent pursuant to the CVR Agreement to the Stockholders in satisfaction of any amounts owed to Parent pursuant to Article 10;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article 10;

(iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article 10;

(v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement or any agreement contemplated hereby or thereby;

(vi) make all elections or decisions contemplated by this Agreement or any agreement contemplated hereby or thereby;

(vii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Stockholder Representative in complying with its duties and obligations; and

(viii) take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Notwithstanding the foregoing, the Stockholder Representative shall have no obligation to act on behalf of the Stockholders, except as expressly provided herein, and for purposes of clarity, there are no obligations of the Stockholder Representative in any ancillary agreement, schedule, exhibit or the applicable Schedules. After the Effective Time, Parent shall be entitled to deal exclusively with Stockholder Representative on all matters on behalf of the Stockholders relating to this Agreement (including Article 10) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by Stockholder Representative, as being fully binding upon such Person. After the Effective Time, notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders. The Stockholder Representative shall be entitled to: (i) rely upon any signature believed by it to be genuine, and (ii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Stockholder or other party. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Stockholders and shall be final, binding and conclusive upon each such Person and such Stockholder’s successors as if expressly confirmed and ratified in writing by such Stockholder. No Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same and each Stockholder waives any and all defenses which may be available to contest, negate or disaffirm the action of the Stockholder Representative taken under this Agreement. The provisions of this Section, including the power of attorney granted hereby, and the powers, immunities and rights to indemnification granted to the Stockholder Representative hereunder: (i) are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or more Stockholders or any other Person, or by operation of Law, whether by death, liquidation, bankruptcy, incompetence or other event, and (ii) shall survive the delivery of an assignment, whether permitted or not, by any Stockholder of the whole or any fraction of his, her or its interest in CVRs.

(b) The Stockholder Representative may resign at any time. The Stockholder Representative may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Stockholders (the “Majority Holders”); provided, however, in no event shall Stockholder Representative be removed without the Majority Holders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the removal of Stockholder Representative. In the event of the death, incapacity, resignation, dissolution or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub, Secondary Merger Sub, the Surviving Corporation and the Surviving Company shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 11.1(a) above. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholder Representative and the Closing and/or any termination of this Agreement.

(c) From time to time following the Effective Time, and for the purpose of funding any fees and expenses of the Stockholder Representative arising in connection with the administration of the Stockholder Representative’s duties under this Agreement or the CVR Agreement after the Effective Time, the Stockholder Representative shall, upon presentment to Parent of documented proof of such fees and expenses, be entitled to have such fees and expenses promptly reimbursed by Parent; provided, however, that the aggregate amount of such fees and expenses shall not exceed $600,000 (such amount, and less any disbursements therefrom, the “Stockholder Representative Expense Fund”). The Stockholder Representative Expense Fund shall be offset against any amounts that may be payable pursuant to the terms of the CVR Agreement. In the event that the Stockholder Representative Expense Amount shall be insufficient to satisfy the expenses of the Stockholder Representative, and in the event there are any payments payable under the CVR Agreement, the Stockholder Representative shall be entitled to recover any such expenses from Parent, which amount will be offset against any amounts payable under the CVR Agreement. Any balance of the Stockholder Representative Expense Fund not used for such purposes following the expiration of any rights pursuant to Article 10 herein shall be paid to the Stockholders in accordance with the terms of the CVR Agreement, if any payments are due. For the avoidance of doubt, in no event shall Parent or Surviving Corporation be responsible for any expenses of the Stockholder Representative except from the Stockholder Representative Expense Fund.

(d) The Stockholder Representative (together with its members, managers, directors, officers, contractors, agents and employees) shall not be liable to Parent, the Stockholders or any other Person for actions taken or omitted in connection with this Agreement, the CVR Agreement or any other agreements contemplated hereby or thereby while acting in good faith, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, willful misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith). Parent and the Stockholders acknowledge that the Stockholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or administration of its duties and shall be entitled to resign without any further obligation or responsibility in the event that insufficient funds are available to it to effectively perform its responsibilities and obligations hereunder and under the CVR Agreement and any other agreements contemplated hereby or thereby.

11.2 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be delivered in writing and deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, at 5:00 p.m., New York City time, on the third Business Day after being sent; and (e) if sent by overnight delivery via a national courier service, at 5:00 p.m., New York City time, one Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below:

(a)	if to Parent, Merger Sub or Secondary Merger Sub, to:

Midatech Pharma PLC

65 Innovation Drive

Milton Park, Abingdon

Oxfordshire OX14 4RQ

United Kingdom

Attn: Nick Robbins-Cherry

Telephone: +44 1235 841 575

Email: nickrc@midatechpharma.com

With a copy (which shall not constitute notice) to:

Brown Rudnick LLP

8 Clifford Street

London W1S 2LQ

United Kingdom

Attn: Tim Matthews

Fax: 020 7851 6100

Telephone: 020 7851 6126

Email: tmatthews@brownrudnick.com

and

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02110

United States of America

Attn: Sam Williams

Fax: (617) 289-0440

Telephone: (617) 856-8200

Email: swilliams@brownrudnick.com

(b)	if to the Company, to:

DARA BioSciences, Inc.

8601 Six Forks Road

Suite 160

Raleigh, North Carolina 27615

United States of America

Attn: Christopher Clement

Fax: (919) 861-0239

Telephone: (919) 861-0198

Email: CClement@darabiosciences.com

With a copy (which shall not constitute notice) to:

K&L Gates LLP

Hearst Tower

47th Floor

214 North Tryon Street

Charlotte, North Carolina 28202

United States of America

Attn: Mark R. Busch

Fax: (704) 353-3140

Telephone: (704) 331-7440

Email: mark.busch@klgates.com

(c)	if to the Stockholder Representative, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, Colorado 80202

United States of America

Attn: Managing Director

Fax: (303) 623-0294

Telephone: (303) 648-4085

Email: deals@srsacquiom.com

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

11.3 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

11.4 Schedules. All capitalized terms not defined in the applicable Schedules shall have the meanings assigned to them in this Agreement. Each representation and warranty of a party in this Agreement is made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth on such party’s Schedule. The disclosure of any matter in any section of a party’s Schedule shall be deemed to be a disclosure by such party for all purposes of this Agreement and all other sections of such party’s Schedule to which such disclosure reasonably would be inferred. The listing of any matter on a party’s Schedule shall expressly not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s Schedule relating to any possible breach or violation by such party of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s Schedule be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement.

11.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the CVR Agreement, the Voting Agreements, the Parent Schedule and the Company Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except (i) the third party beneficiaries contemplated by Section 6.9 and Article 10, (ii) the right of the Company, on behalf of its Stockholders, to pursue damages (including damages for the loss of economic benefits) on their behalf in the event of Parent’s, Merger Sub’s or Secondary Merger Sub’s breach of this Agreement, and (iii) from and after the Effective Time, the right of the holders of Common Stock, Preferred Stock, Warrants and Company Stock Options to receive the applicable consideration to be paid hereunder as set forth in Article 2, nothing in this Agreement shall confer upon any other Person any rights or remedies hereunder.

11.6 Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, Merger Sub and Secondary Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ or AIM require further approval of the Stockholders of the Company or the stockholders of Parent, the effectiveness of such amendment or waiver shall be subject to the approval of the Stockholders of the Company or the stockholders of Parent, as applicable. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

11.7 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

11.8 Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto (on behalf of itself or third party beneficiaries of this Agreement, including the Company’s Stockholders) will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction related to this Agreement as provided in Section 9.11 without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity. Parent acknowledges and agrees that neither the Company nor any Stockholder has made any representation or warranty, expressed or implied, as to the Company or any Company Subsidiary or as to the accuracy or completeness of any information regarding the Company or any Company Subsidiary furnished or made available to Parent and its representatives, except as expressly set forth in this Agreement, and neither the Company nor any Stockholder shall have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of or reliance on, any such information or any information, documents or material made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.

11.9 Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.10 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction; provided, however, that any matter involving the internal corporate affairs of any party hereto shall be governed by the provisions of the jurisdictions of its incorporation.

11.11 Service of Process; Consent to Jurisdiction.

(a) SERVICE OF PROCESS. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PROCESS, PLEADING, NOTICES OR OTHER PAPERS BY THE MAILING OF COPIES THEREOF BY REGISTERED, CERTIFIED OR FIRST CLASS MAIL, POSTAGE PREPAID, TO SUCH PARTY AT SUCH PARTY’S ADDRESS SET FORTH HEREIN, OR BY ANY OTHER METHOD PROVIDED OR PERMITTED UNDER DELAWARE LAW. PARENT DESIGNATES AND APPOINTS SECONDARY MERGER SUB AND ITS REGISTERED AGENT IN THE STATE OF DELAWARE AND SUCH PERSON’S SUCCESSORS AND ASSIGNS AS ITS LAWFUL AGENT IN THE UNITED STATES OF AMERICA UPON WHICH MAY BE SERVED, AND WHICH MAY ACCEPT AND ACKNOWLEDGE, FOR AND ON BEHALF OF SUCH PARTY ALL PROCESS IN ANY ACTION, SUIT OR PROCEEDINGS THAT MAY BE BROUGHT AGAINST SUCH PARTY IN ANY OF THE COURTS REFERRED TO IN THIS SECTION 11.11, AND AGREES THAT SUCH SERVICE OF PROCESS, OR THE ACCEPTANCE OR ACKNOWLEDGMENT THEREOF BY SAID AGENT, SHALL BE VALID, EFFECTIVE AND BINDING IN EVERY RESPECT.

(b) CONSENT AND JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (I) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF SUCH COURT DOES NOT HAVE JURISDICTION OR WILL NOT

ACCEPT JURISDICTION, ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE; (II) CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; (III) WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT; AND (IV) AGREES THAT IT WILL NOT BRING ANY ACTION ARISING OUT OF THIS AGREEMENT IN ANY COURT OTHER THAN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF SUCH COURT DOES NOT HAVE JURISDICTION OR WILL NOT ACCEPT JURISDICTION, ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE.

11.12 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY, MERGER SUB AND SECONDARY MERGER SUB HEREBY IRREVOCABLY WAIVES FOR ITSELF, AND ITS RESPECTIVE AFFILIATES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY CLAIM, SUIT, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

* * * * * *

IN WITNESS WHEREOF, each party hereto has executed this Agreement as of the day and year first written above.

MIDATECH PHARMA PLC

By:	/s/ Jim Phillips
Name: Dr. J.N. Phillips
Title: CEO

MERLIN ACQUISITION SUB, INC.

By:	/s/ Jim Phillips
Name: Dr. J.N. Phillips
Title: CEO

DUKE ACQUISITION SUB, INC.

By:	/s/ Jim Phillips
Name: Dr. J.N. Phillips
Title: CEO

DARA BIOSCIENCES, INC.

By:	/s/ Christopher Clement
Name: Christopher Clement
Title: President and CEO

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholder Representative

By:	/s/ W. Paul Koenig
Name: W. Paul Koenig
Title: Managing Director

ANNEX B

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), dated June 3, 2015, is by and between Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (“Parent”), and the undersigned securityholder (the “Securityholder”) of DARA BioSciences, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company, Merlin Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Duke Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and Parent intend to enter into an Agreement and Plan of Merger of even date herewith (the ”Merger Agreement”), which provides for, among other things the merger (the ”Merger”) of Merger Sub, with and into the Company, on the terms and subject to the conditions set forth therein, pursuant to which each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the ”Common Stock”) shall automatically be converted into and represent the right to receive the merger consideration as set forth in the Merger Agreement, on the terms and subject to the conditions set forth therein;

WHEREAS, the Securityholder is the beneficial owner (for this and other terms of correlative meaning used throughout this Agreement, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of Shares (as defined below) as is indicated on Schedule I of this Agreement;

WHEREAS, the Securityholder believes that it is in his or her or best interest, as a shareholder in the Company, that the Merger be consummated;

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Securityholder undertake in advance to vote its shares in favor of the Merger; and

WHEREAS, for these reasons, and in consideration of the execution of the Merger Agreement by Parent, Securityholder, solely in his or her capacity as a shareholder of the Company, agrees and undertakes to vote the Shares (as defined below) in favor of the Merger and the adoption of the Merger Agreement on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Certain Definitions. For purposes of this Agreement:

(a) “Encumbrances” or “Encumbers” means, with respect to any security, any and all liens, claims, security interests, proxies, voting trusts or agreements, restrictions or any other encumbrances whatsoever on the title, transfer or exercise of any voting rights or other rights as a holder of such security.

(b) “Option” means, with respect to any security, any option, warrant, call, subscription, commitment or other contract representing the right to purchase or otherwise receive any such security or any interest in such security.

(c) The Securityholder shall be deemed to “Own” or to have acquired “Ownership” of a security if the Securityholder (i) is the record holder of such security or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security; provided, however, that the Securityholder shall not be deemed to “Own” or to have acquired “Ownership” of any security issuable pursuant to an Option until the actual issuance of such securities (for purposes of clarity, the Securityholder shall, however, be deemed to “Own” such Option).

(d) “Restricted Shares” means the shares of restricted stock of the Company issued under the Company Benefit Plans, if any.

(e) “Shares” means (i) all shares of Common Stock or preferred stock of the Company (“Preferred Stock”) (including any Restricted Shares entitled to vote) Owned by the Securityholder as of the date of this Agreement and (ii) all additional shares of Common Stock and Preferred Stock (including additional Restricted Shares entitled to vote) of which the Securityholder acquires Ownership during the period from the date of this Agreement until the termination of this Agreement (including through the exercise, vesting or settlement of an Option, warrant or other rights to purchase Common Stock).

(f) “Subject Securities” means (i) all securities of the Company (including all Shares and all Options to acquire any securities of the Company) Owned by the Securityholder as of the date of this Agreement and (ii) all additional securities of the Company (including additional Shares and additional Options to acquire any securities of the Company) of which the Securityholder acquires Ownership during the period from the date of this Agreement through the termination of this Agreement.

(g) The Securityholder shall be deemed to “Transfer” a security if (i) the Securityholder transfers, assigns, sells, gift-overs, pledges, Encumbers or otherwise disposes (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of such security or any interest in such security, (ii) the Securityholder grants any Option for such security or for any interest in such security, (iii) the Securityholders enters into any agreement or commitment providing for the transfer, assignment, sale, gift-over, pledge, encumbrance of, grant of an Option with respect to, or disposition of any interest in such security, or (iii) the Securityholder consents to any of the foregoing.

Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

Section 2. Representations and Warranties of the Securityholder. The Securityholder hereby represents and warrants to Parent as follows:

(a) Securityholder is the Owner of the Shares and Options indicated on the Schedule I of this Agreement, which are free and clear of any liens, adverse claims, charges or other Encumbrances (except as such Encumbrances arising under securities laws or for such liens, adverse claims, charges or other encumbrances as would not prohibit Securityholder’s compliance with its obligations pursuant to this Agreement or for such Subject Securities held in prime brokerage accounts or any Encumbrances created under any Company Benefit Plan or related agreement). To Securityholder’s knowledge, Securityholder does not beneficially own any securities of the Company other than the Shares and Options indicated on Schedule I of this Agreement. Securityholder has full power and authority to make, enter into and carry out the terms and conditions under this Agreement. The execution and delivery of this Agreement by Securityholder do not, and Securityholder’s performance of its obligations under this Agreement will not: (i) conflict with or violate any order, decree or judgment applicable to Securityholder or to the Subject Securities; or (ii) result in any breach of or constitute a default (with notice or lapse of time, or both) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on, any of the Subject Securities pursuant to any agreement to which Securityholder is a party or by which Securityholder is bound or affected, except in each case as would not prohibit Securityholder’s compliance with its obligations pursuant to this Agreement.

(b) This Agreement has been executed and delivered by the Securityholder, and, assuming due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of the Securityholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) There is no action, proceeding or investigation pending or, to the Securityholder’s knowledge, threatened against the Securityholder that questions the validity of this Agreement or any action taken or to be taken by the Securityholder in connection with this Agreement.

Section 3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Securityholder as follows:

(a) Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. Parent has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by Parent, and, assuming due authorization, execution and delivery by the Securityholder, constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) The execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby will not (i) result in a violation of, a default under or conflict with (A) the organizational documents of Parent or (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent is a party or by which Parent or its assets are bound or (ii) violate, or require any consent, approval, or notice under any judgment, order, decree, statute, law, rule or regulation applicable to Parent.

Section 4. Transfer of the Subject Securities. Prior to the termination of this Agreement, the Securityholder shall not: (a) Transfer any of the Subject Securities (except as may be specifically required by court order); (b) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (c) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Shares; (d) create or permit to exist any Encumbrance with respect to the Subject Securities; or (e) take any other action that would in any way restrict, limit or interfere with the performance of such Securityholder’s obligations hereunder or the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Agreement, Securityholder may Transfer any or all of the Subject Securities to any (i) Person, if (A) such Person, prior to or concurrently with such Transfer, shall have executed a voting undertaking (in a form and substance reasonably satisfactory to the Parent) on the same terms and conditions of this Agreement to which Parent is a beneficiary with respect to such Subject Securities and (B) the Securityholder shall continue to be jointly and severally liable to any breach of such voting undertaking by such other Person, and (ii) Affiliate of the Securityholder, if (A) upon such Transfer the Securityholder will continue to be the beneficial owner of such Subject Securities, and (B) the Securityholder will continue to have the right to control the vote of the Shares in accordance with this Agreement.

Section 5. Covenant to Vote. The Securityholder hereby agrees that at any meeting of the stockholders of the Company, however called, and at every postponement or adjournment thereof, and in any written action or approval by resolution or consent of stockholders of the Company, or in any other circumstances in which the vote, consent or approval of the stockholders of the Company is sought, until the termination of this Agreement in accordance with Section 11 herein, the Securityholder shall cause the Shares (if any) to be voted and, to the fullest extent legally permitted, cause holders of record of the Shares to vote:

(a) in favor of approval of all proposals submitted by the Company for the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the Company’s Stockholders;

(b) against any Acquisition Proposal (other than the Merger Agreement and the transactions contemplated thereby, including the Merger);

(c) against any action, proposal, transaction or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(d) against any other action, proposal, transaction or agreement that would compete with or serve to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger and the other transactions contemplated by the Merger Agreement;

provided, however, that nothing in this Agreement shall be deemed to restrict, prohibit or limit the ability of the Securityholder, in his or her capacity as an officer or director of the Company, from taking any action on behalf of the Company in such fiduciary capacity.

Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the Securityholder from voting the Shares in Securityholder’s sole discretion on any matter other than those matters referred to herein. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Securityholder, and neither Parent nor any other Person shall have any authority to exercise any power or authority to direct Securityholder in the voting of any of the Shares, except as otherwise specifically provided herein.

Except as contemplated by this Agreement, the Securityholder has not (a) entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Shares that would prohibit, undermine, limit or otherwise adversely affect its compliance with its obligations pursuant to this Agreement, or (b) granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with its obligations pursuant to this Agreement.

Section 6. Capacity as Securityholder. The parties agree and acknowledge that Securityholder is signing this Agreement solely in Securityholder’s capacity as an Owner of the Subject Securities. Nothing in this Agreement shall limit or affect any actions taken by Securityholder in his or her capacity as a director or officer of the Company, to the extent this Agreement could be construed to restrict the exercise by Securityholder of his or her fiduciary duties in such capacity.

Section 7. No Solicitation. The Securityholder shall not take any action, as a stockholder of the Company, that the Company is prohibited from taking pursuant to Section 6.2 or 6.10 of the Merger Agreement, in each case with the limitations and exceptions of such provisions that are applicable to the Company or its board of directors being similarly applicable to such Securityholder.

Section 8. Acquisition of Additional Subject Securities. The Securityholder agrees, while this Agreement is in effect, to promptly notify Parent of the number of any additional Subject Securities of which the Securityholder acquires Ownership, if any, after the date hereof. Any such Subject Securities shall be subject to the terms of this Agreement as though Owned by the Securityholder on the date hereof.

Section 9. Proxy Statement. The Securityholder hereby authorizes the Company and Parent to disclose in any report, filing, announcement or disclosure made with the SEC or otherwise and in the Proxy Statement/Prospectus the Securityholder’s identity and ownership of the Subject Securities and the nature of Securityholder’s obligation under this Agreement.

Section 10. Further Assurances. The Securityholder shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof. Without limiting the generality or effect of the foregoing or any other obligation of Securityholder hereunder, Securityholder hereby authorizes Parent to deliver a copy of this Agreement to the Company and hereby agrees that the Company may rely upon such delivery as conclusively evidencing the agreements and understandings set forth herein.

Section 11. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is terminated in accordance with its terms; (b) the delivery of written notice of termination hereof by Parent; (c) the Effective Time or (d) the occurrence of a Change in Recommendation pursuant to Section 6.2 of the Merger Agreement; provided, however, that (i) nothing herein shall relieve any party from liability for any breach hereof and (ii) this Section 11, Section 6, Section 12 and Section 14 shall survive any termination of this Agreement.

Section 12. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 13. Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, the Securityholder hereby authorizes the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to the Subject Securities (and that this Agreement places limits on the voting and transfer of such Subject Securities), and, if so requested by Parent, the Securityholder agrees that the Subject Securities shall bear a legend stating they are subject to this Agreement.

Section 14. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Securityholder, at the address set forth on Schedule I hereto.

If to Parent, to:

Midatech Pharma PLC

65 Innovation Drive

Milton Park, Abingdon

Oxfordshire OX14 4RQ

United Kingdom

Attn: Nick Robbins-Cherry

Telephone: +44 1235 841 575

Email: nickrc@midatechpharma.com

With a copy (which shall not constitute notice) to:

Brown Rudnick LLP

8 Clifford Street

London W1S 2LQ

United Kingdom

Attn: Tim Matthews

Fax: 020 7851 6100

Telephone: 020 7851 6126

Email: tmatthews@brownrudnick.com

and

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02110

United States of America

Attn: Sam Williams

Fax: (617) 289-0440

Telephone: (617) 856-8200

Email: swilliams@brownrudnick.com

or to such other person at such other place as Parent shall designate to the Securityholder in writing.

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(d) Entire Agreement. This Agreement, together with the Merger Agreement and any other documents and instruments referred to herein and therein, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder.

(e) Governing Law; Venue; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE LITIGATED ONLY IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURT IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FIFTEEN (15) CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(f) Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned by Parent, on the one hand, or the Securityholder, on the other hand, without the prior written consent of the other, except that Parent may assign any of its rights or obligations to any of Parent’s Subsidiaries without the prior written consent of the Securityholder. Notwithstanding the foregoing, each of the parties shall remain liable for all of their respective obligations under this Agreement, irrespective of any such assignment. Subject to the first sentence of this Section 14(f), this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and no other Person shall have any right, obligation or benefit hereunder. Any attempted assignment or transfer in violation of this Section 14(f) shall be void ab initio.

(g) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(h) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction relating to this Agreement as provided in Section 14(e) hereof without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

(i) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent and the Securityholder have caused this Agreement to be duly executed and delivered as of the date first written above.

SECURITYHOLDER

Name:

MIDATECH PHARMA PLC

By:
Name:
Title:

[Signature page to Voting Agreement]

SCHEDULE I

Securityholder’s address:

Common Stock Held of Record or Beneficially Owned	Preferred Stock Held of Record or Beneficially Owned	Options and Exercise Prices	Additional Subject Securities Owned

ANNEX C

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2015 (this “Agreement”), is entered into by and among Midatech Pharma PLC, a public limited liability company organized under the laws of England and Wales (“Parent”), DARA BioSciences, Inc., a Delaware corporation (the “Company”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative of the Holders (as defined herein) (the “Holder Representative”) and American Stock Transfer & Trust Company, a New York limited liability company, as initial Rights Agent (as defined herein).

Preamble

Parent, Merlin Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), Duke Acquisition Sub, Inc., a Delaware corporation (“Secondary Merger Sub”) and the Company have entered into an Agreement and Plan of Merger dated as of June 3, 2015 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” Immediately following the Merger, the Surviving Company will merge with and into Secondary Merger Sub (the “Secondary Merger”), with Secondary Merger Sub surviving as a subsidiary of Parent. The Secondary Merger Sub, as the surviving corporation after the Secondary Merger, is hereinafter sometimes referred to as the “Surviving Company.”

Pursuant to the Merger Agreement, Parent agreed to create and issue to the Company’s stockholders of record immediately prior to the Effective Time contingent value rights as hereinafter described, and to cause Company Warrants that are outstanding at the Effective Time to become exercisable for Parent Depositary Shares and the contingent value rights that would have been issued to the holders thereof had such Company Warrants been exercised immediately prior to the Effective Time.

Pursuant to the Merger Agreement, by approving the Merger Agreement and the transactions contemplated thereby, or by executing and delivering a letter of transmittal, the Company’s stockholders of record immediately prior to the Effective Time have irrevocably authorized and appointed the Holder Representative as the exclusive agent and attorney-in-fact on behalf of each such stockholder with respect to this Agreement and any agreement contemplated hereby, and to take any and all actions and make any decisions required or permitted to be taken pursuant to this Agreement.

The parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I. DEFINITIONS

Section 1.1 Definitions.

(a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article,

Section, Preamble, Recital, Schedule and Exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms “include” and “including” and variations thereof, are not limiting but rather shall be deemed to be followed by the words “without limitation;”

(ii) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP or IFRS, as applicable;

(iii) whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders;

(iv) the captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement;

(v) any reference herein to any Law or legal requirement (including to any statute, ordinance, code, rule, regulation, or any provision thereof) shall be deemed to include reference to such Law and or to such legal requirement, as amended, and any legal requirements promulgated thereunder or successor thereto; and

(vi) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“AIM Rules” shall have the meaning given in the Merger Agreement.

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York, New York or London, England are permitted (in the case of New York) or required (in the case of London) to be closed.

“Compliance Certificates” means the First CVR Payment Compliance Certificate (as such term is defined in Section 2.4(a)) and the Second CVR Payment Compliance Certificate (as such term is defined in Section 2.5(a)).

“CVRs” means the contingent value rights issued by Parent pursuant to the Merger Agreement and this Agreement.

“CVR Fund” means the segregated cash fund maintained by the Rights Agent for the benefit of holders of CVRs and Potential CVRs consisting of the CVR Payment Amounts, which shall not exceed the amount of $5,700,000.

“CVR Payment Amounts” means the CVR 2016 Payment Amount (as such term is defined in Section 2.4) and the CVR 2017 Payment Amount (as such term is defined in Section 2.5).

“CVR Payment Date” means the date that a CVR Payment Amount or portion thereof is to be distributed to the Holders, which date shall be established pursuant to Section 2.7.

“Fiscal Year 2016” means the financial year of the Parent and its Subsidiaries (including the Surviving Company) ending on 31 December 2016.

“Fiscal Year 2017” means the financial year of the Parent and its Subsidiaries (including the Surviving Company) ending on 31 December 2017.

“Gelclair” means the bioadherent gel currently indicated for the management and relief of pain associated with oral mucositis (a condition characterized by erythema and oral lesions) being a product to which the Company has exclusive license rights in the United States, the contents of which include polyvinlypyrrolidone and sodium hyaluronate, and which product is currently sold under the registered trade mark “GELCLAIR” and which is licensed by the Company pursuant to the Gelclair License.

“Gelclair License” means that certain Distribution and License Agreement dated as of September 7, 2012, by and between the Company and Helsinn Healthcare SA, as amended, restated, supplemented or otherwise modified from time to time.

“Gross Sales” means those aggregate sales of Gelclair and Oravig for the Fiscal Year 2016 or Fiscal Year 2017 by the Second Surviving Corporation, Parent, their respective Affiliates, and any Permitted Sellers, such sales computed by, for each product, multiplying (i) the number of units of such product shipped and recognized in the final audited consolidated financial statements maintained in accordance with revenue recognition standards of GAAP or such other successor standard by (ii) the WAC for such product.

“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Holder Representative” means, at any time, the person then serving as the Stockholder Representative under the Merger Agreement.

“Independent Accountant” means a nationally recognized accounting firm mutually agreed upon by the Holder Representative and Parent, provided that such firm is not at the time of selection serving as the independent auditor of any of the Surviving Corporation, Second Surviving Company, or Parent, each of Holder Representative and Parent hereby agreeing that it will not unreasonably withhold or delay such agreement to a qualified firm.

“Non-Compliance Certificates” means the First CVR Payment Non-Compliance Certificate (as such term is defined in Section 2.4(b)) and the Second CVR Payment Non-Compliance Certificate (as such term is defined in Section 2.4(b)).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Oravig” means the orally dissolving buccal tablet product acquired from Onxeo S.A. and owned by the Company the contents of which include miconazole, which product is currently sold under the registered trade mark “ORAVIG” and which is licensed by the Company pursuant to the Oravig License.

“Oravig License” means that certain Commercialization Agreement, dated as of March 10, 2015, by and between the Company and Onxeo, S.A., as amended, restated, supplemented or otherwise modified from time to time.

“Parent Warrants” means the warrants issued by Parent to the holders of Company Warrants in exchange for such Company Warrants pursuant to the Merger Agreement, and as to which CVRs are issuable upon the exercise thereof. For purposes of this Agreement, no warrant included in the term Parent Warrants shall be deemed outstanding at such time as it has been exercised, expired, terminated, or otherwise is no longer exercisable to acquire any CVRs.

“Permitted Encumbrances” shall have the meaning given in the Merger Agreement.

“Permitted Transfer” means the transfer of any or all of the CVRs (i) on death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the grantor or other event specified in such trust; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (v) in the case of any CVR held by a nominee, broker or other similar intermediary for the benefit of the beneficial owner of the Common Stock or Company Warrant with respect to which such CVR was issued, by such nominee, broker or other intermediary (including through another nominee, broker or other intermediary) to the beneficial owner thereof; or (vi) to Parent as provided in Section 2.10.

“Permitted Seller” means any authorized agent, licensee or sublicensee of Parent, the Surviving Company, the Company or of any of their Affiliates (but not a distributor of any of Parent, the Surviving Company, the Company, any such Affiliate or any such licensee or sublicensee to the extent such distributor’s sales of Gelclair and Oravig have been recognized by Parent, the Surviving Company, the Company or any of their Affiliates in their final audited consolidated financial statements) having the right to sell Gelclair or Oravig.

“Pro Rata 2016 CVR Payment” means an amount equal to (i) the CVR 2016 Payment Amount (as such term is defined in Section 2.4) other than any such CVR 2016 Payment Amount that has already been paid to the Holders, divided by (ii) the sum of (A) the total number of CVRs held by all Holders as of the applicable CVR Record Date (as such term is defined in Section 2.7(a)) plus (B) the total number of CVRs that are issuable under Parent Warrants that remain outstanding as of the applicable CVR Record Date.

“Pro Rata 2017 CVR Payment” means an amount equal to (i) the CVR 2017 Payment Amount (as such term is defined in Section 2.5) other than any such CVR 2017 Payment Amount that has already been paid to the Holders, divided by (ii) the sum of (A) the total number of CVRs held by all Holders as of the applicable CVR Record Date (as such term is defined in Section 2.7(a)) plus (B) the total number of CVRs that are issuable under Parent Warrants that remain outstanding as of the applicable CVR Record Date.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Sales Notice” means the 2016 Sales Notice (as defined in Section 2.4(a)) and the 2017 Sales Notice (as defined in Section 2.5(a)).

“WAC” means Wholesaler Acquisition Cost, which is the approved and published amount at which a product is sold to wholesalers and other customers in the pharmaceutical industry, as reported by the applicable manufacturer to First Databank.

ARTICLE II. CONTINGENT VALUE RIGHTS

Section 2.1 Issuance of CVRs. The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this Agreement. The initial Holders will be determined pursuant to the terms of the Merger Agreement. CVRs may also be issued upon the exercise of Parent Warrants, as provided pursuant to the Merger Agreement.

Section 2.2 Nontransferable. The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of either in whole or in part, other than through a Permitted Transfer.

Section 2.3 No Certificate; Appointment of Rights Agent; Registration; Registration of Transfer; Change of Address.

(a) The CVRs shall not be evidenced by a certificate or other instrument.

(b) Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

(c) The Rights Agent shall keep a register (the “CVR Register”) for the purposes of identifying the Holders of CVRs, and registering the CVRs and Permitted Transfers of CVRs as herein provided.

(d) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other documentation in form reasonably satisfactory to the Rights Agent, duly executed by the Holder or Holders thereof, or by the Holder Representative or other duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. Parent and Rights Agent may require payment of a sum sufficient to cover any stamp or other transfer tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio.

(e) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedure: Fiscal Year 2016

(a) Parent shall provide to the Rights Agent and the Holder Representative, as soon as is reasonably practicable, but not later than 28 February 2017 (the “Fiscal Year 2016 Outside Date”) a certificate signed by the chief executive officer or chief financial officer of the Parent setting forth the Gross Sales for the Fiscal Year 2016 (the “2016 Sales Notice”). If the 2016 Sales Notice shows at least $15,000,000 in Gross Sales (the “2016 Minimum Sales Target”), then upon delivery of the 2016 Sales Notice reflecting that the 2016 Minimum Sales Target is met, Parent shall deliver to the Rights Agent and the Holder Representative a certificate (the “First CVR Payment Compliance Certificate”), certifying that the Holders are collectively entitled to receive the “CVR 2016 Payment Amount” which shall be an amount equal to:

(i) in the event that Gross Sales in the Fiscal Year 2016 equal or exceed $15,000,000 but are less than $16,500,000, the sum of $1,425,000, payable in cash to the CVR Fund; (ii) in the event that such Gross Sales equal or exceed $16,500,000 but are less than $18,000,000, the sum of $1,900,000 payable in cash to the CVR Fund; (iii) in the event that such Gross Sales equal or exceed $18,000,000, the sum of $2,375,000, payable in cash to the CVR Fund (any amounts in (ii) and (iii) to take into account payments previously made).

(b) If the 2016 Minimum Sales Target is not met as shown in the 2016 Sales Notice then as soon as is reasonably practicable, but no later than the 2016 Outside Date, Parent shall deliver to the Rights Agent and the Holder Representative a certificate (the “First CVR Payment Non-Compliance Certificate”), certifying that the 2016 Minimum Sales Target was not met during the Fiscal Year 2016, and as a result the Holders are not entitled to receive any CVR 2016 Payment Amount.

Section 2.5 Payment Procedure: Fiscal Year 2017

(a) Parent shall provide to the Rights Agent and the Holder Representative, as soon as is reasonably practicable, but not later than 28 February 2018 (the “2017 Outside Date”) a certificate signed by the chief executive officer or chief financial officer of Parent setting forth the Gross Sales for the Fiscal Year 2017 (the “2017 Sales Notice”). If the 2017 Sales Notice shows at least $26,000,000 in Gross Sales (the “2017 Minimum Sales Target”), then upon delivery of the 2017 Sales Notice reflecting that the 2017 Minimum Sales Target is met, Parent shall deliver to the Rights Agent and the Holder Representative a certificate (the “Second CVR Payment Compliance Certificate”, certifying that the Holders are collectively entitled to receive the “CVR 2017 Payment Amount” which shall be an amount equal to:

(i) in the event that Gross Sales in the Fiscal Year 2017 equal or exceed $26,000,000 but are less than $28,600,000, the sum of $2,375,000, payable in cash to the CVR Fund; (ii) in the event that such Gross Sales equal or exceed $28,600,000 but are less than $31,200,000, the sum of $2,850,000 payable in cash to the CVR Fund; (iii) in the event that such Gross Sales equal or exceed $31,200,000, the sum of $3,325,000, payable in cash to the CVR Fund (any amounts in (ii) and (iii) to take into account payments previously made in respect of Fiscal Year 2017).

(b) If the 2017 Minimum Sales Target is not met as shown in the 2017 Sales Notice then as soon as is reasonably practicable, but no later than the 2017 Outside Date, Parent shall deliver to the Rights Agent and the Holder Representative a certificate (the “Second CVR Payment Non-Compliance Certificate” certifying that the 2017 Minimum Sales Target was not met during the Fiscal Year 2017, and as a result the Holders are not entitled to receive any CVR 2017 Payment Amount.

Section 2.6 Review

(a) Except as otherwise requested by any Holder, the Rights Agent shall promptly (and in no event later than five Business Days after receipt of each Compliance Certificate and Non-Compliance Certificate) send each Holder and the Holder Representative a copy of such Compliance Certificate or Non-Compliance Certificate, as applicable, at such person’s registered address. In addition, upon the request of any Holder or the Holder Representative, the Rights Agent shall promptly (and in no event later than five Business Days after such request) send such person a copy of any Sales Notice delivered by Parent.

(b) From and after the delivery of the applicable Sales Notice to the Holder Representative, and until the related CVR Payment Amount (or determination that no such CVR Payment Amount is due) is finally determined, upon reasonable advance written notice from the Holder Representative, Parent shall permit the Holder Representative and its agents (and, if applicable, the Independent Accountant) to have access at such reasonable times as are agreed with the Parent (which such times shall in any event be during normal business hours and to which Parent’s agreement shall not be unreasonably withheld or delayed) to the books and records of Parent, the Surviving Company and their Affiliates as may be reasonably necessary to evaluate and verify the accuracy of the Gross Sales calculations set forth in the most recently delivered Sales Notice and the figures underlying such calculations to the extent such calculations have not become conclusive and binding on the Rights Agent and the Holders in accordance with this Section 2.6; provided that (x) the Holder Representative (and, if applicable, the Independent Accountant) enter into customary confidentiality agreements reasonably satisfactory to Parent with respect to the confidential information of Parent, the Surviving Company or their Affiliates to be furnished pursuant to this Section 2.6(b) and (y) such access does not interfere with the conduct of the business of Parent, the Surviving Company or any of their Affiliates in any material respect.

(c) In the event the Holder Representative disputes any calculation of Gross Sales in the most recently delivered Sales Notice, within 45 days after delivery by Parent to the Holder Representative of such Sales Notice in accordance with Section 2.4 or Section 2.5, as applicable, the Holder Representative shall provide Parent with written notice (a “Notice of Objection”) of such dispute in reasonable detail, together with supporting documentation (the items so disputed, the “Disputed Items”. If the Holder Representative shall fail to provide a Dispute Notice to Parent within such 45-day period, the calculations set forth in the applicable Sales Notice, and any CVR Payment Amount determined therefrom, shall become conclusive and binding on the Rights Agent and the Holders upon the expiration of such 45-day period. If the Holder Representative delivers a Dispute Notice within such 45-day period, all calculations and items set forth in the applicable Sales Notice other than the Disputed Items (including any CVR Payment Amount or portion thereof determined therefrom) shall become conclusive and binding on Parent, the Rights Agent and the Holders.

(d) In the event the Holder Representative agrees with the calculation of Gross Sales in the most recently delivered Sales Notice, the Holder Representative may so notify Parent in writing (a “Notice of Agreement”), whereupon the calculations set forth in the applicable Sales Notice, and any CVR Payment Amount determined therefrom, shall become conclusive and binding on the Rights Agent and the Holders.

(e) For ten Business Days following the delivery of a Notice of Objection, Parent and the Holder Representative shall attempt in good faith to resolve the Disputed Items. To the extent the parties fail to resolve such Disputed Items within such ten-Business Day period, the parties shall submit the unresolved Disputed Items to the Independent Accountant for final determination. The Independent Accountant shall deliver to Parent and the Holder Representative, as promptly as practicable (and in any event within 30 days), a report setting forth the Independent Accountant’s determination with respect to each of such Disputed Items. The Independent Accountant shall only decide the specific items under dispute by the parties and the Independent Accountant’s determination with respect to each Disputed Item shall be no more favorable to Parent than as reflected in the applicable Sales Notice and no more favorable to the Holders than as reflected in the applicable Notice of Objection. The determination of the Independent Accountant with respect to the Disputed Items shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review, and the amount of any CVR Payment Amount to which such Disputed Items relate (the “Disputed CVR Payment Amount”) shall be finally determined based upon such determination of the Disputed Items and the other items forming the basis therefor, if any, that were not Disputed Items. The fees and expenses charged by the Independent Accountant shall be borne by Holders, on the one hand (but only to the extent of the CVR Payment Amount determined to be due them), and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Holder Representative or Parent, respectively, bears to the aggregate amount actually contested by the Holder Representative and Parent. By way of example, if Parent’s calculations of the Disputed CVR Payment Amount is $1,000 and the Holder Representative’s calculation of the Disputed CVR Payment Amount is $2,000 (resulting in a difference of $1,000) and the determination of the Independent Accountant is $1,700, then 70% of the fees and expenses of the Independent Accountant shall be borne by Parent and 30% of the fees and expenses of the Independent Accountant shall be borne by the Holders. Any such fees and expenses to be borne by the Holders shall be paid by Parent and Parent shall be entitled to deduct an equal amount from the CVR Payment Amount to the extent thereof. To the extent there is no offset of a CVR Payment Amount available to cover the expenses that would otherwise be borne by the Holders, then Parent shall pay any such fees and expenses of the Independent Accountant that would otherwise have been borne by the Holders.

(f) Parent shall promptly furnish to the Rights Agent and the Holder Representative all information and documentation in connection with this Agreement and the CVRs that the Rights Agent or the Holder Representative may reasonably request in connection with the determination of the CVR Payment Amounts. The Rights Agent shall forward any information and documentation it receives to the Holder Representative.

Section 2.7 Satisfaction of Amounts

(a) Promptly upon (and no later than five days after) the final determination of a CVR Payment Amount or any portion thereof (including the portion of any proposed CVR Payment Amount that becomes final while Disputed Items are still being resolved), whether by the failure of the Holder Representative to deliver a Notice of Objection with respect thereto within the time permitted, or by the delivery by the Holder Representative of a Notice of Agreement with respect thereto, or by agreement between Parent and the Holder Representative, or by the determination of the Independent Accountant, the Holder Representative and Parent shall jointly give written notice to the Rights Agent of such final determination and the amount, if any, of the CVR Payment Amount that has become payable as a result thereof. The date on which such notice is given to the Rights Agent is referred to herein as the “CVR Record Date” with respect to the CVR Payment Amount so finally determined. If after the existence or nonexistence and amounts of all of the CVR Payments or portions thereof have been finally determined and the CVR Record Date with respect thereto has occurred, there remain outstanding any Parent Warrants, there shall also be a CVR Record Date on each December 31 thereafter on which any Parent Warrants remain outstanding and on the first day on which no Parent Warrants remain outstanding (each such subsequent CVR Record Date being referred to as a “Post-Determination CVR Record Date”).

(b) Within ten (10) Business Days after each CVR Record Date other than a Post-Determination CVR Record Date, Parent shall transfer an amount equal to the applicable CVR Payment Amount less any amounts withheld pursuant to Section 2.8 to the CVR Fund.

(c) Within five (5) Business Days after the transfer of the applicable CVR Payment Amount, less amounts withheld, to the CVR Fund (a “CVR Payment Date,” which term shall also include the date of any Distribution pursuant to subsection (d) below, the Rights Agent shall pay each Holder of record of the CVRs as of the applicable CVR Record Date an amount equal to (i) the Pro Rata 2016 CVR Payment or the Pro Rata 2017 CVR Payment, as applicable, multiplied by (ii) the number of CVRs held by such Holder as of the applicable CVR Record Date, less any amounts withheld with respect to such Holder’s CVR’s pursuant to Section 2.8 (any payment to the Holders from the CVR Fund, a “Distribution”). Any amounts transferred to the CVR Fund that are not used for such Distributions shall be retained in the CVR Fund for subsequent Distributions with respect to CVRs issued after the applicable CVR Record Date pursuant to the exercise of Parent Warrants, or Distributions with respect to all issued CVRs upon reallocation of amounts that would otherwise have been payable to CVRs reserved for issuance upon the exercise of Parent Warrants that expire or otherwise terminate unexercised. The Rights Agent shall provide prompt reports to the Holder Representative detailing all amounts distributed by the Rights Agent.

(d) Promptly after each CVR Record Date, including each Post-Determination CVR Record Date, the Rights Agent shall recalculate the Pro Rata 2016 CVR Payment and the Pro Rata 2017 CVR Payment, as applicable, taking into account any exercises, expirations or other terminations of Parent Warrants during the period between such CVR Record Date and the preceding CVR Record Date, and shall promptly notify the Holder Representative regarding the details of each such recalculation. If during such period additional CVRs have been issued pursuant to the exercise of Parent Warrants, the Distributions with respect to such CVR Record Date shall include Distributions to the holders of such newly issued CVRs. If during such period the Pro Rata 2016 CVR Payment or Pro Rata 2017 CVR Payment shall have increased from the amounts previously distributed to the Holders by reason of the expiration or other termination of Parent Warrants during such period, the Distributions with respect to such CVR Record Date shall include additional Distributions of such increased amounts to all Holders; provided, that the Rights Agent need not make any such additional Distribution to any particular Holder prior to the final CVR Payment Date until all additional Distributions payable to such Holder pursuant to this provision total $1.00 or more. Subject to the foregoing proviso, all Distributions to Holders pursuant to this subsection (d) shall be made within five (5) Business Days after the applicable CVR Record Date.

(e) The Rights Agent shall pay the Distributions to the Holders (i) by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the applicable CVR Record Date, or, (ii) with respect to Holders that are due CVR Payment Amounts in excess of $10,000 who have provided the Rights Agent with wire transfer instructions in writing and authorized the Rights Agent to deduct the costs of such wire transfer from the Distribution otherwise payable to them, by wire transfer of immediately available funds to such account.

Section 2.8 Withholding.

(a) Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld from, each CVR Payment Amount otherwise payable pursuant to this Agreement such amounts as: (i) Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax Law; and (ii) any amount due from the Holders to the Parent under the terms of the Merger Agreement.

(b) To the extent that amounts are so withheld pursuant to (a) above are paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

Section 2.9 No Voting, Dividends Or Interest; No Equity Or Ownership Interest In Parent.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective affiliates.

Section 2.10 Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by an instrument in writing transferring such CVR to Parent without consideration therefor. Nothing in this Agreement is intended to prohibit Parent from offering to acquire CVRs for consideration in its sole discretion.

Section 2.11 Valuation. Following the signing date of the Agreement and Plan of Merger but prior to the filing of the Proxy Statement/Prospectus (as part of the Registration Statement), Parent and the Company shall work together in good faith to determine the value of each CVR at the Effective Time (the “Agreed Valuation”) and the parties shall report the federal, state and local income and other Tax consequences related to the issuance and satisfaction of the CVRs in a manner consistent with the Agreed Valuation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise, unless otherwise required to do so by applicable Law. In the event that the Agreed Valuation is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute. If there remains any disagreement among the parties at the time of the filing of the Proxy Statement/Prospectus (as part of the Registration Statement) as to the Agreed Valuation, each party shall be permitted to report the federal, state and local income and other Tax consequences related to the issuance and satisfaction of the CVRs using the valuation for each CVR at the Effective Time as such party determines in its own discretion, consistent with applicable law.

ARTICLE III. THE RIGHTS AGENT

Section 3.1 Certain Duties And Responsibilities.

The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 3.2 Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon an Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d) in the event of arbitration, the Rights Agent may engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder;

(e) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(f) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(g) Parent agrees to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; and

(h) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes imposed on or measured by the Rights Agent’s net income and franchise or similar taxes imposed on it (in lieu of net income taxes)). The Rights Agent will also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

Section 3.3 Resignation And Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holder Representative specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(b) Parent shall have the right to remove the Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least 60 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c) If the Rights Agent shall resign, be removed or become incapable of acting, Parent, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent which shall be a bank or trust company organized under the laws of the United States or any state thereof that is regularly engaged in the business of providing paying agency or other corporate trust services. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the successor Rights Agent.

(d) Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register and to the Holder Representative. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

Section 3.4 Acceptance of Appointment By Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV. COVENANTS

Section 4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent (with a copy of to the Holder Representative) in such form as Parent receives from its transfer agent (or other agent performing similar services for Parent), the names and addresses of the Holders and the number of CVRs which are held by them within 20 Business Days of the Effective Time, and also furnish to the Rights Agent the number of CVRs that were subject immediately after the Effective Time to issuance upon the exercise of Parent Warrants immediately after the Effective Time. Parent shall also identify to the Rights Agent (with a copy to the Holder Representative) any of such Holders whose shares of Common Stock are Dissenting Shares, and from time to time notify the Rights Agent and the Holder Representative as to any change in the status of such shares; and for so long as the shares of Common Stock for which such Holder’s CVRs were to be issued pursuant to the Merger Agreement continue to be Dissenting Shares, then the corresponding CVRs shall not be deemed to have been issued. Upon the issuance of any additional CVRs pursuant to the exercise of Parent Warrants, Parent shall promptly notify the Rights Agent and the Holder Representative thereof and provide to the Rights Agent and the Holder Representative the names and addresses of the Holders of such additional CVRs and the respective numbers of CVRs acquired by them pursuant to such exercise. Upon the expiration or termination of any Parent Warrants, Parent shall promptly notify the Rights Agent and the Holder Representative thereof and of the number of CVRs that were subject to such expired or terminated Parent Warrants and are therefore no longer to be included in the calculation of the Pro Rata 2016 CVR Payment or the Pro Rata 2017 CVR Payment. The Rights Agent may rely upon all such information in establishing and maintaining the CVR Register.

Section 4.2 Payment of CVR Payment Amount. If a Holder is entitled to payment pursuant to the terms of this Agreement, Parent will, as and when required by Section 2.7, deposit with the Rights Agent, for payments to each Holder in accordance with Section 2.7 and in accordance with the terms of this Agreement, the aggregate amount necessary to pay the applicable CVR Payment Amount to all Holders.

Section 4.3 Ownership of Products. If at any time, through 2017 Parent or one or more of its Affiliates (including the Second Surviving Corporation) shall dispose of all ownership rights in Gelclair and Oravig held by the Company immediately prior to the Effective Time, (subject only to (i) licensing thereof to Permitted Sellers in the ordinary course of business consistent with the Company’s past practices prior to the Effective Time and (ii) any Permitted Encumbrances) then to the extent that any amounts have not previously been paid to the Rights Agent in respect of Fiscal Year 2016 or Fiscal Year 2017 the full amount of the Pro Rata 2016 CVR Payment and the Pro Rata 2017 CVR Payment shall be paid being the maximum amount of $5,700,000.

Section 4.4 Board Observation Rights. Until this Agreement terminates pursuant to Section 6.11 hereof, Parent shall invite and allow a representative designated by the Holder Representative (the “Observer”) to attend all meetings of its Board of Directors (whether in person, telephonic or other) in a nonvoting observer capacity and shall give such representative copies of all notices, minutes, consents and other materials (including, but not limited to, financial reports and data) that it provides to its directors, provided that the Observer complies with reasonable confidentiality provisions and requirements under the AIM Rules.

ARTICLE V. AMENDMENTS

Section 5.1 Amendments Without Consent of Holders.

(a) Without the consent of any Holders, the Holder Representative or the Rights Agent, Parent, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein; or

(ii) to evidence the termination of the Rights Agent and the succession of another Person as a successor Rights Agent and the assumption by any successor of the obligations of the Rights Agent herein.

(b) Without the consent of any Holders or the Holder Representative, Parent, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act; provided that such provisions shall not adversely affect the interests of the Holders;

(v) to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement pursuant to the terms of this Agreement or to transfer such CVRs to Parent pursuant to Section 2.10; or

(vi) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement unless such addition, elimination or change is adverse to the interests of the Holders.

(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register and to the Holder Representative, setting forth in general terms the substance of such amendment.

Section 5.2 Amendments With Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interest of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CVR Register and to the Holder Representative, setting forth in general terms the substance of such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI. OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1 Notices To Rights Agent And Parent. Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, sent by electronic mail or other electronic transmission, sent by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of delivery), addressed as follows:

(a) if to the Rights Agent, addressed to it at:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Corporate Trust Department

with copy (which shall not constitute notice) to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Legal Department

or at any other address previously furnished in writing to the Holder Representative and Parent by the Rights Agent; or

(b) if to Parent, addressed to it at the address set forth for it in the Merger Agreement or at any other address previously furnished in writing to the Rights Agent and the Holder Representative by Parent.

Section 6.2 Notice To Holders And Holder Representative. Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Where this Agreement provides for notice to the Holder Representative, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Holder Representative, at the address set forth for the Holder Representative in the Merger Agreement, or at any other address previously furnished in writing to Parent and the Rights Agent by Holder Representative, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders or to the Holder Representative.

Section 6.3 Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned subsidiaries of Parent provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement; and Parent or any such subsidiary may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to any Person who acquires substantially all of the business of Parent and its subsidiaries and who agree to assume and be bound by all of the terms of this Agreement; provided, however, that in connection with any such assignment, Parent shall agree to remain liable for the performance by each assignee of all obligations of Parent hereunder. Upon any such assignment, all references in this Agreement to Parent shall include such assignee. This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each such assignee, and this Agreement shall not restrict Parent’s, any such assignee’s or any of their respective successor’s ability to merge or consolidate so long as the surviving entity remains responsible for the obligations of Parent, such assignee or such successors. Each of Parent’s successors and assigns shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent and the Holder Representative, the due and punctual payment of the CVRs and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent. The Rights Agent may not assign this Agreement without Parent’s prior written consent, but the Rights Agent’s rights and duties hereunder shall devolve upon any successor Rights Agent appointed in accordance herewith.

Section 6.4 Non-Interference with Business Operations. For purposes of this Section 6.4 only, the term “Company” shall mean the Company, Surviving Corporation and the Surviving Company, as applicable. Parent shall use commercially reasonable efforts (and cause the Company to use commercially reasonable efforts) to maximize Gross Sales during 2016 and 2017 on the same basis as it would do so were it not obligated to make payments of CVR Payment Amounts hereunder. Notwithstanding the foregoing, but consistent with Parent’s foregoing undertaking as to commercially reasonable efforts, nothing contained herein shall limit Parent’s discretion in good faith to operate the Company in the same manner as it would had it not entered into this Agreement, including but not limited to full discretion as to (i) the determination of pricing of products, (ii) the acceptance or rejection of any product sales or orders, (iii) the determination to discontinue the business or certain product lines (other than Gelclair and Oravig), or to incorporate the activities of such business or product line into the Parent or its affiliates, (iv) all decisions concerning production, marketing, sales, licensing, capital expenditures, expenses and related matters respecting the operations of the Company and its business, or any part thereof, and (v) all decisions pertaining to personnel, staffing and other resources of the Company.

Section 6.5 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein and in the Merger Agreement. Notwithstanding anything to the contrary contained herein, any Holder may agree to renounce, in whole or in part, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

Section 6.6 Governing Law; Jurisdiction.

(a) This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) a final Judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the Judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 6.6 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Agreement. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 6.7 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 6.8 Legal Holidays. In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CVR Payment Date.

Section 6.9 Severability Clause. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 6.10 Counterparts. This Agreement may be signed in any number of counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed to constitute but one and the same instrument.

Section 6.11 Termination. This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon the earlier to occur of (a) the Distribution to the Holders of all potential CVR Payment Amounts required to be paid under the terms of this Agreement and (b) the final determination in accordance with this Agreement, following delivery and approval of Non-Compliance Certificates relating to both CVR Payment Amounts, that no CVR Payment Amount is, or can ever be, payable under of this Agreement.

Section 6.12 Entire Agreement. This Agreement and the Merger Agreement represent the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements hereto made except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

MIDATECH PHARMA PLC

By:
Name:
Title:

DARA BIOSCIENCES, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Holder Representative

By:
Name:
Title:

ANNEX D

One Maritime Plaza, 14th Floor San Francisco, CA 94111

June 3, 2015

Board of Directors

DARA BioSciences, Inc.

8601 Six Forks Road, Suite 160

Raleigh, NC 27615

Members of the Board of Directors:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common stock (“Company Common Stock”), of DARA BioSciences, Inc. (“DARA,” or the “Company”) of the Consideration (as defined below) in the proposed business combination transaction (the “Transaction”) among Merlin Acquisition Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Midatech Pharma PLC (“Midatech,” or the “Parent”), Duke Acquisition Sub, Inc., a wholly owned subsidiary of Parent (“Secondary Merger Sub”), Shareholder Representative Services, as stockholder representative, and the Company. The terms and conditions of the Transaction are as set forth in that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, the Parent, Merger Sub, Secondary Merger Sub, and Shareholder Representative Services LLC (the “Stockholder Representative”) solely in its capacity as representative of the Stockholders (as defined below) of the Company, to be dated June 3, 2015. Pursuant to the Merger Agreement (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger (the “Surviving Corporation”) as the wholly owned subsidiary of Midatech and (ii) immediately following the Merger, Midatech will cause the Surviving Corporation to merge with and into Secondary Merger Sub (the “Secondary Merger”), with Secondary Merger Sub surviving the Secondary Merger as the wholly owned subsidiary of Midatech. The Transaction will result in the Company becoming a wholly-owned subsidiary of the Parent, and each outstanding share of Company Common Stock converting into the right to receive: (i) American Depositary Receipts (ADRs) of Midatech representing 0.272 Ordinary Shares of Parent subject to certain adjustments at closing, and (ii) one contingent value right (a “CVR”), which shall represent the right to receive a contingent payment upon the achievement of certain milestones set forth in, and subject to and in accordance with the terms and conditions of, the Contingent Value Rights Agreement (the “CVR Agreement”) by and among the Company, Midatech, the Holder Representative (as defined in the CVR Agreement) and Rights Agent (as defined in the CVR Agreement) to be entered into at closing pursuant to the Merger Agreement (together, the “Consideration”).

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration and does not address any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to consideration to be received by the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation, nor the likelihood or probability of the achievement or satisfaction of the milestones necessary to receive one or more contingent payments in accordance with the CVR Agreement.

In arriving at our opinion, we have reviewed and analyzed: the Merger Agreement and the CVR Agreement and the terms of the Transaction; certain publicly available business and financial information relating to DARA and Midatech we deemed relevant; certain other financial information relating to DARA and Midatech, including financial forecasts relating to DARA which were provided to us by DARA; the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies and comparisons of these terms with the proposed financial terms of the Transaction; publicly available financial and business information concerning certain other companies we deemed relevant and comparisons of this financial and business information to that of DARA and Midatech; the market prices of the Company Common Stock and the Parent Ordinary Shares and certain publicly traded securities of such other companies we deemed relevant; and DARA’s organizational documents, including those containing the rights, preferences and privileges of the preferred stock of DARA (“Company Preferred Stock”). We have also reviewed DARA’s projected cash burn rate and availability of capital, which was prepared and provided to us by DARA’s management. In addition, we have discussed with the managements of DARA and Midatech the business and prospects of DARA and Midatech.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for DARA, the management of DARA has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of DARA as to the future financial performance of DARA. In this regard, the management of DARA has further advised us that, absent the Merger, DARA may need additional financing that DARA may not be able to obtain on favorable terms to DARA or its stockholders, if at all. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DARA, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

We have also assumed that the Transaction and the other transactions contemplated by the Merger Agreement and the CVR Agreement have the tax consequences described in materials furnished to us by representatives of the Company, and will be consummated as described in the Merger Agreement and CVR Agreement, and that the definitive Merger Agreement and CVR Agreement will not differ in any material respects from the draft thereof furnished to us. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues.

We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on DARA, Midatech or the contemplated benefits of the Transaction and that the Transaction will be consummated in accordance with the terms of the Merger Agreement and CVR Agreement without waiver, modification or amendment of any material term, condition or agreement thereof.

We have acted as financial advisor to DARA in connection with the Transaction. We will receive a fee for our services, a portion of which is payable upon delivery of this opinion and a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement.

The issuance of this opinion has been approved by a fairness opinion committee of Aquilo Partners, L.P. (“Aquilo Partners”). This opinion is for the use and benefit of the Board of Directors of the Company in connection with its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or any other matter. This

June 3, 2015

opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Aquilo Partners or any of its affiliates be made by the Company or any of its affiliates, without the prior written consent of Aquilo Partners, provided that this opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

AQUILO PARTNERS, L.P.

By:	/s/ John Rumsey
John Rumsey
Managing Director

June 3, 2015

ANNEX E

8 Del.C. § 262

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

INDEX TO FINANCIAL STATEMENTS OF MIDATECH

Midatech Pharma PLC

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Midatech Pharma PLC

Abingdon, United Kingdom

We have audited the accompanying consolidated statements of financial position of Midatech Pharma PLC and its subsidiaries as of 31 December 2014 and 2013 and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the two years in the period ended 31 December 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midatech Pharma PLC at 31 December 2014 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended 31 December 2014, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ BDO LLP

BDO LLP

Reading, United Kingdom

11 August 2015

Midatech Pharma PLC

Consolidated statements of comprehensive income

for the years ended 31 December 2014 and 2013

	Note	2014	2013
		£’000	£’000
Revenue	3	157	147
Research and development costs		(5,439)	(2,840)
Administrative costs		(4,665)	(1,806)

Loss from operations		(9,947)	(4,499)
Finance income	7	8	1
Finance expense	7	(161)	(385)

Loss before tax		(10,100)	(4,883)
Taxation	8	1,018	799

Loss after tax attributable to the owners of the parent		(9,082)	(4,084)

Other comprehensive income:
Items that will or may be reclassified subsequently to profit or loss when specific conditions are met:
Exchange (losses)/gains arising on translation of foreign operations		(151)	5

Total other comprehensive income, net of tax		(151)	5

Total comprehensive loss attributable to the owners of the parent		(9,233)	(4,079)

Loss per share
Basic and diluted loss per ordinary share – pence	9	(101p )	(71p )

The notes form an integral part of these consolidated financial statements.

Midatech Pharma PLC

Consolidated statements of financial position

at 31 December 2014 and 2013

	Note	2014	2013
		£’000	£’000
Assets
Non-current assets
Property, plant and equipment	10	1,516	684
Intangible assets	11	13,094	4
Investment in equity accounted joint venture		—	12
Other receivables due in greater than one year	16	425	379

		15,035	1,079

Current assets
Income tax receivable		841	799
Trade and other receivables	16	462	909
Cash and cash equivalents	17	30,325	2,387

		31,628	4,095

Total assets		46,663	5,174

Liabilities
Non-current liabilities
Borrowings	19	1,488	2,119
Deferred tax liability	21	354	—

		1,842	2,119

Current liabilities
Trade and other payables	18	2,341	1,047
Borrowings	19	491	1,248

		2,832	2,295

Total liabilities		4,674	4,414

Issued capital and reserves attributable to owners of the parent
Share capital	22	1,001	—
Share premium		31,643	21,018
Merger reserve	23	37,776	—
Shares to be issued	23	800	—
Foreign exchange reserve	23	(9)	142
Accumulated deficit	23	(29,222)	(20,400)

Total equity		41,989	760

Total equity and liabilities		46,663	5,174

The financial statements were approved and authorised for issue by the Board of Directors on 11 August 2015 and were signed on its behalf by:

/s/ Nick Robbins-Cherry

Director

The notes form an integral part of these consolidated financial statements.

Midatech Pharma PLC

Consolidated statements of cash flows

for the years ended 31 December 2014 and 2013

	Note	2014	2013
		£’000	£’000
Cash flows from operating activities
Loss after tax		(9,082)	(4,084)
Adjustments for:
Depreciation of property, plant and equipment	10	321	246
Amortisation of intangible fixed assets	11	1	1
Impairment of IPRD	11	1,800	—
Loss on disposal of fixed assets	5	89	—
Share-based payment expense	26	260	—
Net Interest expense		153	384
Taxation	8	(1,018)	(799)

Cash flows from operating activities before changes in working capital		(7,476)	(4,252)
Decrease/(Increase) in trade and other receivables		761	(442)
Increase/(decrease) in trade and other payables		466	(330)

Cash generated from/(used in) operations		(6,249)	(5,024)
Taxes received		794	588

Net cash used in operating activities		(5,455)	(4,436)

Investing activities
Purchases of property, plant and equipment		(1,030)	(47)
Purchase of intangibles		—	(3)
Cash equivalents acquired with subsidiary	12	115	—
Interest received		8	—

Net cash used in investing activities		(907)	(50)
Financing activities
Interest paid		(48)	(15)
Payments to finance lease creditors		(48)	(93)
Repayment of borrowings		(346)	(200)
Issue of convertible debt		—	1,251
Loan finance raised		890	—
Share issues net of costs	17	33,852	5,797

Net cash generated/ (used in) financing activities		34,300	6,740
Net increase in cash and cash equivalents		27,938	2,254
Cash and cash equivalents at beginning of year		2,387	133

Cash and cash equivalents at end of year	17	30,325	2,387

The notes form an integral part of these consolidated financial statements.

Midatech Pharma PLC

Consolidated statements of changes in equity

for the years ended 31 December 2014 and 2013

	Share capital	Share premium	Merger reserve	Shares to be issued	Foreign exchange reserve	Accumulated deficit	Total equity
	£’000	£’000	£’000	£’000	£’000	£’000	£’000
At 1 January 2014	—	21,018	—	—	142	(20,400)	760
Loss for the year	—	—	—	—	—	(9,082)	(9,082)
Foreign exchange translation	—	—	—	—	(151)	—	(151)

Total comprehensive loss	—	—	—	—	(151)	(9,082)	(9,233)

Transactions with owners
Issue of Midatech Limited shares – pre-share for share exchange	—	3,202	—	—	—	—	3,202
Transfer to merger reserve on the merger of Midatech Pharma PLC and Midatech Limited – 31 October 2014	—	(24,220)	24,220	—	—	—	—
Transfer of A Preference shares from liability to equity (28 October 2014) and subsequent conversion to Deferred shares – 8 December 2014	1,000	—	—	—	—	—	1,000
Issue of shares to settle A Preference share accrued dividend – 8 December 2014	—	994	—	—	—	—	994
Shares issued as consideration for a business combination – 8 December 2014	—	—	13,556	—	—	—	13,556
Shares to be issued as consideration for a business combination – 8 December 2014	—	—	—	800	—	—	800
Issue of shares on Initial Public Offering – 8 December 2014	1	32,000	—	—	—	—	32,001
Costs associated with share placing	—	(1,351)	—	—	—	—	(1,351)
Share based payment	—	—	—	—	—	260	260

Total contribution by and distributions to owners	1,001	10,625	37,776	800	—	260	50,462

At 31 December 2014	1,001	31,643	37,776	800	(9)	(29,222)	41,989

The notes form an integral part of these consolidated financial statements.

Midatech Pharma PLC

Consolidated statements of changes in equity

for the years ended 31 December 2014 and 2013

	Share capital	Share premium	Merger reserve	Shares to be issued	Foreign exchange reserve	Accumulated deficit	Total equity
	£’000	£’000	£’000	£’000	£’000	£’000	£’000
1 January 2013	—	11,966	—	—	137	(17,194)	(5,091)
Loss for the year	—	—	—	—	—	(4,084)	(4,084)
Foreign exchange translation	—	—	—	—	5	—	5

Total comprehensive income/(loss)	—	—	—	—	5	(4,084)	(4,079)

Transaction with owners
Conversion of convertible loan notes	—	—	—	—	—	584	584
Issue of shares	—	9,093	—	—	—	—	9,093
Cost of share issues	—	(41)	—	—	—	—	(41)
Capital contribution	—	—	—	—	—	294	294

Contributions by and distributions to owners	—	9,052	—	—	—	878	9,930

31 December 2013	—	21,018	—	—	142	(20,400)	760

The notes form an integral part of these consolidated financial statements.

Midatech Pharma PLC

Notes forming part of the financial statements

for the years ended 31 December 2014 and 2013

1. Accounting policies

Statement of Directors’ Responsibilities

The Directors are responsible for preparing these consolidated financial statements for Midatech Pharma PLC and its subsidiaries (together “the Group”) as at 31 December 2014 and 2013 and for each of the two years in the period ended 31 December 2014, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The Directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Group, and for identifying and ensuring that the Group complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Directors confirm that suitable accounting policies have been used and applied consistently for the periods presented. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the consolidated financial statements and that applicable accounting standards have been followed.

Basis of preparation

Midatech Pharma PLC (the “Company”) is a company domiciled in England and Wales. The Company was incorporated on 12 September 2014.

These consolidated financial statements do not constitute the statutory consolidated financial statements of the Group.

The group was formed on 31 October 2014 when Midatech Pharma PLC entered into an agreement to acquire the entire share capital of Midatech Limited and its wholly owned subsidiaries through the issue of an equivalent amount of shares in the Company which took place on 13 November 2014.

The acquisition of Midatech Limited and its subsidiaries was a reorganisation of entities under common control. Accordingly, although the units which comprise the Group did not form a legal group for the entire period, the current period and comparative results comprise the results of the subsidiary companies as if the Group had been in existence throughout the entire period. The capital structure for the comparative year reflects the former holding company, Midatech Limited. Following the group reconstruction the capital structure reflects that of Midatech Pharma PLC.

The principal accounting policies adopted in the preparation of the financial statements are set out below. The policies have been consistently applied to all the periods presented.

The following new standards have been adopted during the period:

•	Offsetting Financial Assets and Financial Liabilities (Amendments to IAS 32)

•	Investment Entities (Amendments to IFRS 10, IFRS 12 and IAS 27)

•	Recoverable amounts disclosures for non-financial assets (Amendments to IAS 36)

•	Novation of Derivatives and Continuation of Hedge Accounting (Amendments to IAS 39)

The adoption of the above new standards has not had a material impact on the financial statements during the years ended 31 December 2014 and 31 December 2013.

New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are not effective for 2014 and therefore have not been applied in preparing these financial statements. The effective dates shown are for periods commencing on the date quoted.

•	Defined Benefit Plans: Employee Contributions: Amendments to IAS 19 (effective for periods beginning on or after 1 July 2014+

•	Accounting for Acquisitions of Interests in Joint Operations: Amendments to IFRS 11 (effective 1 January 2016) +

•	Clarification of Acceptable Methods of Depreciation and Amortisation: Amendments to IAS 16 and IAS 38 (effective 1 January 2016) +

•	Equity Method in Separate Financial Statements (Amendments to IAS 27) (effective 1 January 2016) +

•	Sale or contribution of assets between an investor and its associate or joint venture (Amendments to IFRS 10 and IAS 28) (effective 1 January 2016) +

•	IFRS 15 Revenue from Contracts with Customers (effective 1 January 2017)*

•	IFRS 9 Financial Instruments (effective 1 January 2018)*

•	Disclosure Initiative: Amendments to IAS 1 (effective 1 January 2016) +

•	Annual improvements to IFRSs+

+	The Directors have considered the above new standards, interpretations and amendments to published standards that are not yet effective and concluded that they are either not relevant to the Group or unlikely to have a significant impact on the Group’s financial statements, apart from additional disclosures.
*	The Directors have not completed the process of evaluating the impact that will result from adopting IFRS 9, Financial Instruments and IFRS 15, Revenue from Contracts with Customers. The Company is therefore unable to disclose the impact that adopting IFRS 9, Financial Instruments and IFRS 15, Revenue from Contracts with Customers will have on its financial position and the results of operations when such standard adopted.

Basis of consolidation

The Group financial statements consolidate those of the parent company and all of its subsidiaries. The parent controls a subsidiary if it has power over the investee to significantly direct the activities, exposure, or rights, to variable returns from its involvement with the investee, and the ability to use its power over the investee to affect the amount of the investor’s returns. All subsidiaries have a reporting date of 31 December.

Entities are fully consolidated from the date of acquisition, which is the date when the Group obtains control, and continue to be consolidated until the date when such control ceases. The financial statements of the entities are prepared for the same reporting period as the parent company, using consistent accounting policies. All transactions and balances between Group companies are eliminated on consolidation, including unrealised gains and losses on transactions between Group companies. Where unrealised losses on intra-Group asset sales are reversed on consolidation, the underlying asset is also tested for impairment from a Group perspective. Amounts reported in the financial statements of subsidiaries have been adjusted where necessary to ensure consistency with the accounting policies adopted by the Group.

The loss and other comprehensive income of the Midatech Pharma (Wales) Limited (formerly Q-Chip) group acquired during the year are recognised from the effective date of acquisition, being 8 December 2014.

The consolidated financial statements consist of the results of the following entities:

Entity	Summary description
Midatech Pharma PLC	Ultimate holding company
Midatech Limited	Trading company
Midatech Biogune SL	Trading company
Midatech Andalucia SL	Dormant
Cura Vaccines Limited	Dormant
PharMida AG	Trading company
Midatech Pharma (Wales) Limited (formerly Q Chip Limited)	Trading company
Q Chip BV	Trading company
OpsiRx Pharmaceuticals Limited	Dormant
OpsiRx Holdings Limited	Dormant

Revenue

The Group’s income stream comprises milestone income from research and development contracts. Milestone income is recognised as revenue in the accounting period in which the milestones are achieved. Milestones are agreed on a project by project basis and will be evidenced by set deliverables.

Where grant income is received which is not a direct reimbursement of related costs these have been shown within revenue.

Research and development contracts

Amounts received under collaborative joint agreements, representing contributions to the Group’s research and development programmes, are recognised as a credit against research and development expense in the period over which the related costs are incurred. All costs related to these collaborative agreements are recorded as research and development expenditure.

Government grants and government loans

Where government grants are received as a reimbursement of directly related costs they are credited to research and development expense in the same period as the expenditure towards which they are intended to contribute.

The Group receives government loans that have a below-market rate of interest. These loans are recognised and measured in accordance with IAS 39. The benefit of the below-market rate of interest is measured as the difference between the initial carrying value of the loan discounted at a market rate of interest and the proceeds received.

The difference is held within deferred revenue as a government grant and is released as a credit to research and development expense in line with the expenditure to which it relates. In a situation where the proceeds were invested in plant and equipment, the deferred revenue is credited to research and development within the income statement in line with the depreciation of the acquired asset.

Business combinations and externally acquired intangible assets

Business combinations are accounted for using the acquisition method at the acquisition date, which is the date at which the Group obtains control over the entity. The cost of an acquisition is measured as the amount of the consideration transferred to the seller, measured at the acquisition date fair value, and the amount of any non-controlling interest in the acquiree. The Group measures goodwill initially at cost at the acquisition date, being:

•	the fair value of the consideration transferred to the seller, plus

•	the amount of any non-controlling interest in the acquiree, plus

•	if the business combination is achieved in stages, the fair value of the existing equity interest in the acquiree re-measured at the acquisition date, less

•	the fair value of the net identifiable assets acquired and assumed liabilities.

Acquisition costs incurred are expensed and included in administrative costs. Any contingent consideration to be transferred by the acquirer will be recognised at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration, which is deemed to be an asset or liability, will be recognised either as a profit or loss or as a change to other comprehensive income. If the contingent consideration is classified as equity, it should not be re-measured until it is finally settled within equity.

Goodwill is stated at cost less any accumulated impairment losses. Goodwill is allocated to cash-generating units for the purposes of impairment testing and is not amortised. It is tested annually for impairment.

An intangible asset, which is an identifiable non-monetary asset without physical substance, is recognised to the extent that it is probable that the expected future economic benefits attributable to the asset will flow to the Group and that its cost can be measured reliably. The asset is deemed to be identifiable when it is separable or when it arises from contractual or other legal rights.

Externally acquired intangible assets are initially recognised at cost and subsequently amortised on a straight line basis over their useful economic lives where they are in use.

The amounts ascribed to intangibles recognised on business combinations are arrived at by using appropriate valuation techniques (see section related to critical estimates and judgements below).

In-process research and development (IPRD) programmes acquired in business combinations are recognised as an asset even if subsequent expenditure is written off because the criteria specified in the policy for development costs below are not met. IPRD is subject to annual impairment testing until the completion or abandonment of the related project. No further costs will be capitalised in respect of this IPRD unless it meets the criteria for research and development capitalisation as set out below. As per IFRS 3, once the incremental research and development is completed, the carrying value of the acquired IPRD is reclassified as a finite-lived asset and amortised over its useful life.

The significant intangibles recognised by the Group and their useful economic lives are as follows:

Goodwill	-	Indefinite life
IT and Website costs	-	4 years

The useful economic life of IPRD will be determined when the in-process research projects are completed.

Internally generated intangible assets (development costs)

Expenditure on the research phase of an internal project is recognised as an expense in the period in which it is incurred. Development costs incurred on specific projects are capitalised when all the following conditions are satisfied:

•	Completion of the asset is technically feasible so that it will be available for use or sale

•	The Group intends to complete the asset and use or sell it

•	The Group has the ability to use or sell the asset and the asset will generate probable future economic benefits (over and above cost)

•	There are adequate technical, financial and other resources to complete the development and to use or sell the asset, and

•	The expenditure attributable to the asset during its development can be measured reliably.

Judgement is applied when deciding whether the recognition criteria are met. Judgements are based on the information available at each statement of financial position date. In addition, all internal activities related to the research and development of new projects are continuously monitored by the Directors. The Directors consider that the criteria to capitalise development expenditure are not met for a product prior to that product receiving regulatory approval in at least one country.

Development expenditure not satisfying the above criteria, and expenditure on the research phase of internal projects, are included in research and development costs recognised in the Consolidated Statement of Comprehensive Income as incurred. No projects have yet reached the point of capitalisation.

Impairment of non-financial assets

Assets that have an indefinite useful life, for example goodwill, or intangible assets not ready for use, such as IPRD, are not subject to amortisation and are tested annually for impairment. Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of impairment at each reporting date.

Impairment charges are included in profit or loss, except, where applicable, to the extent they reverse gains previously recognized in other comprehensive income. An impairment loss recognised for goodwill is not reversed. During the year ended 31 December 2014 an impairment charge for IPRD was recognised of £1.8m, see note 13.

Where goodwill forms part of a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Patents and trademarks

The costs incurred in establishing patents and trademarks are either expensed or capitalised in accordance with the corresponding treatment of the development expenditure for the product to which they relate.

Joint arrangements

The Group is a party to a joint arrangement when there is a contractual arrangement that confers joint control over the relevant activities of the arrangement to the Group and at least one other party. Joint control is assessed under the same principles as control over subsidiaries.

The Group classifies its interests in joint arrangements as either:

•	Joint ventures: where the Group has rights to only the net assets of the joint arrangement

•	Joint operations: where the Group has both the rights to assets and obligations for the liabilities of the joint arrangement.

In assessing the classification of interests in joint arrangements, the Group considers:

•	The structure of the joint arrangement

•	The legal form of joint arrangements structured through a separate vehicle

•	The contractual terms of the joint arrangement agreement

•	Any other facts and circumstances (including any other contractual arrangements).

The Group accounts for its interests in joint ventures using the equity method. The equity accounted joint venture is highly immaterial with a profit and loss impact of only £12k during 2014 (2013: £67k).

Any premium paid for an investment in a joint venture above the fair value of the Group’s share of the identifiable assets, liabilities and contingent liabilities acquired is capitalised and included in the carrying amount of the investment in joint venture. Where there is objective evidence that the investment in a joint venture has been impaired the carrying amount of the investment is tested for impairment in the same way as other non-financial assets.

The Group accounts for its interests in joint operations by recognising its share of assets, liabilities, revenues and expenses in accordance with its contractually conferred rights and obligations.

Foreign currency

Transactions entered into by subsidiaries entities in a currency other than the currency of the primary economic environment, in which they operate, are recorded at the rates ruling when the transactions occur. Foreign currency monetary assets and liabilities are translated at the rates ruling at the reporting date. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognised immediately in profit or loss.

The functional currency of the Company is Pounds Sterling, and the reporting currency is also Pounds Sterling. Foreign subsidiaries use the local currencies of the country where they operate. On consolidation, the results of overseas operations are translated into Pounds Sterling at rates approximating to those ruling when the transactions took place. All assets and liabilities of overseas operations, including goodwill arising on the acquisition of those operations, are translated at the rate ruling at the reporting date. Exchange differences arising on translating the opening net assets at opening rate and the results of overseas operations at actual rate are recognised in other comprehensive income and accumulated in the foreign exchange reserve.

Exchange differences recognised in the profit or loss of Group entities on the translation of long-term monetary items forming part of the Group’s net investment in the overseas operation concerned are reclassified to other comprehensive income and accumulated in the foreign exchange reserve on consolidation.

On disposal of a foreign operation, the cumulative exchange differences recognised in the foreign exchange reserve relating to that operation up to the date of disposal are transferred to the consolidated statement of comprehensive income as part of the profit or loss on disposal.

Financial assets

The Group does not have any financial assets which it would classify as fair value through profit or loss, available for sale or held to maturity. Therefore all financial assets are classed as loans and receivables as defined below.

Loans and receivables

These assets are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise principally through the provision of goods and services to customers (e.g. trade receivables), but also incorporate other types of contractual monetary asset. They are initially recognised at fair value plus transaction costs that are directly attributable to their acquisition or issue, and are subsequently carried at amortised cost using the effective interest rate method, less provision for impairment.

Impairment provisions are recognised when there is objective evidence (such as significant financial difficulties on the part of the counterparty or default or significant delay in payment) that the Group will be unable to collect all of the amounts due under the terms, the amount of such a provision being the difference between the net carrying amount and the present value of the future expected cash flows associated with the impaired receivable. For trade receivables, which are reported net, such provisions are recorded in a separate allowance account with the loss being recognised within administrative expenses in the consolidated statement of comprehensive income. On confirmation that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.

The Group’s loans and receivables comprise trade and other receivables and cash and cash equivalents in the consolidated statement of financial position.

Cash and cash equivalents includes cash in hand, deposits held at call with original maturities of three months or less.

Financial liabilities

The Group classifies its financial liabilities into one of two categories, depending on the purpose for which the liability was acquired.

Fair value through profit and loss

The Group had convertible loans where the conversion price was not fixed on inception of the instrument. Therefore the derivative element of the instrument was fair valued on inception using an option pricing model and held at fair value through profit and loss as either a current or non-current liability depending on the expiration of the instrument at the date of financial position. The instrument was re-measured at each period end and immediately before conversion in 2013. The balance of the financial instrument is held at amortised cost.

Other financial liabilities include the following items:

•	Borrowings are initially recognised at fair value net of any transaction costs directly attributable to the issue of the instrument. Such interest bearing liabilities are subsequently measured at amortised cost using the effective interest rate method, which ensures that any interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the consolidated statement of financial position. Interest expense in this context includes initial transaction costs and premium payable on redemption, as well as any interest or coupon payable while the liability is outstanding.

•	Convertible loan notes, have been split between debt and fair value through profit and loss derivative. The debt element is recognised initially at fair value and subsequently carried at amortised cost.

•	Government loans received on favourable terms below market rate are discounted at a market rate of interest. The difference between the present value of the loan and the proceeds is held as a government grant within deferred revenue and is released to research and development expenditure in line with when the asset or expenditure is recognised in the income statement.

•	Redeemable preference shares are classified as liabilities as they accrued fixed interest payable in cash when distributable profits are available and confer no right to assets or equity distributions of the Company.

•	Trade payables and other short-term monetary liabilities are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Share capital

Financial instruments issued by the Group are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. The Group has two classes of share in existence:

•	Ordinary shares of £0.00005 each are classified as equity instruments;

•	Deferred shares of £1 each are classified as equity instruments.

Retirement benefits: defined contribution schemes

Contributions to defined contribution pension schemes are charged to the consolidated statement of comprehensive income in the year to which they relate.

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Share-based payments

The Group operates a number of equity-settled, share-based compensation plans, under which the entity receives services from employees as consideration for equity instruments (options) of the Group. The fair value of the employee services received in exchange for the grant of the options is recognised as an expense. The total amount to be expensed is determined by reference to the fair value of the options granted:

•	including any market performance conditions (including the share price);

•	excluding the impact of any service and non-market performance vesting;

•	conditions (for example, remaining an employee of the entity over a specified time period); and

•	including the impact of any non-vesting conditions (for example, the requirement for employees to save).

Non-market performance and service conditions are included in assumptions about the number of options that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. Where vesting conditions are accelerated on the occurrence of a specified event, such as a change in control or initial public offering, such remaining unvested charge is accelerated to the income statement.

In addition, in some circumstances employees may provide services in advance of the grant date and therefore the grant date fair value is estimated for the purposes of recognising the expense during the period between service commencement period and grant date.

At the end of each reporting period, the Group revises its estimates of the number of options that are expected to vest based on the non-market vesting conditions. It recognises the impact of the revision to original estimates, if any, in the income statement, with a corresponding adjustment to equity. When the options are exercised, the company issues new shares. The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium.

Leased assets

Where substantially all of the risks and rewards incidental to ownership of a leased asset have been transferred to the Group (a “finance lease”), the asset is treated as if it had been purchased outright. The amount initially recognised as an asset is the lower of the fair value of the leased property and the present value of the minimum lease payments payable over the term of the lease. The corresponding lease commitment is shown as a liability. Lease payments are analysed between capital and interest. The interest element is charged to the consolidated statement of comprehensive income over the period of the lease and is calculated so that it represents a constant proportion of the lease liability. The capital element reduces the balance owed to the lessor.

Where substantially all of the risks and rewards incidental to ownership are not transferred to the Group (an “operating lease”), the total rentals payable under the lease are charged to the consolidated statement of comprehensive income on a straight-line basis over the lease term. The aggregate benefit of lease incentives is recognised as a reduction of the rental expense over the lease term on a straight-line basis.

Deferred taxation

Deferred tax assets and liabilities are recognised where the carrying amount of an asset or liability in the consolidated statement of financial position differs from its tax base, except for differences arising on:

•	the initial recognition of goodwill;

•	the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting or taxable profit; and

•	investments in subsidiaries and jointly controlled entities where the Group is able to control the timing of the reversal of the difference and it is probable that the difference will not reverse in the foreseeable future.

Recognition of deferred tax assets is restricted to those instances where it is probable that taxable profit will be available against which the difference can be utilised.

The amount of the asset or liability is determined using tax rates that have been enacted or substantively enacted by the reporting date and are expected to apply when the deferred tax assets or liabilities are recovered or settled.

Shares to be issued

Deferred consideration shares of 299,624 Ordinary Shares will be issued to the sellers of Midatech Pharma (Wales) Limited in two tranches; 224,718 on 8 December 2015 and 74,906 on 30 June 2016 as part consideration for the acquisition of 100% of the share capital. The number of shares will be revised downwards following any warranty claims not considered as part of the purchase price.

Property, plant and equipment

Items of property, plant and equipment are initially recognised at cost. As well as the purchase price, cost includes directly attributable costs.

Depreciation is provided on all items of property, plant and equipment so as to write off their carrying value over their expected useful economic lives. It is provided at the following rates:

Fixtures and fittings	—	25% per annum straight line
Leasehold improvements	—	10% per annum straight line
Computer equipment	—	25% per annum straight line
Laboratory equipment	—	15% per annum straight line

2. Critical accounting estimates and judgements

The preparation of these consolidated financial statements requires the Group to make estimates, assumptions and judgments that can have a significant impact on the reported amounts of assets and liabilities, revenue and expenses and related disclosure of contingent assets and liabilities, at the respective dates of our financial statements. The Group bases our estimates, assumptions and judgments on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management evaluates estimates, assumptions and judgments on a regular basis and makes changes accordingly, and discusses critical accounting estimates with the board of Directors.

The following are considered to be critical accounting policies because they are important to the portrayal of the financial condition or results of operations of the group and they require critical management estimates and judgments about matters that are uncertain.

Business combinations

The Directors determine and allocate the purchase price of an acquired business to the assets acquired and liabilities assumed as of the business combination date. The purchase price allocation process requires the use of significant estimates and assumptions, including the estimated fair value of the acquired intangible assets.

While the Directors use their best estimates and assumptions as part of the purchase price allocation process to accurately value assets acquired and liabilities assumed at the date of acquisition, our estimates and assumptions are inherently uncertain and subject to refinement. Examples of critical estimates in valuing certain of the intangible assets we have acquired or may acquire in the future include but are not limited to:

•	future expected cash flows from in-process research and development;

•	the fair value of the property, plant and equipment; and

•	discount rates.

Impairment of goodwill and intangible assets not yet ready for use

Goodwill and intangibles not yet ready for use are tested for impairment at the cash generating unit level on an annual basis at the year end and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a cash generating unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of cash generating units, assignment of assets and liabilities to such units, assignment of goodwill to such units and determination of the fair value of a unit and for intangible assets not yet ready for use the fair value of the asset. The fair value of each cash generating unit or asset is estimated using the income approach, on a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the business, estimation of the useful life over which cash flows will occur and determination of our weighted-average cost of capital. The carrying value of our goodwill was £2.3 million and intangibles not yet ready for use was £10.8 million, respectively, as of 31 December 2014.

The estimates used to calculate the fair value of a cash generating unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each such unit. Based on the analysis performed, there was no impairment through 31 December 2014 for goodwill, although there was an impairment of an in-process research and development intangible of £1.8 million caused by the curtailment of an agreement with a commercial partner subsequent to acquisition (see Note 13).

Share-based payments

The Group accounts for share-based payment transactions for employees in accordance with IFRS 2 Share-based payment, which requires us to measure the cost of employee services received in exchange for the options on our ordinary shares, based on the fair value of the award on the grant date. The Directors selected the Black-Scholes-Merton option pricing model as the most appropriate method for determining the estimated fair value of our share-based awards without market conditions. For performance-based options that include vesting conditions relating to the market performance of our ordinary shares, a Monte Carlo pricing model was used in order to reflect the valuation impact of price hurdles that have to be met as conditions to vesting.

The resulting cost of an equity incentive award is recognised as expense over the requisite service period of the award, which is usually the vesting period. Compensation expense is recognised over the vesting period using the straight-line method and classified in the consolidated statements of comprehensive income.

The assumptions used for estimating fair value for share-based payment transactions are disclosed in Note 26 to our consolidated financial statements and are estimated as follows:

•	Volatility is estimated based on the average annualized volatility of a number of publicly traded peer companies in the biotech sector;

•	The estimated life of the option is estimated to be until the first exercise period, which is typically the month after the option vests

•	The dividend return is estimated by reference to our historical dividend payments. Currently, this is estimated to be zero as no dividend has been paid in the prior periods.

Convertible loan notes

The convertible loan notes have been split between the debt held under amortised cost and a derivative element held at fair value through profit and loss. This requires calculating the fair value of the derivative instrument using an option pricing model and recognising separately as a liability at fair value through profit and loss. The derivative is re-measured at each period end and immediately before conversion. The loan element is held at amortised cost.

Income Taxes

Deferred tax assets are recognised for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgment is required to determine the amount of deferred tax assets that can be recognised based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

In 2014, there were £16.0 million (2013—£13.0 million) of gross unutilised tax losses carried forward. No deferred tax asset has been provided in respect of these losses as there was insufficient evidence to support their recoverability in future periods.

Intangible asset recognition

Research and development costs are charged to expense as incurred and are typically made up of salaries and benefits, clinical and preclinical activities, drug development and manufacturing costs, and third-party service fees, including for clinical research organizations and investigative sites. Costs for certain development activities, such as clinical trials, are periodically recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as prepaid or accrued expenses.

3. Revenue

Fees invoiced in respect of milestones have been recognised as revenue in the Consolidated Statement of Comprehensive Income in the period as all criteria for revenue recognition have been met. Milestones are agreed on a project by project basis and will be evidenced by set deliverables.

Grant income is shown within revenue where it does not relate to the direct reimbursement of related costs. Grant income is recognised at the point at which the Group has fulfilled all of its obligations in respect of the grant.

4. Segment information

The Group contains two operating segments following the acquisition of Midatech Pharma (Wales) Limited. These entities meet the aggregation criteria because the operations are closely related in terms of the field of research, the commercial partners they are working with and overall operations. Consequently, they been presented as a single reportable segment. The research and development activities involve the discovery and development of pharmaceutical products in the field of nanomedicine and sustained release technology.

Information about major customers

To date, modest sales have meant that no meaningful analysis can be drawn from the customer profile of the revenues achieved during each period under review.

Non-current assets by location of assets

Non-current assets of £1.15m (2013: £0.95m) reside in Spain. The remainder of the Group’s non-current assets reside in the United Kingdom.

5. Loss from operations

	2014	2013
	£’000	£’000
Loss from operations is stated after charging/(crediting):
Depreciation of property, plant and equipment	321	246
Amortisation of intangible assets	1	1
Impairment of IPRD	1,800	—
Operating lease expense:
• Property	97	194
• Plant and machinery	57	—
Foreign exchange (gain)/loss	(37)	28
Initial Public Offering costs	763	—
Acquisition costs of Q Chip Limited	172	—
Loss on disposal of property, plant and equipment	89	—

IPO costs primarily relate to the professional fees incurred on the admission of the Group to AIM.

Acquisition costs relate to professional fees and stamp duty incurred on the acquisition of Midatech Pharma (Wales) Limited.

An IPRD impairment charge has been recognised within research and development expenditure in the consolidated statement of comprehensive income (see Note 13).

6. Staff costs

	2014	2013
	£’000	£’000
Staff costs (including directors) comprise:
Wages and salaries	2,322	1,866
Defined contribution pension cost (Note 25)	169	177
Share based payment expense (Note 26)	260	—
Social security contributions and similar taxes	322	295

	3,073	2,338

Employee numbers

The average number of staff employed by the Group during the financial year amounted to:

	2014	2013
Research and development	28	22
General and administration	10	7

	38	29

Key management personnel compensation

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group, including the Directors of the Company, and the Chief Operating Officer. Below includes the compensation for the Finance Director from 4 February 2014 who was not a director of Midatech Limited or Midatech Pharma PLC until 2 September 2014.

	2014	2013
	£’000	£’000
Wages and salaries	546	561
Defined contribution pension cost	36	55
Payments made to third parties	184	—
Social security contributions and similar taxes	78	72
Share based payment expense	260	=
Benefits in kind	36	7

	1,140	695

The Chairman and Chief Technical Officer, received £134.5k and £50k respectively, for consultancy services during the year ended 31 December 2014.

7. Finance income and expense

	2014	2013
	£’000	£’000
Finance income
Interest received on bank deposits	8	1

Total finance income	8	1

	2014	2013
	£’000	£’000
Finance expense
Bank loans	126	3
Other loans	—	50
Interest on convertible loans *	35	195
Non-equity preference shares	—	137

Total finance expense	161	385

*	2013 includes £125k of expense relating to the re-measurement of the fair value through profit and loss derivative as a result of the convertible loan note conversion.

8. Taxation

	2014	2013
	£’000	£’000
Current tax credit
Current tax credited to the income statement	663	799
Taxation payable in respect of foreign subsidiary	(5)	—

	658	799
Deferred tax expense
Reversal of temporary timing differences	360	—

Total current tax and tax credit	1,018	799

The reasons for the difference between the actual tax charge for the year and the standard rate of corporation tax in the United Kingdom applied to losses for the year are as follows:

	2014	2013
	£’000	£’000
Loss before income tax	(10,100)	(4,883)
Expected tax credit based on the standard rate of United Kingdom corporation tax at the domestic rate of 21.49% (2013: 20%)	(2,170)	(977)
Fixed asset differences	12	4
Expenses not deductible for tax purposes	440	67
Adjustments to brought forward values	33	—
Additional deduction for R&D expenditure	(566)	(811)
Surrender of tax losses for R&D tax refund	419	653
Adjust deferred tax opening/closing rate	59	—
Income not taxable	(44)	—
Difference in capital allowances and depreciation/amortisation	—	5
Other short term timing differences	—	23
Unrelieved tax losses and other deductions arising in the period	(35)	237
Deferred tax not recognised	834	—

Total tax credited to the statement of comprehensive income	(1,018)	(799)

The taxation credit arises on the enhanced research and development tax credits accrued for the respective periods.

The Finance Act 2013 includes provision for the main rate of corporation tax to reduce from 23% to 21% from 1 April 2014 and to 20% from 1 April 2015.

9. Loss per share

Basic loss per share amounts are calculated by dividing the net loss for the year attributable to ordinary equity holders of the parent company by the weighted average number of ordinary shares outstanding during the year. As the Group made a loss for the year the diluted earnings per share is equal to the basic earnings per share.

The net loss for the year used for the basic and diluted earnings per share is as follows:

	2014		2013
	£’000		£’000
Numerator
Loss used in basic EPS and diluted EPS	(9,082)		(4,084)

Denominator
Weighted average number of ordinary shares used in basic and diluted EPS	9,026,347		5,715,576

Basic and diluted loss per share—pence	(101p	)	(71p	)

The 2013 loss per share is based on the Midatech Limited weighted average number of shares in issue which has been adjusted to take account of the share division that took place on 28 November 2014 whereby each 0.01p Ordinary Share was sub divided into two 0.005p Ordinary Shares.

10. Property, plant and equipment

	Fixtures and fittings	Leasehold improve- ments	Computer equipment	Laboratory equipment	Total
	£’000	£’000	£’000	£’000	£’000
Cost
At 1 January 2013	716	746	147	161	1,770
Additions	16	15	15	1	47
Exchange differences	16	6	3	—	25

At 31 December 2013	748	767	165	162	1,842

At 1 January 2014	748	767	165	162	1,842
Additions	524	259	18	229	1,030
Acquired through acquisition of subsidiary	3	19	15	207	244
Exchange differences	(42)	(41)	(3)	—	(86)
Disposals	(31)	(124)	—	(15)	(170)

At 31 December 2014	1,202	880	195	583	2,860

Accumulated depreciation
At 1 January 2013	321	400	94	79	894
Charge for the year	102	86	22	36	246
Exchange differences	7	9	2	—	18

At 31 December 2013	430	495	118	115	1,158

At 1 January 2014	430	495	118	115	1,158
Charge for the year	102	67	24	128	321
Exchange differences	(22)	(33)	(2)	3	(54)
Disposals	(31)	(50)	—	—	(81)

At 31 December 2014	479	479	140	246	1,344

Net book value
At 31 December 2014	723	401	55	337	1,516
At 31 December 2013	318	272	47	47	684
At 1 January 2013	395	346	53	82	876

Included within the total net book value of tangible fixed assets is £224k (2013: £346k) in respect of assets held under finance leases and similar hire purchase contracts. The depreciation charge for the year on these assets was £79k (2013: £90k). These assets were held as security in respect of their finance lease obligations.

No other assets were held as security other than those on finance lease.

11. Intangible assets

	In-process research and Development	Goodwill	IT/Website Costs	Total
	£’000	£’000	£’000	£’000
Cost
At 1 January 2013	—	—	9	9
Additions	—	—	3	3

At 31 December 2013	—	—	12	12

At 1 January 2014	—	—	12	12
Acquired in business combinations	12,600	2,291	—	14,891

At 31 December 2014	12,600	2,291	12	14,903

Accumulated amortisation and impairment
At 1 January 2013	—	—	7	7
Amortisation charge for the year	—	—	1	1

At 31 December 2013	—	—	8	8

At 1 January 2014	—	—	8	8
Amortisation charge for the year	—	—	1	1
Impairment charge for the year	1,800	—	—	1,800

At 31 December 2014	1,800	—	9	1,809

Net book value
At 31 December 2014	10,800	2,291	3	13,094
At 31 December 2013	—	—	4	4
At 1 January 2013	—	—	2	2

12. Acquisition of Q Chip Limited

On 8 December 2014, the Group acquired 100% of the voting equity of Q Chip Limited and its subsidiaries, a UK company principally involved in design and development of the Q-Sphera TM drug encapsulation and delivery system and underpinning microsphere manufacturing technology. On 20 January 2015 Q Chip Limited changed its name to Midatech Pharma (Wales) Limited. The principal reason for this acquisition was to strengthen the Group’s technology and product portfolios, and thereby diversify risk through the following:

a)	Add controlled-release technology to Midatech gold nano-particle and portfolio

b)	Expand the number of development projects

c)	Q-Chip’s product portfolio offered Midatech a lower risk profile than Midatech’s own technology thereby mitigating against potential future failure

The revenue included in the Consolidated Statement of Comprehensive Income since 8 December 2014 contributed by Q Chip Limited was £nil. Q Chip Limited contributed a net loss of £0.3m over the same period.

If the acquisition had occurred on 1 January 2014, group revenue would have been £0.73m and group loss for the period would have been £11.01m.

Acquisition related costs of £0.17m were incurred in relation to this acquisition and are included within administrative expenses within the Consolidated Statement of Comprehensive Income for the period.

Details of the fair value of identifiable assets and liabilities acquired, purchase consideration and goodwill are:

Provisional fair value
£000
Identifiable intangible assets:
In-process research and development	12,600
Property, plant and equipment	244
Receivables and other debtors	314
Payables and other liabilities	(494)
Deferred tax	(714)
Cash	115

Total net assets	12,065

Equity instruments (5,077,122 ordinary shares)	13,556
Deferred Equity instruments (299,624 deferred consideration shares held as shares to be issued)	800

Total consideration – non cash movement	14,356

Goodwill on acquisition	2,291

The main factors leading to the recognition of goodwill are the presence of certain intangible assets, such as the assembled workforce of the acquired entity and the expected synergies of the enlarged Group which do not qualify for separate recognition.

The goodwill and intangible assets recognised will not attract tax deductions.

The net cash inflow in the year in respect of acquisition comprised:

Fair Value
£000
Net cash acquired	115

13. Impairment testing

Details of goodwill and IPRD allocated to the acquired cash generating unit and the valuation basis is as follows:

Name	Goodwill carrying amount 2014	IPRD Carrying amount 2014	Valuation basis
	£000	£000
CGU – Q Chip Limited and subsidiaries	2,291	10,800	Value in use

An impairment charge of £1.8m and a related £0.36m deferred tax credit was recorded in the Q Chip CGU as a result of the curtailment of an agreement with a commercial partner post acquisition. The carrying value of a component of IPRD, was reduced from £1.8m to nil. The resulting impairment charge was recorded in research and development expenditure within the consolidated statement of comprehensive income.

The remaining assets of the cash generating unit were not identified as being materially different to the fair values determined at the acquisition date on 8 December 2014. The IPRD was valued using 15-16 year risk adjusted cash flow forecasts that have been approved by the Board.

The key assumptions used in the model include the following:

Assumptions	2014 CGU – Q Chip Limited and subsidiaries
Discount rate	14.5-16.0%
Cumulative probability of success of projects	23% to 57%

The value in use calculations used to value the acquired intangibles and appraise the remaining carrying value of the intangibles at 31 December 2014 were materially the same. This is because of the impairment test date and acquisition date being only 23 days apart. Any increase in the discount rate or decrease in the probability of success of projects stated above would result in an impairment.

14. Subsidiaries

The principal subsidiaries of Midatech Pharma PLC, all of which are 100% owned and have been included in these financial statements in accordance with the details set out in the basis of preparation and basis of consolidation note 1, are as follows:

Name	Country of incorporation	Nature of Business	Notes
Midatech Limited	England and Wales	Trading company
Midatech Biogune SL	Spain	Trading company
Midatech Andalucia SL	Spain	Dormant
Cura Vaccines Limited	England and Wales	Dormant
PharMida AG	Switzerland	Trading company	(a)
Midatech Pharma (Wales) Limited	England and Wales	Trading company	(c)
Q Chip BV	Netherlands	Trading company	(b)
OpsiRx Pharmaceuticals Limited	England and Wales	Dormant
OpsiRx Holdings Limited	England and Wales	Dormant

Notes:

(a)	PharMida AG is due to become dormant from July 2015.
(b)	Q Chip BV is due to become dormant from July 2015.
(c)	Q Chip Limited was renamed Midatech Pharma (Wales) Limited on 23 January 2015.

15. Joint arrangements

Name	Country of incorporation	Nature of business	Type of arrangement
Syntara LLC	United States of America	Research and development partner	Joint venture
MidaSol Therapeutics GP	Cayman Islands	Research and development partner	Joint operation

The Group has a 50% (2013: 50%) interest in two joint arrangements: Syntara LLC and MidaSol Therapeutics. The primary activity of these joint arrangements is to provide the partners with collaborative research and development on drug delivery systems in the market, which is in line with the Group’s strategy to develop a safe and effective drug delivery system.

Syntara LLC is a non-trading joint venture where the Group has joint control over the separate legal entity. The Group equity accounts for its interests in this arrangement; the results are immaterial to the financial statements with an income statement impact of £12k in 2014 (£67k in 2013) charged to administrative expenses.

MidaSol Therapeutics has a separate legal entity however no costs or revenues pass through it. The Group and its collaborative partner incur costs in respect of research of development and periodically agree on a contribution from either side to ensure that both parties have incurred 50% of the total costs. Contributions from their research partner are netted against the costs to which they relate within research and development and the arrangement is accounted for as a joint operation.

	2014	2013
	£’000	£’000
Research and development spend on MidaSol Therapeutics	248	542
Yearend receivable due from joint operation partner	—	146

16. Trade and other receivables

	2014	2013
	£’000	£’000
Trade receivables	189	160
Prepayments	49	68
Other receivables	649	1,060

Total trade and other receivables	887	1,288
Less: non-current portion (rental deposit and bond)	(425)	(379)

Current portion	462	909

Trade and other receivables do not contain any impaired assets. The Group does not hold any collateral as security and the maximum exposure to credit risk at the Consolidated Statement of Financial Position date is the fair value of each class of receivable.

Book values approximate to fair value at 31 December 2014 and 2013.

17. Cash and cash equivalents and cash flow supporting notes

	2014	2013
	£’000	£’000
Cash at bank available on demand	30,325	2,387

Significant non-cash transactions are as follows:

	2014	2013
	£’000	£’000
Financing activities
Conversion of convertible loan notes into equity	—	3,255

Share issue costs – cash transactions

	2014	2013
	£’000	£’000
Funds raised on the Initial Public Offering	32,000	—
Costs of raising funds on Initial Public Offering	(1,350)	—
Issue of shares in Midatech Limited pre flotation	3,202	5,797

	33,852	5,797

18. Trade and other payables

	2014	2013
	£’000	£’000
Current
Trade payables	981	522
Other payables	177	177
Accruals	732	58

Total financial liabilities, excluding loans and borrowings, classified as financial liabilities measured at amortised cost	1,890	757
Tax and social security	274	78
Deferred revenue	177	212

Total trade and other payables	2,341	1,047

Book values approximate to fair value at 31 December 2014 and 2013.

All current trade and other payables are payable within 3 months of the period end date shown above.

Government grants in UK

The Group received development grant funding from the European Commission of £0.15m on 18 August 2014 and £0.07m on 16 December 2014 under the Health Cooperation Work Programme of the 7th Framework Programme of which £0.15m (2013: £0.21m) is recorded as deferred revenue. The collaborative project supported by this grant is part of the EE-ASI European Research network.

Government grants/loans in Spain

Five tranches of government loans have been received by Midatech Biogune SL for the finance of research, technical innovation and the construction of their laboratory. The loans are term loans which carry an interest rate below the market rate, and are repayable over periods through to 2022. The loans carry default interest rates in the event of scheduled repayments not being met. The loans are discounted at a market rate of interest with the credit being classified as a grant within deferred revenue. The deferred grant revenue is released to the consolidated statement of comprehensive income within research and development costs in the period to which the expenditure is recognised.

The debt element of the government loans is designated within note 19 as borrowings and the gross contractual repayment of the loans is disclosed in note 20.

19. Loans and borrowings

	2014	2013
	£’000	£’000
Current
Bank loans	9	—
Finance lease	37	47
Government and research loans	445	138
Preference share dividends payable	—	1,063

Total	491	1,248

Non-current
Bank loans	31	—
Government and research loans	1,457	1,006
Preference shares	—	1,075
Finance lease	—	38

Total	1,488	2,119

Book values approximate to fair value at 31 December 2014 and 2013.

Obligations under finance leases are secured by a fixed charge over the fixed assets to which they relate.

The Group had no undrawn committed borrowing facilities at any year end.

20. Financial instruments – Risk Management

The Group is exposed through its operations to the following financial risks:

•	Credit risk;

•	Fair value or cash flow interest rate risk;

•	Foreign exchange risk; and

•	Liquidity risk.

In common with all other businesses, the Group is exposed to risks that arise from its use of financial instruments. This note describes the Group’s objectives, policies and processes for managing those risks and the methods used to measure them.

Principal financial instruments

The principal financial instruments used by the Group, from which financial instrument risk arises, are as follows:

•	Trade receivables;

•	Other receivables;

•	Cash and cash equivalents;

•	Trade payables;

•	Other payables;

•	Accruals; and

•	Loans and borrowings.

A summary of the financial instruments held by category is provided below:

Financial assets – loans and receivables

	2014	2013
	£’000	£’000
Cash and cash equivalents	30,325	2,387
Trade receivables	189	160
Other receivables	649	1,060

Total financial assets	31,163	3,607

Financial liabilities – amortised cost

	2014	2013
	£’000	£’000
Trade payables	981	522
Other payables	177	177
Accruals	732	58
Loans and borrowings	1,979	3,367

Total financial liabilities – amortised cost	3,869	4,124

General objectives, policies and processes

The Board has overall responsibility for the determination of the Group’s risk management objectives and policies and, whilst retaining ultimate responsibility for them, it has delegated the authority for designing and operating processes that ensure the effective implementation of the objectives and policies to the Group’s Management.

The overall objective of the Board is to set policies that seek to reduce risk as far as possible without unduly affecting the Group’s competitiveness and flexibility. Further details regarding these policies are set out below:

Fair value hierarchy

The Group uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets and liabilities;

•	Level 2: other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly; and

•	Level 3: techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

The Group has no financial instruments carried at fair value in the statement of financial position on 31 December 2014 or 2013.

Credit risk

Credit risk is the risk of financial loss to the Group if a development partner or a counterparty to a financial instrument fails to meet its contractual obligations. The Group is mainly exposed to credit risk from amounts due from collaborative partners which is deemed to be low.

Credit risk also arises from cash and cash equivalents and deposits with banks and financial institutions. For banks and financial institutions, only independently rated parties with high credit status are accepted.

The Group does not enter into derivatives to manage credit risk.

Quantitative disclosures of the credit risk exposure in relation to financial assets are set out below. Further disclosures regarding trade and other receivables, which are neither past due nor impaired, are provided in note 16.

The total exposure to credit risk of the Group is equal to the total value of the financial assets held at each year end as noted above.

Cash in bank

The Group is continually reviewing the credit risk associated with holding money on deposit in banks and seeks to mitigate this risk by holding deposits with banks with high credit status.

Fair value and cash flow interest rate risk

The Group is not significantly exposed to cash flow interest rate risk from short term and long-term borrowings at variable rate as the majority of borrowings with the exception of finance leases are held on fixed rates.

The Group has minimal exposure to interest rate risk as it has had minimal borrowings on variable rates and immaterial levels of interest paid and received on their variable rate loans.

The Group’s exposure to fair value interest rate risk is also considered to be immaterial.

Foreign exchange risk

Foreign exchange risk arises because the Group has a material operation located in Bilbao, Spain, whose functional currency is not the same as the functional currency of the Group. The Group’s net assets arising from such overseas operations are exposed to currency risk resulting in gains or losses on retranslation into sterling. Given the levels of materiality, the Group does not hedge its net investments in overseas operations as the cost of doing so is disproportionate to the exposure.

Foreign exchange risk also arises when individual Group entities enter into transactions denominated in a currency other than their functional currency; the Group’s transactions outside the UK to the US and Europe drive foreign exchange movements where suppliers invoice in currency other than sterling. These transactions are not hedged because the cost of doing so is disproportionate to the risk.

As of 31 December 2014 and 2013, the Group’s exposure to foreign exchange risk was not material.

Liquidity risk

Liquidity risk arises from the Group’s management of working capital. It is the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due.

It is the Group’s aim to settle balances as they become due.

The Group’s current financial position following the Initial Public Offering to AIM is such that the Board does not consider there to be a short term liquidity risk however the Board will continue to monitor long term cash projections in light of the development plan and will consider raising funds as required to fund long term development projects. Development expenditure can be curtailed as necessary to preserve liquidity.

The following table sets out the contractual maturities (representing undiscounted contractual cash-flows) of financial liabilities:

2014	Up to 3 months	Between 3 and 12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
	£’000	£’000	£’000	£’000	£’000
Trade and other payables	1,890	—	—	—	—
Bank loans	2	7	9	24	—
Finance leases	11	27	—	—	—
Government research loans	—	485	207	891	351

Total	1,903	519	216	915	351

2013	Up to 3 Months	Between 3 and 12 months	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
	£’000	£’000	£’000	£’000	£’000
Trade and other payables	757	—	—	—	—
Finance leases	12	35	38
Government research loans	—	159	169	535	445
Preference shares	—	—	—	—	1,075
Preference share dividends payable	1,063	—	—	—	—

Total	1,832	194	207	535	1,520

More details which regard to the line items above are included in the respective notes:

•	Trade and payables – Note 18

•	Loans and borrowings – Note 19

Capital risk management

The Group monitors capital which comprises all components of equity (i.e. share capital, share premium, foreign exchange reserve and retained deficit).

The Group’s objectives when maintaining capital are:

•	to safeguard the entity’s ability to continue as a going concern, and

•	to have sufficient resource to take development projects forward towards commercialisation.

The Group continues to incur substantial operating expenses. Until the Group generates positive net cash inflows from the commercialisation of its products it remains dependent upon additional funding through the injection of equity capital and government funding. The Group may not be able to generate positive net cash inflows in the future or to attract such additional required funding at all, or on suitable terms. In such circumstances the development programmes may be delayed or cancelled and business operations cut back.

The Group seeks to reduce this risk by keeping a tight control on expenditure, avoiding long-term supplier contracts (other than clinical trials), prioritising development spend on products closest to potential revenue generation, obtaining government grants (where applicable), maintaining a focused portfolio of products under development and keeping shareholders informed of progress.

21. Deferred tax

Deferred tax is calculated in full on temporary differences under the liability method using a tax rate of 20%.

The movement on the deferred tax account is as shown below:

2014
£’000
Liability at 1 January 2014	—
Arising on business combination	(714)
Credited to income on impairment of IPRD	360

Liability at 31 December 2014	(354)

A deferred tax liability has arisen due to deferred tax on intangible assets acquired during the period. The liability recognised has been reduced due to the impairment of a deferred tax asset of £1.8m, which represents the available losses in the acquired entity which qualify for offset.

An intangible asset was impaired in the period by £1.8m and consequently a £360k credit has been recognised in the income statement.

Unused tax losses carried forward, subject to agreement with local tax authorities, were as follows:

	Gross losses	Unrecognised deferred tax asset
	£’000	£’000
31 December 2013	13,004	2,601
31 December 2014	16,017	3,203

With the exception of the £1.8m deferred tax asset which qualifies for offset as identified above, the remaining potential deferred tax asset has not been provided in these accounts due to uncertainty as to the whether the asset would be recovered.

22. Share capital

	2014 Number	2014 £	2013 Number	2013 £
Authorised – classified as equity

Ordinary shares of 0.01p each	—	—	11,940,981	1,194
C preference shares of 0.01p each	—	—	565,064	57
Ordinary shares of 0.005p each	37,059,013	1,853		—
Deferred shares of £1 each	1,000,001	1,000,001		—

Total		1,001,854		1,251

	2014 Number	2014 £	2013 Number	2013 £
Authorised – classified as liabilities

A 7.5% preference shares of £1 each	—	—	1,000,000	1,000,000
B 15% preference shares of £1 each	—	—	75,000	75,000

Total		—		1,075,000

	2014 Number	2014 £	2013 Number	2013 £
Allotted and fully paid – classified as equity

At 1 January
Ordinary shares of 0.005p each	27,794,258	1,390	2,889,229	289
Deferred shares of £1 each	1,000,001	1,000,001	—	—
C preference shares of 0.01p each	—	—	565,064	57

Total		1,001,391		346

	2014 Number	2014 £	2013 Number	2013 £
Allotted and fully paid up – classified as liabilities

A 7.5% preference shares of £1 each	—	—	1,000,000	1,000,000
B 15% preference shares of £1 each	—	—	75,000	75,000

Total		—		1,075,000

Rights attaching to the shares prior to the incorporation of Midatech Pharma PLC

Shares classified as equity

The holders of ordinary shares and C preference shares in the capital of the Company had the following rights and ranked pari passu with one another:

(a)	to receive notice of, to attend and to vote at all general meetings of the Company, in which case shareholders shall have one vote for each share of which they are the holder.

(b)	to receive such dividend as is declared by the Board on each share held; and

In the event of a distribution of assets, the capital return would be distributed as follows:

i.	C preference shareholders to receive original issue price;

ii.	A and B preference shareholders to receive an agreed amount per share as set out in the Company’s Articles; and

iii.	C preference and ordinary shareholders to receive remaining capital and rank pari passu.

Ordinary and C preference shares were recorded as equity.

Shares classified as liabilities

The A and B preference shares have a nominal value of £1 and have right to a fixed cumulative, preferential dividend at a rate of 7.5% and 15% respectively, dividends ceased to accrue from 28 October 2013. Accrued dividends ranked equally amongst A and B preference shares and were compounded at the end of each period. Preference dividends are ranked before any other class of share. The preference dividends did not confer any further rights to participation in the profits or assets of the Company. The preference shares only became redeemable on a listing or change of control. Preference shareholders were entitled to attend and speak at general meetings of the Company but did not have the right of a vote.

A and B preference shares were categorised as liabilities and held at amortised cost until the right to a fixed dividend ceased to accrue.

Rights attaching to the shares following the incorporation of Midatech Pharma PLC

Shares classified as equity

The holders of ordinary shares in the capital of the Company have the following rights:

(a)	to receive notice of, to attend and to vote at all general meetings of the Company, in which case shareholders shall have one vote for each share of which he is the holder.

(b)	to receive such dividend as is declared by the Board on each share held.

The holders of Deferred Shares in the capital of the Company:

(a)	shall not be entitled to receive notice of or to attend or speak at any general meeting of the Company or to vote on any resolution to be proposed at any general meeting of the Company;

(b)	shall not be entitled to receive any dividend or other distribution of out of the profits of the Company.

In the event of a distribution of assets, the Deferred shareholders shall receive the nominal amount paid up on such share after the holder of each ordinary share shall have received (in cash or specie) the amount paid up or credited as paid up on such ordinary share together with an additional payment of £100 per share. The Company has the authority to purchase the Deferred Shares and may require the holder of the Deferred Shares to sell them for a price not exceeding 1p for all the Deferred Shares.

Ordinary and deferred shares are recorded as equity.

Date of Issue	Type of Share Issue	Ordinary Shares Number	A Preference Shares Number	B Preference Shares Number	C Preference Shares Number	Share Price £	Total consideration
							£’000
2013
As at 1 January 2013	Brought forward	2,457,493	1,000,000	75,000
11 February 2013	Convertible loan	234,196				8.38	1,963
21 February 2013	Subscription option	16,489				13.70	226
27 February 2013	Subscription option	133,808				8.38	1,120
30 April 2013	Subscription option	5,474				13.70	75
10 May 2013	Subscription option	4,806				13.70	66
03 June 2013	Subscription option	962				13.70	13
18 June 2013	Subscription option	5,715				17.50	100
04 July 2013	Subscription option	14,286				17.50	250
15 July 2013	Subscription option	5,715				17.50	100
05 August 2013	Subscription option	2,857				17.50	50
08 August 2013	Subscription option	1,428				17.50	25
26 September 2013	Subscription option	3,000				17.50	53
27 September 2013	Subscription option	3,000				17.50	53
05 December 2013	Convertible				144,552	8.95	1,294
05 December 2013	Share issue				420,512	8.81	3,705

Total 2013		2,889,229	1,000,000	75,000	565,064		9,093

Date of Issue	Type of Share Issue	Ordinary Shares Number	A Preference Shares Number	B Preference Shares Number	C Preference Shares Number	Deferred Shares Number	Share Price £	Total consideration
								£’000
2014
As at 1 January 2014		2,889,229	1,000,000	75,000	565,064
30 January 2014	Equalisation round	39,853					—	—
19 April 2014	Subscription option	244,881					0.15	37
13 June 2014	Subscription option	8,250					0.15	1
4 September 2014	Rights issue	105,314			511,738		5.13	3,165
12 September 2014	Share redemption			(75,000)			—	—

	Total pre-share for share exchange – Midatech Limited	3,287,527	1,000,000	—	1,076,802	—		3,203

12 September 2014	Subscriber share –Midatech Pharma PLC	1					1.00	—
13 November 2014	Share for share exchange	3,287,527	1,000,000		1,076,802		—	—
13 November 2014	Sub-division of subscriber share	9,999					0.0001	—
28 November 2014	Warrant exchange share issue	628,356					0.0001	—
28 November 2014	Share conversion	(10,000)				1	—	—
28 November 2014	Share conversion	1,076,802			(1,076,802)		—	—

	Total ordinary shares pre-subdivision	4,992,685

28 November 2014	Share sub division	9,985,370					—	—
8 December 2014	Share issue on acquisition of Q Chip Limited	5,077,122					2.67	—
8 December 2014	Public offering	11,985,019					2.67	32,000
8 December 2014	Share conversion	746,747	(1,000,000)			1,000,000	—	—

		27,794,258	—	—	—	1,000,001		32,000

The following changes in the share capital of the Company, and its constitution, have taken place between the date of the Company’s incorporation and the date of this document:

(a)	The Company was incorporated on 12 September 2014 with a share capital of 1 ordinary share of £1 and was re-registered as a public limited company on 27 November 2014 with the name “Midatech Pharma PLC”.

(b)	On 13 November 2014, pursuant to a written ordinary and special resolutions of the Company’s sole member the 1 ordinary share of £1 was subdivided into 10,000 ordinary shares of 0.01 pence each (the “Subscriber Shares”);

(c)	On 13 November 2014 pursuant to a Share Exchange Agreement executed with the members of Midatech Limited, the following relevant securities in the capital of the Company were allotted, mirroring the share capital of Midatech Limited: 3,287,528 ordinary shares of 0.01 pence each, 1,000,000 A preference shares of £1 each and 1,076,802 C preference shares of 0.01 pence each.

(d)	On 28 November 2014 the Company allotted 628,356 ordinary shares of 0.01 pence each to holders of warrants to subscribe for shares in Midatech Limited.

(e)	On 28 November 2014 the 1,076,802 C preference shares of 0.01 pence each (being all such class of shares in issue) were converted into 1,076,802 ordinary shares of 0.01p each and the Subscriber Shares referred to in paragraph (b) above were converted into one Deferred Share.

(f)	On 28 November 2014 a written ordinary resolution of the Company’s members was passed whereby each of the ordinary shares in the capital of the Company was sub-divided into two ordinary shares of 0.005 pence each.

(g)	On 8 December 2014 pursuant to a Sale and Purchase Agreement executed with the members of Q Chip Limited (now Midatech Pharma (Wales) Limited) 5,077,122 ordinary shares of 0.005 pence each were issued to the shareholders of Q Chip Limited in consideration for the acquisition of the entire issued share capital of that company. A further 299,624 Deferred Shares were also issued which may be converted into ordinary shares up to 30 June 2016 subject to there not being any successful warranty claims against the sellers of Q Chip Limited.

(h)	On 8 December 2014 11,985,019 Ordinary Shares of 0.005 pence each were issued to subscribers in the initial public offering of the Company and its admission to AIM.

(i)	On 8 December 2014 the 1,000,000 A Preference Shares of £1 each plus accrued interest liabilities were settled by the issue of 746,747 Ordinary Shares of 0.005 pence each.

(j)	Following the above settlement the 1,000,000 A Preference shares of £1 each were converted into 1,000,000 Deferred Shares of £1 each carrying the rights set out above.

23. Reserves

The following describes the nature and purpose of each reserve within equity:

Reserve	Description and purpose
Share premium	Amount subscribed for share capital in excess of nominal value.

Merger reserve	Represents the difference between the fair value and nominal value of shares issued on the acquisition of subsidiary companies where the Company has elected to take advantage of merger relief and the share premium of Midatech Limited prior to the merger as set out in note 1.

Shares to be issued	Shares for which consideration has been received but which are not yet issued and which form part of consideration in a business combination.

Foreign exchange reserve	Gains/losses arising on retranslating the net assets of overseas operations into sterling.

Accumulated deficit	All other net gains and losses and transactions with owners (e.g. dividends) not recognised elsewhere.

24. Leases

The Group had commitments under non-cancellable operating leases as set out below:

2014	Land and buildings	Other
	£’000	£’000
In one year or less	150	79
Between one and five years	159	—

	309	79

2013	Land and Buildings	Other
	£’000	£’000
In one year or less	48	67
Between one and five years	50	56

	98	123

25. Retirement benefits

The Group operates a defined contribution pension scheme for the benefit of its employees. The assets of the scheme are administered by trustees in funds independent from those of the Group. The pension costs charged for each year are listed below:

	2014	2013
	£’000	£’000
Defined contribution pension scheme	169	177

26. Share-based payment

Share Options

The Group has issued options over ordinary shares under the Midatech Limited 2008 unapproved share option scheme and Midatech Limited 2013 approved Enterprise Incentive scheme. Exercise of an option is subject to continued employment.

Details of all share options granted under the Midatech Limited schemes are set out below:

Date of grant	At 1 January 2014	Granted in 2014	Exercised in 2014	Forfeited in 2014	At 31 December 2014	Exercise Price
31 December 2008	44,622	—	—	(18,500)	26,122	£1.425
31 December 2008	15,500	—	—	—	15,500	£3.985
1 September 2009	12,500	—	—	(12,500)	—	£3.985
13 November 2009	25,000	—	—	(25,000)	—	£4.00
1 April 2010	25,110	—	—	—	25,110	£4.00
20 August 2010	59,666	—	—	—	59,666	£4.19
13 September 2011	3,000	—	—	—	3,000	£4.19
20 April 2012	47,796	—	—	(12,000)	35,796	£4.19
1 May 2013	100,000	—	—	(100,000)	—	£6.85
3 April 2014	—	43,000	(16,500)	—	26,500	£0.075
9 May 2014	—	200,000	—	—	200,000	£0.075
30 June 2014	—	880,000	—	—	880,000	£0.075
11 July 2014	—	11,000	—	—	11,000	£0.075

	333,194	1,134,000	(16,500)	(168,000)	1,282,694

Options exercisable at 31 December 2014							125,847
Weighted average exercise price of outstanding options at 31 December 2014							£0.54
Weighted average exercise price of options forfeited in 2014							£5.43
Weighted average exercise price of options granted in 2014							£0.08
Weighted average remaining contractual life of outstanding options at 31 December 2014							8.5 years

Date of grant	At 1 January 2013	Granted in 2013	Exercised in 2013	Forfeited in 2013	At 31 December 2013	Exercise Price
31 December 2008	46,222	—	—	(1,600)	44,622	£1.425
31 December 2008	15,500	—	—	—	15,500	£3.985
25 March 2009	25,000	—	—	(25,000)	—	£3.985
1 September 2009	12,500	—	—	—	12,500	£3.985
13 November 2009	25,000	—	—	—	25,000	£4.00
1 April 2010	25,110	—	—	—	25,110	£4.19
20 August 2010	59,666	—	—	—	59,666	£4.19
13 September 2011	3,000	—	—	—	3,000	£4.19
20 April 2012	47,796	—	—	—	47,796	£4.19
1 May 2013	—	100,000	—	—	100,000	£6.85

	259,794	100,000	—	(26,600)	333,194

Options exercisable at 31 December 2013							148,528
Weighted average exercise price of outstanding options at 31 December 2013							£4.57
Weighted average exercise price of options forfeited in 2013							£3.83
Weighted average exercise price of options granted in 2013							£6.85
Weighted average remaining contractual life of outstanding options at 31 December 2013							6.0 years
The options granted in 2014 relate to the Midatech Limited 2013 approved Enterprise Incentive scheme. The 200,000 options issued on 9 May 2014 contained the following conditions:

•	25,000 vested immediately;

•	25,000 vest on 1 May 2015, a further 25,000 on 1 May 2016 and a further 25,000 on 1 May 2017;

•	50,000 vest when the ordinary price of a share reaches £13.70;

•	50,000 vest when the ordinary price of a share reaches £27.40;

•	On the event of an initial public offering all of the options vest immediately and have therefore vested. The charge for values assigned to such options has been accelerated through the statement of comprehensive income.

The other 1,034,000 share options granted in 2014 only vest when the Company’s share price achieves certain targets as follows:

•	50% vest when the share price reaches £5.31 per share;

•	A further 25% vests when the share price reaches £13.72;

•	The remaining 25% when the share price reaches £18.86.

Otherwise the main vesting condition of all share options is that the Director or employee remain employed with the Group as at the date of exercise or continues to provide consultancy services as at the date of exercise.

Upon the issuance of convertible loan notes on 20 August 2010, subscription options over 1,282,813 ordinary shares were issued as follows:

•	A subscription option of 29,833 ordinary shares exercisable over 5 years at an exercise price of £8.38 per share. On 5 December 2013 the expiry date of part of this option over 20,883 ordinary shares was extended to 20 August 2020.

•	A subscription option of up to a maximum of 417,660 ordinary shares exercisable over 6 months from 19 December 2010 at an exercise price of £8.38 per share. On 19 June 2011, pursuant to the exercise of this option, 251,635 ordinary shares of 0.01p each were issued for a cash consideration of £2.1 million.

•	Two subscription options of up to a maximum of 417,660 ordinary shares each at an exercise price of £8.38 per share exercisable on a “follow on” basis to match any exercise of the above option. Following the exercise of the above option, the two options of 251,635 ordinary shares each were to be exercised by 19 December 2011. On 5 December 2011, 119,332 options were exercised and the remaining options over 383,938 shares were exercised on 19 December 2011.

•	On 29 October 2012 the Company issued subscription options over 119,332 ordinary shares at an exercise price of £8.38 per share and over 182,482 ordinary shares at an exercise price of £13.70 per share. Both options were valid until 30 June 2013. On 31 January 2013 options over 16,489 ordinary shares were exercised for an aggregate cash consideration of £225,899.

The following information is relevant in the determination of the fair value of options granted during the year 2014 under the equity share based remuneration schemes operated by the Group.

2014
Number of options	1,134,000
Option pricing models used	Black Scholes/ Monte Carlo
Share price	£2.67 *
Exercise price of options issued in year	7.5p
Contractual life	9 -10 years
Volatility	60%
Expected dividend yield	0%
Risk free rate	1.51%

*	The share price used for purposes of the determination of the fair value of the options granted in 2014 was based on the price of ordinary shares issued at initial public offering in December 2014.

The market vesting conditions were factored into the valuation of the options containing share price targets by modelling the scenarios under a Monte Carlo pricing model.

	2014	2013
	£’000	£’000
Share based payment expense	260	—

27. Capital commitments

The Group had no capital commitments at 31 December 2014 and 31 December 2013.

28. Related party transactions

Transactions with Monosol RX, LLC

The Directors consider Monosol RX, LLC to be a related party by virtue of the fact that Monosol RX, LLC is a shareholder of the Company and are a collaborative partner in the MidaSol Therapeutics joint operation.

During the period Midatech Limited received from Monosol RX, LLC £272,910 (2013: £541,612) for research services.

29. Contingent liabilities

The Group had no contingent liabilities at 31 December 2014 or 31 December 2013.

30. Ultimate controlling party

The Directors do not consider that there is an ultimate controlling party.

31. Subsequent events

On June 3, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DARA BioSciences, Inc., a Delaware corporation (“DARA”), Merlin Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Midatech (the “Merger Sub”), Duke Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Midatech (the “Secondary Merger Sub”) and Shareholder Representative Services, LLC, a Colorado limited liability company, solely as a representative of the stockholders of DARA (the “Stockholder Representative”), pursuant to which (i) Merger Sub will merge with and into DARA (the “Merger”), with DARA surviving the Merger (the “Surviving Corporation”) as the wholly owned subsidiary of Midatech and (ii) immediately following the Merger, Midatech will cause the Surviving Corporation to merge with and into Secondary Merger Sub (the “Secondary Merger”), with Secondary Merger Sub surviving the Secondary Merger as the wholly owned subsidiary of Midatech.

Pursuant to the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.001 per share, of DARA will be converted into rights to receive, without interest, (i) 0.272 ordinary shares (the “Midatech Ordinary Shares”) of Midatech (the “Per Share Stock Consideration”) plus (ii) one contingent value right (“CVR”), which represents the right to receive contingent payments if specified milestones are achieved within agreed time periods, subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement (as described below). All Midatech Ordinary Shares will be delivered to the holders of DARA Common Stock in the form of American Depositary Receipts, each representing the right to receive such number of Midatech Ordinary Shares as Midatech may determine to be the optimum number of shares (the “Midatech Depositary Shares”).

The Merger Agreement includes a collar provision under which the Exchange Ratio is subject to adjustment in the event the Exchange Ratio Market Value (as defined in the Merger Agreement) determined one business day prior to closing is less than $0.96 or greater than $1.44. In such event, the Exchange Ratio shall be determined as follows: (1) if the Exchange Ratio Market Value is an amount less than $1.08, then the Exchange ratio shall be equal to the quotient obtained by dividing $1.08 by the Exchange Ratio Market Value (subject to a maximum Exchange Ratio of 0.306); and (2) if the Exchange Ratio Market Value is an amount greater than $1.32, then the Exchange ratio shall be equal to the quotient obtained by dividing $1.32 by the Exchange Ratio Market Value (subject to a minimum Exchange Ratio of 0.249).

In lieu of receiving any fractional shares of Midatech Depositary Shares, holders of DARA Common Stock will receive from Midatech an amount of cash, without interest, less the amount of any withholding taxes, equal to the product of (i) such fraction, multiplied by (ii) the U.S. Dollar equivalent of the closing price of Midatech Ordinary Shares underlying Midatech Depositary Shares on the AIM Market of the London Stock Exchange on the last trading day preceding the Closing Date (as defined in the Merger Agreement).

Additionally, under the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, each DARA share of issued and outstanding Series A Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Series C-1 Convertible Preferred Stock, other than Dissenting Shares, will be converted into the right to receive, without interest, $1,000 in cash.

Each outstanding and unexercised warrant to purchase shares of DARA Common Stock (the “Warrant”) as of immediately prior to the effective time of the Merger will be assumed or substituted by Midatech in accordance with the terms of such Warrant and, as of the effective time of the Merger, (i) will be exercisable for (A) the number of whole shares of Midatech Ordinary Shares equal to the product of the number of shares of DARA Common Stock that were issuable upon exercise of such Warrant immediately prior to the effective time of the Merger multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Midatech

Ordinary Shares and (B) one CVR multiplied by the total number of shares of Common Stock that were issuable upon exercise of such Warrants immediately prior to the effective time of the Merger, and (ii) the per share exercise price for each share of Midatech Ordinary Shares issuable upon exercise of Warrants so converted will be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Warrant was exercisable immediately prior to the effective time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent. All Midatech Ordinary Shares delivered to the holders of Warrants will be delivered in the appropriate amount of Midatech Depositary Shares.

Subject to certain exceptions set forth in the Merger Agreement, each outstanding and unexercised option to acquire DARA Common Stock (the “Stock Options”) will become fully vested and exercisable immediately prior to the effective time of the Merger. Stock Options that remain outstanding and unexercised at the effective time of the Merger will be assumed by Midatech and will vest in accordance with their vesting schedule pursuant to the same material terms and conditions as set forth in the applicable agreement under which such Stock Option was granted immediately prior to the effective time of the Merger, provided that at the effective time of the Merger, (i) each Stock Option will be exercisable for that number of whole shares of Midatech Ordinary Shares equal to the product of (A) the number of shares of Common Stock that were issuable upon exercise of such Stock Option immediately prior to the effective time of the Merger multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of shares of Midatech Ordinary Shares, and (ii) the per share exercise price for each share of Midatech Ordinary Shares issuable upon exercise of each Stock Option so converted will be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Stock Option was exercisable immediately prior to the effective time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent. All Midatech Ordinary Shares delivered to the holders of Stock Options will be delivered in the appropriate amount of Midatech Depositary Shares.

Interim Financial Statements

Midatech Pharma PLC

Condensed consolidated statements of comprehensive income

for the six month periods ended 30 June 2015 and 30 June 2014

(unaudited)

	Note	Six months ended 30 June 2015	Six months ended 30 June 2014
		£’000	£’000
Revenue		324	36
Research and development costs		(1,822)	(1,260)
Administrative costs		(3,768)	(1,862)

Loss from operations		(5,266)	(3,086)
Finance income		28	2
Finance expense		(12)	(90)

Loss before tax		(5,250)	(3,174)
Taxation		356	376

Loss after tax attributable to the owners of the parent		(4,894)	(2,798)

Other comprehensive income:
Items that will or may be reclassified subsequently to profit or loss when specific conditions are met:
Exchange (losses)/gains arising on translation of foreign operations		(60)	(20)

Total other comprehensive income, net of tax		(60)	(20)

Total comprehensive loss attributable to the owners of the parent		(4,954)	(2,818)

Loss per share
Basic and diluted loss per ordinary share – pence	5	(18p )	(39p )

The notes form an integral part of these condensed consolidated interim financial statements

Midatech Pharma PLC

Condensed consolidated statements of financial position

at 30 June 2015 and at 31 December 2014

	Note	Six months ended 30 June 2015 (unaudited)	Year ended 31 December 2014
		£’000	£’000
Assets
Non-current assets
Property, plant and equipment	6	1,962	1,516
Intangible assets	7	13,104	13,094
Other receivables due in greater than one year		370	425

		15,436	15,035

Current assets
Income tax receivable		1,196	841
Trade and other receivables	8	1,293	462
Cash and cash equivalents		24,343	30,325

		26,832	31,628

Total assets		42,268	46,663

Liabilities
Non-current liabilities
Borrowings		1,410	1,488
Deferred tax liability		354	354

		1,764	1,842

Current liabilities
Trade and other payables		3,093	2,341
Borrowings		283	491

		3,376	2,832

Total liabilities		5,140	4,674

Issued capital and reserves attributable to owners of the parent
Share capital	9	1,001	1,001
Share premium		31,644	31,643
Merger reserve		37,776	37,776
Shares to be issued		800	800
Foreign exchange reserve		(69)	(9)
Accumulated deficit		(34,024)	(29,222)

Total equity		37,128	41,989

Total equity and liabilities		42,268	46,663

The notes form an integral part of these condensed consolidated interim financial statements

Midatech Pharma PLC

Condensed consolidated statements of cash flows

for the six month periods ended 30 June 2015 and 30 June 2014

(unaudited)

	Six months ended 30 June 2015	Six months ended 30 June 2014
	£’000	£’000
Cash flows from operating activities
Loss after tax	(4,894)	(2,798)
Adjustments for:
Depreciation of property, plant and equipment	191	106
Loss on disposal of fixed assets	—	57
Share based payment expense	92	—
Net Interest (income)/expense	(16)	88
Taxation	(356)	(376)

Cash flows from operating activities before changes in working capital	(4,983)	(2,923)
(Increase)/decrease in trade and other receivables	(777)	426
Increase/(decrease) in trade and other payables	453	(107)

Cash generated used in operations	(5,307)	(2,604)
Taxes received	—	799

Net cash used in operating activities	(5,307)	(1,805)

Investing activities
Purchases of property, plant and equipment	(733)	(240)
Cash equivalents acquired with subsidiary	—	—
Interest received	—	2

Net cash used in investing activities	(733)	(238)
Financing activities
Interest paid	—	(2)
Payments to finance lease creditors	(11)	(24)
Repayment of borrowings	(34)	—
Issue of borrowings	102	99
Share issues net of costs	1	1,451

Net cash generated from financing activities	58	1,524
Net decrease in cash and cash equivalents	(5,982)	(519)
Cash and cash equivalents at beginning of year	30,325	2,387

Cash and cash equivalents at end of period	24,343	1,868

The notes form an integral part of these condensed consolidated interim financial statements

Midatech Pharma PLC

Condensed consolidated statements of changes in equity

for the six month periods ended 30 June 2015 and 30 June 2014

(unaudited)

	Share capital	Share premium	Merger reserve	Shares to be issued	Foreign exchange reserve	Accumulated deficit	Total equity
	£’000	£’000	£’000	£’000	£’000	£’000	£’000
At 1 January 2015	1,001	31,643	37,776	800	(9)	(29,222)	41,989
Loss for the period	—	—	—	—	—	(4,894)	(4,894)
Foreign exchange translation	—	—	—	—	(60)	—	(60)

Total comprehensive loss	—	—	—	—	(60)	(4,894)	(4,954)

Transactions with owners
Issue of shares	—	1	—	—	—	—	1
Share based payment	—	—	—	—	—	92	92

At 30 June 2015	1,001	31,644	37,776	800	(69)	(34,024)	37,128

At 1 January 2014	—	21,018	—	—	142	(20,400)	760
Loss for the year	—	—	—	—	—	(2,798)	(2,798)
Foreign exchange translation	—	—	—	—	(20)	—	(20)

Total comprehensive loss	—	—	—	—	(20)	(2,798)	(2,818)

Transactions with owners
Issue of shares	—	38	—	—	—	—	38
Cost of share issues	—	(1)	—	—	—	—	(1)
Shares to be issued	—	—	—	1,451	—	—	1,451

At 30 June 2014	—	21,055	—	1,451	122	(23,198)	(570)

The notes form an integral part of these condensed consolidated interim financial statements

Midatech Pharma PLC

Notes forming part of the condensed consolidated interim financial information for the six month periods ended 30 June 2015 and 2014

(unaudited)

1. Basis of preparation

The unaudited interim consolidated financial information of Midatech Pharma PLC (the “Company”), and its subsidiaries (together with the Company, the “Group”) for the six months ended 30 June 2015 and 2014 have been prepared following the recognition and measurement principles of the International Financial Reporting Standards issued by the International Accounting Standards Board and in accordance with International Accounting Standard 34 Interim Financial Reporting (‘IAS 34’). The interim consolidated financial information does not include all of the information and disclosures required in the annual financial information, and should be read in conjunction with the audited financial statements for the year ended 31 December 2014.

In preparing the condensed interim financial information the Directors have considered the Group’s financial projections, borrowing facilities and other relevant financial matters, and the Board is satisfied that there is a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. For this reason the Directors continue to adopt the going concern basis in preparing the financial information, the condensed financial information for the six month period were approved by the board on 11 September 2015.

2. Accounting policies

The accounting policies adopted are consistent with those followed in the preparation of the audited financial statements for the year ended 31 December 2014.

None of the newly applicable IFRS standards as issued by the International Accounting Standards Board and amendments had an impact on the Group’s interim consolidated financial information.

Some of the significant accounting policies require management to make difficult, subjective or complex judgments or estimates. The policies which management consider critical because of the level of complexity, judgment or estimation involved in their application and their impact on the financial Information are consistent with the audited financial statements for the year ended 31 December 2014.

3. Taxation credit

Income tax is recognised or provided at amounts expected to be recovered or to be paid using the tax rates and tax laws that have been enacted or substantively enacted at the Group Statement of Financial Position date. Research and development tax credits are recognised on an accruals basis and are included as an income tax credit under current assets. The research and development tax credit recognised is based on management’s best estimate of the expected tax claim for the period.

4. Segment information

The Group contains two operating segments following the acquisition of Midatech Pharma (Wales) Limited. These entities meet the aggregation criteria because the operations are closely related in terms of the field of research, the commercial partners they are working with and overall operations. Consequently, they been presented as a single reportable segment. The research and development activities involve the discovery and development of pharmaceutical products in the field of nanomedicine and sustained release technology.

Midatech Pharma PLC

Notes forming part of the condensed consolidated interim financial information for the six month periods ended 30 June 2015 and 2014

(unaudited)

Information about major customers

To date, modest sales have meant that no meaningful analysis can be drawn from the customer profile of the revenues achieved during each period under review.

Non-current assets by location of assets

Non-current assets of £1.12m (31 December 2014: £1.15m) reside in Spain. The remainder of the Group’s non-current assets reside in the United Kingdom.

5. Loss per share

Basic loss per share amounts are calculated by dividing the net loss for the period attributable to ordinary equity holders of the parent company by the weighted average number of ordinary shares outstanding during the period. As the Group made a loss for the period the diluted earnings per share is equal to the basic earnings per share.

	Six months ended 30 June 2015 (unaudited)		Six months ended 30 June 2014 (unaudited)
	£’000		£’000
Numerator
Loss used in basic EPS and diluted EPS	(4,894)		(2,798)

Denominator
Weighted average number of ordinary shares used in basic EPS	27,800,459		7,115,721

Basic and diluted loss per share—pence	(18p	)	(39p	)

The loss per share presented for 30 June 2014 is based on the Midatech Limited weighted average number of shares in issue which has been adjusted to take account of the share division that took place on 28 November 2014 whereby each 0.01p Ordinary Share was sub divided into two 0.005p Ordinary Shares.

Midatech Pharma PLC

Notes forming part of the condensed consolidated interim financial information for the six month periods ended 30 June 2015 and 2014

(unaudited)

6. Property, plant and equipment

	Fixtures and fittings	Leasehold improve- ments	Computer equipment	Laboratory equipment	Total
	£’000	£’000	£’000	£’000	£’000
Cost
At 1 January 2015	1,202	880	195	583	2,860
Additions	167	273	72	236	748
Exchange differences	(111)	(85)	(16)	—	(212)

At 30 June 2015	1,258	1,068	251	819	3,396

Accumulated depreciation
At 1 January 2015	479	479	140	246	1,344
Charge for the period	71	59	10	51	191
Exchange differences	(41)	(47)	(13)	—	(101)

At 30 June 2015	509	491	137	297	1,434

Net book value
At 1 January 2015	723	401	55	337	1,516
At 30 June 2015	749	577	114	522	1,962

	Fixtures and fittings	Leasehold improve- ments	Computer equipment	Laboratory equipment	Total
	£’000	£’000	£’000	£’000	£’000
At 1 January 2014	748	767	165	162	1,842
Additions	524	259	18	229	1,030
Acquired through acquisition of subsidiary	3	19	15	207	244
Exchange differences	(42)	(41)	(3)	—	(86)
Disposals	(31)	(124)	—	(15)	(170)

At 31 December 2014	1,202	880	195	583	2,860

At 1 January 2014	430	495	118	115	1,158
Charge for the year	102	67	24	128	321
Exchange differences	(22)	(33)	(2)	3	(54)
Disposals	(31)	(50)	—	—	(81)

At 31 December 2014	479	479	140	246	1,344

Net book value
At 31 December 2014	723	401	55	337	1,516
At 31 December 2013	318	272	47	47	684

Midatech Pharma PLC

Notes forming part of the condensed consolidated interim financial information for the six month periods ended 30 June 2015 and 2014

(unaudited)

7. Intangible assets

	In-process research and Development	Goodwill	IT/Website Costs	Total
	£’000	£’000	£’000	£’000
Cost
At 1 January 2015	12,600	2,291	12	14,903
Additions	—	—	11	11

At 30 June 2015	12,600	2,291	23	14,914

Accumulated amortisation and impairment
At 1 January 2015	1,800	—	9	1,809
Amortisation charge for the year	—	—	1	1

At 30 June 2015	1,800	—	10	1,810

Net book value
At 30 June 2015	10,800	2,291	13	13,104
At 1 January 2015	10,800	2,291	3	13,094

	In-process research and Development	Goodwill	IT/Website Costs	Total
	£’000	£’000	£’000	£’000
Cost
At 1 January 2014	—	—	12	12
Acquired in business combinations	12,600	2,291	—	14,891

At 31 December 2014	12,600	2,291	12	14,903

Accumulated amortisation and impairment
At 1 January 2014	—	—	8	8
Amortisation charge for the year	—	—	1	1
Impairment charge for the year	1,800	—	—	1,800

At 31 December 2014	1,800	—	9	1,809

Net book value
At 31 December 2014	10,800	2,291	3	13,094
At 31 December 2013	—	—	4	4

8. Trade and other receivables

The increase from £462k at 31 December 2014 to £1,293k at 30 June 2015 largely reflects the addition of prepaid costs including £313k associated with the proposed NASDAQ listing.

Midatech Pharma PLC

Notes forming part of the condensed consolidated interim financial information for the six month periods ended 30 June 2015 and 2014

(unaudited)

9. Share Capital

The movements in equity securities during the six months period ended 30 June 2015 and the 12 month year ended 31 December 2014 are set out below:

Date of Issue	Type of Share Issue	Ordinary Shares Number	A Preference Shares Number	B Preference Shares Number	C Preference Shares Number	Deferred Shares Number	Total paid up £
30 June 2015
As at 1 January 2015		27,794,258	—	—	—	1,000,001
24 April 2015	Subscription option	16,500	—	—	—	—

	Total	27,810,758	—	—	—	1,000,001

	Nominal value per share	£0.00005p	—	—	—	£1

	Fully paid up at 30 June 2015	£1,391	—	—	—	£1,000,001	£1,001,392

Date of Issue	Type of Share Issue	Ordinary Shares Number	A Preference Shares Number	B Preference Shares Number	C Preference Shares Number	Deferred Shares Number	Total paid up £
2014
As at 1 January 2014		2,889,229	1,000,000	75,000	565,064	—
30 January 2014	Equalisation round	39,853	—	—	—	—
19 April 2014	Subscription option	244,881	—	—	—	—
13 June 2014	Subscription option	8,250	—	—	—	—
4 September 2014	Rights issue	105,314	—	—	511,738	—
12 September 2014	Share redemption	—	—	(75,000)	—	—

	Total pre-share for share exchange – Midatech Limited	3,287,527	1,000,000	—	1,076,802	—

12 September 2014	Subscriber share – Midatech Pharma PLC	1
13 November 2014	Share for share exchange	3,287,527	1,000,000	—	1,076,802
13 November 2014	Sub-division of subscriber share	9,999	—	—	—	—
28 November 2014	Warrant exchange share issue	628,356	—	—	—	—
28 November 2014	Share conversion	(10,000)	—	—	—	1
28 November 2014	Share conversion	1,076,802	—	—	(1,076,802)	—

	Total ordinary shares pre-subdivision	4,992,685	—	—	—	—

28 November 2014	Share sub division	9,985,370	—	—	—	—
8 December 2014	Share issue on acquisition of Q Chip Limited	5,077,122	—	—	—	—
8 December 2014	Public offering	11,985,019	—	—	—	—
8 December 2014	Share conversion	746,747	(1,000,000)	—	—	1,000,000

		27,794,258	—	—	—	1,000,001

	Nominal value per share	£0.00005p	—	—	—	£1

	Fully paid up at 31 December 2015	£1,389	—	—	—	£1,000,001	£1,001,391

Midatech Pharma PLC

Notes forming part of the condensed consolidated interim financial information for the six month periods ended 30 June 2015 and 2014

(unaudited)

10. Related party transactions and ultimate controlling party

Transactions with Monosol RX, LLC

The Directors consider Monosol RX, LLC to be a related party by virtue of the fact that Monosol RX, LLC is a shareholder of the company and a collaborative partner in the MidaSol Therapeutics joint operation. During the 6 months ended 30 June 2015 Midatech Limited recharged to Monosol RX, LLC £111,381 (6 month ended June 2014 £94,940) for research services.

The Directors do not consider that there is an ultimate controlling party.

11. Contingent liabilities

The Group had no material contingent liabilities at 30 June 2015 or 31 December 2014.

12. Events after the reporting date

Proposed acquisition of DARA BioSciences Inc.

On June 3, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DARA BioSciences, Inc., a Delaware corporation (“DARA”), Merlin Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Midatech (the “Merger Sub”), Duke Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Midatech (the “Secondary Merger Sub”) and Shareholder Representative Services, LLC, a Colorado limited liability company, solely as a representative of the stockholders of DARA. The merger is subject to customary closing conditions, including the admission of the Company onto the NASDAQ Capital Market, which was incomplete at the date of issuance of this interim statement. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, (i) Merger Sub will merge with and into DARA (the “Merger”), with DARA continuing as the surviving corporation (the “Surviving Corporation”) and (ii) immediately following the effective time of the Merger, the Surviving Corporation will merge with and into Secondary Merger Sub (the “Secondary Merger”), with Secondary Merger Sub surviving the Secondary Merger as the wholly owned subsidiary of the Company.

Pursuant to the terms and subject to the conditions of the Merger Agreement, subject to certain exceptions, at the effective time of the Merger, each share of DARA common stock, par value $0.001 per share (the “Common Stock”), will be converted into rights to receive, without interest, (i) 0.272 ordinary shares (the “Ordinary Shares”) of the Company, subject to adjustment in accordance with the terms of the Merger Agreement (the “Per Share Stock Consideration, plus (ii) one contingent value right (“CVR”), which represents the right to receive contingent payments if specified milestones are achieved within agreed time periods, subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement, plus (iii) cash in lieu of fractional Depositary Shares (as defined below). All Ordinary Shares to be issued in connection with the Merger will be delivered to the holders of DARA Common Stock in the form of American Depositary Receipts, each representing the right to receive two Ordinary Shares (the “Depositary Shares”).

The Merger Agreement includes a collar provision under which the initial exchange ratio of 0.272 is subject to adjustment in the event the Exchange Ratio Market Value (as defined in the Merger Agreement) determined one business day prior to closing of the Merger is less than $1.08 or greater than $1.32 (this ratio, as adjusted if necessary, the “Exchange Ratio”). In such event, the Exchange Ratio shall be determined as follows: (1) if the

Midatech Pharma PLC

Notes forming part of the condensed consolidated interim financial information for the six month periods ended 30 June 2015 and 2014

(unaudited)

12. Events after the reporting date (continued)

Exchange Ratio Market Value is an amount less than $1.08, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.08 by the Exchange Ratio Market Value (subject to a maximum Exchange Ratio of 0.306); and (2) if the Exchange Ratio Market Value is an amount greater than $1.32, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.32 by the Exchange Ratio Market Value (subject to a minimum Exchange Ratio of 0.249).

In lieu of receiving any fractional Depositary Shares, holders of Common Stock will receive from the Company an amount of cash, without interest, less the amount of any withholding taxes, equal to the product of (i) such fraction, multiplied by (ii) the U.S. Dollar equivalent of the closing price of the Company’s Ordinary Shares underlying Depositary Shares on the AIM Market of the London Stock Exchange on the last trading day preceding the Closing Date (as defined in the Merger Agreement).

Additionally, under the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, each share of DARA’s issued and outstanding Series A Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Series C-1 Convertible Preferred Stock, subject to certain exceptions, will be converted into the right to receive, without interest, $1,000 in cash, plus an amount equal to any declared but unpaid dividends (if any).

Each outstanding and unexercised warrant to purchase shares of DARA Common Stock (the “Warrant”) as of immediately prior to the effective time of the Merger will be assumed or substituted by Midatech in accordance with the terms of such Warrant and, as of the effective time of the Merger, (i) will be exercisable for (A) the number of whole Ordinary Shares equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Warrant immediately prior to the effective time of the Merger, multiplied by the Exchange Ratio, rounded down to the nearest whole number of Ordinary Shares and (B) one CVR multiplied by the total number of shares of Common Stock that were issuable upon exercise of such Warrants immediately prior to the effective time of the Merger, and (ii) the per share exercise price for each Ordinary Shares issuable upon exercise of Warrants so converted will be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Warrant was exercisable immediately prior to the effective time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent. All Ordinary Shares delivered to the holders of Warrants in connection with the Merger will be delivered in the appropriate amount of Depositary Shares.

Subject to certain exceptions set forth in the Merger Agreement, each outstanding and unexercised option to acquire Common Stock (the “Stock Options”) will become fully vested and exercisable immediately prior to the effective time of the Merger. Stock Options that remain outstanding and unexercised at the effective time of the Merger will be assumed by the Company and will vest in accordance with their vesting schedule pursuant to the same material terms and conditions as set forth in the applicable agreement under which such Stock Option was granted immediately prior to the effective time of the Merger, provided that at the effective time of the Merger, (i) each Stock Option will be exercisable for that number of whole Ordinary Shares equal to the product of (A) the number of shares of Common Stock that were issuable upon exercise of such Stock Option immediately prior to the effective time of the Merger multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Ordinary Shares, and (ii) the per share exercise price for each Ordinary Share issuable upon exercise of each Stock Option so converted will be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Stock Option was exercisable immediately prior to the effective time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent. All Ordinary Shares delivered to the holders of Stock Options will be delivered in the appropriate amount of Depositary Shares.

Midatech Pharma PLC

Notes forming part of the condensed consolidated interim financial information for the six month periods ended 30 June 2015 and 2014

(unaudited)

12. Events after the reporting date (continued)

Research Collaboration with Ophthotech Corporation

In August 2015, the Company announced a collaboration with Ophthotech Corporation (NASDAQ: OPHT), a biopharmaceutical company specialising in the development of novel therapeutics to treat back of the eye diseases, to explore the feasibility of using the Company’s Q Sphera microencapsulation technology for sustained delivery formulations of select Ophthotech products for the treatment of wet Age-related Macular Degeneration and other ocular indications.

INDEX TO FINANCIAL STATEMENTS OF MIDATECH PHARMA (WALES) LIMITED

Midatech Pharma (Wales) Limited

Consolidated Financial Statements

For the years ending 31 December 2014 and 2013

Midatech Pharma (Wales) Limited

Independent Auditor’s Report

Board of Directors and Shareholders

Midatech Pharma (Wales) Limited

Cardiff, United Kingdom

We have audited the accompanying consolidated financial statements of Midatech Pharma (Wales) Limited and its subsidiaries, which comprise the consolidated statements of financial position as of 31 December 2014 and 2013, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midatech Pharma (Wales) Limited and its subsidiaries as of 31 December 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ BDO LLP

BDO LLP

Reading, United Kingdom

11 August 2015

Midatech Pharma (Wales) Limited

Consolidated statements of comprehensive income

for the years ended 31 December 2014 and 2013

	Note	2014	2013
		£’000	£’000
Revenue	3	325	86
Research and development costs		(394)	(493)
Administrative costs		(1,768)	(1,635)

Loss from operations	4	(1,837)	(2,042)
Finance expense	6	(576)	(621)

Loss before tax		(2,413)	(2,663)
Taxation	7	187	144

Loss for the year attributable to the owners of the parent		(2,226)	(2,519)

Other comprehensive income:
Items that will or may be reclassified subsequently to profit or loss when specific conditions are met:
Exchange losses arising on translation of foreign operations		(9)	(4)

Total other comprehensive income, net of tax		(9)	(4)

Total comprehensive loss attributable to the owners of the parent		(2,235)	(2,523)

The notes form an integral part of these consolidated financial statements.

Midatech Pharma (Wales) Limited

Consolidated statements of financial position

for the years ended 31 December 2014 and 2013

	Note	2014	2013
		£’000	£’000
Assets
Non-current assets
Property, plant and equipment	8	215	266

Total non-current assets		215	266

Current assets
Corporation tax receivable		195	141
Trade and other receivables	9	53	31
Cash and cash equivalents	10	210	213

Total current assets		458	385

Total assets		673	651

Liabilities
Non-current liabilities
Loans and borrowings	12	—	(4,359)

Total non-current liabilities		—	(4,359)

Current liabilities
Trade and other payables	11	(732)	(450)
Loans and borrowings	12	—	(8)

Total current liabilities		(732)	(458)

Total net liabilities		(59)	(4,166)

Equity (deficit) attributable to owners
Share capital	14	92	19
Share premium reserve	15	14,287	8,018
Other reserves	15	21	301
Foreign exchange reserve	15	(9)	—
Accumulated deficit	15	(14,450)	(12,504)

Total deficit		(59)	(4,166)

The financial statements were approved and authorised for issue by the Board of Directors on 11 August 2015 and were signed on its behalf by:

/s/ Nick Robbins-Cherry

Director

The notes form an integral part of these consolidated financial statements.

Midatech Pharma (Wales) Limited

Consolidated statements of cash flows

for the years ended 31 December 2014 and 2013

	Note	2014	2013
		£’000	£’000
Cash flows from operating activities
Loss before tax		(2,226)	(2,519)
Adjustments for:
Depreciation of tangible fixed assets	8	115	116
Loss on disposal of tangible fixed assets		44	—
Exchange adjustments		(9)	—
Net interest expense		576	621
Taxation	7	(187)	(144)

Cash flows from operating activities before changes in working capital		(1,687)	(1,926)
(Increase)/decrease in trade and other receivables		(22)	128
Increase/(decrease) in trade and other payables		282	(94)

Cash used in operations		(1,427)	(1,892)
Taxes received		133	176

Net cash flows used in operating activities		(1,294)	(1,716)

Investing activities
Purchases of property, plant and equipment		(108)	(138)

Net cash used in investing activities		(108)	(138)
Financing activities
Other interest paid		(31)	(36)
Issue of new convertible loans		1,365	2,220
Payments to finance lease creditors		(8)	(63)
Share issues net of costs		73	10

Net cash flows from financing activities		1,399	2,131
Net (Decrease)/incease in cash and cash equivalents		(3)	277
Cash and cash equivalents at beginning of year		213	(64)

Cash and cash equivalents at end of year	10	210	213

The notes form an integral part of these consolidated financial statements.

Midatech Pharma (Wales) Limited

Consolidated statements of changes in equity

for the years ended 31 December 2014 and 2013

	Share capital	Share premium	Other reserves	Foreign exchange reserve	Accumulated deficit	Total
	£’000	£’000	£’000	£’000	£’000	£’000
At 1 January 2013	9	8,018	301	4	(9,985)	(1,653)
Loss for the year	—	—	—	—	(2,519)	(2,519)
Other comprehensive loss	—	—	—	(4)	—	(4)

Total comprehensive loss	—	—	—	(4)	(2,519)	(2,523)

Issue of shares	10	—	—	—	—	10

At 31 December 2013	19	8,018	301	—	(12,504)	(4,166)

At 1 January 2014	19	8,018	301	—	(12,504)	(4,166)
Loss for the year	—	—	—	—	(2,226)	(2,226)
Other comprehensive loss	—	—	—	(9)	—	(9)

Total comprehensive loss	—	—	—	(9)	(2,226)	(2,235)

Issue of shares	73	6,269	—	—	—	6,342
Convertible loan conversion	—	—	(280)	—	280	—

At 31 December 2014	92	14,287	21	(9)	(14,450)	(59)

The notes form an integral part of these consolidated financial statements

Midatech Pharma (Wales) Limited

Notes forming part of the financial statements

for the years ended 31 December 2014 and 2013

Statement of Directors’ Responsibilities

The directors are responsible for preparing these consolidated financial statements for Midatech Pharma (Wales) Limited and its subsidiaries (together “the Group”) as at 31 December 2014 and 2013 and for each of the two years in the period ended 31 December 2014, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (‘IFRS’).

The directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Group, and for identifying and ensuring that the Group complies with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The directors confirm that suitable accounting policies have been used and applied consistently for the periods presented. They also confirm that reasonable and prudent judgements and estimates have been made in preparing the consolidated financial statements and that applicable accounting standards have been followed.

1. Accounting policies

Basis of preparation

Midatech Pharma (Wales) Limited (formerly Q Chip Limited) (the “Company”) is a company domiciled in England and Wales.

These financial statements do not constitute the statutory financial statements of the Group.

These financial statements have been prepared in accordance with International Financial Reporting Standards (‘IFRS’) as issued by the International Accounting Standards Board and are presented in £’000’s Sterling.

The principal accounting policies adopted in the preparation of the financial statements are set out below. The policies have been consistently applied to all the periods presented.

The following new standards have been adopted during the period:

•	Offsetting Financial Assets and Financial Liabilities (Amendments to IAS 32)

•	Investment Entities (Amendments to IFRS 10, IFRS 12 and IAS 27)

•	Recoverable amounts disclosures for non-financial assets (Amendments to IAS 36)

•	Novation of Derivatives and Continuation of Hedge Accounting (Amendments to IAS 39)

The adoption of the above new standards has not had a material impact on the financial statements during the year ended 31 December 2014.

New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are not effective for 2014 and therefore have not been applied in preparing these financial statements. The effective dates shown are for periods commencing on the date quoted.

•	Defined Benefit Plans: Employee Contributions: Amendments to IAS 19 (effective for periods beginning on or after 1 July 2014)

•	Accounting for Acquisitions of Interests in Joint Operations: Amendments to IFRS 11 (effective 1 January 2016)

•	Clarification of Acceptable Methods of Depreciation and Amortisation: Amendments to IAS 16 and IAS 38 (effective 1 January 2016)

•	Equity Method in Separate Financial Statements (Amendments to IAS 27) (effective 1 January 2016)

•	Sale or contribution of assets between an investor and its associate or joint venture (Amendments to IFRS 10 and IAS 28) (effective 1 January 2016)

•	IFRS 15 Revenue from Contracts with Customers (effective 1 January 2017)

•	IFRS 9 Financial Instruments (effective 1 January 2018)

•	Disclosure Initiative: Amendments to IAS 1 (effective 1 January 2016)

•	Annual improvements to IFRS

The directors have considered the above new standards, interpretations and amendments to published standards that are not yet effective and concluded that they are either not relevant to the Group or unlikely to have a significant impact on the Group’s financial statements, apart from additional disclosures. Management is yet to perform a detailed assessment of the impact of those that are relevant.

The Directors have not completed the process of evaluating the impact that will result from adopting IFRS 9, Financial Instruments and IFRS 15, Revenue from Contracts with Customers. The Company is therefore unable to disclose the impact that adopting IFRS 9, Financial Instruments and IFRS 15, Revenue from Contracts with Customers will have on its financial position and the results of operations when such standard adopted.

Basis of consolidation

The Group financial statements consolidate those of the parent company and of its subsidiaries. The parent controls a subsidiary if it has power over the investee to significantly direct the activities, exposure, or rights, to variable returns from its involvement with the investee, and the ability to use its power over the investee to affect the amount of the investor’s returns. The subsidiary has a reporting date of 31 December.

All transactions and balances between Group companies are eliminated on consolidation, including unrealised gains and losses on transactions between Group companies. Where unrealised losses on intra-Group asset sales are reversed on consolidation, the underlying asset is also tested for impairment from a Group perspective. Amounts reported in the financial statements of subsidiaries have been adjusted where necessary to ensure consistency with the accounting policies adopted by the Group.

Profit or loss and other comprehensive income of subsidiaries acquired or disposed of during the year are recognised from the effective date of acquisition, or up to the effective date of disposal, as applicable.

The consolidated financial statements consist of the results of the following entities:

Entity	Summary description	Country of incorporation
Midatech Pharma (Wales) Limited (formerly Q Chip Limited)	Trading company	England & Wales
Q Chip BV	Trading company	Netherlands
OpsiRx Pharmaceuticals Limited	Non-trading company	England & Wales
OpsiRx Holdings Limited	Non-trading company	England & Wales

Revenue

The Group’s income stream comprises milestone income from research and development contracts. Milestone income is recognised as revenue in the accounting period in which the milestones are achieved. Milestones are agreed on a project by project basis and will be evidenced by set deliverables.

Government grants

Where government grants are received as a re-imbursement of directly related costs, they are credited to research and development expense in the same period as the expenditure towards which they are intended to contribute.

Internally generated intangible assets (development costs)

Expenditure on the research phase of an internal project is recognised as an expense in the period in which it is incurred. Development costs incurred on specific projects are capitalised when all the following conditions are satisfied:

•	Completion of the asset is technically feasible so that it will be available for use or sale

•	The Group intends to complete the asset and use or sell it

•	The Group has the ability to use or sell the asset and the asset will generate probable future economic benefits (over and above cost)

•	There are adequate technical, financial and other resources to complete the development and to use or sell the asset, and

•	The expenditure attributable to the asset during its development can be measured reliably.

Judgement is applied when deciding whether the recognition criteria are met. Judgements are based on the information available at each statement of financial position date. In addition, all internal activities related to the research and development of new projects are continuously monitored by the Directors. The Directors consider that the criteria to capitalise development expenditure are not met for a product prior to that product receiving regulatory approval in at least one country.

Development expenditure not satisfying the above criteria and expenditure on the research phase of internal projects are included in R&D costs recognised in the Consolidated Statement of Comprehensive Income as incurred. No projects have yet reached the point of capitalisation.

Patents and trademarks

The costs incurred in establishing patents and trademarks are either expensed or capitalised in accordance with the corresponding treatment of the development expenditure for the product to which they relate.

Foreign currency

Transactions entered into by Group entities in a currency other than the currency of the primary economic environment, in which they each operate, are recorded at the rates ruling when the transactions occur. Foreign currency monetary assets and liabilities are translated at the rates ruling at the reporting date. Exchange differences arising on the retranslation of unsettled monetary assets and liabilities are recognised immediately in profit or loss.

Foreign subsidiaries use the local currencies of the country where they operate. On consolidation, the results of overseas operations are translated into sterling at rates approximating to those ruling when the transactions took place. All assets and liabilities of overseas operations, including goodwill arising on the acquisition of those operations, are translated at the rate ruling at the reporting date. Exchange differences arising on translating the opening net assets at opening rate and the results of overseas operations at actual rate are recognised in other comprehensive income and accumulated in the foreign exchange reserve.

Exchange differences recognised in the profit or loss of Group entities on the translation of long-term monetary items forming part of the Group’s net investment in the overseas operation concerned are reclassified to other comprehensive income and accumulated in the foreign exchange reserve on consolidation.

On disposal of a foreign operation, the cumulative exchange differences recognised in the foreign exchange reserve relating to that operation up to the date of disposal are transferred to the consolidated statement of comprehensive income as part of the profit or loss on disposal.

Financial assets

The Group does not have any financial assets which it would classify as fair value through profit or loss, available for sale or held to maturity. Therefore all financial assets are classed as loans and receivables as defined below.

Loans and receivables

These assets are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise principally through the provision of goods and services to customers (e.g. trade receivables), but also incorporate other types of contractual monetary asset. They are initially recognised at fair value plus transaction costs that are directly attributable to their acquisition or issue, and are subsequently carried at amortised cost using the effective interest rate method, less provision for impairment.

Impairment provisions are recognised when there is objective evidence (such as significant financial difficulties on the part of the counterparty or default or significant delay in payment) that the Group will be unable to collect all of the amounts due under the terms, the amount of such a provision being the difference between the net carrying amount and the present value of the future expected cash flows associated with the impaired receivable. For trade receivables, which are reported net, such provisions are recorded in a separate allowance account with the loss being recognised within administrative expenses in the consolidated statement of comprehensive income. On confirmation that the trade receivable will not be collectable, the gross carrying value of the asset is written off against the associated provision.

The Group’s loans and receivables comprise trade and other receivables and cash and cash equivalents in the consolidated statement of financial position.

Cash and cash equivalents includes cash in hand, deposits held on call with banks, other short term highly liquid investments with original maturities of three months or less, and, for the purpose of the statement of cash flows, bank overdrafts. Bank overdrafts are shown within loans and borrowings in current liabilities on the consolidated statement of financial position.

Financial liabilities

The Group does not have any financial liabilities that would be classified as fair value through the profit or loss. Therefore these financial liabilities are classified as financial liabilities at amortised cost, as defined below.

Financial liabilities include the following items:

•

Borrowings are initially recognised at fair value net of any transaction costs directly attributable to the issue of the instrument. Such interest bearing liabilities are subsequently measured at amortised cost using the effective interest rate method, which ensures that any interest expense over the period to repayment is at a constant rate on the balance of the liability carried in the consolidated statement of financial position. Interest expense in this context includes initial transaction costs and premium payable on redemption, as well as any interest or coupon payable while the liability is outstanding.

•	Convertible loan notes, have been split between debt and equity elements in accordance with IAS 32. The debt element is held at amortised cost and a market rate of interest is applied to accrete the loan up to the sum of the principle and coupon interest at the end of the contractual period of the instrument.

•	Trade payables and other short-term monetary liabilities are initially recognised at fair value and subsequently carried at amortised cost using the effective interest method.

Share capital

Financial instruments issued by the Group are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset.

Retirement benefits: Defined contribution schemes

Contributions to defined contribution pension schemes are charged to the consolidated statement of comprehensive income in the year to which they relate.

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Share-based payments

The Group operates a number of equity-settled, share-based compensation plans, under which the entity receives services from employees as consideration for equity instruments (options) of the Group. The fair value of the employee services received in exchange for the grant of the options is recognised as an expense. The total amount to be expensed is determined by reference to the fair value of the options granted:

•	including any market performance conditions (including the share price);

•	excluding the impact of any service and non-market performance vesting;

•	conditions (for example, remaining an employee of the entity over a specified time period); and

•	including the impact of any non-vesting conditions (for example, the requirement for employees to save).

Non-market performance and service conditions are included in assumptions about the number of options that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. Where vesting conditions are accelerated on the occurrence of a specified event, such as a change in control or initial public offering, such remaining unvested charge is accelerated to the income statement.

In addition, in some circumstances employees may provide services in advance of the grant date and therefore the grant date fair value is estimated for the purposes of recognising the expense during the period between service commencement period and grant date.

At the end of each reporting period, the Group revises its estimates of the number of options that are expected to vest based on the non-market vesting conditions. It recognises the impact of the revision to original estimates, if any, in the income statement, with a corresponding adjustment to equity. When the options are exercised, the company issues new shares. The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium.

Leased assets

Where substantially all of the risks and rewards incidental to ownership of a leased asset have been transferred to the Group (a “finance lease”), the asset is treated as if it had been purchased outright. The amount initially recognised as an asset is the lower of the fair value of the leased property and the present value of the minimum lease payments payable over the term of the lease. The corresponding lease commitment is shown as a liability. Lease payments are analysed between capital and interest. The interest element is charged to the consolidated statement of comprehensive income over the period of the lease and is calculated so that it represents a constant proportion of the lease liability. The capital element reduces the balance owed to the lessor.

Where substantially all of the risks and rewards incidental to ownership are not transferred to the Group (an “operating lease”), the total rentals payable under the lease are charged to the consolidated statement of comprehensive income on a straight-line basis over the lease term. The aggregate benefit of lease incentives is recognised as a reduction of the rental expense over the lease term on a straight-line basis.

Deferred taxation

Deferred tax assets and liabilities are recognised where the carrying amount of an asset or liability in the consolidated statement of financial position differs from its tax base, except for differences arising on:

•	the initial recognition of goodwill;

•	the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting or taxable profit; and

•	investments in subsidiaries and jointly controlled entities where the Group is able to control the timing of the reversal of the difference and it is probable that the difference will not reverse in the foreseeable future.

Recognition of deferred tax assets is restricted to those instances where it is probable that taxable profit will be available against which the difference can be utilised.

The amount of the asset or liability is determined using tax rates that have been enacted or substantively enacted by the reporting date and are expected to apply when the deferred tax assets or liabilities are recovered or settled.

Property, plant and equipment

Items of property, plant and equipment are initially recognised at cost. As well as the purchase price, cost includes directly attributable costs.

Depreciation is provided on all items of property, plant and equipment so as to write off their carrying value over their expected useful economic lives. It is provided at the following rates:

Fixtures and fittings	25% Straight line
Computer equipment	25% Straight line
Laboratory equipment	25% Straight line

2. Critical accounting estimates and judgements

The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can have a significant impact on the reported amounts of assets and liabilities, revenue and expenses and related disclosure of contingent assets and liabilities, at the respective dates of our financial statements. The Group bases our estimates, assumptions and judgments on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Management evaluates our estimates, assumptions and judgments on a regular basis and makes changes accordingly, and discusses our critical accounting estimates with our board of directors.

The following are considered to be critical accounting policies because they are important to the portrayal of the financial condition or results of operations of the group and they require critical management estimates and judgments about matters that are uncertain.

Research and development expenditure

Amounts received under collaborative joint agreements, representing contributions to the Group’s research and development programmes, are recognised as a credit against research and development expense in the period over which the related costs are incurred. All costs related to these collaborative agreements are recorded as research and development expenditure.

Convertible loan notes

The convertible loan notes have been split between the debt held under amortised cost and a derivative element held at fair value through profit and loss. This requires calculating the fair value of the derivative instrument using an option pricing model and recognising separately as a liability at fair value through profit and loss. The derivative is re-measured at each period end and immediately before conversion. The loan element is held at amortised cost.

Income Taxes

Deferred tax assets are recognised for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilised. Significant management judgment is required to determine the amount of deferred tax assets that can be recognised based upon the likely timing and the level of future taxable profits together with future tax planning strategies.

In 2014, there were £9.0 million (2013 - £8.9 million) of gross unutilised tax losses carried forward. No deferred tax asset has been provided in respect of these losses as there was insufficient evidence to support their recoverability in future periods.

If the group were able to recognise all unrecognised deferred tax assets, the loss would have decreased by £1.8m and equity would have increased by £1.8m in 2014. Further details on taxes are disclosed in Note 7 to these consolidated financial statements.

3. Revenue

Fees invoiced in respect of milestones have been recognised as revenue in the Statement of Comprehensive Income in the period as all criteria for revenue recognition have been met. Milestones are agreed on a project by project basis and will be evidenced by set deliverables.

4. Loss from operations

	2014	2013
	£’000	£’000
Loss from operations is stated after charging/(crediting):
Depreciation of property, plant and equipment	115	116
Operating lease expense:
- Plant and machinery	—	2
- Property	42	70

5. Staff costs

	2014	2013
	£’000	£’000
Staff costs (including Directors) comprise:
Wages and salaries	922	894
Defined contribution pension cost	26	32
Social security contributions and similar taxes	101	101

Total	1,049	1,027

Employee numbers

The average number of staff employed by the Group during the financial year amounted to:

	2014	2013
Research and development	8	17
General and administration	8	6

Total	16	23

Key management personnel compensation

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group. Persons with such authority are deemed only to be the directors of the company who also take on key management roles.

	2014	2013
	£’000	£’000
Wages and salaries	461	247
Defined contribution pension cost	13	5
Social security contributions and similar taxes	41	32
Compensation for loss of office	79	—

Total	594	284

6. Finance expense

	2014	2013
	£’000	£’000
Interest on loan notes	543	585
Other interest payable	33	36

Total finance expense	576	621

7. Taxation

	2014	2013
	£’000	£’000
Current tax credited to the income statement	187	141
Adjustment in respect of prior year	—	3

Taxation	187	144

The taxation credit arises on the enhanced research and development tax credits accrued for the respective periods.

The reasons for the difference between the actual tax credit for the year and the standard rate of corporation tax in the United Kingdom applied to losses for the year are as follows:

	2014	2013
	£’000	£’000
Loss on ordinary activities before tax	(2,413)	(2,663)
Loss on ordinary activities at the standard rate of corporation tax in the UK of 21.49% (2013 - 20%)	(518)	(533)
Effects of:
Expenses not deductible for tax purposes	24	42
Additional deduction for R&D expenditure	(171)	(182)
Surrender of tax losses for R&D tax refund	470	365
Difference in capital allowances and depreciation	(10)	18
Other short term timing differences	59	117
Unrelieved tax losses and other deductions arising in the period	(41)	32
Adjustment to brought forward values	—	(3)

Current tax credited for year	(187)	(144)

Deferred tax assets have not been recognised on the basis that their future economic benefit is not certain. Assuming a prevailing tax rate of 21.49% (2013: 20%) applicable to small companies when the timing differences reverse, the unrecognised deferred tax asset comprises:

	2014	2013
	£’000	£’000
Gross losses available for future offset	9,030	8,857
Total deferred asset not recognised	1,806	1,771

8. Property, plant and equipment

	Computer equipment	Fixtures and fittings	Laboratory equipment	Total
	£’000	£’000	£’000	£’000
Cost
At 1 January 2014	123	60	660	843
Additions	4	—	104	108
Disposals	(11)	(4)	(80)	(95)

At 31 December 2014	116	56	684	856

Depreciation
At 1 January 2014	102	54	421	577
Charge for the year	7	2	106	115
Disposals	(5)	(1)	(45)	(51)

At 31 December 2014	104	55	482	641

Net book value
As at 31 December 2014	12	1	202	215

At 31 December 2013	21	6	239	266

	Computer equipment	Fixtures and fittings	Laboratory equipment	Total
	£’000	£’000	£’000	£’000
Cost
At 1 January 2013	115	59	531	705
Additions	8	1	129	138

At 31 December 2013	123	60	660	843

Depreciation
At 1 January 2013	90	51	320	461
Charge for the year	12	3	101	116

At 31 December 2013	102	54	421	577

Net book value
As at 1 January 2013	25	8	211	244

At 31 December 2013	21	6	239	266

The net book value of property, plant and equipment includes the following amounts where the Group is a lessee under a finance lease:

	2014	2013
	£’000	£’000
Laboratory equipment	—	16

9. Trade and other receivables

	2014	2013
	£’000	£’000
Trade receivables	35	13
Other receivables	18	18

Total trade and other receivables	53	31

The Group does not have a provision for receivables. Generally payments are received in advance for work performed by the Group.

Trade and other receivables do not contain any impaired assets. The Group does not hold any collateral as security and the maximum exposure to credit risk at the consolidated Statement of Financial Position date is the fair value of each class of receivable.

10. Cash and cash equivalents

	2014	2013
	£’000	£’000
Cash at bank available on demand	210	213

Significant non-cash transactions are as follows:

	2014	2013
	£’000	£’000
Financing activities
Conversion of convertible loan notes into equity	6,269	—

Share issue costs – cash transactions

	2014	2013
	£’000	£’000
Issue of B shares	—	10
Issue of C shares	73	—

	73	10

11. Trade and other payables

	2014	2013
	£’000	£’000
Current
Owed to related parties	350	—
Trade payables	131	167
Other payables	3	29
Accruals	117	187

Total financial liabilities	601	383

Deferred income	29	—
Tax and social security	102	67

Total trade and other payables	732	450

Book values approximate to fair value at 31 December 2014 and 2013. All current trade and other payables are payable within 3 months of the period end date shown above.

12. Loans and borrowings

	2014	2013
	£’000	£’000
Current:
Finance lease	—	8

Total current loans and borrowings	—	8

Non-current:
Convertible loan notes	—	3,935
Accrued interest	—	424

Total non-current loans and borrowings	—	4,359

During the year ended 31 December 2014, all convertible loan notes were converted into shares. The convertible loans related to loans of £762,501 (May 2012), £1,244,910 (November 2012), £1,319,475 (June 2013) £250,000 (November 2013), £608,397 (March 2014), £604,876 (August 2014) and £152,130 (October 2014) which carried an interest rate of 12 per cent. per annum. These were secured by a debenture over the Company’s intangible fixed assets and a fixed and floating charge over the Company’s other assets.

13. Financial instruments – risk management

The Group is exposed through its operations to the following financial risks:

•	Credit risk

•	Liquidity risk

In common with all other businesses, the Group is exposed to risks that arise from its use of financial instruments. This note describes the Group’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout these financial statements.

Principal financial instruments

The principal financial instruments used by the Group, from which financial instrument risk arises, are as follows:

•	Cash and cash equivalents

•	Trade receivables

•	Other receivables

•	Trade and other payables

•	Finance lease liabilities

•	Loans and borrowings

A summary of the financial instruments held by category is provided below:

	2014	2013
	£’000	£’000
Financial asset – loans and receivables
Cash and cash equivalents	210	213
Trade receivables	35	13
Other receivables	18	18

Total financial assets	263	244

	2014	2013
	£’000	£’000
Financial liabilities – amortised cost
Trade and other payables	601	383
Finance lease liabilities	—	8
Other loans and borrowings	—	4,359

Total financial liabilities – amortised cost	601	4,750

There are no financial liabilities held at fair value through profit or loss.

General objectives, policies and processes

The Board has overall responsibility for the determination of the Group’s risk management objectives and policies.

The overall objective of the Board is to set policies that seek to reduce risk as far as possible without unduly affecting the Group’s competitiveness and flexibility. Further details regarding these policies are set out below:

Credit risk

Credit risk is the risk of financial loss to the Group if a customer or a counterparty to a financial instrument fails to meet its contractual obligations. The quantum of credit risk is deemed to be low as the Group is still in start-up phase and as such sales have been minimal. In order to mitigate credit risk the Group requires any larger contracts to be paid in advance.

Credit risk also arises from cash and cash equivalents and deposits with banks and financial institutions. For banks and financial institutions, only independently rated parties with high credit status are accepted.

The Group does not enter into derivatives to manage credit risk, although in certain isolated cases may take steps to mitigate such risks if it is sufficiently concentrated.

Further disclosures regarding trade and other receivables, which are neither past due nor impaired, are provided in note 9.

Liquidity risk

Liquidity risk arises from the Group’s management of working capital. It is the risk that the Group will encounter difficulty in meeting its financial obligations as they fall due. Prudent liquidity risk management involves maintaining sufficient cash and cash equivalents and the monitoring of rolling forecasts of the Group’s liquidity reserve on the basis of expected cash flow.

Cash in bank

The Group is continually reviewing the credit risk associated with holding money on deposit in banks and seeks to mitigate this risk by holding deposits with banks with high credit status.

Fair value and cash flow interest rate risk

The Group has minimal exposure to cash flow interest rate risk as it has had minimal borrowings on variable rates and immaterial levels of interest paid and received in the two years ended 31 December 2014.

The following table sets out the contractual maturities (representing undiscounted contractual cash-flows) of financial liabilities:

	Up to 3 months	Between 3 and 12 months	Between 1 and 2 years
	£’000	£’000	£’000
2014
Trade and other payables	(601)	—	—

	Up to 3 months	Between 3 and 12 months	Between 1 and 2 years
	£’000	£’000	£’000
2013
Trade and other payables	(383)	—	—
Finance lease liabilities	—	(8)	—
Convertible loan notes and accrued interest	—	—	(4,490)

	(383)	(8)	(4,490)

More details in regard to the line items are included in the respective notes:

•	Trade and other payables – note 11
•	Loans and borrowings – note 12

Capital risk management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for equity holders of the Company and benefits for other stakeholders and to maintain an optimal capital structure to minimise the cost of capital.

14. Share capital

	31 December 2014 Number	31 December 2013 Number
Authorised
A Ordinary Shares of 0.1p each	10,050,000	12,237,000
B Preferred Shares of 0.1p each	60,400,000	54,753,000
B2 Ordinary Shares of 0.1p each	2,525,000	—
C Ordinary Shares of 0.1p each	3,900,000	10,010,000
C2 Ordinary Shares of 0.1p each	11,900,000	—
F Ordinary Shares of 0.1p each	4,125,000	—

	31 December 2014	31 December 2013
	£’000	£’000
Authorised
A Ordinary Shares of 0.1p each	10	12
B Preferred Shares of 0.1p each	60	55
B2 Ordinary Shares of 0.1p each	3	—
C Ordinary Shares of 0.1p each	4	10
C2 Ordinary Shares of 0.1p each	12	—
F Ordinary Shares of 0.1p each	4	—

	93	77

	31 December 2014 Number	31 December 2013 Number
Issued and fully paid
A Ordinary Shares of 0.1p each	10,031,836	9,490,983
B Preferred Shares of 0.1p each	60,040,899	10,000,000
B2 Ordinary Shares of 0.1p each	2,513,363	—
C Ordinary Shares of 0.1p each	3,389,194	—
C2 Ordinary Shares of 0.1p each	11,758,660	—
F Ordinary Shares of 0.1p each	4,094,736	—

	31 December 2014	31 December 2013
	£’000	£’000
Issued and fully paid
A Ordinary Shares of 0.1p each	10	9
B Preferred Shares of 0.1p each	60	10
B2 Ordinary Shares of 0.1p each	3	—
C Ordinary Shares of 0.1p each	12	—
C2 Ordinary Shares of 0.1p each	4	—
F Ordinary Shares of 0.1p each	3	—

	92	19

The holders of A Ordinary Shares in the capital of the Company shall have the following rights:

(a)	to receive notice of, to attend and to vote at all general meetings of the Company, in which case A Shareholders shall have one vote for each A Share of which he is the holder.

(b)	to receive such dividend as is declared by the Board on the A Shares; and

(c)	to receive a capital return as set out in the Company’s Articles

The holders of any of the B Preferred and B2 Ordinary Shares in the capital of the Company shall have the following rights:

(a)	To receive notice of, to attend and to vote at all general meetings of the Company in which case B Shareholder shall have one vote for each B Share of which he is the holder;

(b)	To receive a cumulative preference dividend in respect of each financial year as set out below, which is equal to the per centum of consolidated profits before tax of the Company for the relevant Financial year set out below, plus an amount equal to the excess of directors’ remuneration paid over an annual figure as determining by the board and investor majority.

Financial year	Dividend %
Ending 31 December 2015	12%
Ending 31 December 2016	14%
Ending 31 December 2018	16%
Ending 31 December 2019	18%
Ending 31 December 2020	20%

The holders of any of the C and C2 Ordinary Shares in the capital of the Company shall have the following rights:

(a)	to receive notice of, to attend and to vote at all general meetings of the Company, in which case C Shareholders shall have one vote for each C share of which he is the holder.

(b)	to receive such dividend as is declared by the Board on the C Shares; and

(c)	to receive a capital return as set out in the Company’s Articles

The holders of any of the F shares in the capital of the Company shall have the following rights:

(a)	To receive notice of, to attend and to vote at all general meetings of the Company, in which case each F shareholder shall have one vote on a show of hands and, on a poll, shall have one vote for each F Share of which he is a holder;

(b)	To share in and receive a Preference Dividend, and enjoy all rights as regards thereto, as the holders of the B Preferred Shares and B2 Shares;

(c)	To receive a capital return as set out in the Company’s Articles.

The rights of the holders of the B, B2 and F shares to receive cumulative preference dividends give rise to a compound financial instrument. However, the accumulation of the preference dividend is dependent upon the Company producing consolidated profits before tax. Management do not forecast profitable returns for at least five years from the date of these financial statements. The liability portion of the compound instrument is therefore immaterial to these financial statements and has not been separated herein.

Date of issue	Type of share issue	A ordinary shares Number	B preferred shares Number	B2 ordinary shares Number	C ordinary shares Number	C2 ordinary shares Number	F ordinary shares Number	Total consideration £’000
As at 1 January 2013	Brought forward	9,490,983						8,027
10 October 2013	Share issue	—	10,000,000	—	—	—	—	10

As at 31 December 2013		9,490,983	10,000,000	—	—	—	—	8,037

8 December 2014	Convertible loans	540,853	50,040,899	2,513,363	3,389,194	11,758,660	4,094,736	6,342

As at December 2014		10,031,836	50,400,899	2,513,363	3,389,194	11,758,660	4,094,736	14,379

15. Reserves

The following describes the nature and purpose of each reserve within equity:

Reserve	Description and purpose
Share capital	Amount of subscribed share capital at nominal value.
Share premium	Amount subscribed for share capital in excess of nominal value.
Other reserves	Equity portion of convertible loan notes.
Foreign exchange reserve	Gains/losses arising on retranslating the net assets of overseas operations into sterling.
Accumulated deficit	All other net gains and losses and transactions with owners (e.g. dividends) not recognised elsewhere.

16. Leases

The Company leases building space for its offices under non-cancellable operating lease agreements. The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	Land and buildings £‘000	Other assets £‘000	Total £‘000
2014
Not later than 1 year	83	2	85
Later than 1 year and not later than 5 years	104	—	104

	187	2	189

	Land and buildings £‘000	Other assets £‘000	Total £‘000
2013
Not later than 1 year	83	2	85
Later than 1 year and not later than 5 years	187	2	189

	270	4	274

17. Share-based payment

Share Options

The Group has granted options as follows:

	2014 Weighted average exercise price £	2014 Number	2013 Weighted average exercise price £	2013 Number
Outstanding at 1 January	0.1	4,557,054	0.3	951,943
Granted during the year	—	—	0.1	4,487,378
Exercised during the year	(0.1)	(4,557,054)	—	(882,267)

Total	—	—	0.1	4,557,054

All options were exercised during the year ended 31 December 2014. There were no outstanding share options at the end of 2014.

The share options outstanding at 31 December 2013 represented 23 per cent of the issued share capital as at that date.

Share based payment expense

Equity-settled share based payments are measured at fair value (excluding the effect of market-based vesting conditions) at the date of grant. The fair value determined at the grant date of the equity-settled share-based payments is expensed over the vesting period, based on the Company’s estimate of shares that will eventually vest and adjusted for the effect of non-market based vesting conditions.

Fair value is measured using the Black-Scholes valuation model and includes the information set out in the table below. The expected life used in the model assumes that vesting conditions will be met and all options will be exercised at the earliest opportunity.

2013
Share price at grant date (pence)	5
Exercise price (pence)	10
Expected volatility	12.04%
Risk free rate	3.00%
Expected dividend yield	0%

The risk free rate is based on the implied yield currently available on zero-coupon government gilts.

The Group did not enter into any share-based payment transactions during the period.

The share based payment charge is not material and as such has not been recognised in the financial statements. No options were granted in 2014.

18. Capital commitments

The Group had no capital commitments at 31 December 2014 or 31 December 2013.

19. Contingent liabilities

The Group had no contingent liabilities at 31 December 2014 or 31 December 2013.

20. Related parties

During the financial year ended 31 December 2013 Mr. R I Smith, a director of the Company during the year, trading as RisCapital, was paid £32,554 (2013: £14,449) for consultancy services. Trade creditors includes £NIL (2013: £1,775) of fees outstanding at the statement of financial position date.

During the financial year ended 31 December 2014, all outstanding convertible loan notes were converted at the point when the Company was acquired by Midatech Pharma PLC. This included convertible loan notes which were held by directors as detailed below:

	Aggregate nominal value of loan notes
	2014 £’000	2013 £’000
Director
Kenneth Powell	—	281
David Altschuler	—	229
Limburg Ventures BV	—	121

As at 31 December 2014, the Company owed £250,000 (2013: £nil) to Midatech Pharma PLC, its parent company and £100,000 to Midatech Limited, a company also owned 100% by Midatech Pharma PLC.

21. Ultimate controlling party

The Company was acquired on the 8 December 2014 by Midatech Pharma PLC. Midatech Pharma PLC owns 100% of the Company’s share capital and is the ultimate controlling party.

INDEX TO FINANCIAL STATEMENT OF DARA

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

DARA BIOSCIENCES, INC.

2014 Year End Financial Statements

INDEX TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

As of and at June 30, 2015

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

DARA BioSciences, Inc.

We have audited the accompanying consolidated balance sheets of DARA BioSciences, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ HORNE LLP

Ridgeland, Mississippi

March 3, 2015

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$12,026,612	$3,425,543
Accounts receivable, net	1,354,880	174,086
Inventory, net	265,280	104,089
Prepaid expenses and other assets, current portion	126,994	184,919

Total current assets	13,773,766	3,888,637
Furniture, fixtures and equipment, net	35,597	40,614
Restricted cash	12,888	12,882
Intangible assets, net	3,109,034	3,224,711
Goodwill	821,210	821,210

Total assets	$17,752,495	$7,988,054

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$483,244	$619,566
Accrued liabilities	1,169,863	785,016
Accrued compensation	653,109	124,293
License milestone liability	1,231,559
Deferred revenue	200,161	142,269
Capital lease obligation, current portion	7,342	3,917

Total current liabilities	3,745,278	1,675,061
Deferred lease obligation	68,869	72,729
License milestone liability, non-current	—	662,215
Capital lease obligation, net of current portion	22,217	16,044

Total liabilities	3,836,364	2,426,049

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized at December 31, 2014 and December 31, 2013.
Series A Preferred stock, 4,800 shares designated, 468 shares issued and outstanding at December 31, 2014, 578 shares issued and outstanding at December 31, 2013.	5	5
Series B2 Preferred stock, 15,000 shares designated, 50 shares issued and outstanding at December 31, 2014 and December 31, 2013.	1	1
Series B3 Preferred stock, 2,550 shares designated, 0 shares issued and outstanding at December 31, 2014, and December 31, 2013.	—	—
Series B4 Preferred stock, 250 shares designated, 0 shares issued and outstanding at December 31, 2014, 100 shares issued and outstanding at December 31, 2013.	—	1
Series C1 Preferred stock, 75,000 shares designated, 117 shares issued and outstanding at December 31, 2014, 0 shares issued and outstanding at December 31, 2013,	1	—
Common stock, $0.01 par value, 75,000,000 shares authorized, 19,755,595 shares issued and outstanding at December 31, 2014, 6,194,713 shares issued and outstanding at December 31, 2013.	197,556	61,947
Additional paid-in capital	79,712,290	63,540,086
Accumulated deficit	(65,993,722)	(56,992,595)

Total stockholders’ equity before noncontrolling interest	13,916,131	6,609,445
Noncontrolling interest	—	(1,047,440)

Total stockholders’ equity	13,916,131	5,562,005

Total liabilities and stockholders’ equity	$17,752,495	$7,988,054

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Year Ended December 31,
	2014	2013
Net revenues	$1,886,507	$419,322

Operating expenses:
Cost of Sales	443,020	218,928
Sales and marketing	5,225,332	3,839,672
Research and development	475,993	1,953,407
General and administrative	4,504,724	4,266,006
Depreciation and amortization of intangibles	637,584	630,652

Total operating expenses	11,286,653	10,908,665

Loss from operations	(9,400,146)	(10,489,343)

Other income (expense):
Gain on sale of marketable securities and nonmonetary assets	—	71,712
Other income, net	228,375	144,965
Interest (expense), net	(65,707)	(66,574)

Other income	162,668	150,103

Net loss before income tax expense (benefit)	(9,237,478)	(10,339,240)
Income tax benefit	—	(28,584)

Consolidated net loss	(9,237,478)	(10,367,824)
Loss attributable to noncontrolling interest	236,351	402,810

Loss attributable to controlling interest	$(9,001,127)	$(9,965,014)

Basic and diluted net loss per common share attributable to controlling interest	$(0.63)	$(1.94)

Shares used in computing basic and diluted net loss per common share	14,305,431	5,132,256

Comprehensive Loss:
Consolidated net loss	$(9,237,478)	$(10,367,824)
Other Comprehensive income
Unrealized gain on investments available for sale	—	(2,341)
Reclassification adjustments for gains included in net loss	—	(71,712)
Income taxes related to other comprehensive income	—	28,584

Comprehensive Loss	(9,237,478)	(10,413,293)
Comprehensive loss attributable to noncontrolling interest	236,351	402,810

Comprehensive loss attributable to controlling interest	$(9,001,127)	$(10,010,483)

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A Convertible Preferred Stock		Series B-2 Convertible Preferred Stock		Series B-3 Convertible Preferred Stock		Series B-4 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Stockholders’ Equity Before Noncontrolling Interest	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2012	828	$8	1,110	$11	—	$—	—	$—	3,789,418	$37,894	$56,581,804	$(47,027,581)	$45,469	$9,637,605	$(644,630)	$8,992,975
Share-based compensation	—	—	—	—	—	—	—	—	8,000	80	818,704	—	—	818,784	—	818,784
Issuance of B-3 and B-4 preferred stock, net of issuance costs of $284,272	—	—	—	—	2,550	26	250	3	—	—	1,918,906	—	—	1,918,935	—	1,918,935
Issuance of B-3 and B-4 warrants	—	—	—	—	—	—	—	—	—	—	596,793	—	—	596,793	—	596,793
Retirement of common stock	—	—	—	—	—	—	—	—	(40,000)	(400)	400	—	—	—	—	—
Issuance of common stock, net of issuance costs of $380,000	—	—	—	—	—	—	—	—	1,113,353	11,133	1,459,348	—	—	1,470,481	—	1,470,481
Issuance of warrants with common stock	—	—	—	—	—	—	—	—	—	—	956,231	—	—	956,231	—	956,231
Issuance of common stock from exercise of warrants	—	—	—	—	—	—	—	—	292,774	2,928	1,218,171	—	—	1,221,099	—	1,221,099
Conversion of preferred stock to common stock	(250)	(3)	(1,060)	(10)	(2,550)	(26)	(150)	(2)	1,031,168	10,312	(10,271)	—	—	0	—	0
Net change in unrealized gain on investments available-for-sale, net of taxes	—	—	—	—	—	—	—	—	—	—	—	—	(45,469)	(45,469)	—	(45,469)
Net loss	—	—	—	—	—	—	—	—	—	—	—	(9,965,014)	—	(9,965,014)	(402,810)	(10,367,824)

Balance at December 31, 2013	578	$5	50	$1	—	$—	100	$1	6,194,713	$61,947	$63,540,086	$(56,992,595)	$—	$6,609,445	$(1,047,440)	$5,562,005

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A Convertible Preferred Stock		Series B-2 Convertible Preferred Stock		Series B-4 Convertible Preferred Stock		Series C-1 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Stockholders’ Equity Before Noncontrolling Interest	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2013	578	$5	50	$1	100	$1	—	$—	6,194,713	$61,947	$63,540,086	$(56,992,595)	$6,609,445	$(1,047,440)	$5,562,005
Share-based compensation	—	—	—	—	—	—	—	—	24,000	240	813,939	—	814,179	—	814,179
Issuance of common stock, net of issuance costs of $506,000	—	—	—	—	—	—	—	—	2,166,501	21,665	3,265,037	—	3,286,702	—	3,286,702
Issuance of warrants with common stock	—	—	—	—	—	—	—	—	—	—	2,197,383	—	2,197,383	—	2,197,383
Issuance of Series C-1 preferred stock, net of issuance costs of $1.2 million	—	—	—	—	—	—	12,500	125	—	—	7,366,739	—	7,366,864	—	7,366,864
Issuance of C-1 warrants	—	—	—	—	—	—	—	—	—	—	3,926,476	—	3,926,476	—	3,926,476
Issuance of common stock and warrants to MGH	—	—	—	—	—	—	—	—	165,000	1,650	372,872	—	374,522		374,522
Increase in Dara’s controlling interest											(1,658,313)		(1,658,313)	1,283,791	(374,522)
Conversion of preferred stock to common stock	(110)	—	—	—	(100)	(1)	(12,383)	(124)	11,205,381	112,054	(111,929)	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(9,001,127)	(9,001,127)	(236,351)	(9,237,478)

Balance at December 31, 2014	468	$5	50	$1	—	$—	117	$1	19,755,595	$197,556	$79,712,290	$(65,993,722)	$13,916,131	$—	$13,916,131

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2014	2013
Operating activities
Consolidated net loss	$(9,237,478)	$(10,367,824)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	637,584	630,652
Deferred income tax expense (benefit)	—	28,584
Accretion of debt discount and other	69,344	65,844
Share-based compensation	814,179	818,784
Gain on sale of investments	—	(71,712)
Deferred lease obligation	(3,860)	31,864
Changes in operating assets and liabilities, net of effect of business acquisition:
Accounts receivable	(1,180,794)	(704)
Inventory	(161,191)	21,186
Prepaid expenses and other assets	240,169	189,359
Accounts payable and accrued liabilities	835,233	(475,340)

Net cash used in operating activities	(7,986,814)	(9,129,307)

Investing activities
Purchases of furniture, fixtures and equipment	(2,135)	(12,218)
Proceeds from sale of investments	—	94,005

Net cash (used in) provided by investing activities	(2,135)	81,787

Financing activities
Repayments of capital lease obligation	(5,157)	(7,172)
Repayments on other financing	(182,244)	(179,754)
Proceeds from exercise of options and warrants	—	1,221,099
Net proceeds from issuance of preferred stock and common stock	16,777,425	4,942,440
Change in restricted cash	(6)	(7)

Net cash provided by financing activities	16,590,018	5,976,606

Net increase (decrease) in cash and cash equivalents	8,601,069	(3,070,914)
Cash and cash equivalents at beginning of period	3,425,543	6,496,457

Cash and cash equivalents at end of period	$12,026,612	$3,425,543

Supplemental disclosure of non-cash financing activity
Shares and warrants issued to third party for services	$30,939	$—
Equipment purchased through financing	14,755	—
License milestone liability	500,000	125,000
Shares and warrants issued for consideration of remaining interest in Dara Therapeutics	374,522	—

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The Company

DARA BioSciences, Inc. (the “Company”), headquartered in Raleigh, North Carolina is a specialty pharmaceutical company primarily focused on the commercialization of oncology treatment and oncology supportive care pharmaceutical products. Through its acquisition of Oncogenerix, Inc., which occurred on January 17, 2012, the Company acquired exclusive U.S. marketing rights to its first commercial, FDA-approved proprietary product license, Soltamox® (tamoxifen citrate) oral solution. Soltamox has been approved by the U.S. Food and Drug Administration (“FDA”) for the prevention and treatment of breast cancer. On September 7, 2012 the Company entered into a license agreement with Helsinn Healthcare SA (“Helsinn”) to distribute, promote, market and sell Gelclair®, a unique oral gel whose key ingredients are polyvinylpyrrolidone (PVP) and sodium hyaluronate (hyaluronic acid) for the management and relief of pain due to oral mucositis in the United States.

On October 25, 2013, the Company entered into an agreement with Alamo Pharma Services (“Alamo”) pursuant to which Alamo provides the Company with a dedicated national sales team of 20 sales representatives to promote its commercial products. In addition, the Company signed an agreement, exclusive to the oncology market, with Mission Pharmacal (“Mission”), Alamo’s parent company, to share in the costs and expenses of the sales force. The Alamo sales team, in addition to promoting the Company’s products Soltamox (tamoxifen citrate) and Gelclair, is also promoting two Mission products: Ferralet® 90, and Aquoral®. The agreements with Alamo and Mission expand the Company’s presence in oncology supportive care and the Mission products complement the Company’s portfolio in presenting comprehensive offerings to the oncologist.

The sales force became operational and sales representatives were trained and in their assigned territories in early January, 2014. With the expansion of the sales force to 20 sales representatives, the Company’s commercial costs, net of Mission support payments to Alamo, are significantly higher on an annualized basis.

The Company has a clinical development asset, KRN5500, which is a Phase 2 product candidate targeted for treating patients with painful treatment-refractory chronic chemotherapy induced peripheral neuropathy (CCIPN). KRN5500 has been designated a Fast Track Drug by the FDA. On February 24, 2014 the FDA granted Orphan Drug Designation to KRN5500 for the parenteral treatment of painful CCIPN that is refractory to conventional analgesics. On June 16, 2014 the FDA granted Orphan Drug Designation to KRN5500 for treatment of multiple myeloma. Fast Track designation is intended to facilitate the development and expedite review of drugs and biologics intended to treat serious or life-threatening conditions and for those products that demonstrate the potential to address unmet medical needs. Upon receipt of FDA approval, orphan drug designation provides extended market exclusivity, tax benefits, and the waiver of certain fees associated with the FDA approval process. The Company is evaluating options to support further development of KRN5500 and is determining whether further internal development of KRN5500 could be beneficial to the Company’s partnering efforts.

The Company has been in communication with the FDA with regard to the remainder of the clinical and technical development program for KRN5500 and hopes to receive feedback from them in the first quarter of 2015. The Company believes that this feedback will help advance its conversations with potential partners.

On February 10, 2014, the Company effected a one-for-five reverse split of its outstanding common stock pursuant to an amendment to the Company’s certificate of incorporation. As a result of the reverse stock split, each share of the Company’s common stock outstanding as of 9:00 a.m. on February 10, 2014 was automatically reclassified into one-fifth of a share of common stock. No fractional shares were issued as a result of the reverse split. Holders of common stock who would have otherwise received fractional shares of the Company’s common stock pursuant to the reverse split received cash in lieu of the fractional share. The reverse split reduced the total number of shares of the Company’s common stock outstanding from approximately 31.0 million shares to approximately 6.2 million shares. In addition, the number of shares of common stock subject to outstanding options, restricted stock units and warrants issued by the Company and the number of shares reserved for future issuance under the Company’s stock plans were reduced by a factor of five to proportionately reflect the reverse split. The reverse split was accounted for retroactively and is reflected in our common stock, warrant, stock option and restricted stock activity as of and for the years ended December 31, 2014 and 2013. Unless stated otherwise, all share data in this Annual Report on Form 10-K has been adjusted, as appropriate, to reflect the reverse split.

As part of the Company’s strategic plan to focus on the commercialization of oncology treatment and oncology supportive care products, on June 17, 2013, the Company granted T3D Therapeutics, Inc. (“T3D”) the exclusive worldwide rights to develop and commercialize DB959, an oral, highly selective, dual PPAR (peroxisome proliferator activated receptor) nuclear receptor agonist, which it had developed through Phase 1 clinical trials. For the license, the Company received a $250,000 up front payment, a second payment of $25,000 in December 2013, a third payment of $100,000 in January 2014 and a fourth payment of $125,000 in February 2014. The Company used the $500,000 to pay off $500,000 in existing liabilities to Bayer Healthcare LLC (“Bayer”). The Company is also entitled to receive milestone payments upon achievement of certain development milestones by T3D which could be in excess of the Company’s milestone and annual payment obligations to Bayer. The Company launched Soltamox in the U.S. in late 2012 and subsequently launched its second product, Gelclair in the second quarter of 2013. In the near-term, the Company’s ability to generate revenues is substantially dependent upon sales of Soltamox and Gelclair in the U.S. The Company completed financings in February 2014 and June 2014, raising approximately $5.5 million and $11.3 million, respectfully in net proceeds through the issuance of common stock, preferred stock and warrants to purchase common stock. See Note 8. Based on the Company’s current operating plan, the Company believes that its existing cash, cash equivalents and marketable securities provides for sufficient resources to fund its currently planned operations through the first quarter of 2016.

The Company’s business is subject to significant risks consistent with specialty pharmaceutical and biotechnology companies that develop/distribute products for human therapeutic use. These risks include, but are not limited to, potential product liability, uncertainties regarding research and development, including in connection with any development partner, access to capital, obtaining and enforcing patents and/or licenses, receiving any required regulatory approval and the current regulatory environment in which we sell our products, and competition with other biotechnology and pharmaceutical companies.

2. Significant Accounting Policies

Principles of Consolidation

The 2013 consolidated financial statements include the accounts of DARA BioSciences, Inc. and its majority-owned subsidiaries: DARA Pharmaceuticals, Inc., and Oncogenerix, Inc. (which are each wholly owned by the Company), and DARA Therapeutics, Inc. (which holds the Company’s assets related to its KRN5500 program and as of December 31, 2013 was owned 75% by the Company).

During 2014, the Company merged Dara Pharmaceuticals, Inc. into DARA BioSciences, Inc. and dissolved Oncogenerix, Inc. The Company also acquired back the remaining 25% minority interest in DARA Therapeutics. See Note 6. Accordingly, the 2014 consolidated financial statements include the accounts of DARA BioSciences, Inc. and its wholly-owned subsidiary, DARA Therapeutics, Inc. The Company has control of all subsidiaries, and as such, they are all consolidated in the presentation of the consolidated financial statements. All significant intercompany transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate their fair value.

Investments

The Company accounts for its investment in marketable securities in accordance with FASB ASC 320, Investments – Debt and Equity Securities. See Note 3 for further information. This statement requires certain securities to be classified into three categories:

Held-to-maturity – Debt securities that the entity has the positive intent and ability to hold to maturity are reported at amortized cost.

Trading Securities – Debt and equity securities that are bought and held primarily for the purpose of selling in the near term are reported at fair value, with unrealized gains and losses included in earnings.

Available-for-Sale – Debt and equity securities not classified as either securities held-to-maturity or trading securities are reported at fair value with unrealized gains or losses excluded from earnings and reported as a separate component of shareholders’ equity.

In accordance with FASB ASC 320, the Company reassesses the appropriateness of the classification of its investment as of the end of each reporting period. Beginning with the three month period ended June 30, 2012, the Company’s investments have been classified as available-for-sale, and are carried at fair value with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity.

Fair Value Measures

The Company utilizes FASB ASC 820, Fair Value Measurements and Disclosures, to value its financial assets and liabilities. FASB ASC 820’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. FASB ASC 820 classifies these inputs into the following hierarchy:

Level 1 Inputs – Quoted prices for identical instruments in active markets.

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar Instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs – Instruments with primarily unobservable value drivers.

In determining fair value, the Company utilizes techniques to optimize the use of observable inputs, when available, and minimize the use of unobservable inputs to the extent possible. As such, the Company has utilized Level 1 for the valuation of its available-for-sale investment.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and marketable securities. The Company maintains cash deposits with a federally insured bank that may at times exceed federally insured limits. The majority of funds in excess of the federally insured limits are held in sweep investment accounts collateralized by the securities in which the funds are invested. As of December 31, 2014 and 2013, the Company had bank balances of $11,811,816 and $3,313,230, respectively, in excess of federally insured limits of $250,000 held in non-investment accounts. In addition, our top four customers, Lindencare, Cardinal Health, McKesson Corporation, and Amerisource Bergen Corporation represented 99.9% of our gross trade accounts receivable as of December 31, 2014 and our top four customers, OncoMed, Cardinal Health, McKesson Corporation, and Amerisource Bergen Corporation represented 90% of our gross trade accounts receivable as of December 31, 2013.

Accounts Receivable

Accounts receivable at December 31, 2014 includes trade accounts receivable and a receivable from the FDA of approximately $619,000 to be refunded to the Company due to a reduction in PDUFA fees resulting from a waiver granted by the FDA in 2014.

Inventories

Inventories at December 31, 2014 and December 31, 2013 were $265,280 and $104,089, respectively and consisted of finished goods. We state finished goods inventories at the lower of cost (which approximates actual cost on a first-in, first-out cost method) or market value. In evaluating whether inventories are stated at the lower of cost or market, management considers such factors as the amount of inventory on hand and in the distribution channel, estimated time required to sell such inventory, remaining shelf life, and current and expected market conditions, including levels of competition. Inventory adjustments are measured as the difference between the cost of the inventory and estimated market value based upon assumptions about future demand and charged to the provision for inventory, which is a component of cost of sales. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Furniture, Fixtures and Equipment, net

Furniture, fixtures and equipment, net are recorded at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method.

Sales and Marketing Costs

Sales and marketing costs consist of salaries, commissions, and benefits to sales and marketing personnel, marketing programs, certain promotional allowances to customers, advertising, distribution and shipping costs.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development costs include personnel and personnel related costs, clinical material manufacturing costs, process development, research costs, patent costs, pharmacovigilence costs, PDUFA fees, regulatory costs and other consulting and professional services.

Goodwill and Intangible Assets

Acquired businesses are accounted for using the acquisition method of accounting, which requires that assets acquired, including identifiable intangible assets, and liabilities assumed be recorded at fair value, with limited exceptions. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. If the acquired net assets do not constitute a business, the transaction is accounted for as an asset acquisition and no goodwill is recognized. Other purchases of intangible assets, including product rights are recorded at cost.

Product rights are amortized over the estimated useful life of the product or the license agreement term on a straight-line or other basis to match the economic benefit received. Amortization begins once product rights are secured. The Company evaluates its product rights on an ongoing basis to determine whether a revision to their useful lives should be made. This evaluation is based on its projection of the future cash flows associated with the products. As of December 31, 2014, the Company had an aggregate of $3.1 million in capitalized product rights, which it expects to amortize over remaining periods of approximately 3.5 to 7.7 years. As of December 31, 2013 the Company had an aggregate of $3.2 million in capitalized product rights (See Note 5).

Goodwill is reviewed for impairment on an annual basis or more frequently if events or circumstances indicate potential impairment. The Company’s goodwill evaluation is based on both qualitative and quantitative assessments regarding the fair value of goodwill relative to its carrying value. The Company assesses qualitative factors to determine if its sole reporting unit’s fair value is more likely than not to exceed its carrying value, including goodwill. In the event the Company determines that it is more likely than not that it’s reporting unit’s fair value is less than its carrying amount, quantitative testing is performed comparing recorded values to estimated fair values. If the fair value exceeds the carrying value, goodwill is not impaired. If the carrying value exceeds the fair value, an impairment charge is recognized through a charge to operations based upon the excess of the carrying value of goodwill over the implied fair value. There was no impairment to goodwill recognized during 2014 or 2013.

The Company evaluates the recoverability of its intangible assets subject to amortization and other long-lived assets whenever events or changes in circumstances suggest that the carrying value of the asset or group of assets is not recoverable. The Company measures the recoverability of assets by comparing the carrying amount to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment charge equals the amount by which the carrying amount of the assets exceeds the fair value. Any write-downs are recorded as permanent reductions in the carrying amount of the assets.

Due to delays in execution of the original marketing plan, management determined that events and circumstances indicated that the Soltamox product rights intangible might be impaired as of September 30, 2014. Management determined that the sum of the future net undiscounted cash flows expected to be generated from use of the product rights, over the remaining useful life of the asset (the same period over which the intangible is being amortized, or 3.5 years) was less than the carrying amount of the asset as of September 30, 2014. However, utilizing a probability weighted present value analysis, management determined that the fair value of the Soltamox product rights exceeded the carrying amount of the asset as of September 30, 2014. Actual results for the fourth quarter 2014 were consistent with the estimates used for September 30, 2014 analysis. Accordingly, no impairment to the Soltamox product rights was recognized for the year ended December 31, 2014.

Significant management judgment is required in the forecasting of future operating results that are used in the Company’s impairment evaluations. The estimates that management has used are consistent with the plans and estimates that are used to manage the business. It is possible, however, that the plans may change and estimates used may prove to be inaccurate. If actual results, or the plans and estimates used in future impairment analyses, are lower than the original estimates used to determine the fair value of these assets, the Company could incur future impairment charges.

Revenue Recognition

The Company recognizes revenue when there is persuasive evidence that an arrangement exists, title has passed, collection is reasonably assured and the price is fixed or determinable The Company sells mostly to wholesalers who, in-turn, sell the product to hospitals and other end-user customers. Sales to wholesalers provide for selling prices that are fixed on the date of sale, although the Company offers certain discounts to group purchasing organizations and governmental programs. The wholesalers take title to the product, bear the risk of loss of ownership, and have economic substance to the inventory.

The Company allows for product to be returned during specified periods prior to and following product expiration. The Company does not believe it has sufficient experience with the Soltamox product and the related wholesaler distribution channel at this time to reasonably estimate product returns from its wholesalers while the wholesalers are still holding inventory. Therefore, the Company is deferring the recognition of Soltamox revenue until the wholesalers sell their product to retail and specialty pharmacies or other end-user customers. It will continue to defer revenue recognition until the point at which it has obtained sufficient sales history to reasonably estimate returns from the wholesalers and inventory levels are reduced to normalized amounts. Shipments of product that are not recognized as revenue are treated as deferred revenue until evidence exists to confirm that pull through sales to hospitals or other end-user customers have occurred. Revenue is recognized from products sales directly to hospitals, clinics, and pharmacies when the merchandise is shipped. Revenue from Gelclair sales is recognized when the merchandise is shipped to both wholesalers and direct sales to hospitals, clinics, and pharmacies as the Company believes it has achieved normalized inventory levels for Gelclair.

The Company recognizes sales allowances as a reduction of revenues in the same period the related revenue is recognized. Sales allowances are based on amounts owed or to be claimed on the related sales. These estimates take into consideration the terms of our agreements with wholesale distributors and the levels of inventory within the distribution channels that may result in future discounts taken. The Company must make significant judgments in determining these allowances. If actual results differ from our estimates, we will be required to make adjustments to these allowances in the future, which could have an effect on revenue in the period of adjustment. The following briefly describes the nature of each provision and how such provisions are estimated

•	Payment discounts are reductions to invoiced amounts offered to customers for payment within a specified period and are estimated upon shipment utilizing historical customer payment experience.

•	The returns provision is based on management’s return experience for similar products and is booked as a percentage of product sales recognized during the period. These recognized sales include shipments that have occurred out of wholesalers as well as direct shipments made by the Company to other third party purchasers. As the Company gains greater experience with actual returns related to its specific products the returns provisions and related reserves will be adjusted accordingly. The returns reserve is recorded as a reduction of revenue in the same period the related product sales revenue is recognized and is included in accrued expenses.

•	Generally, credits may be issued to wholesalers for decreases that are made to selling prices for the value of inventory that is owned by the wholesaler at the date of the price reduction. Price adjustment credits are estimated at the time the price reduction occurs and the amount is calculated based on the level of the wholesaler inventory at the time of the reduction.

•	There are arrangements with certain parties establishing prices for products for which the parties independently select a wholesaler from which to purchase. Such parties are referred to as indirect customers. A chargeback represents the difference between the sales invoice price to the wholesaler and the indirect customer’s contract price, which is lower. Provisions for estimating chargebacks are calculated primarily using historical chargeback experience, contract pricing and sales information provided by wholesalers and chains, among other factors. The Company recognizes chargebacks in the same period the related revenue is recognized.

Share-Based Compensation Valuation and Expense

Share-based compensation for stock and stock-based awards issued to employees and non-employee directors, is accounted for using the fair value method prescribed by FASB ASC 718, Stock Compensation, and, is recorded as a compensation charge based on the fair value of the award on the date of grant. Share based compensation for stock and stock-based awards issued to non-employees in which services are performed in exchange for the Company’s common stock or other equity instruments is accounted for using the fair value method prescribed by FASB ASC 505-50, Equity-Based Payment to Non-Employees, and is recorded on the basis of the fair value of the service received or the fair value of the equity instruments issued, whichever is more readily measurable at the date of issuance. See Note 9 for further information.

Comprehensive Loss

The Company’s comprehensive loss consists of net loss and other comprehensive income unrealized gains and losses on available-for-sale investments. The Company displays comprehensive income and its components as part of the consolidated statements of net loss and comprehensive loss and in its consolidated statements of stockholders’ equity.

Income Taxes

The Company uses the liability method in accounting for income taxes as required by FASB ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. At December 31, 2014 and December 31, 2013 a valuation allowance has been recorded to reduce the net deferred tax asset to zero.

The Company’s policy for recording interest and penalties is to record them as a component of interest income (expense), net.

Net Loss Per Common Share

The Company calculates its basic loss per share in accordance with FASB ASC 260, Earnings Per Share, by dividing the earnings or loss applicable to common stockholders by the weighted-average number of common shares outstanding for the period less the weighted average unvested common shares subject to forfeiture and without consideration for common stock equivalents. Diluted loss per share is computed by dividing the loss applicable to common stockholders by the weighted-average number of common share equivalents outstanding for the period less the weighted average unvested common shares subject to forfeiture and dilutive common stock equivalents for the period determined using the treasury-stock method. For purposes of this calculation, in-the-money options and warrants to purchase common stock and convertible preferred stock are considered to be common stock equivalents but are not included in the calculation of diluted net loss per share for the years ended December 31, 2014 and 2013 as their effect is anti-dilutive. For the years ended December 31, 2014 and 2013 there were no in-the-money common stock equivalents.

	Year ended December 31,
	2014	2013
Net loss attributable to controlling interest	$(9,001,127)	$(9,965,014)

Basic and diluted net loss per common share attributable to controlling interest:
Weighted-average shares used in computing basic and diluted net loss per common share	14,305,431	5,132,256

Basic and diluted net loss per common share attributable to controlling interest	$(0.63)	$(1.94)

Recent Accounting Pronouncements

There have been no recent accounting pronouncements that have significance, or potential significance, to our consolidated financial statements.

Recent Accounting Pronouncements Not Yet Effective

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 completes the joint effort by the FASB and International Accounting Standards Board (“IASB”) to improve financial reporting by creating common revenue recognition guidance for U.S. GAAP and International Financial Reporting Standards (“IFRS”). ASU 2014-09 applies to all companies that enter into contracts with customers to transfer goods or services. ASU 2014-09 is effective for public entities for interim and annual reporting periods beginning after December 15, 2016. Early application is not permitted and entities have the choice to apply ASU 2014-09 either retrospectively to each reporting period presented or by recognizing the cumulative effect of applying ASU 2014-09 at the date of initial application and not adjusting comparative information. The Company is currently evaluating the requirements of ASU 2014-09 and has not yet determined its impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, which defines management’s responsibility to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date the financial statements are issued and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management must assess if there is substantial doubt about the company’s ability to continue as a going concern within one year after the issuance date. Disclosures are required if conditions give rise to substantial doubt. This standard is effective for all companies in the first annual period ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The Company does not expect this ASU will have a material impact on its consolidated financial statements.

3. Investments

MRI Interventions, Inc.

The Company previously held marketable equity securities in MRI Interventions, Inc. (“MRI”), (OTBB: MRIC), formerly SurgiVision, Inc. MRI became a publicly traded company on May 18, 2012.

During the year ended December 31, 2013, the Company sold its remaining investment in MRI and recognized a gain of $71,712 on the sale of these shares.

4. Furniture, Fixtures and Equipment, net

Furniture fixtures and equipment consisted of the following at December 31, 2014 and 2013:

	2014	2013
Furniture and fixtures	$87,009	$87,009
Equipment	100,871	101,402
Computer software	15,659	15,659
Leasehold improvements	11,634	11,634

Total	215,173	215,704
Less accumulated depreciation	(179,576)	(175,090)

Furniture, fixtures, and equipment	$35,597	$40,614

The Company did not recognize a gain or loss from disposals of fixed assets in 2014 or 2013.

Depreciation expense, including depreciation related to assets held under capital leases, was $21,907 and $21,794 for the years ended December 31, 2014 and 2013, respectively.

5. Intangible Assets

The Company holds an exclusive license for the U.S. marketing rights to Soltamox from Rosemont Pharmaceuticals, Ltd., a U.K. based oral liquids specialty pharmaceutical company. The Company acquired this license on January 17, 2012 in connection with its acquisition of Oncogenerix.

On September 7, 2012, the Company acquired an exclusive license with Helsinn, to distribute, promote, market and sell Gelclair, a unique oral gel whose key ingredients are polyvinylpyrrolidone (PVP) and sodium hyaluronate (hyaluronic acid) for the management and relief of pain due to all approved indications in the United States and the right to subcontract certain of those licensed rights to subcontractors. Gelclair is an FDA-cleared product indicated for the management and relief of pain due to oral mucositis. The Company has determined there is a strong likelihood that certain milestones under its license agreements will be reached and that the additional consideration will be paid when due. This liability was recorded in the Company’s financial statements at the initial discounted value of approximately $703,000. The discounted value of the additional consideration has been recorded by the Company as a non-current asset with a portion recorded as a current liability and the balance recorded as a long-term liability on its December, 2012 balance sheet. The liability was discounted at the Company’s estimated long-term borrowing rate. During the years ended December 31, 2014 and 2013, the Company recorded an additional current liability of $500,000 and $125,000, respectively related to certain sales milestones due under its license agreement. The Company is amortizing these prepaid license fees over the estimated useful life of one hundred twenty months on a straight line basis, beginning with September, 2012.

Gross cost and accumulated amortization of intangible assets at December 31, 2014 totaled $4,872,034 and $1,763,000, respectively. Gross cost and accumulated amortization of intangible assets at December 31, 2013 totaled $4,372,034 and $1,147,323, respectively. Amortization of these intangible assets is expected to be approximately $681,000 each year for the next three years, approximately $428,000 in the fourth year, $174,000 in the fifth year and approximately $465,000 in the aggregate thereafter.

6. Non-controlling Interest

On May 4, 2004, DARA Therapeutics, Inc., a wholly owned subsidiary of the Company that was formerly known as DARA Pharmaceuticals, Inc. (“DARA Therapeutics”) issued a promissory note (the 2004 Note) to The General Hospital Corporation d/b/a Massachusetts General Hospital (“MGH”) in consideration for MGH’s entrance into that certain License Agreement (the “MGH License Agreement”) dated as of May 3, 2004 by and between MGH and DARA Therapeutics. Pursuant to the MGH License Agreement, DARA Therapeutics licensed certain patents and technological information related to the therapeutic application of KRN5500, a compound that the Company and DARA Therapeutics hoped to develop for the treatment of neuropathic pain. The principal amount of the 2004 Note was $1,000,000 payable through issuance of $1,000,000 in common stock of DARA Therapeutics (“Dara Therapeutics”) or through cash payments of $500,000 and $1,000,000 at May 3, 2006 and May 3, 2007, respectively. The original 2004 Note had no stated interest rate.

On March 1, 2007, DARA Therapeutics settled the 2004 note through the issuance of 333,334 shares of common stock of DARA Therapeutics representing 25% of the then outstanding stock of DARA Therapeutics. The Company recorded the issuance of DARA Therapeutics shares as a non-controlling interest in the subsidiary in the amount of $1,441,948. Net loss attributable to the third party’s non-controlling interest was $236,351 and $402,810 for the years ended December 31, 2014 and 2013, respectively.

On December 11, 2014, the Company, DARA Therapeutics and MGH entered into an Exchange and Amendment Agreement (the “Exchange and Amendment Agreement”). Pursuant to the Exchange and Amendment

Agreement, (i) MGH exchanged its 25% equity interest in DARA Therapeutics for 165,000 shares of the Company’s common stock and warrants to purchase up to an aggregate of 300,000 shares of the Company’s common stock, (ii) the parties effected certain amendments to the MGH License Agreement and (iii) MGH released the Company, DARA Therapeutics and certain related parties from certain claims arising the License Agreement and MGH’s previous equity interest in DARA Therapeutics.

125,000 of the warrants issued to MGH vest upon the completion of the final study report of a clinical trial in which the Company’s KRN5500 compound is demonstrated to meet certain pre-specified endpoints. The remaining 175,000 warrants issued to MGH vest upon the U.S. Food and Drug Administration’s approval of the use of KRN5500 for the parenteral treatment of painful, chronic, chemotherapy induced peripheral neuropathy that is refractory to conventional analgesics.

As of December 11, 2014, immediately prior to giving effect to the Exchange and Amendment Agreement, the balance of the non-controlling interest in the subsidiary had been reduced to $1,283,791. In accordance with applicable accounting guidance, the Company recorded the change in its ownership interest in DARA Therapeutics as an equity transaction with no gain or loss recognized. Accordingly, the fair value of the consideration given to MGH was recorded as equity, the carrying value of the non-controlling interest was reduced to zero and the offset was a debit to additional paid-in-capital. See Note 8.

7. Commitments and Contingencies

Operating leases

On November 30, 2007, the Company entered into a lease agreement for 7,520 square feet of office space at 8601 Six Forks Road, Raleigh, North Carolina, known as Forum I. The lease term began on April 1, 2008, when the Company relocated its corporate headquarters to the premises, and was to expire on March 31, 2014 with the option to terminate earlier for cause or to extend. Effective April 1, 2012 the Company amended the lease to extend the expiration date through March 31, 2018. DARA is recording expenses related to the lease ratably over the term of the lease and as a result has recorded a liability at December 31, 2014 and 2013 for the deferred lease obligation of $68,869 and $72,729, respectively.

In connection with this lease, the Company issued a letter of credit to the landlord in the amount of $77,080 on December 11, 2007. The letter of credit is renewable annually for the term of the lease with the landlord and is collateralized by cash held in an interest-bearing time deposit at a bank. The security deposit balance, shown as restricted cash on the balance sheet, has been reduced to $12,888 at December 31, 2014 and $12,882 at December 31, 2013. Total rent expense was $156,322 and $155,777 for the years ended December 31, 2014 and 2013, respectively.

DARA also has in place various operating leases related to office equipment.

At December 31, 2014, future minimum commitments under leases with non-cancelable terms of more than one year are as follows:

Operating Leases
Year:
2015	$173,391
2016	177,058
2017	181,476
2018	45,646

Total	$577,571

Capital Leases

During 2014, the Company entered into a capital lease agreement of $14,755 for additional office equipment. During 2012, the Company entered into a capital lease agreement of $36,751 for additional office equipment. The cost of capital lease assets is included under property and equipment in the balance sheet at December 31, 2014 and 2013, respectively. Accumulated depreciation of the leased equipment was $48,703 and $31,124 at December 31, 2014 and 2013, respectively.

The future minimum lease payments required under capital leases and the present values of the net minimum lease payments as of December 31, 2014 are as follows:

Capital Leases
Year:
2015	$10,904
2016	10,904
2017	9,679
2018	3,554
2019	1,777

Total	36,818
Less amount representing interest and maintenance	(7,259)

Present value of minimum lease payment	$29,559

Legal Proceedings

From time to time, the Company is exposed to various claims, threats, and legal actions in the ordinary course of business. In November, 2012, a suit was filed in the United States District Court District of Columbia naming the Company as a defendant. The plaintiff in the suit is GlycoBioSciences, Inc. Also named as defendant is Innocutis. Plaintiff alleges that defendants’ distribution and sale of Bionect infringes on certain of plaintiff’s patents and plaintiff seeks to enjoin defendants’ alleged patent infringement and seeks unspecified damages and costs. Pursuant to the Company’s license agreement with Innocutis, Innocutis is required to indemnify the Company in connection with this lawsuit, an obligation which survives the expiration or termination of the Exclusive Marketing Agreement. As a result, Innocutis has assumed the Company’s defense. The defendants filed a motion to dismiss the complaint on February 1, 2013. On June 26, 2014, counsel for the defendants notified the Court that the United States Patent and Trademark Office had completed a reexamination of two patents which underlie the suit and also filed a Motion to Dismiss. On August 25, 2014, plaintiff filed an amended complaint asserting that defendants infringed on certain patents relating to the sale of Bionect. On September 25, 2014, defendants filed an answer and asserted various affirmative defenses and counterclaims. A scheduling conference which was previously scheduled to be held in December has been moved to March 3, 2015. The Company believes the plaintiff’s claim to be substantially without merit, and while no assurance can be given regarding the outcome of this litigation, the Company believes that the resolution of this matter will not have a material adverse effect on the Company’s financial position or results of operations.

In July 2014, a suit was filed in the United States District Court District of Columbia naming the Company as a defendant. The plaintiff in the suit is GlycoBioSciences Inc. Also named as a defendant is Helsinn Healthcare SA (“Helsinn”). The plaintiff alleges that defendants’ distribution and sale of Gelclair infringes on one of plaintiff’s patents and plaintiff seeks to enjoin defendants’ alleged patent infringement and seeks unspecified damages and costs. Pursuant to the Company’s license agreement with Helsinn, Helsinn is required to indemnify the Company in connection with this lawsuit. As a result, Helsinn has assumed the Company’s defense. On October 10, 2014 defendants filed an Answer and Counterclaims and asserted various affirmative defenses and the plaintiff filed answers thereto on October 29, 2014. An initial Scheduling Conference has been set for March 11, 2015. The Company believes the plaintiff’s claims to be substantially without merit, and while no assurance can be given regarding the outcome of this litigation, the Company believes that the resolution of this matter will not have a material adverse effect on the Company’s financial position or results of operations.

Alamo

On October 25, 2013, the Company entered into an agreement with Alamo pursuant to which Alamo provides the Company with a dedicated national sales team of 20 sales representatives to promote its commercial products. In addition, the Company signed an agreement, exclusive to the oncology market, with Mission, Alamo’s parent company, to share in the costs and expenses of the sales force. The Alamo sales team, in addition to promoting the Company’s products Soltamox (tamoxifen citrate) and Gelclair, now also promotes two Mission products: Ferralet 90, and Aquoral. The agreements with Alamo and Mission expand the Company’s presence in oncology supportive care and the products complement the Company’s portfolio in presenting comprehensive offerings to the oncologist.

The sales force became operational and sales representatives were trained and in their assigned territories by early January 2014. With the expansion of the sales force to 20 sales representatives, the Company’s commercial costs are significantly higher on an annualized basis.

Under the terms of the Alamo agreement, the Company paid Alamo over a six-month period beginning in December 2013 a one-time implementation fee. The Company recognized the entire fee in sales and marketing expense in 2013. In addition, each month the Company is required to pay Alamo a monthly fixed fee during the term of the agreement.

The initial term of the agreement is three years and then the agreement automatically renews in one-year terms unless either party provides the other party with at least sixty days written notice prior to the end of the term. Furthermore, either party may terminate at any time by providing three months written notice.

The Company recorded $2,133,398 and $331,998, respectively in expenses related to the Alamo agreement during the years ended December 31, 2014 and 2013.

8. Stockholders’ Equity

Common Stock

On February 10, 2014, the Company effected a one-for-five reverse split of its outstanding common stock pursuant to an amendment to the Company’s certificate of incorporation. As a result of the reverse stock split, each share of the Company’s common stock outstanding as of 9:00 a.m. on February 10, 2014 was automatically reclassified into one-fifth of a share of common stock. No fractional shares were issued as a result of the reverse split. Holders of common stock who would have otherwise received fractional shares of the Company’s common stock pursuant to the reverse split received cash in lieu of the fractional share. The reverse split reduced the total number of shares of the Company’s common stock outstanding from approximately 31.0 million shares to approximately 6.2 million shares. In addition, the number of shares of common stock subject to outstanding options, restricted stock units and warrants issued by the Company and the number of shares reserved for future issuance under the Company’s stock plans were reduced by a factor of five to proportionately reflect the reverse split. The reverse split was accounted for retroactively and reflected in our common stock, warrant, stock options and restricted stock activity as of and for the years ended December 31, 2013 and 2014.

On February 11, 2014, the Company entered into a Securities Purchase Agreement (the “February 2014 Purchase Agreement”) with certain institutional investors providing for the issuance and sale by the Company in a registered direct offering of 2,166,501 shares of the Company’s common stock at an offering price of $2.765 per share (the “February 2014 Share Offering”). In a concurrent private placement, the Company granted to those institutional investors a warrant to purchase one share of the Company’s common stock for each share purchased in the February 2014 Share Offering. The closing of the sale of the shares and warrants under the February 2014

Purchase Agreement and the concurrent private placement took place on February 18, 2014 for net proceeds of approximately $5,500,000 after deducting placement agent fees and other expenses totaling approximately $500,000. Each warrant entitles the holder to purchase shares of common stock for an exercise price per share equal to $2.64 and will be exercisable for five years from the closing.

On October 22, 2013, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors providing for the issuance and sale by the Company in a registered direct offering of 1,020,000 shares of the Company’s common stock at an offering price of $2.50 per share (the “Share Offering”). In a concurrent private placement, the Company granted to those institutional investors a warrant to purchase one share of the Company’s common stock for each share purchased in the Share Offering. The closing of the sale of the shares and warrants under the securities purchase agreement and the concurrent private placement took place on October 24, 2013 for net proceeds of approximately $2,300,000 after deducting placement agent fees and other expenses totaling approximately $248,000. Each warrant entitles the holder to purchase shares of common stock for an exercise price per share equal to $2.80, becomes exercisable six months after issuance and will be exercisable for five years from the initial exercise date.

On August 19, 2013, the Company entered into an At-The-Market (“ATM”) Sales Agreement (the “Sales Agreement”) with BTIG, LLC (“BTIG”), pursuant to which the Company may sell from time to time, through an “at-the-market” share offering program shares of its common stock, $0.01 par value per share. Also on August 19, 2013, the Company filed a prospectus supplement with the Securities and Exchange Commission in connection with the August 2013 offering of shares of common stock having an aggregate offering price of up to $2,730,000. As of December 31, 2013, the Company had sold 93,353 shares of common stock for gross proceeds of approximately $265,000 before deducting sales agent commissions and offering expenses of $140,000, in connection with the Sales Agreement. On October 17, 2013, the Company terminated the Sales Agreement in accordance with the provisions thereof.

Preferred Stock

On May 30, 2014, the Company entered into a Securities Purchase Agreement (the “May 2014 Purchase Agreement”) with certain investors providing for the purchase of a total of $12,499,920 of units consisting of (1) an aggregate of 12,499.92 shares of Series C-1 Preferred Stock (convertible into a total of 11,261,189 shares of Common Stock); (2) Five-Year Warrants to purchase an aggregate of 5,630,595 shares of Common Stock at an exercise price of $1.67 per share; and (3) Thirteen-Month Warrants to purchase an aggregate of 5,630,595 shares of Common Stock at an exercise price of $1.67 per share. The closing of the sale of the Series C-1 convertible preferred shares and warrants under the May 2014 Purchase Agreement took place in two closings on June 4, 2014 and June 5, 2014 for net proceeds of approximately $11.3 million, after deducting placement agent fees and other expenses totaling approximately $1,207,000. As of December 31, 2014, 12,383 shares of Series C-1 preferred stock have been converted into an aggregate 11,155,765 shares of common stock.

On December 28, 2012, the Company entered into a securities purchase agreement with certain institutional investors providing for the issuance and sale by the Company of $2,800,000 of shares of Series B-3 and Series B-4 convertible preferred stock (initially convertible into a combined total of 736,842 shares of common stock). In connection with the purchase of shares of Series B-3 and B-4 convertible preferred stock, each investor received warrants to purchase a number of shares of common stock equal to the number of shares of common stock into which such investor’s shares of Series B-3 and B-4 convertible preferred stock are convertible, at an exercise price equal to $5.25. Each warrant is exercisable at any time on or after the six-month anniversary of date of issuance (the “Initial Exercise Date”). One-half of the warrants are exercisable for two years from the Initial Exercise Date, but not thereafter, and the other half are exercisable for five years from the Initial Exercise Date, but not thereafter.

The closing date for the sale of these securities took place on December 31, 2012 for net proceeds of $2,515,728 with the cash being received by the Company in January 2013. Because the proceeds from the offering were not received until January 2013, the transaction has been accounted for in the year ended December 31, 2013. The offering required and received the approval of at least 67% of the then outstanding Series B-2 warrants holders.

The Series B-3 convertible preferred stock was issued pursuant to an effective shelf registration statement. The Series B-4 convertible preferred stock and the warrants were issued without registration. Accordingly, the investor may exercise those warrants and sell the underlying shares only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act. The Company has filed a registration statement with the SEC covering the resale of the shares of common stock issuable upon conversion of or in connection with the Series B-4 convertible preferred stock and upon exercise of the warrants registration was declared effective on April 10, 2013.

In connection with the Series B-3 and B-4 transaction, on December 28, 2012, the Company entered into an Amendment to Series B-2 Securities Purchase Agreement and Warrants with all of the current holders of warrants issued by the Company pursuant to the securities purchase agreement, dated April 6, 2012. Pursuant to the amendment, the warrant holders agreed to amend the April Purchase Agreement to permit the Company to conduct further financings below $5.00 and the Company agreed to amend the exercise price of the warrants issued to such warrant holders. In connection with the amendment, the exercise price of a total of 1,025,000 of $6.25 warrants was reduced to $5.00 and the exercise price of a total of 790,960 of $5.00 warrants was reduced to $4.00. Additionally, pursuant to the certificate of designations for Series B-2 preferred stock, the conversion price of the Company’s then outstanding shares of Series B-2 convertible preferred stock was adjusted from $5.00 to $3.80. The fair value of the warrant modifications was determined to be $238,593 and was recorded as an expense to general and administrative expense as of December 31, 2012. During the year ended December 31, 2014, investors in the B-4 preferred stock have converted 100 Series B-4 shares into 40,816 shares of common stock. During the year ended December 31, 2013, investors in the B-3 preferred stock converted all 2,550 shares into 671,048 shares of common stock and investors in the B-4 preferred stock have converted 150 Series B-4 shares into 61,224 shares of common stock.

On April 6, 2012, the Company entered into a securities purchase agreement with certain investors in connection with a registered public offering by the Company of 10,250 shares of the Company’s Series B-2 convertible preferred stock (which were initially convertible into a total of 2,050,000 shares of common stock) and warrants to purchase up to 1,025,000 shares of the Company’s common stock at an exercise price of $5.00 per share and warrants to purchase up to 1,025,000 shares of the Company’s common stock at an exercise price of $6.25 per share, for gross proceeds of $10,250,000. The closing of the sale of these securities took place on April 12, 2012 for net proceeds of $9,183,468.

Shares of Series B-2 preferred stock have a liquidation preference equal to $1,000 per share and, subject to certain ownership limitations, are convertible at any time at the option of the holder into shares of the Company’s common stock at an initial conversion price of $5.00 per share (adjusted to $2.45). The Series B-2 warrants represent the right to acquire shares of common stock at an exercise price of $5.00 per share and $6.25 per share and will expire on April 12, 2017. During the year ended December 31, 2014 there were no Series B-2 Preferred share conversions. During the year ended December 31, 2013, 1,060 Series B-2 Preferred shares were converted into 278,947 shares of common stock, 242,774 of the $4.00 Series B-2 warrants were exercised for proceeds of $971,099 and 50,000 of the $5.00 Series B-2 warrants were exercised for proceeds of $250,000.

Management evaluated the terms and conditions of the embedded conversion features based on the guidance of FASB ASC 815 to determine if there was an embedded derivative requiring bifurcation. Management concluded that the embedded conversion feature of the preferred stock was not required to be bifurcated because the conversion feature is clearly and closely related to the host instrument.

Management determined that there were no beneficial conversion features for the Series B-2 convertible preferred stock because the effective conversion price was equal to or higher than the fair value at the date of issuance.

During the year ended December 31, 2014, investors in the Series A preferred stock converted 110 Series A shares into 8,800 shares of common stock. During the year ended December 31, 2013, investors in the Series A preferred stock converted 250 Series A shares into 20,000 shares of common stock.

Warrants

In 2014, the Company recognized share-based compensation in accordance with the provisions of ASC 505, Equity, using a fair-value approach related to issuance of 1,449 warrants in the second quarter of 2014 at an exercise price of $3.45 per share to non-employees (i.e. consultants) in exchange for services in the amount of $939.

In 2013, the Company recognized share-based compensation in accordance with the provisions of ASC 505, Equity, using a fair-value approach related to issuance of 30,000 warrants in the first quarter of 2013 at an exercise price of $5.10 per share to non-employees (i.e. consultants) and the issuance of 7,246 warrants in the second quarter of 2013 at an exercise price of $3.45 to non-employees in exchange for services in the amount of $115,101 and $18,224, respectively.

The Company has a total of 17,505,025 warrants at a weighted-average price of $2.52 to purchase its common stock outstanding as of December 31, 2014, of which 14,505,025 are fully vested and exercisable. These warrants are summarized as follows:

Date	Price	Number of Shares	Life
February 26, 2010	$37.60	22,818	5 year
March 5, 2010	$37.60	665	5 year
October 26, 2010	$13.95	61,266	5 year
December 29, 2010	$12.50	180,000	5 year
December 27, 2011	$6.55	30,000	10 year
December 27, 2011	$6.55	10,000	10 year
January 20, 2012	$6.55	123,861	5 year
February 6, 2012	$7.50	30,000	5 year
April 16, 2012	$4.00	548,185	5 year
April 16, 2012	$5.00	975,000	5 year
December 31, 2012	$5.25	368,422	5 year
December 31, 2012	$5.25	368,422	2 year
February 22, 2013	$5.10	30,000	5 year
June 28, 2013	$3.45	7,246	5 year
October 22, 2013	$2.80	1,020,000	5 year
February 18, 2014	$2.64	2,166,501	5 year
May 19, 2014	$3.45	1,449	5 year
June 4, 2014	$1.67	5,630,595	13 months
June 4, 2014	$1.67	5,630,595	5 year
December 11, 2014	$0.83	175,000	8 year
December 11, 2014	$0.83	125,000	8 year

Total number of warrants outstanding at 12/31/14:		17,505,025

Common Stock Reserved for Future Issuance

The Company has reserved authorized shares of common stock for future issuance at December 31, 2014 as follows:

Outstanding stock options	1,142,101
Possible future issuance under stock option plan	445,577
Oncogenerix contingent consideration	178,329
Possible conversion of preferred shares	163,253
Outstanding warrants	17,505,025

19,434,285

The table above excludes 4,154,748 new stock options authorized effective January 1, 2015 for issuance under the evergreen provision of the 2008 Plan.

9. Share-Based Compensation

The Company has two share-based compensation plans, the 2008 Employee, Director, and Consultant Plan (the “2008 Plan”), and the 2003 Amended and Restated Employee, Director, and Consultant Plan (the “2003 Plan”), together referred to herein as the “Stock Plans”.

The 2008 Plan provides for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, and restricted stock and other stock awards. Options granted and shares underlying stock awards issued under the 2008 Plan vest over periods determined by the compensation committee of the board of directors.

The 2003 Plan provided for the granting of incentive stock options to employees and non-qualified stock options to employees, directors, and consultants of the Company or its subsidiaries. In connection with the adoption of the 2008 Plan, the 2003 Plan was frozen. As a result there were no shares of common stock available for future grants under the 2003 Plan at December 31, 2014 and 2013.

Incentive stock options and non-qualified stock options were granted under the Stock Plans through December 31, 2014. The options are exercisable for a period not to exceed ten years and vesting for the options and restricted shares granted to date range from being 100% fully vested at grant to 20% immediately vested and the remainder vesting over a three to five year period.

As of December 31, 2014, a total of 1,664,639 shares were authorized for grants under the Stock Plans, of which 445,577 were available for future grant. As of December 31, 2014 there were no restricted stock awards outstanding under the 2008 and 2003 Plans. As of December 31, 2014, a total of 1,141,779 and 322 stock options were outstanding under the 2008 Plan and 2003 Plans, respectively. As of January 1, 2015, the authorized options under the 2008 Plan increased by 4,154,748 pursuant to the evergreen provision contained in the 2008 Plan.

The following table summarizes the Company’s stock plan activity under all of the Company’s stock based compensation plans from January 1, 2013 through December 31, 2014:

	Available for Grant	Outstanding Options	Exercise Price
Balance at December 31, 2012	91,806	266,373	$8.15
Options authorized under the 2008 plan	852,381	—	—
Options granted	(460,502)	460,502	4.75
Options forfeited	70,881	(72,518)	10.75

Balance at December 31, 2013	554,566	654,357	5.45

Options authorized under the 2008 plan	378,755	—	—
Options granted	(564,598)	564,598	2.25
Options forfeited	76,854	(76,854)	4.21

Balance at December 31, 2014	445,577	1,142,101	$3.96

Effective with the adoption of FASB ASC 718, Compensation-Stock Compensation, as of January 1, 2006, the Company has elected to use the Black-Scholes option pricing model to determine the fair value of options granted. The Company has not paid and does not anticipate paying cash dividends; therefore the expected dividend rate is assumed to be 0%. Stock price volatility is based on an analysis of historical stock price data reported for a peer group of public companies and the Company. The expected life is the length of time options are expected to be outstanding before being exercised. The Company estimates expected life using the “simplified method” as allowed under the provision of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, Share-Based Payment. The simplified method uses an average of the option vesting period and the option’s original contractual term. The Company uses the implied yield of U. S. Treasury instruments with terms consistent with the expected life of options as the risk-free interest rate. FASB ASC 718 requires companies to estimate a forfeiture rate for options and accordingly reduce the compensation expense reported. The Company used historical data among other factors to estimate the forfeiture rate.

The fair value of stock options granted to employees and non-employee directors was estimated using a Black-Scholes option-pricing model and the following weighted-average assumptions:

	2014	2013
Estimated dividend yield	—	—
Expected stock price volatility	126.86%	116.14%
Expected life of option (in years)	5.86	5.85
Risk-free interest rate	1.81%	1.00%

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC 505, Equity, using a fair-value approach. The equity instruments, consisting of shares of restricted stock, stock options and warrants granted to lenders and consultants, are valued using the Black-Scholes valuation model. Measurement of share-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the term of the related financing or the period over which services are received.

The weighted average grant-date fair value of options granted during the years ended December 31, 2014 and 2013 were $1.99 and $3.90, respectively. There were no stock options exercised during the years ended December 31, 2014 and 2013. The Company did not realize a tax benefit from stock options exercised during the years ended December 31, 2014 and 2013.

The following summarizes certain information about fully vested stock options and stock options expected to vest as of December 31, 2014:

	Number of Options	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding	1,142,101	8.48	$3.96	$—
Exercisable	470,666	7.9	$5.30	$—

The following table summarizes certain information about the Company’s stock options outstanding as of December 31, 2014:

Exercise Price Range	Number of Shares Outstanding	Weighted Average Remaining Contractual Life (in years)	Number of Options Exercisable	Weighted Average Remaining Contractual Life (in years)
$0.82 – $1.21	181,348	9.44	5,500	9.78
$1.22 – $2.83	59,500	9.35	11,900	9.35
$2.84 – $3.03	299,750	9.17	64,750	9.17
$3.04 – $4.15	83,000	8.32	64,500	8.32
$4.16 – $4.95	46,000	8.17	18,900	8.18
$4.96 – $5.03	127,000	7.35	82,602	7.35
$5.04 – $5.76	222,154	8.15	102,155	8.13
$5.77 – $6.51	12,000	7.24	9,000	7.24
$6.52 – $8.40	99,000	6.99	99,000	6.99
$8.41 – $209.60	12,349	6.02	12,359	6.02

	1,142,101	8.48	470,666	7.90

The Company recognized stock option compensation expense for employees and non-employee directors as well as warrants and restricted stock to non-employees as follows:

	Year Ended December 31,
	2014	2013
Research and development	$51,938	$73,196
Sales and marketing	116,417	104,449
General and administration	614,885	507,814

Total stock-based compensation to employees and non-employee directors	783,240	685,459

Warrants and restricted stock to non-employees
Other income, net	$939	$18,224
General and administrative	30,000	115,101

Total stock-based compensation to non-employees	30,939	133,325
Total stock-based compensation	$814,179	$818,784

There was no stock option compensation expense for non-employees in exchange for services during the years ended December 31, 2014 and 2013.

As of December 31, 2014, there was $1,128,444 of total unrecognized compensation cost for non-vested share-based stock option compensation arrangements which is expected to be recognized over a weighted average period of 2.48 years.

Restricted Stock Activity

The Company did not issue shares of restricted stock to employees during the years ended December 31, 2014 and 2013.

The Company did not issue shares of restricted stock to members of the board during the years ended December 31, 2014 and 2013.

The Company recognized share-based compensation related to issuance of restricted stock to nonemployees in exchange for services totaling $30,000 and $248,800, respectively for the years ended December 31, 2014 and 2013.

	Outstanding Shares	Weighted Average Grant Date Fair Value
Nonvested restricted stock at December 31, 2012	32,000	$5.45
Restricted stock granted	8,000	5.00
Restricted stock cancelled	(40,000)	—

Nonvested restricted stock at December 31, 2013	—	—
Restricted stock granted	—	—
Restricted stock cancelled	—	—
Restricted stock vested	—	—

Nonvested restricted stock at December 31, 2014	—	$—

10. Employee Benefit Plan

The Company has a defined contribution employee benefit plan that covers all qualifying employees. The plan provides for voluntary employee contributions and a discretionary matching employer contribution equal to amounts that do not exceed the maximum amounts allowed by the Internal Revenue Service. There was no discretionary employer match and therefore no expense was recognized in 2014 and 2013.

11. Income Taxes

The expense (benefit) from income taxes for the years ended December 31, 2014 and 2013 are as follows:

	2014	2013
Current	$—	$28,584
Deferred	—	—

Expense (benefit) from income taxes	$—	$28,584

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities for federal income tax purposes are as follows at December 31:

	2014	2013
Deferred tax assets (liabilities):
Net operating loss carryforwards	$71,674,300	$73,290,980
Tax credits	2,558,000	2,830,008
Investments and other	913,700	1,737,240

Total deferred tax assets	75,146,000	77,858,228
Valuation allowance	(75,146,000)	(77,858,228)

Net deferred tax assets	$—	$—

The Company has provided a valuation allowance against the deferred tax assets recorded as of December 31, 2014 and 2013, due to uncertainties as to their ultimate realization. The increase in the valuation allowance in each period resulted primarily from the additional net operating loss carryforward generated.

For the years ended December 31, 2014 and 2013, the Company recorded a tax expense (benefit) of $0 and $28,584, respectively. For the year ended December 31, 2013, the Company recorded unrealized gains on its investments in available-for-sale securities in other comprehensive income. The expense of $28,584 for the year ended December 31, 2013 is due to the recognition of corresponding income tax expense associated with the realization of the value of the Company’s investment in MRI Interventions that the Company carried at fair market value during the same period. The corresponding income tax expense has been recorded in other comprehensive income. As of December 31, 2014 and 2013, respectively, the Company had approximately $207 million and $211 million of U.S. Federal net operating loss carryforwards that will begin to expire in 2018. These carryforwards will expire at various dates through 2037. As of December 31, 2014 and 2013, respectively, the Company also has approximately $39 million and $46 million of state net economic loss carryforwards that will begin to expire in 2022. Additionally, as of December 31, 2014 and 2013, respectively, the Company has research and development credits of approximately $2.6 million and $2.8 million for federal tax purposes that will begin to expire in 2027.

The Internal Revenue Code provides limitations on utilization of existing net operating losses and tax credit carryforwards against future taxable income based upon changes in share ownership. The Company believes it is highly likely these changes have occurred, and a significant portion of the net operating loss and R&D credit carryforwards could be permanently impaired.

Income taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision (benefit) for income taxes as follows:

	2014	2013
Expected federal tax benefit	$(2,791,000)	$(3,378,000)
State income taxes, net of federal benefit	(243,000)	(358,000)
Other permanent differences	202,000	47,000
NOLs and credits of dissolved subsidiary	1,315,000	1,806,000
Other	32,000	(60,416)
Change in valuation allowance	1,485,000	1,972,000

Income tax provision (benefit)	$—	$28,584

No unrecognized tax benefits exist as of December 31, 2014 and 2013.

Interim Financial Statements

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$7,004,743	$12,026,612
Accounts receivable, net	765,840	1,354,880
Inventory, net	175,633	265,280
Prepaid expenses and other assets, current portion	298,881	126,994

Total current assets	8,245,097	13,773,766
Furniture, fixtures and equipment, net	28,972	35,597
Restricted cash	12,892	12,888
Intangible assets, net	2,768,587	3,109,034
Goodwill	821,210	821,210

Total assets	$11,876,758	$17,752,495

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$620,532	$483,244
Accrued liabilities	662,501	669,863
Accrued compensation	944,419	1,153,109
License milestone liability	500,000	1,231,559
Deferred revenue and other reserves	265,866	200,161
Other financing agreements	104,170	—
Capital lease obligation, current portion	7,906	7,342

Total current liabilities	3,105,394	3,745,278
Deferred lease obligation	61,189	68,869
Capital lease obligation, net of current portion	18,117	22,217

Total liabilities	3,184,700	3,836,364
Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized at June 30, 2015 and December 31, 2014.
Series A Preferred stock, 4,800 shares designated, 468 shares issued and outstanding at June 30, 2015, and December 31, 20134.	5	5
Series B2 Preferred stock, 15,000 shares designated, 50 shares issued and outstanding at June 30, 2015 and December 31, 2014.	1	1
Series C1 Preferred stock, 12,500 shares designated, 117 shares issued and outstanding at June 30, 2015 and December 31, 2014.	1	1
Common stock, $0.01 par value, 75,000,000 shares authorized, 19,755,595 shares issued and outstanding at June 30, 2015 and December 31, 2014.	197,556	197,556
Additional paid-in capital	80,323,369	79,712,290
Accumulated deficit	(71,828,874)	(65,993,722)

Total stockholders’ equity	8,692,058	13,916,131

Total liabilities and stockholders’ equity	$11,876,758	$17,752,495

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net revenues	$990,777	$409,410	$1,642,981	$570,896

Operating expenses:
Cost of Sales	260,920	91,339	409,521	144,520
Sales and marketing	1,498,706	1,367,924	3,122,631	2,602,502
Research and development	370,238	311,573	733,480	679,180
General and administrative	1,371,398	1,102,929	2,846,919	2,360,287
Depreciation and amortization of intangibles	173,583	158,981	348,310	318,030

Total costs and expenses	3,674,845	3,032,746	7,460,861	6,104,519

Loss from operations	(2,684,068)	(2,623,336)	(5,817,880)	(5,533,623)

Other income (expense):
Other income, net	—	—	—	228,375
Interest income (expense), net	11	(17,151)	(17,272)	(34,001)

Other income (expense)	11	(17,151)	(17,272)	194,374

Net loss before income tax expense	(2,684,057)	(2,640,487)	(5,835,152)	(5,339,249)
Income tax expense	—	—	—	—

Consolidated net loss	(2,684,057)	(2,640,487)	(5,835,152)	(5,339,249)
Loss attributable to noncontrolling interest		57,426		98,107

Loss attributable to controlling interest	$(2,684,057)	$(2,583,061)	$(5,835,152)	$(5,241,142)

Basic and diluted net loss per common share attributable to controlling interest	$(0.14)	$(0.24)	$(0.30)	$(0.58)

Shares used in computing basic and diluted net loss per common share	19,755,595	10,738,143	19,755,595	8,980,945

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Unaudited)

Three Months ended June 30, 2015

	Series A Convertible Preferred Stock		Series B-2 Convertible Preferred Stock		Series C-1 Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2014	468	$5	50	$1	117	$1	19,755,595	$197,556	$79,712,290	$(65,993,722)	$13,916,131
Share-based compensation	—	—	—	—	—	—	—	—	611,079	—	611,079
Net loss	—	—	—	—	—	—	—	—	—	(5,835,152)	(5,835,152)

Balance at June 30, 2015	468	$5	50	$1	117	$1	19,755,595	$197,556	$80,323,369	$(71,828,874)	$8,692,058

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended June 30,
	2015	2014
Operating activities
Consolidated net loss	$(5,835,152)	$(5,339,249)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	348,310	318,030
Accretion of debt discount and other	18,441	33,809
Share-based compensation	611,079	474,533
Deferred lease obligation	(7,680)	2,767
Changes in operating assets and liabilities, net of effect of business acquisition:
Accounts receivable	589,040	(80,917)
Inventory	89,647	(19,203)
Prepaid expenses and other assets	885	91,220
Accounts payable and accrued liabilities	(763,059)	279,990
Other liability	—	—

Net cash used in operating activities	(4,948,489)	(4,239,020)

Investing activities
Purchases of furniture, fixtures and equipment	(1,238)	—

Net cash used in investing activities	(1,238)	—

Financing activities
Repayments of capital lease obligation	(3,536)	(1,868)
Repayments on other financing	(68,602)	(80,502)
Net proceeds from issuance of preferred stock and common stock	—	16,778,647
Change in restricted cash	(4)	(3)

Net cash (used in) provided by financing activities	(72,142)	16,696,274

Net (decrease) increase in cash and cash equivalents	(5,021,869)	12,457,254
Cash and cash equivalents at beginning of period	12,026,612	3,425,543

Cash and cash equivalents at end of period	$7,004,743	$15,882,797

Supplemental disclosure of non-cash financing activity
Shares issued to third party for services	$—	$15,000

The accompanying notes are an integral part of these consolidated financial statements.

DARA BIOSCIENCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. Basis of Presentation

The Company

DARA BioSciences, Inc. (the “Company”), headquartered in Raleigh, North Carolina is a specialty pharmaceutical company focused on the commercialization of oncology treatment and oncology supportive care products. Through its acquisition of Oncogenerix, Inc., which occurred on January 17, 2012, the Company acquired exclusive U.S. marketing rights to its first commercial, FDA-approved proprietary product license Soltamox® (tamoxifen citrate) oral solution. Soltamox has been approved by the U.S. Food and Drug Administration (“FDA”) for the prevention and treatment of breast cancer. On September 7, 2012 the Company entered into a license agreement with Helsinn Healthcare SA (“Helsinn”) to distribute, promote, market and sell Gelclair®, an FDA-cleared unique oral gel whose key ingredients are polyvinylpyrrolidone (PVP) and sodium hyaluronate (hyaluronic acid) for the treatment of certain approved indications in the United States, including the management of pain due to oral mucositis.

Alamo Pharma Services (“Alamo”) provides the Company with a dedicated national sales team of 20 sales representatives to promote its commercial products (the “Sales Team”). Pursuant to an agreement, exclusive to the oncology market, with Mission Pharmacal (“Mission”), Alamo’s parent company, Mission shares in the costs and expenses of the Sales Team. The Sales Team promotes the Company’s products Soltamox (tamoxifen citrate) and Gelclair and, upon its launch later in 2015, will promote Oravig. The Sales Team also promotes two Mission products: Ferralet® 90, and Aquoral®. The Company’s agreements with Alamo and Mission expand the Company’s presence in oncology supportive care and the Mission products complement its portfolio in presenting comprehensive offerings to the oncologist. The Company believes its engagement of the 20-person Sales Team helps us increase the Company’s revenues and its product portfolio’s market acceptance.

On March 9, 2015, the Company entered into a commercialization agreement with Onxeo SA (“Onxeo”), giving the Company the exclusive, sublicensable, rights to distribute, promote, market and sell Oravig® in the United States as well as the right to seek regulatory approval for Oravig in Canada. Oravig is the first and only orally-dissolving buccal tablet approved for oral thrush and is expected to launch in 2015. At the same time that the Company acquired the exclusive rights to Oravig from Onxeo, it entered into a co-promotion agreement with Mission for Mission to exclusively promote Oravig in the primary care market. Upon launch, Mission will utilize their existing primary care sales force to promote the product within that market segment. In consideration for receiving the exclusive rights to Oravig, the Company will make certain milestone payments at defined sales thresholds.

On June 3, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Midatech Pharma PLC, a public limited company organized under the laws of England and Wales (“Midatech”), Merlin Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Midatech (the “Merger Sub”), Duke Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Midatech (the “Secondary Merger Sub”) and Shareholder Representative Services, LLC, a Colorado limited liability company, solely as a representative of the stockholders of the Company (the “Stockholder Representative”), pursuant to which (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger (the “Surviving Corporation”) as the wholly owned subsidiary of Midatech and (ii) immediately following the Merger, Midatech will cause the Surviving Corporation to merge with and into Secondary Merger Sub (the “Secondary Merger”), with Secondary Merger Sub surviving the Secondary Merger as the wholly owned subsidiary of Midatech.

Pursuant to the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, each share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (other than

(i) any share of Common Stock that is outstanding immediately prior to the effective time of the Merger and that is held by a stockholder of the Company who has perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares (the “Dissenting Shares”), (ii) any shares held by the Company as treasury stock, (iii) any shares authorized but unissued or (iv) shares of Common Stock held by Midatech, Merger Sub or any wholly owned subsidiary of Midatech or of the Company) will be converted into rights to receive, without interest, (i) 0.272 ordinary shares (the “Midatech Ordinary Shares”) of Midatech (the “Per Share Stock Consideration”) plus (ii) one contingent value right (“CVR”), which represents the right to receive contingent payments if specified milestones are achieved within agreed time periods, subject to and in accordance with the terms and conditions of the Contingent Value Rights Agreement (as described below). All Midatech Ordinary Shares will be delivered to the holders of Common Stock in the form of American Depositary Receipts, each representing the right to receive such number of Midatech Ordinary Shares as Midatech may determine to be the optimum number of shares (the “Midatech Depositary Shares”).

The Merger Agreement includes a collar provision under which the Exchange Ratio is subject to adjustment in the event the Exchange Ratio Market Value (as defined in the Merger Agreement) determined one business day prior to closing is less than $1.08 or greater than $1.32. In such event, the Exchange Ratio shall be determined as follows: (1) if the Exchange Ratio Market Value is an amount less than $1.08, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.08 by the Exchange Ratio Market Value (subject to a maximum Exchange Ratio of 0.306); and (2) if the Exchange Ratio Market Value is an amount greater than $1.32, then the Exchange Ratio shall be equal to the quotient obtained by dividing $1.32 by the Exchange Ratio Market Value (subject to a minimum Exchange Ratio of 0.249).

In lieu of receiving any fractional shares of Midatech Depositary Shares, holders of Common Stock will receive from Midatech an amount of cash, without interest, less the amount of any withholding taxes, equal to the product of (i) such fraction, multiplied by (ii) the U.S. Dollar equivalent of the closing price of Midatech Ordinary Shares underlying Midatech Depositary Shares on the Alternative Investment Market of the London Stock Exchange on the last trading day preceding the Closing Date (as defined in the Merger Agreement).

The Per Share Stock Consideration and one CVR, together with any cash to be paid in lieu of fractional shares of Midatech Depositary Shares to be paid, are collectively referred to herein as the “Per Share Merger Consideration.” Additionally, under the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, each share of issued and outstanding Series A Convertible Preferred Stock, Series B-2 Convertible Preferred Stock and Series C-1 Convertible Preferred Stock, other than Dissenting Shares, will be converted into the right to receive, without interest, $1,000 in cash.

Each outstanding and unexercised warrant to purchase shares of Common Stock (the “Warrant”) as of immediately prior to the effective time of the Merger will be assumed or substituted by Midatech in accordance with the terms of such Warrant and, as of the effective time of the Merger, (i) will be exercisable for (A) the number of whole shares of Midatech Ordinary Shares equal to the product of the number of shares of Common Stock that were issuable upon exercise of such Warrant immediately prior to the effective time of the Merger multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Midatech Ordinary Shares and (B) one CVR multiplied by the total number of shares of Common Stock that were issuable upon exercise of such Warrants immediately prior to the effective time of the Merger, and (ii) the per share exercise price for each share of Midatech Ordinary Shares issuable upon exercise of Warrants so converted will be equal to the quotient determined by dividing the exercise price per share of Common Stock at which such Warrant was exercisable immediately prior to the effective time of the Merger by the Exchange Ratio, rounded up to the nearest whole cent. All Midatech Ordinary Shares delivered to the holders of Warrants will be delivered in the appropriate amount of Midatech Depositary Shares.

The Company has a clinical development asset, KRN5500, which is a Phase 2 product candidate targeted for treating patients with painful treatment-refractory chronic chemotherapy induced peripheral neuropathy

(CCIPN). In July of 2004, the Company obtained an exclusive worldwide license (excluding Australia, New Zealand and Asia) to compounds from Kirin Brewery Co., Ltd. (now Kyowa Hakko Kirin Co., Ltd.) of Japan for the treatment of pain and central and peripheral nervous system conditions or diseases. In May of 2004, the Company also entered into an exclusive worldwide license with Massachusetts General Hospital related to the use of certain spicamycin derivatives for use in treating pain.

KRN5500 was designated a Fast Track Drug by the FDA in 2011. Fast Track designation is intended to facilitate the development and expedite review of drugs and biologics intended to treat serious or life-threatening conditions and for those products that demonstrate the potential to address unmet medical needs. On February 21, 2014 the FDA granted Orphan Drug Designation to KRN5500 for the parenteral treatment of painful CCIPN that is refractory to conventional analgesics. On June 16, 2014 the FDA granted Orphan Drug Designation to KRN5500 for treatment of multiple myeloma. Upon receipt of FDA approval, orphan drug designation provides extended market exclusivity, tax benefits, and the waiver of certain fees associated with the FDA approval process. On April 8, 2015 the Company received notice of allowance from the US Patent Office for a modified formulation of KRN5500 that will allow a simplified dosing regimen. On July 9, 2015 the FDA provided formal agreement with the Company’s proposed development plan, including design of the Phase 2b dose-escalation strategy in cancer patients with CCIPN. The FDA also indicated agreement with proposed bridging studies for the new KRN5500 formulation. The Company is evaluating options to support further development of KRN5500 and is determining whether further internal development of KRN5500 could be beneficial to the Company’s partnering efforts.

The Company launched Soltamox in the U.S. in late 2012 and subsequently launched its second product, Gelclair in the second quarter of 2013. In the near-term, the Company’s ability to generate revenues is substantially dependent upon sales of Soltamox and Gelclair in the U.S. The Company completed financings in February 2014 and June 2014, raising approximately $5.5 million and $11.3 million, respectfully in net proceeds through the issuance of preferred stock and warrants. See Note 3. Based on the Company’s current operating plan, the Company believes that its existing cash, cash equivalents and marketable securities provide for sufficient resources to fund its currently planned operations into the first quarter of 2016.

On February 10, 2014, the Company effected a one-for-five reverse split of its outstanding common stock pursuant to an amendment to the Company’s certificate of incorporation. As a result of the reverse stock split, each share of the Company’s common stock outstanding as of 9:00 a.m. on February 10, 2014 was automatically reclassified into one-fifth of a share of common stock. No fractional shares were issued as a result of the reverse split. Holders of common stock who would have otherwise received fractional shares of the Company’s common stock pursuant to the reverse split received cash in lieu of the fractional share. The reverse split reduced the total number of shares of the Company’s common stock outstanding from approximately 31.0 million shares to approximately 6.2 million shares. In addition, the number of shares of common stock subject to outstanding options, restricted stock units and warrants issued by the Company and the number of shares reserved for future issuance under the Company’s stock plans were reduced by a factor of five to proportionately reflect the reverse split. The reverse split was accounted for retroactively and is reflected in our common stock, warrant, stock option and restricted stock activity as of and for the year ended December 31, 2014 and the periods ended June 30, 2015 and 2014. Unless stated otherwise, all share data in this Quarterly Report on Form 10-Q has been adjusted, as appropriate, to reflect the reverse split.

The Company’s business is subject to significant risks consistent with specialty pharmaceutical and biotechnology companies that develop/distribute products for human therapeutic use. These risks include, but are not limited to, potential product liability, uncertainties regarding research and development, including in connection with any development partner, access to capital, obtaining and enforcing patents and/or licenses, receiving any required regulatory approval and the current regulatory environment in which we sell our products, and competition with other biotechnology and pharmaceutical companies.

Unaudited Interim Financial Statements

The accompanying unaudited interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and applicable Securities and Exchange Commission (“SEC”) regulations for interim financial information. These financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary to present fairly the consolidated balance sheets, consolidated statements of operations, consolidated statements of cash flows, and consolidated statement of stockholders’ equity for the periods presented in accordance with GAAP. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2015.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to SEC rules and regulations.

The consolidated balance sheet at December 31, 2014 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

For further information refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2014. References to “we”, “us”, “our”, or the “Company” refer to DARA BioSciences, Inc.

Recent Accounting Pronouncements

There have been no recent accounting pronouncements that have significance, or potential significance, to our consolidated financial statements.

Recent Accounting Pronouncements Not Yet Effective

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606).” ASU 2014-09 completes the joint effort by the FASB and International Accounting Standards Board (“IASB”) to improve financial reporting by creating common revenue recognition guidance for U.S. GAAP and International Financial Reporting Standards (“IFRS”). ASU 2014-09 applies to all companies that enter into contracts with customers to transfer goods or services. ASU 2014-09 is effective for public entities for interim and annual reporting periods beginning after December 15, 2016. Early application is not permitted and entities have the choice to apply ASU 2014-09 either retrospectively to each reporting period presented or by recognizing the cumulative effect of applying ASU 2014-09 at the date of initial application and not adjusting comparative information. The Company is currently evaluating the requirements of ASU 2014-09 and has not yet determined its impact on the Company’s consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, which defines management’s responsibility to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date the financial statements are issued and to provide related footnote disclosures in certain circumstances. In connection with each annual and interim period, management must assess if there is substantial doubt about the company’s ability to continue as a going concern within one year after the issuance date. Disclosures are required if conditions give rise to substantial doubt. This standard is effective for all companies in the first annual period ending after December 15, 2016, and interim periods thereafter, with early adoption permitted. The Company does not expect this ASU will have a material impact on its consolidated financial statements.

2. Summary of Significant Accounting Policies

Principles of Consolidation

During 2014, the Company merged DARA Pharmaceuticals, Inc. into DARA BioSciences, Inc. and dissolved Oncogenerix, Inc. The Company reacquired the remaining 25% minority interest in DARA Therapeutics held by Massachusetts General Hospital (“MGH”). Accordingly, the 2014 consolidated financial statements include the accounts of DARA BioSciences, Inc. and its wholly-owned subsidiary, DARA Therapeutics, Inc. The Company has control of all subsidiaries, and as such, they are all consolidated in the presentation of the consolidated financial statements. All significant intercompany transactions have been eliminated in the consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate their fair value.

Fair Value Measures

The Company utilizes FASB ASC 820, Fair Value Measurements and Disclosures, to value its financial assets and liabilities. FASB ASC 820’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect our market assumptions. FASB ASC 820 classifies these inputs into the following hierarchy:

Level 1 Inputs – Quoted prices for identical instruments in active markets.

Level 2 Inputs – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs – Instruments with primarily unobservable value drivers.

In determining fair value, the Company utilizes techniques to optimize the use of observable inputs, when available, and minimize the use of unobservable inputs to the extent possible. As such, the Company has utilized Level 1 for the valuation of its available-for-sale investment.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and marketable securities. The Company maintains cash deposits with a federally insured bank that may at times exceed federally insured limits. The majority of funds in excess of the federally insured limits are held in sweep investment accounts collateralized by the securities in which the funds are invested. As of June 30, 2015 and December 31, 2014, the Company had bank balances of $7,033,743 and $11,811,816, respectively, in excess of federally insured limits of $250,000 held in non-investment accounts. In addition, our top four customers, Lindencare, Cardinal Health, McKesson Corporation, and Amerisource Bergen Corporation collectively represented 96% and 99.9% of our gross trade accounts receivable as of June 30, 2015 and December 31, 2014, respectively.

Accounts Receivable

Accounts receivable at December 31, 2014 includes trade accounts receivable and a receivable from the FDA of approximately $619,000 to be refunded to the Company due to a reduction in Prescription Drug User Fee Act (“PDUFA”) fees resulting from a waiver granted by the FDA in 2014. The refund from the FDA was received in the first quarter of 2015.

Inventories

Inventories at June 30, 2015 and December 31, 2014 were $175,633 and $265,280, respectively and consisted of finished goods. The Company states finished goods inventories at the lower of cost (which approximates actual cost on a first-in, first-out cost method) or market value. In evaluating whether inventories are stated at the lower of cost or market, management considers such factors as the amount of inventory on hand and in the distribution channel, estimated time required to sell such inventory, remaining shelf life, and current and expected market conditions, including levels of competition. Inventory adjustments are measured as the difference between the cost of the inventory and estimated market value based upon assumptions about future demand and charged to the provision for inventory, which is a component of cost of sales. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase in that newly established cost basis. During the three and six months ended June 30, 2015, the Company recorded an inventory write down of approximately $50,000 associated with inventory still in its warehouse that is approaching product expiration.

Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are recorded at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method.

Sales and Marketing Costs

Sales and marketing costs consist of salaries, commissions, and benefits to sales and marketing personnel, sales personnel travel and operating costs, contract sales force costs including pass-throughs, marketing programs, administration costs and advertising costs.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development costs include personnel and personnel related costs, formulation and API manufacturing costs, process development, research costs, patent costs, pharmacovigilance costs, PDUFA fees, regulatory costs and other consulting and professional services.

Goodwill and Intangible Assets

Acquired businesses are accounted for using the acquisition method of accounting, which requires that assets acquired, including identifiable intangible assets, and liabilities assumed be recorded at fair value, with limited exceptions. Any excess of the purchase price over the fair value of the net assets acquired is recorded as goodwill. If the acquired net assets do not constitute a business, the transaction is accounted for as an asset acquisition and no goodwill is recognized. Other purchases of intangible assets, including product rights are recorded at cost.

Product rights are amortized over the estimated useful life of the product or the license agreement term on a straight-line or other basis to match the economic benefit received. Amortization begins once product rights are secured. The Company evaluates its product rights on an ongoing basis to determine whether a revision to their useful lives should be made. This evaluation is based on its projection of the future cash flows associated with the products. As of June 30, 2015 and December 31, 2014, the Company had an aggregate of $2.8 million and $3.1 million, respectively, in capitalized product rights, which it expects to amortize over remaining periods of approximately 3.0 to 7.2 years.

Goodwill is reviewed for impairment on an annual basis or more frequently if events or circumstances indicate potential impairment. The Company’s goodwill evaluation is based on both qualitative and quantitative assessments regarding the fair value of goodwill relative to its carrying value. The Company assesses qualitative factors to determine if its sole reporting unit’s fair value is more likely than not to exceed its carrying value, including goodwill. In the event the Company determines that it is more likely than not that its reporting unit’s fair value is less than its carrying amount, quantitative testing is performed comparing recorded values to estimated fair values. If the fair value exceeds the carrying value, goodwill is not impaired. If the carrying value exceeds the fair value, an impairment charge is recognized through a charge to operations based upon the excess of the carrying value of goodwill over the implied fair value. There was no impairment to goodwill recognized during the three and six months ended June 30, 2015.

The Company evaluates the recoverability of its intangible assets subject to amortization and other long-lived assets whenever events or changes in circumstances suggest that the carrying value of the asset or group of assets is not recoverable. The Company measures the recoverability of assets by comparing the carrying amount to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment charge equals the amount by which the carrying amount of the assets exceeds the fair value. Any write-downs are recorded as permanent reductions in the carrying amount of the assets. There was no impairment to intangible assets recognized during the three and six months ended June 30, 2015.

Under its license agreement for Soltamox, the Company is required to meet minimum sales requirements during the license agreement’s term. It is unlikely that the Company will meet those thresholds as of the end of 2015. The Company is in discussions with the licensor to amend the applicable thresholds for sales of Soltamox. The Company believes it will be able to amend the license agreement to lower the minimum sales requirements and maintain terms that provide adequate economic benefits to the Company. In assessing the potential impairment of the Soltamox intangible, the Company has considered the probability of the potentialamendments to the license agreements. However, if the agreement is not amended or amended with significantly different terms, the related intangible could become impaired and any resulting impairment would be reflected in the period in which that information becomes known.

Revenue Recognition

The Company recognizes revenue when there is persuasive evidence that an arrangement exists, title has passed, collection is reasonably assured and the price is fixed or determinable The Company sells Soltamox mostly to wholesalers who, in-turn, sell the product to hospitals and other end-user customers. Sales to wholesalers provide for selling prices that are fixed on the date of sale, although the Company offers certain discounts to group purchasing organizations and governmental programs. The wholesalers take title to the product, bear the risk of loss of ownership, and have economic substance to the inventory.

The Company allows for product to be returned beginning prior to and following product expiration. During the quarter ended June 30, 2015, the Company determined that its wholesalers’ inventories had been reduced to normalized amounts and that it now had sufficient experience with Soltamox and the related wholesaler distribution channel to reasonably estimate product returns from its wholesalers while the wholesalers are still holding inventory. Therefore, effective June 30, 2015, the Company is no longer deferring the recognition of Soltamox revenue with the exception of one wholesaler for whom the Company will continue to defer revenue recognition until it has obtained sufficient sales history to reasonably estimate that wholesalers’ returns and until that wholesaler’s inventory levels are reduced to normalized amounts. Shipments of Soltamox that are not recognized as revenue are treated as deferred revenue until evidence exists to confirm that pull through sales to retail and specialty pharmacies or other end-user customers have occurred. Soltamox revenue is recognized from products sales directly to hospitals, clinics, pharmacies and other end-user customers at the time of direct shipment.

Revenue from Gelclair sales is recognized when the merchandise is shipped to both wholesalers and direct sales to hospitals, clinics, pharmacies and other end-user customers as the Company believes it has achieved normalized inventory levels for Gelclair.

The Company recognizes sales allowances as a reduction of revenues in the same period the related revenue is recognized. Sales allowances are based on amounts owed or to be claimed on the related sales. These estimates take into consideration the terms of our agreements with wholesale distributors and the levels of inventory within the distribution channels that may result in future discounts taken. The Company must make significant judgments in determining these allowances. If actual results differ from our estimates, we will be required to make adjustments to these allowances in the future, which could have an effect on revenue in the period of adjustment. The following briefly describes the nature of each provision and how such provisions are estimated:

•	Payment discounts are reductions to invoiced amounts offered to customers for payment within a specified period and are estimated upon shipment utilizing historical customer payment experience.

•	The returns provision is based on management’s return experience for similar products and is booked as a percentage of product sales recognized during the period. These recognized sales include shipments that have occurred out of wholesalers as well as direct shipments made by the Company to other third party purchasers. As the Company gains greater experience with actual returns related to its specific products the returns provisions and related reserves will be adjusted accordingly. The returns reserve is recorded as a reduction of revenue in the same period the related product sales revenue is recognized and is included in accrued expenses.

•	Generally, credits may be issued to wholesalers for decreases that are made to selling prices for the value of inventory that is owned by the wholesaler at the date of the price reduction. Price adjustment credits are estimated at the time the price reduction occurs and the amount is calculated based on the level of the wholesaler inventory at the time of the reduction.

•	There are arrangements with certain parties establishing prices for products for which the parties independently select a wholesaler from which to purchase. Such parties are referred to as indirect customers. A chargeback represents the difference between the sales invoice price to the wholesaler and the indirect customer’s contract price, which is lower. Provisions for estimating chargebacks are calculated primarily using historical chargeback experience, contract pricing and sales information provided by wholesalers and chains, among other factors. The Company recognizes chargebacks in the same period the related revenue is recognized.

Share-Based Compensation Valuation and Expense

Share-based compensation for stock and stock-based awards issued to employees and non-employee directors, is accounted for using the fair value method prescribed by FASB ASC 718, Stock Compensation, and, is recorded as a compensation charge based on the fair value of the award on the date of grant. Share based compensation for stock and stock-based awards issued to non-employees in which services are performed in exchange for the Company’s common stock or other equity instruments is accounted for using the fair value method prescribed by FASB ASC 505-50, Equity-Based Payment to Non-Employees, and is recorded on the basis of the fair value of the service received or the fair value of the equity instruments issued, whichever is more readily measurable at the date of issuance. See Note 4 for further information.

Income Taxes

The Company uses the liability method in accounting for income taxes as required by FASB ASC 740, Income Taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. At June 30, 2015 and December 31, 2014 a valuation allowance has been recorded to reduce the net deferred tax asset to zero.

The Company’s policy for recording interest and penalties is to record them as a component of interest income (expense), net.

Net Loss Per Common Share

The Company calculates its basic loss per share in accordance with FASB ASC 260, Earnings Per Share, by dividing the earnings or loss applicable to common stockholders by the weighted-average number of common shares outstanding for the period less the weighted average unvested common shares subject to forfeiture and without consideration for common stock equivalents. Diluted loss per share is computed by dividing the loss applicable to common stockholders by the weighted-average number of common share equivalents outstanding for the period less the weighted average unvested common shares subject to forfeiture and dilutive common stock equivalents for the period determined using the treasury-stock method. For purposes of this calculation, in-the-money options and warrants to purchase common stock and convertible preferred stock are considered to be common stock equivalents but are not included in the calculation of diluted net loss per share for the three and six month periods ended June 30, 2015 and 2014 as their effect is anti-dilutive. For the three and six month periods ended June 30, 2015 the following in-the-money common stock equivalents have been excluded from the calculation because their inclusion would be anti-dilutive: 1,585,456 options with a weighted average exercise price of $0.77. For the three and six month periods ended June 30, 2014 the following in-the-money common stock equivalents have been excluded from the calculation because their inclusion would be anti-dilutive: 481,711 common stock equivalents from the Series C-1 preferred stock with a conversion price of $1.11 and 153,848 options with a weighted average exercise price of $1.17.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net loss attributable to controlling interest	$(2,684,057)	$(2,583,061)	$(5,835,152)	$(5,241,142)

Basic and diluted net loss per common share attributable to controlling interest:
Weighted-average shares used in computing basic and diluted net loss per common share	19,755,595	10,738,143	19,755,595	8,980,945

Basic and diluted net loss per common share attributable to controlling interest	$(0.14)	$(0.24)	$(0.30)	$(0.58)

3. Stockholders’ Equity

On May 30, 2014, the Company entered into a Securities Purchase Agreement (the “May 2014 Purchase Agreement”) with certain investors providing for the purchase of a total of $12,499,920 of units consisting of (1) an aggregate of 12,499.92 shares of Series C-1 Preferred Stock (convertible into a total of 11,261,189 shares of Common Stock); (2) Five-Year Warrants to purchase an aggregate of 5,630,595 shares of Common Stock at an exercise price of $1.67 per share; and (3) Thirteen-Month Warrants to purchase an aggregate of 5,630,595 shares of Common Stock at an exercise price of $1.67 per share. The closing of the sale of the Series C-1 convertible preferred shares and warrants under the May 2014 Purchase Agreement took place in two closings on June 4, 2014 and June 5, 2014 for net proceeds of approximately $11.3 million, after deducting placement agent fees and other expenses totaling approximately $1,200,000. As of June 30, 2015, 12,382.92 shares of Series C-1 preferred stock have been converted into an aggregate 11,155,765 shares of common stock.

On February 5, 2014, the Company filed with the Delaware secretary of state a certificate of amendment to the Company’s certificate of incorporation in order to effect a one-for-five reverse split of its outstanding common stock. As a result of the reverse stock split, each share of the Company’s common stock outstanding as of 9:00 a.m. on February 10, 2014 was automatically reclassified into one-fifth of a share of common stock. No fractional shares were issued as a result of the reverse split. Holders of common stock who would have otherwise received fractional shares of the Company’s common stock pursuant to the reverse split received cash in lieu of the fractional share. The reverse split reduced the total number of shares of the Company’s common stock outstanding from approximately 31.0 million shares to approximately 6.2 million shares. In addition, the number of shares of common stock subject to outstanding options, restricted stock units and warrants issued by the Company and the number of shares reserved for future issuance under the Company’s stock plans were reduced by a factor of five to proportionately reflect the reverse split. The reverse split was accounted for retroactively and reflected in the Company’s common stock, warrant, stock options and restricted stock activity as of and for the year ended December 31, 2014 and for the periods ended June 30, 2015 and 2014.

On February 11, 2014, the Company entered into a Securities Purchase Agreement (the “February 2014 Purchase Agreement”) with certain institutional investors providing for the issuance and sale by the Company in a registered direct offering of 2,166,501 shares of the Company’s common stock at an offering price of $2.765 per share (the “February 2014 Share Offering”). In a concurrent private placement, the Company granted to those institutional investors a warrant to purchase one share of the Company’s common stock for each share purchased in the February 2014 Share Offering. The closing of the sale of the shares and warrants under the February 2014 Purchase Agreement and the concurrent private placement took place on February 18, 2014 for net proceeds of approximately $5,500,000 after deducting placement agent fees and other expenses totaling approximately $500,000. Each warrant entitles the holder to purchase shares of common stock for an exercise price per share equal to $2.64 and will be exercisable for five years from the closing.

During the six month period ended June 30, 2014, investors in the Series A preferred stock converted 10 Series A shares into 800 shares of common stock, investors in the Series B-4 preferred stock converted 100 Series B-4 shares into 40,816 shares of common stock, and investors in the Series C-1 preferred stock converted 11,965.22 Series C-1 shares into 10,779,461 shares of common stock. After such conversions, there were no shares of Series B-4 preferred stock remaining outstanding.

4. Share-based Compensation

Effective with the adoption of FASB ASC 718, Compensation-Stock Compensation, the Company has elected to use the Black-Scholes option pricing model to determine the fair value of options granted. Share price volatility has historically been based on an analysis of historical stock price data reported for a peer group of public companies. Beginning with the first quarter of 2014 share price volatility is based on an analysis of historical stock price data for the Company. The expected life is the length of time options are expected to be outstanding before being exercised. The Company estimates expected life using the “simplified method” as allowed under the provision of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, Share-Based Payment. The simplified method uses an average of the option vesting period and the option’s original contractual term. The Company uses the implied yield of U. S. Treasury instruments with terms consistent with the expected life of options as the risk-free interest rate. FASB ASC 718 requires companies to estimate a forfeiture rate for options and accordingly reduce the compensation expense reported. The Company used historical data among other factors to estimate the forfeiture rate.

The fair value of options granted to employees and non-employee directors for the three and six months ended June 30, 2015 was estimated using a Black-Scholes option-pricing model with the following weighted-average assumptions:

	Three months ended June 30, 2015	Six months ended June 30, 2015
Expected dividend yield	—%	—%
Expected volatility	96.74%	100.00%
Weighted-average expected life (in years)	5.80	5.90
Risk free interest rate	1.76%	1.65%
Forfeiture rate	7.86%	8.70%

The Company’s consolidated statements of operations for the three and six months ended June 30, 2015 and 2014, respectively, include the following share-based compensation expense related to issuances of stock options to employees and non-employee directors as well as warrants to non-employees as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Options to Emplyees and Non-employee Directors
Research and development	$8,882	$16,358	$20,509	$53,335
Sales and marketing	28,932	20,565	82,761	64,290
General and administrative	186,999	120,373	507,809	340,969

Total stock-based compensation to employees and non-employee directors	224,813	157,296	611,079	458,594

Warrants to non-employees
Other income, net	—	939	—	939
General and administrative	—	15,000	—	15,000

Total stock-based compensation to non-employees	—	15,939	—	15,939
Total stock-based compensation	$224,813	$173,235	$611,079	$474,533

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC 505 Equity, using a fair-value approach. The equity instruments, consisting of shares of restricted stock, stock options and warrants granted to lenders and consultants, are valued using the Black-Scholes valuation model. Measurements of share-based compensation is subject to periodic adjustments as the underlying equity instruments vest and are recognized as an expense over the term of the related financing or the period over which services are received.

The Company recognized $15,000 in share-based compensation related to issuance of 12,000 shares of restricted stock to non-employees (i.e. consultants) in exchange for services during the three and six months ended June 30, 2014. The Company recognized $939 in share-based compensation related to the issuance of 1,449 warrants in the second quarter of 2014 at an exercise price of $3.45 issued to non-employees in exchange for services during the three and six months ended June 30, 2014. Unrecognized share-based compensation expense, including time-based options and, performance-based options expected to be recognized over an estimated weighted-average amortization period of 2.7 years was $1.4 million at June 30, 2015 and over an estimated weighted-average amortization period of 2.9 years was $1.5 million at June 30, 2014.

A summary of activity under the Company’s stock option plans for the six months ended June 30, 2015 is as follows:

	Shares Available for Grant	Subject to Outstanding Options	Average Exercise Price
Balance at December 31, 2014	445,577	1,142,101	$3.96
2008 Stock Plan increase	4,154,748	—	—
Options granted	(1,191,000)	1,191,000	0.79
Options forfeited	54,850	(54,850)	(2.94)

Balance at March 31, 2015	3,464,175	2,278,251	$2.33

Options granted	(406,456)	406,456	0.70
Options forfeited	13,156	(13,156)	2.65

Balance at June 30, 2015	3,070,875	2,671,551	$2.08

5. Commitments and Contingencies

From time to time, the Company is exposed to various claims, threats, and legal actions in the ordinary course of business. In November, 2012, a suit was filed in the United States District Court District of Columbia naming the Company as a defendant. The plaintiff in the suit is GlycoBioSciences, Inc. Also named as defendant is Innocutis Holdings LLC (“Innocutis”), licensor of the product Bionect, which the Company marketed under a Marketing Agreement with Innocutis until April 1, 2015. Plaintiff alleges that defendants’ distribution and sale of Bionect infringes on certain of plaintiff’s patents and plaintiff seeks to enjoin defendants’ alleged patent infringement and seeks unspecified damages and costs. Pursuant to the Company’s Marketing Agreement with Innocutis, Innocutis is required to indemnify the Company in connection with this lawsuit, an obligation which survived the termination, on April 1, 2015, of the Marketing Agreement between the Company and Innocutis. As a result, Innocutis has assumed the Company’s defense. The defendants filed a motion to dismiss the complaint on February 1, 2013. On June 26, 2014, counsel for the defendants notified the Court that the United States Patent and Trademark Office had completed a reexamination of two patents which underlie the suit and also filed a Motion to Dismiss. On August 25, 2014, plaintiff filed an amended complaint asserting that defendants infringed on certain patents relating to the sale of Bionect. On September 25, 2014, defendants filed an answer and asserted various affirmative defenses and counterclaims. On April 16, 2015, plaintiff filed a Motion to Dismiss defendant’s Amended Complaint. The Motion to Dismiss was denied by the Court on June 10, 2015. The Court has ordered that fact discovery commence not earlier than January 1, 2016, and that it be completed not later than April 22, 2016. Additional discovery and expert reports are to be submitted at intervals throughout 2016 culminating in dispositive motions being filed on or before August 26, 2016. No assurance can be given regarding the outcome of this litigation. However, the Company believes the plaintiff’s claims are substantially without merit and the resolution of this matter will not have a material adverse effect on the Company’s financial position or results of operations.

In July, 2014, a suit was filed in the United States District Court District of Columbia naming the Company as a defendant. The plaintiff in the suit is GlycoBioSciences Inc. Also named as a defendant is Helsinn Healthcare SA (“Helsinn”). The plaintiff alleges that defendants’ distribution and sale of Gelclair infringes on one of plaintiff’s patents and plaintiff seeks to enjoin defendants’ alleged patent infringement and seeks unspecified damages and costs. Pursuant to the Company’s license agreement with Helsinn, Helsinn is required to indemnify the Company in connection with this lawsuit. On May 14, 2015 the parties entered into a Settlement and License Agreement which did not admit any liability or fault on the part of the defendants and which disposed of all of the claims of the plaintiff.

On June 23, 2015, a putative class action suit entitled Schnipper v. Drutz, et al., was filed by a shareholder in the Chancery Court for the State of Delaware naming the Company as a defendant along with the Company’s individual directors, Midatech, and two subsidiaries of Midatech that were formed in contemplation of the proposed merger between the Company and Midatech. Two additional suits entitled Quinn v. DaraBiosciences, Inc., and Edwards v. Drutz, have also been filed in the Chancery Court for the State of Delaware and one additional suit was filed in the Superior Court in Wake County North Carolina (Jacob Presson v. DARA BioSciences, Inc. et al., filed on July 27, 2015). On August 21, 2015, the plaintiff in the Schnipper action filed an amended complaint, referred to as the Schnipper Amended Complaint. The suits allege, among other things, that the Company and its directors violated certain fiduciary duties owing to its shareholders by entering into the Merger Agreement and that Midatech aided and abetted such actions. In addition, the Schnipper Amended Complaint alleges that the Registration Statement on Form F-4, as filed on August 11, 2015 omits or misstates certain material information. The Company has notified its directors’ & officers’ insurance underwriters which, if they determine the claim is covered, will be responsible for costs of defense over a defined self-insured retention along with any damages that may ultimately be awarded. The Company believes that the plaintiff’s allegations are without merit and intends to vigorously defend against the claims.

6. Income Taxes

The Company did not record any income tax expense or benefit for the three and six months ended June 30, 2015 or 2014.

The Company is not subject to examination for tax periods prior to 2010 in state and federal jurisdictions.

The Internal Revenue Code provides limitations on utilization of existing net operating losses and tax credit carryforwards against future taxable income based upon changes in share ownership. The Company believes it is highly likely these changes have occurred, and a significant portion of the net operating loss and R&D credit carryforwards could be impaired.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Midatech’s articles of association provide that, subject to the Companies Act 2006 of the United Kingdom, every person who is or was at any time a director, alternate director, or former director of Midatech or of any of its subsidiaries may be indemnified out of the assets of Midatech against all costs, charges, expenses, losses, damages and liabilities incurred by him or her in performing his duties or the exercise of his or her powers or otherwise in relation to such group company. Generally, under the Companies Act 2006 of the United Kingdom, a company may not indemnify its directors against personal liability covering: liability to the company in cases where the company sues the director (i.e., only liability to third parties can be the subject of an indemnity); liability for fines for criminal conduct or fines imposed by a regulator; or other liabilities, such as legal costs, in criminal cases where the director is convicted, or in civil cases brought by the company where the final judgment goes against the director.

Midatech has entered into a deed of indemnity with each of its directors and officers. Except as prohibited by applicable law, these deeds of indemnity may require Midatech, among other things, to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such directors and officers in any action or proceeding arising out of their service as a director or officer of Midatech, or one of its subsidiaries, or arising out of the services provided to another company or enterprise at Midatech’s request.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a)	The Exhibit Index is incorporated herein by reference.

See the Exhibit Index attached to this registration statement, which is incorporated herein by reference.

(b)	Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 22.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(A)	Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)	Paragraphs (1)(i), (a)(1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(C)	Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reoffering by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the U.S. for purpose of responding to such requests. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Abingdon, Oxfordshire, United Kingdom, on this October 16, 2015.

MIDATECH PHARMA PLC

By:	/s/ James N. Phillips
James N. Phillips, MB, ChB
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement on Form F-4 has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title(s)	Date

/s/ James N. Phillips James N. Phillips, MB, ChB	Chief Executive Officer, Principal Executive Officer	October 16, 2015

/s/ Nicholas Robbins-Cherry Nicholas Robbins-Cherry	Finance Director, Principal Financial Officer, Principal Accounting Officer	October 16, 2015

* Rolf Stahel	Non-Executive Chairman of the Board	October 16, 2015

* John Johnston	Non-Executive Director	October 16, 2015

* Michele Luzi	Non-Executive Director	October 16, 2015

* Pavlo Protopapa	Non-Executive Director	October 16, 2015

* Simon Turton, Ph.D.	Senior Independent Non- Executive Director	October 16, 2015

* Sijmen de Vries, M.D.	Non-Executive Director	October 16, 2015

*By:	/s/ Nicholas Robbins-Cherry
Nicholas Robbins-Cherry Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement on Form F-4 has been signed by the undersigned on this 16th day of October 2015.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

Exhibit Index

Exhibit No.	Description

2.1**	Agreement and Plan of Merger, dated as of June 3, 2015, by and among Midatech Pharma PLC, Merlin Acquisition Sub, Inc., Duke Acquisition Sub, Inc., DARA BioSciences, Inc. and Shareholder Representative Services LLC, as stockholder representative (included as Annex A to the proxy statement/prospectus forming a part of this registration statement).

2.2**	Sale and Purchase Agreement, dated as of November 17, 2014, by and among Midatech Pharma Limited, certain primary sellers of Q Chip Limited named therein, certain warrantors of Q Chip Limited name therein and R. Ian Smith, as seller representative.

2.3**	Share Exchange Agreement, dated as of October 31, 2014, by and among Midatech Pharma PLC, Ippon Capital SA, Ferracom Establishment, MonoSol RX and Nanoline L.P. Limited.

3.1**	Articles of Association of Midatech Pharma PLC.

4.1**	Specimen certificate representing ordinary shares of Midatech Pharma PLC.

4.2**	Form of Deposit Agreement by and among Midatech Pharma PLC, Deutsche Bank Trust Company Americas, as depositary, and all owners and holders from time to time of American Depositary Shares issued thereunder.

4.3**	Form of American Depositary Receipt (included in Exhibit 4.2).

4.4**	Form of Warrant Assumption Agreement by and between Midatech Pharma PLC and DARA BioSciences, Inc.

5.1**	Opinion of Brown Rudnick LLP regarding the validity of the securities being registered.

8.1**	Opinion of Brown Rudnick LLP regarding certain tax matters.

8.2**	Opinion of K&L Gates LLP regarding certain tax matters.

10.1**	Voting Agreement, dated as of June 3, 2015, by and between Midatech Pharma PLC and certain securityholders of DARA BioSciences, Inc. named therein (included as Annex B to the proxy statement/prospectus forming a part of this registration statement).

10.2**	Form of Contingent Value Rights Agreement by and among Midatech Pharma PLC, DARA BioSciences, Inc., Shareholder Representative Services LLC and American Stock Transfer & Trust Company, LLC, as rights agent (included as Annex C to the proxy statement/prospectus forming a part of this registration statement).

10.3+**	Midatech Pharma PLC 2014 Enterprise Management Incentive Scheme

10.4+**	Form of Option Agreement (included in Exhibit 10.3).

10.5**	Form of Warrant Exchange Agreement, dated as of November 28, 2014, by and between Midatech Pharma PLC and certain warrantholders of Midatech Limited.

10.6**	Nominated Advisor and Broker Agreement, dated as of December 2, 2014, by and between Midatech Pharma PLC and Panmure Gordon (UK) Limited.

10.7**	Orderly Market Agreement, dated as of December 3, 2014, by and among Midatech Pharma PLC, Bradman Continuum (H) Limited and Panmure Gordon (UK) Limited.

10.8**	Form of Lock-in Agreement, dated as of December 3, 2014, by and among Midatech Pharma PLC, Panmure Gordon (UK) Limited and certain stockholders of Midatech Pharma PLC.

10.9**	Form of Lock-in Agreement, dated as of December 3, 2014, by and among Midatech Pharma PLC, Panmure Gordon (UK) Limited and certain directors, related parties and employees of Midatech Pharma PLC.

10.10**	Patent and Know-How Agreement, dated June 21, 2002, as amended on October 14, 2004, by and between Consejo Superior de Investigaciones Cientificas and Midatech Limited.

10.11†**	Joint Venture Agreement, dated as of December 15, 2011, by and between MonoSol RX LLC and Midatech Limited.

Exhibit No.	Description

10.12**	Collaboration and License Agreement, dated as of October 27, 2008, by and between MonoSol RX LLC and Midatech Limited.

10.13**	Research Collaboration Agreement, dated as of February 16, 2012, by and between Middlesex University and Midatech Limited.

10.14**	Research Collaboration Agreement, dated as of December 14, 2012, by and between The Open University and Midatech Limited.

10.15**	Consortium Agreement, dated as of June 25, 2012, by and among Midatech Limited, Cardiff University, Inserm-Transfert SA, Nanopass Technologies Ltd., Leiden University Medical Center, Kings College London, Institut National de la Sante et de la Recherche Medicale, Marseille and Linkopings University.

10.16**	Supply Agreement, dated as of July 9, 2013, by and between Q Chip Limited and Nova Laboratories Limited.

10.17**	Consultancy Agreement, dated as of April 15, 2014, by and between Midatech Limited and Chesyl Pharma Limited.

10.18+**	Service Agreement, dated as of December 3, 2014, by and between Midatech Pharma PLC and Dr. James Phillips.

10.19+**	Service Agreement, dated as of December 3, 2014, by and between Midatech Pharma PLC and Nicholas Robbins-Cherry.

10.20+**	Appointment Agreement, dated as of April 15, 2014, by and between Midatech Limited and Rolf Stahel.

10.21+**	Revised Appointment Agreement, dated as of December 2, 2014, by and between Midatech Pharma PLC and Rolf Stahel.

10.22+**	Form of Appointment Letter between Midatech Pharma PLC and certain directors of Midatech Pharma PLC.

10.23+**	Deed of Indemnity dated August 5, 2015.

10.24†**	Formulation Feasibility Agreement, dated as of August 12, 2015, by and between Midatech Pharma PLC and Ophthotech Corporation

16.1**	Letter of Critchleys LLP regarding change in certifying accountant.

21.1**	Subsidiaries of Midatech Pharma PLC.

23.1**	Consent of BDO LLP.

23.2**	Consent of BDO LLP.

23.3**	Consent of Horne LLP.

23.4**	Consent of Brown Rudnick LLP (included in Exhibit 5.1).

23.5**	Consent of Brown Rudnick LLP (included in Exhibit 8.1).

23.6**	Consent of K&L Gates LLP (included in Exhibit 8.2).

24.1**	Power of Attorney for Midatech Pharma PLC.

99.1**	Form of Proxy Card of DARA BioSciences, Inc.

99.2**	Consent of Aquilo Partners, L.P.

*	To be filed by amendment.
**	Previously filed.
+	Management contract or compensatory plan or arrangement.
†	Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.